As filed with the U.S. Securities and Exchange Commission on June 8, 2021.

No. 333-254845

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DRAGONEER GROWTH OPPORTUNITIES CORP.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1546280
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Letterman Drive

Building D, Suite M500

San Francisco, CA 94129

(415) 539-3099

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Dimitruk

One Letterman Drive

Building D, Suite M500

San Francisco, CA 94129

(415) 539-3099

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Thomas Holden Jason Freedman Ropes & Gray LLP Three Embarcadero Center San Francisco, California 94111 Tel: (415) 315-2355 Fax: (415) 315-4823	Christian O. Nagler Ross M. Leff Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
New CCC Common Stock(1)	623,941,541	$10.09(5)	$6,295,570,147	$686,847.00(8)
New CCC Common Stock(2)	35,100,000	$11.50(6)	$403,650,000	$44,039.00(8)
Warrants to purchase New CCC Common Stock(3)	35,100,000	$1.80(7)	$63,180,000	$6,893.00(8)
Total	694,141,541		6,762,400,147	$737,779.00(8)(9)

(1)

The number of shares of common stock of New CCC (as defined below) being registered represents (i) 69,000,000 Class A ordinary shares underlying units issued in Dragoneer’s (as defined below) initial public offering, (ii) 17,500,000 Class A ordinary shares underlying the forward purchase units to be issued immediately prior to the closing of the Business Combination; (iii) 17,250,000 Class B ordinary shares held by the Initial Shareholders (as defined below), (iv) up to 520,191,541 shares of common stock of New CCC (the “New CCC Common Stock”) that will be issued to the equityholders of CCC in connection with the Business Combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”); and (v) up to 15,000,000 CCC Earnout Shares (as defined below) to be issued upon a CCC Triggering Event (as defined below).

(2)

Represents shares of New CCC Common Stock to be issued upon the exercise of (i) 13,800,000 warrants to purchase Class A ordinary shares underlying units issued in Dragoneer’s initial public offering (“public warrants”), (ii) 15,800,000 warrants to purchase Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of Dragoneer’s initial public offering (“private placement warrants”), (iii) 3,500,000 warrants to purchase Class A ordinary shares underlying the forward purchase units to be issued immediately prior to the closing of the Business Combination, and (iv) 2,000,000 warrants to purchase Class A ordinary shares that will be issued upon conversion of the principal amount of a working capital loan provided by Sponsor to Dragoneer (as defined below), which conversion will occur upon the consummation of the Business Combination. The foregoing (i), (ii), (iii) and (iv), together the “warrants.” The warrants will convert into warrants to acquire shares of New CCC Common Stock in the Domestication.

(3)

The number of warrants to acquire shares of New CCC Common Stock being registered represents (i) 13,800,000 public warrants, (ii) 15,800,000 private placement warrants, (iii) 3,500,000 warrants underlying the forward purchase units, and (iv) 2,000,000 warrants that will be issued upon conversion of the principal amount of the working capital loan provided to Dragoneer by Sponsor.

(4)

Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Dragoneer on the New York Stock Exchange (“NYSE”) on March 25, 2021 ($10.09 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)	Represents the exercise price of the warrants, as may be adjusted from time to time in accordance with the terms of the warrants.
(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Dragoneer public warrants on the NYSE on March 25, 2021 ($1.80 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
*

Immediately prior to the consummation of the Business Combination, Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which Dragoneer’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “CCC Intelligent Solutions Holdings Inc.” upon the consummation of the Domestication. As used herein, “New CCC” refers to Dragoneer after giving effect to the consummation of the Domestication and the Business Combination.

(9)	Registration fee has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 8, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF DRAGONEER GROWTH OPPORTUNITIES CORP.

PROSPECTUS FOR 659,041,541

SHARES OF COMMON STOCK AND 35,100,000 WARRANTS OF DRAGONEER GROWTH OPPORTUNITIES CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE,

WHICH WILL BE RENAMED CCC INTELLIGENT SOLUTIONS HOLDINGS INC. IN CONNECTION WITH THE

DOMESTICATION DESCRIBED HEREIN)

The board of directors of Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated February 2, 2021 (as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Dragoneer, Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (“CCC”), copies of which are attached to this proxy statement/prospectus as Annexes A and AA, including the domestication of Dragoneer as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, Dragoneer’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New CCC” refers to Dragoneer after giving effect to the consummation of the Domestication and the Business Combination.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Dragoneer will be converted into one share of common stock, par value $0.0001 per share, of New CCC (the “New CCC Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Dragoneer will automatically represent the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Dragoneer warrant agreement; (iii) the governing documents of Dragoneer will be amended and restated and become the certificate of incorporation and the bylaws of New CCC as described in this proxy statement/prospectus; and (v) Dragoneer’s name will change to “CCC Intelligent Solutions Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Dragoneer that has not been previously separated into the underlying Class A ordinary shares of Dragoneer and the underlying warrants of Dragoneer prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New CCC Common Stock and one-fifth of one warrant representing the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Dragoneer warrant agreement.

On the Closing Date, promptly following the consummation of the Domestication, Chariot Merger Sub will merge with and into CCC (the “Merger”), with CCC as the surviving company in the Merger and, after giving effect to the Merger, CCC will be a wholly owned subsidiary of Dragoneer (the time that the Merger becomes effective being referred to as the “Effective Time”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends (as defined herein) paid prior to Closing. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus. In addition, if certain earnout conditions are fully satisfied, New CCC will issue 15,000,000 shares of New CCC Common Stock as CCC Earnout Shares to the CCC Shareholders as of immediately prior to the Closing and (subject to continued employment) to holders of vested and unvested equity awards of CCC as of the date of the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, Dragoneer entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (together, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Dragoneer has agreed to issue and sell to the PIPE Investors, an aggregate of 15,000,000 shares of New CCC Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $150,000,000 (the “PIPE Financing”). The shares of New CCC Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Dragoneer will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

Immediately prior to the closing of the Business Combination and pursuant to the terms of the forward purchase agreements between Dragoneer and each of Dragoneer Funding LLC, an affiliate of the Sponsor, and certain affiliates of Willett Advisors LLC (together, the “Forward Purchasers”), dated August 12, 2020 and July 24, 2020, respectively (the “Forward Purchase Agreements”), Dragoneer will issue an aggregate of 17,500,000 forward purchase units, each consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share for $11.50 per share, for a purchase price of $10.00 per unit. Pursuant to the Forward Purchase Agreements, Dragoneer will issue 15,000,000 forward purchase units to Dragoneer Funding LLC and 2,500,000 forward purchase units to certain affiliates of Willett Advisors LLC.

It is anticipated that, upon completion of the Business Combination, (i) the CCC Shareholders, including the Advent Investor, will own, collectively, approximately 82.1% of the outstanding New CCC Common Stock, and (ii) Dragoneer’s Initial Shareholders will own approximately 11.2% of the outstanding New CCC Common Stock, in each case, assuming that none of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 89.1% and 3.65%, respectively, assuming that, without giving effect to the Dragoneer Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, 70% of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination. In either case, the Advent Investor will own a majority of the outstanding New CCC Common Stock. See “Risk Factors—Risks Related to the Business Combination and Dragoneer—As a “controlled company” within the meaning of NYSE listing standards, New CCC will qualify for exemptions from certain corporate governance requirements. New CCC has the opportunity to elect any of the exemptions afforded a controlled company.” These percentages (i) assume that 505,363,389 shares of New CCC Common Stock are issued to the holders of shares of common stock of CCC at Closing, which would be the number of shares of New CCC Common Stock issued to these holders if Closing were to occur on May 24, 2021; (ii) are based on 15,000,000 shares of New CCC Common Stock to be issued in the PIPE Financing; (iii) gives effect to the issuance of the 17,500,000 forward purchase units to be issued immediately prior to the Closing of the Business Combination; (iv) do not take into account any exercise of public warrants, private placement warrants or working capital warrants to purchase New CCC Common Stock that will be outstanding immediately following Closing; (v) do not take into account the issuance of the CCC Earnout Shares or the potential forfeiture of the Sponsor Earnout Shares; and (vi) do not take into account any shares of New CCC Common Stock underlying vested and unvested options that will be held by equityholders of CCC immediately following Closing. In addition, these percentages give effect to $134,551,667 of Permitted Recapitalization Dividends declared and paid since the signing of the Business Combination Agreement and $134,570,373 of Permitted Recapitalization Dividends, along with a one time cash payment of $9,004,005 at $66.40 per option to be paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the closing of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New CCC will be different.

This prospectus covers up to 659,041,541 shares of New CCC Common Stock (including shares issuable upon exercise of the equity awards and warrants described above) and up to 35,100,000 warrants to acquire shares of New CCC Common Stock to be issued in connection with the Domestication. The number of shares of New CCC Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares and equity awards of CCC in connection with the Business Combination (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing shareholders and warrant holders of Dragoneer in connection with the Business Combination.

Dragoneer’s units, public shares and public warrants are currently listed on NYSE under the symbols “DGNR.U,” “DGNR” and “DGNR WS,” respectively. Dragoneer will apply for listing, to be effective at the time of the Business Combination, of New CCC Common Stock and warrants on NYSE under the proposed symbols “CCCS” and “CCCS WS,” respectively. It is a condition of the consummation of the Business Combination that Dragoneer receive confirmation from NYSE that New CCC has been conditionally approved for listing on NYSE, but there can be no assurance such listing condition will be met or that Dragoneer will obtain such confirmation from NYSE. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of Dragoneer with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Dragoneer. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 60 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR

ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                , 2021, and is first being mailed to Dragoneer’s shareholders on or about                 , 2021.

DRAGONEER GROWTH OPPORTUNITIES CORP.

One Letterman Drive

Building D, Suite M500

San Francisco, CA 94129

Dear Dragoneer Growth Opportunities Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), at                , Eastern Time, on                , 2021, at the offices of Ropes & Gray LLP located at Three Embarcadero Center, San Francisco, California 94111, and virtually via live webcast at www.virtualshareholdermeeting.com/DGNR2021SM, on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, the meeting will be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication, on the Closing Date prior to the Effective Time (as described below), among other things, (i) Dragoneer will change its name to “CCC Intelligent Solutions Holdings Inc.,” (ii) all of the outstanding shares of Dragoneer will be converted into common stock of a new Delaware corporation and all of the outstanding Dragoneer warrants will be converted into warrants to purchase common stock of a new Delaware corporation, and (iii) the governing documents of Dragoneer will be amended and restated. As used in the accompanying proxy statement/prospectus, “New CCC” refers to Dragoneer after giving effect to the Domestication and the Business Combination.

At the extraordinary general meeting, Dragoneer shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement, dated as of February 2, 2021 (as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Dragoneer, Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (“CCC”), copies of which are attached to the accompanying proxy statement/prospectus as Annexes A and AA, and the transactions contemplated thereby.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)

On the Closing Date, prior to the time at which the Effective Time occurs, Dragoneer will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Dragoneer will change its name to “CCC Intelligent Solutions Holdings Inc.” (“New CCC”) (for further details, see “Proposal No. 2—The Domestication Proposal”).

(b)

Chariot Merger Sub will merge with and into CCC (the “Merger”), with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC will be a wholly owned subsidiary of Dragoneer. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing.

i

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Dragoneer entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (together, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Dragoneer has agreed to issue and sell to the PIPE Investors, an aggregate of 15,000,000 shares of New CCC Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $150,000,000 (the “PIPE Financing”). The shares of New CCC Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Dragoneer will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

Immediately prior to the closing of the Business Combination and pursuant to the terms of the forward purchase agreements between Dragoneer and each of Dragoneer Funding LLC, an affiliate of the Sponsor, and certain affiliates of Willett Advisors LLC (together, the “Forward Purchasers”), dated August 12, 2020 and July 24, 2020, respectively (the “Forward Purchase Agreements”), Dragoneer will issue an aggregate of 17,500,000 forward purchase units, each consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share for $11.50 per share, for a purchase price of $10.00 per unit. Pursuant to the Forward Purchase Agreements, Dragoneer will issue 15,000,000 forward purchase units to Dragoneer Funding LLC and 2,500,000 forward purchase units to certain affiliates of Willett Advisors LLC.

You will also be asked to consider and vote upon (a) a proposal to approve by special resolution the adoption and approval of the proposed new certificate of incorporation and proposed new bylaws of New CCC (the “Proposed Charter and Bylaws Proposal”), (b) five (5) separate proposals, each as an ordinary resolution and on a non-binding advisory basis, to approve material differences between Dragoneer’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New CCC and the proposed new bylaws of New CCC upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, which are referred to herein collectively as the “Advisory Governing Documents Proposals,” (c) a proposal to approve, for purpose of complying with Rule 312.03 of the NYSE Listed Company Manual, the issuance of the forward purchase units immediately prior to the Closing of the Business Combination and the New CCC Common Stock (including the CCC Earnout Shares) in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “NYSE Proposal,” (d) a proposal to approve and adopt the New CCC 2021 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex J, which is referred to herein as the “Incentive Equity Plan Proposal,” (e) a proposal to approve and adopt the New CCC 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K, which is referred to herein as the “Employee Stock Purchase Plan Proposal,” and (f) a proposal to adjourn the extraordinary general meeting to a later date or dates which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Incentive Equity Plan Proposal and the NYSE Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New CCC. The Adjournment Proposal and the Employee Stock Purchase Plan Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Dragoneer Shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Dragoneer has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of CCC, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement.

In connection with the Business Combination, certain related agreements have been, or will be entered into at or prior to the closing of the Business Combination, including the Subscription Agreements, CCC Shareholder Transaction Support Agreements, the Dragoneer Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Shareholder Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of Dragoneer’s public shares (a “public shareholder”) may request that Dragoneer redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Dragoneer’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing a Dragoneer Shareholder Transaction Support Agreement) may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, New CCC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Dragoneer’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New CCC Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Dragoneer—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Sponsor and each of our independent directors (collectively, the “Initial Shareholders”) have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will Dragoneer redeem public shares in an amount that would cause New CCC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Dragoneer is providing the accompanying proxy statement/prospectus and accompanying proxy card to Dragoneer’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Dragoneer’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Dragoneer’s shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 60 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Dragoneer has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Dragoneer’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Dragoneer, you should keep in mind that Dragoneer’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Dragoneer outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New CCC. Neither the Adjournment Proposal nor the Employee Stock Purchase Plan Proposal is conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO DRAGONEER’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY) TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Dragoneer’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Marc Stad

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                , 2021, and is first being mailed to shareholders on or about                , 2021.

v

Letter from Githesh Ramamurthy, Chairman and Chief Executive Officer

Dear Prospective Investors,

At CCC we power peace of mind.

As a leading SaaS platform powering the multi-trillion-dollar P&C insurance economy, our clients are in the business of delivering peace of mind to the customers they serve. The peace of mind in knowing a vehicle is properly repaired. The peace of mind in knowing help is on the way following an accident. The peace of mind in knowing their assets are protected.

We’ve been powering peace of mind since our inception. Our first product digitized the total loss valuation process by providing hyper-local vehicle information to insurers. Today, we are a driving force behind the digitization of the insurance economy—a $35 billion market opportunity. We enable the mission-critical workflows, connections, and decisions that help more than 30,000 companies across the insurance ecosystem—insurers, repairers, auto manufacturers, parts suppliers, and many more—deliver unique, personalized experiences to tens of millions of consumers each year.

The CCC Cloud, our hyper-scale and 100% multi-tenant cloud platform, is at the heart of the industry’s digital transformation. The CCC Cloud processes 2.7 billion transactions per day and is powering commerce and innovation at increasing scale. Already, more than $1 trillion of historical data pulses through the CCC Cloud, informing our AI tools and helping clients on the front line make millions of data-driven decisions each day. Simultaneously, complexity is increasing at an exponential rate. New data sources, new customer expectations, and new possibilities multiply in tandem, and the CCC Cloud empowers our clients to harness that expanding complexity at scale.

CCC is evolving faster than ever as well. We have a long track record of industry-first innovations and delivered more than 1,400 releases to the CCC Cloud last year alone. We are continuing to expand our talent base in engineering, data science, and other critical areas. Most importantly, our team is focused on delivering exceptional value every day to our clients. We achieved an industry—leading Net Promoter Score of 80 in 2020, a point of enormous pride for our team.

CCC is proud to advance and invest in our clients’ vision to digitize operations and deliver peace of mind to every customer, through every interaction. We are also proud of our track record of financial performance. Our investments in talent, platform, and relationships have spanned multiple market cycles and will help us power peace of mind well into the future. We have only just begun.

Githesh Ramamurthy

Chairman and Chief Executive Officer

CCC Intelligent Solutions Inc.

DRAGONEER GROWTH OPPORTUNITIES CORP.

One Letterman Drive

Building D, Suite M500

San Francisco, CA 94129

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                , 2021

TO THE SHAREHOLDERS OF DRAGONEER GROWTH OPPORTUNITIES CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), will be held at                , Eastern Time, on                , 2021, at the offices of Ropes & Gray LLP located at Three Embarcadero Center, San Francisco, California 94111, and virtually via live webcast at www.virtualshareholdermeeting.com/DGNR2021SM, on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, shareholders may attend the meeting virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that Dragoneer’s entry into the Business Combination Agreement, dated as of February 2, 2021 (as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Dragoneer, Chariot Opportunity Merger Sub , Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (“CCC”), copies of which are attached to the proxy statement/prospectus as Annexes A and AA, pursuant to which, among other things, following the de-registration of Dragoneer as an exempted company in the Cayman Islands and the continuation and domestication of Dragoneer as a corporation in the State of Delaware with the name “CCC Intelligent Solutions Holdings Inc.,” (a) Chariot Merger Sub will merge with and into CCC (the “Merger”), with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC will be a wholly owned subsidiary of Dragoneer and (b) at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the CCC Shareholder Transaction Support Agreements, the Dragoneer Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Shareholder Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H and Annex I, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

•

Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that Dragoneer be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Dragoneer be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of Dragoneer as a corporation in the State of Delaware, the name of Dragoneer be changed from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.”

•

Proposal No. 3—The Proposed Charter and Bylaws Proposal—RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of Dragoneer, copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), be approved as the certificate of incorporation and bylaws of CCC Intelligent Solutions Holdings Inc., effective upon the effectiveness of the Domestication.

•

Advisory Governing Documents Proposals—to consider and vote upon the following five (5) separate resolutions, each as an ordinary resolution and on a non-binding advisory basis, to approve the following material differences between the amended and restated memorandum and articles of association of Dragoneer (“Existing Governing Documents”) and the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”) of “CCC Intelligent Solutions Holdings Inc.” upon the Domestication (such proposals, collectively, the “Advisory Governing Documents Proposals”):

•

Proposal No. 4A—Advisory Governing Documents Proposal A—RESOLVED, as an ordinary resolution, that the change in the authorized share capital of Dragoneer from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 5,000,000,000 shares of common stock, par value $0.0001 per share, of New CCC and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share, of New CCC be approved.

•

Proposal No. 4B—Advisory Governing Documents Proposal B—RESOLVED, as an ordinary resolution, that the authorization to the New CCC Board to issue any or all shares of New CCC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New CCC Board and as may be permitted by the Delaware General Corporation Law be approved.

•

Proposal No. 4C—Advisory Governing Documents Proposal C—RESOLVED, as an ordinary resolution, that the provision that certain provisions of the certificate of incorporation and bylaws of New CCC are subject to the Shareholder Rights Agreement be approved.

•

Proposal No. 4D—Advisory Governing Documents Proposal D—RESOLVED, as an ordinary resolution, that the removal of the ability of New CCC stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office be approved.

•

Proposal No. 4E—Advisory Governing Documents Proposal E—RESOLVED, as an ordinary resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Dragoneer and CCC, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New CCC’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Delaware as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing not to be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

•

Proposal No. 5—The NYSE Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Rule 312.03 of the NYSE Listed Company Manual, the issuance of the forward purchase units and the shares of New CCC Common Stock be approved.

•

Proposal No. 6—The Incentive Equity Plan Proposal—RESOLVED, as an ordinary resolution, that the New CCC 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

•

Proposal No. 7—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the New CCC Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.

•

Proposal No. 8—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Dragoneer Shareholders for each of the proposals necessary to consummate transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Dragoneer has determined, based on the advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of CCC, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the NYSE Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New CCC. Neither the Adjournment Proposal nor the Employee Stock Purchase Plan Proposal is conditioned on any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on June 7, 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to Dragoneer’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Dragoneer’s shareholders should read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 58 of this proxy statement/prospectus.

After careful consideration, the board of directors of Dragoneer has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Dragoneer’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Dragoneer, you should keep in mind that Dragoneer’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request of Dragoneer that New CCC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Dragoneer’s transfer agent, in which you (a) request that New CCC redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver share certificates (if any) and other redemption forms (as applicable) to Continental, Dragoneer’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Dragoneer’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing a Dragoneer Shareholder Transaction Support Agreement) may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Dragoneer’s transfer agent, New CCC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Dragoneer’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder

x

exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New CCC Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Dragoneer—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will Dragoneer redeem public shares in an amount that would cause New CCC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. Nor will Dragoneer redeem public shares in an amount that would cause the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement to be less than $207,000,000, after deducting Dragoneer’s unpaid expenses.

The approval of each of the Domestication Proposal and the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Dragoneer outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares will have one vote per share on all other proposals.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New CCC. Neither the Adjournment Proposal nor the Employee Stock Purchase Plan Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DGNR@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Dragoneer Growth Opportunities Corp.,

Marc Stad

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO DRAGONEER’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY)TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

ADDITIONAL INFORMATION	1
TRADEMARKS	1
SELECTED DEFINITIONS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF DRAGONEER	7
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	30
RISK FACTORS	60
EXTRAORDINARY GENERAL MEETING OF DRAGONEER	115
BUSINESS COMBINATION PROPOSAL	123
DOMESTICATION PROPOSAL	158
PROPOSED CHARTER AND BYLAWS PROPOSAL	162
ADVISORY GOVERNING DOCUMENTS PROPOSALS	163
ADVISORY GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	166
ADVISORY GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW CCC AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	168
ADVISORY GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE SHAREHOLDER RIGHTS AGREEMENT	169
ADVISORY GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	171
ADVISORY GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	172
NYSE PROPOSAL	176
INCENTIVE EQUITY PLAN PROPOSAL	178
EMPLOYEE STOCK PURCHASE PLAN PROPOSAL	184
ADJOURNMENT PROPOSAL	188
U.S. FEDERAL INCOME TAX CONSIDERATIONS	190
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	204
INFORMATION ABOUT DRAGONEER	222
DRAGONEER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	239
INFORMATION ABOUT CCC	247
CCC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	262
CCC’s EXECUTIVE AND DIRECTOR COMPENSATION	292
MANAGEMENT OF NEW CCC FOLLOWING THE BUSINESS COMBINATION	301
BENEFICIAL OWNERSHIP OF SECURITIES	311
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	315
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	318
DESCRIPTION OF NEW CCC SECURITIES	320
SECURITIES ACT RESTRICTIONS ON RESALE OF NEW CCC COMMON STOCK	334
STOCKHOLDER PROPOSALS AND NOMINATIONS	335
SHAREHOLDER COMMUNICATIONS	335
LEGAL MATTERS	336
EXPERTS	336
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	336
ENFORCEABILITY OF CIVIL LIABILITY	336
TRANSFER AGENT AND REGISTRAR	337
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	337
INDEX TO FINANCIAL STATEMENTS	F-1

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Dragoneer, without charge, by written request to Dragoneer Growth Opportunities Corp., One Letterman Drive, Building D Suite M500, San Francisco, California 94129, or by telephone request at (415) 539-3099; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DGNR@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.

In order for Dragoneer’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Dragoneer to be held on                 , 2021 you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                 .

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“Advent Investor” are to, collectively, Cypress Investor Holdings, L.P., GPE VIII CCC Co-Investment (Delaware) Limited Partnership and Advent International GPE VIII-C Limited Partnership;

•	“Articles of Association” are to the amended and restated memorandum and articles of association of Dragoneer;

•	“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•

“Business Combination Agreement” are to that certain Business Combination Agreement, dated February 2, 2021, by and among Dragoneer, Chariot Merger Sub and CCC, as amended on April 22, 2021 by Amendment No. 1 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time;

•	“Chariot Merger Sub” are to Chariot Opportunity Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Dragoneer prior to the consummation of the Business Combination;

•	“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•	“CCC” are to Cypress Holdings, Inc., a Delaware corporation, prior to the consummation of the Business Combination;

•

“CCC Acquisition Proposal” are to any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any person(s), directly or indirectly, (i) acquires or otherwise purchases CCC or any of its controlled affiliates or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of CCC or any of its controlled affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, share exchange, business combination, purchase or issuance of equity securities, tender offer or otherwise), (b) any issuance, sale or acquisition of any portion of the equity interests or voting power or similar investment in CCC or any of its controlled affiliates (other than the issuance of the applicable class of shares of capital stock of CCC upon the exercise or conversion of any options to purchase CCC common stock outstanding on the date of the Business Combination Agreement in accordance with the terms of the CCC Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of the Business Combination Agreement, or the ancillary documents thereto, or the transactions contemplated hereby or thereby shall constitute a CCC Acquisition Proposal;

•

“CCC Earnout Shares” are to 15,000,000 shares of New CCC Common Stock (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) that New CCC will issue following a CCC Triggering Event to the CCC Shareholders existing as of immediately prior to the Closing and (subject to continued employment) holders of vested and unvested equity awards of CCC as of the date of the Business Combination Agreement;

•	“CCC Shareholders” are the Advent Investor, the OH Investor, the TCV Investor and current and former management and other services providers of CCC holding shares of CCC;

•

“CCC Triggering Event” are to the earlier to occur of (a) the first date on which the shares of New CCC have traded for greater than or equal to $15.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control (as defined in the Business Combination Agreement) of Dragoneer, in each case if such event occurs within ten (10) years after the Closing;

•

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Dragoneer, which will automatically convert, on a one-for-one basis, into shares of New CCC Common Stock in connection with the Domestication;

•

“Class B ordinary shares” are to the 17,250,000 Class B ordinary shares, par value $0.0001 per share, of Dragoneer outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 375,000 were transferred to the Dragoneer independent directors (75,000 each) in July 2020, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New CCC Common Stock;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to the date on which the Closing actually occurs;

•

“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the NYSE Proposal and the Incentive Equity Plan Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•

“Domestication” are to the transfer by way of continuation and deregistration of Dragoneer from the Cayman Islands and the continuation and domestication of Dragoneer as a corporation incorporated in the State of Delaware;

•	“Dragoneer,” “we,” “us” or “our” are to Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•

“Dragoneer Acquisition Proposal” are to (a) any transaction or series of related transactions under which Dragoneer or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in Dragoneer or any of its controlled affiliates; provided that none of the Business Combination Agreement, or the ancillary documents thereto, the Forward Purchase Agreements or the transactions contemplated hereby or thereby shall constitute a Dragoneer Acquisition Proposal;

•	“Dragoneer Board” are to Dragoneer’s board of directors;

•	“earnout shares” are to, collectively, the CCC Earnout Shares and the Sponsor Earnout Shares;

•	“Effective Time” are to the time at which the Merger becomes effective;

•

“Employee Stock Purchase Plan” are to the New CCC 2021 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•

“extraordinary general meeting” are to the extraordinary general meeting of Dragoneer at                , on                , 2021, at the offices of Ropes & Gray LLP located at Three Embarcadero Center, San Francisco, California 94111, and virtually via live webcast at www.virtualshareholdermeeting.com/DGNR2021SM, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“Existing Governing Documents” are to the Memorandum of Association and the Articles of Association;

•

“Forward Purchase Agreements” are to the forward purchase agreement between Dragoneer and Dragoneer Funding LLC, dated August 12, 2020, and the forward purchase agreement between Dragoneer and certain affiliates of Willett Advisors LLC, dated July 24, 2020, whereby Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC have agreed to purchase 15,000,000 and 2,500,000 forward purchase units, respectively;

•

“forward purchase units” are to the 17,500,000 forward purchase units to be issued immediately prior to the closing of the Business Combination to Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC, each such unit consisting of one Class A ordinary share and one-fifth of one warrant to purchase Class A ordinary share for $11.50 per share, for a purchase price of $10.00 per unit;

•

“forward purchase warrants” are to the 3,500,000 redeemable warrants to purchase Class A ordinary shares of Dragoneer that will be issued as part of the forward purchase units immediately prior to the Closing of the Business Combination;

•	“initial public offering” are to Dragoneer’s initial public offering that was consummated on August 18, 2020;

•	“Incentive Equity Plan” are to the New CCC 2021 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Equity Plan Proposal;

•	“Initial Shareholders” are to Sponsor and each of Sarah J. Friar, Douglas Merritt, David D. Ossip, Gokul Rajaram and Jay Simons;

•	“Memorandum of Association” are to the amended and restated memorandum of association of Dragoneer;

•

“Merger” are to the merger of Chariot Merger Sub with and into CCC pursuant to the Business Combination Agreement, with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC becoming a wholly owned subsidiary of Dragoneer;

•	“New CCC” are to CCC Intelligent Solutions Holdings Inc., a Delaware corporation, upon and after the Domestication and the consummation of the Business Combination;

•	“New CCC Board” are to the board of directors of New CCC;

•	“New CCC Common Stock” are to the common stock, par value $0.0001 per share, of New CCC;

•	“New CCC Preferred Stock” are to the preferred stock, par value $0.0001 per share, of New CCC;

•	“NYSE” are to the New York Stock Exchange;

•	“OH Investor” are to OH Cypress Aggregator, L.P.;

•	“ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares;

•	“Permitted Recapitalization Dividend” are to one or more CCC dividends in an aggregate amount not to exceed $300,000,000;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 15,000,000 shares of New CCC Common Stock for an aggregate purchase price of $150,000,000 to be consummated in connection with Closing;

•

“private placement warrants” are to the 15,800,000 private placement warrants outstanding as of the date of this proxy statement/ prospectus that were issued to our Sponsor as part of the closing of our initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Merger, the PIPE Financing and the issuance of the forward purchase units under the Forward Purchase Agreements;

•	“Proposed Bylaws” are to the proposed bylaws of New CCC to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New CCC to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in Dragoneer’s initial public offering or acquired in the secondary market;

•	“public shares” are to the currently outstanding 69,000,000 Class A ordinary shares of Dragoneer, whether acquired in Dragoneer’s initial public offering or acquired in the secondary market;

•	“public warrants” are to the currently outstanding 13,800,0000 redeemable warrants to purchase Class A ordinary shares of Dragoneer that were issued by Dragoneer in its initial public offering;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company;

•

“Sponsor Earnout Shares” are to the 8,625,000 Class A ordinary shares (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) held by the Sponsor that, following conversion into shares of New CCC Common Stock pursuant to the Domestication, will be subject to forfeiture if a Sponsor Triggering Event has not occurred within ten (10) years after the Closing;

•

“Sponsor Triggering Event” are to the earlier to occur of (a) the first date on which the shares of New CCC have traded for greater than or equal to $13.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control (as defined in the Business Combination Agreement) of Dragoneer, in each case if such event occurs within ten (10) years after the Closing;

•	“Subscription Agreements” are to the subscription agreements, entered into by Dragoneer and each of the PIPE Investors in connection with the PIPE Financing;

•	“TCV Investor” are to TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P. and TCV Member Fund, L.P.;

•	“transfer agent” are to Continental, Dragoneer’s transfer agent;

•

“trust account” are to the trust account established at the consummation of Dragoneer’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•

“units” are to the units of Dragoneer, each unit representing one Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share, that were offered and sold by Dragoneer in its initial public offering and in its concurrent private placement;

•	“warrants” are to the public warrants, the private placement warrants, the forward purchase warrants and the working capital warrants; and

•

“working capital warrants” are to the 2,000,000 warrants to purchase Cass A ordinary shares that will be issued upon conversion of the principal amount of a working capital loan provided to Dragoneer by Sponsor, which conversion will occur upon the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to CCC has been provided by CCC and its management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination, future financial performance and business strategies and expectations for its business. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, for example, statements about:

•	our ability to complete the Business Combination with CCC or, if we do not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; (iii) Dragoneer having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iv) the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement being equal to or greater than $207,000,000, after deducting Dragoneer’s unpaid expenses; (v) the approval by NYSE of our initial listing application in connection with the Business Combination; and (vi) the consummation of the Domestication;

•	the projected financial information, growth rate and market opportunity of New CCC;

•	the ability to obtain and/or maintain the listing of the New CCC Common Stock and the warrants on the NYSE, and the potential liquidity and trading of such securities;

•	the risk that the proposed Business Combination disrupts current plans and operations of CCC as a result of the announcement and consummation of the proposed Business Combination;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•	CCC’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	CCC’s financial performance;

•	the ability of New CCC to expand or maintain its existing customer base;

•	the effect of global economic conditions or political transitions on CCC’s customers and their ability to continue to purchase CCC products; and

•	the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or CCC. There can be no assurance that future developments affecting us and/or CCC will be those that we and/or the CCC have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of CCC) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor CCC undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF DRAGONEER

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Dragoneer’s shareholders. Shareholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at                , Eastern Time, on                , 2021, at the offices of Ropes & Gray LLP located at Three Embarcadero Center, San Francisco, California 94111, or virtually via live webcast at www.virtualshareholdermeeting.com/DGNR2021SM.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Dragoneer shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) Dragoneer will be renamed “CCC Intelligent Solutions Holdings Inc.,” and (ii) each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing. See “Business Combination Proposal.”

Copies of the Business Combination Agreement and Amendment No.1 are attached to this proxy statement/prospectus as Annexes A and AA and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Proposal, the NYSE Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, and each of the Domestication Proposal, and the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting and, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Dragoneer outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Dragoneer will be converted into one share of common stock, par value $0.0001 per share, of New CCC; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Dragoneer will automatically represent the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Dragoneer warrant agreement; (iii) the governing documents of Dragoneer will be amended and restated and become the certificate of incorporation and the bylaws of New CCC as described in this proxy statement/prospectus; and (iv) Dragoneer’s name will change to “CCC Intelligent Solutions Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Dragoneer that has not been previously separated into the underlying Class A ordinary shares of Dragoneer and the underlying warrants of Dragoneer prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New CCC Common Stock and one-fifth of one warrant representing the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Dragoneer warrant agreement. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of Dragoneer?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of Dragoneer being asked to vote upon?

A:	At the extraordinary general meeting, Dragoneer is asking holders of its ordinary shares to consider and vote upon twelve (12) separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the Proposed Charter and Bylaws Proposal;

•

the following five (5) separate proposals, on a non-binding advisory basis, to approve by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•

to authorize the change in the authorized share capital of Dragoneer from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 5,000,000,000 shares of New CCC Common Stock and 100,000,000 shares of New CCC Preferred Stock;

•

to authorize the New CCC Board to issue any or all shares of New CCC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New CCC Board and as may be permitted by the DGCL;

•	to provide that certain provisions of the certificate of incorporation of New CCC are subject to the Shareholder Rights Agreement;

•

to authorize the removal of the ability of New CCC stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. of any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office;

•

to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Dragoneer and CCC, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

•

a proposal to approve by ordinary resolution shares of New CCC Common Stock in connection with the Business Combination, the Forward Purchase Agreements and the PIPE Financing in compliance with the Rules of the NYSE Listed Company Manual;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•	a proposal to approve and adopt by ordinary resolution the Employee Stock Purchase Plan; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Proposed Charter and Bylaws Proposal,” “Advisory Governing Documents Proposals,” “NYSE Proposal,” “Incentive Equity Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”

Dragoneer will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Dragoneer should read it carefully.

After careful consideration, the Dragoneer Board has determined that the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, each of the Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal,

the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are in the best interests of Dragoneer and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is Dragoneer proposing the Business Combination?

A:

Dragoneer is a blank check company incorporated on July 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Dragoneer may pursue an acquisition opportunity in any business, industry, sector or geographical location, for purposes of consummating the initial business combination, Dragoneer has focused on the software, internet, media, consumer/retail, healthcare IT, and financial services/fintech industries. Dragoneer is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

Dragoneer has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. Dragoneer has sought to acquire companies that meet its core investment philosophy, including companies that: demonstrate sustainable competitive differentiation, have topline growth potential, generate high levels of cash-flow over time, a management team with a proven track record of success, mature enough to provide rich financial and operating data, a large addressable market and that shows that ability to mitigate losses.

Based on its due diligence investigations of CCC and the industry in which it operates, including the financial and other information provided by CCC in the course of negotiations, the Dragoneer Board believes that CCC is an attractive target based on its evaluation of CCC in light of the criteria and guidelines listed above. See “Business Combination Proposal—The Dragoneer Board’s Reasons for the Business Combination.”

Based on its due diligence investigations of CCC and the industry in which it operates, including the financial and other information provided by CCC in the course of negotiations, the Dragoneer Board believes that the Business Combination with CCC presents an attractive business combination opportunity and is in the best interests of Dragoneer and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The Dragoneer Board’s Reasons for the Business Combination” and “Risk Factors—Risks Related to Dragoneer’s Business and to New CCC’s Business Following the Business Combination.”

Q:	Did the Dragoneer Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The Dragoneer Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, Dragoneer’s management, the members of the Dragoneer Board and the other representatives of Dragoneer have substantial experience in evaluating the operating and financial merits of companies similar to CCC and reviewed certain financial information of CCC and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of Dragoneer’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Dragoneer Board in valuing CCC’s business and assuming the risk that the Dragoneer Board may not have properly valued such business.

Q:	What will CCC’s equityholders receive in return for the Business Combination with Dragoneer?

A:

On the Closing Date, promptly following the consummation of the Domestication, Chariot Merger Sub will merge with and into CCC, with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC will be a wholly owned subsidiary of Dragoneer. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing. In addition, following a CCC Triggering Event, pre-Closing CCC Shareholders and (subject to continued employment) holders of vested and unvested equity awards of CCC as of the date of the Business Combination Agreement are eligible to receive a pro rata allocation of 15,000,000 shares of New CCC Common Stock as CCC Earnout Shares. For clarity, if the employment of a holder of equity awards of CCC is terminated prior to the later of the CCC Triggering Event and the vesting of such equity awards, the CCC Earnout Shares allocated to such option holder will be forfeited and reallocated pro rata to other options holders.

Based on our current estimate, CCC’s existing stockholders are expected to receive approximately 505,363,389 shares of New CCC Common Stock and CCC’s existing optionholders are expected to receive approximately 57,983,325 options to purchase New CCC Common Stock. The number of New CCC shares and options will be determined by multiplying the number of shares of CCC held by existing equityholders by an exchange ratio, (i) the numerator of which is equal to the adjusted equity value divided by $10 and (ii) the denominator of which is equal to the number of fully diluted shares of CCC (inclusive of vested and unvested options). As described in the Business Combination Agreement, the adjusted equity value is equal to (a) $5,740,750,000, plus (b) the aggregate exercise price of CCC options that are in the money and outstanding as of immediately prior to the consummation of the Business Combination (currently estimated to be $170,843,183), minus (c) the amount of any Permitted Recapitalization Dividends. Our current estimate assumes that the amount of Permitted Recapitalization Dividends is equal to $278,126,045, which reflects a $134,551,667 dividend that CCC has declared and paid since the signing of the Business Combination Agreement and $134,570,373 of Permitted Recapitalization Dividends, along with a one time cash payment of $9,004,005 at $66.40 per option to be paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the closing of the Business Combination. Our current estimates result in an adjusted equity value equal to $5,633,467,138, of which $5,053,633,891 is attributable to CCC’s existing stockholders and $579,833,247 is attributable to CCC’s existing optionholders. The exchange ratio and the number of shares to be issued to CCC’s existing equityholders will not change based on the number amount of redemptions from public SPAC investors.

Q:	How was the implied CCC equity value of $5,740,750,000 determined?

A:

The implied CCC equity value of $5,740,750,000 was determined based on an implied pro forma enterprise value of New CCC of approximately $7.0 billion, including the anticipated $150 million PIPE Financing. As shown in the table below, the enterprise value was reduced by debt of approximately $1.3 billion and increased by estimated pro forma cash of approximately $1.1 billion, which yields an equity value of approximately $6.8 billion. The implied equity value of CCC of $5,740,750,000 represents the portion of the $6.8 billion pro forma equity value attributable to existing CCC equityholders after taking into account 69,000,000 Class A ordinary shares held by existing Dragoneer shareholders, 17,500,000 shares to be issued pursuant to the Forward Purchase Agreements, 15,000,000 shares to be issued in the PIPE Financing and 8,625,000 shares held by the Sponsor that will not be subject to forfeiture following the consummation of the Business Combination.

(amounts in millions, except per share amount)
Enterprise Value	$7,049

Less: Debt	$1,335
Plus: Cash	$1,128

Equity Value	$6,842

Price Per Share	$10.00

Shares Outstanding	684.200

Less: Class A Ordinary Shares	69.000
Less: Class B Ordinary Shares Not Subject to Forfeiture	8.625
Less: Forward Purchase Agreement Shares	17.500
Less: PIPE Financing Shares	15.000

Shares to Existing CCC Equityholders	574.075

Q:	How will the combined company be managed following the Business Combination?

A:

Following the Closing, it is expected that the New CCC Board will consist of up to nine (9) directors, who will be divided into three classes (Class I, II and III) with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors. Pursuant to the Business Combination Agreement, the New CCC Board will consist of (i) six (6) individuals designated by Advent (at least three (3) of whom must qualify as independent under NYSE rules), (ii) two (2) individuals designated by certain of the other parties to the Shareholder Rights Agreement, and (iii) the then-serving chief executive officer of New CCC. Please see the section entitled “Management of New CCC Following the Business Combination” for further information.

Q:	What equity stake will current Dragoneer shareholders and current equityholders of CCC hold in New CCC immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are (i) 69,000,000 Class A ordinary shares outstanding underlying units issued in Dragoneer’s initial public offering, and (ii) 17,250,000 Class B ordinary shares outstanding held by Dragoneer’s Initial Shareholders. As of the date of this proxy statement/prospectus, there are outstanding 15,800,000 private placement warrants held by the Sponsor and 13,800,000 public warrants. The Sponsor will also convert the outstanding $2,000,000 working capital loan provided to Dragoneer into warrants to purchase 2,000,000 Class A ordinary shares, which warrants will be substantially identical to the private placements warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New CCC Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, the issuance of the forward purchase units, the PIPE Financing or the conversion of the working capital loan into warrants and assuming that none of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination), Dragoneer’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 115,850,000 ordinary shares.

The following table illustrates varying ownership levels in New CCC Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 505,363,389 shares of New CCC Common Stock are issued to the holders of shares of common stock of CCC at Closing, which would be the number of shares of New CCC Common Stock issued to these holders if Closing were to occur on May 24, 2021;

(ii) 15,000,000 shares of New CCC Common Stock are issued in the PIPE Financing; (iii) the forward purchase units are issued pursuant to the Forward Purchase Agreements prior to the closing of the Business Combination; (iv) no public warrants or private placement warrants to purchase New CCC Common Stock that will be outstanding immediately following Closing have been exercised; (v) no vested and unvested options to purchase shares of New CCC Common Stock that will be held by equity-holders of CCC immediately following the Closing have been exercised; and (vi) no exercise of the 2,000,000 working capital warrants received by Sponsor upon the conversion of the outstanding $2,000,000 balance of the working capital loan provided by Sponsor to Dragoneer. In addition, these percentages give effect to $134,551,667 of Permitted Recapitalization Dividends declared and paid since the signing of the Business Combination Agreement and $134,570,373 of Permitted Recapitalization Dividends, along with a one time cash payment of $9,004,005 at $66.40 per option to be paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the closing of the Business Combination. If any additional Permitted Recapitalization Dividends are paid, or if the actual facts are different than these assumptions, the ownership percentages in New CCC will be different.

	Share Ownership in New CCC(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Advent Investor	60.53%	65.69%
OH Investor	8.62%	9.36%
TCV Investor	8.62%	9.36%
Dragoneer public shareholders(3)	11.21%	3.65%
Sponsor and other initial shareholders and certain affiliates of Willett Advisors LLC(4)	4.24%	4.61%
Other CCC Stockholders(5)	4.33%	4.69%
PIPE Investors	2.44%	2.64%

(1)

The number of shares of New CCC Common Stock issued to the holders of shares of common stock of CCC at Closing will fluctuate based upon the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination. These ownership percentages do not give effect to the CCC Earnout Shares that may be issued upon the CCC Triggering Event and exclude the Sponsor Earnout Shares that are subject to forfeiture if a Sponsor Triggering Event does not occur.

(2)

Assumes that 70% of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

(3)	Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(4)

Includes the shares of New CCC Common Stock resulting from the conversion of Class A ordinary shares to be issued to Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC as part of the forward purchase units to be issued immediately prior to the Closing of the Business Combination and pursuant to the terms and conditions of the Forward Purchase Agreements, but excludes shares of New CCC Common Stock resulting from the exercise of 2,000,000 warrants to be issued to the Sponsor upon the consummation of the Business Combination as a result of the conversion of the outstanding balance of the $2,000,000 working capital loan.

(5)	Excludes shares owned by the Advent Investor, OH Investor and TCV Investor.

For further details, see “Business Combination Proposal—Consideration to CCC Equityholders in the Business Combination.”

Q:	Why is Dragoneer proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of Dragoneer and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting , vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Dragoneer outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of Dragoneer?

A:

The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Dragoneer’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace Dragoneer’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Governing Documents Proposal A)

The share capital under the Existing Governing Documents is US$22,100 divided into 200,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

See paragraph 5 of the Memorandum of Association.

The Proposed Governing Documents authorize 5,000,000,000 shares of New CCC Common Stock and 100,000,000 shares of New CCC Preferred Stock. See Article IV of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with par value US$0.0001 per share and with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See paragraph 3 of the Memorandum of Association and Article 3 of the Articles of Association.

The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder Rights Agreement (Advisory Governing Documents Proposal C)	The Existing Governing Documents are not subject to any director composition agreement.

The Proposed Governing Documents provide that certain provisions therein are subject to the Shareholder Rights Agreement.

See Article VI subsections 3, 4 and 5 of the Proposed Certificate of Incorporation. And Article I section 2 and Article II sections 2, 4, 5 and 15 of the Proposed Bylaws.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal D)

The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Article 22 of our Articles of Association.

The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting, unless the Advent Investor owns a majority of the voting power of the shares of capital stock of New CCC then outstanding or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

	Existing Governing Documents	Proposed Governing Documents
See Article V subsection 1 of the Proposed Certificate of Incorporation.

Corporate Name (Advisory Governing Documents Proposal E)	The Existing Governing Documents provide the name of the company is “Dragoneer Growth Opportunities Corp.” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “CCC Intelligent Solutions Holdings Inc.” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Advisory Governing Documents Proposal E)

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by August 18, 2022 (twenty-fourth months after the closing of Dragoneer’s initial public offering), Dragoneer will cease all operations except for the purposes of winding up and will redeem the shares issued in Dragoneer’s initial public offering and liquidate its trust account.

See Article 49 of our Articles of Association.

The Proposed Governing Documents do not include any provisions relating to New CCC’s ongoing existence; the default under the DGCL will make New CCC’s existence perpetual.

This is the default rule under the DGCL.

Exclusive Forum (Advisory Governing Documents Proposal E)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act.

See Article XI of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Advisory Governing Documents Proposal E)	The Existing Governing Documents do not provide restrictions on takeovers of Dragoneer by a related shareholder following a business combination.	The Proposed Governing Documents provide that New CCC will not be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by

	Existing Governing Documents	Proposed Governing Documents
interested stockholders that exclude certain CCC shareholders. See Article X of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal E)

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of our Articles of Association.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Dragoneer will be converted into one share of common stock, par value $0.0001 per share, of New CCC; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Dragoneer will automatically represent the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Dragoneer warrant agreement; (iii) the governing documents of Dragoneer will be amended and restated and become the certificate of incorporation and the bylaws of New CCC as described in this proxy statement/prospectus; and (iv) Dragoneer’s name will change to “CCC Intelligent Solutions Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Dragoneer that has not been previously separated into the underlying Class A ordinary shares of Dragoneer and the underlying warrants of Dragoneer prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New CCC Common Stock and one-fifth of one warrant representing the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Dragoneer warrant agreement. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing; and (ii) following a CCC Triggering Event, pre-Closing CCC Shareholders and (subject to continued employment) holders of vested and unvested equity awards of CCC as of the date of the Business Combination Agreement are eligible to receive a pro rata allocation of 15,000,000 shares of New CCC Common Stock as CCC Earnout Shares. For clarity, if the employment of a holder of equity awards of CCC is terminated prior to the later of the CCC Triggering Event and the vesting of such equity awards, the CCC Earnout Shares allocated to such option holder will be forfeited and reallocated pro rata to other options holders.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S.

Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as Dragoneer, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F), U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of Dragoneer’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally will recognize gain (but not loss) on the exchange of public shares for shares of New CCC Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of the dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code.

Dragoneer does not expect to have significant cumulative earnings and profits through the date of the Domestication.

If Dragoneer were to be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. However, provided the Domestication is completed in 2021, Dragoneer believes that, although subject to uncertainty, it is likely that it will not be classified as a PFIC because it will qualify for an exception to the PFIC rules known as the “start-up exception.” The applicability of the start-up exception is subject to substantial uncertainty and U.S. Holders are urged to consult their own tax advisors in this regard. The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New CCC Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders should consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders (other than those who have agreed not to do so by executing a Dragoneer Shareholder Transaction Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, Dragoneer’s public shareholders (other than those who have agreed not to do so by executing a Dragoneer Shareholder Transaction Support Agreement) may request that Dragoneer redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Dragoneer’s transfer agent, in which you (a) request that we redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, Dragoneer’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Dragoneer unless the Dragoneer Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and other redemption forms (as applicable) for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and delivers the public share certificates (if any) along with the redemption forms (as applicable) as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New CCC Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and your share certificates (if any) and other redemption forms (as applicable) delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New CCC

Common Stock will generally be treated as selling such shares of New CCC Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New CCC Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code. If we do not qualify for the start-up exception to the PFIC rules, which are subject to substantial uncertainty and no assurance can be made that we will so qualify, U.S. Holders exercising redemption rights would also be subject to the potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Holders.” All holders of our public shares considering exercising their redemption rights should consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $690,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of March 31, 2021, funds in the trust account totaled approximately $690,000,000. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by August 18, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New CCC, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders. However, a condition to the consummation of the Business Consummation is that the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement is equal to or greater than $207,000,000, after deducting Dragoneer’s unpaid expenses.

In no event will Dragoneer redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the New CCC Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the applicable waiting period under the HSR Act relating to the transactions contemplated by the Business Combination Agreement having expired or been terminated; (ii) no judicial or governmental order, prohibition or other legal restraint preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) this Registration Statement on Form S-4 having become effective; (iv) the shareholders of Dragoneer and CCC having consented to the Business Combination Agreement and consummation of the transactions contemplated therein; (v) Dragoneer having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; and (vi) the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement being equal to or greater than $207,000,000, after deducting Dragoneer’s unpaid expenses. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the third quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to Dragoneer shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates, if necessary (i) to solicit additional proxies for the purpose of obtaining approval by the Dragoneer Shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Dragoneer has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of CCC, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:

Dragoneer will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If Dragoneer is not able to consummate the Business Combination with CCC nor able to complete another business combination by August 18, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q:	What do I need to do now?

A:

You should read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on June 7, 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to Dragoneer shareholders that hold their shares in registered form and are registered as shareholders in Dragoneer’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at                , Eastern Time, on                , 2021, at the offices of Ropes & Gray LLP located at Three Embarcadero Center, San Francisco, California 94111, and virtually live via webcast at www.virtualshareholdermeeting.com/DGNR2021SM, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at www.virtualshareholdermeeting.com/DGNR2021SM, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	What impact will the COVID-19 Pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of Dragoneer and CCC, and there is no guarantee that efforts by Dragoneer and CCC to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Dragoneer or CCC are unable to recover from a business disruption on a timely basis, the Business Combination and New CCC’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of Dragoneer and CCC may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed June 7, 2021 as the record date for the extraordinary general meeting. If you were a shareholder of Dragoneer at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he, she or they is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

With the exception of our Initial Shareholders, who are entitled to ten votes for each Class B ordinary share they hold for purposes of voting on the Domestication Proposal, Dragoneer shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 69,000,000 Class A ordinary shares issued and outstanding and 17,250,000 Class B ordinary shares issued and outstanding, all of which are held by the Initial Shareholders

Q:	What constitutes a quorum?

A:

A quorum of Dragoneer shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 43,125,001 ordinary shares would be required to achieve a quorum for each proposal contained in this proxy statement.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Holders of our Class B ordinary shares will be entitled to ten votes for each Class B ordinary share for purposes of the Domestication Proposal.

(iii)

Proposed Charter and Bylaws Proposal: The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting.

(iv)

Advisory Governing Documents Proposals: The separate approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting.

(v)

NYSE Proposal: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)

Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting , vote at the extraordinary general meeting.

(vii)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting , vote at the extraordinary general meeting.

As of the record date, Dragoneer had 86,250,000 ordinary shares issued and outstanding, of which 69,000,000 were Class A ordinary shares and 17,250,000 were Class B ordinary shares. Dragoneer shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. The holders of our Class B ordinary shares will be entitled to ten votes for each Class B ordinary share when voting on the Domestication Proposal. Pursuant to the Dragoneer Shareholder Transaction Support Agreements, certain holders of Dragoneer’s Class A ordinary shares participating in the PIPE Financing have agreed to vote all of their shares in favor of each of the proposals being presented at the extraordinary general meeting. As of the execution of the Dragoneer Shareholder Transaction Support Agreements, these holders held 16,769,185 of our Class A ordinary shares. In addition, 17,250,000 Class B ordinary shares are held by our Initial Shareholders who also have each agreed not to transfer their shares and to vote all of their shares in favor of each of the proposals being presented at the extraordinary general meeting. 52,230,815 ordinary shares are not subject to the Dragoneer Shareholder Transaction Support Agreements or held by our Initial Shareholders. For additional information regarding the Dragoneer Shareholder Transaction Support Agreements, see “Business Combination Proposal—Related Agreements—Transaction Support Agreements.”

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 43,125,001 shares will need to be voted in favor of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal in order to approve each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal.

Of these 43,125,001 shares, 17,250,000 Class B ordinary shares are held by the Initial Shareholders and 16,769,185 shares are subject to the Dragoneer Shareholder Transaction Support Agreements, and each of the Initial Shareholders and each of the parties to the Dragoneer Shareholder Transaction Support Agreements have agreed to vote all of their ordinary shares in favor of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal. As a result, assuming all holders that are entitled to vote on such matters vote all of their ordinary shares in person or by proxy, 9,105,816 (or 17.4%) of the shares not held by the Initial Shareholders or subject to the Dragoneer Shareholder Transaction Support Agreements need to be voted in favor to approve each of the foregoing proposals.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 57,500,001 shares will need to be voted in favor of the Proposed Charter and Bylaws Proposal in order to approve the Proposed Charter and Bylaws Proposal. Of these 57,500,001 shares, 17,250,000 Class B ordinary shares are held by the Initial Shareholders and 16,769,185 shares are subject to the Dragoneer Shareholder Transaction Support Agreements, each of whom has agreed to vote all of their ordinary shares in favor of the Proposed Charter and Bylaws Proposal. As a result, assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 23,480,816 (or 54.4%) of the shares not held by the Initial Shareholders or subject to the Dragoneer Shareholder Transaction Support Agreements need to be voted in favor to approve the foregoing proposal.

Assuming all holders of the Class B ordinary shares that are entitled to vote on the Domestication Proposal vote all of their Class B ordinary shares in person or by proxy, then no other holders of ordinary shares will be needed to approve the Domestication Proposal if a quorum is present at the extraordinary general meeting. All holders of the Class B ordinary shares have agreed to vote all of their ordinary shares in favor of the Domestication Proposal.

Q:	What are the recommendations of the Dragoneer Board?

A:

The Dragoneer Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Dragoneer and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do Sponsor and the other Initial Shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Initial Shareholders have agreed to vote all of their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group, LLC or its affiliates) may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group, LLC or its affiliates) purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, CCC, and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group, LLC or its affiliates) may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares, or, if the price per share of our shares falls below $10.00 per share, such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New CCC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. Our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group, LLC or its affiliates) may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my Dragoneer ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on                , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New CCC. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Dragoneer. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

Dragoneer will pay the cost of soliciting proxies for the extraordinary general meeting. Dragoneer has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. Dragoneer has agreed to pay Morrow Sodali LLC a fee of $35,000, plus disbursements, and will reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Dragoneer will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Dragoneer’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. Dragoneer will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

509 Madison Avenue, New York, New York 10022

(800) 662-5200

DGNR@investor.morrowsodali.com

You also may obtain additional information about Dragoneer from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and other redemption forms (as applicable) (either physically or electronically) to Continental, Dragoneer’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                  (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms (as applicable), please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to CCC and its subsidiaries prior to the Business Combination and to New CCC and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

Founded in 1980, CCC Intelligent Solutions (“CCC”) is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our Software-as-a-Service (“SaaS”) platform connects trading partners, facilitates commerce, and supports mission-critical, AI-enabled digital workflows. Leveraging decades of deep domain experience, our industry-leading platform processes more than $100 billion in annual transaction value across this ecosystem, digitizing workflows and connecting more than 30,000 companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.

Our business has been built upon two foundational pillars: automotive insurance claims and automotive collision repair. For decades we have delivered leading software solutions to both the insurance and repair industries, including pioneering Direct Repair Programs (“DRP”) in the United States (“U.S.”) beginning in 1992. Direct Repair Programs connect auto insurers and collision repair shops to create business value for both parties, and require digital tools to facilitate interactions and manage partner programs. Insurer-to-shop DRP connections have created a strong network effect for CCC’s platform, as insurers and repairers both benefit by joining the largest network to maximize opportunities. This has led to a virtuous cycle in which more insurers on the platform drives more value for the collision shops on the platform, and vice versa.

We believe we have become a leading insurance and repair SaaS provider in the U.S. by increasing the depth and breadth of our SaaS offerings over many years. Our insurance solutions help insurance carriers manage mission-critical workflows, from claims to underwriting, while building smart, dynamic experiences for their own customers. Our software integrates seamlessly with both legacy and modern systems alike and enables insurers to rapidly innovate on our platform. Our repair solutions help collision repair facilities achieve better performance throughout the collision repair cycle by digitizing processes to drive business growth, streamline operations, and improve repair quality. As of March 31, 2021, we have more than 300 insurers on our network, connecting with over 25,500 repair facilities through our multi-tenant cloud platform. We believe our software is the architectural backbone of insurance DRP programs and is the primary driver of material revenue for our collision shop customers and a source of material efficiencies for our insurance carrier customers.

Our platform is designed to solve the many-to-many problem faced by the insurance economy. There are numerous internally and externally developed insurance software solutions in the market today, with the vast majority of applications focused on insurance-only use cases and not on serving the broader insurance ecosystem. We have prioritized building a leading network around our automotive insurance and collision repair pillars to further digitize interactions and maximize value for our customers. We have tens of thousands of companies on our platform that participate in the insurance economy, including insurers, repairers, parts suppliers, automotive manufacturers, and financial institutions. Our solutions create value for each of these parties by enabling them to connect to our vast network to collaborate with other companies, streamline operations, and reduce processing costs and dollars lost through claims management inefficiencies, or claims leakage. We believe expanding our platform has added new layers of network effects, further accelerating the adoption of our software solutions.

We have processed more than $1 trillion of historical data across our network, allowing us to build proprietary data assets that leverage insurance claims, vehicle repair, automotive parts and other vehicle-specific information. We are uniquely positioned to provide data-driven insights, analytics, and AI-enhanced workflows that strengthen our solutions and improve business outcomes for our customers. Our Smart Suite of AI solutions increases automation across existing insurer processes including vehicle damage detection, claim triage, repair estimating, and intelligent claims review. We deliver real-world AI solutions, and have more than 300 AI models deployed in production environments across more than 50 insurers.

One of the primary obstacles facing the P&C insurance economy is increasing complexity. Complexity in the insurance economy is driven by technological advancements, Internet of Things (“IoT”) data, new business models, and changing customer expectations. We believe digitization plays a critical role in managing this growing complexity while meeting customer expectations. Our technology investments are focused on digitizing complex processes and interactions across our ecosystem, and we believe we are well positioned to power the P&C insurance economy of the future with our data, network, and platform.

While our position in the P&C insurance economy is grounded in the automotive insurance sector, the largest P&C insurance sector in the U.S. representing nearly half of Direct Written Premiums (“DWP”), we believe our integrations and cloud platform are capable of driving innovation across the entire P&C insurance economy. Our customers are increasingly looking for CCC to expand its solutions to other parts of their business where they can benefit from our technology, service, and partnership. In response, we are investing in new solutions that we believe will enable us to digitize the entire automotive claims lifecycle, and over time expand into adjacencies including other insurance lines.

We have strong customer relationships in the end-markets we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with more than 300 insurers (including carriers, self-insurers and other entities processing insurance claims), including 18 of the top 20 automotive insurance carriers in the U.S. as of March 31, 2021 based on DWP, and hundreds of regional carriers. We have more than 30,000 total customers, including over 25,500 automotive collision repair facilities (including repairers and other entities that estimate damaged vehicles), thousands of automotive dealers, 12 of the top 15 automotive manufacturers as of March 31, 2021 based on new vehicle sales, and numerous other companies that participate in the P&C insurance economy.

We generate revenue through the sale of software subscriptions and other revenue, primarily from professional services. We generated $157.8 million of revenue for the three months ended March 31, 2021 (a decrease of 0.9% from the three months ended March 31, 2020). During the three months ended March 31, 2020, we recognized $11.7 million of revenue that was attributable to a portion of our casualty solution (specifically, the First Party Clinical Services) which we divested in December 2020. The divestiture from First Party Clinical Services had an (8%) impact on total revenue growth rate in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Net loss for the three months ended March 31, 2021 was $5.1 million, an 80% decrease from the three months ended March 31, 2020. EBITDA increased 199.9% from $13.5 million for the three months ended March 31, 2020, to $40.4 million for the three months ended March 31, 2021. Adjusted EBITDA increased 25.3% from $44.2 million for the three months ended March 31, 2020, to $55.4 million for the three months ended March 31, 2021.

We generated $633.1 million of revenue for the year ended December 31, 2020 (an increase of 2.8% from the prior year), of which $34.7 million was attributable to a divested portion of our casualty solution (specifically, the First Party Clinical Services) in fiscal year 2020. First Party Clinical Services revenue for the year ended December 31, 2020 decreased $11.3 million or 24.5% from the prior year, which had a (2.2%) impact on total revenue growth. Net loss for the year ended December 31, 2020 was $16.9 million, a 92% decrease from the prior year. EBITDA increased from ($60.6) million for the year ended December 31, 2019, to $171.8 million for the year ended December 31, 2020. Adjusted EBITDA increased from $170.4 million for the year ended December 31, 2019, to $202.8 million for the year ended December 31, 2020, an increase of 19.0%.

The Parties to the Business Combination

Dragoneer

Dragoneer is a blank check company incorporated on July 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Dragoneer has neither engaged in any operations nor generated any revenue to date. Based on Dragoneer’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Prior to the completion of an initial business combination, any vacancy on the board of directors of Dragoneer may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares, which are all held by the Initial Shareholders. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

On August 18, 2020, Dragoneer consummated an initial public offering of 69,000,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 15,800,000 private placement warrants at an offering price of $1.00 per warrant. Each unit sold in the initial public offering consists of one Class A ordinary share and one-fifth of one redeemable warrant.

Following the closing of Dragoneer’s initial public offering, an amount equal to $690,000,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of March 31, 2021, funds in the trust account totaled approximately $690,000,000. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of Dragoneer’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Dragoneer does not complete a business combination by August 18, 2022, or (iii) the redemption of all of the public shares if Dragoneer is unable to complete a business combination by August 18, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

On July 24, 2020 and August 12, 2020, Dragoneer entered into Forward Purchase Agreements with certain affiliates of Willett Advisors LLC and Dragoneer Funding LLC, an affiliate of the Sponsor, respectively, for the purchase of an aggregate of 2,500,000 and 15,000,000 forward purchase units, respectively, each such unit consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share for $10.00 per unit, for an aggregate purchase price of $175,000,000. The forward purchase units will be issued immediately prior to the closing of the Business Combination.

Dragoneer’s units, public shares and public warrants are currently listed on NYSE under the symbols “DGNR.U,” “DGNR” and “DGNR WS,” respectively.

Dragoneer’s principal executive office is located at One Letterman Drive, Building D Suite M500, San Francisco, CA 94129, and its telephone number is (415) 539-3099. Dragoneer’s corporate website address is https://www.dragoneergrowth.com/dgnr/. Dragoneer’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

CCC

CCC is a Delaware corporation incorporated on December 2, 1982.

CCC’s principal executive office is located at 222 Merchandise Mart Plaza, Suite 900, Chicago, Illinois 60654, and its telephone number is (312) 222-4636. CCC’s corporate website address is https://cccis.com/. CCC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Chariot Merger Sub

Chariot Merger Sub is a Delaware corporation and wholly owned subsidiary of Dragoneer formed for the purpose of effecting the Business Combination. Chariot Merger Sub owns no material assets and does not operate any business.

Chariot Merger Sub’s principal executive office is located at One Letterman Drive, Building D Suite M500, San Francisco, CA 94129, and its telephone number is (415) 539-3099.

Sponsor

Sponsor is an affiliate of Dragoneer Investment Group, LLC (“Dragoneer Investment Group”), a San Francisco-based, growth-oriented investment firm with over $17 billion in assets under management as of December 31, 2020. Since its launch in 2012, Dragoneer Investment Group has provided discretionary investment advisory services to alternative investment funds for which Dragoneer Investment Group acts as sponsor. Dragoneer Investment Group provides investment advice with respect to investments in both public and private companies, and its funds have demonstrated what is considered a history of strong performance based on realized returns. Dragoneer Investment Group was founded by Marc Stad and Pat Robertson. Marc Stad, Dragoneer’s Chairman and Chief Executive Officer is the Managing Partner of Dragoneer Investment Group, and Pat Robertson, Dragoneer’s President and Chief Operating Officer is the President and Chief Operating Officer of Dragoneer Investment Group. The team at Dragoneer Investment Group consists of over 40 individuals led by team members that have extensive experience and backgrounds in private equity, investment management and mergers and acquisitions. Dragoneer Investment Group invests in both public and private companies across industries and geographies, with a particular focus on software and internet-based businesses.

Advent Investor

Advent Investor is an affiliate of Advent International Corporation. Advent International Corporation is one of the largest and most experienced global private equity investors. Since its founding in 1984, Advent has invested over $54 billion of equity in more than 370 private equity transactions across 41 countries and has maintained consistent industry leading investment performance across its funds. Advent has established a globally integrated team of over 200 investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business & financial services, healthcare, industrial, retail, consumer & leisure, and technology, media & telecom. After more than 35 years dedicated to international investing, Advent remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies.

Proposals to be Put to the Shareholders of Dragoneer at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of Dragoneer and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Adjournment Proposal and the Advisory Governing Documents Proposals, is cross-conditioned on the approval of each other proposal (other than the Advisory Governing Documents and the Proposals Adjournment Proposal). The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New CCC. Neither the Adjournment Proposal nor the Employee Stock Purchase Plan Proposal is conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Business Combination Proposal

As discussed in this proxy statement/prospectus, Dragoneer is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the Domestication, Chariot Merger Sub will merge with and into CCC, with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC will be a wholly owned subsidiary of Dragoneer. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing.

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The Dragoneer Board’s Reasons for the Business Combination,” the Dragoneer Board concluded that the Business Combination satisfies its investment criteria, as more fully disclosed in the prospectus for Dragoneer’s initial public offering, including that the businesses of CCC had a fair market value of at least 80% of the balance of the funds in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Consideration to CCC Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing. In addition, if the CCC Triggering Event occurs within ten (10) years of the Closing, pre-Closing CCC Shareholders and (subject to continued employment) holders of vested and unvested equity awards of CCC as of the date of the Business Combination Agreement are eligible to receive a pro rata allocation of 15,000,000 shares of New CCC Common Stock as CCC Earnout Shares. For clarity, if the employment of a holder of equity awards of CCC is terminated prior to the later of the CCC Triggering Event and the vesting of such equity awards, the CCC Earnout Shares allocated to such option holder will be forfeited and reallocated pro rata to other options holders.

For further details, see “Business Combination Proposal—Consideration to CCC Equityholders in the Business Combination.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the applicable waiting period under the HSR Act relating to the transactions contemplated by the Business Combination Agreement having expired or been terminated; (ii) no judicial or governmental order, prohibition or other legal restraint preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) this Registration Statement on Form S-4 having become effective; (iii) the shareholders of Dragoneer and CCC having consented to the Business Combination Agreement and consummation of the transactions contemplated therein; (vi) Dragoneer having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; and (vii) the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement being equal to or greater than $207,000,000 after deducting Dragoneer’s unpaid expenses. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, Dragoneer will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of Dragoneer has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Dragoneer’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Dragoneer is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New CCC will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Because the Domestication Proposal involves a vote to continue Dragoneer outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. As a result, the affirmative vote of the Initial Shareholders will be sufficient to approve the Domestication Proposal if a quorum is present at the extraordinary general meeting. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal” and “Advisory Governing Documents Proposals.”

The Proposed Charter and Bylaws Proposal

Dragoneer will ask its shareholders to approve by special resolution the Proposed Certificate of Incorporation and Proposed Bylaws. The Proposed Certificate of Incorporation and the Proposed Bylaws were negotiated as part of the Business Combination. If and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Dragoneer will replace the Existing Governing Documents, with the Proposed Certificate of Incorporation and the Proposed Bylaws (the Proposed Certificate of Incorporation together with the Proposed Bylaws, the “Proposed Governing Documents”) of New CCC, in each case, under the

DGCL. The Dragoneer Board’s specific reasons for each of the Advisory Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Advisory Governing Documents Proposals.”

The Advisory Governing Documents Proposals

Dragoneer will ask its shareholders to approve by ordinary resolution five (5) separate proposals, each on a non-binding advisory basis, in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The Dragoneer Board has unanimously approved each of the Advisory Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New CCC after the Business Combination. The Advisory Governing Documents Proposals are being presented in accordance with the requirements of the SEC. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Certificate of Incorporation or Proposed Bylaws of New CCC. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Dragoneer and CCC may agree that the Proposed Certificate of Incorporation and Proposed Bylaws, in the form set forth on Annex C and Annex D, will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Proposed Charter and Bylaws Proposal. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

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Advisory Governing Documents Proposal A—to authorize by the change in the authorized share capital of Dragoneer from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share to (ii) 5,000,000,000 shares of New CCC Common Stock and 100,000,000 shares of New CCC Preferred Stock.

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Advisory Governing Documents Proposal B—to authorize the New CCC Board to issue any or all shares of New CCC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New CCC Board and as may be permitted by the DGCL.

•	Advisory Governing Documents Proposal C—to provide that certain provisions of the certificate of incorporation and bylaws of New CCC are subject to the Shareholder Rights Agreement.

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Advisory Governing Documents Proposal D—the removal of the ability of New CCC stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

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Advisory Governing Documents Proposal E—to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Dragoneer and CCC, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.” (which is expected to occur after the consummation Domestication in connection with the Business Combination), (ii) making New CCC’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act, (iv) electing not to be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Dragoneer Board believes is necessary to adequately address the needs of New CCC after the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Governing Documents Proposals” and the full text of the Proposed Governing Documents of New CCC, attached hereto as Annexes C and D.

NYSE Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the NYSE Proposal. Our units, public shares and public warrants are listed on NYSE and, as such, we are seeking shareholder approval for issuance of the forward purchase units immediately prior to the Closing of the Business Combination and the New CCC Common Stock (including the earnout shares) in connection with the Business Combination and the PIPE Financing pursuant to Rule 312.02 of the NYSE Listed Company Manual.

For additional information, see “NYSE Proposal.”

Incentive Equity Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Equity Plan Proposal. Pursuant to the Incentive Equity Plan, a number of shares of New CCC Common Stock equal to 15% of the shares of New CCC Common Stock that are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the Incentive Equity Plan, plus additional shares of New CCC Common Stock (approximately 57,983,325 shares based on our current estimate) that may be issued or transferred in respect of outstanding options to purchase common stock of CCC to be assumed by New CCC at the time of the Business Combination. The Incentive Equity Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning with the 2022 fiscal year, by 5% of the outstanding number of shares of New CCC Common Stock on the last day of the immediately preceding fiscal year, or such lesser amount as determined by the Board of New CCC. For additional information, see “Incentive Equity Plan Proposal.” The full text of the Incentive Equity Plan is attached hereto as Annex J.

Employee Stock Purchase Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total of 1% of the post-closing outstanding shares of New CCC Common Stock will be reserved for issuance under the Employee Stock Purchase Plan. Based upon a price per share of $10.00 and assuming that none of Dragoneer’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, the maximum aggregate market value of the New CCC Common Stock that could potentially be issued under the Employee Stock Purchase Plan at Closing is approximately $61,547,763 (based on our current estimate). The Employee Stock Purchase Plan provides that the number of shares reserved and available for issuance under the Employee Stock Purchase Plan will automatically increase each January 1, beginning on January 1, 2022, by the lesser of (a) 1.0% of the outstanding number of shares of New CCC Common Stock on the immediately preceding December 31, or (b) such lesser amount as determined by the New CCC Board. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the Employee Stock Purchase Plan is attached hereto as Annex K.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Dragoneer to consummate the Business Combination, the Dragoneer Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the NYSE Proposal and the Incentive Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New CCC. Neither the Adjournment Proposal nor the Employee Stock Purchase Plan Proposal is conditioned on any other proposal.

The Dragoneer Board’s Reasons for the Business Combination

Dragoneer was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business entities. The Dragoneer Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Dragoneer Board and management to identify and acquire one or more businesses. The Dragoneer Board and management collectively have extensive transactional experience, particularly in the software, media, consumer/retail, insurance and financial services/fintech industries.

In particular, the Dragoneer Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

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Strong Historical Financial Performance and Economic Model. Historical information regarding CCC’s business, financial performance, and results of operations, including an attractive SaaS model with a high percentage of recurring revenue and consistent growth;

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Favorable Prospects for Future Growth and Financial Performance. Current information and forecast projections from Dragoneer and CCC’s management regarding (i) CCC’s business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory and financial market conditions and (iii) opportunities and competitive factors within CCC’s industry;

•

Differentiated Technology Platform. The opportunity to participate in a combined company that operates a leading SaaS platform for the P&C insurance economy that utilizes hyperscale technology, deep proprietary data assets, multiple network effects, real-word AI solutions and durable customer relationships;

•

Leader in a Large and Growing Addressable Market. CCC’s large total addressable market of approximately $35 billion globally, with attractive addressable market adjacencies and an overall trend toward digitization. Less than 1% of CCC’s revenues were generated outside of the United States in 2020, providing opportunity for growth;

•

Sustainable Revenue Growth. CCC has a consistent track record of profitable revenue growth for 20+ years, excluding the business divested in 2001, and has multiple levers to drive growth going forward;

•

Ability to Deliver Significant and Unique Value to Customers. CCC’s software platform is driving strong revenue expansion and cost efficiencies for its highly attractive and stable customer base, and is positioned to demonstrate the value of its solutions to existing and potential customers and to integrate them into the P&C insurance economy;

•	Proven R&D Engine. CCC’s investments in research and development, which have created an innovation culture that we believe has consistently developed products designed to solve customer needs;

•

Leadership in AI Capabilities. That CCC has been on the forefront of new technological leaps within the SaaS space and the opportunity to continue this with the advent of its AI technology and capabilities;

•

Long-Term Industry Tailwinds. The rising demands of automotive safety technologies (such as autonomous vehicles and Advanced Driver Assistance Systems “ADAS”) which we expect will increase the cost and complexity of the insurance economy, creating long-term opportunities for CCC solutions;

•

Compelling Valuation. The implied enterprise value in connection with the Business Combination of approximately $7.0 billion, which we believe represents an attractive valuation relative to selected comparable companies;

•

International Market Opportunity. The potential to further develop CCC’s position in the international market and China in particular, which we believe presents compelling market opportunities outside of the United States;

•	World Class Management Team. CCC’s experienced management team, led by Mr. Ramamurthy, CCC’s Chief Executive Officer for more than 20 years;

•	Potential for Future Accretive M&A. We believe that CCC is positioned as an attractive M&A platform opportunity as it continues to expand its offerings and geographic reach;

•	PIPE Financing Success. The success of the PIPE Financing, which was subscribed to by sophisticated third-party investors; and

•

Likelihood of Closing the Business Combination. The belief of the Dragoneer Board that an acquisition by Dragoneer has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities.

The Dragoneer Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be achieved in full or in part, including the risk that CCC would not be able to achieve its growth projections;

•	Closing of the Business Combination May Not Occur. The risks and costs to Dragoneer if the Business Combination is not completed;

•

Exercise of Redemption Rights of Current Public Shareholders. The risk that some of the current public shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account;

•

Conditions to Closing of the Business Combination. That the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions, many of which are not within Dragoneer’s control;

•

Control of New CCC by the Advent Investor Following Consummation of the Business Combination. The fact that certain investors, including the Advent Investor, will have nomination rights and that the Advent Investor will control the combined company following the Business Combination;

•	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination;

•

Transaction Expenses Incurred by Dragoneer. The substantial transaction expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on Dragoneer’s cash reserves and operating results should the Business Combination not be completed;

•

Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination of Dragoneer’s financial performance, operating results and stock price; and

•

Commitment under the Business Combination Agreement. The fact that, under the terms of the Business Combination Agreement, the Dragoneer Board may not withdraw or modify its recommendation to approve the Business Combination.

•

Other Risks. Other factors the Dragoneer Board deemed relevant, including various other risks associated with the Business Combination, the business of Dragoneer and the business of CCC described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Dragoneer Board also considered that certain of the officers and directors of Dragoneer may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Dragoneer’s shareholders. The Dragoneer Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Dragoneer Board concluded that the potential benefits that it expected Dragoneer and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Dragoneer Board determined that the Business Combination Agreement, the Business Combination, the Domestication and the other transactions contemplated by the Business Combination Agreement, were advisable and in the best interests of Dragoneer.

For more information about the Dragoneer Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal—the Dragoneer Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”

Forward Purchase Agreements

On July 24, 2020 and August 12, 2020, Dragoneer entered into forward purchase agreements with certain affiliates of Willett Advisors and Dragoneer Funding LLC, respectively, pursuant to which, immediately prior to the closing of the Business Combination, certain affiliates of Willett Advisors LLC and Dragoneer Funding LLC will purchase 2,500,000 and 15,000,000 Class A ordinary units, respectively, consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share, for $10.00 per unit.

Working Capital Loan

On January 19, 2021, Dragoneer and Sponsor executed a promissory note pursuant to which Sponsor provided Dragoneer with an interest-free working capital loan of $2,000,000, to be repaid upon the consummation of the Business Combination. Sponsor intends to elect to have the outstanding $2,000,000 balance of the note converted upon the consummation of the Business Combination into warrants to purchase 2,000,000 Class A ordinary shares, which warrants will be substantially identical to the private placements warrants.

PIPE Financing

Dragoneer entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Dragoneer has agreed to issue and sell to the PIPE Investors, an aggregate of 15,000,000 shares of New CCC Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $150,000,000. The shares of New CCC Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pursuant to the Subscription Agreements, Dragoneer will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Amended and Restated Registration and Shareholder Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Dragoneer, Sponsor, the Advent Investor, the OH Investor, the TCV Investor and certain other persons entered into an amended and restated registration and shareholder rights agreement (the “Shareholder Rights Agreement”), which will become effective at the Closing, pursuant to which, among other things, (a) the shareholders party thereto have agreed not to effect any sale or distribution of any equity securities of New CCC held by any of them until the earlier of 180 days following the Closing Date or the first date on which the daily closing price of New CCC Common Stock has been greater than or equal to $12.00 per share (subject to customary adjustments) for any 20 trading days within a 30-trading-day period commencing at least 120 days after the Closing Date, in each case, subject to certain customary exceptions, (b) the shareholders party thereto have been granted certain customary registration rights with respect to their respective shares of New CCC Common Stock and (c) the Advent Investor, the OH Investor, the TCV Investor and Sponsor have been granted certain rights to nominate directors for election to the New CCC Board, including six directors nominated by the Advent Investor, one director nominated by the OH Investor, one director nominated by the TCV Investor and one director or non-voting board observer nominated by the Sponsor (in each case, subject to customary step-downs based on equity ownership as described therein). For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

CCC Shareholder Transaction Support Agreements

Pursuant to the Business Combination Agreement, each of the Advent Investor, the OH Investor, the TCV Investor and certain other stockholders of CCC entered into Transaction Support Agreements (collectively, the “CCC Shareholder Transaction Support Agreements”) with Dragoneer, pursuant to which such CCC Shareholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—Transaction Support Agreements.”

Dragoneer Shareholder Transaction Support Agreements

Concurrently with the execution of the Subscription Agreements, CCC and certain holders of Dragoneer’s Class A ordinary shares participating in the PIPE Financing entered into shareholder support agreements (the “Dragoneer Shareholder Transaction Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the shareholders of Dragoneer all of its ordinary shares owned beneficially or of record acquired in favor of the Business Combination and the other Transaction Proposals (as defined in the Business Combination Agreement), (ii) not to redeem any such securities in connection with the Business Combination, and (iii) to be bound by certain transfer restrictions with respect to such securities. For additional information, see “Business Combination Proposal—Related Agreements—Transaction Support Agreements.”

Sponsor Letter Agreement

Pursuant to the Business Combination Agreement, Dragoneer, Sponsor, each of our independent directors (Sarah J. Friar, Douglas Merritt, David D. Ossip, Gokul Rajaram and Jay Simons) and CCC entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which Sponsor and our independent directors

(together, the “Initial Shareholders”) have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to their shares in Dragoneer prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. Additionally, pursuant to the Sponsor Letter Agreement, the Initial Shareholders have agreed that, if the earn out conditions have not been satisfied before the tenth anniversary of the Closing (as defined in the Business Combination Agreement), the portion of the Dragoneer shares subject to such earn out, and any dividends that have been paid in respect thereof (which will be retained by Dragoneer and be paid to the Initial Shareholders only if and when the earn out conditions are satisfied), will automatically be forfeited to Dragoneer on the tenth anniversary of the Closing (as defined in the Business Combination Agreement).

Ownership of New CCC

As of the date of this proxy statement/prospectus, there are 86,250,000 ordinary shares issued and outstanding, which includes an aggregate of 17,250,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 29,600,000 warrants, comprised of 15,800,000 private placement warrants held by Sponsor and 13,800,000 public warrants. The Sponsor will also receive 2,000,000 warrants to purchase one Class A ordinary share each, substantially identical to the private placements warrants, at a price of $1.00 per warrant, as a result of the conversion upon the consummation of the Business Combination of the outstanding $2,000,000 balance of a working capital loan provided to Dragoneer by the Sponsor. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Business Combination, will entitle the holder thereof to purchase one share of New CCC Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, the issuance of the forward purchase units, the PIPE Financing or the conversion of the working capital loan into warrants and assuming that none of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination), Dragoneer’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 115,850,000 ordinary shares.

The following table illustrates varying ownership levels in New CCC Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 505,363,389 shares of New CCC Common Stock are issued to the holders of shares of common stock of CCC at Closing, which would be the number of shares of New CCC Common Stock issued to these holders if Closing were to occur on May 24, 2021; (ii) 15,000,000 shares of New CCC Common Stock are issued in the PIPE Financing; (iii) the forward purchase units are issued pursuant to the Forward Purchase Agreements prior to the closing of the Business Combination; (iv) no public warrants or private placement warrants to purchase New CCC Common Stock that will be outstanding immediately following Closing have been exercised; (v) no vested and unvested options to purchase shares of New CCC Common Stock that will be held by equity holders of CCC immediately following the Closing have been exercised; and (vi) no exercise of the 2,000,000 working capital warrants received by the Sponsor upon the conversion of the outstanding $2,000,000 balance of the working capital loan provided by Sponsor to Dragoneer. In addition, these percentages give effect to $134,551,667 of Permitted Recapitalization Dividends declared and paid since the signing of the Business Combination Agreement and $134,570,373 of Permitted Recapitalization Dividends, along with a one time cash payment of $9,004,005 at $66.40 per option to be paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the closing of the Business Combination. If any additional Permitted Recapitalization Dividends are paid, or if the actual facts are different than these assumptions, the ownership percentages in New CCC will be different.

	Share Ownership in New CCC(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Advent Investor	60.53%	65.69%
OH Investor	8.62%	9.36%
TCV Investor	8.62%	9.36%
Dragoneer public shareholders(3)	11.21%	3.65%
Sponsor and other initial shareholders and certain affiliates of Willett Advisors LLC(4)	4.24%	4.61%
Other CCC Stockholders(5)	4.33%	4.69%
PIPE Investors	2.44%	2.64%

(1)

The number of shares of New CCC Common Stock issued to the holders of shares of common stock of CCC at Closing will fluctuate based upon the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination. These ownership percentages do not give effect to the CCC Earnout Shares that may be issued upon the CCC Triggering Event and exclude the Sponsor Earnout Shares that are subject to forfeiture if a Sponsor Triggering Event does not occur.

(2)

Assumes that 70% of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

(3)	Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(4)

Includes the shares of New CCC Common Stock resulting from the conversion of Class A ordinary shares to be issued to Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC as part of the forward purchase units to be issued immediately prior to the Closing of the Business Combination and pursuant to the terms and conditions of the Forward Purchase Agreements, but excludes shares of New CCC Common Stock resulting from the exercise of 2,000,000 warrants to be issued to the Sponsor upon the consummation of the Business Combination as a result of the conversion of the outstanding balance of the $2,000,000 working capital loan.

(5)	Excludes shares owned by the Advent Investor, OH Investor and TCV Investor.

For further details, see “Business Combination Proposal—Consideration to CCC Equityholders in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of Dragoneer’s Shareholders

The extraordinary general meeting of Dragoneer, will be held at                on                , 2021 at the offices of Ropes & Gray LLP located at Three Embarcadero Center, San Francisco, California 94111, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Dragoneer shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on June 7, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 69,000,000 Class A ordinary shares issued and outstanding and 17,250,000 Class B ordinary shares issued and outstanding, all of which are held by the Initial Shareholders.

Quorum and Vote of Dragoneer Shareholders

A quorum of Dragoneer shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 43,125,001 ordinary shares would be required to achieve a quorum.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Dragoneer outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.

(iii)

Proposed Charter and Bylaws Proposal: The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting.

(iv)

Advisory Governing Documents Proposals: The separate approval of each of the Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(v)

NYSE Proposal: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)

Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the votes ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of Dragoneer that New CCC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Dragoneer’s transfer agent, in which you (a) request that New CCC redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, Dragoneer’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Dragoneer’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing a Dragoneer Shareholder Transaction Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Dragoneer’s transfer agent, New CCC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New CCC Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Dragoneer—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in

Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement. Certain holders of Dragoneer’s Class A ordinary shares participating in the PIPE Financing have entered into the Dragoneer Shareholder Transaction Support Agreements, pursuant to which each such holder agreed not to redeem any such securities in connection with the Business Combination. See “Business Combination Proposal—Related Agreements—Transaction Support Agreements” in the accompanying proxy statement/prospectus for more information related to the Dragoneer Shareholder Transaction Support Agreements.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither Dragoneer shareholders nor Dragoneer warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Dragoneer has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Dragoneer—Revoking Your Proxy.”

Interests of Dragoneer Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Dragoneer Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Dragoneer’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Dragoneer shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 17,250,000 Class B ordinary shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $15,800,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by August 18, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that Sponsor, the other Initial Shareholders and Dragoneer’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Dragoneer fails to complete an initial business combination by August 18, 2022;

•	the fact that the Shareholder Rights Agreement will be entered into by Dragoneer’s independent directors;

•	the fact that Dragoneer Funding LLC, an affiliate of Sponsor, agreed to purchase 15,000,000 forward purchase units immediately prior to the Closing;

•

the fact that, at the option of the Sponsor, any amounts outstanding under the loan made by the Sponsor to Dragoneer in an aggregate amount of up to $2,000,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination, which option has been exercised by the Sponsor subsequent to the execution of the Business Combination Agreement;

•

the continued indemnification of Dragoneer’s directors and officers and the continuation of Dragoneer’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and Dragoneer’s officers and directors will lose their entire investment in Dragoneer and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 18, 2022;

•

the fact that if the trust account is liquidated, including in the event Dragoneer is unable to complete an initial business combination by August 18, 2022, the Sponsor has agreed to indemnify Dragoneer to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Dragoneer has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Dragoneer, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that Dragoneer may be entitled to distribute or pay over funds held by Dragoneer outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, CCC, and/or their directors, officers, advisors or respective affiliate may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares, or, if the price per share of our shares falls below $10.00 per share, such parties may seek to enforce their redemption rights. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New CCC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. Our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of Dragoneer

The Dragoneer Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Dragoneer and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication

Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of May 24, 2021, and (i) assuming that none of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming that, without giving effect to the Dragoneer Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, 70% of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

No Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$690,000	Shares of New CCC Common Stock issued to CCC Equityholders(3)	$5,053,634
Rolling Debt(4)	1,333,000	Rolling Debt(4)	1,333,000
Shares of New CCC Common Stock issued to CCC Equityholders(3)	5,053,634	Transaction Fees and Expenses	53,723
PIPE Financing	150,000	Dividend to CCC Equityholders(5)	143,574
Forward Purchase Agreements	175,000
Cash on balance sheet(7)	25,448	Remaining Cash on Balance Sheet(6)	843,151

Total Sources	$7,427,082	Total Uses	$7,427,082

(1)	Totals might be affected by rounding.
(2)	Excludes a nominal amount of interest earned.
(3)

Shares issued to CCC are at a deemed value of $10.00 per share. Assumes 505,363,389 shares are issued to the CCC Shareholders, which gives effect to $134.6 million of Permitted Recapitalization Dividends declared and paid with cash since the signing of the Business Combination Agreement and an additional $134.6 million of Permitted Recapitalization Dividends, along with a one time cash payment of $9.0 million at $66.40 per option to be paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the Closing.

(4)	Excludes $2.0 million balance of the working capital loan provided by Sponsor to Dragoneer, which Sponsor has elected to convert into warrants to purchase Class A ordinary shares.
(5)

Reflects reduction in cash to pay an additional $134.6 million of Permitted Recapitalization Dividends along with a one time cash payment of $9.0 million at $66.40 per option to be paid to certain option holders to compensate for reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price that CCC expects to pay substantially concurrently with the Closing. Any remaining cash may be used to repay existing debt following the Closing.
(6)

Does not include an aggregate of 29,600,000 Dragoneer warrants outstanding with an exercise price of $11.50 per share, an aggregate of 3,500,000 forward purchase warrants to be issued as part of the forward purchase units immediately prior to the Closing or any warrants that Sponsor will acquire upon conversion of the $2.0 million working capital loan provided by Sponsor to Dragoneer.

(7)

Estimated cash on balance sheet as of consummation of the Business Combination. Gives effect to $134.6 million of Permitted Recapitalization Dividends declared and paid with cash since the signing of the Business Combination Agreement and an additional $134.6 million of Permitted Recapitalization Dividends, along with a one time cash payment of $9 million at $66.40 per option to be paid to certain option holders to compensate for reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the Closing.

Maximum Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$207,000	Shares of New CCC Common Stock issued to CCC Equityholders(3)	$5,053,634
Rolling Debt(4)	1,333,000	Rolling Debt(4)	1,333,000
Shares of New CCC Common Stock issued to CCC Equityholders(3)	5,053,634	Transaction Fees and Expenses	53,723
PIPE Financing	150,000	Dividend to CCC Equityholders(5)	143,574
Forward Purchase Agreements	175,000
Cash on balance sheet(7)	25,448	Cash on Balance Sheet(6)	360,151

Total Sources	$6,944,082	Total Uses	$6,944,082

(1)	Totals might be affected by rounding.
(2)	Excludes a nominal amount of interest earned
(3)

Shares issued to CCC are at a deemed value of $10.00 per share. Assumes 505,363,389 shares are issued to the CCC Shareholders, which gives effect to $134.6 million of Permitted Recapitalization Dividends, along with a one time cash payment of $9.0 million at $66.40 per option to be paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the Closing.

(4)	Excludes the $2.0 million balance of the working capital loan provided by Sponsor to Dragoneer, which Sponsor has elected to convert into warrants to purchase Class A ordinary shares.
(5)

Reflects a reduction in cash to pay an additional $134.6 million of Permitted Recapitalization Dividends along with a one time cash payment of $9.0 million at $66.40 per option to be paid to certain option holders to compensate for reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price. that CCC expects to pay substantially concurrently with the Closing. Any remaining cash may be used to repay existing debt following the Closing.

(6)

Does not include an aggregate of 29,600,000 Dragoneer warrants outstanding with an exercise price of $11.50 per share, an aggregate of 3,500,000 forward purchase warrants to be issued as part of the forward purchase units immediately prior to the Closing or any warrants that Sponsor will acquire upon conversion of the $2.0 million working capital loan provided by Sponsor to Dragoneer.

(7)

Estimated cash balance sheet as of consummation of the Business Combination. Gives effect to $134.6 million of Permitted Recapitalization Dividends declared and paid with cash since the signing of the Business Combination Agreement and an additional $134.6 million of Permitted Recapitalization Dividends, along with a one time cash payment of $9.0 million at $66.40 per option to be paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the Closing.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Dragoneer as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New CCC immediately following the Domestication will be the same as those of Dragoneer immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, Dragoneer is treated as the “acquired” company for accounting purposes. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of CCC. CCC will be deemed the accounting predecessor and New CCC will be the successor SEC registrant, which means that CCC’s financial statements for previous periods will be disclosed in New CCC’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of CCC will become the historical financial statements of New CCC, and Dragoneer’s assets, liabilities and results of operations will be consolidated with CCC beginning on the acquisition date.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Dragoneer and CCC will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination to the extent available.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New CCC’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Dragoneer cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Dragoneer cannot assure you as to its result.

Dragoneer and CCC are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Dragoneer is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Dragoneer has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Dragoneer, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Dragoneer’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Dragoneer’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means, among other things, the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary of Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

Risks Relating to CCC’s Business and Industry

•

A substantial portion of our revenue is derived from a relatively small number of customers in the P&C insurance and automotive collision industries, and the loss of any of these customers, or a significant revenue reduction from any of these customers, could materially harm our business, results of operations and financial condition;

•	Our business depends on our brand, and if we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected;

•

Our revenue growth rate depends on existing customers renewing and upgrading their SaaS software subscriptions for our solutions. A decline in our customer renewals and expansions could adversely impact our future results of operations;

•

Our growth strategy depends on continued investment in and delivery of innovative SaaS solutions. If we are unsuccessful in delivering innovative SaaS solutions, it could adversely impact our results of operations and financial condition;

•	Public health outbreaks, epidemics or pandemics, including the global COVID-19 pandemic, could harm our business and results of operations;

•	Macroeconomic factors impacting the principal industries we serve could adversely affect our product adoption, usage, or average selling prices;

•

If we are unable to develop, introduce and market new and enhanced versions of our solutions and products, we may be put at a competitive disadvantage and our operating results could be adversely affected;

•	Our sales and implementation cycles can be lengthy and variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenue;

•	If we are unable to develop new markets or sell our solutions into these new and existing markets, our revenue will not grow as expected;

•	Sales to customers or operations outside the United States may expose us to risks inherent in international sales;

•

Changes in China’s economic, political or social conditions or government policies, as well as the corruption risks presented by operating in China, could have an adverse effect on our efforts to expand our business in China.

•

We rely on data, technology and intellectual property of third parties and our solutions rely on information generated by third parties and any interruption of our access to such information, technology, and intellectual property could materially harm our operating results;

•	Failure to protect our intellectual property could adversely impact our business and results of operations;

•

Our solutions or products or our third-party cloud providers have experienced in the past, and could experience in the future, data security breaches, which could adversely impact our reputation, business, and ongoing operations;

•

Some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code of certain products subject to those licenses; and

•

We evaluate our capital structure from time to time and may seek to repurchase our securities, refinance our indebtedness or raise debt or equity to finance our operations. However, we may not be able to do so when desired on favorable terms, if at all, or without dilution to our stockholders and we may not realize the anticipated benefits of these transactions.

Risks Relating to the Business Combination and Dragoneer

•	Our Sponsor and our initial shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote;

•	Neither the Dragoneer Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination;

•	The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination;

•

Since the Initial Shareholders, including Dragoneer’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with CCC is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed;

•

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New CCC, some of whom may be from CCC (and, potentially though not currently expected, Dragoneer), and some of whom may join New CCC following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New CCC;

•

Sponsor, as well as CCC, and their directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Dragoneer’s Class A ordinary shares;

•

If third parties bring claims against Dragoneer, the proceeds held in the trust account could be reduced and the per share redemption amount received by Dragoneer’s shareholders may be less than $10.00 per share (which was the offering price in Dragoneer’s initial public offering);

•

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares; and

•	The other risks and uncertainties discussed in “Risk Factors” elsewhere in this proxy statement/prospectus.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial data (the “summary unaudited pro forma data”) gives effect to the Business Combination and related adjustments described in the section titled “Unaudited Pro Forma Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of CCC issuing stock for the net assets of Dragoneer, accompanied by a recapitalization. The net assets of Dragoneer will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Dragoneer and CCC and related notes included in this proxy statement/prospectus. The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and PIPE Financing been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Dragoneer’s Class A ordinary shares into cash:

•	No redemption scenario: This scenario assumes that no shares of Class A ordinary shares are redeemed; and

•

Maximum redemption scenario: This scenario assumes that 48,300,000 shares of Class A ordinary shares are redeemed for an aggregate payment of approximately $483.0 million from the Trust Account, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

	Unaudited Pro Forma
	No redemption scenario	Maximum redemption scenario
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Three Months Ended March 31, 2021
Revenue	$157,789	$157,789
Cost of revenue	44,619	44,619
Total operating expenses	111,859	111,859
Operating income	1,311	1,311
Net income	119,240	119,240
Net income per share attributable to common stockholders – basic	$0.19	$0.21
Net income per share attributable to common stockholders – diluted	$0.19	$0.20
Weighted-average shares used in computing net income attributable per share to common stockholders – basic	615,131,135	566,831,135
Weighted-average shares used in computing net income attributable per share to common stockholders – diluted	633,220,151	584,920,151

	Unaudited Pro Forma
	No redemption scenario	Maximum redemption scenario
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2020
Revenue	$633,063	$633,063
Cost of revenue	208,983	208,983
Total operating expenses	600,819	600,819
Operating loss	(176,739)	(176,739)
Net loss	(356,973)	(356,973)
Net loss per share attributable to common stockholders – basic and diluted:	$(0.58)	$(0.63)
Weighted-average shares used in computing net loss attributable per share to common stockholders – basic and diluted:	614,173,974	565,873,974

	Unaudited Pro Forma
	No redemption scenario	Maximum redemption scenario
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data
As of March 31, 2021
Total current assets	$986,388	$503,384
Total assets	3,918,148	3,435,144
Total current liabilities	124,679	124,679
Total liabilities	1,903,858	1,903,858
Common stock	61	56
Total stockholders’ equity	2,000,111	1,517,107

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical comparative share information for Dragoneer and CCC and unaudited pro forma combined per share information of New CCC after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	No redemption scenario: This scenario assumes that no shares of Class A ordinary shares are redeemed; and

•

Maximum redemption scenario: This scenario assumes that 48,300,000 shares of Class A ordinary shares are redeemed for an aggregate payment of approximately $483.0 million from the Trust Account, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

The unaudited pro forma book value information reflects the merger as if it had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information give pro forma effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Dragoneer and CCC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Dragoneer and CCC is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Dragoneer and CCC would have been had the companies been combined during the periods presented.

	Historical		Unaudited Pro forma
	Dragoneer	CCC	No redemption scenario	Maximum redemption scenario
For the Three Months ended March 31, 2021
Book value per share—basic and diluted(1)	$(4.83)	$839.05	$3.25	$2.67
Net income (loss) per share—basic(2)	—	$(3.43)	$0.19	$0.21
Net income (loss) per share—diluted(2)	—	$(3.43)	$0.19	$0.20
Net income per share—basic and diluted(2) Class A	$0.00	—	—	—
Net income per share—basic and diluted (2) Class B	$9.31	—	—	—

(1)	Book value per share is calculated as total equity divided by:

•	Common shares outstanding at March 31, 2021 for CCC and Dragoneer; and

•	Common shares outstanding at March 31, 2021 for the pro forma information.

(2)	Net income (loss) per common share is based on:

•	Weighted average number of common shares outstanding for the three months ended March 31, 2021 for CCC and Dragoneer; and

•	Weighted average number of common shares outstanding for the three months ended March 31, 2021 for the pro forma information.

	Historical		Unaudited Pro forma
	Dragoneer	CCC	No redemption scenario	Maximum redemption scenario

For the Year ended December 31, 2020
Book value per share—basic and diluted(1)	$0.29	$926.29	$2.97	$2.37
Net loss per share—basic and diluted(2)	—	$(11.40)	$(0.58)	$(0.63)
Net loss per share—basic and diluted(2) Class A	$0.00	—	—	—
Net loss per share—basic and diluted (2) Class B	$(11.09)	—	—	—

(1)	Book value per share is calculated as total equity divided by:

•	Common shares outstanding at December 31, 2020 for CCC and Dragoneer; and

•	Common shares outstanding at December 31, 2020 for the pro forma information.

(2)	Net loss per common share is based on:

•	Weighted average number of common shares outstanding for the year ended December 31, 2020 for CCC and Dragoneer; and

•	Weighted average number of common shares outstanding for the year ended December 31, 2020 for the pro forma information.

RISK FACTORS

Dragoneer shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. Dragoneer may face additional risks and uncertainties that are not presently known to us or CCC or that we or CCC currently deem immaterial, which may also impair our or CCC’s business or financial condition.

Risks Related to CCC’s Business and to New CCC’s Business Following the Business Combination

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to CCC and its subsidiaries prior to the Business Combination and to New CCC and its consolidated subsidiaries after giving effect to the Business Combination.

Risks Relating to Business and Industry

A substantial portion of our revenue is derived from a relatively small number of customers in the P&C insurance and automotive collision industries, and the loss of any of these customers, or a significant revenue reduction from any of these customers, could materially impact our business, results of operations and financial condition.

Our revenue is dependent on customers in the P&C insurance and automotive collision industries, and historically a relatively small number of customers have accounted for a significant portion of our revenue. Revenue from two insurance carrier customers individually accounted for more than 10% of total revenue during the years ended December 31, 2019 and 2018. For the year ended December 31, 2020, one insurance carrier customer individually accounted for more than 10% of total revenue, and after the divestiture of First Party Clinical Services, no customer would have individually accounted for more than 10% of revenue in 2020. We expect that we will continue to depend upon a relatively small number of customers for a significant portion of our revenue for the foreseeable future. As a result, if we fail to successfully renew our contracts with one or more of these customers, or if any of these customers reduce or cancel services or defer purchases, or otherwise terminate their relationship with us, our business, results of operations and financial condition would be adversely impacted. Some of our SaaS arrangements with our customers can be canceled or not renewed by the customer after the expiration of the SaaS term, as applicable, on relatively short notice. Additionally, we may be involved in disputes with our customers in the future and such disputes may impact our relationship with these customers. The loss of business from any of our significant customers, including from cancellations or due to disputes, could materially impact our business, results of operations and financial condition.

Our large customers have negotiating leverage, which may require us to agree to terms and conditions that result in increased cost of sales, decreased revenue, lower average selling prices and gross margins, and increased contractual liability risks, all of which could harm our results of operations.

Some of our customers include the largest P&C insurers and auto collision repair organizations in the U.S. These customers have significant bargaining power when negotiating new licenses or subscriptions or renewals of existing agreements and have the ability to buy similar products from other vendors or develop such systems internally. These customers have and may continue to seek advantageous pricing and other commercial and performance terms that may require us to develop additional features in the products we sell to them or add complexity to our customer agreements. In the past, we have been required to, and may in the future be required to, reduce the average selling price of our products or otherwise agree to materially less favorable terms in response to these pressures. If we are unable to avoid reducing our average selling prices or renegotiate our contracts on commercially reasonable terms, our results of operations could be adversely impacted.

Our business depends on our brand, and if we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected.

We believe that the brand identity we have developed and acquired has significantly contributed to the success of our business. We also believe that developing, maintaining, and enhancing awareness and integrity of our brand and reputation are critical to achieving widespread acceptance of our solutions and expanding adoption of our solutions to new customers in both existing and new markets. Maintaining and enhancing our brand requires us to make substantial investments and these investments may not be successful or cost-efficient. We believe that the importance of our brand and reputation will increase as competition in our market further intensifies. Successful promotion of our brand depends on the effectiveness of our marketing efforts and our ability to provide a reliable, useful and valuable collection of solutions at competitive prices. These factors are essential to our ability to differentiate our offerings from competing products. In addition, our brand and reputation could be impacted if our end users or insured parties have negative experiences in the claim process, which ultimately largely depends on the quality of service from our customers, but also may depend on the insured’s perceived value of its vehicle. See “—Litigation Risk Factors—We are currently, and have been in the past, a party to litigation, which could result in damage to our reputation and harm our future results of operations.” For example, putative class action lawsuits have alleged that the use of the Company’s total loss valuation solution has led to undervaluation of insureds’ loss vehicles.

Maintaining and enhancing our brand will depend largely on our ability to be a technology innovator, to continue to provide high quality solutions and protect and defend our brand names and trademarks, which we may not do successfully. We have not engaged in extensive direct brand promotion activities, and we may not successfully implement brand enhancement efforts in the future. Our products and services generally are branded and are likely associated with the overall experiences of a participant in the insurance economy, which is largely outside of our control. Any brand promotion activities we undertake may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, we may fail to attract new customers and partners or retain our existing customers and partners and our business and financial condition may be adversely affected. Any negative publicity relating to our employees, partners, or others associated with these parties, may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our solutions and increased risk of losing market share to competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.

Our revenue growth rate depends on existing customers renewing and upgrading their SaaS software subscriptions for our solutions. A decline in our customer renewals and expansions could adversely impact our future results of operations.

Our customers have no obligation to renew their contracts for our solutions after the expiration of their contract periods and our customers may choose not to renew contracts for a similar mix of solutions. Our customers’ renewal rates may fluctuate or decline as a result of a number of factors, including customer dissatisfaction, customers’ spending levels, increased competition, changes in tax or data privacy laws or rules, prices of our services, the prices of services offered by our competitors, spending levels due to the macroeconomic environment or other factors, deteriorating general economic conditions, or legislative and regulatory changes. If our customers do not renew their contracts or reduce the solutions purchased under their contracts, our revenue could decline and our business may be adversely impacted.

Our future success also depends in part on our ability to sell additional solutions to existing customers. If our efforts to sell our additional solutions to our customers are not successful, our revenue growth would decrease and our business, results of operations, and financial condition would be adversely impacted.

Our growth strategy depends on continued investment in and delivery of innovative SaaS solutions. If we are unsuccessful in delivering innovative SaaS solutions, it could adversely impact our results of operations and financial condition.

To address demand trends across the P&C insurance economy, we have focused on and plan to continue focusing on the growth and expansion of our SaaS business. This growth strategy has required and will continue to require a considerable investment of technical, financial and sales resources. These investments may not result in an increase in SaaS software revenue and we may not be able to scale such investments efficiently, or at all, to meet customer demand and expectations. Our focus on our SaaS business may increase our costs in any given period and may be difficult to predict over time.

Our SaaS arrangements also contain service level agreement clauses which may include penalties for matters such as failing to meet stipulated service levels. The consequences in such circumstances could include monetary credits for current or future service engagements, reduced fees for additional product sales, cancellations of planned purchases and a customer’s refusal to pay their contractually-obligated SaaS or professional service fees. Should these penalties be triggered, our results of operations may be adversely affected. Furthermore, any factor adversely affecting sales of our SaaS solutions, including application release cycles, delays or failures in new product functionality, market acceptance, product competition, performance and reliability, reputation, price competition and economic and market conditions, could have a material adverse effect on our business, financial condition and results of operations. Additionally, the entry into new markets or the introduction of new features, functionality or applications beyond our current markets and functionality may not be successful. If we invest in the development of new products, we may not recover the “up-front” costs of developing and marketing those products, or recover the opportunity cost of diverting management, technical and financial resources away from other development efforts. If we are unable to successfully grow our SaaS business and navigate our growth strategy in light of the foregoing uncertainties, our reputation could suffer and our results of operations may be impacted, which may cause our stock price to decline.

Public health outbreaks, epidemics or pandemics, including the global COVID-19 pandemic, could harm our business and results of operations.

Public health outbreaks, epidemics and pandemics could materially and adversely impact our business. For example, in March 2020, the World Health Organization declared the COVID-19 virus outbreak a global pandemic, and numerous countries, including the U.S., have declared national emergencies with respect to COVID-19. The outbreak and certain intensified preventative or protective public health measures undertaken by governments, businesses and individuals to contain the spread of COVID-19, including orders to shelter-in-place and restrictions on travel and permitted business operations, have resulted and continue to result, in global business disruptions that adversely affect workforces, organizations, economies, and financial markets globally, leading to an economic downturn and increased market volatility. The ongoing outbreak has also disrupted travel patterns and commuting, which has reduced the number of claims and harmed the businesses of certain repair shops and parts suppliers, and could weigh more heavily on our business and results of operation if the pandemic continues for an extended period of time. We have also limited our in-person marketing activities and the outbreak has hindered the ability of our technical support teams and sales force to travel to existing customers and new business prospects, and we expect this will continue for the foreseeable future. While our business has not, to date, experienced a material disruption in bookings or sales due to the COVID-19 pandemic, a continued or intensifying outbreak over the short- or medium-term could result in delays in services delivery, delays in implementations, delays in critical development and commercialization activities, including delays in the introduction of new products and further international expansion, interruptions in sales and marketing activity, furloughs or layoffs of employees and disruptions of supply chains. Additionally, we may incur increased costs in the future when employees return to working in our offices and we implement measures to ensure their safety.

The related impact on the global economy could also decrease technology spending by our existing and prospective customers and adversely affect their demand for our solutions. Further, our sales and implementation cycles could lengthen which could result in us providing contract terms more favorable to customers and a potentially longer delay between incurring operating expenses and the generation of corresponding revenue or in difficulty in accurately predicting our financial forecasts. Additionally, the economic downturn and rising unemployment rates resulting from the COVID-19 pandemic have the potential to significantly reduce individual and business disposable income and depress consumer confidence, which could limit the ability or willingness of some consumers to obtain and pay for our customers’ products in both the short- and medium-terms, which may negatively impact the ability of our customers to pay for our services or require such customers to request amended payment terms for their outstanding invoices. Furthermore, we are unable to predict the impact that the COVID-19 pandemic may have going forward on the business, results of operations or financial position of any of our major customers, which could impact each customer to varying degrees and at different times and could ultimately impact our own financial performance.

The pandemic also presents operational challenges as our workforce is currently working remotely and assisting customers who are also generally working remotely. We also have limited our employees’ international and domestic travel. We depend on key officers and employees; should any of them become ill and unable to work, it could impact our productivity and business continuity. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, it is not possible for us to predict the duration or magnitude of these business disruptions or the adverse results of the pandemic, which ultimately will depend on many factors, including the speed and effectiveness of containment efforts throughout the world. These disruptions could negatively affect our operations or internal controls over financial reporting and may require us to implement new processes, procedures and controls to respond to further changes in our business environment.

The magnitude of the effect of the COVID-19 pandemic on our business will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. The longer the pandemic continues or resurges, the more severe the impacts described above will be on our business. The extent, length and consequences of the pandemic on our business, including our customers’ purchasing decisions and other reactions, are uncertain and impossible to predict but could be material. Any reopenings followed by subsequent restrictions or closings could have a material impact on us. The COVID-19 pandemic and other similar outbreaks, epidemics or pandemics could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects and could cause significant volatility in the trading prices of our common stock as a result of any of the risks described above and other risks that we are not able to predict.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening other risks described in this “Risk Factors” section, such as those relating to our liquidity.

Factors outside of our control including but not limited to natural catastrophes and terrorism, may adversely impact the P&C insurance economy, preventing us from expanding or maintaining our existing customer base and increasing our revenue.

Our largest customers are carriers who have experienced, and will likely experience in the future, losses from catastrophes, natural disasters or terrorism that may adversely impact their businesses. Catastrophes can be caused by various events, including, without limitation, hurricanes, tsunamis, floods, windstorms, earthquakes, hail, tornadoes, explosions, severe weather, epidemics, pandemics and fires. Global warming trends are contributing to an increase in erratic weather patterns globally and intensifying the impact of certain types of catastrophes. Moreover, acts of terrorism or war could cause disruptions to our business or our customers’ businesses or the economy as a whole.

The risks associated with natural catastrophes and terrorism are inherently unpredictable, and it is difficult to forecast the timing of such events or estimate the amount of losses they will generate. In recent years, for example, parts of the U.S. suffered extensive damage due to multiple hurricanes and fires. The combined effect of those losses on carriers was significant. Such losses and losses due to future events may adversely impact our current or potential customers, which may prevent us from maintaining or expanding our customer base and increasing our revenue as such events may cause customers to postpone purchases of new offerings or to discontinue existing projects. Any of these events could materially impact our business, results of operation and financial condition.

A downturn in the P&C insurance industry, claim volumes, or supporting economy, which are outside of our control, could adversely impact our results of operations.

Revenue for some of CCC’s solutions are derived from claims volumes rather than from the subscription fees that represent the majority of CCC’s revenue. Claim volume-based solution revenue is driven by individual customer usage and can be impacted by market conditions within the industry. As a result, our transactional revenue can be adversely affected by factors outside of CCC’s control, including but not limited to, industry trends, market events, customer-specific usage changes. The transactional portion of the business also presents more challenges to accurately forecasting future revenues.

Changes in the P&C insurance and automotive collision industries, including the adoption of new technologies, such as autonomous vehicles, may significantly impact our results of operations.

Aspects of our business, and our customers’ businesses, which our products and services support, can be impacted by events in the P&C insurance and automotive collision industries which are beyond our control. Certain trends in the automotive industry, including the continued adoption of semi-autonomous or autonomous vehicles and the advent of improved automotive safety features, may potentially impact the future market for, and operations of, the P&C insurance and automotive collision industries. While the impacts and timing of these changes are currently unknown, if this has an adverse impact on the P&C insurance or the automotive collision industries, it could have an adverse impact on our future result of operations.

Our customers may defer or forego purchases of our products or services in the event of weakened global economic conditions or political transitions.

Our financial performance depends, in part, on the state of the economy. Declining levels of economic activity may lead to declines in spending in the industries we serve, which may result in decreased revenue for us. Concern about the strength of the economy may slow the rate at which businesses are willing to enter into new contractual arrangements, potentially including those for our solutions. If our customers and potential customers experience financial hardship as a result of a weakened economy, industry consolidation, or other factors, the overall demand for our solutions could decrease. If economic conditions worsen, our business, results of operations, and financial condition could be adversely impacted.

Global events such as the imposition of various trade tariffs by the U.S. and China and the COVID-19 pandemic, have created and may continue to create economic uncertainty, including inflationary pressures, in regions in which we have significant operations. These conditions may make it difficult for our customers and us to forecast and plan future business activities accurately, and they could cause our customers to reevaluate their decision to purchase our products, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Moreover, during challenging economic times, our customers may be unable to timely access sufficient credit, which could impair their ability to make timely payments to us. If that were to occur, we may not receive amounts owed to us and may be required to record an allowance for doubtful accounts, which would adversely affect our financial results. A substantial downturn in the insurance industry may cause firms to react to worsening conditions by reducing their capital expenditures, reducing their spending on information technology, delaying or canceling information technology projects, or seeking to lower their costs by renegotiating vendor contracts. Negative or worsening conditions in the general economy, both in the U.S. and abroad, including conditions resulting from financial and credit market fluctuations, could decrease corporate spending on enterprise software in general, and in the insurance industry specifically, and negatively affect the rate of growth of our business.

Macroeconomic factors impacting the principal industries we serve could adversely affect our product adoption, usage, or average selling prices.

We expect to continue to derive most of our revenue from solutions and additional services we provide to the P&C insurance industry and supporting economy, including the automotive collision and OEM industries. Given the concentration of our business activities in this industry, we will be particularly exposed to certain economic downturns affecting the insurance industry. U.S. and global market and economic conditions have been, and continue to be, disrupted and volatile. General business and economic conditions that could affect us and our customers include fluctuations in economic growth, debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, and the strength of the economies in which our customers operate. A poor economic environment could result in significant decreases in demand for our solutions, including the delay or cancellation of current or anticipated projects, or could present difficulties in collecting accounts receivables from our customers due to their deteriorating financial condition. Our existing customers may be acquired by or merged into other entities that use our competitors’ products, or they may decide to terminate their relationships with us for other reasons. As a result, our sales could decline if an existing customer is merged with or acquired by another company that has a poor economic outlook or is closed.

We face competition in our market, which could negatively impact our business, results of operations, and financial condition and cause our market share to decline.

The market for our solutions is competitive. The competitors we face in any sale opportunity may change depending on, among other things, the line of business purchasing the software, the application being sold, the geography in which the customer is operating, and the size of the customer to which we are selling. These competitors may compete on the basis of price, the time and cost required for software implementation, custom development, or unique product features or functions. Outside of the U.S., we are more likely to compete against vendors that may differentiate themselves based on local advantages in language, market knowledge, and content applicable to that jurisdiction.

As we expand our product portfolio, we may begin to compete with software and technology providers that we have not competed against previously and where technology and applications may, in time, become more competitive with our offerings.

We expect the intensity of competition to remain high in the future, as the amount of capital invested in current and potential competitors, including insurance technology companies, has increased significantly in recent years. As a result, our competitors or potential competitors may develop improved product or sales capabilities, or even a technology breakthrough that disrupts our market. Continuing intense competition could result in increased pricing pressure, increased sales and marketing expenses, and greater investments in research and development, each of which could negatively impact our profitability. Current and potential competitors may be able to devote greater resources to, or take greater risks in connection with, the development, promotion, and sale of their products than we can devote to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs, thus leading to their wider market acceptance. We may not be able to compete effectively and competitive pressures may prevent us from acquiring and maintaining the customer base necessary for us to increase our revenue and profitability.

In addition, the insurance industry is evolving rapidly, and we anticipate the market for cloud-based solutions will become increasingly competitive. If our current and potential customers move a greater proportion of their data and computational needs to the cloud, new competitors may emerge that offer services either comparable or better suited than ours to address the demand for such cloud-based solutions, which could reduce demand for our offerings. To compete effectively we will likely be required to increase our investment in research and development, as well as the personnel and third-party services required to improve reliability and lower the cost of delivery of our cloud-based solutions. This may increase our costs more than we anticipate and may adversely impact our results of operations.

Our current and potential competitors may also establish cooperative relationships among themselves or with third parties to further enhance their resources and offerings. Current or potential competitors may be acquired by other vendors or third parties with greater available resources. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, to devote greater resources to the promotion or sale of their products and services, to initiate or withstand substantial price competition, or to take advantage of emerging opportunities by developing and expanding their product and service offerings more quickly than we can. Additionally, they may hold larger portfolios of patents and other intellectual property rights as a result of such relationships or acquisitions. If we are unable to compete effectively with these evolving competitors for market share, our business, results of operations, and financial condition could be materially and adversely affected.

If we are unable to develop, introduce and market new and enhanced versions of our solutions and products, we may be put at a competitive disadvantage and our operating results could be adversely affected.

As technology continues to develop at a rapid pace, both within the P&C insurance economy and more broadly across the insurance ecosystem, the possibility of the development of technological advancements made by other firms will increase. If we are unable to internally develop or acquire suitable alternatives to such developments or otherwise deploy competitive offerings our business and growth opportunities may be challenged. Additionally, certain P&C insurance ecosystem customers may seek to develop internal solutions which could potentially compete with related offerings from CCC. Technologies such as enhanced modeling, artificial intelligence and machine learning technology may offer certain firms, including insurance carriers, the opportunity to make rapid advancements in the development of tools which may impact the industry broadly.

New products utilize and will continue to be based on AI technologies in the future. As such, the market acceptance of AI-based solutions is critical to our continued success. In order for cloud-based AI solutions to be widely accepted, organizations must overcome any concerns with placing sensitive information on a cloud-based platform. Furthermore, our ability to effectively market and sell AI-based solutions to customers is partly dependent upon the pace at which enterprises undergo digital transformation. Additionally, as technologies continue to become more integrated with AI technologies generally, governments may implement data privacy and AI regulations with which we will need to comply, and which may result in the incurrence of additional costs and expenses.

We expect that the needs of our customers will continue to rapidly change and increase in complexity and we will need to improve the functionality and performance of our platform continually to meet these demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of enterprise AI solutions in general or our platform in particular, our business operations, financial results, and growth prospects will be materially and adversely affected.

Our sales and implementation cycles can be lengthy and variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenue.

Sales cycles for some of our solutions are complex and can be lengthy and unpredictable, requiring pre-purchase evaluation by a significant number of employees in our customers’ organizations, and can involve a significant operational decision by our customers. Our sales efforts involve educating our customers about the use and benefits of our solutions, including in the technical capabilities and the potential cost savings achievable by organizations using our solutions. For larger business opportunities, such as converting a new P&C insurance customer, customers undertake a rigorous pre-purchase decision-making and evaluation process which typically involves due diligence and reference checks. We invest a substantial amount of time and resources in our sales efforts without any assurance that our efforts will produce sales. Even if we succeed at completing a sale, we may be unable to predict the size or term of an initial SaaS arrangement until very late in the sales cycle. In addition, we sometimes commit to include specific functions in our base product offering at the request of a customer or group of customers. Providing this additional functionality may be time consuming and may involve factors that are outside of our control. Customers may also insist that we commit to certain time frames in which systems built around our solutions will be operational, or that once implemented our solutions will be able to meet certain operational requirements. Our ability to meet such timeframes and requirements may involve factors that are outside of our control, and failure to meet such timeframes and requirements could result in us incurring penalties, costs and/or additional resource commitments, which would adversely affect our business and results of operations.

Unexpected delays and difficulties can occur as customers implement and test our solutions. Solutions can involve integration with our customers’ and third-party’s systems as well as the addition of customer and third-party data to our platform. This process can be complex, time-consuming and expensive for our customers and can result in delays in the implementation of our solutions, which could adversely affect our business, results of operations and financial condition. Time-consuming efforts such as client setups, training and transition of systems may also increase the amount of services personnel we must allocate to each customer, thereby increasing our costs for these services. These types of changes can also result in a shift in the timing of the recognition of revenue which could adversely affect results of operations and financial condition. The timing of when we sign a large contract can materially impact our results of operations for the period and can be difficult to predict.

Furthermore, our sales cycles could be interrupted or affected by other factors outside of our control. For example, the COVID-19 pandemic has caused sales cycles to lengthen and has other impacts on our business. We currently have formal restrictions on travel in place, which are in accordance with recommendations by the U.S. government and The Centers for Disease Control and Prevention, and many of our customers and prospects have likewise enacted their own preventative policies and travel restrictions. We cannot predict whether, for how long, or the extent to which the COVID-19 outbreak may adversely affect our business, results of operations, and financial condition.

Failure to manage our expanding operations effectively could harm our business.

We have expanded our operations, including the number of employees and the locations and scope of our operations, and expect to continue to do so in the future. Additionally, the COVID-19 pandemic and related shelter-in-place orders have resulted in our employees and contractors working from home, bringing new challenges to managing our business and work force that we generally expect to continue for the foreseeable future. This expansion and changing work environment have placed, and will continue to place, challenges on our operations and our personnel. We will also need to identify, add and retain additional qualified personnel across our operations. To manage our anticipated future operational expansion effectively, we must maintain, and expect to enhance, our IT infrastructure and financial and accounting systems and controls, and manage expanded operations and employees in geographically distributed locations. Our growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of new solutions. If we increase the size of our organization without experiencing an increase in sales of our solutions, we will experience reductions in our gross and operating margins and net income. We may also deem it advisable in the near-term or later to downsize certain of our offices in order to reduce costs, which may cause us to incur related charges. If we are unable to effectively manage our expanding operations or manage the increase in remote employees, our expenses may increase more than expected, our revenue could decline or grow more slowly than expected and we may be unable to implement our business strategy.

If we are unable to develop new markets or sell our solutions into these new and existing markets, our revenue will not grow as expected.

Our ability to increase revenue will depend, in large part, on our ability to further penetrate our existing markets and enter new markets, as well as our ability to increase sales from existing customers and attract new customers. The success of any enhancement or new solution or service depends on several factors, including the timely completion, introduction and market acceptance of enhanced or new solutions, adaptation to new industry standards and technological changes, the ability to maintain and to develop relationships with third parties and the ability to attract, retain and effectively train sales and marketing personnel. Any new solutions we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the market acceptance necessary to generate significant revenue. Any new industry standards or practices that emerge, or any introduction by competitors of new solutions embodying new services or technologies, may cause our solutions to become obsolete. Any new markets in which we attempt to sell our solutions, including new countries or regions, may not be receptive or implementation may be delayed due to circumstances beyond our control, including economic and market factors, public health outbreaks, epidemics and pandemics, including the COVID-19 pandemic, natural disasters and terrorist attacks. Additionally, any expansion into new markets may require us to comply with new regulatory laws and regimes and increase our monitoring thereof on an ongoing basis, which will increase our costs, as well as the risk that we may not be in compliance on a timely basis or at all. Our ability to further penetrate our existing markets and enter new markets depends on the quality of our solutions and our ability to design our solutions to meet changing consumer demands and industry standards, as well as our ability to assure that our customers will be satisfied with our existing and new solutions. If we are unable to sell our solutions into new markets or attract new customers or to further penetrate existing markets, or to increase sales from existing customers by selling them additional solutions, our revenue will not grow as expected, which would have a material adverse effect on our business, financial condition and results of operations.

Developing significant revenue streams derived from our current research and development efforts may take several months or years, or may not be achieved at all.

Developing software is time consuming and costly, and investment in product development may involve a long payback cycle. Our research and development expenses were $109.5 million, or 17% of our total revenue in the year ended December 31, 2020. Including capitalized time related to internal use software of $17.1 million, our total spend was 20% of total revenue in the year ended December 31, 2020. Our future plans include significant investments to develop, improve and expand the functionality of our solutions, which we believe is necessary to maintain our competitive position. However, we may not recognize significant revenue from these investments for several months or years, or the investments may not yield any additional revenue.

Changes in, or violations by us or our customers of, applicable government regulations could reduce demand for or limit our ability to provide our software and services in those jurisdictions.

Our P&C insurance industry customers are subject to extensive government regulations, mainly at the state level in the United States and at the country level in our non-U.S. markets. Some of these regulations relate directly to our software and services, including regulations governing the use of total loss and photo estimating software. If our insurance company customers fail to comply with new or existing insurance regulations, including those applicable to our software and services, they could lose their certifications to provide insurance and/or reduce their usage of our software and services, either of which would reduce our revenues. We have in the past and continue to spend considerable time and resources working with our customers to help them navigate these regulations, including Department of Insurance market conduct examinations and defending against class action lawsuits. If our products or services are found to be defective, we could be liable to them. In addition, future regulations could force us to implement costly changes to our software and/or databases or have the effect of prohibiting or rendering less valuable one or more of our offerings. Also, we are subject to direct regulation in some markets, and our failure to comply with these regulations could significantly reduce our revenues or subject us to government sanctions.

Sales to customers or operations outside the United States may expose us to risks inherent in international sales.

Historically, transactions occurring outside of the U.S. have represented a small portion of our overall processed transactions. However, we intend to continue to expand our international sales efforts. Operating in international markets, including in China, requires significant resources and management attention and will subject us to regulatory, economic, and political risks that are different from those in the U.S. Because of our limited experience operating internationally, our international expansion efforts may not be successful. We may rely heavily on third parties outside of the U.S., and as a result we may be adversely impacted if we invest time and resources into such business relationships but do not see significant sales from such efforts. Potential risks and challenges associated with sales to customers and operations outside the U.S. include:

•	compliance with multiple conflicting and changing governmental laws and regulations, including employment, tax, money transmission, privacy, and data protection laws and regulations;

•	laws and business practices favoring local competitors;

•	new and different sources of competition;

•	securing new integrations for international technology platforms;

•	localization of our solutions, including translation into foreign languages, obtaining and maintaining local content, and customer care in such languages;

•	treatment of revenue from international sources and changes to tax rules, including being subject to foreign tax laws and liability for paying withholding or other taxes in foreign jurisdictions;

•	fluctuation of foreign currency exchange rates;

•	different pricing environments;

•	restrictions on the transfer of funds;

•	difficulties in staffing and managing foreign operations;

•	availability of reliable internet connectivity in areas targeted for expansion;

•	different or lesser protection of our intellectual property;

•	longer sales cycles;

•	natural disasters, acts of war, terrorism, pandemics, or security breaches;

•	import and export license requirements, tariffs, taxes and other trade barriers;

•	compliance with sanctions laws and regulations, including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury;

•	the burdens and costs of complying with a wide variety of foreign laws and legal standards, including the General Data Protection Regulation (EU 2016/679) (“GDPR”) in the European Union (“EU”);

•	impact of Brexit on operations and growth of business in the European Union;

•	compliance with various anti-bribery and anti-corruption laws such as the U.S. Foreign Corrupt Practices Act (“FCPA”);

•	regional or national economic and political conditions; and

•	pressure on the creditworthiness of sovereign nations resulting from liquidity issues or political actions.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these factors could negatively impact our business, results of operations, financial condition and growth prospects.

Changes in China’s economic, political or social conditions or government policies, as well as the corruption risks presented by operating in China, could have an adverse effect on our efforts to expand our business in China.

We intend to expand our business operations in China as part of our effort to expand our international sales efforts. Accordingly, our business, prospects, financial condition and results of operations may be affected to a significant degree by political, economic and social conditions in China generally.

The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned or controlled by the government. By virtue of our serving customers in China that are at least partially owned or controlled by the government, there is also an increased risk of running afoul of the FCPA and other laws and regulations concerning anti-bribery and anti-corruption, including local Chinese laws, particularly given that China is perceived to present a heightened risk from an anti-corruption perspective. Additionally, as we continue to expand our business operations in China, we may engage with partners and third-party intermediaries who may have direct or indirect dealings with those deemed by anti-corruption laws to be government officials, further increasing the risk of violations of such laws that may result in fines and/or criminal sanctions against us, our officers, or our employees. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. The growth rate of the Chinese economy has gradually slowed since 2010, and the impact of COVID-19 on the Chinese economy in 2020 is likely to be severe. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Our business activities are subject to the FCPA and similar anti-bribery and anti-corruption laws.

Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. Our business activities are subject to the FCPA and similar anti-bribery and anti-corruption laws, regulations, or rules of other countries in which we operate, including the U.K. Bribery Act. These laws are interpreted broadly and prohibit companies, their employees, and third-party intermediaries from authorizing, promising, offering, or providing, either directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. The FCPA also requires public companies to maintain accurate books and records and to devise and maintain an adequate system of internal accounting controls. While only representing a de minimis proportion of our total revenue, we count among our customers a number of government entities. We may have direct or indirect dealings with those deemed by anti-corruption laws to be government officials, which also include interactions in countries known to experience corruption, including China. Activities in such countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, partners, or third-party intermediaries that could be in violation of various anti-corruption laws. We have policies and controls intended to prevent these practices—e.g., a standalone Global Anti-Bribery Policy, Code of Ethics, mandatory anti-corruption trainings, financial controls, and a whistleblowing hotline, among others. While there is no certainty that all of our employees, consultants, partners, or third-party intermediaries will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws, our policies and controls aim to satisfy our obligation to comply with them. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers, or our employees, and liability for the actions of corrupt or other illegal activities of such third-party intermediaries, their employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.

We are subject to increasing global trade laws and regulations, particularly as we endeavor to increase our international sales efforts.

We are subject to U.S. trade laws and regulations, including economic sanctions, export controls, and import laws, as well as similar trade laws and regulations in other countries in which we operate. Failure to comply with global trade laws and regulations can result in penalties and/or reputational harm. Our increasing international sales efforts expose us to increased risk under these laws and regulations, and increasing and evolving global trade laws could impact our business.

We may experience fluctuations in foreign currency exchange rates that could adversely impact our results of operations.

As we expand our business and operations internationally, our international sales may be denominated in foreign currencies, and this revenue could be materially affected by currency fluctuations. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We typically collect revenue and incur costs in the currency of the location in which we provide our solutions and services, but our contracts with our customers are long-term in nature so it is difficult to predict if our operating activities will provide a natural hedge in the future or as we expand internationally. Our results of operations may also be impacted by transaction gains or losses related to revaluing certain current asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Moreover, significant and unforeseen changes in foreign currency exchange rates may cause us to fail to achieve our stated projections for revenue and operating income, which could have an adverse effect on our stock price. As we expand internationally, we will continue to experience fluctuations in foreign currency exchange rates, which, if material, may harm our revenue or results of operations.

We rely on data, technology, and intellectual property of third parties and our solutions rely on information generated by third parties and any interruption of our access to such information, technology, and intellectual property could materially harm our operating results.

We use data, technology, and intellectual property licensed from unaffiliated third parties in certain of our products, and we may license additional third-party data, technology, and intellectual property in the future. Any errors or defects in this third-party data, technology, and intellectual property could result in errors that could adversely impact our brand and business. In addition, licensed data, technology, and intellectual property may not continue to be available on commercially reasonable terms, or at all. The loss of the right to license and distribute this third-party data, technology, and intellectual property could limit the functionality of our products and might require us to redesign our products. Our success depends significantly on our ability to provide our customers access to data from many different sources, including, for example, parts-related data for purposes of repair estimation. We obtain much of our data about vehicle parts and components and collision repair labor and costs through license agreements with third parties who may be sole-source suppliers of that data.

If one or more of our licenses are terminated, if our licenses are subject to material price increases, or if we are unable to renew one or more of these licenses on favorable terms or at all, we may be unable to access the information without incurring additional costs or, for instance in the case of information licensed from sole-service suppliers, unable to access alternative data sources that would provide comparable information. While we do not believe that our access to many of the individual sources of data is material to our operations, prolonged industry-wide price increases or reductions in data availability could make receiving certain data more difficult and could result in significant cost increases, which would materially harm our operating results.

Failure to protect our intellectual property could adversely impact our business and results of operations.

Our success depends in part on our ability to enforce and defend our intellectual property rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license agreements and other contractual provisions, to do so.

In the future we may file patent applications related to certain of our innovations. We do not know whether those patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. In addition, we may not receive competitive advantages from the rights granted under our patents and other intellectual property. Our existing patents and any patents granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing these patents. The validity, enforceability, scope and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings that vary based on the local law of the relevant jurisdiction. Our ability to enforce our patents also depends on the laws of individual countries and each country’s practice with respect to enforcement of intellectual property rights. Patent protection must be obtained on a jurisdiction-by-jurisdiction basis, and we only pursue patent protection in countries where we think it makes commercial sense for the given product. In addition, if we are unable to maintain our existing license agreements or other agreements pursuant to which third parties grant us rights to intellectual property, including because such agreements terminate, our financial condition and results of operations could be materially adversely affected. Therefore, the extent of the protection afforded by these patents cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations; however, such patent protection could later prove to be important to our business.

Patent law reform in the U.S. and other countries may also weaken our ability to enforce our patent rights, or make such enforcement financially unattractive. For instance, in September 2011, the U.S. enacted the America Invents Act, which permits enhanced third-party actions for challenging patents and implements a first-to-file system. Further, the U.S. Supreme Court’s 2014 decision in Alice v. CLS Bank made it easier to invalidate software patents, leading to CCC deciding to scale back its patent prosecution strategy. These legal changes could result in increased costs to protect our intellectual property or limit our ability to obtain and maintain patent protection for our products in these jurisdictions.

We also rely on several registered and unregistered trademarks to protect our brand. We have pursued and will pursue the registration of trademarks, logos and service marks in the U.S. and internationally; however, enforcing rights against those who knowingly or unknowingly dilute or infringe our brands can be difficult. There can be no assurance that the steps we have taken and will take to protect our proprietary rights in our brands and trademarks will be adequate or that third parties will not infringe, dilute or misappropriate our brands, trademarks, trade dress or other similar proprietary rights. Competitors may adopt service names similar to ours, or use confusingly similar terms as keywords in Internet search engine advertising programs, thereby impeding our ability to build brand identity and possibly creating confusion in the marketplace. In addition, trade name or trademark infringement claims could be brought against us by owners of other registered trademarks or trademarks that incorporate variations of our trademarks. Any claims or customer confusion related to our trademarks could damage our reputation and brand and adversely impact our business and results of operations.

We attempt to protect our intellectual property, technology and confidential information by generally requiring our employees, contractors, and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements, all of which offer only limited protection.

These agreements may not effectively prevent, or provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our confidential information, intellectual property, and technology, unauthorized third parties may gain access to our confidential proprietary information, develop and market solutions similar to ours, or use trademarks similar to ours, any of which could materially impact our business and results of operations. In addition, others may independently discover our trade secrets and confidential information, and in such cases, we could not assert any trade secret rights against such parties. Existing U.S. federal, state and international intellectual property laws offer only limited protection. The laws of some foreign countries do not protect our intellectual property rights to as great an extent as the laws of the U.S., and many foreign countries do not enforce these laws as diligently as governmental agencies and private parties in the U.S. More broadly, enforcing intellectual property protections outside the U.S., including in some countries we operate in, can be more challenging than enforcement in the U.S. The Company takes certain actions when operating in countries where protection of IP, technology and confidential information, is not as well protected, including steps such as preventing placing sensitive IP in such countries, as an example. Moreover, policing our intellectual property rights is difficult, costly and may not always be effective.

From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Even if we are successful in defending our claims, litigation could result in substantial costs and diversion of resources and could negatively affect our business, reputation, results of operations and financial condition. To the extent that we seek to enforce our rights, we could be subject to claims that an intellectual property right is invalid, otherwise not enforceable, or is licensed to the party against whom we are pursuing a claim. In addition, our assertion of intellectual property rights may result in the other party seeking to assert alleged intellectual property rights or assert other claims against us, which could adversely impact our business. If we are not successful in defending such claims in litigation, we may not be able to sell or license a particular solution due to an injunction, or we may have to pay damages that could, in turn, adversely impact our results of operations. In addition, governments may adopt regulations, or courts may render decisions, requiring compulsory licensing of intellectual property to others, or governments may require that products meet specified standards that serve to favor local companies. Our inability to enforce our intellectual property rights under these circumstances may adversely impact our competitive position and our business. If we are unable to protect our technology and to adequately maintain and protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative solutions that have enabled us to be successful to date.

We may enter into joint ventures, collaborations or sponsored developments for intellectual property and, as a result, some of our intellectual property may, in the future, be jointly-owned by third parties.

Engagement in any type of intellectual property collaboration agreement requires diligent management of intellectual property rights. Other than in specific, limited circumstances, CCC does not currently engage in joint ventures, collaborations or sponsored development agreements. Should CCC decide to pursue such agreements in future, the development of joint intellectual property would create additional administrative and financial burdens, and may place CCC at heightened risk of disputes or litigation regarding ownership, maintenance or enforcement of such joint intellectual property.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and results of operations.

The software industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. In particular, leading companies in the software industry own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. From time to time, third parties holding such intellectual property rights, including companies, competitors, patent holding companies, customers and/or non-practicing entities, may assert patent, copyright, trademark or other intellectual property claims against us, our customers and partners, and those from whom we license technology and intellectual property.

Although we believe that our solutions do not infringe upon the intellectual property rights of third parties, any such assertions may require us to enter into royalty arrangements or result in costly litigation, or result in us being unable to use certain intellectual property. Infringement assertions by third parties may involve patent holding companies or other patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence to these patent owners in bringing intellectual property rights claims against us.

If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims. Regardless of the merits or eventual outcome, such a claim could adversely impact our brand and business. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; cease making, licensing or using our solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or works; and to indemnify our partners, customers and other third parties. Any of these events could adversely impact our business, results of operations and financial condition.

Our solutions or products or our third-party cloud providers have experienced in the past, and could experience in the future, data security breaches, which could adversely impact our reputation, business, and ongoing operations.

As a software business, we face risks of cyber-attacks, including ransomware and phishing attacks, social engineering attacks, computer break-ins, theft, fraud, misappropriation, misuse, denial-of-service attacks, and other improper activity that could jeopardize the performance of our platform and solutions and expose us to financial and reputational impact and legal liability, especially with regards to regulators such as the Federal Trade Commission, which has become increasingly aggressive in prosecuting alleged failure to secure personal data as unfair and deceptive acts or practices under the Federal Trade Commission Act. Furthermore, such adverse impact could be in the form of theft of our or our customers’ confidential information, the inability of our customers to access our systems, or the improper re-routing of customer funds through fraudulent transactions or other frauds perpetrated to obtain inappropriate payments and may result from accidental events (such as human error) or deliberate attacks. To protect the information we collect and our systems, we have implemented and maintain commercially reasonable security measures and information security policies and procedures informed by requirements under applicable law and recommended practices, in each case, as applicable to the data collected, but we cannot be sure that such security measures will be sufficient. In some cases, we must rely on the safeguards put in place by third parties to protect against security threats. These third parties, including vendors that provide products and services for our operations, could also be a source of security risk to us in the event of a failure of their own security systems and infrastructure. Our network of business application providers could also be a source of vulnerability to the extent their business applications interface with ours, whether unintentionally or through a malicious backdoor. We cannot, in all instances, review the software code included in third-party integrations. Although we vet and oversee such vendors, we cannot be sure such vetting and oversight will be sufficient. We also exercise limited control over these vendors, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these vendor technologies and information services or our own systems could negatively impact our relationships with partners and adversely affect our business and could expose us to liabilities. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, and may be difficult to detect for long periods of time, we or these third parties may be unable to anticipate these techniques or to implement adequate preventative measures. With the increasing frequency of cyber-related frauds to obtain inappropriate payments, we need to ensure our internal controls related to authorizing the transfer of funds are adequate. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any of these occurrences could create liability for us, put our reputation in jeopardy, and adversely impact our business.

Our customers provide us with information that our solutions store, some of which is sensitive or confidential information about them or their financial transactions. In addition, we store personal information about our employees and, to a lesser extent, those who purchase products or services from our customers. We have security systems and information technology infrastructure designed to protect against unauthorized access to and disclosure of such information. The security systems and infrastructure we maintain may not be successful in protecting against all security breaches and cyber-attacks, including ransomware and phishing attacks, social-engineering attacks, computer break-ins, theft, fraud, misappropriation, misuse, denial-of-service attacks and other improper activity. Threats to our information technology security can take various forms, including viruses, worms, and other malicious software programs that attempt to attack our solutions or platform or to gain access to the data of our customers or their customers. Non-technical means, for example, actions or omissions by an employee or trespasser, can also result in a security breach. Any significant violations of data privacy could result in the loss of business, litigation, regulatory fines or investigations, loss of customers, and penalties that could damage our reputation and adversely affect the growth of our business. In addition, we maintain liability insurance coverage, including coverage for cyber-liability. It is possible, however, that claims could be denied or exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may negatively impact our customer relationships, market acceptance of our solutions, including unrelated solutions, or our reputation and business.

Real or perceived failures in our solutions, an inability to meet contractual service levels, or unsatisfactory performance of our products, could adversely affect our business, results of operations and financial condition.

Because we offer solutions that operate in complex environments, undetected errors or failures may exist or occur, especially when solutions are first introduced or when new versions are released, implemented or integrated into other systems. Our solutions are often used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in our solutions or may expose undetected errors, failures or bugs in our solutions. Despite testing by us, we may not identify all errors, failures or bugs in new solutions or releases until after commencement of commercial sales or installation. In the past, we have discovered errors, failures and bugs in some of our solutions after their introduction. We may not be able to fix errors, failures and bugs without incurring significant costs or an adverse impact to our business. The occurrence of errors in our solutions or the detection of bugs by our customers may damage our reputation in the market and our relationships with our existing customers, and as a result, we may be unable to attract or retain customers. We believe that our reputation and name recognition are critical factors in our ability to compete and generate additional sales. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective solutions and services. The failure to do so may result in the loss of, or delay in, market acceptance of our solutions and services, which could adversely impact our sales, results of operations and financial condition.

The license and support of our software creates the risk of significant liability claims against us. Our SaaS arrangements and licenses with our customers contain provisions designed to limit our exposure to potential liability claims. It is possible, however, that the limitation of liability provisions contained in such agreements may not be enforced as a result of international, federal, state and local laws or ordinances or unfavorable judicial decisions. Breach of warranty or damage liability, or injunctive relief resulting from such claims, could adversely impact our results of operations and financial condition.

Some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code of certain products subject to those licenses.

Some of our services and technologies incorporate software licensed under so-called “open source” licenses. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. Additionally, some open source licenses require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. These open source licenses typically mandate that proprietary software, when combined in specific ways with open source software, become subject to the open source license. If we combine our proprietary software with open source software, we could be required to release the source code of our proprietary software.

We take steps to ensure that our proprietary software is not combined with, and does not incorporate, open source software in ways that would require our proprietary software to be subject to many of the restrictions in an open source license. However, few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. Additionally, we rely on hundreds of software programmers to design our proprietary technologies, and although we take steps to prevent our programmers from including objectionable open source software in the technologies and software code that they design, write and modify, we do not exercise complete control over the development efforts of our programmers and we cannot be certain that our programmers have not incorporated such open source software into our proprietary products and technologies or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our services and technologies and materially and adversely affect our business, results of operations, and prospects.

In the past, companies that have incorporated open source software into their products have faced claims challenging the ownership of open source software or compliance with open source license terms. Accordingly, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms.

Any disruption of our Internet connections, including to any third-party cloud providers that host any of our websites or web-based services, could affect the success of our SaaS solutions.

Any system failure, including network, software or hardware failure, that causes an interruption in our network or a decrease in the responsiveness of our website or our SaaS solutions could result in reduced user traffic, reduced revenue and potential breaches of our SaaS arrangements. Continued growth in Internet usage could cause a decrease in the quality of Internet connection services. Websites have experienced service interruptions as a result of outages and other delays occurring throughout the worldwide Internet network infrastructure. In addition, there have been several incidents in which individuals have intentionally caused service disruptions of major e-commerce websites. If these outages, delays or service disruptions occur frequently in the future, usage of our web-based services could grow more slowly than anticipated or decline and we may lose customers and revenue.

If the third-party cloud providers that host any of our websites or web-based services were to experience a system failure, the performance of our websites and web-based services, including our SaaS solutions, would be adversely impacted. Currently, we utilize third-party cloud providers to host our websites and web-based services. Any disruption of, or interference with, our use of these third-party cloud providers could impair our ability to deliver our solutions to our customers, resulting in customer dissatisfaction, damage to our reputation, loss of customers and adverse impact to our operations and our business. In general, third-party cloud providers are vulnerable to damage from fire, floods, earthquakes, acts of terrorism, power loss, telecommunications failures, break-ins and similar events. If we decided to switch cloud providers or consolidate cloud providers for any reason, it may require significant resources to execute the resulting migrations.

The controls implemented by our current or future third-party cloud providers may not prevent or timely detect system failures and we do not control the operation of third-party cloud providers that we use. Any changes in service levels by our current or future third-party cloud providers could result in loss or damage to our customers’ stored information and any service interruptions at these third-party cloud providers could hurt our reputation, cause us to lose customers, adversely impact our ability to attract new customers or subject us to potential liability. Our current or future third-party cloud providers could decide to close their facilities without adequate notice. In addition, financial difficulties, such as bankruptcy, faced by our current or future third-party cloud providers, or any of the service providers with whom we or they contract, may have negative effects on our business. If our current or future third-party cloud providers are unable to keep up with our growing needs for capacity or any spikes in customer demand, it could have an adverse effect on our business. Our property and business interruption insurance coverage may not be adequate to fully compensate us for losses that may occur. Additionally, systems redundancies and disaster recovery and business continuity plans may not be sufficient to overcome the failures of third-party providers hosting our SaaS solutions.

In addition, our users depend on Internet service providers, online service providers and other website operators for access to our website. These providers could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any of these events could adversely impact our business, results of operations and financial condition.

There may be adverse tax and/or employment law consequences if the independent contractor status of our consultants or the exempt status of our employees is successfully challenged.

We rely on independent third parties to provide certain services to us. We structure our relationships with these outside service providers in a manner that we believe results in an independent contractor relationship, not an employee relationship. Although we believe that we have properly classified these outside service providers as independent contractors, there is nevertheless a risk that the Internal Revenue Service (“IRS”) or another federal, state, or foreign authority will take a different view. Furthermore, the tests governing the determination of whether an individual is considered to be an independent contractor or an employee are typically fact sensitive and vary from jurisdiction to jurisdiction. Laws and regulations that govern the status and misclassification of independent contractors are subject to change or interpretation by various authorities, and the current political climate indicates that there may be federal legislation on worker classification on the horizon. If a federal, state or foreign authority or court enacts legislation or adopts regulations that change the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of our independent contractors, we could incur significant costs under such laws and regulations, including in respect of wages, tax withholding, social security taxes or payments, workers’ compensation and unemployment contributions, and recordkeeping for both prior and future periods, or we may be required to modify our business model, any of which could materially affect our business, financial condition and results of operations. There is also a risk that we may be subject to significant monetary liabilities arising from fines or judgments as a result of any actual or alleged non-compliance with federal, state or foreign laws. Further, if it were determined that any of our independent contractors should be treated as employees, we could incur additional liabilities under our applicable employee benefit plans.

In addition, we have classified many of our U.S. employees as “exempt” under the Fair Labor Standards Act (“FLSA”) and corresponding state laws. If it were determined that any of our U.S. employees who we have classified as “exempt” should be classified as “non-exempt” under the FLSA or similar state law, we may incur costs and liabilities for back wages, unpaid overtime, fines or penalties and be subject to employee litigation. We are currently facing a conditionally certified class action lawsuit alleging violations of the FLSA, which was filed in March 2020 in the United States District Court for the Northern District of Illinois against Auto Injury

Services, Inc. (“AIS”). The lawsuit alleges that the named plaintiff and similarly situated employees and former employees were misclassified as exempt from the overtime pay requirements of the FLSA and therefore entitled to unpaid overtime pay for hours worked in excess of forty (40) hours per week. We have denied the allegations and continue our defense of the case.

We may acquire or invest in companies, or pursue business partnerships, which may divert our management’s attention or result in dilution to our stockholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, investments or partnerships.

We expect to continue to grow, in part, by making targeted acquisitions in addition to our organic growth strategy. Our business strategy includes the potential acquisition of shares or assets of companies with software, technologies or businesses complementary to ours, both domestically and globally. Our strategy also includes alliances with such companies. Acquisitions and alliances may result in unforeseen operating difficulties and expenditures and may not result in the benefits anticipated by such corporate activity.

In particular, we may fail to assimilate or integrate the businesses, technologies, services, products, personnel or operations of the acquired companies, retain key personnel necessary to favorably execute the combined companies’ business plan, or retain existing customers or sell acquired products to new customers. Additionally, the assumptions we use to evaluate acquisition opportunities may not prove to be accurate, and intended benefits may not be realized. Our due diligence investigations may fail to identify all of the problems, liabilities or other challenges associated with an acquired business which could result in increased risk of unanticipated or unknown issues or liabilities, including with respect to environmental, competition and other regulatory matters, and our mitigation strategies for such risks that are identified may not be effective. As a result, we may not achieve some or any of the benefits, including anticipated synergies or accretion to earnings, that we expect to achieve in connection with our acquisitions, we may not accurately anticipate the fixed and other costs associated with such acquisitions, or the business may not achieve the performance we anticipated, any of which may materially adversely affect our business, prospects, financial condition, results of operations, cash flows, as well as our stock price. Further, if we fail to achieve the expected synergies from our acquisitions and alliances, we may experience impairment charges with respect to goodwill, intangible assets or other items, particularly if business performance declines or expected growth is not realized. Any future impairment of our goodwill or other intangible assets could have an adverse effect on our financial condition and results of operations.

Acquisitions and alliances may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our current business. In addition, we may be required to make additional capital investments or undertake remediation efforts to ensure the success of our acquisitions, which may reduce the benefits of such acquisitions. We also may be required to use a substantial amount of our cash or issue debt or equity securities to complete an acquisition or realize the potential of an alliance, which could deplete our cash reserves and/or dilute our existing stockholders and newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. Following an acquisition or the establishment of an alliance offering new solutions, we may be required to defer the recognition of revenue that we receive from the sale of solutions that we acquired or that result from the alliance, or from the sale of a bundle of solutions that includes such new solutions. In addition, our ability to maintain favorable pricing of new solutions may be challenging if we bundle such solutions with sales of existing solutions. A delay in the recognition of revenue from sales of acquired or alliance solutions, or reduced pricing due to bundled sales, may cause fluctuations in our quarterly financial results, may adversely affect our operating margins and may reduce the benefits of such acquisitions or alliances.

Additionally, competition within the software industry for acquisitions of businesses, technologies and assets has been, and is expected to continue to be, intense. Acquisitions could become the target of regulatory reviews, which could lead to increased legal costs, or could potentially jeopardize the consummation of the acquisition. As such, even if we are able to identify an acquisition that we would like to pursue, the target may be acquired by another strategic buyer or financial buyer such as a private equity firm, or we may otherwise not be able to complete the acquisition on commercially reasonable terms, if at all.

We evaluate our capital structure from time to time and may seek to repurchase our securities, refinance our indebtedness or raise debt or equity to finance our operations. However, we may not be able to do so when desired on favorable terms, if at all, or without dilution to our stockholders and we may not realize the anticipated benefits of these transactions.

We may seek to repurchase our securities, refinance our indebtedness or may need to obtain additional financing to execute on our current or future business strategies, including to develop new or enhance existing solutions, acquire businesses and technologies or otherwise respond to competitive pressures. We may not be successful in managing our capital structure through these scenarios, or they may have an adverse impact on our financial position or the price of our common stock. Our ability to raise capital in the future may be limited, and if we fail to raise capital when needed, we could be prevented from growing and executing our business strategy.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted. If we accumulate additional funds through debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. We cannot assure stockholders that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, when we desire them, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our solutions, invest in future growth opportunities or otherwise respond to competitive pressures would be significantly limited. Any of these factors could adversely impact our results of operations.

Risks Relating to Ownership of Our Common Stock

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Following the Business Combination, the Advent Investor will own approximately 60.53% of our common stock and Sponsor will own approximately 1.4% of our common stock. Under the Shareholder Rights Agreement, the Advent Investor has the authority to fill six (6) of the nine (9) seats on our board of directors, a majority of our board. The Advent Investor will maintain this majority until its ownership falls below 50% of our issued and outstanding stock, at which point they will still be entitled to fill four (4) of the nine (9) seats on our board of directors, with three (3) directors required to be independent. As a result, the Advent Investor currently controls the Company and for as long as the Advent Investor continues to beneficially own a substantial percentage of the voting power of our outstanding common stock, it will continue to have significant influence over us. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Advent Investor may not always coincide with our interests or the interests of our other stockholders. For example, for so long as the Advent Investor continues to own a majority of the voting power of our capital stock, the Advent Investor could, acting alone, approve all matters requiring a stockholder vote, including, without limitation: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated certificate of incorporation and our amended and restated bylaws; and our winding up and dissolution. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of the Company, could deprive our stockholders an opportunity to receive a premium for their common stock as part of a sale of the Company and might ultimately affect the market price of our common stock. The Advent Investor may also have interests that differ from yours. For example, other than our Chief Executive Officer, members of our Board of Directors who are affiliated with the Advent Investor, the OH Investor, or the TCV Investor, by the terms of our amended and restated certificate of incorporation, will not be required to offer us any corporate opportunity of which they become aware and can take any such corporate opportunity for themselves or offer it to other companies in which they have an investment. We, by the terms of our certificate of incorporation, will expressly renounce any interest or expectancy in any such corporate opportunity to the extent permitted under applicable law, even if the opportunity is one that we or our subsidiaries might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Advent Investor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. In addition, the Advent investor may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our common stock could decline, or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.

We will incur increased costs as a result of preparing to operate as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would adversely impact our business.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of the NYSE, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We have begun to hire additional accounting, finance, and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We cannot predict or estimate the amount of additional costs we will incur as a result of becoming a public company or the timing of such costs. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Pursuant to Sarbanes-Oxley Act Section 404, we will be required to furnish a report by our management on our internal control over financial reporting beginning with the filing of our Annual Report on Form 10-K with the SEC for the year ending December 31, 2021. In order to continue to maintain effective internal controls to support growth and public company requirements, we will need additional financial personnel, systems and resources. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Sarbanes-Oxley Act Section 404 within the prescribed period, we will be engaged in a process to enhance our documentation and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. As of and for the years ended December 31, 2018, 2019 and 2020, we did not identify any material weaknesses in our internal control over financial reporting. If we identify one or more material weaknesses in the future, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We rely on information systems in managing our operations and any system failure or deficiencies of such systems may have an adverse impact on our business.

We rely on our financial, accounting, compliance and other data processing systems, and those of our third-party vendors or service providers who support these functions. Any failure or interruption of these systems, whether caused by fire, other natural disaster, power or telecommunications failure, act of terrorism or war, system modification or upgrade, or otherwise, could materially adversely affect our business. Although back-up systems are in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate.

We are engaged in an implementation of a new billing system. Such an implementation is a major undertaking from a financial, management, and personnel perspective. The implementation of the billing system may prove to be more difficult, costly, or time consuming than expected, and there can be no assurance that this system will continue to be beneficial to the extent anticipated. Any disruptions, delays or deficiencies in the design and implementation of our new billing system could adversely affect our ability to process orders, send invoices, produce financial reports, or otherwise operate our business. If we are unable to implement the billing system smoothly or successfully, or we otherwise do not capture anticipated benefits, our business, results of operations and financial condition for future periods could be adversely impacted.

Regulatory Risk Factors

Failure to comply with the CCPA, CPRA, GDPR, FCRA or other data privacy legislation could subject us to fines, sanctions or litigation, and could potentially damage our brand and reputation and adversely impact our business, results of operations or financial condition.

Data privacy legislation, enforcement and policy activity are rapidly expanding around the world and creating a complex data privacy compliance environment that poses greater compliance risks and costs, as well as the potential for high profile negative publicity in the event of any data breach. The vast majority of our customers are subject to many privacy and data protection laws and regulations in the U.S. and around the world, and we have also agreed in our contracts with certain of our customers to additional data privacy compliance obligations related to data privacy laws and regulations that may be applicable to them. Some of these privacy and data protection laws and regulations place restrictions on our ability to process personal information across our business.

For example, the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020, imposes a number of privacy and security obligations on companies who collect, use, disclose, or otherwise process personal information of California residents. The CCPA created an expanded definition of personal information, established certain new data privacy rights for California residents and created a new and potentially severe statutory damages framework and private rights of action for violations of the CCPA, including for failing to implement reasonable security procedures and practices to prevent data breaches. In November 2020, California voters passed the California Privacy Rights Act (the “CPRA”). The CPRA, which is expected to take effect on January 1, 2023, will significantly expand the CCPA, including by introducing additional data protection obligations such as data minimization and storage limitations, granting additional rights to consumers such as correction of personal information and additional opt-out rights, and creating a new entity to implement and enforce the CPRA. While we do not yet know the extent of the impact the CPRA will have on our business or operations, such laws will require us to modify our data processing practices and policies in certain respects. The uncertainty and evolving legal requirements in California and other jurisdictions may increase the cost of compliance, restrict our ability to offer services in certain locations or subject us to sanctions by federal, regional, state, local and international data protection regulators, all of which could adversely impact our business, results of operations or financial condition.

In addition, the GDPR took direct effect across the EU member states on May 25, 2018. The GDPR seeks to harmonize national data protection laws across the EU, while at the same time, modernizing the law to address new technological developments. Compared to the previous EU data protection laws, the GDPR notably has a greater extra-territorial reach and has a significant impact on data controllers and data processors which either have an establishment in the EU, or offer goods or services to EU data subjects or monitor EU data subjects’ behavior within the EU. The regime imposes more stringent operational requirements on both data controllers and data processors, and introduces significant penalties for non-compliance with fines of up to 4% of total annual worldwide turnover or €20 million (whichever is higher), depending on the type and severity of the breach. Although our presence in Europe is currently in the early stages of expansion, and we have taken and will continue to take steps to comply with the EU data privacy legislation, there are a significant number of obligations under the GDPR, many of which are operational, and compliance is an ongoing exercise which is never complete. We are aware that we need to monitor the latest legal and regulatory developments, which may involve compliance costs to address any changes required. We may also experience hesitancy, reluctance, refusal or other challenges engaging with European or multi-national customers due to the potential risk exposure, cost, or difficulty in demonstrating to our customers that the Company is in compliance with various regulatory requirements.

Furthermore, the Fair Credit Reporting Act (“FCRA”) may one day limit how we use consumer information. The federal law was passed in 1970 to provide consumers with protections relating to the consumer information held by credit reporting agencies. Although we do not believe we are currently subject to the FCRA, we may be in the future, depending on changes to our products and services or on additional legislative or regulatory efforts that could further regulate credit reporting agencies and the collection, use, communication, access, accuracy, obsolescence, sharing, correction and security of such personal information. Similar initiatives are underway in other countries.

Although we take reasonable efforts to comply with all applicable laws and regulations and have invested and continue to invest human and technology resources into data privacy compliance efforts, there can be no assurance that we will not be subject to regulatory action, including fines, audits or investigations by government agencies relating to our compliance with these laws and regulations. An adverse outcome under any such investigation or audit could result in fines, penalties, other liability, adverse publicity, or a loss of reputation, and could adversely affect our business. Moreover, we or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in a manner that is adverse to our business, such as by expanding data privacy-related liability into areas to which we and our third-party service providers currently do not and previously did not have exposure, consequently increasing the compliance-related costs borne by us and our third-party service providers.

The current data protection landscape may subject us and our third-party service providers to greater risk of potential inquiries and/or enforcement actions. For example, we may find it necessary to establish alternative systems to collect, use, share, retain and safeguard personal information originating from the European Economic Area and caught by the extra-territorial reach of the GDPR, which may involve substantial expense and may cause us to divert resources from other aspects of our business, all of which may adversely affect our results from operations. Further, any inability to adequately address privacy concerns in connection with our SaaS solutions, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to us, and adversely affect our ability to offer SaaS solutions.

Further changes to data privacy legislation may substantially increase the penalties to which we could be subject in the event of any non-compliance. We may incur substantial expense in complying with the new obligations to be imposed by new regulations and we may be required to make significant changes to our solutions and expanding business operations, all of which may adversely affect our business, results of operations or financial condition.

The enactment of new data privacy legislation and evolution of current privacy legislation could cause us to incur incremental cost and liability, adversely affecting our business operations and ability to deliver our financial plans.

As we continue to focus on our SaaS solutions, the amount of personal information we or our third-party cloud providers collect, use, disclose, or otherwise process will likely continue to increase significantly. In addition, a limited number of our solutions collect, use, disclose, or otherwise process transaction-level data aggregated across our customers. We anticipate that over time we will expand our use and collection of personal information as greater amounts of such personal information may be transferred from our customers to us. We recognize that personal privacy has become a significant issue in the U.S., and other jurisdictions where we operate. Many federal, regional, state, local and international legislatures and government agencies have imposed or are considering imposing restrictions and requirements regarding the collection, use, disclosure, and processing of personal data, including the CPRA.

Changes to laws or regulations affecting privacy could impose additional costs and liabilities, including fines, sanctions or other penalties on us and our third-party service providers, which could materially and adversely affect results of operations, business and reputation and could limit our ability to use such information to add value for customers. If we are required to change our business activities or revise or eliminate services, or to implement burdensome compliance measures, our business and results of operations could be adversely impacted. Such changes are a possibility, especially given that consumer advocates, media and elected officials, among others, have increasingly publicly criticized data-focused companies and industries regarding their collection, storage and use of personal data. Additionally, in the case of information from our websites and web-based services that is stored with third-party cloud providers that we do not control, our third-party cloud providers may not adequately implement compliance measures concerning the privacy and/or security of any stored personal information. We may be subject to fines, penalties and potential litigation if we or our third-party cloud providers fail to comply with applicable privacy and/or data security laws, regulations, standards and other requirements and the costs of compliance with and other burdens imposed by privacy-related laws, regulations and standards may limit the use and adoption of our solutions and reduce their overall demand for our solutions. Furthermore, any determination by a court or agency that our data practices, products or services violate, or cause our customers to violate, applicable laws, regulations or other requirements could subject us or our customers to civil or criminal penalties. Such a determination also could require us to modify or terminate portions of our business, disqualify us from serving certain customers or cause us to refund some or all of our fees or otherwise compensate our customers, or alter our business practices, potentially at great expense.

Furthermore, concerns regarding data privacy and/or security may cause our customers and end-users to resist providing the data and information necessary to use our solutions effectively. Even the perception that the privacy and/or security of personal information is not satisfactorily managed, or does not meet applicable legal, regulatory and other requirements, could inhibit sales or adoption of our solutions, or could give rise to private class action, or claims by regulators, in each case potentially resulting in a negative impact on our sales and results from operations.

Changes in tax laws or adverse outcomes resulting from examination of our income tax returns could adversely affect our results of operations.

We are subject to federal, state and local income taxes in the U.S. and in foreign jurisdictions. Our future effective tax rates and the value of our deferred tax assets could be adversely affected by changes in tax laws, including impacts of the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017, and the Coronavirus Aid, Relief, and Economic Security Act (also known as the “CARES Act”), the consequences of which have not yet been fully determined. The U.S. Treasury Department and the Internal Revenue Service are expected to continue to interpret or issue guidance on how provisions of the Tax Act, including the “base erosion and anti-abuse tax,” will be applied or otherwise administered. As guidance is issued, we may make adjustments to amounts that we have previously recorded that may materially impact our financial statements in the period in which the adjustments are made, and the amount of taxes that we may be required to pay could significantly increase.

Further, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws or challenges from tax authorities under existing tax laws could adversely affect our business, financial condition and results of operations.

Future government regulation of the Internet could create incremental costs or business disruption, harming our results of operations.

The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication and business services. Because of the Internet’s popularity and increasing use, federal, state or foreign government bodies or agencies have adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. These laws and regulations cover issues such as the collection and use of data from website visitors and related privacy issues; pricing; taxation; telecommunications over the Internet; content; copyrights; distribution; and domain name piracy. The enactment of any additional laws or regulations of the Internet, including international laws and regulations, could impede the growth of subscription revenue and place additional financial burdens on our business.

Changes to financial accounting standards may affect our results of operations and could cause us to change our business practices. The nature of our business requires the application of accounting guidance that requires management to make estimates and assumptions. Additionally, changes in accounting guidance may cause us to experience greater volatility in our quarterly and annual results. If we are unsuccessful in adapting to the requirements of new guidance, or in clearly explaining to stockholders how new guidance affects reporting of our results of operations, our stock price may decline.

We prepare our consolidated financial statements to conform to U.S. Generally Accepted Accounting Principles (“GAAP”). These accounting principles are subject to interpretation by the SEC, FASB, and various bodies formed to interpret and create accounting rules and regulations. Recent accounting standards, such as Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), which CCC adopted in fiscal year 2019, or the guidance relating to interpretation and adoption of standards could have a significant effect on our financial results and could affect our business. Additionally, the FASB and the SEC are focused on the integrity of financial reporting, and our accounting policies are subject to scrutiny by regulators and the public.

We cannot predict the impact of future changes to accounting principles or our accounting policies on our financial statements going forward. In addition, were we to change our accounting estimates, including those related to the contract transaction prices and determining the amortizable lives of deferred contract assets, our reported revenue and results of operations could be significantly impacted. If we are not able to successfully adopt to new accounting requirements, or if changes to our go-to-market strategy create new risks, then we may experience greater volatility in our quarterly and annual results, which may cause our stock price to decline.

In addition, GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources.

Further, some accounting standards require significant judgment and estimates that impact our results of operations. The use of judgment and estimates can potentially result in differences between forecast figures and subsequently reported actual amounts, which may cause volatility in our stock price.

Litigation Risk Factors

We are currently, and have been in the past, a party to litigation, which could result in damage to our reputation and harm our future results of operations.

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Litigation might result in substantial costs and may divert management’s attention and resources, which might harm our business, financial condition, and results of operations. For example, we have been named as co-defendants or as the primary defendant in several putative class action lawsuits, which generally allege that the total loss vehicle valuation generated by the Company’s total loss valuation solution undervalues the actual total loss incurred by the insured and improper adjustment of claims by insurance carriers. While we believe that we can partially mitigate the risk and severity of exposure from these lawsuits through contractual provisions in certain of our agreements with insurance carriers, and carrying our own insurance that we believe is adequate to cover adverse claims arising from these lawsuits or similar lawsuits that may be brought against us, we may not have adequate contractual protection in all of our contracts and defending these and similar litigation is costly, diverts management from day-to-day operations, and could harm our brand and reputation. As a result, we may ultimately be subject to a damages judgment, which could be significant and exceed our insurance policy limits or otherwise be excluded from coverage.

Regardless of the outcome of any existing or future litigation, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, harm to our reputation, and other factors. See “Information About CCC—Legal Proceedings.”

Reliance on Third Parties and Key Personnel Risk Factors

If we are unable to retain our personnel and hire and integrate additional skilled personnel, we may be unable to achieve our goals and our business may suffer.

Our future success depends upon our ability to continue to attract, train, integrate and retain highly skilled employees, particularly those on our management team, and our sales and marketing personnel, SaaS operations personnel, professional services personnel and software engineers. Additionally, our stakeholders increasingly expect us to have a culture that embraces diversity and inclusion in the workplace. Our inability to attract and retain diverse and qualified personnel, or delays in hiring required personnel, including delays due to COVID-19, may adversely impact our business, results of operations and financial condition. If U.S. immigration policy related to skilled foreign workers were materially adjusted, such a change could hamper our efforts to hire highly skilled foreign employees, including highly specialized engineers, which would adversely impact our business.

Our executive officers and other key employees are generally employed on an at-will basis, which means that these personnel could terminate their relationship with us at any time. The loss of any member of our senior management team could significantly delay or prevent us from achieving our business and/or development objectives and could materially impact our business.

We face competition for qualified individuals from numerous software and other technology companies. Further, significant amounts of time and resources are required to train technical, sales, services and other personnel. We may incur significant costs to attract, train and retain such personnel, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment after recruiting and training them.

To the extent that we hire personnel from competitors, we may be subject to allegations that such personnel are restricted from working for us because of their non-competition or non-solicitation obligations to these competitors, have been improperly solicited or have divulged proprietary or other confidential information. In addition, we have a limited number of sales people and the loss of several sales people within a short period of time could have a negative impact on our sales efforts. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, or we may be required to pay increased compensation in order to do so.

Our ability to expand geographically depends, in large part, on our ability to attract, retain and integrate managers to lead the local business and employees with the appropriate skills. Similarly, our profitability depends on our ability to effectively utilize personnel with the right mix of skills and experience to perform services for our customers, including our ability to transition employees to new assignments on a timely basis. If we are unable to effectively deploy our employees on a timely basis to fulfill the needs of our customers, our reputation could suffer and our ability to attract new customers may be adversely impacted.

Because of the technical nature of our solutions and the dynamic market in which we compete, any failure to attract, integrate and retain qualified sales and product development personnel, as well as our contract workers, could adversely impact our ability to generate sales or successfully develop new solutions and enhancements of existing solutions.

We rely on third-party service providers to host and deliver our solutions, and any interruptions or delays in these services could negatively impact our business. In the event that an effort to change or replace service providers became necessary, it could be costly, and could cause errors or failures of our services.

We currently serve our customers from third-party data center hosting facilities. Our operations depend in part on our third-party facility providers’ ability to protect these facilities against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. In the event that our data center arrangements are terminated, or if there are any lapses of service or damage to a center, we would likely experience significant interruptions in our cloud-based applications as well as delays and additional expenses in making new arrangements to restore services. Any interruptions or delays in our service, whether as a result of third-party error, our own error, natural disasters, or security breaches, whether accidental or willful, could adversely impact our relationships with our customers and cause our revenue to decrease and/or our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur.

If it should be needed, a change in service provider for our data center housing or other third-party solutions would be costly and time-consuming to implement, which could negatively impact the operating results of CCC. In addition to the financial impacts, a transition of this type would be a complex effort, which could result in errors or service interruptions for customers and this type could require considerable staff and management’s attention being dedicated to the effort, potentially limiting CCC’s capacity for undertaking other project efforts.

Indebtedness

Our financial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our market, expose us to interest rate risk, and prevent us from timely satisfying our obligations.

As of December 31, 2020, our total debt outstanding under our First Lien Term Loan and our First Lien Revolver (together, the “First Lien Credit Facilities”) was $1,336.2 million and additional unused borrowing capacity under our First Lien Revolver was $90.6 million. For a description of our First Lien Credit Facilities see “CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt.” If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets, or issue equity to obtain necessary funds; we do not know whether we will be able to take any such actions on a timely basis or on terms satisfactory to us or at all.

Our high degree of leverage could have important consequences, including, without limitation:

•	making it more difficult for us to make payments on the First Lien Credit Facilities and our other obligations;

•	increasing our vulnerability to general economic and market conditions and to changes in the industries in which we compete;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, future working capital, capital expenditures, investments or acquisitions, future strategic business opportunities, or other general corporate requirements;

•	restricting us from making acquisitions or causing us to make divestitures or similar transactions;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, investments, acquisitions, and general corporate or other purposes;

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged; and

•	increasing our cost of borrowing.

Borrowings under our First Lien Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations may increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.

Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.

The terms of our outstanding indebtedness restrict us from engaging in specified types of transactions. These covenants restrict our ability to, among other things:

•	incur additional indebtedness;

•	create or incur liens;

•	pay dividends and distributions on, or purchase, redeem, defease, or otherwise acquire or retire for value, our capital stock;

•	make repayments or repurchases of debt that is contractually subordinated with respect to right of payment or security;

•	create negative pledges with respect to the First Lien Credit Facilities or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	make acquisitions, investments, loans (including guarantees), advance or capital contributions;

•	engage in consolidations, amalgamations, mergers, liquidations, dissolutions, dispositions and/or sell, transfer, or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into certain sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	change our material lines of business;

•	modify certain documents governing certain debt that is subordinated with respect to right of payment;

•	change our fiscal year; and

•	conduct material operations at Cypress Intermediate Holdings II, Inc.

In addition, our First Lien Revolver includes a financial covenant which requires that, at the end of each fiscal quarter, for so long as the aggregate principal amount of borrowings under the First Lien Revolver exceeds 35% of the aggregate commitments under the First Lien Revolver, our first lien net debt to Adjusted EBITDA (as defined in the First Lien Credit Facilities) ratio cannot exceed 8.30 to 1.00. Our ability to comply with this financial covenant can be affected by events beyond our control, and we may not be able to satisfy it. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns;

•	unable to compete effectively or to take advantage of new business opportunities; and/or

•	limited in our ability to grow in accordance with, or otherwise pursue, our business strategy.

Our First Lien Credit Facilities also contain numerous affirmative covenants that will remain in effect as long as our First Lien Credit Facilities remain outstanding. We are also required to make mandatory prepayments of the obligations under our First Lien Credit Facilities in certain circumstances, including upon certain asset sales or receipt of certain insurance proceeds or condemnation awards, upon certain issuances of debt, and, annually, with a portion of our excess cash flow if it exceeds a certain amount and certain leverage ratios pursuant to the terms of the First Lien Credit Agreement.

We cannot guarantee that we will be able to maintain compliance with these covenants or, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions, investments, and other corporate opportunities that may be beneficial to our business. Even if our First Lien Credit Facilities are terminated, any additional debt that we incur in the future (including in connection with the Permitted Recapitalization Dividend) could subject us to similar or additional covenants.

A breach of any of the covenants in the credit agreement governing our First Lien Credit Facilities could result in an event of default, which, if not cured or waived, could trigger acceleration of our indebtedness and an increase in the interest rates applicable to such indebtedness, and may result in the acceleration of or default under any other debt we may incur in the future to which a cross-acceleration or cross-default provision applies. The acceleration of the indebtedness under our First Lien Credit Facilities or under any other indebtedness could have a material adverse effect on our business, results of operations, and financial condition. In the event of any default under our existing or future credit facilities, the applicable lenders could elect to terminate borrowing commitments and declare all borrowings and loans outstanding, together with accrued and unpaid interest and any fees and other obligations, to be due and payable. In addition, we have granted a security interest in a significant portion of our assets to secure our obligations under our First Lien Credit Facilities. During the existence of an event of default under our First Lien Credit Facilities, the applicable lenders could exercise their rights and remedies thereunder, including by way of initiating foreclosure proceedings against any assets constituting collateral for our obligations under the First Lien Credit Facilities.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and/or interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments, acquisitions, capital expenditures, and payments on account of other obligations, seek additional capital, restructure or refinance our indebtedness, or sell assets. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and could require us to comply with more onerous covenants, which could further restrict our business operations. In addition, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

If we are at any point unable to repay or otherwise refinance our indebtedness when due, or if any other event of default is not cured or waived, the applicable lenders could accelerate our outstanding obligations or proceed against the collateral granted to them to secure that indebtedness, which could force us into bankruptcy or liquidation. In the event the applicable lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the agreements governing our First Lien Credit Facilities or the exercise by the applicable lenders of their rights under the security documents would likely have a material adverse effect on our business.

We may be adversely affected by the phase-out of, or changes in the method of determining, the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with different reference rates.

LIBOR is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rate on U.S. dollar-denominated loans globally. Our First Lien Credit Facilities use LIBOR as reference rates such that the interest due to our creditors under those facilities is calculated using LIBOR.

On July 27, 2017, the U.K.’s Financial Conduct Authority (the authority that administers LIBOR) announced that it intends to phase out LIBOR by the end of 2021. It is unclear whether new methods of calculating LIBOR will be established such that either continues to exist after 2021 or if alternative rates or benchmarks will be adopted. Changes in the method of calculating LIBOR, or the replacement of LIBOR with an alternative rate or benchmark, may adversely affect interest rates and result in higher borrowing costs. This could materially and adversely affect our results of operations, cash flows, and liquidity. We cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative rates or benchmarks. We may need to renegotiate our First Lien Credit Facilities or incur other indebtedness, and changes in the method of calculating LIBOR or the use of any alternative rate or benchmark, may negatively impact the terms of such renegotiated First Lien Credit Facilities or such other indebtedness. If changes are made to the method of calculating either LIBOR or LIBOR ceases to exist, we may need to amend certain contracts and cannot predict what alternative rate or benchmark would be negotiated. This may result in an increase to our interest expense.

Additionally, the discontinuation, reform or replacement of LIBOR or any other benchmark rates may have an unpredictable impact on contractual mechanics in the credit markets or cause disruption to the broader financial markets. Uncertainty as to the nature of such potential discontinuation, reform or replacement could have a significant impact on the overall interest rate environment.

Risks Related to the Business Combination and Dragoneer

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Dragoneer,” “we,” “us” or “our” refers to Dragoneer prior to the Business Combination and to New CCC and its consolidated subsidiaries following the Business Combination.

Our Sponsor and our other Initial Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and each other Initial Shareholders has, pursuant to the Sponsor Letter Agreement, agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, our Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares.

Neither the Dragoneer Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the Dragoneer Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that Dragoneer is paying for CCC is fair to Dragoneer from a financial point of view. Neither the Dragoneer Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the Dragoneer Board and management conducted due diligence on CCC and researched the industry in which CCC operates. The Dragoneer Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, the SPAC merger markets, and financial and market data information on selected comparable companies; marketing reports prepared by analysts in the industry in which CCC operates; initial investor feedback on CCC and the proposed transactions; current information and forecast projections provided by CCC’s management; and the implied purchase price multiple of CCC and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the Dragoneer Board and management in valuing CCC, and the Dragoneer Board and management may not have properly valued CCC’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities. Given the ongoing and dynamic nature of the

COVID-19 pandemic, it is difficult to predict the impact on the business of Dragoneer, CCC and New CCC, and there is no guarantee that efforts by Dragoneer, CCC and New CCC to address the adverse impact of the COVID-19 pandemic will be effective. If Dragoneer or CCC are unable to recover from a business disruption on a timely basis, the Business Combination and New CCC’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of Dragoneer and CCC may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Since the Initial Shareholders, including Dragoneer’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with CCC is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the Dragoneer Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Dragoneer’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Dragoneer shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•	the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 17,250,000 Class B ordinary shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $15,800,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by August 18, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that Sponsor, the other Initial Shareholders and Dragoneer’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Dragoneer fails to complete an initial business combination by August 18, 2022;

•	the fact that the Shareholder Rights Agreement will be entered into by Dragoneer’s independent directors;

•	the fact that Dragoneer Funding LLC, an affiliate of Sponsor, agreed to purchase 15,000,000 forward purchase units immediately prior to the Closing;

•

the fact that, at the option of the Sponsor, any amounts outstanding under the loan made by the Sponsor to Dragoneer in an aggregate amount of up to $2,000,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination, which option has been exercised by the Sponsor subsequent to the execution of the Business Combination Agreement;

•

the continued indemnification of Dragoneer’s directors and officers and the continuation of Dragoneer’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and Dragoneer’s officers and directors will lose their entire investment in Dragoneer and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 18, 2022;

•

the fact that if the trust account is liquidated, including in the event Dragoneer is unable to complete an initial business combination by August 18, 2022, the Sponsor has agreed to indemnify Dragoneer to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Dragoneer has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Dragoneer, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that Dragoneer may be entitled to distribute or pay over funds held by Dragoneer outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

See “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for additional information on interests of Dragoneer’s directors and executive officers.

The personal and financial interests of the Initial Shareholders as well as Dragoneer’s directors and executive officers may have influenced their motivation in identifying and selecting CCC as business combination targets, completing an initial business combination with CCC and influencing the operation of the business following the initial business combination. Dragoneer has long-standing relationships with the Advent Investor and potential existing and future business relationships with the Advent Investor that may, for instance, create incentives to consent to the waiver of certain contractual conditions. In considering the recommendations of the Dragoneer Board to vote for the proposals, its shareholders should consider these interests.

The exercise of Dragoneer’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination results in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Dragoneer’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Dragoneer to agree to amend the Business Combination Agreement, to consent to certain actions taken by CCC or to waive rights that Dragoneer is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of CCC’s business, a request by CCC to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on CCC’s business or could entitle Dragoneer to terminate the Business Combination Agreement. In any of such circumstances, it would be at Dragoneer’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is best for Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Dragoneer does not believe there will be any changes or waivers that Dragoneer’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Dragoneer will circulate a new or amended proxy statement/prospectus and resolicit Dragoneer’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The Shareholder Rights Agreement provides that the doctrine of corporate opportunity does not apply with respect to certain of our stockholders, certain of our directors or officers who are not our or our subsidiaries’ employees, and certain affiliates of the foregoing.

The Proposed Certificate of Incorporation and the Shareholder Rights Agreement provide that the doctrine of corporate opportunity does not apply with respect to certain of our stockholders, certain of our directors or officers who are not our or our subsidiaries’ employees, and certain affiliates of the foregoing.

The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources or information obtained in their corporate capacity for their personal advantage, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude directors, officers and other fiduciaries from personally benefiting from opportunities that belong to the corporation.

Pursuant to the Proposed Certificate of Incorporation, to the fullest extent permitted by law, the doctrine of corporate opportunity will not apply to any director of New CCC who is not an employee of New CCC or any affiliate of such non-employee director (including any entity of which such non-employee director serves as a director, manager, officer, employee, agent or other representative, and any direct or indirect partner, stockholder, member, manager or other representative of, or investment vehicle or other entity controlling, controlled by or under common control with, such an entity), and pursuant to the Shareholder Rights Agreement that will become effective at the Closing, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (i) Sponsor, the Advent Investor, the OH Investor or the TCV Investor, (ii) any of our directors or officers who is not our or our subsidiaries’ full-time employee or (iii) any affiliate, partner, advisory board member, director, officer, manager, member or shareholder of Sponsor, the Advent Investor, the OH Investor or the TCV Investor who is not our or our subsidiaries’ full-time employee (any such person described in the foregoing sentence being referred to herein as an “External Party”). Therefore, we renounced any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

As a result, the External Parties are not prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with the External Parties, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects.

As a “controlled company” within the meaning of NYSE listing standards, New CCC will qualify for exemptions from certain corporate governance requirements. New CCC has the opportunity to elect any of the exemptions afforded a controlled company.

Because the Advent Investor will control more than a majority of the total voting power of New CCC’s common stock following the consummation of the Business Combination, New CCC will be a “controlled company” within the meaning of NYSE listing standards. Under NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

•	the requirement that the board have a nominating and governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that the board have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

New CCC currently expects that upon consummation of the Business Combination, the majority of its nine (9) directors will be independent directors, and it is expected that the New CCC Board will have an independent compensation committee (in addition to an independent audit committee). Immediately upon consummation of the Business Combination, New CCC intends to utilize the exception to the requirement that its nominating and governance committee be composed entirely of independent directors. For as long as the “controlled company” exemption is available, the New CCC Board in the future may not consist of a majority of independent directors and may not have an independent compensation committee or an independent nominating and governance committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE rules regarding corporate governance.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to CCC has identified all material issues or risks associated with CCC, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New CCC. Accordingly, any shareholders of Dragoneer who choose to remain New CCC stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New CCC, some of whom may be from CCC (and, potentially though not currently expected, Dragoneer), and some of whom may join New CCC following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New CCC.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although not currently expected, some of Dragoneer’s key personnel may potentially remain with the target business in senior management or advisory positions following our business combination, we expect New CCC’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New CCC’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, CCC being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of CCC at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such unaudited pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our unaudited pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Combined Financial Information.”

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New CCC.

At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; and (iii) the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement being equal to or greater than $207,000,000, after deducting Dragoneer’s unpaid expenses. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

Sponsor, as well as CCC, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, CCC, and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares, or, if the price per share of our shares falls below $10.00 per share, such parties may seek to enforce their redemption rights. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New CCC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. Our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), any prospective acquisition targets or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

There is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Our directors may decide not to enforce the indemnification obligations of Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our shareholders.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Since the Business Combination Agreement requires that the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement shall be equal to or greater than $207,000,000, after deducting Dragoneer’s unpaid expenses, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of Public Shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company with the SC;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months (or 27 months, as applicable) from the closing of our IPO or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) within 24 months from the closing of our IPO, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, our public shareholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public shareholders, and our warrants will expire worthless.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. CCC is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New CCC management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New CCC after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New CCC Common Stock.

Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New CCC Common Stock and New CCC warrants may be volatile.

Upon consummation of the Business Combination, the price of New CCC Common Stock and New CCC warrants may fluctuate due to a variety of factors, including, without limitation:

•	changes in the industries in which New CCC and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New CCC’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New CCC or its competitors or its industry;

•	the public’s reaction to New CCC’s press releases, its other public announcements and its filings with the SEC;

•	New CCC’s failure or the failure of its competitors to meet analysts’ projections or guidance that New CCC or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New CCC;

•	changes in New CCC’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New CCC Common Stock available for public sale; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New CCC Common Stock and New CCC warrants regardless of the operating performance of New CCC.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New CCC Common Stock to drop significantly, even if New CCC’s business is doing well.

Sales of a substantial number of shares of New CCC Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New CCC Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) the CCC Shareholders, including the Advent Investor, will own, collectively, approximately 82.1% of the outstanding New CCC Common Stock, and (ii) Dragoneer’s Initial Shareholders will own approximately 11.2% of the outstanding New CCC Common Stock, in each case, assuming that none of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 89.1% and 3.65%, respectively, assuming that, without giving effect to the Dragoneer Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing, 70% of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination. In either case, the Advent Investor will own a majority of the outstanding New CCC Common Stock. See “Risks Related to the Business Combination and Dragoneer—As a “controlled company” within the meaning of NYSE listing standards, New CCC will qualify for exemptions from certain corporate governance requirements. New CCC has the opportunity to elect any of the exemptions afforded a controlled company.” These percentages (i) assume that 505,363,389 shares of New CCC Common Stock are issued to the holders of shares of common stock of CCC at Closing, which would be the number of shares of New CCC Common Stock issued to these holders if Closing were to occur on May 24, 2021; (ii) are based on 15,000,000 shares of New CCC Common Stock to be issued in the PIPE Financing; (iii) give effect to the issuance of the 17,500,000 forward purchase units to be issued immediately prior to the Closing of the Business Combination; (iv) do not take into account any exercise of public warrants, private placement warrants or working capital warrants to purchase New CCC Common Stock that will be outstanding immediately following Closing; (v) do not take into account the issuance of the CCC Earnout Shares and excludes the Sponsor Earnout Shares that are subject to forfeiture if a Sponsor Triggering Event does not occur; and (vi) do not take into account any shares of New CCC Common Stock underlying vested and unvested options that will be held by equityholders of CCC immediately following Closing. In addition, these percentages give effect to $134,551,667 of Permitted Recapitalization Dividends declared and paid since the signing of the Business Combination Agreement and $134,570,373 of Permitted Recapitalization Dividends, along with a one time cash payment of $9,004,005 at $66.40 per option paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the closing of the Business Combination. If any additional Permitted Recapitalization Dividends are paid, or if the actual facts are different than these assumptions, the ownership percentages in New CCC will be different.

Although the Advent Investor, the Sponsor and each other shareholder party to the Shareholder Rights Agreement is prohibited from transferring any securities of New CCC until the earlier of (i) the date that is 180 days following the Closing Date and (ii) the first date on which the daily closing price of New CCC Common Stock has been greater than or equal to $12.00 per share (subject to customary adjustments) for any 20 trading days within a 30-trading-day period commencing at least 120 days after the Closing Date, in each case, subject to certain customary exceptions, these shares may be sold after the expiration or early termination or release of the respective applicable lock-up under the Shareholder Rights Agreement. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New CCC Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public stockholders will experience immediate dilution as a consequence of the issuance of New CCC Common Stock as consideration in the Business Combination and in the PIPE Financing.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common stock, as applicable, based on an implied CCC equity value of $5,740,750,000 subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of Dragoneer securities, and may adversely affect prevailing market prices for the New CCC Common Stock and/or the New CCC warrants and CCC Earnout Share that may be issued.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, we identified a material weakness in our internal control over financial reporting related to our warrants. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit, common stock subject to redemption and related financial disclosures for our (i) financial statements and other financial data as of the year ended December 31, 2020 and for the period from July 3, 2020 (date of inception) through December 31, 2020 included in the Dragoneer’s Annual Report on Form 10-K for the year ended December 31, 2020 and (ii) the condensed financial statements included in the Dragoneer’s Quarterly Report for the three month period ended September 30, 2020.

Any failure to maintain such internal control over our financial reporting control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis, which could delay or disrupt our efforts to consummate the initial business combination. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our ability to consummate the initial business combination.

We can give no assurance as to our ability to timely remediate the material weakness identified, if at all, or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

Warrants will become exercisable for New CCC Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 17,250,000 shares of New CCC Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities (or 19,250,000, after giving effect to the conversion of the $2.0 million working capital loan into warrants to purchase shares of Class A ordinary shares of Dragoneer upon consummation of the Business Combination). These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New CCC Common Stock will be issued, which will result in dilution to the holders of New CCC Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New CCC Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the warrants, including the warrants underlying the forward purchase units, may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the warrants, including the warrants underlying the forward purchase units, may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Dragoneer. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New CCC Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New CCC Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our Sponsor or its permitted transferees.

The NYSE may not list New CCC’s securities on its exchange, which could limit investors’ ability to make transactions in New CCC’s securities and subject New CCC to additional trading restrictions.

An active trading market for New CCC’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on NYSE, we will be required to demonstrate compliance with NYSE’s listing requirements. We will apply to have New CCC’s securities listed on NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New CCC’s securities are listed on NYSE, New CCC may be unable to maintain the listing of its securities in the future.

If New CCC fails to meet the listing requirements and NYSE does not list its securities on its exchange, CCC would not be required to consummate the Business Combination. In the event that CCC elected to waive this condition, and the Business Combination was consummated without New CCC’s securities being listed on the NYSE or on another national securities exchange, New CCC could face significant material adverse consequences, including, without limitation:

•	a limited availability of market quotations for New CCC’s securities;

•	reduced liquidity for New CCC’s securities;

•

a determination that New CCC Common Stock is a “penny stock” which will require brokers trading in New CCC Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New CCC’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New CCC’s securities were not listed on NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New CCC following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact our business, operating results and financial condition.

We may incur additional costs in connection with the defense or settlement of existing and any future shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect our ability to complete the proposed Business Combination. We could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to our directors. Furthermore, one of the conditions to the closing of the proposed Acquisition is the absence of any governmental order or law preventing the Business Combination or making the consummation of the proposed transactions illegal. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting our ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected time frame or at all.

We are subject to and New CCC will be subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both Dragoneer’s costs and the risk of non-compliance and will increase both New CCC’s costs and the risk of non-compliance.

We are and New CCC will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New CCC’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New CCC’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Dragoneer prior to the Business Combination and to New CCC and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of New CCC Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New CCC Common Stock after the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as Dragoneer, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New CCC Common Stock or New CCC warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares and public warrants surrendered in exchange therefor.

In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of Dragoneer’s earnings in income in respect of the Domestication; a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for shares of New CCC Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of the dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code.

Additionally, if Dragoneer were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. Because Dragoneer is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Dragoneer believes that it likely would be considered a PFIC, unless the PFIC start-up exception is available. As a result, our PFIC status for any taxable year may depend on whether we qualify for the PFIC start-up exception. Depending on the particular circumstances, application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that we will qualify for the start-up exception. Accordingly, there can be no assurances with respect to our status as a PFIC for any taxable year. The potential application of the PFIC rules to the Domestication are discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”

All holders should consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of New CCC Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New CCC Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New CCC Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New CCC becomes involved in costly litigation, which could have a material adverse effect on New CCC.

In addition, there are differences between the Proposed Governing Documents of New CCC and the current constitutional documents of Dragoneer. For a more detailed description of the rights of holders of New CCC Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New CCC are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and you should read them.

Delaware law and New CCC’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New CCC Board and therefore depress the trading price of New CCC Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New CCC board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

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the ability of the New CCC Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New CCC’s directors and officers;

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removal of the ability of New CCC stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office;

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the requirement that a special meeting of stockholders may be called only by a majority of the entire New CCC Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the ability of the New CCC Board to amend the bylaws, which may allow the New CCC Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the New CCC Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New CCC Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New CCC.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New CCC Board or management.

In addition, the Proposed Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New CCC’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

New CCC’s Proposed Certificate of Incorporation will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New CCC and its stockholders, which could limit New CCC’s stockholders’ ability to obtain a favorable judicial forum for disputes with New CCC or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New CCC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New CCC; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New CCC to New CCC or New CCC’s stockholders, or any claim for aiding or abetting such an alleged breach; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, or to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action asserting a claim against New CCC or any current or former director, officer, employee, agent or stockholder, whether arising under the Delaware General Corporate Laws, the Proposed Certificate of Incorporation or the Proposed Bylaws, or such actions as to which the Delaware General Corporate Laws confer jurisdiction on the Delaware Court of Chancery; or (v) any action asserting a claim against New CCC or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, New CCC’s Proposed Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.

This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New CCC or any of New CCC’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New CCC may incur additional costs associated with resolving such action in other jurisdictions, which could harm New CCC’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Dragoneer prior to the Business Combination and to New CCC and its subsidiaries following the Business Combination.

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, Dragoneer’s transfer agent, in which it (a) requests that New CCC redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Dragoneer’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, Dragoneer’s transfer agent, will need to act to facilitate this request. It is Dragoneer’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Dragoneer does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Dragoneer’s transfer agent, New CCC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Dragoneer—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Dragoneer’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Dragoneer’s compliance with the proxy rules, a public shareholder fails to receive Dragoneer’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Dragoneer is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Dragoneer—Redemption Rights” for additional information on how to exercise your redemption rights.

Dragoneer does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of Dragoneer’s shareholders do not agree. However, we must maintain a certain amount of cash within our trust account as a closing condition to the Business Combination Agreement.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that Dragoneer will not redeem public shares in an amount that would cause Dragoneer’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, Dragoneer may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Dragoneer or the persons described above have been entered into with any such investor or holder. Dragoneer will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. The Business Combination Agreement requires Dragoneer to maintain a minimum amount of cash within the trust account such that Dragoneer would be able to complete the Business Combination Agreement even if a substantial portion of the public shareholders redeem their shares. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Dragoneer will require each public shareholder seeking to exercise redemption rights to certify to Dragoneer whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Dragoneer at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Dragoneer makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Dragoneer’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Dragoneer if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Dragoneer consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Dragoneer cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Dragoneer’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Dragoneer’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

Dragoneer can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Dragoneer share price, and may result in a lower value realized now than a shareholder of Dragoneer might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us” and “our” refer to Dragoneer.

If we are not able to complete the Business Combination with CCC nor able to complete another business combination by August 18, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with CCC nor able to complete another business combination by August 18, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by August 18, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of our public shares if we have not consummated an initial business combination by August 18, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by August 18, 2022, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by August 18, 2022, our public shareholders may be forced to wait until after August 18, 2022 before redemption from the trust account.

If we are unable to consummate our initial business combination by August 18, 2022 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond August 18, 2022 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through August 18, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of March 31, 2021, we had cash of approximately $1.5 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2021, we had total current liabilities of approximately $5.2 million. The funds available to us outside of the trust account may not be sufficient to allow us to operate until August 18, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Dragoneer Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Dragoneer Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Dragoneer Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

EXTRAORDINARY GENERAL MEETING OF DRAGONEER

General

Dragoneer is furnishing this proxy statement/prospectus to Dragoneer’s shareholders as part of the solicitation of proxies by the Dragoneer Board for use at the extraordinary general meeting of Dragoneer to be held on                , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Dragoneer’s shareholders on or about                , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Dragoneer’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at                , Eastern Time, on                , 2021, at the offices of Ropes & Gray LLP located at Three Embarcadero Center, San Francisco, California 94111, and virtually via live webcast at www.virtualshareholdermeeting.com/DGNR2021SM, or on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, shareholders may attend the meeting virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

Purpose of the Dragoneer Extraordinary General Meeting

At the extraordinary general meeting, Dragoneer is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the adoption and approval of the Proposed Certificate of Incorporation and Proposed Bylaws;

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the following five separate proposals to approve, on a non-binding advisory basis, by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

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to authorize the change in the authorized share capital of Dragoneer from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 5,000,000,000 shares of New CCC Common Stock and 100,000,000 shares of New CCC Preferred Stock;

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to authorize the New CCC Board to issue any or all shares of New CCC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New CCC Board and as may be permitted by the DGCL;

•	to provide that certain provisions of the certificate of incorporation of New CCC are subject to the Shareholder Rights Agreement;

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the removal of the ability of New CCC stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

•

to amend and restate the Existing Governing Documents and authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.” (which is expected to occur upon the effectiveness of the Domestication), (ii) making New CCC’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act, (iv) electing not to be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Dragoneer Board believes is necessary to adequately address the needs of New CCC after the Business Combination;

•

a proposal to approve by ordinary resolution shares of New CCC Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to Rule 312.02 of the NYSE Listed Company Manual;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the NYSE Proposal and the Incentive Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New CCC. Neither the Adjournment Proposal nor the Employee Stock Purchase Plan Proposal is conditioned on any other proposal.

Recommendation of the Dragoneer Board

The Dragoneer Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Dragoneer and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Dragoneer shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on June 7, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 69,000,000 Class A ordinary shares issued and outstanding and 17,250,000 Class B ordinary shares issued and outstanding, all of which are held by the Initial Shareholders.

Quorum

A quorum of Dragoneer shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 43,125,001 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Dragoneer but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Dragoneer outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.

The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal the NYSE Proposal and the Incentive Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New CCC. Neither the Adjournment Proposal nor the Employee Stock Purchase Plan Proposal is conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Dragoneer Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person, or you may attend the extraordinary general meeting virtually and vote electronically. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Dragoneer can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Dragoneer shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Dragoneer’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DGNR@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of Dragoneer that New CCC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Dragoneer’s transfer agent, in which you (i) request that New CCC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Dragoneer’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Dragoneer’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing a Dragoneer Shareholder Transaction Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Dragoneer’s transfer agent, New CCC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New CCC Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically, along with the other redemption forms (as applicable). Shares of New CCC Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Dragoneer unless the Dragoneer Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and other redemption forms (as applicable) for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Certain holders of Dragoneer’s Class A ordinary shares participating in the PIPE Financing have entered into the Dragoneer Shareholder Transaction Support Agreements, pursuant to which each such holder agreed not to redeem any such securities in connection with the Business Combination. See “Business Combination Proposal—Related Agreements—Transaction Support Agreements” in the accompanying proxy statement/prospectus for more information related to the Dragoneer Shareholder Transaction Support Agreements.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on March 31, 2021 was $10.15. For illustrative purposes, as of March 31, 2021, funds in the trust account totaled $690.0 million or $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Dragoneer cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation Costs

Dragoneer is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Dragoneer and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Dragoneer will bear the cost of the solicitation.

Dragoneer has hired Morrow Sodali LLC to assist in the proxy solicitation process. Dragoneer will pay that firm a fee of $35,000 plus disbursements. Such fee will be paid with non-trust account funds.

Dragoneer will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Dragoneer will reimburse them for their reasonable expenses.

Dragoneer Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 86,500,000 ordinary shares issued and outstanding, which includes an aggregate of 17,250,000 Class B ordinary shares held by the Initial Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 29,600,000 warrants, comprised of 15,800,000 private placement warrants held by Sponsor and the 13,800,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, CCC, and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares, or, if the price per share of our shares falls below $10.00 per share, such parties may seek to enforce their redemption rights. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal

are approved by the affirmative vote of at least a two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New CCC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. Our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Dragoneer shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement (as amended on April 22, 2021 by Amendment No. 1 to Business Combination Agreement), which are attached as Annexes A and AA to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You should read the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued of ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement (as amended on April 22, 2021 by Amendment No. 1 to Business Combination Agreement). The following summary are qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annexes A and AA to this proxy statement/prospectus. You should read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Dragoneer, Sponsor, CCC or any other matter.

On February 2, 2021, Dragoneer, Chariot Merger Sub and CCC entered into the Business Combination Agreement (as amended on April 22, 2021 by Amendment No. 1 to Business Combination Agreement), which provides for, among other things, the following transactions:

(a)

On the Closing Date, prior to the time at which the Effective Time occurs, Dragoneer will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which Dragoneer will change its name to “CCC Intelligent Solutions Holdings Inc.”; and

(b)	the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Chariot Merger Sub will merge with and into CCC, with CCC as the surviving company in the Merger and, after giving effect to such merger, CCC will be a wholly owned subsidiary of Dragoneer. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing.

In connection with the fore-going and concurrently with the execution of the Business Combination Agreement, Dragoneer entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Dragoneer has agreed to issue and sell to the PIPE Investors, an aggregate of 15,000,000 shares of New CCC Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $150,000,000 (the “PIPE Financing”). The shares of New CCC Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Dragoneer will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

Immediately prior to the closing of the Business Combination and pursuant to the terms of the forward purchase agreements between Dragoneer and each of Dragoneer Funding LLC, an affiliate of the Sponsor, and certain affiliates of Willett Advisors LLC (together, the “Forward Purchasers”), dated August 12, 2020 and July 24, 2020, respectively (the “Forward Purchase Agreements”), Dragoneer will issue an aggregate of 17,500,000 forward purchase units, each consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share for $11.50 per share, for a purchase price of $10.00 per unit. Pursuant to the Forward Purchase Agreements, Dragoneer will issue 15,000,000 forward purchase units to Dragoneer Funding LLC and 2,500,000 forward purchase units to certain affiliates of Willett Advisors LLC.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the CCC Shareholder Transaction Support Agreements, the Dragoneer Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Shareholder Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “—Related Agreements” for more information.

On April 22, 2021, Dragoneer and CCC entered into Amendment No. 1 to Business Combination Agreement (the “Amendment”). Pursuant to the Amendment, if holders of options to acquire shares of CCC common stock as of February 2, 2021 terminate employment prior to the later of the CCC Triggering Event and the vesting of such options, the CCC Earnout Shares allocated to such optionholder will be forfeited and reallocated pro rata to other optionholders. Prior to the Amendment, the Business Combination Agreement had provided that such forfeited CCC Earnout Shares would be reallocated to both optionholders and pre-Closing CCC Shareholders.

Furthermore, pursuant to the Amendment, the initial number of shares of Dragoneer Common Stock reserved for issuance under the Incentive Equity Plan will be up to 15%, with automatic increases of up to 5% annually. Prior to the Amendment, the Business Combination Agreement had provided that such reservation was to be up to 12%.

Finally, pursuant to the Amendment, Dragoneer will deliver to the exchange agent a letter of instruction prior to the Closing directing the exchange agent to carry out the exchange in accordance with such letter of instruction. Prior to the Amendment, Dragoneer was required to deliver an executed exchange agent agreement as a condition to the Closing.

Effect of the Domestication on Existing Dragoneer Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

•	each issued and outstanding Class A ordinary share of Dragoneer will convert automatically by operation of law, on a one-for-one basis, into shares of New CCC Common Stock;

•	each issued and outstanding Class B ordinary share of Dragoneer will convert automatically by operation of law, on a one-for-one basis, into shares of New CCC Common Stock;

•

each issued and outstanding whole warrant to purchase Class A ordinary shares of Dragoneer will represent the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Dragoneer warrant agreement;

•

the governing documents of Dragoneer will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and Dragoneer’s name will change to “CCC Intelligent Solutions Holdings Inc.”;

•

the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the Dragoneer shareholders, other than the amendments to the Dragoneer governing documents that are contemplated by the Required Governing Document Proposals, which are a condition to the closing of the Business Combination; and

•

in connection with the first four bullets above, each issued and outstanding unit of Dragoneer that has not been previously separated into the underlying Class A ordinary shares of Dragoneer and underlying Dragoneer warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New CCC Common Stock and one-fifth of one warrant representing the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Dragoneer warrant agreement.

Consideration to CCC Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing. In addition, following a CCC Triggering Event, pre-Closing CCC Shareholders and (subject to continued employment) holders of vested and unvested equity awards of CCC as of the date of the Business Combination Agreement are eligible to receive a pro rata allocation of 15,000,000 shares of New CCC Common Stock as CCC Earnout Shares. For clarity, if the employment of a holder of equity awards of CCC is terminated prior to the later of the CCC Triggering Event and the vesting of such equity awards, the CCC Earnout Shares allocated to such option holder will be forfeited and reallocated pro rata to other options holders.

Based on our current estimate, CCC’s existing stockholders are expected to receive approximately 505,363,389 shares of New CCC Common Stock and CCC’s existing optionholders are expected to receive approximately 57,983,325 options to purchase New CCC Common Stock. The number of New CCC shares and options will be determined by multiplying the number of shares of CCC held by existing equityholders by an exchange ratio, (i) the numerator of which is equal to the adjusted equity value divided by $10 and (ii) the denominator of which is equal to the number of fully diluted shares of CCC (inclusive of vested and unvested options). As described in the Business Combination Agreement, the adjusted equity value is equal to (a) $5,740,750,000, plus (b) the aggregate exercise price of CCC options that are in the money and outstanding as of immediately prior to the consummation of the Business Combination (currently estimated to be $170,843,184), minus (c) the amount of any Permitted Recapitalization Dividends. Our current estimate assumes that the amount of Permitted

Recapitalization Dividends is equal to $278,126,045, which reflects a $134,551,667 dividend that CCC has declared and paid since the signing of the Business Combination Agreement and a $134,570,373 of Permitted Recapitalization Dividends, along with a one time cash payment of $9,004,005 at $66.40 per option to be paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the closing of the Business Combination. Our current estimates result in an adjusted equity value equal to $5,633,467,138, of which $5,053,633,891 is attributable to CCC’s existing stockholders and $579,833,247 is attributable to CCC’s existing optionholders. The exchange ratio and the number of shares to be issued to CCC’s existing equityholders will not change based on the number amount of redemptions from public SPAC investors.

Trust Account Proceeds

The aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement shall be equal to or greater than $207,000,000, after deducting Dragoneer’s unpaid expenses and payment of any Dragoneer shareholder redemptions, and will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Dragoneer and CCC may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•	the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated;

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

•

this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC and remaining pending;

•

the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which the Company is or will be a party and the transactions contemplated by each of the foregoing agreements (including the Merger) being obtained by the requisite number of shareholders of CCC in accordance with the DGCL, CCC’s governing documents and CCC’s shareholders agreement;

•

the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of Dragoneer being obtained in accordance with Dragoneer’s Governing Documents and applicable law;

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), Dragoneer having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing immediately after the Effective Time; and

•

the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement shall be equal to or greater than $207,000,000, after deducting Dragoneer’s unpaid expenses and the payment of any redemptions by Dragoneer shareholders.

Other Conditions to the Obligations of Dragoneer and Chariot Merger Sub

The obligations of Dragoneer and Chariot Merger Sub to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Dragoneer (on behalf of itself and Chariot Merger Sub) of the following further conditions:

•

the representations and warranties of CCC regarding organization and qualification of CCC and its subsidiaries, certain representations and warranties regarding the capitalization, and amounts payable upon a change in control, of CCC and the representations and warranties of CCC regarding the authority of CCC to, among other things, consummate the transactions contemplated by the Business Combination Agreement, the intended tax treatment of the Merger and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of CCC being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties regarding no occurrence of Company Material Adverse Effect being true and correct in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date); provided that this condition shall be deemed to be satisfied if no Company Material Adverse Effect is continuing;

•

the other representations and warranties of CCC being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•

CCC having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•	since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred that is continuing; and

•	Dragoneer must have received a certificate executed by an authorized officer of CCC confirming that the conditions set forth in the first six (6) bullet points in this section have been satisfied.

Other Conditions to the Obligations of CCC

The obligations of CCC to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by CCC of the following further conditions:

•

the representations and warranties regarding organization and qualification of Dragoneer and Chariot Merger Sub, the authority of Dragoneer to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of Dragoneer and Chariot Merger Sub, the intended tax treatment of the Merger and brokers fees being true and correct(without giving effect to any limitation of “materiality” or “Dragoneer Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of Dragoneer being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Dragoneer and Chariot Merger Sub being true and correct (without giving effect to any limitation of “materiality” or “Dragoneer Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Dragoneer Material Adverse Effect;

•

Dragoneer and Chariot Merger Sub having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

•

the aggregate cash proceeds received by Dragoneer in respect of the Forward Purchase Agreements being equal to or greater than $175,000,000, at least $150,000,000 of which shall be provided by Sponsor;

•

Dragoneer’s initial listing application with NYSE in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, Dragoneer satisfying any applicable initial and continuing listing requirements of NYSE, and Dragoneer not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New CCC Common Stock (including the shares of New CCC Common Stock to be issued in connection with the Merger and the Domestication), being approved for listing on NYSE;

•	Dragoneer having made all necessary arrangement to cause the trustee of the trust account to release all of the funds contained in the trust account available to Dragoneer upon the Closing;

•	the Domestication having been consummated on the Closing Date prior to the Effective Time; and

•	CCC must have received a certificate executed by an authorized officer of CCC confirming that the conditions set forth in the first four bullet points of this section have been satisfied.

Representations and Warranties

Under the Business Combination Agreement, CCC made customary representations and warranties to Dragoneer relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; and investigation.

Under the Business Combination Agreement, Dragoneer and Chariot Merger Sub made customary representations and warranties to CCC relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC Filings; the trust account; transactions with affiliates; litigation; compliance with law; business activities; internal controls, listing and financial statements; absence of undisclosed liabilities; tax matters; investigation; compliance with international trade and anti-corruption laws; and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of CCC and Dragoneer are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of CCC and Dragoneer are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of CCC and its subsidiaries, taken as a whole, or (b) the ability of CCC to consummate the Merger in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which CCC or any of its subsidiaries operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of CCC or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties related to CCC’s governing documents, material contracts, material permits, or any judicial orders or create and liens to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the closing condition set forth in the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by CCC or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on CCC or its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which CCC and its subsidiaries operate.

Under the Business Combination Agreement, certain representations and warranties of Dragoneer and Chariot Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “Dragoneer Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Dragoneer and Chariot Merger Sub, taken as a whole, or (b) the ability of Dragoneer and Chariot Merger Sub to consummate the Merger in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Dragoneer Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Dragoneer and Chariot Merger Sub operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Dragoneer or Chariot Merger Sub with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties concerning Dragoneer and Chariot Merger Sub’s governing documents, material contracts, material permits, or any judicial orders or create and liens to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in the conditions to the closing to the extent it relates to such representations and warranties), (vii) any failure by Dragoneer or Chariot Merger Sub to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Dragoneer Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Dragoneer and Chariot Merger Sub, taken as a whole, relative to other “SPACs” operating in the industries in which Dragoneer and Chariot Merger Sub operate.

Covenants of the Parties

Covenants of CCC

CCC made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by Dragoneer (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, CCC will and will cause its subsidiaries to, operate the business of CCC and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of CCC and its subsidiaries.

•

Subject to certain exceptions, prior to the Closing, CCC will and will cause its subsidiaries to, not do any of the following without Dragoneer’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, fourth, twelfth, fourteenth, fifteenth, sixteenth and seventeenth sub-bullets below):

•	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of CCC or any subsidiary;

•	merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization;

•	adopt any amendments, supplements, restatements or modifications to any CCC governing documents, the CCC Shareholders agreement or the CCC registration rights agreement;

•

sell, assign, abandon, lease, license or otherwise dispose of any material assets or material properties of CCC or any of its subsidiaries or create, subject to or incur any lien on any material assets or properties (other than permitted liens);

•	dispose or subject to a lien any equity interests of CCC or its subsidiaries or issue any options or other rights obligating CCC or any of its subsidiaries to issue any equity interests;

•	incur, create or assume any indebtedness other than ordinary course trade payables;

•

amend or modify the credit agreement or waive any rights thereunder in a manner that is materially adverse to Dragoneer and Chariot Merger Sub or materially fail to comply with the terms of the Credit Agreement in a manner that will result in an event of default and fail to notify Dragoneer of any default of which CCC is aware or any event of default;

•	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

•

adopt or materially amend any material benefit plan or materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider, take any action to accelerate any payment or benefit payable to any such person, waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider; negotiate, enter into, amend or extend any contract with a union or hire or engage or terminate any employee or individual independent contractor with annual compensation in excess of $250,000 other than for cause;

•	make, change or revoke any material tax election other than any such extension or waiver obtained in the ordinary course of business;

•	enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on CCC or any of its subsidiaries;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•	change the methods of accounting of CCC or any of its subsidiaries in any material respect, other changes that are made in accordance with Public Company Accounting Oversight Board standards;

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	make any change of control payment that is not disclosed to Dragoneer on the CCC disclosure schedules;

•	amend, modify or terminate any material affiliate contracts or material contracts providing for any “change of control” payment; and

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above.

•	CCC shall terminate certain affiliate contracts as set forth on the CCC disclosure schedules effective as of the Closing.

•

As promptly as reasonably practicable (and in any event within two business days) following the time at which this registration statement/proxy statement is declared effective under the Securities Act, CCC is required to obtain and deliver to Dragoneer a true and correct copy of a written consent of the CCC Shareholders approving the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Merger), duly executed by the CCC Shareholders required to approve and adopt such matters (the “CCC Shareholder Written Consent”), and through its board of directors, will recommend to the CCC Shareholders, the approval and adoption of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Merger).

•

As promptly as reasonably practicable (and in any event prior to the earlier of (a) the time at which CCC delivers the Allocation Schedule to Dragoneer or (b) the time at which CCC is required to deliver to the Allocation Schedule to Dragoneer, CCC will either (i) obtain and deliver to Dragoneer a true and correct copy of a written consent approving the Allocation Schedule, duly executed by the CCC Shareholders required to approve such matters or (ii) amend or otherwise modify the governing documents of CCC and each other contract to which CCC is a party or bound, solely to the extent necessary for the Allocation Schedule to comply with the requirements set forth in the Business Combination Agreement.

•

Subject to certain exceptions, prior to the Closing, CCC will purchase a “tail” policy providing liability insurance coverage for CCC directors and officers with respect to matters occurring on or prior to the Closing.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, CCC shall not, and shall cause its subsidiaries and its and their respective representatives not to: (i) solicit, initiate, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a CCC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a CCC Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a CCC Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of CCC or its subsidiaries (or any affiliate or successor of CCC or its subsidiaries); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Covenants of Dragoneer

Dragoneer made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions (including the ability of Dragoneer or Chariot Merger Sub to use funds held by Dragoneer outside the trust account to pay any Dragoneer expenses or liabilities to distribute or pay over any funds held by Dragoneer outside the Trust Account to the Sponsor or any of its affiliates, in each case, prior to the Closing) or as consented to in writing by CCC, prior to the Closing, Dragoneer will, and will cause its subsidiaries to, not do any of the following:

•

adopt any amendments, supplements, restatements or modifications to, or waive any provisions of, the trust agreement, warrant agreement, the Forward Purchase Agreements or the governing documents of any Dragoneer or Chariot Merger Sub or any of its subsidiaries;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of Dragoneer or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of Dragoneer or any of its subsidiaries, as applicable;

•	split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•	incur, create or assume any Indebtedness or other liability, except for indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, Dragoneer or any of its subsidiaries;

•

issue any equity securities of Dragoneer or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of Dragoneer or any of its subsidiaries, other than (i) issuances of warrants to the Sponsor for repayment of the working capital loan and (ii) issuances of the CCC Earnout Shares and the Sponsor Earnout Shares;

•

enter into, renew, modify or revise any Dragoneer related party transaction (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a Dragoneer related party Transaction), other than (i) issuances of warrants to the Sponsor for repayment of the working capital loan and (ii) issuances of the Company Earnout Shares and the Sponsor Earnout Shares;

•

engage in any activities or business, other than activities or business (i) in connection with or incidental or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incidental or related to, the Business Combination Agreement, any ancillary document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

•

make, change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above.

•

As promptly as reasonably practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Dragoneer will duly give notice of and use its reasonable best efforts to duly convene and hold the extraordinary general meeting to approve the Condition Precedent Proposals.

•

Subject to certain exceptions, Dragoneer shall use its reasonable best efforts to cause: (i) Dragoneer’s initial listing application with NYSE to have been approved; (ii) Dragoneer to satisfy all applicable initial and continuing listing requirements of NYSE; and (iii) the New CCC Common Stock issuable in accordance with the Business Combination Agreement, including the Domestication and the Merger, to be approved for listing on NYSE.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Dragoneer shall not, and shall cause its subsidiaries and its and their respective representatives not to: (i) solicit, initiate, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Dragoneer Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Dragoneer Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Dragoneer Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of Dragoneer or Chariot Merger Sub (or any affiliate or successor of Dragoneer or Chariot Merger Sub); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the Business Combination;

•

notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	making relevant public announcements;

•

using reasonable best efforts to cause the each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the IRS Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

•	cooperate in connection with certain tax matters and filings.

In addition, Dragoneer and CCC agreed that Dragoneer and CCC will prepare and mutually agree upon and Dragoneer will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the current management of CCC will become the management of New CCC, and the New CCC Board will consist of nine (9) directors, which will be divided into three classes (Class I, Class II and Class III) with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors. Pursuant to the Shareholder Rights Agreement, the New CCC Board will consist of (i) three directors who must qualify as independent under Section 303A.02 of the NYSE Listed Company Manual designated by the Advent Investor, who initially shall be (a) Teri Williams, who shall serve as a Class I Director, (b) William Ingram, who shall serve as a Class II Director, and (c) Eileen Schloss, who shall serve as a Class III Director; (ii) three directors designated by the Advent Investor, who initially shall be (a) Christopher Egan, who shall serve as a Class I Director, (b) Lauren Young, who shall serve as a Class II Director, and (c) Eric Wei who shall serve as a Class III Director; (iii) one Director designated by the OH Investor, who initially shall be Steven Puccinelli, who shall serve as a Class I Director; (iv) one director designated by the TCV Investor, who initially shall be David Yuan, who shall serve as a Class II Director; and (v) the then-serving chief executive officer of New CCC, currently Githesh Ramamurthy, who shall serve as a Class III Director.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of CCC and Dragoneer regarding investigation and exclusivity of representations and warranties.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of Dragoneer and CCC;

•

by Dragoneer, subject to certain exceptions, if any of the representations or warranties made by CCC are not true and correct or if CCC fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Dragoneer, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) August 2, 2021 (the “Termination Date”);

•

by CCC, subject to certain exceptions, if any of the representations or warranties made by Dragoneer and Chariot Merger Sub are not true and correct or if Dragoneer or Chariot Merger Sub fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of CCC, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•

by either Dragoneer or CCC, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•	by either Dragoneer or CCC,

•

if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

•	if the approval of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof); and

•

by Dragoneer, if CCC does not deliver, or cause to be delivered to Dragoneer, the CCC Shareholder Written Consent or the CCC Shareholder Transaction Support Agreements when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, CCC shall pay, or cause to be paid, all unpaid CCC expenses and Dragoneer shall pay, or cause to be paid, all unpaid Dragoneer expenses and (ii) if the Closing occurs, then New CCC shall pay, or cause to be paid, all unpaid CCC expenses and all unpaid Dragoneer expenses. CCC expenses in excess of $40,000,000 will reduce the implied CCC equity value dollar for dollar, and Dragoneer expenses in excess of $40,000,000 will increase the implied CCC equity value dollar for dollar.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act also applies to the Domestication).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) Dragoneer and CCC prior to the Closing and (ii) New CCC and the Sponsor after the Closing.

Ownership of New CCC

As of the date of this proxy statement/prospectus, there are 86,250,000 ordinary shares issued and outstanding, which includes an aggregate of 17,250,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 29,600,000 warrants, comprised of 15,800,000 private placement warrants held by Sponsor and 13,800,000 public warrants. The Sponsor will also receive 2,000,000 warrants to purchase one Class A ordinary share each, substantially identical to the private placements warrants, at a price of $1.00 per warrant, as a result of the conversion upon the consummation of the Business Combination of the outstanding $2,000,000 balance of a working capital loan provided to Dragoneer by the Sponsor. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New CCC Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, the issuance of the forward purchase units, the PIPE Financing or the conversion of the working capital loan into warrants and assuming that none of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination), Dragoneer’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 115,850,000 ordinary shares.

The following table illustrates varying ownership levels in New CCC Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 505,363,389 shares of New CCC Common Stock are issued to the holders of shares of common stock of CCC at Closing, which would be the number of shares of New CCC Common Stock issued to these holders if Closing were to occur on May 24, 2021; (ii) 15,000,000 shares of New CCC Common Stock are issued in the PIPE Financing; (iii) the forward purchase units are issued pursuant to the Forward Purchase Agreements prior to the closing of the Business Combination; (iv) no public warrants or private placement warrants to purchase New CCC Common Stock that will be outstanding immediately following Closing have been exercised; (v) no vested and unvested options to purchase shares of New CCC Common Stock that will be held by equity holders of CCC immediately following the Closing have been exercised; and (vi) no exercise of the 2,000,000 working capital warrants received by the Sponsor upon the conversion of the outstanding $2,000,000 balance of the working capital loan provided by Sponsor to Dragoneer.

In addition, these percentages give effect to $134,551,667 of Permitted Recapitalization Dividends declared and paid since the signing of the Business Combination Agreement and $134,570,373 of Permitted Recapitalization Dividends, along with a one time cash payment of $9,004,005 at $66.40 per option to be paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the closing of the Business Combination. If any additional Permitted Recapitalization Dividends are paid, or if the actual facts are different than these assumptions, the ownership percentages in New CCC will be different.

	Share Ownership in New CCC(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Advent Investor	60.53%	65.69%
OH Investor	8.62%	9.36%
TCV Investor	8.62%	9.36%
Dragoneer public shareholders(3)	11.21%	3.65%
Sponsor and other initial shareholders and certain affiliates of Willett Advisors LLC(4)	4.24%	4.61%
Other CCC Stockholders(5)	4.33%	4.69%
PIPE Investors	2.44%	2.64%

(1)

The number of shares of New CCC Common Stock issued to the holders of shares of common stock of CCC at Closing will fluctuate based upon the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination. These ownership percentages do not give effect to the CCC Earnout Shares that may be issued upon the CCC Triggering Event and exclude the Sponsor Earnout Shares that are subject to forfeiture if a Sponsor Triggering Event does not occur.

(2)

Assumes that 70% of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

(3)	Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(4)

Includes the shares of New CCC Common Stock resulting from the conversion of Class A ordinary shares to be issued to Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC as part of the forward purchase units to be issued immediately prior to the Closing of the Business Combination and pursuant to the terms and conditions of the Forward Purchase Agreements.

(5)	Excludes shares owned by the Advent Investor, OH Investor and TCV Investor.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the form of CCC Shareholder Transaction Support Agreement, the form of Dragoneer Shareholder Transaction Support Agreement, the form of Sponsor Letter Agreement, the Shareholder Rights Agreement and the Forward Purchase Agreements are attached hereto as Annex E, Annex F, Annex G, Annex H, Annex I and Annex L, respectively. You should read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Forward Purchase Agreements

On July 24, 2020 and August 12, 2020, Dragoneer entered into forward purchase agreements with certain affiliates of Willett Advisors LLC and Dragoneer Funding LLC, respectively, pursuant to which certain affiliates of Willett Advisors LLC and Dragoneer Funding LLC will acquire 2,500,000 and 15,000,000 Class A ordinary units, respectively, consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share, for $10.00 per unit.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, Dragoneer has entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Dragoneer has agreed to issue and sell to the PIPE Investors, an aggregate of 15,000,000 shares of New CCC Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $150,000,000. The shares of New CCC Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pursuant to the Subscription Agreements, Dragoneer will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Shareholder Rights Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders, the Advent Investor, the OH Investor, the TCV Investor (the foregoing, collectively, the “Sponsor Holders”), Dragoneer and certain other persons entered into the Shareholder Rights Agreement, which will become effective at the Closing, pursuant to which, among other things, (a) the shareholders party thereto have agreed not to effect any sale or distribution of any equity securities of New CCC held by any of them during the lock-up period described therein, (b) the shareholders party thereto have been granted certain customary registration rights with respect to their respective shares of New CCC Common Stock and (c) the Sponsor Holders have been granted certain rights to nominate directors for election to the New CCC Board and, in the case of the Advent Investor, certain additional rights with respect to such representation, in each case, on the terms and subject to the conditions therein.

In particular, the Shareholder Rights Agreement provides for the following registration rights:

•

Demand registration rights. New CCC will be required, upon the written request of the Advent Investor or Sponsor at any time after the Closing Date, or upon the written request of the OH Investor or the TCV Investor at any time after the date that is twelve (12) months after the Closing Date, to file a registration statement and use reasonable best efforts to effect the registration of all or part of such Sponsor Holder’s registrable securities. New CCC is not obligated to effect any demand registration if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.

•

Shelf registration rights. New CCC will be required, upon the written request of the Advent Investor or Sponsor at any time after the Closing Date, or upon the written request of the OH Investor or the TCV Investor at any time after the date that is twelve (12) months after the Closing Date, to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to effect the registration of all or a portion of their registrable securities, provided that the Advent Investor shall be deemed to have given such a request as of the Closing Date with respect to all of their registrable securities (and all registrable securities held immediately after the Closing by the shareholders party to the Shareholder Rights Agreement, respectively, will be included on a shelf registration statement filed in connection with such request) and New CCC may satisfy such request by including such registrable securities on the registration statement to be filed in respect of the PIPE Financing. At any time New CCC has an effective shelf registration statement with respect to a Sponsor Holder’s registrable securities, each of the Advent Investor and Sponsor, and, after the date that is twelve (12) months following the Closing Date, each of the OH Investor and the TCV Investor, may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that New CCC is not obliged to effect any underwritten shelf takedown if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.

•

Piggyback registration rights. At any time after the Closing Date, if New CCC proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Sponsor Holders are entitled to include their registrable securities in such registration statement.

•

Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by New CCC and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Shareholder Rights Agreement contains customary cross-indemnification provisions, under which New CCC is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New CCC, and holders of registrable securities are obligated to indemnify New CCC for material misstatements or omissions attributable to them.

•

Registrable securities. Securities of New CCC shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 or such securities shall have ceased to be outstanding.

•

Lock-up. Notwithstanding the foregoing, each shareholder party to the Shareholder Rights Agreement is prohibited from transferring any securities of New CCC until the earlier of (i) the date that is 180 days following the Closing Date and (ii) the first date on which the daily closing price of New CCC Common Stock has been greater than or equal to $12.00 per share (subject to customary adjustments) for any 20 trading days within a 30-trading-day period commencing at least 120 days after the Closing Date, in each case, subject to certain customary exceptions, and each Sponsor Holder that holds at least 1% of the outstanding shares of New CCC Common Stock, New CCC and New CCC’s directors and officers shall, if requested, deliver a customary lock-up agreement in connection with any underwritten public offering, subject to certain customary exceptions.

Moreover, under the Shareholder Rights Agreement, each of the Sponsor Holders is entitled to certain rights to nominate directors for election to the New CCC Board. For so long as the Advent Investor holds equity securities of New CCC constituting at least 50% of the number of such securities it held immediately after the Closing, it will be entitled to nominate six (6) directors (at least three (3) of whom must be independent under NYSE rules), with such right decreasing to four (4) directors (at least two (2) of whom must be independent under NYSE rules) at such time as the Advent Investor holds at least 25% but less than 50% of the number of such securities it held immediately after the Closing, and decreasing to two directors (at least one of whom must be independent under NYSE rules) at such time as the Advent Investor holds at least 10% but less than 25% of the number of such securities it held at the Closing, and then terminating at such time as the Advent Investor holds less than 10% of the number of such securities it held immediately after the Closing. Each of the OH Investor and the TCV Investor will be entitled to nominate one (1) director for so long as such Sponsor Holder holds a number of equity securities of New CCC constituting at least 60% of the number of such securities it held immediately after the Closing, with such right terminating at such time as such Sponsor Holder holds less than 60% of the number of such securities it held immediately after the Closing. Sponsor will be entitled to nominate, at its election, either one (1) director or one (1) non-voting board observer until the first annual meeting of New CCC stockholders following the Closing Date. Additionally, for so long as at least one (1) director nominated by the Advent Investor is serving on the New CCC Board, the Advent Investor will have the right to have at least one (1) such director serve on each committee of the New CCC Board. The Shareholder Rights Agreement also contains customary indemnification, insurance and expense reimbursement obligations of New CCC.

Finally, pursuant to the Shareholder Rights Agreement, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (i) any Sponsor Holder, (ii) any director or officer of New CCC who is not a full-time employee of New CCC or any of its subsidiaries or (iii) any affiliate, partner, advisory board member, director, officer, manager, member or shareholder of any Sponsor Holder who is not a full-time employee of New CCC or any of its subsidiaries, and New CCC will renounce any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any such person described in (i), (ii) or (iii).

Transaction Support Agreements

Concurrently with the execution of the Subscription Agreements, CCC and certain holders of Dragoneer’s Class A ordinary shares participating in the PIPE Financing entered into shareholder support agreements (the “Dragoneer Shareholder Transaction Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the shareholders of Dragoneer all of its ordinary shares held of record or thereafter acquired in favor of the Business Combination and the other Transaction Proposals (as defined in the Business Combination Agreement), and (ii) not to redeem any such securities in connection with the Business Combination.

On the second calendar day following the signing of the Business Combination Agreement, the Advent Investor and certain other CCC Shareholders entered into a Transaction Support Agreement (collectively, the “CCC Shareholder Transaction Support Agreements”) with Dragoneer, pursuant to which such CCC Shareholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, each of our independent directors (Sarah J. Friar, Douglas Merritt, David D. Ossip, Gokul Rajaram and Jay Simons and CCC entered into the Sponsor Letter Agreement, pursuant to which the Sponsor and each of our independent directors have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Dragoneer or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in Dragoneer prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Background to the Business Combination

Dragoneer is a blank check company incorporated on July 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business entities. In conducting a targeted search for a business combination target, as described in greater detail below, Dragoneer’s management and the Dragoneer Board utilized the Sponsor’s global network, along with investing and industry-specific knowledge. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among Dragoneer, CCC, the Advent Investor and their respective representatives and advisors.

On July 10, 2020, prior to the closing of Dragoneer’s initial public offering, Dragoneer issued 17,250,000 Class B ordinary shares to Sponsor in exchange for a capital contribution of $25,000, and the Sponsor subsequently transferred 75,000 Class B ordinary shares to each of our independent directors, Sarah J. Friar, Douglas Merritt, David D. Ossip, Gokul Rajaram and Jay Simons. On August 18, 2020 Dragoneer completed its initial public offering of 69,000,000 units at a price of $10.00 per unit generating gross proceeds of $690,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-fifth of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, Dragoneer completed the private placement of 15,800,000 private warrants at a price of $10.00 per private placement warrant to the Sponsor. The private placement warrants are substantially identical to the public warrants forming a part of the units sold in the initial public offering, except that (a) they are not transferable or salable until 30 days after the completion of our initial business combination, subject to certain exceptions; and (b) they are non-redeemable by Dragoneer and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Following the completion of its initial public offering, Dragoneer’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets, leveraging the Sponsor’s network of relationships, as well as the prior experience and network of Dragoneer’s directors and officers. Specifically, Dragoneer’s directors and officers focused on private, high-quality growth companies in the software, internet, media, consumer/retail, healthcare IT and financial services/fintech industries, which Dragoneer’s directors and officers believed, based on their experience, could satisfy any or all of the following key criteria for a business combination target: (a) deliver significant and sustainable/durable value to customers, (b) a leader in a large and growing market, (c) have exceptional economic models, (d) led by an experienced management team, (e) have a differentiated technology platform, (f) developed proven research and development pipeline, (g) positioned for sustainable revenue growth, (h) capable of capitalizing on long-term industry tailwinds, and (i) provides a compelling valuation among comparable companies.

Over the course of this targeted search, Dragoneer identified an initial set of numerous potential business combination targets to further explore and evaluate and proceeded to conduct varying levels of preliminary due diligence on each, with a preliminary focus on certain targets which Dragoneer’s directors and officers or Sponsor felt were unique and attractive and could satisfy any or all of the key criteria for a business combination target, including, in the case of CCC, among other things, the ability to achieve an expeditious timeline both to signing and closing based on its preparedness and readiness to engage in a business combination and be a public company. Dragoneer’s preliminary due diligence exercise included evaluations of various aspects of many of such companies, including their management teams, products and services, customer base, research and development capabilities, market potential and financial information, in each case based on publicly available information and other market research available to the management team and its advisors. Following this preliminary evaluation of these companies, Dragoneer determined to focus its resources and efforts in the near-term on a smaller subset potential targets (including CCC), which Dragoneer believed, based on this preliminary evaluation and the experience of its officers and directors, were most suitable for a business combination due to the strength of the following factors relative to the other potential targets: (a) the target’s future prospects and competitive positioning; and (b) its preparedness for a business combination and its readiness to be a public company, as well as the ability to achieve and expeditious timeline both to signing and closing based on these factors; and (c) the enterprise valuation ascribed to the potential target by Dragoneer’s directors and officers. In connection with evaluating and performing diligence on this smaller subset of companies, Dragoneer signed non-disclosure agreements and reviewed information received under the terms of these non-disclosure agreements.

CCC and the smaller subset of other potential business combination targets each had enterprise values of at least $2.5 billion (based on preliminary diligence and valuation analysis conducted by Dragoneer and its representatives). Each of the smaller subset of potential business combination targets considered by Dragoneer and its representatives was being contemplated by Dragoneer as a transaction in which the consideration received by the target’s equityholders would primarily (if not exclusively) consist of shares of Dragoneer. Dragoneer engaged in varying levels of additional discussions, negotiations and due diligence with the smaller subset of potential targets. However, by December 11, 2020, the date on which Dragoneer and CCC reached agreement on a letter of intent (as described below), no terms sheets or letters of intent were submitted with respect to the smaller subset of potential business combination targets, and Dragoneer ceased discussions with them. Also on December 11, 2020, as a condition to proceed with negotiations of the proposed business combination, Dragoneer agreed to a mutual 90-day exclusivity period with CCC and the Advent Investor. The Dragoneer

Board felt that agreeing to this exclusivity period was in the best interests of Dragoneer and ultimately determined to abandon its other potential business combination opportunities during this period because of, among other things: (a) the level of engagement by, and advanced negotiations and discussions with, CCC, as compared to the smaller subset of other potential business combination targets where engagement was more limited and negotiations and discussions did not progress as rapidly, including with respect to having a preliminary agreement on key terms and conditions of a potential transaction; (b) CCC’s willingness to enter into the letter of intent discussed below on terms that Dragoneer’s directors and officers believed were attractive; (c) Dragoneer’s directors’ and officers’ belief, based on their preliminary evaluation and the terms of the term sheet, that CCC was, based on the totality of the facts and circumstances, the most attractive potential business combination target; (d) Dragoneer’s directors’ and officers’ belief, based on information received from CCC, that if Dragoneer did not promptly enter into a term sheet with CCC and work towards a potential business combination, CCC would explore other strategic alternatives, including an initial public offering; (e) CCC’s preparedness and willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination and, thereafter, become a public company, as compared to the other potential business combination targets; and (f) Dragoneer’s directors’ and officers’ belief, based on review of the financial and business performance data provided, that CCC represented a high-quality business with strong prospects for future growth.

Dragoneer believed that CCC provided Dragoneer with the most attractive potential business combination because, among other things, CCC: (a) delivers significant and unique value to its customers; (b) is a leader in a large and growing total addressable market; (c) demonstrated exceptional economic models; (d) is led by a world class management team; (e) has a differentiated technology platform; (f) has a proven research and development engine; (g) demonstrated sustainable revenue growth; (h) is capable of capitalizing on long-term industry tailwinds; and (i) provided compelling valuation data.

Negotiations with CCC and the Advent Investor

As investors that focus on similar industries, Sponsor and its affiliates and Advent International, an affiliate of the Advent Investor, and its affiliates have long-standing relationships, from time-to-time discuss potential investment opportunities and other matters, from time-to-time invested in companies together as co-investors and made separate investments in companies in which the other is a stakeholder (including in initial public offerings). In addition, certain employees, officers and directors of Sponsor or its affiliates and of Advent International or its affiliates may have investments in funds or in personal accounts that may include or invest in the funds affiliated with Sponsor and/or Advent Investor and/or may invest in equity, debt, loans, derivatives and/or other financial instruments of companies affiliated with the Sponsor or the Advent Investor as well as those of other persons or entities involved in the Business Combination and PIPE Financing.

In late August 2020, a representative from Advent International contacted Marc Stad, the Chief Executive Officer of Dragoneer, to connect Mr. Stad with Eric Wei, a member of CCC’s Board and Managing Director at Advent International. Mr. Stad and Mr. Wei proposed to schedule a call to discuss CCC.

On September 25, 2020, Mr. Stad and representatives of Dragoneer held a virtual meeting with Mr. Wei during which Mr. Wei provided information about CCC’s business, including certain financial information, and the parties discussed financial and business metrics, the valuation of CCC and a potential business combination involving Dragoneer and CCC. The parties expressed interest in further exploring a potential business combination. On October 1, 2020, Mr. Stad and representatives of Dragoneer held a virtual meeting with Mr. Wei during which Dragoneer presented its initial financial models using the information previously provided by Mr. Wei and financial information about certain comparable companies. The representatives of Dragoneer and the Advent Investor agreed to continue to pursue a business combination with an estimated total enterprise valuation of between $7.0 and $8.0 billion. On October 5, 2020, Mr. Stad and representatives of Dragoneer and Mr. Wei and representatives of Advent International held virtual meetings to discuss Dragoneer’s investment strategy for the potential business combination.

On October 12, 2020, Pat Robertson, Dragoneer’s President and Chief Operating Officer, sent Mr. Wei a draft exclusivity agreement, a draft timeline for a proposed business combination, and an initial diligence request list. On October 13, 2020, Mr. Wei responded with a revised mutual exclusivity agreement and a draft non-disclosure agreement, which contained, among other provisions, customary non-disclosure and non-use provisions, a non-solicitation provision and a customary trust account waiver provision pursuant to which CCC waived any right, title, interest or claim in Dragoneer’s trust account and agreed not to seek recourse against Dragoneer’s trust account for any reason. On October 14, 2020, Dragoneer and CCC executed the non-disclosure agreement and mutual exclusivity agreement. Following execution of the non-disclosure and exclusivity agreement, representatives of the Advent Investor provided Dragoneer with certain additional financial data, including company forecasts and operating plans and other select non-public information about CCC, and the representatives of CCC and the Advent Investor held virtual meetings to discuss these materials.

On October 19, Mr. Wei sent Mr. Stad and certain representatives of Dragoneer an illustrative term sheet reflecting (i) a $7 to $8 billion enterprise value, (ii) approximately $460 million in cash to Advent, (iii) a full earnout on the 17.25 million Class B ordinary shares and on the warrants held by the Sponsor, and (iv) a 30 million CCC share earnout split evenly across four tranches at various prices. Representatives of the parties discussed the draft term sheet on October 20, 2020. On October 25, 2020, representatives of Dragoneer and Citigroup Global Markets (“Citi”), lead capital markets advisor to Dragoneer, discussed the draft term sheet and the valuation analysis of CCC. October 26, 2020 and October 30, 2020, representatives of Dragoneer and Citi met to discuss the valuation analysis and timeline of audited financials. On November 1, 2020, Mr. Wei and certain representatives of Dragoneer conducted a virtual meeting with certain representatives of Evercore, Inc., (“Evercore”), financial advisor to CCC, during which representatives of Evercore described terms of the draft term sheet.

On November 2, 2020, representatives of Dragoneer held a series of virtual meetings with Githesh Ramamurthy, the Chief Executive Officer of CCC, Brian Herb, Chief Financial and Administrative Officer of CCC and Marc Fredman, Senior Vice President and Chief Strategy Officer of CCC, as well as Mr. Wei and representatives of Citi. During these meetings, Mr. Ramamurthy discussed his background and his tenure at CCC with the participants and the parties discussed a timeline for an initial business combination. On November 6, 2020, representatives of Dragoneer held virtual meetings with Mr. Herb, Mr. Fredman and representatives of Citi to discuss CCC’s projected financial performance and other key business metrics that would aid in evaluating the transaction. On November 9, 2020, representatives of Dragoneer and representatives of Citi discussed initial financial terms to include in a proposed letter of intent to be sent by Dragoneer in response to the term sheet. Over the following two weeks, representatives of Dragoneer, Citi, and CCC met virtually to discuss the historical and projected financial performance of CCC.

Following the meetings on November 6, 2020, Evercore circulated a revised draft of the term sheet, which reduced the minimum trust account cash condition from approximately 75% to 50%, waivable in Advent’s sole discretion. The term sheet also reduced the Sponsor earn out form a 100% earn out to an earn out with 25% vested at close and 75% subject to an earn out split equally across three tranches at various stock prices of the combined company. The term sheet also proposed exchanging the Sponsor warrants for 1.58 million shares.

From November 7, 2020 to November 24, 2020, representatives at Dragoneer, CCC, the Advent Investor, and Citi met to discuss financial forecasts and models from CCC and the work plan leading to the signing of a definitive business combination agreement, including weekly virtual meetings to further refine the transaction timeline and related work plan. During this time, Dragoneer also conducted financial due diligence on CCC to verify the models and projections being provided by representatives of the Advent Investor and CCC.

On November 12, 2020, management of Dragoneer presented to the Dragoneer Board their initial findings on CCC as a potential target for a business combination. The Dragoneer Board discussed the initial reports and determined that Dragoneer should continue exploring a possible business combination with CCC. On November 20, 2020, Mr. Wei sent Mr. Stad an email detailing the key terms of a revised proposal at a $7 billion enterprise value, which included a $300 million bridge financing to fund a CCC recapitalization, a 50% earn out for the Sponsor shares and a corresponding reduction in the CCC earn out from 25 million shares to 8.625 million shares and the elimination of the sponsor warrants. On November 23, 2020, the parties agreed to proceed with the transaction at an agreed total enterprise value of approximately $7.0 billion. On November 28, 2020, Dragoneer sent an initial draft letter of intent to the Advent Investor.

On November 30, 2020, Ropes & Gray LLP (“Ropes”), counsel to Dragoneer, shared a revised draft of the letter of intent with Kirkland & Ellis LLP (“K&E”), counsel to CCC. On November 30, 2020, Mr. Wei provided feedback on the draft letter of intent, including that CCC would agree to allow the Sponsor warrants to remain outstanding, provided CCC’s earn out was increased from 8.625 million shares to 15 million shares at a price of $16 per share compared to $14 per share for the Sponsor earn out. Between December 5, 2020 and December 11, 2020, Ropes and K&E, on behalf of Dragoneer and CCC, respectively, exchanged drafts of the letter of intent, the details of which are more fully described below.

The draft of the letter of intent provided by Ropes to K&E on November 30, 2020 proposed the following key terms with respect to a potential business combination: (a) a total enterprise value not to exceed $7.0 billion, based on certain financial information provided to Dragoneer; (b) approximately 600.73 million shares of the post-transaction combined company’s capital stock issued to CCC’s existing stockholders; (c) a $100 million PIPE financing; (d) a potential issuance of the earn out shares to CCC’s existing stockholders; (d) the Advent Investor and certain other equity holders of CCC would be entitled to demand registration rights at $13 per share commensurate with their respective ownership in the post-transaction combined business; (e) the issuance of the forward purchase units in connection with the Forward Purchase Agreements, and the use of the proceeds from such issuance as part of the consideration for the transaction; (f) the requirement that Dragoneer have, at the time of the closing of the transaction, at least $345.0 million cash proceeds from the trust account; (g) the potential restructuring of 8,625,000 of shares to be received by Sponsor if the post-transaction combined company share price did not reach $13 per share; (h) a lock-up period on the shares of the post-transaction business to be issued to CCC’s existing stockholders; and (i) the transaction being subject to customary closing conditions, including (i) that the approval of the transaction and related matters by Dragoneer stockholders and the current CCC stockholders; (ii) approval under applicable antitrust laws and other necessary governmental agencies; (iii) no injunction from or order of any federal, state or foreign court, and (iv) the inclusion of certain additional conditions in any definitive business combination agreement.

On December 1, 2020, representatives of Dragoneer met with representatives of Citi to discuss securing additional funding through PIPE commitments from investors and how the timeline for such funding would fit within the timeline for the business combination. From December 1, 2020 to December 3, 2020, representatives of Dragoneer, Citi, and the Advent Investor met to discuss preliminary marketing materials for the planned PIPE funding and the financial information that would be shared with potential interested PIPE investors.

Between December 3, 2020 and January 25, 2020, representatives of Dragoneer, including Mr. Stad; representatives of the Advent Investor, including Mr. Wei; representatives of CCC, including Mr. Herb, Mr. Fredman, and Kevin Kane, Senior Vice President and General Counsel of CCC; and representatives of Citi, exchanged numerous revised drafts of, and held various calls and meetings to discuss, the investor management presentation to be provided to potential investors in the PIPE financing, including the use of proceeds to be included therein, research analyst coverage and outstanding information requests related thereto.

On December 6, 2020, Ropes provided to K&E a revised draft of the letter of intent that proposed the following material revisions, among others: (a) a condition that Dragoneer receive at least $175.0 million from the issuance of the forward purchase units; (b) an agreement that any definitive business combination agreement include a covenant by CCC not to pay dividends, repurchase shares, or redeem any equity; (c) made the minimum cash condition mutual condition to close; (d) eliminated the five year earnout period for the CCC earnout shares; and (e) increased the price threshold for the early lock-up release from $12 per share to $13 per share.

On December 8, 2020, Ropes and K&E held a telephonic meeting to discuss the material open items in the letter of intent on behalf of Dragoneer and CCC, respectively. Following the meeting, on December 8, 2020, K&E provided Ropes with a further revised letter of intent that proposed that CCC would be permitted to pay a dividend or repurchase or redeem equity having a value of up to $350.0 million and to enter into and consummate any financing agreements in connection therewith, prior to the announcement of the initial business combination.

On December 9, 2020, Ropes provided K&E with a further revised letter of intent that proposed an adjustment in the number of shares of the post-transaction company’s capital stock offered in exchange for all equity in CCC from 600.73 million shares to 587.7 million shares, reflecting updated financial information and calculations performed by Dragoneer.

On December 10, 2020, Ropes and K&E held a telephonic meeting to discuss the remaining material open items in the letter of intent on behalf of Dragoneer and CCC, respectively. Following the meeting, on December 11, 2020, Ropes provided K&E with a further revised draft of the letter of intent that proposed the following material revisions, among others: (a) the reduction in the minimum cash proceeds Dragoneer had to maintain in its trust account from $345.0 million to $207.0 million; (b) restrictions on the shares of Dragoneer held by the Sponsor and providing that such restrictions will lapse over a period of one hundred and eighty (180) days following the closing of the transaction, subject to early release if the price of the post-transaction company’s capital stock equals or exceeds $12.00 per share determined using daily closing price for any twenty (20) trading days within any thirty (30) trading-day period commencing one hundred and twenty (120) days after the closing of the transaction; and (c) the requirement that CCC’s costs, fees and expenses associated with the initial business combination not exceed $50.0 million.

On December 11, 2020, Ropes provided to K&E a further revised draft letter of intent that accepted the revisions proposed in the December 10, 2020 draft letter of intent. Subsequently, on December 11, 2020, K&E provided to Ropes the final revised draft letter of intent that included minor revisions to the December 11, 2020 draft letter of intent provided by Ropes. Mr. Robertson executed the letter of intent on behalf of Dragoneer and Mr. Ramamurthy executed the letter of intent on behalf of CCC. At this time, the parties became subject to the binding 90-day exclusivity period provided for therein.

During the negotiation period of the letter of intent, Dragoneer and its representatives continued to conduct business and financial due diligence with respect to CCC and its business and researched CCC’s markets and outlook in connection with exploring a potential business combination.

On December 24, 2020, CCC provided Dragoneer and its advisors with access to an online data room for purposes of conducting further business, operational, financial, legal, tax, intellectual property, insurance, key partnership arrangements and other due diligence with respect to CCC. Between December 24, 2020 and January 27, 2021 representatives of Dragoneer, including its directors and officers, conducted further business, financial and other due diligence with respect to CCC and, over the same period of time, Dragoneer’s legal and tax advisors conducted due diligence with respect to CCC, including calls with Mr. Herb and Mr. Kane. Before reaching the determination that it was in the best interests of Dragoneer and its shareholders to approve the proposed transaction, during the Dragoneer Board meeting to consider the approval of the proposed transaction, the Dragoneer Board was provided with high-level summaries of the due diligence process and key due diligence findings of Dragoneer’s directors’ and officers’, Sponsor’s and their respective representatives’ and advisors’ due diligence. The due diligence process included, but was not limited to, the following:

•	a comprehensive review of the materials provided in the online data room;

•	requests for follow-up data and information from CCC, including CCC management responses to due diligence questions;

•	multiple meetings and calls with CCC’s management team, Kevin Kane, CCC’s Senior Vice President and General Counsel, regarding CCC’s business and solutions, services, operations, projections and technical diligence matters, as well as tax and legal matters, including those related to intellectual property and information technology matters, regulatory matters, litigation matters, corporate matters (including material contracts, capitalization and other customary corporate matters), and labor and employment matters;

•	a total available market analysis and a survey of the industry in which CCC operates, including information about industry metrics, market capitalization, and competing products;

•	review of publicly available key competitor data;

•	due diligence calls and discussions with independent third party industry experts;

•	a financial and valuation analysis, including review of certain financial information provided by CCC and comparisons to certain publicly traded companies; and

•

a summary by Dragoneer management to the Dragoneer Board with respect to their key findings with respect to their business, operational and financial due diligence, which report also included a high-level summary of the tax and legal due diligence findings by Dragoneer’s various tax and legal advisors engaged in connection with the transaction, Ropes (legal matters) and KPMG LLP (tax and foreign corrupt practices matters).

On December 19, 2020, Ropes provided the initial draft of the Business Combination Agreement to K&E. Between December 19, 2020 and February 2, 2021, Ropes, on the one hand, and K&E, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement and the related ancillary documents, the details of which are more fully described below, and had telephone conversations and negotiations concerning these documents and agreements. Ropes and K&E also had regular contact with their respective clients during this period to keep them apprised of the status of the Business Combination Agreement and related ancillaries. On December 23, 2020, Ropes provided the initial draft of the Subscription Agreement for the PIPE financing.

On January 6, 2021, K&E provided Ropes with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following revisions, among others: (a) entitling holders of stock options at the time of the Closing of the Business Combination to participate in the earnout shares to be issued to existing CCC stockholder; and (b) revisions of the interim operating covenants, including the right of certain existing CCC stockholders. K&E also provided a revised draft of the Subscription Agreement for the PIPE financing.

On January 14, 2021, Ropes provided K&E a revised draft of the Business Combination Agreement and Ropes and K&E held a conference call to discuss certain issues and other matters related to the January 14, 2021 draft of the Business Combination Agreement. On January 22, 2021, K&E provided Ropes with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions, among others: (a) a reduction of the adjusted equity value calculated for CCC to account for a potential post-transaction dividend to CCC shareholders of up to $300 million and any related debt financing; (b) revising the restriction that CCC not engage in any merger’s consolidations or business combinations prior the Closing to add a carve-out permitting such actions in each case where the acquisition’s aggregate consideration is less than $200 million; and (c) certain other changes.

Beginning in mid-January 2021, Citi, acting as placement agent on behalf of Dragoneer and CCC, held conversations with potential investors with respect to the PIPE financing. Dragoneer, CCC, and the Advent Investor came to agreement on the proposed size and terms of the PIPE financing and K&E and Ropes exchanged drafts of the form of Subscription Agreement to be used in the PIPE financing. On January 25, 2021, a draft of the form of Subscription Agreement was distributed to potential PIPE investors with respect to the

PIPE financing and initially marketed the PIPE financing at $100,000,000 for 10,000,000 shares of the post-transaction combined business. Between January 25, 2021, and February 2, 2021, K&E and Ropes collectively negotiated the terms and exchanged drafts of the Subscription Agreements with the potential PIPE Investors and their respective representatives and advisors, including with respect to the funding mechanics, representations and warranties, registration rights and indemnification provisions set forth therein, and responded to follow-up questions and comments related thereto, particularly with respect to the Closing process and the expected timeline for consummating the Business Combination. During this time, the potential PIPE investors conveyed to Citi their initial proposed subscription amounts, and Dragoneer, CCC, and Citi decided to upsize the total PIPE financing from 10,000,000 shares are $10.00 per share for a total of $100,000,000, to 15,000,000 shares at $10.00 per share for a total of $150,000,000.

On January 27, 2021, Ropes and K&E held a conference call to discuss and negotiate the outstanding issues and other matters in the Business Combination Agreement, including the treatment of vested and unvested options to acquire stock of CCC and the permitted dividend recapitalization. On January 27, 2021 Ropes and K&E exchanged drafts and negotiated various provisions, including representations and warranties, the permitted recapitalization and the expense cap.

Between January 27, 2021 and February 2, 2021, K&E and Ropes drafted and negotiated the disclosure schedules to the Business Combination Agreement and drafted and negotiated certain other ancillary documents, including the Sponsor Letter Agreement, the Shareholder Rights Agreement and the CCC Shareholder Transaction Support Agreements and the Dragoneer Shareholder Transaction Support Agreements.

On January 28, 2021, a telephonic meeting of the Dragoneer Board was held with representatives of Ropes, Maples and Calder (“Maples”), Cayman Islands counsel to Dragoneer, Citi and Dragoneer’s management in attendance. At the meeting, the Dragoneer Board was provided with (i) an overview of the Dragoneer Board’s fiduciary duties in the context of the proposed Business Combination; (ii) an overview of the SPAC merger market, as well as valuation considerations and an overall timeline for the Business Combination; and (iii) an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the key terms of the related ancillary documents and the due diligence process and findings with respect to CCC (including a brief summary of the key findings from the due diligence review conducted by representatives and advisors of Dragoneer). In addition, any material conflicts of interest with respect to the proposed Business Combination were disclosed and acknowledged in the Dragoneer Board meeting. Based on the factors cited in “—The Dragoneer Board’s Reasons for the Business Combination” and in light of the fact that the implied fair market value of the vested equity of CCC to be acquired in the Business Combination was significantly in excess of 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the Dragoneer Board then unanimously adopted and approved, among others, resolutions: (a) establishing a Transaction Committee of the Dragoneer Board, with all of the power and authority of the Dragoneer Board with respect to the Business Combination; (b) determining that it is in the best interests of Dragoneer to adopt and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto (including the Domestication, the Merger and the PIPE financing); (c) adopting and approving the Business Combination Agreement and ancillary documents thereto and approving Dragoneer’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the Domestication, the Merger and the PIPE financing; and (d) authorizing the execution and delivery of any and all instruments and documents necessary to effect the incorporation of Chariot Merger Sub. The Dragoneer Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that Dragoneer’s directors and officers and the other representatives of Dragoneer had substantial experience in evaluating the operating and financial merits of companies similar to CCC and reviewed certain financial information of CCC and compared it to certain publicly traded companies, selected based on the experience and the professional judgement of Dragoneer’s directors and officers, and concluded that the experience and background of Dragoneer’s directors and officers members, the members of the Dragoneer Board and the other representatives of Dragoneer enabled the Dragoneer Board to make the necessary analyses and determinations regarding the Business Combination.

Between January 31, 2021 and February 2, 2021, K&E and Ropes exchanged revised drafts of the Business Combination Agreement and the parties came to an agreement on the outstanding issues and other matters in the Business Combination Agreement. On February 2, 2021, final versions of the ancillary documents to the Business Combination Agreement were distributed to Dragoneer, CCC, the Advent Investor and the other parties thereto which reflected the outcome of the negotiations between the parties and their respective representatives and advisors.

Also on February 2, 2021, a final version of the Subscription Agreement was distributed to the potential PIPE investors, which reflected the outcome of negotiations between Dragoneer, CCC, the Advent Investor and the potential PIPE Investors and their respective representatives and advisors, and the PIPE investors that had chosen to participate in the PIPE financing indicated their final subscription amounts and delivered executed Subscription Agreements to Ropes.

On February 3, 2020, the Transaction Committee of the Dragoneer Board adopted resolutions by written consent and approved resolutions: (a) declaring the Business Combination and the transactions contemplated thereby in the best interests of the Dragoneer shareholders, and (b) approving the execution and delivery of the Business Combination Agreement and the ancillary agreements necessary for the Business Combination.

On February 3, 2020, the board of directors of Chariot Merger Sub adopted resolutions by written consent and approved resolutions: (a) declaring the Business Combination and the transactions contemplated thereby in the bests interests of the Chariot Merger Sub stockholders, and (b) approving the execution of and delivery of the Business Combination Agreement and the ancillary agreements necessary for the Business Combination.

On February 2, 2021, the CCC board of directors adopted resolutions by written consent and approved resolutions approving, among other things, the execution and delivery of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby.

On February 2, 2021, the parties entered into the Business Combination Agreement (as amended on April 22, 2021 by Amendment No. 1 to Business Combination Agreement) and the related ancillary documents and the PIPE investors executed and delivered the Subscription Agreements and applicable Dragoneer Shareholder Transaction Support Agreements, which provided for binding subscriptions to purchase an aggregate of 10 million shares of the post-transaction combined business at $10.00 per share.

On February 3, 2021, Dragoneer and CCC issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and Dragoneer filed a Current Report on Form 8-K, which filed as an exhibit (a) the Business Combination Agreement, (b) the Sponsor Letter Agreement, (c) the form of Subscription Agreement, (d) the form of CCC Shareholder Transaction Support Agreement, (e) the form of Dragoneer Shareholder Transaction Support Agreement (f) the Shareholder Rights Agreement, (g) a transcript of the recorded investor presentation and a copy of the materials included in the presentation summarizing certain key terms of the Business Combination, and (h) the joint press release, dated February 3, 2021.

The Dragoneer Board’s Reasons for the Business Combination

The Dragoneer Board, in evaluating the transaction with CCC, consulted with its legal counsel and accounting and other advisors. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the Domestication and the other transactions contemplated by the Business Combination Agreement, are in the best interests of Dragoneer and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the Domestication and the other transactions contemplated by the Business Combination Agreement, the Dragoneer Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Dragoneer Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Dragoneer Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Dragoneer’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In particular, the Dragoneer Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

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Strong Historical Financial Performance and Economic Model. Historical information regarding CCC’s business, financial performance, and results of operations, including an attractive SaaS model with a high percentage of recurring revenue and consistent growth;

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Favorable Prospects for Future Growth and Financial Performance. Current information and forecast projections from Dragoneer and CCC’s management regarding (i) CCC’s business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory and financial market conditions and (iii) opportunities and competitive factors within CCC’s industry;

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Differentiated Technology Platform. The opportunity to participate in a combined company that operates a leading SaaS platform for the P&C insurance economy that utilizes hyperscale technology, deep proprietary data assets, multiple network effects, real-word AI solutions and durable customer relationships;

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Leader in a Large and Growing Addressable Market. CCC’s large total addressable market of approximately $35 billion globally, with attractive addressable market adjacencies and an overall trend toward digitization. Less than 1% of CCC’s revenues were generated outside of the United States in 2020, providing opportunity for growth;

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Sustainable Revenue Growth. CCC has a consistent track record of profitable revenue growth for 20+ years, excluding the business divested in 2001, and has multiple levers to drive growth going forward;

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Ability to Deliver Significant and Unique Value to Customers. CCC’s software platform is driving strong revenue expansion and cost efficiencies for its highly attractive and stable customer base, and is positioned to demonstrate the value of its solutions to existing and potential customers and to integrate them into the P&C insurance economy;

•	Proven R&D Engine. CCC’s investments in research and development, which have created an innovation culture that we believe has consistently developed products designed to solve customer needs;

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Leadership in AI Capabilities. That CCC has been on the forefront of new technological leaps within the SaaS space and has the opportunity to continue this with the advent of its AI technology and capabilities;

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Long-Term Industry Tailwinds. The rising demands of automotive safety technologies (such as autonomous vehicles and Advanced Driver Assistance Systems “ADAS”) which we expect will increase the cost and complexity of the insurance economy, creating long-term opportunities for CCC solutions;

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Compelling Valuation. The implied enterprise value in connection with the Business Combination of approximately $7.0 billion, which we believe represents an attractive valuation relative to selected comparable companies;

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International Market Opportunity. The potential to further develop CCC’s position in the international market and China in particular, which we believe presents compelling market opportunities outside of the United States;

•	World Class Management Team. CCC’s experienced management team, led by Mr. Ramamurthy, CCC’s Chief Executive Officer for more than 20 years;

•	Potential for Future Accretive M&A. We believe that CCC is positioned as an attractive M&A platform opportunity as it continues to expand its offerings and geographic reach;

•	PIPE Financing Success. The success of the PIPE Financing, which was subscribed to by sophisticated third-party investors; and

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Likelihood of Closing the Business Combination. The belief of the Dragoneer Board that an acquisition by Dragoneer has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities.

The Dragoneer Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

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Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be achieved in full or in part, including the risk that CCC would not be able to achieve its growth projections;

•	Closing of the Business Combination May Not Occur. The risks and costs to Dragoneer if the Business Combination is not completed;

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Exercise of Redemption Rights of Current Public Shareholders. The risk that some of the current public shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account;

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Conditions to Closing of the Business Combination. That the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions, many of which are not within Dragoneer’s control;

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Control of New CCC by the Advent Investor Following Consummation of the Business Combination. The fact that certain investors, including the Advent Investor, will have nomination rights and that the Advent Investor will control the combined company following the Business Combination;

•	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination;

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Transaction Expenses Incurred by Dragoneer. The substantial transaction expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on Dragoneer’s cash reserves and operating results should the Business Combination not be completed;

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Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination of Dragoneer’s financial performance, operating results and stock price; and

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Commitment under the Business Combination Agreement. The fact that, under the terms of the Business Combination Agreement, the Dragoneer Board may not withdraw or modify its recommendation to approve the Business Combination;

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Oher Risks. Other factors the Dragoneer Board deemed relevant, including various other risks associated with the Business Combination, the business of Dragoneer and the business of CCC described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Dragoneer Board also considered that certain of the officers and directors of Dragoneer may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Dragoneer’s shareholders. The Dragoneer Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Dragoneer Board concluded that the potential benefits that it expected Dragoneer and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Dragoneer Board determined that the Business Combination Agreement, the Business Combination, the Domestication and the other transactions contemplated by the Business Combination Agreement, were in the best interests of Dragoneer and its shareholders.

Summary of Dragoneer Financial Analysis

Although the Dragoneer Board did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the Dragoneer Board relied on the following sources (i) due diligence on CCC’s business operations; (ii) extensive research reports and data related to the SaaS industry, and more specifically the P&C insurance economy and related services in this market, in the United States and internationally; and (iii) Dragoneer management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses. The Dragoneer Board concluded that the approximately $7.0 billion transaction enterprise valuation is fair and reasonable, given the growth prospects of CCC and the P&C insurance software and other compelling aspects of the transaction.

During the course of valuing CCC, Dragoneer’s management also identified several comparable public companies in the vertical software and insurance technology spaces. Dragoneer’s management believes that New CCC is likely to be compared to these companies by potential investors based on its business and financial model.

The following is a summary of the financial information of these companies and CCC that was considered by the Dragoneer Board. The information was obtained from CCC management, company public filings and FactSet median broker consensus estimates as of January 20, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by Dragoneer. None of CCC, Dragoneer, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of CCC do not purport to be appraisals or reflect the prices at which CCC shares may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

	EV / 2021E Revenue(1)	EV /2021E Revenue /2021E Revenue Growth(1)	EV / 2021E Adjusted EBITDA(2)	EV /2021E Adjusted EBITDA/ 2021E Revenue Growth(2)
Insurance Technology Peers
Duck Creek Technologies	23.5x	5.9x	NM	NM
Guidewire Software, Inc.	13.2x	1.4x	NM	NM
Vertical Software Peers
Ansys, Inc.	18.1x	1.5x	40.2x	3.3x
Autodesk, Inc.	16.4x	1.2x	46.8x	3.3x
Bentley Systems, Incorporated	14.3x	1.6x	44.2x	4.8x
Cadence Design Systems, Inc.	13.8x	2.0x	35.1x	5.1x
The Descartes Systems Group Inc.	14.0x	1.3x	34.1x	3.1x
Nemetschek SE	10.5x	1.1x	35.5x	3.9x
Synopsys, Inc.	10.4x	1.2x	31.8x	3.6x
Tyler Technology, Inc.	14.2x	2.2x	47.2x	7.3x
Verisk Analytics, Inc.	11.8x	1.8x	24.1x	3.6x
Peer Average	14.6x	1.9x	37.7x	4.2x
CCC	10.4x	0.8x	29.1x	2.3x

(1)

EV / 2021E Revenue / 2021E Revenue Growth calculated by dividing 2021E Revenue Multiple by 2021E Revenue Growth and multiplying by 100. Ex: Autodesk 2021E Revenue Multiple 16.4x / 2021E Revenue Growth (14% x 100) = 1.2x. Reflects CCC’s revenue, excluding First Party Clinical Services divested revenue, and is based on an enterprise value of CCC of $10 per share of New CCC Common Stock. CCC 2021E Revenue and 2021E Revenue Growth reflects management forecast and excludes First Party Clinical Services divested revenue.

(2)

EV / 2021E Adj. EBITDA / 2021E Revenue Growth calculated by dividing 2021E EBITDA Multiple by 2021E Revenue Growth and multiplying by 100. Ex: Autodesk 2021E Adj. EBITDA multiple 46.8x / 2021E Revenue Growth (14% x 100) = 3.3x. Reflects CCC’s revenue, excluding First Party Clinical Services divested revenue, and is based on an enterprise value of CCC of $10 per share of New CCC Common Stock. CCC 2021E Adjusted EBITDA and 2021E Revenue Growth reflects management forecast and excludes First party Clinical Services divested revenue. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to financial measures prepared in accordance with GAAP as a measure of operating performance. For more information on CCC’s adjusted EBITDA, see “CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures.” “NM” indicates EBITDA multiples greater than 75x, EV / Adj. EBITDA / Revenue Growth multiples greater than 10x.

Certain Projected Financial Information of CCC

CCC is a privately held company and does not, as a matter of course, make public projections as to future sales, earnings, or other results. However, in connection with its consideration of the potential business combination, Dragoneer’s Board was provided with the prospective financial information set forth below that were prepared by management of CCC (collectively, the “Projections”). While management of CCC provided Dragoneer with revenue, total expense and adjusted EBITDA projections through 2025, the Dragoneer Board relied on the 2021 Projections in its valuation analysis because, in the collective experience of Dragoneer’s management and Board of Directors, peer companies are typically valued based on revenue and Adjusted EBITDA, as reflected in the table above, and because Projections that extend beyond one year are more speculative and are not as readily available from public peers, which makes meaningful comparison more difficult. The Dragoneer Board considered the Projections in addition to the historical financial information, key performance measures and operating metrics of CCC included elsewhere in this proxy statement/prospectus. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. The Projections are the responsibility of CCC management and in their view, were prepared on a reasonable basis, reflecting currently available estimates and judgments, and presents, to the knowledge and belief of CCC’s management, the expected base case of future financial performance of CCC. However, this information is not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place significant weight on the prospective financial information.

The following Projections are included in this proxy statement/prospectus solely to provide Dragoneer’s stockholders access to information made available in connection with Dragoneer’s Board’s consideration of the proposed business combination. The Projections were prepared in good faith by CCC’s management based on their reasonable estimates and assumptions with respect to the expected future financial performance of CCC as of November 19, 2020 and do not take into account any circumstances or events occurring after that date.

2021E
Revenue(1) ($ in millions)	$675
Adjusted EBITDA(2) ($ in millions)	$242

(1)

Projected Revenue excludes revenue associated with First Party Clinical Services under a transition services agreement as part of a divesture of these services as of December 31, 2020. Projected Revenue is based on a variety of assumptions, including: (i) cross selling and upselling products to existing clients, (ii) launch of new products and solution packages within existing product lines, (iii) increase in number of new customers less churn, (iv) volume of transactions on the platform, and (v) assumptions about industry trends, such as the adoption of digital tools in the auto insurance economy. Projected Revenue does not include any amounts for acquisitions, geographic expansion or launching of new product lines, other than extensions of certain existing product lines.

(2)

Projected Adjusted EBITDA is defined as net loss adjusted for interest, taxes, depreciation and amortization, asset impairment charges, stock-based compensation expense, change in fair value of interest rate swaps, or other events that CCC’s management does not believe are reflective of CCC’s ongoing operations, including the gross margin impact associated with First Party Clinical Services that was divested as of December 31, 2020. Projected Adjusted EBITDA is based on CCC’s projected Revenue forecast and a variety of cost assumptions, including (i) personnel and professional service related costs across client services, research and development, sales and marketing, and general and administrative, (ii) variable costs related to revenue and product mix, such as computer costs and royalties, (iii) costs associated with platform support and expansion, and (iv) facilities.

The Projections have not been audited. Neither the independent registered public accounting firms of Dragoneer or CCC, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Dragoneer and CCC assume no responsibility for, and disclaim any association with, the Projections.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables, estimates and assumptions that are inherently uncertain and many of which are beyond the control of CCC’s management. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market, insurance regulatory and financial conditions and matters specific to the businesses of CCC, all of which are difficult or impossible to predict accurately and many of which are beyond CCC’s control. The Projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and result in the Projections not being achieved include the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” In addition, the Projections may be affected by Dragoneer’s ability to achieve strategic goals, objectives and targets over the applicable period.

The Projections should not be viewed as public guidance. The Projections were prepared solely for internal use to assist Dragoneer in its evaluation of CCC and the business combination and should not be relied upon by any other person for any other reason. CCC has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Dragoneer. Neither CCC’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of CCC relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of CCC may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict. The Projections are not included in this proxy statement/prospectus in order to induce any Dragoneer shareholders to vote in favor of any of the proposals at the special meeting and should not be relied upon for that purpose.

We encourage you to review the financial statements of CCC included in this proxy statement/prospectus, as well as the information in the sections “CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus.

Neither Dragoneer nor CCC or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by Dragoneer have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of CCC generally used to approve the transaction, the Dragoneer Board determined that this requirement was met. The Dragoneer Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was in the best interests of Dragoneer and its shareholders and appropriately reflected CCC’s value. In reaching this determination, the Dragoneer Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as CCC’s historical growth rate and its potential for future growth in revenue and profits. The Dragoneer Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of CCC met this requirement.

Interests of Dragoneer’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Dragoneer Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Dragoneer’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Dragoneer shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 17,250,000 Class B ordinary shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $15,800,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by August 18, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that Sponsor, the other Initial Shareholders and Dragoneer’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Dragoneer fails to complete an initial business combination by August 18, 2022;

•	the fact that the Shareholder Rights Agreement will be entered into by Dragoneer’s independent directors;

•	the fact that Dragoneer Funding LLC, an affiliate of Sponsor, agreed to purchase 15,000,000 forward purchase units immediately prior to the Closing;

•

the fact that, at the option of the Sponsor, any amounts outstanding under the loan made by the Sponsor to Dragoneer in an aggregate amount of up to $2,000,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination, which option has been exercised by the Sponsor subsequent to the execution of the Business Combination Agreement;

•

the continued indemnification of Dragoneer’s directors and officers and the continuation of Dragoneer’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and Dragoneer’s officers and directors will lose their entire investment in Dragoneer and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 18, 2022;

•

the fact that if the trust account is liquidated, including in the event Dragoneer is unable to complete an initial business combination by August 18, 2022, the Sponsor has agreed to indemnify Dragoneer to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Dragoneer has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Dragoneer, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that Dragoneer may be entitled to distribute or pay over funds held by Dragoneer outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, CCC, and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares, or, if the price per share of our shares falls below $10.00 per share, such parties may seek to enforce their redemption rights. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, Advisory Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least a two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New CCC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. Our Initial Shareholders, CCC and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Dragoneer Investment Group or its affiliates) may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer is treated as the “acquired” company for accounting purposes. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of CCC. CCC will be deemed the accounting predecessor and New CCC will be the successor SEC registrant, which means that CCC’s financial statements for previous periods will be disclosed in New CCC’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of CCC will become the historical financial statements of New CCC, and Dragoneer’s assets, liabilities and results of operations will be consolidated with CCC beginning on the acquisition date.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Dragoneer and CCC will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination to the extent available.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New CCC’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Dragoneer cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Dragoneer cannot assure you as to its result.

None of Dragoneer or CCC are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast in the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Dragoneer’s entry into the Business Combination Agreement, dated as of February 2, 2021 (as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Dragoneer, Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (“CCC”), copies of which are attached to the proxy statement/prospectus as Annexes A and AA, pursuant to which, among other things, following the de-registration of Dragoneer as an exempted company in the Cayman Islands and the continuation and domestication of Dragoneer as a corporation in the State of Delaware with the name “CCC Intelligent Solutions Holdings Inc.” (a) Chariot Merger Sub will merge with and into CCC (the “Merger”), with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC will be a wholly owned subsidiary of Dragoneer and (b) at the Effective Time, (i) each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000 and (ii) all equity awards of CCC will be exchanged for comparable equity awards that are settled or exercisable for shares of New CCC Common Stock, as applicable, determined based on the same implied CCC equity value described in clause (i), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the CCC Shareholder Transaction Support Agreements, the Dragoneer Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Shareholder Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H and Annex I, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT THE DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Dragoneer is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the Dragoneer Board has unanimously approved, and Dragoneer shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of Dragoneer’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Dragoneer will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Dragoneer will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Dragoneer will be converted into one share of common stock, par value $0.0001 per share, of New CCC; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Dragoneer will automatically represent the right to purchase one share of New CCC Common Stock at an exercise price of

$11.50 per share on the terms and conditions set forth in the Dragoneer warrant agreement; (iii) the governing documents of Dragoneer will be amended and restated and become the certificate of incorporation and the bylaws of New CCC as described in this proxy statement/prospectus; and (iv) Dragoneer’s name will change to “CCC Intelligent Solutions Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Dragoneer that has not been previously separated into the underlying Class A ordinary shares of Dragoneer and the underlying warrants of Dragoneer prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New CCC Common Stock and one-fifth of one warrant representing the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Dragoneer warrant agreement.

The Domestication Proposal, if approved, will approve a change of Dragoneer’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Dragoneer is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New CCC will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Dragoneer will also ask its shareholders to approve the Advisory Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New CCC under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Advisory Governing Documents Proposals,” the Existing Governing Documents of Dragoneer, attached hereto as Annex B and the Proposed Governing Documents of New CCC, attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Dragoneer and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a jurisdiction of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the jurisdiction of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other jurisdictions’ corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New CCC, its board of directors and management and would enable them to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to entities organized in other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New CCC’s incorporation in Delaware may make New CCC more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New CCC to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Dragoneer as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New CCC immediately following the Domestication will be the same as those of Dragoneer immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Dragoneer outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Dragoneer be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Dragoneer be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of Dragoneer as a corporation in the State of Delaware, the name of Dragoneer be changed from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSED CHARTER AND BYLAWS PROPOSAL

Overview

If and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Dragoneer will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New CCC, in each case, under the DGCL.

Reasons for the Proposed Governing Documents

The Proposed Certificate of Incorporation, as well as the Proposed Bylaws, was negotiated as part of the Business Combination. The Dragoneer Board’s specific reasons for each of the Advisory Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Governing Documents Proposals.”

Vote Required for Approval

The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

The Proposed Charter and Bylaws Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of Dragoneer, copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), be approved as the certificate of incorporation and bylaws of CCC Intelligent Solutions Holdings Inc., effective upon the effectiveness of the Domestication.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSED CHARTER AND BYLAWS PROPOSAL.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he or they may believe is in the best interests of Dragoneer and its shareholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

If the Proposed Charter and Bylaws Proposal and the other Condition Precedent Proposals are approved and the Business Combination is to be consummated, Dragoneer will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New CCC, in each case, under the DGCL.

Dragoneer’s shareholders are asked to consider and vote upon, on a non-binding advisory basis, and to approve by ordinary resolution five (5) separate proposals (collectively, the “Advisory Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. This separate vote is not otherwise required by Delaware law or Cayman Islands law separate and apart from the Proposed Charter and Bylaws Proposal but, pursuant to SEC guidance, Dragoneer is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Dragoneer or the Dragoneer Board (separate and apart from the approval of the Proposed Charter and Bylaws Proposal). In the judgment of the Dragoneer Board, these provisions are necessary to appropriate to address the needs of the post-combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of Proposed Charter and Bylaws Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Dragoneer and CCC may agree that the Proposed Certificate of Incorporation and Proposed Bylaws, in the form set forth on Annex C and Annex D, will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Proposed Charter and Bylaws Proposal.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New CCC. This summary is qualified by reference to the complete text of the Existing Governing Documents of Dragoneer, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$22,100 divided into 200,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 5,000,000,000 shares of New CCC Common Stock and 100,000,000 shares of New CCC Preferred Stock.

	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 3 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder Rights Agreement (Advisory Governing Documents Proposal C)	The Existing Governing Documents are not subject to any director composition agreement.	The Proposed Governing Documents provide that certain provisions therein are subject to the Shareholder Rights Agreement.

See Article VI subsections 3, 4 and 5 of the Proposed Certificate of Incorporation. And Article I section 2 and Article II sections 2, 4, 5 and 15 of the Proposed Bylaws.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting, unless the Advent Investor owns a majority of the voting power of the shares of capital stock of New CCC then outstanding or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

	See Articles 22 of our Articles of Association.	See Article V subsection 1 of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents

Corporate Name (Advisory Governing Documents Proposal E)	The Existing Governing Documents provide the name of the company is “Dragoneer Growth Opportunities Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “CCC Intelligent Solutions Holdings Inc.”

	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Advisory Governing Documents Proposal E)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by August 18, 2022 (twenty-four months after the closing of Dragoneer’s initial public offering), Dragoneer will cease all operations except for the purposes of winding up and will redeem the shares issued in Dragoneer’s initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New CCC’s ongoing existence; the default under the DGCL will make New CCC’s existence perpetual.

	See Article 49 of our Articles of Association.	This is the default rule under the DGCL.

Exclusive Forum (Advisory Governing Documents Proposal E)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act.

See Article XI of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Advisory Governing Documents Proposal E)	The Existing Governing Documents do not provide restrictions on takeovers of Dragoneer by a related shareholder following a business combination.	The Proposed Governing Documents provide that New CCC will not be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders that exclude certain CCC shareholders.

See Article X of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal E)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Articles of Association.

ADVISORY GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED

GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal A—to approve the change in the authorized share capital of Dragoneer from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 5,000,000,000 shares of New CCC Common Stock and 100,000,000 shares of New CCC Preferred Stock.

As of the date of this proxy statement/prospectus, there are 86,500,000 ordinary shares issued and outstanding, which includes an aggregate of 17,250,000 Class B ordinary shares held by the Initial Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 29,600,000 warrants to acquire ordinary shares, comprised of 15,800,000 private placement warrants held by Sponsor and 13,800,000 public warrants. The Sponsor has elected to convert the $2,000,000 working capital loan into warrants of New CCC at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Dragoneer will be converted into one share of common stock, par value $0.0001 per share, of New CCC; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Dragoneer will automatically represent the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Dragoneer warrant agreement; (iii) the governing documents of Dragoneer will be amended and restated and become the certificate of incorporation and the bylaws of New CCC as described in this proxy statement/prospectus; and (iv) Dragoneer’s name will change to “CCC Intelligent Solutions Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Dragoneer that has not been previously separated into the underlying Class A ordinary shares of Dragoneer and the underlying warrants of Dragoneer prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New CCC Common Stock and one-fifth of one warrant representing the right to purchase one share of New CCC Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Dragoneer warrant agreement. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing. In addition, following a CCC Triggering Event, pre-Closing CCC Shareholders and (subject to continued employment) holders of vested and unvested equity awards of CCC as of the date of the Business Combination Agreement are eligible to receive a pro rata allocation of 15,000,000 shares of New CCC Common Stock as CCC Earnout Shares. For clarity, if the employment of a holder of equity awards of CCC is terminated prior to the later of the CCC Triggering Event and the vesting of such equity awards, the CCC Earnout Shares allocated to such option holder will be forfeited and reallocated pro rata to other options holders. For further details, see “Consideration to CCC Equityholders in the Business Combination.”

In order to ensure that New CCC has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the Proposed Governing Documents of New CCC change in the authorized share of Dragoneer from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preference shares of Dragoneer to (ii) 5,000,000,000 shares of New CCC Common Stock and 100,000,000 shares of New CCC Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New CCC, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New CCC that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Advisory Governing Documents Proposal A requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal A is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the change in the authorized share capital of Dragoneer from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 5,000,000,000 shares of common stock, par value $0.0001 per share, of New CCC and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New CCC be approved.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of

Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW CCC AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal B—to authorize the New CCC Board to issue any or all of the shares of New CCC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New CCC Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New CCC after the Business Combination.

If Advisory Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New CCC will be 100,000,000 shares. Approval of this Advisory Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital-raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New CCC, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that the ability of the New CCC Board to issue shares of New CCC Preferred Stock in one or more classes or series will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New CCC and thereby protect continuity of or entrench its management, which may adversely affect the market price of New CCC. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New CCC, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New CCC Board to issue the authorized preferred stock on its own volition will enable New CCC to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New CCC currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal B requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal B is a non-binding advisory proposal and is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the authorization to the New CCC Board to issue any or all shares of New CCC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New CCC Board and as may be permitted by the DGCL be approved.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS BEING SUBJECT TO THE SHAREHOLDER RIGHTS AGREEMENT

Overview

Advisory Governing Documents Proposal C—provide that certain provisions of the certificate of incorporation and bylaws of New CCC relating to the New CCC Board (including the number of directors, term of office, vacancies and removal) are subject to the Shareholder Rights Agreement. Our shareholders are also being asked to approve Advisory Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New CCC after the Business Combination.

Concurrently with the execution of the Business Combination Agreement, Dragoneer, Sponsor, the Advent Investor, the OH Investor, the TCV Investor and certain other persons entered into the Amended and Restated Registration and Shareholder Rights Agreement, which will become effective at the Closing, pursuant to which, among other things, (a) the shareholders party thereto have agreed not to effect any sale or distribution of any equity securities of New CCC held by any of them during the lock-up period described therein, (b) the shareholders party thereto have been granted certain customary registration rights with respect to their respective shares of New CCC Common Stock and (c) the Advent Investor, the OH Investor, the TCV Investor and Sponsor have been granted certain rights to nominate directors for election to the New CCC Board and, in the case of the Advent Investor, certain additional rights with respect to such representation. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

This amendment would indicate that the terms of New CCC’s certificate of incorporation and bylaws are subject to the terms of Amended and Restated Registration and Shareholder Rights Agreement when such terms are in conflict.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New CCC, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

These provisions are intended to ensure that the terms of New CCC’s certificate of incorporation do not conflict with the rights granted under the Shareholder Rights Agreement. See “Business Combination Proposal—Related Agreements—Shareholder Rights Agreement.”

Vote Required for Approval

The approval of Advisory Governing Documents Proposal C requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal C is a non-binding advisory proposal and is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the provision that certain provisions of the certificate of incorporation and bylaws of New CCC are subject to the Shareholder Rights Agreement be approved.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal D—the removal of the ability of New CCC stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office, be approved.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New CCC after the Business Combination.

The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New CCC must be effected at a duly called annual or special meeting of stockholders of New CCC, and may not be effected by any consent in writing by such stockholder, unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New CCC, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, New CCC’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings and will not have the ability to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action. Limiting the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New CCC’s organizational documents outside of a duly called special or annual meeting of the stockholders of New CCC. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, limiting the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Dragoneer is aware to obtain control of New CCC, and Dragoneer and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New CCC. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal D requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal D is a non-binding advisory proposal and is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the removal of the ability of New CCC stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office be approved.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal E—to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New CCC’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act and certain other litigation, (iv) electing not to be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Dragoneer Board believes are necessary to adequately address the needs of New CCC after the Business Combination.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of New CCC after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “CCC Intelligent Solutions Holdings Inc.” In addition, the Proposed Governing Documents will make New CCC’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New CCC consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New CCC, (ii) any action asserting a claim of breach of a fiduciary duty (including any fiduciary duty) owed by any current or former director, officer, employee, agent or stockholder of New CCC to New CCC or New CCC’s stockholders, or any claim for aiding or abetting such an alleged breach, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, or to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws, (iv) any action asserting a claim against New CCC or any current or former director, officer, employee, agent or stockholder, whether arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws (each, as in effect from time to time), or such actions as to which the Delaware General Corporate Laws confer jurisdiction on the Delaware Court of Chancery, or (v) any action asserting a claim against New CCC or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the State of Delaware. The foregoing shall not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act. In addition, unless New CCC gives an Alternate Forum Consent, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933.

The Proposed Certificate of Incorporation of New CCC explicitly “opts out” of Section 203 of the DGCL and, instead, includes a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL, but carves out investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 1% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the Company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter amendment approved by stockholders.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because, following the consummation of the Business Combination, New CCC will not be a blank check company.

While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Advisory Governing Documents Proposals or otherwise identified in this Advisory Governing Documents Proposal E, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Advisory Governing Documents Proposal E. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New CCC, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.” is desirable to reflect the Business Combination with CCC and to clearly identify New CCC as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New CCC’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New CCC following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New CCC in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues and the application of a relatively known body of case law and level of expertise and should promote efficiency and cost savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that, after the Domestication, New CCC will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the United States federal district court as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.

Takeovers by Interested Stockholders

The Proposed Certificate of Incorporation explicitly “opt out” of Section 203 of the DGCL, but our board of directors believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquirer to negotiate with the board of directors and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New CCC. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board of directors. Our board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New CCC without paying a fair premium to all stockholders. Thus, our board of directors has determined that the provisions opting out of Section 203 included in Proposed Certificate of Incorporation are in the best interests of the post-combination company.

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The board of directors has determined to exclude investment funds affiliated with the Advent Investor from the definition of “interested stockholder” because of the interests such entities currently hold. As a result, the risk of “creeping control” without paying a fair premium to all stockholders, which Section 203 of the DGCL is intended to prevent, would not be applicable to such stockholders.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New CCC and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New CCC following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the Dragoneer’s initial public offering be held in the trust account until a business combination or liquidation of Dragoneer has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal E requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal E is a non-binding advisory proposal and is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Dragoneer and CCC, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively) as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New CCC’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NYSE PROPOSAL

Overview

The NYSE Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listed Company Manual (the “NYSE Listed Company Manual”), the issuance of the forward purchase units immediately prior to the Closing of the Business Combination and the shares of New CCC Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Rule 312.02 of the NYSE Listed Company Manual (such proposal, the “NYSE Proposal”).

Reasons for the Approval for Purposes of Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Rule 312.02 of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Rule 312.02 of the NYSE Listed Company Manual, shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official NYSE closing price immediately before signing of a binding agreement and the average official NYSE closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued exceeds one percent is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, Dragoneer currently expects to issue an estimated 615,488,389 shares of New CCC Common Stock (assuming that none of Dragoneer’s outstanding public shares are redeemed) in connection with the Business Combination, PIPE Financing and Forward Purchase Agreements, including 8,625,000 shares that will be held by Sponsor and subject to forfeiture if a Sponsor Triggering Event does not occur. In addition, if a CCC Triggering Event occurs, then 15,000,000 New CCC Common Stock will be issued as the CCC Earnout Shares. For further details, see “Business Combination Proposal—Consideration to CCC Equityholders in the Business Combination” and “Incentive Equity Plan Proposal.”

Additionally, pursuant to Rule 312.02 of the NYSE Listed Company Manual, when a NYSE-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial security holder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Rules 312.02 (b) and 312.04(e) of the NYSE Listed Company Manual defines a substantial security holder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because Sponsor currently owns greater than 5% of Dragoneer’s ordinary shares, Sponsor and the Advent Investor are considered substantial security holder of Dragoneer under Rules 312.02 (b) and 312.04(e) of the NYSE Listed Company Manual.

In the event that this proposal is not approved by Dragoneer shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Dragoneer shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New CCC Common Stock pursuant to the Business Combination Agreement, New CCC will not issue such shares of New CCC Common Stock.

Vote Required for Approval

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Rule 312.02 of the NYSE Listed Company Manual, the issuance of the forward purchase units immediately prior to the Closing of the Business Combination and the shares of New CCC Common Stock be approved.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE EQUITY PLAN PROPOSAL

Overview

Incentive Equity Plan Proposal—The Dragoneer Board has approved, subject to stockholder approval, the Incentive Equity Plan for the purpose of providing a means through which to attract, motivate and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders. Our stockholders are being asked to consider and approve the Incentive Equity Plan, which will reserve an aggregate amount equal to 15% of the post-closing outstanding shares of New CCC Common Stock for issuance pursuant to grants made under the Incentive Equity Plan, plus additional shares of New CCC Common Stock (approximately 57,983,325 shares based on our current estimate) that may be issued or transferred in respect of outstanding options to purchase CCC common stock to be assumed by New CCC at the time of the Business Combination; which reserve amount will be increased on the first day of each fiscal year during the term of the Incentive Equity Plan commencing with the 2022 fiscal year by 5% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or a lesser amount determined by the New CCC Board.

Description of the Material Features of the Incentive Equity Plan

The following is a summary of the material features of the Incentive Equity Plan. This summary is qualified in its entirety by reference to the complete text of the Incentive Equity Plan, which is contained in Annex J to this Registration Statement.

Purpose of the Incentive Equity Plan

The purpose of the Incentive Equity Plan is to promote the success and enhance the value of New CCC by linking the individual interests of employees, members of the board of directors, and consultants to those of New CCC stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to New CCC stockholders. The Incentive Equity Plan is further intended to provide flexibility to New CCC in its ability to motivate, attract, and retain selected employees, directors and consultants through the granting of stock-based compensation awards, including without limitation, non-qualified stock options (“NSOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), restricted stock awards (“RSUs”), restricted stock unit awards, other stock or cash based awards and dividend equivalent awards. Accordingly, the New CCC Board believes that approval of the Incentive Equity Plan is in the best interests of New CCC and the New CCC Board recommends that stockholders vote for approval of the Incentive Equity Plan.

CCC operates in a highly competitive and challenging marketplace in which its success depends to a great extent on its ability to attract and retain high-caliber employees, directors and consultants. If approved, the Incentive

Equity Plan is expected to be a significant part of our overall equity compensation strategy. We believe that Incentive Equity Plan will provide us with flexibility to, in our discretion, grant a variety of types of awards to our employees, directors and consultants that will be important to our ability to maintain competitiveness. We expect that incentive awards granted under the Incentive Equity Plan will enhance award-holders’ sense of participation in the affairs of New CCC and its participating subsidiaries and provide an incentive for continued service.

Summary of the Incentive Equity Plan

This section summarizes certain principal features of the Incentive Equity Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Equity Plan.

Eligibility and Administration

Employees, officers, directors and consultants of New CCC and our subsidiaries are eligible to receive awards under the Incentive Equity Plan. The Incentive Equity Plan is generally administered by the compensation committee of the New CCC Board (the “CCC Compensation Committee”) which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Incentive Equity Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Equity Plan, including any vesting and vesting acceleration conditions.

As of the date of this Registration Statement, approximately 500 individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately 480 employees, 4 non-employee directors, and 16 consultants/advisors of the Company.

Shares Available for Awards

A total of 15% of the total outstanding shares of New CCC Common Stock as determined on a fully diluted basis upon the Closing are reserved for issuance under the Incentive Equity Plan, plus the number of shares of New CCC Common Stock issuable upon the exercise or conversion of options to purchase CCC common stock to be assumed by New CCC at the time of the Business Combination, which amount will be increased on the first day of each fiscal year during the term of the Incentive Equity Plan commencing with the 2022 fiscal year by (a) 5% of the total number of shares of New CCC Common Stock outstanding on the last day of the immediately preceding fiscal year, or (b) a number of shares of New CCC Common Stock which is less than the amount in (a), as determined by the New CCC Board in its discretion. Any shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market, unless local law requires otherwise. In addition all such shares may be issued as stock options that are ISOs.

If an award under the Incentive Equity Plan is forfeited, expires, converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration, conversion or cash settlement, be used again for new grants under the Incentive Equity Plan. In addition, shares subject to an award under the Incentive Equity Plan will be deemed to constitute shares not issued to a participant and shall be deemed to again be available for issuance or delivery under the Incentive Equity Plan if such shares are reacquired by the Company prior to vesting or otherwise terminated.

Awards granted under the Incentive Equity Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Equity Plan.

Director Limits

The Incentive Equity Plan provides that the sum the maximum amount that may become payable pursuant to all cash-based awards (whether or not granted under the Incentive Equity Plan) and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a nonemployee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000 (increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director).

Awards

The Incentive Equity Plan provides for the grant of stock options, including ISOs and NSOs , SARs, restricted stock, dividend equivalents, stock payments, RSUs, other incentive awards, and cash awards. Certain awards under the Incentive Equity Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Equity Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Stock options may not be granted under the Incentive Equity Plan unless granted with respect to “service recipient stock” as defined in Treasury Regulation Section 1.409A-l(b)(5)(iii).

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SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. SARs may not be granted under the Incentive Equity Plan unless granted with respect to “service recipient stock” as defined in Treasury Regulation Section 1.409A- l(b)(5)(iii).

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Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

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Stock Payments, Other Incentive Awards and Cash Awards. These awards include cash payments, cash bonus awards, stock payments, stock bonus awards, performance awards or incentive awards that are paid in cash, shares or a combination of both, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with other awards. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator has broad discretion to take action under the Incentive Equity Plan, as well as make adjustments to the terms and conditions of existing and future awards, to facilitate changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In particular, the plan administrator may: adjust any or all of the number of shares or other securities of New CCC or an affiliate that may be delivered in respect of awards, the terms of any outstanding award, including the number of shares or other securities subject to outstanding awards, the exercise price with respect to any award, or any applicable performance measures; provide for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event; and cancelling any one or more outstanding awards in exchange for cash, shares, other securities, other property or any combination thereof. In the event of a “change in control” of New CCC (as defined in the Incentive Equity Plan), the plan administrator may cause any outstanding awards to be continued, assumed or substituted by the successor corporation or a parent or subsidiary of the success corporation and, in the event the successor corporation refuses to continue, assume or substitute any outstanding awards, all such awards shall become fully exercisable immediately prior to the transaction in question and all forfeiture restrictions on such awards shall lapse (except for the portion of awards subject to performance-based vesting conditions, which shall remain subject to such performance-based terms). If a participant’s employment is terminated by a successor or surviving company within 12 months following a “change in control” then such participant will vest in any awards that were continued, assumed or substituted in connection with the “change in control.” In the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Equity Plan and outstanding awards.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Foreign Participants

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability, and Participant Payments

With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Equity Plan are generally non-transferable, and are exercisable only by the participant. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Equity Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our common stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

Our board of directors may amend or terminate the Incentive Equity Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Incentive Equity Plan, reduces the exercise price associated with SARs or options in violation of the prohibition on repricing, or cancel any option or SAR in exchange for cash or another award in violation of the prohibition on repricing. No award may be granted pursuant to the Incentive Equity Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors adopts the Incentive Equity Plan and (ii) the date on which our stockholders approve the Equity Incentive Plan.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Equity Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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NSOs. If an optionee is granted an NSO under the Incentive Equity Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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ISOs. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the Incentive Equity Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Equity Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Equity Plan and awards granted under the Incentive Equity Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Equity Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE INCENTIVE EQUITY PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.

New Plan Benefits

As of the date of this proxy statement/prospectus, no awards (including stock options) have been granted under the Incentive Equity Plan (including stock options) under the Incentive Equity Plan may be made at the discretion of the CCC Compensation Committee, and any awards (including stock options) that may be made and any benefits and amounts that may be received or allocated under the Incentive Equity Plan in the future are not determinable at this time. As such, we have omitted the New Plan Benefits table and the number of stock options that may be received under the Incentive Equity Plan in the future.

Share Price

On June 4, 2021, the last trading day prior to the record date, the closing price of our common stock on the NYSE was $9.97 per share.

Registration with the SEC

New CCC will file a Registration Statement on Form S-8 with the SEC with respect to the shares of our common stock to be offered and sold pursuant to the Incentive Equity Plan as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to 60 days following the Closing Date.

Vote Required

The approval of the Incentive Equity Plan proposal will require the affirmative vote of a majority of the votes cast by holders of New CCC’s outstanding shares of common stock represented at the special meeting by attendance in person or by proxy and entitled to vote at the special meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Incentive Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Recommendation of the New CCC Board

THE NEW CCC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NEW CCC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE EQUITY PLAN PROPOSAL.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

The Dragoneer Board has approved, subject to stockholder approval, the Employee Stock Purchase Plan for the purpose of providing a means through which to attract, motivate and retain personnel and to provide a means whereby our employees can acquire and maintain an equity interest in us, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders. Stockholders are being asked to consider and approve the Employee Stock Purchase Plan, which will reserve an aggregate amount of 1% of the post-closing outstanding shares of New CCC Common Stock for issuance pursuant to grants made under the Employee Stock Purchase Plan, which reserve amount will be increased on the first day of each fiscal year during the term of the Employee Stock Purchase Plan commencing with the 2022 fiscal year by the lesser of (a) 1% of the total number of shares of New CCC Common Stock outstanding on the last day of the immediately preceding fiscal year, or (b) a lesser amount determined by the New CCC Board.

Description of the Material Features of the Employee Stock Purchase Plan

The following is a summary of the material features of the Employee Stock Purchase Plan. This summary is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan, which is contained in Annex K to this proxy statement/prospectus.

Purpose of the Employee Stock Purchase Plan

The purpose of the Employee Stock Purchase Plan is to provide employees of New CCC and its participating subsidiaries with the opportunity to purchase New CCC Common Stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the Employee Stock Purchase Plan enhances such employees’ sense of participation in our performance, aligns their interests with those of our stockholders, and is a necessary and powerful incentive and retention tool that benefits our stockholders. Accordingly, the New CCC Board believes that approval of the Employee Stock Purchase Plan is in the best interests of New CCC and the New CCC Board recommends that stockholders vote for approval of the Employee Stock Purchase Plan.

CCC operates in a highly competitive and challenging marketplace in which its success depends to a great extent on its ability to attract and retain high-caliber employees. If approved, the Employee Stock Purchase Plan is expected to be a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees. We believe that offering the Employee Stock Purchase Plan is important to our ability to maintain competitiveness. By providing eligible employees with a convenient means of acquiring an equity interest in New CCC through payroll deductions, we expect to enhance such employees’ sense of participation in the affairs of New CCC and its participating subsidiaries and provide an incentive for continued employment.

Summary of the Employee Stock Purchase Plan

This section summarizes certain principal features of the Employee Stock Purchase Plan, which authorizes the grant of options to U.S. employees of New CCC that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. The summary is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan.

Eligibility and Administration

The CCC Compensation Committee will administer and will have authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility of participants. The administrator may designate certain of New CCC’s subsidiaries as participating “designated subsidiaries” in the Employee Stock Purchase Plan and may change these designations from time to time. Employees of New CCC and its participating designated subsidiaries are eligible to participate in the Employee Stock Purchase Plan if they meet the eligibility requirements under the Employee Stock Purchase Plan established from time to time by the administrator. However, an employee may not be granted rights to purchase shares under the Employee Stock Purchase Plan if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of common shares or other classes of shares.

Eligible employees become participants in the Employee Stock Purchase Plan by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors and consultants are not eligible to participate in the Employee Stock Purchase Plan. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

As of the date of this proxy statement/prospectus, CCC had approximately 480 employees who would have been eligible to participate in the Employee Stock Purchase Plan had the Employee Stock Purchase Plan been in operation on such date and the subsidiaries for whom such employees work had been designated as participating subsidiaries under the Employee Stock Purchase Plan.

Shares Available for Awards

A total of 1% of the total outstanding shares of New CCC Common Stock as determined on a fully diluted basis upon the Closing are reserved for issuance under the Employee Stock Purchase Plan, which reserve amount will be increased on the first day of each fiscal year during the term of the Employee Stock Purchase Plan commencing with the 2022 fiscal year by the lesser of (a) 1% of the total number of shares of New CCC Common Stock outstanding on the last day of the immediately preceding fiscal year, or (b) a lesser amount determined by the New CCC Board. The number of shares subject to the Employee Stock Purchase Plan may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.” We cannot precisely predict the New CCC share usage under the Employee Stock Purchase Plan as it will depend on a range of factors including the level of New CCC employee participation, the contribution rates of participants, the trading price of New CCC Common Stock and New CCC future hiring activity. Any shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

Participating in an Offering

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Offering Periods and Purchase Periods. New CCC Common Stock will be offered under the Employee Stock Purchase Plan during offering periods. The length of the offering periods under the Employee Stock Purchase Plan will be determined by the administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each exercise date during an offering period. The exercise dates for each offering period will be the final trading day in the offering period. Offering periods under the Employee Stock Purchase Plan will commence when determined by the administrator. The administrator may, in its discretion, modify the terms of future offering periods.

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Enrollment and Contributions. The Employee Stock Purchase Plan permits participants to purchase New CCC Common Stock through payroll deductions of up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation). The administrator will establish a maximum number of shares that may be purchased by a participant during any offering period. In addition, no employee will be permitted to accrue the right to purchase stock at a rate in excess of $15,000 worth of shares during any offering period.

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Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of New CCC Common Stock. The option will expire at the end of the applicable offering period and will be exercised at that time to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be carried forward to the next offering period unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee.

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Purchase Price. The purchase price of the shares, in the absence of a contrary designation by the administrator, will be 85% of the lower of the fair market value of New CCC Common Stock on the first trading day of the offering period or on the final trading day of the offering period. The fair market value per share of New CCC Common Stock under the Employee Stock Purchase Plan generally is the closing sales price of New CCC Common Stock on the date for which fair market value is being determined, or if there is no closing sales price for a share of New CCC Common Stock on the date in question, the closing sales price for a share of New CCC Common Stock on the last preceding date for which such quotation exists.

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Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the Employee Stock Purchase Plan at any time during an offering period prior to the end of the offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of New CCC Common Stock. Participation in the Employee Stock Purchase Plan ends automatically upon a participant’s termination of employment.

Adjustments

In the event of certain non-reciprocal transactions or events affecting New CCC Common Stock, such as any stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by New CCC, the administrator will make equitable adjustments to the Employee Stock Purchase Plan and outstanding rights. In addition, in the event of a proposed sale of all or substantially all of the assets of New CCC, the merger of New CCC with or into another corporation, or other transaction as set forth by the administrator in an offering document, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute outstanding options, any offering periods then in progress shall be shortened with a new exercise date prior to the proposed sale or merger.

Foreign Participants

The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the Employee Stock Purchase Plan, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability

A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Plan Amendment and Termination

The administrator may amend, suspend or terminate the Employee Stock Purchase Plan at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the Employee Stock Purchase Plan, changes the designation or class of employees who are eligible to participate in the Employee Stock Purchase Plan or changes the Employee Stock Purchase Plan in any way that would cause the Employee Stock Purchase Plan to no longer be an “employee stock purchase plan” under Section 423(b) of the Code.

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the Employee Stock Purchase Plan under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Employee Stock Purchase Plan, and is intended for general information only. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

The Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Employee Stock Purchase Plan. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the Employee Stock Purchase Plan. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) the excess of the fair market value of the shares at the time the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and New CCC will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and New CCC will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE EMPLOYEE STOCK PURCHASE PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.

New Plan Benefits

Benefits under the Employee Stock Purchase Plan will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Employee Stock Purchase Plan.

Registration with the SEC

New CCC will file a Registration Statement on Form S-8 with the SEC with respect to the shares of our common stock to be offered and sold pursuant to the Employee Stock Purchase Plan as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to 60 days following the Closing Date.

Vote Required for Approval

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Employee Stock Purchase Plan Proposal is not conditioned on any other proposal.

Recommendation of the New CCC Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Dragoneer Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Dragoneer Shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Dragoneer has determined, based on the advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of CCC, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement. See “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Dragoneer Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to solicit additional proxies for the purpose of obtaining approval by the Dragoneer Shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Dragoneer has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (D) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement to not occur; provided that, without the consent of CCC, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved.”

Recommendation of the Dragoneer Board

THE DRAGONEER BOARD UNANIMOUSLY RECOMMENDS THAT DRAGONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Dragoneer’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Dragoneer and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Dragoneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Dragoneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New CCC Common Stock and New CCC public warrants after the Domestication. This section applies only to holders that hold their public shares or public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including, without limitation:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);
•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	persons who purchase stock in New CCC as part of the PIPE Financing, or units consisting of stock and warrants in New CCC pursuant to the Forward Purchase Agreements;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or equivalent tax laws, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in CCC prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in CCC. With respect to the consequences of holding shares of New CCC Common Stock and New CCC public warrants, this discussion is limited to holders who acquire such shares of New CCC Common Stock in connection with the Domestication or as a result of the exercise of a New CCC public warrant, and holders who acquire such New CCC public warrants in connection with the Domestication. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The

IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, you should consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW CCC COMMON STOCK AND NEW CCC WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share is separable at the option of the holder, Dragoneer is treating any Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or public warrants or New CCC Common Stock or New CCC Warrants, as applicable, and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “CCC Intelligent Solutions Holdings Inc.”

It is intended that the Domestication qualify as an F Reorganization. Assuming the Domestication so qualifies, U.S. Holders of public shares or public warrants generally should not recognize income, gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “—Effects of Section 367(b) of the Code to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Dragoneer (i) transferred all of its assets and liabilities to New CCC in exchange for all of the outstanding common stock and warrants of New CCC; and then (ii) distributed the common stock and warrants of New CCC to the shareholders and warrant holders of Dragoneer in liquidation of Dragoneer. The taxable year of Dragoneer should be deemed to end on the date of the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of New CCC Common Stock or a New CCC warrant received in the Domestication should generally be the same as its tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New CCC Common Stock or New CCC warrant should generally include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a public share or public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New CCC Common Stock or New CCC warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New CCC Common Stock or New CCC warrant would be equal to the fair market value of that share of New CCC Common Stock or New CCC warrant on the date of the Domestication and such U.S. Holder’s holding period for the share of New CCC Common Stock or New CCC warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares should consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367(b) of the Code to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A. U.S. Holders That Hold 10 Percent or More of Dragoneer

A U.S. Holder who on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under

Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders should consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Dragoneer (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Dragoneer does not expect to have significant, cumulative earnings and profits through the date of the Domestication. If Dragoneer’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If Dragoneer’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of the dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code. Such U.S. Shareholders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B. U.S. Holders That Own Less Than 10 Percent of Dragoneer

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New CCC Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New CCC Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from Dragoneer establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified Dragoneer (or New CCC) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New CCC no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding Dragoneer’s earnings and profits upon written request.

Dragoneer does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Dragoneer had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C. U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New CCC public warrants in the Domestication.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE IN THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) of the Code to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A. Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to Dragoneer prior to the Domestication, interest income earned by Dragoneer would be considered passive income and cash or cash equivalents held by Dragoneer would be considered a passive asset.

B. Effects of PFIC Rules on the Domestication

Because Dragoneer is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Dragoneer believes that, but for application of the start-up exception described below, it likely would be considered a PFIC. Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Because Dragoneer expects not to have any gross income for 2020, the year of Dragoneer’s formation. Accordingly, we believe that, although subject to uncertainty, our “start-up year” under the start-up exception will be 2021, as long as the Domestication is completed in 2021, Dragoneer believes it will satisfy these requirements, and therefore, that it should not be treated as a PFIC; however, the IRS or a court is not bound by Dragoneer’s position. Further, such determination is factual in nature and subject to change. Therefore, no assurance can be provided that Dragoneer will not be treated as a PFIC. Moreover, although subject to uncertainty, it is possible that we could be treated as a PFIC for 2020 even if our “start-up year” is 2021 and we otherwise qualify for the start-up exception for 2021. The applicability of the start-up exception is subject to substantial uncertainty and U.S. Holders are urged to consult their own tax advisors in this regard. In the case that Dragoneer were to be determined to be a PFIC, U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) Dragoneer were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Dragoneer was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Dragoneer was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) of the Code to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Dragoneer is determined to be a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Dragoneer, whether or not such amounts are actually distributed to such shareholders in any taxable year.

C. QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat Dragoneer as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Dragoneer qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Dragoneer is contingent upon, among other things, the provision by Dragoneer of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, if we are determined to be a PFIC, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) of the Code to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, THE APPLICABILITY OF THE START-UP EXCEPTION, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for shares of New CCC Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New CCC Common Stock will depend on whether the redemption qualifies as a sale of the shares of New CCC Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New CCC Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “—Sale, Exchange or Other Disposition of Shares of New CCC Common Stock and New CCC Public Warrants” below.

The redemption of shares of New CCC Common Stock generally will qualify as a sale of the shares of New CCC Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New CCC or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only shares of New CCC Common Stock actually owned by such U.S. Holder, but also shares of New CCC Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New CCC Common Stock owned directly, shares of New CCC Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New CCC Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New CCC Common Stock which could be acquired pursuant to the exercise of the New CCC public warrants.

The redemption of shares of New CCC Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New CCC’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New CCC’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owns less than 50 percent of the total combined voting power of New CCC Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New CCC Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New CCC Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New CCC Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New CCC Common Stock. The redemption of shares of New CCC Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New CCC. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New CCC Common Stock, the U.S. federal income tax consequences of which are described above under

“—Distributions on Shares of New CCC Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New CCC Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New CCC public warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF DRAGONEER COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

Distributions on Shares of New CCC Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New CCC Common Stock, to the extent the distribution is paid out of New CCC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New CCC Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New CCC Common Stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New CCC Common Stock and New CCC Public Warrants” below.

Dividends that New CCC pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New CCC pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New CCC Common Stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New CCC Common Stock and New CCC Public Warrants

Upon a sale or other taxable disposition of shares of New CCC Common Stock or New CCC Public Warrants which, in general, would include a redemption of shares of New CCC Common Stock or New CCC Public Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New CCC Common Stock or New CCC Public Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of New CCC Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders (including individuals) will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New CCC Common Stock or New CCC Public Warrants so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New CCC Common Stock and/or New CCC Public Warrants following the Domestication. See “—Exercise, Lapse or Redemption of New CCC Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New CCC Common Shares acquired pursuant to the exercise of a New CCC Public Warrant.

Exercise, Lapse or Redemption of New CCC Public Warrants

Except as discussed below with respect to the cashless exercise of a New CCC Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New CCC Common Stock upon exercise of a New CCC Public Warrant for cash. The U.S. Holder’s tax basis in the share of New CCC Common Stock received upon exercise of the New CCC Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New CCC Public Warrant, and the exercise price of such New CCC Public Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New CCC Common Stock received upon exercise of the New CCC Public Warrant will commence on the date of exercise of the New CCC Public Warrant or the day following the date of exercise of the New CCC Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New CCC Public Warrant. If a New CCC Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New CCC Public Warrant. See “—Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New CCC Public Warrants following the Domestication.

The tax consequences of a cashless exercise of a New CCC Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New CCC Common Stock received generally should equal the U.S. Holder’s tax basis in the New CCC Public Warrants. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New CCC Common Stock would be treated as commencing on the date of exercise of the New CCC Public Warrant or the day following the date of exercise of the New CCC Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New CCC Common Stock received would include the holding period of the New CCC Public Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New CCC Public Warrants having a value equal to the exercise price for the total number of New CCC Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New CCC Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the New CCC Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New CCC Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New CCC Public Warrants exercised, and the exercise price of such New CCC Public Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New CCC Common Stock would commence on the date of exercise of the New CCC Public Warrant or the day following the date of exercise of the New CCC Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New CCC Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New CCC Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New CCC public warrant occurring after New CCC’s giving notice of an intention to redeem the New CCC Public Warrants described in the section entitled “Description of New CCC Securities—Warrants—New CCC Public Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New CCC redeemed such New CCC Public Warrant for shares of New CCC Common Stock or as an exercise of the New CCC Public Warrant. If the cashless exercise of New CCC Public Warrants for shares of New CCC Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New CCC Common Stock received should equal the U.S. Holder’s tax basis in the New CCC Public Warrants and the holding period of the shares of New CCC Common Stock should include the holding period of the New CCC Public Warrants. Alternatively, if the cashless exercise of a New CCC public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “—Exercise, Lapse or Redemption of New CCC Public Warrants.” In the case of an exercise of a New CCC public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “—Exercise, Lapse or Redemption of New CCC Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New CCC public warrant occurring after New CCC’s giving notice of an intention to redeem the New CCC Public Warrant as described above.

If New CCC redeems New CCC public warrants for cash or if New CCC purchases New CCC public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition by the U.S. Holder, taxed as described above under “—Sale, Exchange or Other Disposition of Shares of New CCC Common Stock and New CCC Public Warrants.”

Possible Constructive Distributions

The terms of each New CCC public warrant provide for an adjustment to the exercise price of the New CCC public warrant or an increase in the shares of New CCC Common Stock issuable on exercise in certain circumstances discussed in “Description of New CCC Securities—Warrants—New CCC Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New CCC public warrants would, however, be treated as receiving a constructive distribution from New CCC if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New CCC’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New CCC Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New CCC Common Stock which is taxable to them as described under “—Distributions on Shares of New CCC Common Stock” above. For example, U.S. Holders of New CCC public warrants would generally be treated as receiving a constructive distribution from New CCC where the exercise price of the New CCC public warrants is reduced in connection with the payment of certain dividends as described in “Description of New CCC Securities—Warrants—New CCC Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New CCC Public Warrant received a cash distribution from New CCC equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New CCC public warrants are complex, and U.S. Holders should consult their tax advisors on the tax consequences any such constructive distribution with respect to a New CCC public warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants or New CCC Common Stock or New CCC public warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New CCC Common Stock and New CCC public warrants by a non-U.S. Holder after the Domestication.

Effects of the Domestication on Non-U.S. Holders

Dragoneer does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of shares of New CCC Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New CCC Common Stock will depend on whether the redemption qualifies as a sale of the shares of New CCC Common Stock redeemed, as described above under “—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New CCC Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—U.S. Holders—Sale, Exchange or Other Disposition of Shares of New CCC Common Stock and New CCC Public Warrants.” If such a redemption does not qualify as a sale of shares of New CCC Common Stock, the non- U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “U.S. Federal Income Tax Considerations—Non-U.S. Holders—Distributions on Shares of New CCC Common Stock.”

Distributions on Shares of New CCC Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New CCC Common Stock, to the extent paid out of New CCC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New CCC Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New CCC Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New CCC Common Stock and New CCC Public Warrants.” Dividends paid by New CCC to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply.

Sale, Exchange or Other Disposition of Shares of New CCC Common Stock and New CCC Public Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New CCC Common Stock or New CCC public warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

New CCC is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New CCC Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding shares of New CCC Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New CCC Common Stock or New CCC public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New CCC Common Stock or New CCC public warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New CCC will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New CCC to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New CCC will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New CCC Public Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New CCC public warrant, or the lapse of a New CCC public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Exercise, Lapse or Redemption of New CCC Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New CCC Common Stock and New CCC Public Warrants.” If New CCC redeems New CCC public warrants for cash or if it purchases New CCC public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition by the non-U.S. Holder, the consequences of which would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New CCC Common Stock and New CCC Public Warrants.”

Possible Constructive Distributions

The terms of each New CCC public warrant provide for an adjustment to the exercise price of the New CCC public warrant or an increase in the shares of New CCC Common Stock issuable on exercise in certain circumstances discussed in “Description of New CCC Securities—Warrants—New CCC Public Warrants.” As described above under “—U.S. Holders—Possible Constructive Distributions,” certain adjustments with respect to the New CCC public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New CCC equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New CCC public warrants are complex, and non-U.S. Holders should consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New CCC public warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New CCC Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund from the IRS, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or public warrants and shares of New CCC Common Stock or New CCC public warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants and shares of New CCC Common Stock or New CCC warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants and shares of New CCC Common Stock or New CCC warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New CCC Common Stock or New CCC warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, shares of New CCC Common Stock or New CCC warrants.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial data (the “summary unaudited pro forma data”) gives effect to the Business Combination and related adjustments described in the section titled “Unaudited Pro Forma Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of CCC issuing stock for the net assets of Dragoneer, accompanied by a recapitalization. The net assets of Dragoneer will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Dragoneer and CCC and related notes included in this proxy statement/prospectus. The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and PIPE Financing been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Dragoneer’s Class A ordinary shares into cash:

•	No redemption scenario: This scenario assumes that no shares of Class A ordinary shares are redeemed; and

•

Maximum redemption scenario: This scenario assumes that 48,300,000 shares of Class A ordinary shares are redeemed for an aggregate payment of approximately $483.0 million from the Trust Account, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

	Unaudited Pro Forma
	No redemption scenario	Maximum redemption scenario
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Three Months Ended March 31, 2021
Revenue	$157,789	$157,789
Cost of revenue	44,619	44,619
Total operating expenses	111,859	111,859
Operating Income	1,311	1,311
Net income	119,240	119,240
Net income per share attributable to common stockholders – basic:	$0.19	$0.21
Net income per share attributable to common stockholders—diluted	$0.19	$0.20

	Unaudited Pro Forma
	No redemption scenario	Maximum redemption scenario
	(in thousands, except share and per share data)
Weighted-average shares used in computing net income attributable per share to common stockholders – basic	615,131,135	566,831,135
Weighted-average shares used in computing net income attributable per share to common stockholders – diluted	633,220,151	584,920,151

	Unaudited Pro Forma
	No redemption scenario	Maximum redemption scenario
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2020
Revenue	$633,063	$633,063
Cost of revenue	208,983	208,983
Total operating expenses	600,819	600,819
Operating loss	(176,739)	(176,739)
Net loss	(356,973)	(356,973)
Net loss per share attributable to common stockholders – basic and diluted:	$(0.58)	$(0.63)
Weighted-average shares used in computing net loss attributable per share to common stockholders – basic and diluted:	614,173,974	565,873,974

	Unaudited Pro Forma
	No redemption scenario	Maximum redemption scenario
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data
As of March 31, 2021	$986,388	$503,384
Total assets	3,918,148	3,435,144
Total current liabilities	124,679	124,679
Total liabilities	1,903,858	1,903,858
Common stock	61	56
Total stockholders’ equity	2,000,111	1,517,107

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical comparative share information for Dragoneer and CCC and unaudited pro forma combined per share information of New CCC after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	No redemption scenario: This scenario assumes that no shares of Class A ordinary shares are redeemed; and

•

Maximum redemption scenario: This scenario assumes that 48,300,000 shares of Class A ordinary shares are redeemed for an aggregate payment of approximately $483.0 million from the Trust Account, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

The unaudited pro forma book value information reflects the merger as if it had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information give pro forma effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Dragoneer and CCC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Dragoneer and CCC is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Dragoneer and CCC would have been had the companies been combined during the periods presented.

	Historical		Unaudited Pro forma
	Dragoneer	CCC	No redemption scenario	Maximum redemption scenario
For the Three Months ended March 31, 2021
Book value per share—basic and diluted(1)	$(4.83)	$839.05	$3.25	$2.67
Net income (loss) per share—basic(2)	—	$(3.43)	$0.19	$0.21
Net income (loss) per share—diluted(2)	—	$(3.43)	$0.19	$0.20
Net income per share—basic and diluted(2) Class A	$0.00	—	—	—
Net income per share—basic and diluted (2) Class B	$9.31	—	—	—

(1)	Book value per share is calculated as total equity divided by:

•	Common shares outstanding at March 31, 2021 for CCC and Dragoneer; and

•	Common shares outstanding at March 31, 2021 for the pro forma information.

(2)	Net income (loss) per common share is based on:

•	Weighted average number of common shares outstanding for the three months ended March 31, 2021 for CCC and Dragoneer; and

•	Weighted average number of common shares outstanding for the three months ended March 31, 2021 for the pro forma information.

	Historical		Unaudited Pro forma
	Dragoneer	CCC	No redemption scenario	Maximum redemption scenario

For the Year ended December 31, 2020
Book value per share—basic and diluted(1)	$0.29	$926.29	$2.97	$2.37
Net loss per share—basic and diluted(2)	—	$(11.40)	$(0.58)	$(0.63)
Net loss per share—basic and diluted(2) Class A	$0.00	—	—	—
Net loss per share—basic and diluted (2) Class B	$(11.09)	—	—	—

(1)	Book value per share is calculated as total equity divided by:

•	Common shares outstanding at December 31, 2020 for CCC and Dragoneer; and

•	Common shares outstanding at December 31, 2020 for the pro forma information.

(2)	Net loss per common share is based on:

•	Weighted average number of common shares outstanding for the year ended December 31, 2020 for CCC and Dragoneer; and

•	Weighted average number of common shares outstanding for the year ended December 31, 2020 for the pro forma information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The following unaudited pro forma combined balance sheet of New CCC as of March 31, 2021 and the unaudited pro forma combined statements of operations of New CCC for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the combination of the financial information of Dragoneer and CCC after giving effect to the Business Combination, and related adjustments described in the accompanying notes. Dragoneer and CCC are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as New CCC.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination as if it was completed on March 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of Dragoneer and CCC and the notes thereto, as well as the disclosures contained in the sections titled “Dragoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New CCC’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New CCC. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

On February 2, 2021, Dragoneer entered into the Business Combination Agreement with CCC. Dragoneer will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Dragoneer will change its name to “CCC Intelligent Solutions Holdings Inc.” (“New CCC”). Immediately after the Domestication, Chariot Merger Sub will merge with and into CCC, with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC will be a wholly owned of Dragoneer. After giving effect to the Business Combination, Dragoneer will own, directly or indirectly, all of the issued and outstanding equity interests of CCC and its subsidiaries and the CCC stockholders will hold a portion of the common stock of New CCC.

The unaudited pro forma condensed combined financial information contained herein assumes that the Dragoneer’s shareholders approve the Business Combination. Dragoneer’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. Dragoneer cannot predict how many of its public shareholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, New CCC has elected to provide the unaudited pro forma combined financial information under two different redemption scenarios, which produce different allocations of total New CCC equity between holders of the ordinary shares. As described in greater detail in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information, the first scenario, or “no redemption scenario,” assumes that none of Dragoneer’s public shareholders will exercise their right to have their Dragoneer public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, CCC is considered the accounting acquirer, as further discussed in Note 2, Basis of Presentation, of the unaudited pro forma combined financial information.

NEW CCC

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands, except share and per share data)

			No Redemption Scenario				Maximum Redemption Scenario
	Dragoneer (Historical)	CCC (Historical)	Pro Forma Adjustments			Pro Forma	Additional Pro Forma Adjustments			Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$1,517	$59,174	$690,006	(a	)	$874,143	$(483,004)	(h	)	$391,139
			150,000	(b	)
			175,000	(c	)
			(24,150)	(d	)
			(16,439)	(d	)
			(7,171)	(d	)
			(2)	(m	)
			(134,570)	(g	)
			(10,218)	(j	)
			(9,004)	(k	)
Accounts and notes receivable, net	—	67,873	—			67,873	—			67,873
Income taxes receivable	—	1,888	—			1,888	—			1,888
Deferred contract costs	—	11,876	—			11,876	—			11,876
Prepaid expenses	329	—	(329)	(l	)	—	—			—
Other current assets	—	32,646	329	(l	)	30,608	—			30,608
			(2,367)	(d1)

Total current assets	1,846	173,457	811,085			986,388	(483,004)			503,384
Cash held in Trust Account	690,006		(690,006)	(a	)					—
Software, equipment and property—net	—	100,315	—			100,315	—			100,315
Operating lease assets		45,656				45,656				45,656
Intangible assets—net	—	1,287,260	—			1,287,260	—			1,287,260
Goodwill	—	1,466,884	—			1,466,884	—			1,466,884
Deferred financing fees, revolver—net	—	673	—			673	—			673
Long-term deferred contract costs	—	14,678	—			14,678	—			14,678
Other assets	—	16,293	—			16,293	—			16,293

TOTAL ASSETS	691,852	3,105,216	121,079			3,918,148	(483,000)			3,435,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	—	17,519	—			17,519	—			17,519
Accrued expenses	4,239	48,100	(3,916)	(j	)	48,423	—			48,423
Convertible note- related party	1,000	—	(1,000)	(n	)	—	—			—
Advance from affiliates	2	—	(2)	(m	)	—	—			—
Income taxes payable	—	4,075	—			4,075	—			4,075
Current portion of long-term debt	—	13,846	—			13,846	—			13,846
Current portion of long-term licensing agreement—net of discount	—	2,579	—			2,579	—			2,579
Operating lease liabilities	—	10,137	—			10,137	—			10,137
Deferred revenues	—	28,100	—			28,100	—			28,100

Total current liabilities	5,241	124,356	(4,918)			124,679	—			124,679

			No Redemption Scenario				Maximum Redemption Scenario
	Dragoneer (Historical)	CCC (Historical)	Pro Forma Adjustments			Pro Forma	Additional Pro Forma Adjustments			Pro Forma
Long-term debt
First Lien Term Loan—net of discount and fees	—	1,301,941	—			1,301,941	—			1,301,941
Total long-term debt	—	1,301,941	—			1,301,941	—			1,301,941
Deferred income taxes—net	—	316,269	—			316,269	—			316,269
Long-term licensing agreement—net of discounts	—	35,671	—			35,671	—			35,671
FPA liability	7,017	—	(7,017)	(n	)	—	—			—
Conversion option liability	1,238	—	(1,238)	(n	)	—	—			—
Warrant liability	47,519	—	10,255	(n	)	57,774	—			57,774
Deferred underwriting fees payable	24,150	—	(24,150)	(d	)	—	—			—
Operating lease liabilities	—	42,992	—			42,992	—			42,992
Other liabilities	—	24,532	—			24,532	—			24,532

Total liabilities	85,165	1,845,761	(27,068)			1,903,858				1,903,858

Commitments and Contingencies
Mezzanine Equity
Redeemable non-controlling interests	—	14,179	—			14,179	—			14,179
Class A Ordinary Shares subject to possible redemption	690,000	—	(690,000)	(e	)	—	—			—

Total Mezzanine equity	690,000	14,179	(690,000)			14,179	—			14,179
Stockholders’ equity and Deficit
Common Stock ,$0.0001 par value	—	1	—	(b	)	61	(5)	(h	)	56
			2	(c	)
			8	(e	)
			50	(f	)
Preferred stock	—	—	—			—	—			—
Class A Ordinary Shares, $0.0001 par value	—	—	—	(e	)	—	—			—
Class B Ordinary Shares, $0.0001 par value	2	—	(2)	(e	)	—	—			—
Additional paid-in capital	—	1,514,544	150,000	(b	)	2,630,855	(482,999)	(h	)	2,147,856
			174,998	(c	)
			(10,698)	(d	)
			(7,171)	(d	)
			606,680	(e	)
			(50)	(f	)
			204,919	(i	)
			(2,367)	(d1)
Accumulated deficit	(83,314)	(269,005)	(5,741)	(d	)	(630,541)				(630,541)
			83,314	(e	)
			(134,570)	(g	)
			(204,919)	(i	)
			(6,302)	(j	)
			(9,004)	(k	)
			(1,000)	(n	)
Accumulated other comprehensive income (loss)	—	(264)	—			(264)	—			(264)

Total stockholders’ equity	(83,312)	1,245,276	838,147			2,000,111	(483,004)			1,517,107

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	691,852	3,105,216	121,079			3,918,148	(483,004)			3,435,144

NEW CCC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

			No Redemption Scenario				Maximum Redemption Scenario
	Dragoneer (Historical)	CCC (Historical)	Pro Forma Adjustments			Pro Forma	Additional Pro Forma Adjustments	Pro Forma
Revenue	$—	$157,789	$—			$157,789	—	$157,789
Cost of revenue	—	44,593	26	(gg)		44,619	—	44,619

Gross margin	—	113,196	(26)			113,170	—	113,170
Operating expenses:
Research and development	—	30,624	69	(gg)		30,693	—	30,693
Depreciation and amortization	—	18,077	—			18,077	—	18,077
Selling and marketing	—	19,417	67	(gg)		19,484	—	19,484
General and administrative	—	37,839	1,363	(gg)		43,605	—	43,605
			4,403	(hh)
Formation and operating costs	4,403	—	(4,403)	(hh)		—	—	—

Total operating expenses	4,403	105,957	1,499			111,859	—	111,859

Operating income (loss)	(4,403)	7,239	(1,525)			1,311		1,311
Other income (expense):
Interest income (expense)	6	(18,766)	—			(18,760)	—	(18,760)
Gain (loss) on change in fair value of interest rate swaps	—	3,277	—			3,277	—	3,277
Loss on early retirement of debt	—	—	—			—	—	—
Other income, net	—	87	—			87	—	87
Change in fair value of warrants	102,401	—	—			102,401	—	102,401
Changes in fair value of conversion option	762	—	—			762	—	762
Interest expense- amortization of debt discount	(1,000)	—	—			(1,000)	—	(1,000)
Gain on FPA liability	62,857	—	—			62,857	—	62,857

Total other income (expense)	165,027	(15,402)	—			149,624		149,624

Pretax income (loss)	160,625	(8,163)	(1,525)			150,937		150,937
Income tax benefit (expense)		3,079	(34,776)	(ee	)	(31,697)	—	(31,697)

Net income (loss) attributable to common stockholders	$160,625	$(5,084)	$(36,301)			$119,240	—	$119,240

Weighted average shares outstanding common stock – basic	—	1,483,107				615,131,135		566,831,135
Weighted averages shares outstanding – common stock – diluted	—	1,483,107				633,220,151		584,920,151
Common stock- basic		$(3.43)				$0.19		$0.21
Common stock – diluted		$(3.43)				$0.19		$0.20
Weighted-average shares outstanding – Class A Ordinary Shares	69,000,000
Class A ordinary share- basic and diluted	$0.00
Weighted average shares outstanding- Class B non-redeemable ordinary shares	17,250,000
Class B non-redeemable ordinary shares- basic and diluted	$9.31

NEW CCC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

			No Redemption Scenario				Maximum Redemption Scenario
	Dragoneer (Historical)	CCC (Historical)	Pro Forma Adjustments			Pro Forma	Additional Pro Forma Adjustments	Pro Forma
Revenue	$—	$633,063	$—			$633,063	—	$633,063
Cost of revenue	—	208,717	266	(cc	)	208,983	—	208,983

Gross margin	—	424,346	(266)			424,080	—	424,080
Operating expenses:
Research and development	—	109,508	632	(cc	)	110,140	—	110,140
Depreciation and amortization	—	72,310	—			72,310	—	72,310
Selling and marketing	—	74,710	39,445	(bb	)	115,244	—	115,244
			1,089	(cc	)
General and administrative	—	90,838	16,508	(aa	)	303,125	—	303,125
			148,971	(bb	)
			4,114	(cc	)
			9,627	(bb	)
			22,880	(bb	)
			1,000	(dd	)
			9,187	(ff	)
Formation and operating costs	1,043	—	(1,043)	(ff	)	—	—	—

Total operating expenses	1,043	347,366	252,410			600,819	—	600,819

Operating income (loss)	(1,043)	76,980	(252,676)			(176,739)		(176,739)
Other income (expense):
Interest expense	—	(77,003)	—			(77,003)	—	(77,003)
Loss on change in fair value of interest rate swaps	—	(13,249)	—			(13,249)	—	(13,249)
Loss on early retirement of debt	—	(8,615)	—			(8,615)	—	(8,615)
Other income, net	—	332	—			332	—	332
Change in fair value of warrants	(106,715)	—	—			(106,715)	—	(106,715)
Loss on FPA liability	(69,875)	—	—			(69,875)	—	(69,875)
Compensation expense on private placement warrants	(6,993)	—	6,993	(ff	)	—	—	—
Offering costs allocated to warrant liabilities	(1,151)	—	1,151	(ff	)	—	—	—

Total other expense	(184,734)	(98,535)	8,144			(275,125)		(275,125)

Pretax loss	(185,777)	(21,555)	(244,532)			(451,864)		(451,864)
Income tax benefit		4,679	90,212	(ee	)	94,891	—	94,891

Net loss attributable to common stockholders	$(185,777)	$(16,876)	$(154,320)			$(356,973)	—	$(356,973)

Weighted average shares outstanding- Common stock		1,480,296				614,173,974		565,873,974
Common stock- basic and diluted		$(11.40)				$(0.58)		$(0.63)
Weighted-average shares outstanding – Class A Ordinary Shares	69,000,000
Class A ordinary shares- basic and diluted	$0.00
Weighted average shares outstanding- Class B non-redeemable ordinary shares	16,748,571
Class B non-redeemable ordinary shares- basic and diluted	$(11.09)

Note 1—Description of the Business Combination

On February 2, 2021, Dragoneer entered into the Business Combination Agreement with CCC. Dragoneer will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Dragoneer will change its name to “CCC Intelligent Solutions Holdings Inc.” (“New CCC”). Immediately after the Domestication, Chariot Merger Sub will merge with and into CCC, with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC will be a wholly-owned subsidiary of Dragoneer. After giving effect to the Business Combination, Dragoneer will own, directly or indirectly, all of the issued and outstanding equity interests of CCC and its subsidiaries and the CCC equityholders will hold a portion of the common stock of New CCC.

The following table illustrates varying ownership levels in New CCC Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 505,363,389 shares of New CCC Common Stock are issued to the holders of shares of common stock of CCC at Closing, which would be the number of shares of New CCC Common Stock issued to these holders if Closing were to occur on May 24, 2021; (ii) 15,000,000 shares of New CCC Common Stock are issued in the PIPE Financing; (iii) the forward purchase units are issued pursuant to the Forward Purchase Agreements prior to the closing of the Business Combination; (iv) no public warrants or private placement warrants to purchase New CCC Common Stock that will be outstanding immediately following Closing have been exercised; (v) no vested and unvested options to purchase shares of New CCC Common Stock that will be held by equity holders of CCC immediately following the Closing have been exercised; and (vi) no exercise of the 2,000,000 working capital warrants received by the Sponsor upon the conversion of the outstanding $2,000,000 balance of the working capital loan provided by the Sponsor to Dragoneer. In addition, these percentages give effect to $134,551,667 of Permitted Recapitalization Dividends declared and paid since the signing of the Business Combination Agreement and $134,570,373 of Permitted Recapitalization Dividends, along with a one time cash payment of $9,004,005 at $66.40 per option to be paid to certain option holders to compensate for the reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC expects to pay substantially concurrently with the closing of the Business Combination. If any additional Permitted Recapitalization Dividends are paid, or if the actual facts are different than these assumptions, the ownership percentages in New CCC will be different.

	No Redemption Scenario			Maximum Redemption Scenario(2)
	Shares	Ownership %	Voting Right %	Shares	Ownership %	Voting Right %
Advent Investor(1)	372,585,436	60.53%	60.53%	372,585,436	65.69%	65.69%
OH Investor(1)	53,075,795	8.62%	8.62%	53,075,795	9.36%	9.36%
TCV Investor(1)	53,075,795	8.62%	8.62%	53,075,795	9.36%	9.36%
Other legacy CCC shareholders(1)(5)	26,626,363	4.33%	4.33%	26,626,363	4.69%	4.69%
Dragoneer public shareholders(3)	69,000,000	11.21%	11.21%	20,700,000	3.65%	3.65%
Sponsor and other initial shareholders and certain affiliates of Willett Advisors LLC(4)	26,125,000	4.24%	4.24%	26,125,000	4.61%	4.61%
PIPE Investors	15,000,000	2.44%	2.44%	15,000,000	2.64%	2.64%

Total	615,488,389	100.00%	100.00%	567,188,389	100.00%	100.00%

(1)

The number of shares of New CCC Common Stock issued to the holders of shares of common stock of CCC at Closing will fluctuate based upon the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination and whether CCC has paid any Permitted Recapitalization Dividends prior to Closing. These ownership percentages do not give effect to the CCC Earnout Shares that may be issued upon the CCC Triggering Event and exclude the Sponsor Earnout Shares that are subject to forfeiture if a Sponsor Triggering Event does not occur.

(2)

Assumes that 70% of Dragoneer’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

(3)	Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(4)

Includes the shares of New CCC Common Stock resulting from the conversion of Class A ordinary shares to be issued to Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC as part of the forward purchase units to be issued immediately prior to the Closing of the Business Combination and pursuant to the terms and conditions of the Forward Purchase Agreements.

(5)	Excludes shares owned by the Advent Investor, OH Investor and TCV Investor.

Note 2—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). CCC has elected not to present Management’s Adjustments and are only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The historical financial information of Dragoneer and CCC has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are transaction accounting adjustments. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization because CCC has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•	The pre-combination equityholders of CCC will hold the majority of voting rights in New CCC;

•	The pre-combination equityholders of CCC will have the right to appoint the majority of the directors on the New CCC Board;

•	Senior management of CCC will comprise the senior management of New CCC; and

•	Operations of CCC will comprise the ongoing operations of New CCC.

Under the reverse recapitalization model, the Business Combination will be treated as CCC issuing equity for the net assets of Dragoneer, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined balance sheet presents pro forma effects of the Business Combination and the related proposed equity commitments as of March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 presents pro forma effects to the Business Combination as if it had been completed on January 1, 2020. The pro forma information is presented as if Dragoneer is the acquired entity.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using and should be read in conjunction with the following:

•	Dragoneer’s unaudited condensed balance sheet as of March 31, 2021 and the related notes, included in the proxy statement/prospectus; and

•	CCC’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the related notes included in the proxy statement/prospectus

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using and should be read in conjunction with the following:

•	Dragoneer’s condensed statement of operations for the three months ended March 31, 2021, as included in the proxy statement/prospectus

•	CCC’s condensed consolidated statement of operations and comprehensive loss for the three months ended March 31, 2021, as included in the proxy statement/prospectus

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using and should be read in conjunction with the following:

•	Dragoneer’s restated statement of operations for the period from July 3, 2020 through December 31, 2020, as included in the proxy statement/prospectus

•	CCC’s consolidated statement of operations and comprehensive loss for the year ended December 31, 2020, as included in the proxy statement/prospectus

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Dragoneer’s Class A ordinary shares into cash:

•	Assuming No Redemptions: This presentation assumes that no Dragoneer shareholders exercise redemption rights with respect to their public shares.

•

Assuming Maximum Redemptions: This presentation assumes that 70% of Dragoneer’s public shareholders exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 48,300,000 shares of Class A ordinary shares are redeemed for an aggregate payment of approximately $483.0 million from the Trust Account, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement be equal to or greater than $207,000,000.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma combined financial information will be different.

CCC modified its existing equity awards such that the consummation of the Business Combination will satisfy the performance condition. Pro forma adjustments were recorded for the incremental stock compensation expense as the adjustments were material.

New CCC expects to enter into new equity awards with its employees upon the consummation of the Business Combination. No effect has been given to the unaudited pro forma combined financial information for the new awards.

Note 3—Pro Forma Adjustments

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(a) Reflects the reclassification of $690 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(b) Reflects the proceeds from the PIPE Financing consisting of 15,000,000 shares of New CCC Common Stock at a purchase price of $10 per share for proceeds of approximately $150 million.

(c) Reflects the proceeds from the Sponsor Funding consisting of 17,500,000 of New CCC Common Stock (15,000,000 and 2,500,000 shares to Dragoneer Funding and certain affiliates of Willett Advisors LLC, respectively) at a purchase price of $10 per unit for proceeds of approximately $175 million.

(d) Reflects the settlement of estimated remaining unpaid transaction costs totaling approximately $47.7 million. Break-up of the total transaction costs is as follows: (1) Dragoneer’s deferred underwriting fees of approximately $24.1 million that are recorded on the historical balance sheet as of December 31, 2020, (2) CCC’s costs to be incurred in connection with issuance of equity of approximately $10.7 million with a corresponding adjustment to additional paid-in capital, (3) CCC’s costs unrelated to the issuance of equity that are expected to be expensed as incurred of approximately $5.7 million, and (4) Dragoneer’s expected costs to be incurred of approximately $7.2 million, with a corresponding adjustment to additional paid-in capital.

(d1) Reflects reclassification of deferred transaction costs incurred in connection with the issuance of equity of $2.4 million from other current assets to additional paid-in capital.

(e) Reflects the exchange of Dragoneer’s Redeemable Class A—Ordinary Shares and Class B—Ordinary Shares for 77,625,000 shares of New CCC Common Stock.

(f) Reflects the issuance of 505,363,389 shares of New CCC Common Stock to the shareholders of Common Stock—Series A and Common Stock—Series B of CCC.

Note: CCC shareholders and option holders (subject to continued employment) have the right to receive up to an additional 15,000,000 shares (“Company Earnout Shares”) of New CCC Common Stock if the Company Triggering Event occurs before the 10th anniversary of the closing i.e., the earlier of: (a) The first date on which the share price has been greater than or equal to $15 per share for any twenty trading days within any thirty consecutive trading day period beginning after the closing, or (b) a Change of Control. 1.5 million of these Company Earnout Shares are allocated to the vested and unvested option holders (“Option Holder Earnout Shares”) (see adjustment [cc] for detail).

Note: In addition, shares (“Sponsor Earnout Shares”) of New CCC Common Stock held by Sponsor are subject to forfeiture if the Sponsor Triggering Event does not occur before the 10th anniversary of the closing i.e., the earlier of: (a) The first date on which the share price has been greater than or equal to $13 per share for any twenty trading days within any thirty consecutive trading day period beginning after the closing, or (b) a Change of Control.

The CCC and Sponsor earnout shares (excluding the 1.5 million Option Holder Earnout Shares) will be accounted for entirely in equity.

(g) Reflects an additional dividend (“Additional Dividend”) payment of $90.66 per share to CCC shareholders on 1,450,978 and 33,178 of Series A and B common shares, respectively. The Additional Dividend is expected to be declared by the CCC board of directors and paid substantially concurrently with the consummation of the Business Combination. The proceeds from the Business Combination will be used to fund the Additional Dividend distribution. The Additional Dividend is incremental to the initial dividend paid on March 17, 2021, which is already reflected on the interim condensed consolidated balance sheet as of March 31, 2021. See CCC Note 16 on page F-105 in Cypress Holdings, Inc. and Subsidiaries Condensed Consolidated Financial Statements for the period ended March 31, 2021.

(h) Reflects the maximum redemption of 48,300,000, at a par value of $0.0001 per share, of Dragoneer’s Redeemable Class A Ordinary Shares for an aggregate payment of $483 million at $10 per share.

(i) Reflects the stock-based compensation expense for 81,768 performance-vested stock options with a total value of $204.9 million.

Note: According to the original terms of the 2017 Stock Option Plan, performance-based options would not vest on occurrence of an initial public offering through Form S-4. The board has approved a modification that would result in vesting of the performance-based options when the Business Combination occurs. Therefore, the estimated new fair value of the performance-based options was calculated using an estimated date of modification which resulted in a higher fair value compared to the grant date fair value. The stock-based compensation expense will be recognized based on the fair value determined on the modification date.

(j) Reflects the net settlement of the phantom shares as a result of the Business Combination, which includes the recognition of additional compensation expense of approximately $6.3 million and the reduction of accrued expenses of approximately $3.9 million as of March 31, 2021.

Note: According to the original terms of the 2017 Stock Option Plan, phantom shares would not vest on occurrence of an initial public offering through Form S-4. The board has approved a modification that would result in vesting of the phantom shares when the Business Combination occurs. Therefore, the incremental fair value of the phantom shares was calculated using an estimated date of modification which resulted in a higher fair value compared to the grant date fair value. The unrecognized stock-based compensation expense related to the phantom shares including the incremental fair value is expensed upon the consummation of the Business Combination.

(k) Reflects estimated one-time cash payment of $9.0 million at $66.40 per option paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price (also see adjustment [bb]).

(l) Reflects the reclassification of Dragoneer’s prepaid expenses to other current assets.

(m) Reflects the settlement of advances from an affiliate of Dragoneer.

(n) Reflects (i) conversion of Dragoneer’s convertible note—related party to 2,000,000 Private Placement Warrants, resulting in an increase of warrant liability by $3.2 million with a corresponding decrease in the convertible note—related party balance of $1 million, conversion option liability of $1.2 million and an increase in accumulated deficit of $1 million (see adjustment [dd]) (ii) reclassification of the FPA liability of $7 million to warrant liability.

The adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are as follows:

(aa) Represents CCC’s transaction costs of $8.1 million that are unrelated to the issuance of equity and Dragoneer’s transaction costs of $8.4 million in connection with the Business Combination expected to be incurred subsequent to December 31, 2020. The remaining transaction costs expected to be incurred by CCC subsequent to December 31, 2020 of $13.1 million in connection with the Business Combination are recognized in APIC and are therefore excluded from New CCC’s unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 (see adjustment [d]).

(bb) Reflects additional estimated compensation expenses totaling $226.5 million related to: (1) performance-vested stock options of $204.9 million (see adjustment [i]), (2) additional estimated compensation expense of $7.0 million included in the net settlement of phantom shares (see adjustment [j]), (3) one-time estimated cash payment of $9.0 million at $66.40 per option paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price (see adjustment [k]).

Additional estimated compensation expense related to items (1), (2) and (3) will not affect New CCC’s unaudited pro forma condensed combined statements of operations beyond 12 months after the acquisition date.

These additional estimated compensation expenses are reflected in the following financial statement line items: (1) cost of revenues of $9.6 million, (2) research and development expenses of $22.9 million, (3) selling and marketing expenses of $39.4 million, and (4) general and administrative expenses of $149.0 million.

(cc) Reflects compensation expenses related to Option Holder Earnout Shares of $6.1 million, reflected in the following financial statement line items: (1) cost of revenues of $0.3 million, (2) research and development expenses of $0.6 million, (3) selling and marketing expenses of $1.1 million, and (4) general and administrative expenses of $4.1 million.

Note: The vested and unvested option holders employed or in service when the Company Triggering Event occurs are eligible for a total of 1.5 million Company Earnout Shares. The total fair value of the Option Holder Earnout Shares of $12.9 million will be accounted for as additional compensation expense prospectively after consummating the Business Combination by New CCC over the implicit service period of 2.11 years. The compensation expenses related to Option Holder Earnout Shares for the 12-month period of $6.1 million is reflected in the unaudited pro forma condensed combined statement of operations, however this adjustment is not reflected in the unaudited pro forma condensed combined balance sheet.

(dd) Reflects amortization charge of the unamortized discount of $1 million, the difference between (A) the fair value of Private Placement Warrants of $3.2 million as of March 31, 2021 and B) the carrying value of the convertible note—related party of $1 million plus fair value of the conversion option liability of $1.2 million (see adjustment [n]).

(ee) Reflects adjustments to income tax benefit as a result of the tax impact on the pro forma adjustments at the estimated statutory tax rate of 21.0% for the years ended December 31, 2020 and December 31, 2021.

(ff) Reflects reclassification of $9.2 million of Dragoneer expenses to conform to CCC’s financial statement presentation.

(gg) Reflects compensation expense related to Option Holder Earnout Shares of $1.5 million, reflected in the following financial statement line items: (1) cost of revenues of $0.03 million, (2) research and development expenses of $0.1 million, (3) selling and marketing expenses of $0.1 million, and (4) general and administrative expenses of $1.3 million (see adjustment [cc]).

(hh) Reflects reclassification of $4.4 million of Dragoneer expenses to conform to CCC’s financial statement presentation.

Note 4—Earnings (Loss) per Share

The table below represents the unaudited earnings (loss) per share calculated based on the recapitalization resulting from the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. The following tables set forth the computation of pro forma basic and diluted earnings (loss) per share for the three months ended March 31, 2021 and for the year ended December 31, 2020. Amounts are stated in thousands of United States Dollars, except for share/unit and per share/unit amounts.

Three Months ended March 31, 2021
Pro Forma Basic Income per Share
Numerator:
Pro forma net income attributable to common stockholders total—Basic and Diluted	$119,240

Denominator: Basic
Historical weighted average shares outstanding—Basic (as reported)	1,483,107
Exchange Ratio	340.51
Weighted average number of shares outstanding, as exchanged—Basic	505,006,135
Pro forma adjustment for shares	110,125,000

Three Months ended March 31, 2021
Pro forma weighted average shares outstanding—Basic (no redemption)	615,131,135
Dragoneer Redeemable Class A Ordinary shares	(48,300,000)
Pro forma weighted average shares outstanding—Basic (maximum redemption)	566,831,135
Denominator: Diluted
Historical weighted average shares outstanding—Diluted	1,536,231
Exchange ratio	340.51
Weighted average number of shares outstanding, as exchanged—Diluted	523,095,151
Pro forma adjustment for shares	110,125,000
Pro forma weighted average shares outstanding—Diluted (no redemption)	633,220,151
Dragoneer Redeemable Class A Ordinary shares.	(48,300,000)
Pro forma weighted average shares outstanding—diluted (maximum redemption)	584,920,151
Pro forma net income per share (no redemption):
Basic	$0.19
Diluted	$0.19
Pro forma net income per share (maximum redemption):
Basic	$0.21
Diluted	$0.20

Year ended December 31, 2020
Pro Forma Basic Loss per Share
Numerator:
Pro forma net loss attributable to common stockholders total—Basic and Diluted	$(356,973)

Denominator:
Historical weighted average shares outstanding—Basic and Diluted (as reported)	1,480,296
Exchange Ratio	340.51
Weighted average number of shares outstanding, as exchanged—Basic and Diluted	504,048,974
Pro forma adjustment for shares issued	110,125,000

Year ended December 31, 2020
Pro forma weighted average shares outstanding—Basic and Diluted (no redemption)	614,173,974
Dragoneer Redeemable Class A Ordinary shares	(48,300,000)
Pro forma weighted average shares outstanding—Basic and Diluted (maximum redemption)	565,873,974
Pro forma net loss per share (no redemption):
Basic	$(0.58)
Diluted	$(0.58)
Pro forma net loss per share (maximum redemption):
Basic	$(0.63)
Diluted	$(0.63)

INFORMATION ABOUT DRAGONEER

We are a blank check company incorporated on July 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on February 2, 2021, which was amended on April 22, 2021 by Amendment No. 1 to Business Combination Agreement. We intend to finance the Business Combination through the issuance of New CCC Common Stock.

Sponsor is an affiliate of Dragoneer Investment Group, a San Francisco-based, growth-oriented investment firm with over $17 billion in assets under management as of March 31, 2021. Since its launch in 2012, Dragoneer Investment Group has provided discretionary investment advisory services to alternative investment funds for which Dragoneer Investment Group acts as sponsor. Dragoneer Investment Group provides investment advice with respect to investments in both public and private companies, and its funds have demonstrated what is considered a history of strong performance based on realized returns. Our founders are Marc Stad and Pat Robertson. Marc Stad, our Chairman and Chief Executive Officer is the Managing Partner of Dragoneer Investment Group, and Pat Robertson, our President and Chief Operating Officer is the President and Chief Operating Officer of Dragoneer Investment Group. The team at Dragoneer Investment Group consists of over 40 individuals led by team members that have extensive experience and backgrounds in private equity, investment management and mergers and acquisitions. Dragoneer Investment Group invests in both public and private companies across industries and geographies, with a particular focus on software and internet-based businesses.

On August 18, 2020, we consummated an initial public offering of 69,000,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 15,800,000 private placement warrants at an offering price of $1.00 per unit. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-fifth of one redeemable warrant.

Following the closing of our initial public offering, an amount equal to $690,000,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of March 31, 2021, funds in the trust account totaled $690,006,239. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Dragoneer does not complete a business combination by August 18, 2022, or (iii) the redemption of all of the public shares if Dragoneer is unable to complete a business combination by August 18, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Dragoneer’s units, public shares and public warrants are currently listed on NYSE under the symbols “DGNR.U,” “DGNR” and “DGNR WS,” respectively.

Financial Position

As of March 31, 2021, in the trust account, we had approximately $690.0 million held in cash, prior to payment of $24.2 million of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Dragoneer’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The NYSE Listed Company Manual requires that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.0 per public share as of March 31, 2021. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, if the Business Combination does not close, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares. The Redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

We have until August 18, 2022 (unless such date is extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by August 18, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by August 18, 2022. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Class B ordinary shares they hold if we fail to consummate an initial business combination by August 18, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by August 18, 2022).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by August 18, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At March 31, 2021, we had access to up to $690.0 million from the proceeds of the initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors—Risks Related to the Business Combination and Dragoneer—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Marc Stad	42	Chairman and Chief Executive Officer
Pat Robertson	41	President, Chief Operating Officer and Director
Sarah J. Friar	48	Director
Douglas Merritt	57	Director
David D. Ossip	55	Director
Gokul Rajaram	46	Director
Jay Simons	48	Director

Marc Stad serves as the Chairman and Chief Executive Officer of Dragoneer Growth Opportunities Corp. Mr. Stad also currently serves as Founder, Chief Executive Officer, Chief Investment Officer and Managing Partner at Dragoneer Investment Group. Prior to founding Dragoneer Investment Group, Mr. Stad was a Partner and Portfolio Manager at the Investment Group of Santa Barbara, a private investment firm that invests in public and private equities. Previously, he worked in TPG’s buyouts division and at McKinsey & Co. as a management consultant. Additionally, Mr. Stad has served as the Chairman and Chief Executive Officer of Dragoneer II since its inception in November 2020 and as Chairman of Dragoneer III since its inception in March 2021. Mr. Stad received his AB degree from Harvard University and his MBA from the Stanford Graduate School of Business.

Pat Robertson serves as the President, Chief Operating Officer and a Director of Dragoneer Growth Opportunities Corp. Mr. Robertson also currently serves as President and Chief Operating Officer at Dragoneer Investment Group. Prior to joining Dragoneer Investment Group at its inception in April 2012, Mr. Robertson was a member of Hall Capital Partners’ research group in San Francisco. His prior experience includes Goldman Sachs & Co.’s investment banking division and the law firm of Kirkland & Ellis LLP. Additionally, Mr. Robertson has served as the President, Chief Operating Officer and a Director of both Dragoneer II since its inception in November 2020 and Dragoneer III since its inception in March 2021. Mr. Robertson received his AB degree in Economics and History from Brown University and his JD from the Harvard Law School. Mr. Robertson is a CFA Charterholder.

Sarah Friar serves on the board of directors of Dragoneer Growth Opportunities Corp. Ms. Friar has served as Chief Executive Officer at Nextdoor, Inc., a social network for neighborhoods since December 2018. From July 2012 to November 2018, Ms. Friar served as Chief Financial Officer at Square, Inc., a financial services and mobile payment company. From April 2011 to July 2012, Ms. Friar served as Senior Vice President, Finance and Strategy at salesforce.com, inc. Ms. Friar also serves as a member of the board of directors of Walmart Inc., a publicly-traded retail and wholesale operations company, and Slack Technologies, Inc., a publicly-traded channel-based messaging platform. From September 2012 to May 2015, Ms. Friar served as a member of the board of directors of Model N, Inc., a publicly-traded company providing revenue management cloud solutions for life sciences and technology companies. From June 2014 to April 2018, Ms. Friar served as a member of the board of directors of New Relic, Inc., a publicly-traded provider of real-time insights for software-driven businesses. Additionally, Ms. Friar has served as a Director of Dragoneer II since November 2020 and as a Director of Dragoneer III since March 2021. Ms. Friar holds a Master of Business Administration from Stanford University and a Master of Engineering in Metallurgy, Economics, and Management from the University of Oxford.

Douglas Merritt serves on the board of directors of Dragoneer Growth Opportunities Corp. Mr. Merritt has served as President, CEO and a member of the Board of Splunk Inc. since 2015. Mr. Merritt served as Senior Vice President of Field Operations at Splunk from 2014 to 2015. Prior to joining Splunk, he served as Senior Vice President of Products and Solutions Marketing at Cisco Systems, Inc., a networking company, from 2012 to 2014. From 2011 to 2012, he served as Chief Executive Officer of Baynote, Inc., a behavioral personalization and marketing technology company. Previously, Mr. Merritt served in a number of executive roles and as a member of the extended Executive Board at SAP A.G., an enterprise software company, from 2005 to 2011. From 2001 to 2004, Mr. Merritt served as Group Vice President and General Manager of the Human Capital Management Product Division at PeopleSoft Inc., a software company (acquired by Oracle Corporation). He also co-founded and served as Chief Executive Officer of Icarian, Inc., a cloud-based company (since acquired by Workstream Corp.), from 1996 to 2001. Mr. Merritt holds a B.S. from The University of the Pacific in Stockton, California.

David D. Ossip serves on the board of directors of Dragoneer Growth Opportunities Corp. Ossip is the Chairman and Chief Executive Officer of Ceridian HCM Holding Inc., positions he has held since August 2015 and July 2013, respectively. Mr. Ossip joined Ceridian following its acquisition of Dayforce Corporation in 2012, where he held the position of Chief Executive Officer. Mr. Ossip is currently a director for Ossip Consulting Inc., OSDAC Corp., and 100 Wingarden Properties Ltd., each a private company. Additionally, Mr. Ossip has served as a Director of

Dragoneer II since November 2020 and as a Director of Dragoneer III since March 2021. Mr. Ossip holds a bachelor’s degree in Econometrics and Quantitative Economics from the University of Toronto and an M.B.A. from Harvard University.

Gokul Rajaram serves on the board of directors of Dragoneer Growth Opportunities Corp. He has served as a member of the board of directors of Pinterest since February 2020, The Trade Desk since May 2018 and Course Hero since June 2008 and has served on the executive team at DoorDash since November 2019. Prior to DoorDash, he worked at Square as Product Engineering Lead from July 2013 to October 2019, where he led several product development teams and served on Square’s executive team. Prior to Square, he served as Product Director of Ads at Facebook from August 2010 to July 2013, where he helped Facebook transition its advertising business to become mobile-first. Earlier in his career, Mr. Rajaram served as a Product Management Director for Google AdSense, where he helped launch the product and grow it into a substantial portion of Google’s business. Additionally, Mr. Rajaram has served as a Director of Dragoneer II since November 2020 and as a Director of Dragoneer III since March 2021. Mr. Rajaram holds a bachelor’s degree in Computer Science Engineering from the Indian Institute of Technology, Kanpur where he received the President’s Gold Medal for being class valedictorian. He also holds an M.B.A. from The Massachusetts Institute of Technology and a Master of Computer Science from the University of Texas at Austin, where he received the MCD University Fellowship.

Jay Simons serves on the board of directors of Dragoneer Growth Opportunities Corp. Mr. Simons also serves on the board of directors for Dragoneer Growth Opportunities Corp. II. From 2011 until June 2020, Mr. Simons served as president of Atlassian Corporation Plc. From 2008 to 2011, Mr. Simons was vice president of sales and marketing at Atlassian. From October 2005 to May 2008, Mr. Simons served in various roles, including vice president, marketing, at BEA Systems, Inc. an enterprise software company, which was acquired by Oracle Corporation in 2008. From 1998 to 2005, Mr. Simons served in various roles, including vice president, product marketing and strategy, at Plumtree Software, Inc., a web software company, which was acquired by BEA Systems, Inc. in 2005. Mr. Simons is currently a director of Hubspot, Inc. Additionally, Mr. Simons has served as a Director of Dragoneer II since November 2020 and as a Director of Dragoneer III since March 2021. Mr. Simons holds a bachelor’s degree in Political and Environmental Science from the University of Washington.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Marc Stad and Pat Robertson, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Sarah J. Friar and Douglas Merritt, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of David D. Ossip, Gokul Rajaram and Jay Simons, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

Pursuant to the Shareholder Rights Agreement, following completion of the Business Combination, Sponsor will be entitled to nominate, at its election, either one (1) director or one (1) non-voting board observer until the first annual meeting of New CCC stockholders following the Closing Date.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that complies with the NYSE rules, has been approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available our website, https://www.dragoneergrowth.com/dgnr/.

Audit Committee

We established an audit committee of the board of directors. David D. Ossip, Gokul Rajaram and Jay Simons serve as members of our audit committee. Our board of directors has determined that each of David D. Ossip, Gokul Rajaram and Jay Simons are independent under the NYSE listing standards and applicable SEC rules. Gokul Rajaram serves as the Chairman of the audit committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that David D. Ossip, Gokul Rajaram and Jay Simons qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

We established a nominating committee of our board of directors. The members of our nominating committee are Douglas Merritt and Gokul Rajaram, and Douglas Merritt serves as chairman of the nominating committee. Under the NYSE listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Douglas Merritt and Gokul Rajaram are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We established a compensation committee of our board of directors. The members of our compensation committee are Sarah J. Friar and Jay Simons, and Jay Simons will serve as chairman of the compensation committee.

Under the NYSE listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Sarah J. Friar and Jay Simons are independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including, without limitation:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics is available on our website. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serves as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of our founders, officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our founders, officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any Founder, director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that we are able to complete on a reasonable basis.

Notwithstanding the foregoing, we may, at our option, pursue an affiliated joint acquisition opportunity with any such fund or other investment vehicle. Such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such fund or vehicle.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Marc Stad	Dragoneer Investment Group, LLC(1)	Asset Management	Founder, Chief Executive Officer, Chief Investment Officer and Managing Partner

	Bragg Live Food Products, LLC	Health and Wellness Products	Director

	AmWINS Group, Inc.	Insurance	Director

	Dragoneer Growth Opportunities Corp. II	Special Purpose Acquisition Company	Chairman and Chief Executive Officer

	Dragoneer Growth Opportunities Corp. III	Special Purpose Acquisition Company	Chairman and Chief Executive Officer

Individual	Entity	Entity’s Business	Affiliation

Pat Robertson	Dragoneer Investment Group, LLC(1)	Asset Management	President and Chief Operating Officer

	Dragoneer Growth Opportunities Corp. II	Special Purpose Acquisition Company	President, Chief Operating Officer and Director

	Dragoneer Growth Opportunities Corp. III	Special Purpose Acquisition Company	President, Chief Operating Officer and Director

Sarah J. Friar	Nextdoor, Inc.	Social Network	Chief Executive Officer

	Walmart Inc.	Retail and Wholesale Operations	Director

	Slack Technologies, Inc.	Messaging Platform	Director

	Dragoneer Growth Opportunities Corp. II	Special Purpose Acquisition Company	Director

	Dragoneer Growth Opportunities Corp. III	Special Purpose Acquisition Company	Director

Douglas Merritt	Splunk Inc.	Enterprise Software	President, Chief Executive Officer and Director

David D. Ossip	Ceridian HCM Holding Inc.	Software	Chairman and Chief Executive Officer

	Ossip Consulting Inc.	Consulting Company	Director

	Osaldac Corp.	Holding Company	Vice President

	OsFund Inc.	Holding Company	Vice Chairman and Director

	100 Wingarden Properties Ltd.	Real Estate	Director

	Sunnybrook Health Sciences Centre	Hospital	Director

	Dragoneer Growth Opportunities Corp. II	Special Purpose Acquisition Company	Director

	Dragoneer Growth Opportunities Corp. III	Special Purpose Acquisition Company	Director

Gokul Rajaram	Pinterest Inc	Social Network	Director

	The Trade Desk Inc	Digital Advertising Platform	Director

	Course Hero, Inc.	Online Learning Platform	Director

	Dragoneer Growth Opportunities Corp. II	Special Purpose Acquisition Company	Director

	Dragoneer Growth Opportunities Corp. III	Special Purpose Acquisition Company	Director

Individual	Entity	Entity’s Business	Affiliation

Jay Simons	Hubspot, Inc.	Enterprise Software	Director

	Dragoneer Growth Opportunities Corp. II	Special Purpose Acquisition Company	Director

	Dragoneer Growth Opportunities Corp. III	Special Purpose Acquisition Company	Director

(1)	Includes Dragoneer Investment Group, LLC and certain of its funds, affiliates, and other related entities, including certain portfolio companies in which the funds and other related entities invest.

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which results in conflicts of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•	Sponsor purchased for Class B ordinary shares prior to our initial public offering and private placement warrants in a transaction that closed concurrently with our initial public offering.

•	We entered into a forward purchase agreement with Dragoneer Funding, which is an affiliate of our Sponsor.

•

Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Class A ordinary shares and Class B ordinary share held by them in connection with (i) the completion of our initial business combination, and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering, or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors owns ordinary shares or warrants directly or indirectly, they have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our founders, Sponsor, officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Furthermore, in no event will our Sponsor or any of our existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Our Sponsor has agreed to provide us office space and general administrative services at no cost.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. In such case, our Sponsor and our independent directors have agreed to vote their Class A ordinary shares and Class B ordinary shares in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests

None of our executive officers or directors have received any cash compensation for services rendered to us. Our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

The rules of the NYSE require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of Dragoneer or its subsidiaries or any other individual having a relationship with Dragoneer which in the opinion of the Dragoneer Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that Sarah J. Friar, Douglas Merritt, David D. Ossip, Gokul Rajaram and Jay Simons are “independent directors” as defined in the rules of the NYSE and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Properties

We currently maintain our executive offices at One Letterman Drive, Building D Suite M500, San Francisco, CA 92149. Upon consummation of the Business Combination, the principal executive offices of New CCC will be located at 222 Merchandise Mart Plaza, Suite 900, Chicago Illinois 60654.

Competition

If we succeed in effecting the Business Combination with CCC, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

Dragoneer has registered its securities under the Exchange Act and have reporting obligations, including the requirement to file annual and reports with the SEC. In accordance with the requirements of the Exchange Act, Dragoneer’s annual reports will contain financial statements audited and reported on by Dragoneer’s independent registered public accounting firm.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

DRAGONEER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Dragoneer,” “we,” “us” or “our” refer to Dragoneer prior to the consummation of the Business Combination. The following discussion and analysis of Dragoneer’s financial condition and results of operations should be read in conjunction with Dragoneer’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on July 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. For the period from July 3, 2020 (inception) to March 31, 2021 we incurred approximately $4,402,919 of expenses associated with our pursuit of the transactions contemplated by the Business Combination Agreement and other operating and formation expenses.

Dragoneer’s sponsor is Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company. The registration statement for the initial public offering was declared effective on August 13, 2020. On August 18, 2020, Dragoneer consummated its initial public offering of 69,000,000 units, including 9,000,000 additional shares to cover over-allotments (the “Over-Allotment Units”), at $11.50 per unit, generating gross proceeds of $690.0 million, and incurring offering costs of approximately $38,924,273, inclusive of approximately $24,150,000 in deferred underwriting commissions.

Simultaneously with the closing of the initial public offering, Dragoneer consummated the private placement (the “private placement”) of 15,800,000 warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of approximately $15,800,000.

Upon the closing of initial public offering and the Private Placement, $690.0 million ($10.00 per Unit) of the net proceeds of the initial public offering were placed in the trust account and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the trust account as described below.

On July 24, 2020 and August 12, 2020, Dragoneer entered into forward purchase agreements with certain affiliates of Willett Advisors LLC and Dragoneer Funding LLC pursuant to which certain affiliates of Willett Advisors LLC and Dragoneer Funding LLC will acquire 2,500,000 and 15,000,000 Class A ordinary units, respectively, consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share, for $10.00 per unit.

On January 19, 2021, Dragoneer and Sponsor entered into a convertible promissory note pursuant to which Sponsor agreed to loan us up to an aggregate principal amount of $2,000,000, which amount was drawn in full on the same day. The promissory note is non-interest bearing and due on the date on which we consummate a business combination. If we do not consummate a business combination, we may use a portion of any funds held outside the trust account to repay the promissory note; however, no proceeds from the trust account may be used for such repayment. If such funds are insufficient to repay the promissory note, the unpaid amounts would be forgiven. Up to $2,000,000 of the promissory note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The resulting warrants would be identical to the private placement warrants.

Proposed Business Combination

On February 2, 2021, Dragoneer entered into the Business Combination Agreement (as amended on April 22, 2021 by Amendment No. 1 to Business Combination Agreement). In connection with the Business Combination, Dragoneer also entered into the Subscription Agreements, the Sponsor Letter Agreement, the Shareholder Rights Agreement and the CCC Shareholder Transaction Support Agreements, as further described in “Business Combination Proposal—Related Agreements.”

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to March 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after our initial public offering, identifying a target company for a business combination, and due diligence expenses in connection with completing the Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We may generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing the Business Combination.

For the period from July 3, 2020 (inception) to March 31, 2021 we incurred approximately $4,402,919 of expenses associated with our pursuit of the transactions contemplated by the Business Combination Agreement and other operating and formation expenses.

As a result of the restatement described in Note 2 of the notes to our financial statements included elsewhere in this proxy statement/prospectus, we classify the warrants issued in connection with our initial public offering as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

For the period from July 3, 2020 (inception) through December 31, 2020, we had a net loss of $185,775,870, which consisted of approximately $514,000 of expenses associated with our acquisition plans, compensation expense on private placement warrants of approximately $6,993,000, offering costs allocated to warrant liabilities of approximately $1,151,000, loss on FPA liability of approximately $69,875,000, and approximately $528,000 of other operating and formation expenses and a change in the fair value of the warrant liability of $106,715,000.

For the three months ended March 31, 2021, we had a net income of $160,624,560, which consisted of the change in the value of our warrants, conversion option liability and liabilities of $166,021,240 arising from the forward purchase agreements. We had interest earned on the marketable securities of $6,239, offset by operating costs of $4,402,919 and a non-cash interest expense attributable to the amortization of debt discount of $1,000,000.

Liquidity and Capital Resources

On August 18, 2020, we consummated our initial public offering of 69,000,000 units, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 9,000,000 units, at $10.00 per unit, generating gross proceeds of $690,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of an aggregate of 15,800,000 private placement warrants to our Sponsor at a price of $1.00 per warrant, generating gross proceeds of $15,800,000.

Following the initial public offering, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $690,000,000 was placed in the trust account. We incurred $38,924,273 in transaction costs, including $13,800,000 of underwriting fees, $24,150,000 of deferred underwriting fees and $974,273 of other offering costs in connection with the initial public offering and the sale of the private placement warrants.

For the period from July 3, 2020 (inception) through December 31, 2020, net cash used in operating activities was $11,800. The net loss of $185,775,870 was impacted by the payment of formation costs through the issuance of Class B ordinary shares to the Sponsor in the amount of $5,000 and operating expenses in the amount of $32,075 paid through advances from an affiliate of our Sponsor, and non-cash charges for the change in fair value of the warrant liability, loss on FPA liability, compensation expense on private placement warrants and offering costs allocated to warrant liabilities in the amounts of $106,714,978, $69,874,782, $6,992,602 and $1,150,871 respectively. Changes in operating assets and liabilities provided $993,762 of cash from operating activities.

For the three months ended March 31, 2021, cash used in operating activities was $1,072,542. Net income of $160,624,560 was offset by a non-cash charge for the change in the fair value of warrant, conversion option liability and liabilities from our forward purchase agreements of $166,021,240 and interest earned on marketable securities held in the trust account of $6,239. and non-cash interest expense attributable to the amortization of debt discount of $1,000,000. Changes in operating assets and liabilities provided $3,330,377 of cash from operating activities.

At March 31, 2021, we had cash held in the trust account of approximately $690,000,000. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable (if applicable) and deferred underwriting commissions) and the proceeds from the sale of the forward purchase units to complete our Business Combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the post-Business Combination entity, make other acquisitions and pursue our growth strategies.

At March 31, 2021, we had cash of $1,516,519 held outside of the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender.

On January 19, 2021, we entered into the promissory note with the Sponsor pursuant to which the Sponsor agreed to loan us up to an aggregate principal amount of $2,000,000.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating and consummating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Registration Rights

Pursuant to a registration rights agreement entered into on August 13, 2020, the holders of the Class B ordinary shares, private placement warrants and any warrants that may be issued upon conversion of the working capital loan (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of the working capital loan) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that Dragoneer register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that Dragoneer will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Dragoneer will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the Business Combination, our registration rights agreement will be amended and restated by the Shareholder Rights Agreement. See “Business Combination Proposal—Related Agreements—Shareholder Rights Agreement”.

Underwriting Agreement

Dragoneer granted the underwriters in the initial public offering a 45-day option from the date of the final prospectus relating to the initial public offering to purchase up to 9,000,000 additional units to cover over-allotments at the initial public offering price, less the underwriting discounts and commissions. On August 18, 2020, the underwriters in the initial public offering fully exercised their over-allotment option.

The underwriters in the initial public offering were entitled to a cash underwriting discount of $0.20 per Unit, or approximately $13.8 million in the aggregate paid upon the closing of the Proposed Public Offer. In addition, the underwriters are entitled to a deferred fee of $0.35 per unit, or approximately $24.1 million in the aggregate, that will be payable to the underwriters in the initial public offering for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Restatement of Previously Issued Consolidated Financial Statements

On April 12, 2021, the staff of the SEC released a statement on accounting and reporting considerations for warrants issued by special purpose acquisition companies (the “Staff Statement”). The Staff Statement highlighted certain financial reporting considerations for special purpose acquisition corporations (“SPACs”) relating to the accounting for warrants. While the specific terms of warrants issued by SPACs can vary, there are certain features of warrants issued in SPAC transactions that are common across many entities. The Staff Statement highlighted that warrants containing these features, which relate to whether the warrants can be indexed to the price of an entity’s shares or settled with assets other than common shares, should be classified as a liability measured at fair value, with changes in fair value each period reported as non-cash changes to earnings. Such period-to-period changes could be significant. Prior to the issuance of this guidance, SPACs generally carried their outstanding private placement warrants and public warrants containing these provisions as equity on their balance sheets without quarterly adjustments.

In light of the Staff Statement, we undertook a process to re-evaluate the equity classification of (i) our outstanding warrants issued in connection with our initial public offering on August 18, 2020, including the 15,800,000 private placement warrants issued to Sponsor and the 13,800,000 public warrants issued as part of the units sold in our initial public offering, (ii) the 3,500,000 forward purchase warrants to be issued pursuant to the terms of the Forward Purchase Agreements entered into with Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC and (iii) the 2,000,000 working capital warrants that will be issued upon conversion of the $2,000,000 working capital loan provided to us by Sponsor. Management and our audit committee considered the forward purchase warrants a firm commitment at the time of our initial public offering and that the working capital loans could be issued at any time upon demand by our Sponsor or one of its affiliates. As a result, management and our audit committee determined that the private placement warrants, public warrants, forward purchase warrants and working capital warrants should have each been classified as a liability. Based on Accounting Standards Codification 815-40, Contracts in Entity’s Own Equity, warrant instruments that do not meet the criteria to be considered indexed to an entity’s own stock shall be initially classified as derivative liabilities at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statement of operations.

As a result, we, together with our advisors, undertook a process to value the liability of the private placement warrants, public warrants, forward purchase warrants and working capital warrants. Based on this valuation, our management, together with our audit committee determined, on May 11, 2021, that Dragoneer’s (i) financial statements and other financial data as of December 31, 2020 and for the period from July 3, 2020 (date of inception) through December 31, 2020 included in Dragoneer’s Annual Report on Form 10-K for the period ended December 31, 2020 and (ii) the condensed financial statements included in Dragoneer’s Quarterly Report for the three month period ended September 30, 2020 collectively, the “Affected Periods”) contained an error that was quantitatively material and, as a result, should no longer be relied upon. The audit committee, together with management, determined that the financial statements in the Affected Periods should be restated to reflect the warrants as a liability, with subsequent changes in their estimated fair value recorded as non-cash income or expense in each Affected Period. Consequently, Dragoneer has restated the financial statements for the Affected Periods in its annual report on Form 10-K/A for the period ended December 31, 2020. All amounts in this proxy statement/prospectus affected by the restatement adjustments reflect such amounts as restated. These restatements result in non-cash, non-operating financial statement corrections and had no impact on Dragoneer’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.

Internal Control Over Financial Reporting

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

Our management evaluated, with the participation of our current chief executive officer and chief financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of December 31, 2020, pursuant to Rule 13a-15(b) under the Exchange Act. On March 29, 2021, we filed our original Annual Report on Form 10-K for the year ended December 31, 2020. Based upon their evaluation at that earlier time, our Certifying Officers had concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective. Subsequently, and as a result of the material weakness in our internal control over financial reporting as described below, our Certifying Officers have concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of December 31, 2020 to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and accurately reported within the time periods specified in rules and forms of the SEC.

Our internal control over financial reporting did not result in the proper classification of our warrants which, due to its impact on our financial statements, we determined to be a material weakness. This error in classification was brought to our attention only when the SEC issued the Staff Statement. The Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those we issued at the time of our initial public offering in August 2020. We can give no assurance as to our ability to timely remediate the material weakness identified, if at all, or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. However, we expect that if we consummate our initial Business Combination, changes to the individuals who are part of our finance function and our internal controls over financial reporting will be made.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A ordinary shares subject to possible redemption

We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our unaudited condensed balance sheets.

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then revalued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liability

We account for our warrants in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The public warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the public warrants from the units, the public warrant quoted market price was used as the fair value as of each relevant date. The fair value of private placement warrants was determined using a Black-Scholes option pricing model.

Net income (loss) per ordinary shares

We apply the two-class method of income (loss) per share. Net loss per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the trust account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net income (loss) per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net income (loss), less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the periods presented.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Dragoneer qualifies as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Dragoneer is electing to delay the adoption of new or revised accounting standards, and as a result, Dragoneer may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, Dragoneer is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” Dragoneer chooses to rely on such exemptions Dragoneer may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the initial public offering or until Dragoneer is no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT CCC

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “CCC,” “we,” “us,” “our” and other similar terms refer to CCC and its subsidiaries prior to the Business Combination and to New CCC and its consolidated subsidiaries after giving effect to the Business Combination.

Founded in 1980, CCC is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our SaaS platform connects trading partners, facilitates commerce, and supports mission-critical, AI-enabled digital workflows. Leveraging decades of deep domain experience, our industry-leading platform processes more than $100 billion in annual transaction value across this ecosystem, digitizing workflows and connecting more than 30,000 companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.

Our business has been built upon two foundational pillars: automotive insurance claims and automotive collision repair. For decades we have delivered leading software solutions to both the insurance and repair industries, including pioneering Direct Repair Programs (“DRP”) in the United States (“U.S.”) beginning in 1992. Direct Repair Programs connect auto insurers and collision repair shops to create business value for both parties, and require digital tools to facilitate interactions and manage partner programs. Insurer-to-shop DRP connections have created a strong network effect for CCC’s platform, as insurers and repairers both benefit by joining the largest network to maximize opportunities. This has led to a virtuous cycle in which more insurers on the platform drives more value for the collision shops on the platform, and vice versa.

We believe we have become a leading insurance and repair SaaS provider in the U.S. by increasing the depth and breadth of our SaaS offerings over many years. Our insurance solutions help insurance carriers manage mission-critical workflows, from claims to underwriting, while building smart, dynamic experiences for their own customers. Our software integrates seamlessly with both legacy and modern systems alike and enables insurers to rapidly innovate on our platform. Our repair solutions help collision repair facilities achieve better performance throughout the collision repair cycle by digitizing processes to drive business growth, streamline operations, and improve repair quality. As of March 31, 2021, we have more than 300 insurers on our network, connecting with over 25,500 repair facilities through our multi-tenant cloud platform. We believe our software is the architectural backbone of insurance DRP programs and is the primary driver of material revenue for our collision shop customers and a source of material efficiencies for our insurance carrier customers.

Our platform is designed to solve the many-to-many problem faced by the insurance economy. There are numerous internally and externally developed insurance software solutions in the market today, with the vast majority of applications focused on insurance-only use cases and not on serving the broader insurance ecosystem. We have prioritized building a leading network around our automotive insurance and collision repair pillars to further digitize interactions and maximize value for our customers. We have tens of thousands of companies on our platform that participate in the insurance economy, including insurers, repairers, parts suppliers, automotive manufacturers, and financial institutions. Our solutions create value for each of these parties by enabling them to connect to our vast network to collaborate with other companies, streamline operations, and reduce processing costs and dollars lost through claims management inefficiencies, or claims leakage. We believe expanding our platform has added new layers of network effects, further accelerating the adoption of our software solutions.

We have processed more than $1 trillion of historical data across our network, allowing us to build proprietary data assets that leverage insurance claims, vehicle repair, automotive parts and other vehicle-specific information. We are uniquely positioned to provide data-driven insights, analytics, and AI-enhanced workflows that strengthen our solutions and improve business outcomes for our customers. Our Smart Suite of AI solutions increases automation across existing insurer processes including vehicle damage detection, claim triage, repair estimating, and intelligent claims review. We deliver real-world AI solutions, and have more than 300 AI models deployed in production environments across more than 50 insurers.

One of the primary obstacles facing the P&C insurance economy is increasing complexity. Complexity in the insurance economy is driven by technological advancements, Internet of Things (“IoT”) data, new business models, and changing customer expectations. We believe digitization plays a critical role in managing this growing complexity while meeting customer expectations. Our technology investments are focused on digitizing complex processes and interactions across our ecosystem, and we believe we are well positioned to power the P&C insurance economy of the future with our data, network, and platform.

While our position in the P&C insurance economy is grounded in the automotive insurance sector, the largest P&C insurance sector in the U.S. representing nearly half of Direct Written Premiums (“DWP”), we believe our integrations and cloud platform are capable of driving innovation across the entire P&C insurance economy. Our customers are increasingly looking for CCC to expand its solutions to other parts of their business where they can benefit from our technology, service, and partnership. In response, we are investing in new solutions that we believe will enable us to digitize the entire automotive claims lifecycle, and over time expand into adjacencies including other insurance lines.

We have strong customer relationships in the end-markets we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with more than 300 insurers (including carriers, self-insurers and other entities processing insurance claims), including 18 of the top 20 automotive insurance carriers in the U.S. as of March 31, 2021 based on DWP, and hundreds of regional carriers. We have more than 30,000 total customers, including over 25,500 automotive collision repair facilities (including repairers and other entities that estimate damaged vehicles), thousands of automotive dealers, 12 of the top 15 automotive manufacturers as of March 31, 2021 based on new vehicle sales, and numerous other companies that participate in the P&C insurance economy.

We generate revenue through the sale of software subscriptions and other revenue, primarily from professional services. We generated $157.8 million of revenue for the three months ended March 31, 2021 (a decrease of 0.9% from the three months ended March 31, 2020). During the three months ended March 31, 2020, we recognized $11.7 million of revenue that was attributable to a portion of our casualty solution (specifically, the First Party Clinical Services) which we divested in December 2020. The divestiture from First Party Clinical Services had an (8%) impact on total revenue growth rate in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Net loss for the three months ended March 31, 2021 was $5.1 million, an 80% decrease from the three months ended March 31, 2020. EBITDA increased 199.9% from $13.5 million for the three months ended March 31, 2020, to $40.4 million for the three months ended March 31, 2021. Adjusted EBITDA increased 25.3% from $44.2 million for the three months ended March 31, 2020, to $55.4 million for the three months ended March 31, 2021.

We generated $633.1 million of revenue for the year ended December 31, 2020 (an increase of 2.8% from the prior year), of which $34.7 million was attributable to a divested portion of our casualty solution (specifically, the First Party Clinical Services) in fiscal year 2020. First Party Clinical Services revenue for the year ended December 31, 2020 decreased $11.3 million or 24.5% from the prior year, which had a (2.2%) impact on total revenue growth. Net loss for the year ended December 31, 2020 was $16.9 million, a 92% decrease from the prior year. EBITDA increased from ($60.6) million for the year ended December 31, 2019, to $171.8 million for the year ended December 31, 2020. Adjusted EBITDA increased from $170.4 million for the year ended December 31, 2019, to $202.8 million for the year ended December 31, 2020, an increase of 19.0%.

Our Mission

CCC solutions power connections across business ecosystems, helping clients to optimize interactions and deliver exemplary customer experiences when an event occurs. Our mission: to keep people’s lives moving forward when it matters most.

P&C Insurance Economy

P&C insurance is one of the largest global industries. The U.S. P&C insurance industry alone serviced approximately $600 billion in DWP in 2019. Insurance is a necessity for the majority of businesses and consumers, and, as a result, the P&C insurance industry has seen steady long-term growth.

P&C insurers face a number of challenging market dynamics in today’s environment, including increasing customer expectations, competition from new entrants and business models, emerging technologies, and cost pressures. Insurers are often reliant on legacy on-premise systems to assist with policy and claims adjustments and processing, which can be inflexible and costly to maintain, challenging their ability to innovate and respond to market dynamics.

Further complicating matters, the P&C insurance industry is dependent on the P&C insurance economy, an interconnected economy of industries that interact to service, underwrite, finance, and repair insured assets. Insurance carriers invest in data, systems, services and partnerships to manage the many required collaboration points across these industries. To deliver end-to-end digital workflows and customer experiences, technology needs to extend beyond insurance organizations and include its supporting economy, in order to enable the many interactions and handoffs required to process insurance events.

In the automotive insurance sector, which represents nearly half of the U.S. P&C insurance industry, processing a single event, such as a claim, can require hundreds of micro-transactions across its supporting economy, involving consumers, lenders, collision repair facilities, automotive manufacturers, dealers, parts suppliers, medical providers, vehicle auctions, and others. These transactions depend on extensive hyper-local decisions and data, creating a level of complexity that can increase processing costs as well as the potential for fraud and other forms of claims leakage. For automotive claims, the end result is more than one billion days of cumulative claims cycle time (loss date to claim completion date) in the U.S. each year. For our insurance partners, cycle time is costly, which is one reason why, as of 2020, CCC’s platform is relied upon by 18 of the top 20 auto insurers in the U.S. to digitize complexity and improve business outcomes.

The complexity seen in one auto claim grows exponentially more difficult to manage at scale, and complexity is continuing to increase across the P&C insurance economy. In the automotive sector, this is due to several converging factors including, without limitation:

•	Vehicle parts proliferation: Repairable parts per auto claim have increased 38% since 2010

•	Internal technology systems: An average new vehicle uses more than 100 million lines of code

•	Growing connected car capabilities: 78% of new vehicles to be sold in 2021 are forecasted to have embedded cellular connectivity

•	Transportation as a Service (“TaaS”) and other new business models: More than 40 million rides are shared per month in the U.S.

•	Advanced Driver Assistance Systems (“ADAS”) and diagnostics systems: The number of vehicles receiving a diagnostic scan as part of a collision repair has increased 900% since 2017

We believe the only way to effectively manage increasing complexity is through digitization. Since our inception over forty years ago, we have focused our technology on what we believe to be our customers’ most complex problems. We have digitized total loss valuations, repair estimates, DRP programs, shop management functions, repair workflows, medical claims, parts ordering, and much more. In the process, we have built integrations and facilitated partnerships that enable information sharing across our vast network of customer companies. Our solutions are well-suited for the next wave of complexity, and we believe these trends will continue to accelerate adoption of CCC’s platform and applications.

Our Market Opportunity

Our solutions target processing costs and leakage across the entire P&C insurance economy, and our digital tools enable our customers to optimize their businesses in these areas. We estimate that our total addressable market is approximately $35 billion globally, with an approximately $13 billion market opportunity in the U.S. alone. Less than 2% of CCC’s revenues were generated outside of the United States in 2020, providing opportunity for growth. We expect our addressable market to grow approximately in-line with P&C insurance premiums, which have historically grown at 5% to 7%. To estimate our total addressable market, we quantified claims handling and leakage expenses across the global P&C insurance industry and applied a value capture ratio based on our historical experience. We also considered the direct market opportunity from facilitating digital workflows across corresponding insurance ecosystems globally.

Our Approach

Serving as the platform for the P&C insurance economy is a significant challenge that CCC is uniquely positioned to address. We believe our proprietary data and network assets, combined with our track record of innovation on our cloud platform, differentiates us from other potential P&C platform companies. Our approach is to continue to innovate and expand our solutions to create value for the P&C insurance economy.

CCC’s foundation for innovation is built upon decades of data and extensive network assets. We have deep proprietary data assets and more than $1 trillion of historical data, enabling us to provide insights, analytics, and AI-driven workflows. Our leading network was built company by company, and spans the P&C insurance economy, giving us the ability to deploy cross-market solutions and create seamless customer experiences. We believe our data and network assets are highly differentiated and very difficult to replicate.

Our innovative cloud-based applications provide the P&C insurance economy with the capabilities required to manage their businesses, optimize decision making, and digitize intricate workflows. We have a proven R&D engine with a strong track record of software innovation and deployment on our cloud platform. For example, our Mobile and AI innovations have experienced strong customer adoption across the industries we serve. Our mobile solutions enable the digitization of claims and repair workflows by allowing insurers and repairers to engage their customers through mobile application, text, and video channels to electronically capture event information. Our Smart Suite of AI solutions integrate to our mobile platform where they can be utilized by insurers throughout the claims process to drive further automation and accuracy. At the start of a claim our AI can help identify and triage vehicle damage quickly and accurately by leveraging photos and proprietary AI models and heat maps, allowing insurers to bypass more time-consuming traditional evaluation processes. Then, our AI estimating solution, Smart Estimate, leverages CCC estimating logic powered by AI to pre-populate estimates with suggestions for human reviewers. Smart Estimate AI and human estimators learn from each other in a dynamic process, with Smart Estimate improving estimate creation productivity by approximately 30% relative to the baseline. Finally, our Smart Audit solution applies AI to identify line-level estimate outliers and intelligently route appropriate claims for reinspection. As of 2020, more than 90 insurers are using CCC mobile solutions and approximately 50 insurers are using CCC AI solutions in production.

We believe our ability to rapidly innovate and deploy new software solutions via our cloud technology platform, along with our depth of data and leading network, sets us apart from the competition. The key benefits we deliver for our customers include:

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Multi-tenant cloud platform enabling flexibility and innovation: CCC’s platform operates in a secure multi-tenant cloud environment, with over 500,000 registered users and 2.7 billion database transactions processed per day. Our platform enables us to innovate in response to new market trends and customer needs and rapidly deploy new solutions to our more than 30,000 customers. We continuously enhance existing solutions and bring new solutions to market, deploying more than 1,400 software releases in 2020.

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Deep domain expertise: With decades of experience serving the insurance economy, we have developed a deep understanding of the industries and ecosystem we serve. Our domain expertise enables us to offer tailored solutions to help our customers achieve their business objectives. We understand the importance of the role we play as the independent party facilitating interactions across various ecosystem participants, and as a result, we have developed deep and trusting relationships with our customers. We are well positioned to enable cross-market programs and partnerships and have a decades-long history playing this role. Our business is led by a deep and experienced management team with a customer-centric mindset.

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Long-term customer relationships: Over several decades we have developed strong relationships with leading insurers, collisions repair groups, and automotive manufacturers, among others. Our company-wide Net Promoter Score is 80, which underscores the customer-centric focus that defines our organization including our sales, marketing, product, technology, and operations teams. We are a trusted partner to our clients, which allows us to collaborate and adapt our business based on customer feedback and changing expectations to stay ahead of our competition.

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Network access: CCC’s cloud platform is used by more than 30,000 companies, including insurers, repairers, automotive manufacturers, parts suppliers, and others. Integrating to CCC’s platform unlocks real-time cloud connections across our ecosystem, enabling customers to digitize workflows that are otherwise cumbersome and costly. Our network processes more than 350 million interface transactions each year where information is passed from one network participant to another; for example, from an insurer to a repair facility.

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Proven R&D engine: We invest heavily in R&D efforts and are committed to delivering market-leading technology for the P&C insurance economy. In recent years, our innovation efforts have focused on Mobile and AI technology, and we have released several new solutions incorporating Mobile and AI that have experienced rapid industry adoption as our customers look to improve customer experience and enable automation. We deploy real-world AI solutions at enterprise scale. Our AI solutions combine our data assets with proprietary machine learning and analytics frameworks to automate processes so as to reduce processing costs and leakage for our customer base. Today, CCC has more than 300 AI models deployed in production environments across more than 50 insurers, including 15 of the top 20 U.S. automotive insurers in 2020 based on DWP.

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Proprietary data assets: CCC’s platform has processed more than $1 trillion of historical data, enabling us to deliver unique analytics and insights for our customers leveraging our deep proprietary data assets. Our platform allows customers to make optimal decisions by incorporating event-specific factors, local geographic factors, and historical data. Database solutions and corresponding rules engines can be configured and adjusted in real-time based on business needs and market trends.

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Enterprise scale and support: We process more than $100 billion of transactions annually for our more than 30,000 customers, delivering mission-critical SaaS solutions that our customers can count on. Since January 2018, CCC’s systems have achieved 99.96% uptime on average, giving our customers the confidence to depend on CCC’s performance. We have dedicated implementation and training teams, and have proven success in implementing solutions for leading insurance carriers and thousands of small businesses.

Our Growth Strategy

We intend to extend our position as the leading provider of SaaS solutions for the P&C insurance economy. The key components of our strategy are:

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Growing our customer base: Our customers span the P&C insurance economy, and we believe we have significant opportunity to continue to grow our customer base by targeting key new accounts and expanding our sales and marketing capabilities. We believe there is ample opportunity to add new customers within the U.S., where our business is most established.

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Deepening relationships with existing customers: We seek to grow our revenue base with existing customers primarily by selling additional software subscriptions. We regularly launch new solutions and have a proven track record of cross-selling software across our customer segments, as well as up-selling customers based on package and feature upgrades. We intend to build upon strong customer relationships and access to key customer decision makers to increase software adoption and usage.

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Expanding the breadth of our solutions: Our long-term focus is to digitize all P&C insurance economy workflows, targeting processing costs and leakage. In 2020, our R&D spend was 17% of revenue; however, including the impact of capitalized time related to internal use software, our total spend was 20% of revenue on R&D with a primary focus on technology leadership and continuous innovation. For example, in 2019 we launched our enhanced Engage solution, a repair facility software package that facilitates photo capture and sharing between consumers, insurers, and repairers; approximately one-third of our collision repair customers have already adopted this subscription package solution. We intend to continuously launch new solutions to improve value delivery, and expand the breadth of our capabilities across the P&C insurance landscape.

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Broadening our network ecosystem: We have a large network of companies on our platform that are dependent on the P&C insurance economy and derive value from connecting to others across the ecosystem through CCC. The breadth and depth of our platform creates network effects that accelerate the demand for our software solutions. We intend to extend our network of companies to enhance our value proposition and create new market growth opportunities.

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Growing our geographic footprint: We believe there is significant opportunity for our solutions outside of the U.S. For example, in China we have built an early leadership position with four of the top five insurance carriers and are positioning ourselves to establish an ecosystem that is similar to ours in the U.S. We believe similar opportunities exist in other markets across the world and intend to increase our presence in additional international markets.

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Pursuing acquisitions: We have acquired and integrated numerous businesses throughout CCC’s history. We intend to continue to pursue targeted acquisition opportunities to accelerate our business strategy and growth through product, market, or geographic expansion.

Our Solutions

We provide an integrated suite of software applications built on our cloud platform to serve the P&C insurance economy, including insurance, repair, and other end-markets. Our SaaS solutions are sold individually, bundled, or in packages, depending on the specific solution and end-market.

CCC Insurance Solutions

CCC’s solutions help insurers digitize processes, from customer intake to claims, while building smart, dynamic experiences for their customers. Many of our solutions leverage the power of the CCC network by facilitating ecosystem interactions required to complete insurer processes. All of our insurance solutions are cloud-based SaaS solutions that power critical carrier workflows. Our insurance solutions represented approximately 52% of total revenues during the three months ended March 31, 2021, with 94% of that representing software revenue and 6% representing other revenue. Our key insurance solutions include:

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CCC Workflow: Our suite of workflow tools supports end-to-end digital insurance workflows, from customer intake to claim resolution. Our solutions enable mobile experiences, modern communications, configurable workflows, and network integrations, all while empowering insurers to seamlessly customize and configure solutions to meet unique business needs. Mobile modules provide a digital channel for communicating with the modern consumer, starting with vehicle documentation when a new insurance policy is created. Our solutions support critical claims processes, including claims documentation, photo capture, repair scheduling, and two-way text communications. Our workflow solutions leverage a sophisticated rules engine to customize routing for escalations, review, and approval processes. Our network management capability powers insurance DRPs, enabling insurers to seamlessly connect and collaborate with repair facilities and other companies to provide accurate and timely information about a claim flow from the right party at the right time.

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CCC Estimating: Our insurance automotive repair estimating solution is built on CCC’s proprietary estimating database that has been cultivated for decades to deliver best-in-class repair estimating data and decisioning. CCC estimating innovations have enabled virtual inspections using consumer photos, integrated to CCC’s portal. We launched the industry’s first AI-powered estimating solution which uses AI machine learning and estimating logic to predict repair requirements, suggest estimate lines, and generate fast baseline estimates. Our estimating solutions accelerate auto physical damage estimation to reduce costs and cycle time for our customers.

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CCC Total Loss: Total loss solutions enable our insurance customers to identify, value, and resolve total loss automotive claims digitally. We deliver valuations representing a vehicle’s fair market value based on CCC’s market-driven valuation methodology and provide insurers with information to make total loss determinations. Once a total loss has been identified, we support our carrier customers in managing lender payoff requests, letters of guarantee, lien and title resolution, and signature collection. Throughout the process, our mobile solutions deliver a seamless customer experience integrated into CCC’s holistic workflow suite.

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CCC AI and Analytics: We inject AI and Analytics throughout CCC’s software offerings to accelerate decision-making and improve outcomes. We have numerous AI solutions in production with leading insurers and are continuing to invest to improve our AI and launch new AI-enabled solutions. All of our core software offerings are supported by Analytics solutions that allow our customers to benchmark and manage their business performance across key performance indicators.

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CCC Casualty: Personal injuries resulting from automotive accidents lead to casualty claims, which require insurers to process medical bills and demand packages for first and third-party claims, respectively. Our casualty solutions automate and expedite casualty claims processing by applying intelligent rule engines based on insurer-specific parameters to process casualty claims data quickly and segment payment-ready bills from those that the insurer wants to review. Our tools and services modernize a manual, paper-burdened system with a comprehensive, configurable experience to help insurers make timely, consistent payments across bill types, and provide analytics dashboards to visualize trends and industry benchmarks.

CCC Repair Solutions

CCC’s solutions help automotive collision repairers achieve better shop performance, from lead generation through repair completion and payment. Our platform improves every stage and level of the collision repair cycle, combining key business operations into one solution to drive more business, improve repair quality, simplify operations, and exceed customer expectations for our collision facility customers. Collision repairers use our platform to connect with the industry’s leading network of partners and suppliers across the insurance and repair ecosystem. Our repair solutions represented approximately 42% of total revenues during the three months ended March 31, 2021, with 99% of that representing software revenue and 1% representing other revenue. Our key repair solutions include:

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CCC Estimating: Our collision repair estimating solution is built on CCC’s proprietary database that enables repair estimate creation while connecting repairers to real-time parts pricing and availability, Original Equipment Manufacturer (“OEM”) repair procedures, and insurer guidelines. Repairers can capture photos and repair information at the vehicle with CCC’s Estimating mobile application and collaborate on repair estimates digitally with insurance partners. Users have access to our network of insurers and their corresponding requirements, which can accelerate estimate reviews and supplemental requests. Our estimating solutions help reduce errors and improve cycle time for collision repairers and their partners.

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CCC Network Management: We provide software solutions that power collaboration between repairers and insurers. Our technology facilitates the majority of the automotive insurance DRP in the U.S. Participating repairers benefit from our connected technology platform that allows them to receive repair assignments and collaborate with partner insurers throughout the repair process, delivering on program metrics that drive their business. We also provide tools that allow repair Multi Store Owners (“MSOs”) to manage performance, metrics, and compliance across their repair shop network.

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CCC Repair Workflow: Repair workflow is the industry’s leading repair management tool that accelerates productivity and simplifies operations for thousands of repair facilities. Repairers can schedule and track vehicle repair status, assign tasks, and manage productivity across their operation. Configurable dashboards provide visibility into performance. Repairers can also streamline repair management leveraging CCC’s real-time parts ordering platform, selecting parts from multiple vendors through a single cart and invoice. Customer-to-shop payments are integrated as well, automatically storing payment records and simplifying reconciliation.

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CCC Repair Quality: We provide advanced solutions to help repairers deliver quality repairs. Our repair procedures provide technicians with a single source for data-driven insights to assist them in conducting thorough, consistent repairs, reducing the need for multiple subscriptions and enabling access to current OEM guidelines and processes. Our checklist solutions enable documentation of standard operating procedures and tracking of performance which allows shop managers to identify areas for improvement. CCC’s diagnostics solutions simplify scan initiation and reporting with integrated functionality for all scan types (OEM Direct, Technician Assisted, or Aftermarket), which saves repairers time on pre, post, and calibration scans.

CCC Other Ecosystem Solutions

CCC’s solutions support other segments of the insurance ecosystem, including parts suppliers, automotive manufacturers, and financial institutions. These solutions extend the CCC network and create value for companies connecting to our platform to improve business outcomes. Other ecosystem solutions represented approximately 5% of our total revenues during the three months ended March 31, 2021, with 91% of that representing software revenue and 9% representing other revenue. Some of CCC’s other ecosystem solutions include:

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CCC Parts Solutions: Our parts platform allows automotive parts wholesale dealers, aftermarket parts suppliers, and parts recyclers to make their inventory available to our collision repair and insurance networks in real-time. Using this platform, participating customers are able to use our platform to give their parts maximum visibility at the moment when repairers are using CCC software to write their repair estimates. This enables parts providers to display their parts inventory and promotional pricing, while automating order processing, invoicing, and settlement.

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CCC Automotive Manufacturer Solutions: We offer a range of automotive manufacturer solutions that give access to our network, enable repair quality, and leverage telematics vehicle data to create valuable efficiencies across insurance and repair workflows. We provide network management tools to automotive manufacturers including network dashboards, that deliver detailed metrics on certified repair shop network performance and inform data-driven decisions. We enable the integration of up-to-date OEM repair methods and diagnostics trouble codes into our platform to give our network of repair facilities and technicians the tools to execute a proper repair. Our automotive telematics solutions enable new use cases across CCC’s integrated ecosystem, including connected safety and vehicle diagnostics solutions. Our telematics solutions integrate vehicle telemetry data, such as driving data, accident data, and diagnostics trouble codes, into existing insurance and repair workflows, expediting decisions and reducing cycle time across our ecosystem. Auto manufacturers also benefit from CCC Parts and Lender solutions, across their parts and financing businesses, respectively.

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CCC Lender Solutions: Our lender portal integrates into CCC’s insurance solutions, enabling financial institutions with automotive loans to optimize vehicle total loss processes. Auto lenders connect with participating insurers to receive earlier notice of loss, digitally exchange documents, and quickly settle existing loans while minimizing the likelihood of missed customer payments. This improves customer experience, boosts productivity, and reduces cycle time.

CCC International Solutions

CCC provides insurance claims software in China, with 4 of the top 5 automotive insurers in China using our platform. Our software solutions are tailored for the Chinese market, and include workflow, estimating, audit and analytics solutions. We are expanding our software solutions in China to the automotive repair market, where we are building momentum with repair facilities and automotive dealers. We are pursuing other international market expansion opportunities by leveraging both existing and potential future partnerships and seeking to acquire strategic assets. Our international solutions represented approximately 1% of total revenues during the three months ended March 31, 2021, with 96% of that representing software revenue and 4% representing other revenue.

Our Technology

CCC has been a technology leader in the P&C insurance economy for several decades and has a strong track record of innovation. We were one of the leaders in the transition to cloud services, launching our initial CCC cloud capabilities beginning in 2003. Today, our solutions are powered by our secure multi-tenant cloud. Our cloud architecture creates several benefits for our customers and partners across the P&C insurance economy, including:

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Ease of implementation: We are able to implement solutions rapidly and cost-effectively, with average customer implementations taking less than three months. Implementations are performed by CCC’s service operations and training teams, and rarely require the support of external consultants. We utilize an Application Programming Interface (“API”) framework to integrate to our customers’ existing systems, enabling CCC’s solutions to perform high-value workflows without disrupting existing business processes.

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Flexibility: Our solutions are highly flexible, enabling customers to deploy our software in various ways to meet their needs. For example, our insurer mobile services can be integrated into customer applications via Software Development Kits (“SDK”), deployed via HTML5, or enabled by API calls. In addition, customers can configure and adjust rules based on business outcomes, which can be deployed in real-time via the CCC cloud. For example, our configurable carrier workflow allows insurers to design custom workflows that create differentiated experiences and adjust parameters to deliver targeted results.

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Innovation: We invest heavily in R&D and continuously bring new innovative solutions to market. For existing customers with integrations to CCC’s platform, new solutions can be deployed into production environments as soon as configuration and training is complete, enabling our customers to keep up with rapidly changing industry trends and customer expectations. We continuously update and enhance our software, deploying more than 1,400 releases in 2020, with a software release quality success rate averaging more than 96% since 2018.

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Security and Quality: CCC’s software suite is provided as SaaS hosted in multiple geographically diverse hosting locations, with data replication between primary hosting locations and secondary locations in near real-time. CCC protects its services through a series of complex security controls and services, including but not limited to privileged access controls, malware detection and prevention controls, secure application development controls, controls for data at rest, and in transmission, external threat and prevention testing, benchmarking and 24x7 Security Operations Center (“SOC”) monitoring.

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Availability and Uptime: CCC’s application environment is designed for high availability utilizing redundant databases, servers, network components, and storage, which maximizes availability through a network architecture designed to compartmentalize web, application, and database layers. Since 2018, CCC system availability has been 99.96% while meeting CCC’s customer service performance and processing commitments.

Our technology infrastructure offers proven performance at enterprise scale and is designed to support the future needs of our industry as data continues to proliferate. As of year-end 2020, we process more than 39 terabytes of network traffic and execute nearly 2.7 billion database transactions each day. We have invested in hyperscale infrastructure, enabling us to effectively process and store extremely large amounts of information, photos, videos, and driving data. For example, we receive, process, and store more than 500 million photos each year.

Our application layer delivers solutions to a base of more than 500,000 registered users. CCC applications power end-to-end customer experiences, digital workflows, AI, network management, and telematics capabilities across the markets we serve. Our AI approach is based on automated deep learning and parallel processing of mathematical models. This comprehensive approach to data science allows us to continuously improve the accuracy of existing models and release new models that automate time consuming workloads.

Network integrations across more than 300 insurers, 25,500 repair facilities, and thousands of other ecosystem participants unlock the power of the CCC platform. Our network creates tremendous value for our customers, is not easily replicated, and sets us apart from other vertical software companies. We believe that integrating to the insurance economy is the only way to deliver full end-to-end digital workflows across insurance processes. Today we enable more than 350 million interface transactions each year.

Research and Development

Our market leading research and development efforts focus on enhancing our solutions to meet the complex requirements of our customers with a focus on capabilities, operational efficiency, security, and privacy in the cloud. In addition, we invest in new solutions that expand the breadth of our software offerings and create new capabilities for our customers, leveraging current technologies. Our research and development efforts are intended to help our customers improve their operations; drive greater digital engagement with their customers and business partners; and gather, store, and analyze data to improve business decisions. We also invest significantly in developing our solutions, services and necessary integrations to meet market requirements, including regulations, language, currency, and local terminology, of each country or state in which our customers operate. This market-specific functionality must be updated regularly to stay current with regulatory changes in each market. We rely on a geographically dispersed engineering team, which has grown organically and through acquisitions.

Sales and Marketing

CCC marketing and sales organizations directly engage with decision-makers and industry leaders across the P&C insurance economy to drive software adoption. Our digital marketing provides CCC with a platform to execute highly targeted outreach to tens of thousands of active and prospective clients by customizing communications based on specific client needs or marketplace trends.

Our sales teams are structured to address the different needs of our markets. For our small business sales efforts, CCC employs a geographically dispersed inside sales and account team structure to facilitate in-person demos and direct sales. For larger insurance and automotive clients, CCC combines both enterprise and regional account teams with solutions and consulting services to lead marketing and sales efforts. Custom analysis, trial programs, and highly consultative account teams drive customer software expansion and adoption.

As a thought leader across the P&C insurance economy, CCC delivers valued data and perspectives to these industries. As the publisher of Crash Course, a robust industry dataset on Auto Physical Damage and Casualty claims trends, CCC engages clients and prospects with custom content, industry analysis, and unique insights. Monthly reports and trends data underpin our marketing outreach generating awareness in trade journals, industry presentations, and online publications. CCC collaborates with partners, clients, and thought leaders to market our solutions and expand our network. Clients participate with us in industry roundtables, including CCC-hosted industry councils across each of the industries we serve. Additionally, CCC hosts an invitation-only Industry Conference annually.

We leverage our strategic partnerships and networks to drive sales and market software functionality. Suppliers and clients on the CCC network, including major parts suppliers, diagnostics service providers, and OEM and insurance partners, help to market CCC software. These co-marketing efforts expand our network and reinforce client value.

Our Customers

We believe we have strong customer relationships across the more than 30,000 total customers in the end markets we serve, and these relationships are a key component of our success given the long-term nature of our contracts and interconnectedness of our network.

We have more than 300 total insurance customers in the U.S., comprised of national carriers and regional carriers. In 2020, our national carrier customers included 18 of the top 20 automotive insurers, with average customer relationships spanning more than 10 years, and numerous exclusive arrangements. Our national carrier customers also represent 16 of the top 20 overall P&C insurers in the U.S. We work with hundreds of regional carriers, and across all our insurance customers our average contract is approximately three to five years in duration.

We have more than 25,500 automotive collision repair customers, including national MSOs, regional MSOs, independent repair facilities, and automotive dealers that perform collision repair. We partner with all of the national MSOs across the U.S. Our average repair facility contract is approximately 3 years in duration.

In addition to insurance and repair, our customers include more than 4,000 parts suppliers, 12 of the top 15 automotive manufacturers as of 2020, and other companies that participate in the P&C insurance economy. Our software solutions and platform are designed to create value for our customers by boosting efficiency, improving cycle time, increasing innovation potential, and enhancing end-customer experiences.

Competition

The P&C insurance economy software market is highly competitive and fragmented. This market is subject to changing technology, shifting customer needs, and introductions of new and innovative software solutions. Our competitors vary in size, breadth, and scope of their solutions. Our current principal competitors include the following:

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Internally developed software: Our large customers have sufficient IT resources to maintain and update their own proprietary internal systems and to invest in new technology capabilities. Often these in-house technology programs will be supported by large-scale consulting firms.

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P&C insurance software vendors: A number of vendors provide software solutions that are specifically designed to meet the needs of the P&C insurance industry, including core systems providers, underwriting data and software providers, and claims software providers. Some of these vendors have supporting ecosystems that enable integration to third parties to facilitate interaction with the supporting P&C insurance economy.

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Other ecosystem software vendors: Other established vendors and startups offer software targeting specific needs for certain segments of the P&C insurance economy, such as collision repair facility software solutions and parts e-commerce platforms.

Competitive factors in our industry will vary across solution and ecosystem segments. The principal competitive factors include software functionality, performance and value delivery, innovation potential, network breadth, implementation and support, and customer references. We believe that we compete favorably on the basis of each of these factors.

Intellectual Property

We own or have pending patents and patent applications, which generally apply to our software. As of March 31, 2021, we owned 29 issued U.S. patents, which are scheduled to expire between June 2022 and May 2039, and 9 patent applications pending for examination in the U.S.

In addition, we enter into confidentiality and proprietary rights agreements with employees, consultants, contractors and business partners, and employees and contractors are also subject to invention assignment provisions. As part of our contracting process with third parties, we use contract terms such as limited licenses, restrictions on use, and confidentiality, as additional measures to protect our intellectual property.

Human Capital Management

As of March 31, 2021, we had approximately 2,200 employees and 140 contingent employees. As of March 31, 2021, we had approximately 2,050 employees in the U.S. and approximately 150 employees internationally. None of our employees are represented by a labor union and we have not had any work stoppages. We consider our relationship with our employees to be important and focus heavily on employee engagement.

We strive to foster a creative and results-oriented environment, as well as maintain a collaborative organizational culture. Due to the ongoing COVID-19 pandemic, our workforce is currently working remotely and assisting customers who are also generally working remotely. We have also limited our employees’ international and domestic travel. When it is safe for our employees to return to the office, we will offer a flexible work model that balances working from home and in the office based on business requirements and employee preferences. We believe this is an important step to retain our current employees and remain competitive when hiring future talent.

Our goal is to hire individuals who share the passion for and commitment to the work we do. We also believe a diverse workforce at all levels and an inclusive culture are foundational to our success and will enable us to better serve our customers. We have advanced our commitment to inclusion and diversity through a strategic business plan and share regular progress reports with all employees.

Properties

We currently maintain our headquarters offices in 123,000 square feet of leased space located at 222 Merchandise Mart Plaza, Suite 900, Chicago, Illinois 60654, as part of a lease that expires in 2022. On June 30, 2020, the Company entered into a lease agreement to lease a new office facility for its corporate headquarters in Chicago, Illinois. Cash rent payments are due beginning in May 2023 and total $80.5 million over the lease term ending December 2037. Rent expense will be recorded on a straight-line basis over the lease term. In addition to our Chicago headquarters locations, we lease a second office in Chicago, as well as leased offices in Cerritos, California; Austin, Texas; Alpharetta, Georgia; Daphne, Alabama; as well as in Beijing and Shanghai, China. In addition to the leased office spaces, we own an office building in Sioux Falls, South Dakota. We believe that our current and future facilities are adequate for our present needs and suitable additional facilities will be available as needed on commercially reasonable terms.

Regulation

The legal environment of cloud-based software businesses is evolving in the U.S. and other jurisdictions, and we are subject to a variety of laws and regulations in the U.S. and abroad that involve matters central to our business. Many of these laws and regulations are still evolving and being tested in courts, and could be interpreted in ways that could harm our business. These may involve privacy, data protection and personal information, content, intellectual property, data security, and data retention and deletion. In particular, we are subject to federal, state and foreign laws regarding privacy and protection of people’s data. Foreign data protection, privacy, content and other laws and regulations can impose different obligations or be more restrictive than those in the U.S. U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices.

Our insurance customers are regulated by state departments of insurance and similar state level agencies (collectively, “DOIs”), and are subject to market conduct examinations and other regulatory actions related to their P&C business. We provide support to these customers in addressing DOI related matters involving their use of our total loss solution. Additionally, our total loss solution is subject to DOI approval in seven (7) states. We monitor regulatory and DOI activity and, as warranted, maintain open communications with DOIs in support of our customer and total loss solution. CCC has retained dedicated regulatory counsel for nearly thirty (30) years to further facilitate DOI relationships and has actively been involved in regulatory changes over the years, including to expressly permit the use of electronic databases, such as CCC’s, for vehicle valuations.

Our customers upload to and store their customer data in our cloud-based platform. This presents legal challenges to our business and operations, such as consumer privacy rights and intellectual property rights. Both in the U.S. and internationally, we must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on our cloud-based platform as well as in the operation of our business. For example, the European Union’s GDPR, which became effective on May 25, 2018, has resulted and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the European Union. In addition, the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020, limits how we may collect and use personal data. Non-compliance with these laws could result in penalties or significant legal liability. We have invested, and continue to invest, human and technology resources into our GDPR compliance efforts and our data privacy compliance efforts generally.

Legal Proceedings

In the ordinary course of business, CCC and its subsidiaries are (or may become) parties to litigation involving property, personal injury, contract, intellectual property and other claims, as well as stockholder derivative actions, class action lawsuits and other matters. The amounts that may be recovered in such matters may be subject to insurance coverage. Although the results of legal proceedings and claims cannot be predicted with certainty, neither CCC nor any of its subsidiaries is currently a party to any legal proceedings the outcome of which, we believe, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, or results of operations. See Note 18 to CCC’s condensed consolidated financial statements included elsewhere in this proxy statement/ prospectus for additional information.

Additional Information

Company Website and Public Filings

Our main website is www.cccis.com, and our investor relations website is located at www.cccis.com. Neither the information on these websites, nor the information on the websites of any of our brands and businesses, is incorporated by reference into this proxy statement/prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

CCC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of CCC’s financial condition and results of operations together with the section entitled CCC’s audited consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018 and notes thereto and the unaudited condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for CCC’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” CCC’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from CCC’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “CCC,” “we,” “us,” “our” and other similar terms refer to CCC and its subsidiaries prior to the Business Combination and to New CCC and its consolidated subsidiaries after giving effect to the Business Combination.

Business Overview

Founded in 1980, CCC is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies and applications for the property and casualty (“P&C”) insurance economy. Our SaaS platform connects trading partners, facilitates commerce, and supports mission-critical, AI-enabled digital workflows. Leveraging decades of deep domain experience, our industry-leading platform processes more than $100 billion in annual transaction value across this ecosystem, digitizing workflows and connecting more than 30,000 companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.

Our business has been built upon two foundational pillars: automotive insurance claims and automotive collision repair. For decades we have delivered leading software solutions to both the insurance and repair industries, including pioneering Direct Repair Programs (“DRP”) in the United States (“U.S.”) beginning in 1992. Direct Repair Programs connect auto insurers and collision repair shops to create business value for both parties, and require digital tools to facilitate interactions and manage partner programs. Insurer-to-shop DRP connections have created a strong network effect for CCC’s platform, as insurers and repairers both benefit by joining the largest network to maximize opportunities. This has led to a virtuous cycle in which more insurers on the platform drives more value for the collision shops on the platform, and vice versa.

We believe we have become a leading insurance and repair SaaS provider in the U.S. by increasing the depth and breadth of our SaaS offerings over many years. Our insurance solutions help insurance carriers manage mission-critical workflows, from claims to underwriting, while building smart, dynamic experiences for their own customers. Our software integrates seamlessly with both legacy and modern systems alike and enables insurers to rapidly innovate on our platform. Our repair solutions help collision repair facilities achieve better performance throughout the collision repair cycle by digitizing processes to drive business growth, streamline operations, and improve repair quality. As of March 31, 2021, we have more than 300 insurers on our network, connecting with over 25,500 repair facilities through our multi-tenant cloud platform. We believe our software is the architectural backbone of insurance DRP programs and is the primary driver of material revenue for our collision shop customers and a source of material efficiencies for our insurance carrier customers.

Our platform is designed to solve the many-to-many problem faced by the insurance economy. There are numerous internally and externally developed insurance software solutions in the market today, with the vast majority of applications focused on insurance-only use cases and not on serving the broader insurance ecosystem. We have prioritized building a leading network around our automotive insurance and collision repair pillars to further digitize interactions and maximize value for our customers. We have tens of thousands of companies on our platform that participate in the insurance economy, including insurers, repairers, parts suppliers, automotive manufacturers, and financial institutions. Our solutions create value for each of these parties by enabling them to connect to our vast network to collaborate with other companies, streamline operations, and reduce processing costs and dollars lost through claims management inefficiencies, or claims leakage. We believe expanding our platform has added new layers of network effects, further accelerating the adoption of our software solutions.

We have processed more than $1 trillion of historical data across our network, allowing us to build proprietary data assets that leverage insurance claims, vehicle repair, automotive parts and other vehicle-specific information. We are uniquely positioned to provide data-driven insights, analytics, and AI-enhanced workflows that strengthen our solutions and improve business outcomes for our customers. Our Smart Suite of AI solutions increases automation across existing insurer processes including vehicle damage detection, claim triage, repair estimating, and intelligent claims review. We deliver real-world AI solutions, and have more than 300 AI models deployed in production environments across more than 50 insurers.

One of the primary obstacles facing the P&C insurance economy is increasing complexity. Complexity in the insurance economy is driven by technological advancements, Internet of Things (“IoT”) data, new business models, and changing customer expectations. We believe digitization plays a critical role in managing this growing complexity while meeting customer expectations. Our technology investments are focused on digitizing complex processes and interactions across our ecosystem, and we believe we are well positioned to power the P&C insurance economy of the future with our data, network, and platform.

While our position in the P&C insurance economy is grounded in the automotive insurance sector, the largest P&C insurance sector in the U.S. representing nearly half of Direct Written Premiums (“DWP”), we believe our integrations and cloud platform are capable of driving innovation across the entire P&C insurance economy. Our customers are increasingly looking for CCC to expand its solutions to other parts of their business where they can benefit from our technology, service, and partnership. In response, we are investing in new solutions that we believe will enable us to digitize the entire automotive claims lifecycle, and over time expand into adjacencies including other insurance lines.

We have strong customer relationships in the end-markets we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with more than 300 insurers (including carriers, self-insurers and other entities processing insurance claims), including 18 of the top 20 automotive insurance carriers in the U.S. as of March 31, 2021 based on DWP, and hundreds of regional carriers. We have more than 30,000 total customers, including over 25,500 automotive collision repair facilities (including repairers and other entities that estimate damaged vehicles), thousands of automotive dealers, 12 of the top 15 automotive manufacturers as of March 31, 2021 based on new vehicle sales, and numerous other companies that participate in the P&C insurance economy.

We generate revenue through the sale of software subscriptions and other revenue, primarily from professional services. We generated $157.8 million of revenue for the three months ended March 31, 2021 (a decrease of 0.9% from the three months ended March 31, 2020). During the three months ended March 31, 2020, we recognized $11.7 million of revenue that was attributable to a portion of our casualty solution (specifically, the First Party Clinical Services) which we divested in December 2020. The divestiture from First Party Clinical Services had an (8%) impact on total revenue growth rate in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Net loss for the three months ended March 31, 2021 was $5.1 million, an 80% decrease from the three months ended March 31, 2020. EBITDA increased 199.9% from $13.5 million for the three months ended March 31, 2020, to $40.4 million for the three months ended March 31, 2021. Adjusted EBITDA increased 25.3% from $44.2 million for the three months ended March 31, 2020, to $55.4 million for the three months ended March 31, 2021.

We generated $633.1 million of revenue for the year ended December 31, 2020 (an increase of 2.8% from the prior year), of which $34.7 million was attributable to a divested portion of our casualty solution (specifically, the First Party Clinical Services) in fiscal year 2020. First Party Clinical Services revenue for the year ended December 31, 2020 decreased $11.3 million or 24.5% from the prior year, which had a (2.2%) impact on total revenue growth. Net loss for the year ended December 31, 2020 was $16.9 million, a 92% decrease from the prior year. EBITDA increased from ($60.6) million for the year ended December 31, 2019, to $171.8 million for the year ended December 31, 2020. Adjusted EBITDA increased from $170.4 million for the year ended December 31, 2019, to $202.8 million for the year ended December 31, 2020, an increase of 19.0%.

Basis of Presentation

The consolidated financial statements and accompanying notes of the Company included elsewhere in this proxy statement/prospectus include the accounts of the Company and its consolidated subsidiaries and were prepared in accordance with GAAP. Intercompany transactions and balances are eliminated in consolidation. The consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling interest.

The Company operates in one operating segment. The chief operating decision maker (“CODM”) for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.

Effective January 1, 2021, the Company’s lease accounting policy follows the guidance from Accounting Standards Codification (“ASC”) 842, Leases, which requires companies to recognize on the balance sheet the assets and liabilities for the rights and obligations created by the leased asset. The Company adopted this standard using the modified retrospective approach for all leases entered into before the effective date. Prior to the adoption of ASC 842, the Company’s lease accounting recognition policy followed guidance from ASC 840, Leases. Due to the adoption of this guidance, the Company recognized an operating right-of-use assets and operating lease liabilities of $47.1 million and $53.0 million, respectively, as of the date of adoption. The difference between the right-of-use assets and lease liabilities on the accompanying condensed consolidated balance sheet is primarily due to the accrual for lease payments as a result of straight-line lease expense and unamortized tenant incentive liability balances. See Notes 2 and 9 to the CCC condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

Effective January 1, 2019, the Company’s revenue recognition policy follows guidance from ASC 606, Revenue from Contracts with Customers. The Company adopted ASC 606 using the modified retrospective method to all contracts that were not completed as of that date and there was no impact to revenue for the year ended December 31, 2019 as a result of the adoption of ASC 606. Under ASC 606, the Company recognizes revenue as control of these services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Prior to the adoption of ASC 606, the Company’s revenue recognition policy followed guidance from ASC 605, Revenue Recognition, and revenue was recognized only after services are provided, when persuasive evidence of an arrangement exists, the fee is fixed or determinable, and when collectability is probable. See Notes 2 and 3 to the CCC consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

Key Performance Measures and Operating Metrics

In addition to our GAAP and non-GAAP financial measures, we rely on Software Net Dollar Retention Rate (“Software NDR”) and Software Gross Dollar Retention Rate (“Software GDR”) to measure and evaluate our business to make strategic decisions. Software NDR and Software GDR may not be comparable to or calculated in the same way as other similarly titled measures used by other companies.

Software NDR

We believe that Software NDR provides our management and our investors with insight into our ability to retain and grow revenue from our existing customers, as well as their potential long-term value to us. We also believe the results shown by this metric reflect the stability of our revenue base, which is one of our core competitive strengths. We calculate Software NDR by dividing (a) annualized software revenue recorded in the last month of the measurement period, for example, March for a quarter ending March 31, for unique billing accounts that generated revenue during the corresponding month of the prior year by (b) annualized software revenue as of the corresponding month of the prior year. The calculation includes changes for these billing accounts, such as change in the solutions purchased, changes in pricing and transaction volume, but does not reflect revenue for new customers added. The calculation excludes: (a) changes in estimates related to the timing of one-time revenue and other revenue, including professional services, and (b) annualized software revenue for smaller customers with annualized software revenue below the threshold of $100,000 for carriers and $4,000 for shops. The customers that do not meet the revenue threshold are small carriers and shops that tend to have different buying behaviors, with a narrower solution focus, and different tenure compared to our core customers (excluded small carriers and shops which represent less than 5% of total revenue within these sales channels). Our Software NDR includes carriers and shops who subscribe to our auto physical damage solutions, which account for most of the Company’s revenue, and excludes revenue from smaller emerging solutions with international subsidiaries or other ecosystem solutions, such as parts suppliers and other automotive manufacturers, and also excludes CCC Casualty which are usage and professional service based solutions.

	Quarter Ending	2019	2020	2021
Software NDR	March 31	103%	105%	106%
	June 30	105%	103%
	September 30	107%	103%
	December 31	107%	103%

Software GDR

We believe that Software GDR provides our management and our investors with insight into the value our solutions provide to our customers as represented by our ability to retain our existing customer base. We believe the results shown by this metric reflect the strength and stability of our revenue base, which is one of our core competitive strengths. We calculate Software GDR by dividing (a) annualized software revenue recorded in the last month of the measurement period in the prior year, reduced by annualized software revenue for unique billing accounts that are no longer customers as of the current period end by (b) annualized software revenue as of the corresponding month of the prior year. The calculation reflects only customer losses and does not reflect customer expansion or contraction for these billing accounts and does not reflect revenue for new customer billing accounts added. Our Software GDR calculation represents our annualized software revenue that is retained from the prior year and demonstrates that the vast majority of our customers continue to use our solutions and renew their subscriptions. The calculation excludes: (a) changes in estimates related to the timing of one-time revenue and other revenue, including professional services, and (b) annualized software revenue for smaller customers with annualized software revenue below the threshold of $100,000 for carriers and $4,000 for shops. The customers that do not meet the revenue threshold are small carriers and shops that tend to have different buying behaviors, with a narrower solution focus, and different tenure compared to our core customers (excluded small carriers and shops which represent less than 5% of total revenue within these sales channels). Our Software GDR includes carriers and shops who subscribe to our auto physical damage solutions, which account for most of the Company’s revenue, and excludes revenue from smaller emerging solutions with international subsidiaries or other ecosystem solutions, such as parts suppliers and other automotive manufacturers, and excludes CCC’s casualty solutions which are usage and professional service based solutions.

	Quarter Ending	2019	2020	2021
Software GDR	March 31	98%	98%	98%
	June 30	98%	98%
	September 30	98%	98%
	December 31	98%	98%

Proposed Business Combination and Public Company Costs

On February 2, 2021, we executed the Business Combination Agreement (as amended on April 22, 2021 by Amendment No. 1 to Business Combination Agreement) between CCC and Dragoneer. As a result of the proposed Business Combination, Dragoneer will be renamed “CCC Intelligent Solutions Holdings Inc.,” and CCC will become a wholly owned subsidiary of New CCC. Upon the completion of the proposed Business Combination, the shareholders of CCC will exchange their interests in CCC for shares of New CCC Common Stock and awards issued under CCC’s existing equity incentive plans, including the 2017 Stock Option Plan (as defined below), will be exchanged for awards issued under a new equity incentive plan to be adopted by New CCC.

In addition, immediately prior to the Business Combination, certain investors agreed to subscribe for and purchase an aggregate of $150.0 million of new CCC Common Stock. The combined company is expected to receive net proceeds of approximately $966.0 million at the closing of the transaction (assuming no redemptions are affected by shareholders of Dragoneer) and will continue to operate under the CCC management team, led by chairperson and chief executive officer Githesh Ramamurthy. The boards of directors of both Dragoneer and CCC have approved the proposed transaction. Completion of the transaction, which is expected in the second quarter of 2021, is subject to approval of Dragoneer’s shareholders and the satisfaction or waiver of certain other customary closing conditions. For more information, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer is treated as the “acquired” company for accounting purposes. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of CCC in many respects. CCC will be deemed the accounting predecessor and New CCC will be the successor SEC registrant, which means that CCC’s financial statements for previous periods will be disclosed in New CCC’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of CCC will become the historical financial statements of New CCC, and Dragoneer’s assets, liabilities and results of operations will be consolidated with CCC beginning on the acquisition date.

As a consequence of the Merger, CCC will become the successor to an SEC-registered and NYSE-listed company which will require CCC to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. CCC expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Recent Developments

COVID-19

In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other marketing events to virtual-only. The COVID-19 pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time.

In March 2020, as a precautionary measure and to enhance financial flexibility, the Company drew $65.0 million under its Amended Revolving Credit Facilities, which was fully repaid in June 2020. The COVID-19 pandemic and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict. For further information on CCC’s operations and risks related to public health outbreaks, epidemics or pandemics, including COVID-19, please see the section of this proxy statement/prospectus entitled “Risk Factors—Risks Relating to CCC’s Business and Industry.”

Strategic Investment

On June 2, 2021, the Company completed a strategic investment in a technology company (the “Investee”). The Company invested $10.0 million, plus related fees and expenses, for approximately 7% interest of a limited partnership, which is affiliated with one of the Company’s private equity sponsors, and indirectly holds an interest in the Investee.

Corporate Name Change

Effective June 1, 2021, the Company’s wholly-owned subsidiary changed its corporate name from CCC Information Services Inc. to CCC Intelligent Solutions Inc.

Key Factors Affecting Operating Results

The following are key factors affecting our operating results for the three months ended March 31, 2021 and 2020, and the years ended December 31, 2020, 2019 and 2018:

•

Conversion and implementation of new customers: We focus significant resources on attracting and onboarding new customers across the various segments of the P&C insurance economy we serve. We have a strong track record of new customer conversion across all our markets. On average, customer implementations take less than three months to complete. A significant portion of our sales force is focused on converting new customer accounts across our industry, and this will continue to be a focus of our business for the foreseeable future.

•

Long-term customer relationships: We have strong customer relationships in the end-markets we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We generate revenue through the sale of software subscriptions and our average contract is approximately three to five years in duration. As of March 31, 2021, our national carrier customers included 18 of the top 20 automotive insurers, with average customer relationships spanning more than 10 years, and numerous exclusive arrangements.

•

Expansion of solution adoption from existing customers: A central part of our strategy is expanding solution adoption across our existing customer base. We have developed long-term relationships with our customers and have a proven track record of successfully cross-selling product offerings. We have the opportunity to realize incremental value by selling additional functionality to customers that do not currently utilize our full solution portfolio. As we innovate and bring new technology and solutions to market, we also have the opportunity to realize incremental value by selling new software solutions to our existing customer base. Capitalizing on this opportunity has been a significant driver of our revenue growth and net dollar retention in recent years, and will remain a central go-to-market priority.

•

Investment in R&D: We have a strong track record of innovation and new solution delivery with our customers. We remain committed to delivering market-leading technology including AI solutions for the P&C insurance economy. We believe that maintaining our software solution leadership is imperative to our growth plan. As a result, we intend to continue making significant investments in research and development to improve and expand our software solutions. Our research and development expenses totaled $30.6 million and $27.5 million in the three months ended March 31,

2021 and 2020, respectively, $109.5 million, $114.0 million and $108.2 million in the years ended December 31, 2020, 2019 and 2018, respectively. We expect that research and development will remain a key investment area for the foreseeable future.

•

Investment in Platform, Privacy, and Security: Our technology platform is imperative to our strategy as it enables successful customer implementations, new software delivery, and ongoing performance and delivery. In addition to our R&D investments, we invest in platform infrastructure, maintenance, privacy, and security protocols to enable performance across our technology platform. We expect investment in these areas to continue to increase in absolute dollars for the foreseeable future.

•

Investment in Sales and Marketing: Our sales and marketing efforts are a key component of our growth strategy. Our investments in this area have enabled us to build and sustain our customer base while creating long-term customer relationships. We plan to continue to invest in our sales and marketing efforts, including adding sales personnel and expanding marketing activities, to support our business growth. Our sales and marketing expenses totaled $19.4 million and $21.5 million in the three months ended March 31, 2021 and 2020, respectively, $74.7 million, $82.1 million, and $73.8 million in the years ended December 31, 2020, 2019 and 2018, respectively. Our sales and marketing investments decreased during the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to reduction in spend as a result of the COVID-19 pandemic. As the business continues to grow, we expect sales and marketing expenses to increase in absolute dollars for the foreseeable future.

Components of Results of Operations

Revenue

Revenue is derived from the sale of software subscriptions and other revenue, primarily professional services. Software subscription revenues are comprised of fees from customers for the right to use the hosted software over the contract period without taking possession of the software. These revenues are billed on either a subscription or transactional basis with subscription revenue recognized ratably over the contract period and transactional revenue recognized when the transaction for the related service occurs. We generally invoice software subscription agreements monthly either in advance or in arrears, over the subscription period. Software subscription revenue accounted for $152.0 million and $140.5 million, or 96% and 88% of total revenue, for the three months ended March 31, 2021 and 2020, respectively, $573.6 million, $540.2 million and $492.6 million or 91%, 88% and 86% of total revenue during the years ended December 31, 2020, 2019, and 2018, respectively. We expect software subscription revenue to increase as a percentage of total revenue as we add new customers and our existing customers add new services, upgrade their subscription or increase their usage and as a result of the divestiture of the Company’s First Party Clinical Services.

Revenues from professional services include fees from customers for the Company’s First Party Clinical Services and other non-software services. First Party Clinical Services revenue and other non-software services revenue is recognized in the period the service is performed. We expect our professional services revenue to decrease in total dollars and as a percentage of total revenue as a result of the divestiture of the Company’s First Party Clinical Services and our continued focus on increasing our software subscription revenue as a key strategic priority.

In December 2020, we sold our First Party Clinical Services to a third-party buyer. First Party Clinical Services revenue was $11.7 million for the three months ended March 31, 2020, and was $34.7 million, $46.0 million, and $51.6 million, for the years ended December 31, 2020, 2019, and 2018, respectively.

Costs and Expenses

Cost of Revenue

Cost of Revenue, exclusive of amortization and impairment of acquired technologies

These costs include costs of software subscription and professional services revenue. Our cost of software subscription revenue is primarily comprised of cloud infrastructure costs, software production costs, IT security costs, license and royalty fees paid to third parties and personnel-related expenses, including salaries, other direct personnel-related costs and share-based compensation, and depreciation expense. We expect cost of revenue, exclusive of amortization and impairment of acquired intangibles, to increase in absolute dollars as we continue to hire personnel, require additional cloud infrastructure and incur higher royalty fees in support of our revenue growth.

Our cost of professional services revenue is primarily comprised of personnel-related expenses for our customer support teams and contractors, including salaries, direct personnel-related costs and share-based compensation, and fees paid to third parties. We expect our cost of professional services to decline with the expected decrease in professional services revenue and following the sale of First Party Clinical Services in December 2020. First Party Clinical Services cost of revenue was $9.4 million for the three months ended March 31, 2020, and was $31.3 million, $39.9 million, and $39.4 million for the years ended December 31, 2020, 2019, and 2018, respectively.

Amortization of Acquired Technologies

We amortize to cost of revenue the capitalized costs of technologies acquired in connection with the acquisition of Jaguar Holdings Inc. (CCC’s former holding company) by Cypress Holdings, Inc., a corporation organized by affiliates of the Advent Investor, in April 2017 (the “Advent Acquisition”).

Impairment of Acquired Technologies

Impairment of acquired technologies consists of impairment charges of technologies acquired in connection with the Advent Acquisition.

Operating expenses

Operating expenses are categorized into the following categories:

Research and development

Our research and development expenses consist primarily of personnel-related costs, including share-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain information technology expenses.

Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred. Capitalized software development costs consist primarily of personnel-related costs.

We expect research and development expenses to increase in absolute dollars as we continue to dedicate substantial resources to develop, improve and expand the functionality of our solutions. We also expect an increase in the rate of capitalization of our investments in research and development for the foreseeable future.

Selling and Marketing

Our selling and marketing expenses consist primarily of personnel-related costs for our sales and marketing functions, including sales commissions and share-based compensation. Additionally, selling and marketing expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference.

We expect our selling and marketing expenses to increase on an absolute dollar basis as we continue to increase investments to support the growth of our business.

General and Administrative

Our general and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additionally, general and administrative expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.

We expect our general and administrative expenses to increase in absolute dollars as we continue to expand our operations, hire additional personnel, and incur costs as a public company. We expect to incur increased expenses related to accounting, tax and auditing activities, directors’ and officers’ insurance, SEC compliance, investor relations and internal control compliance.

Amortization of Intangible Assets

Our amortization of intangible assets consists of the capitalized costs of intangible assets acquired in connection with the Advent Acquisition.

Impairment

Impairment consists of impairment charges recognized on goodwill and intangible assets of one of our reporting units during the year ended December 31, 2019.

Interest Expense

Interest expense comprises interest expense accrued or paid on our indebtedness. We expect interest expense to vary each reporting period depending on the amount of outstanding indebtedness and prevailing interest rates.

(Loss) Gain on Change in Fair Value of Interest Rate Swaps

(Loss) gain on change in fair value of interest rate swaps comprises fair value adjustments of our interest rate swap agreements at the end of each reporting period. We expect the (loss) gain on change in fair value of interest rate swaps to vary each reporting period depending on the notional amount of each swap agreement and prevailing forward yield curve.

Loss on Early Extinguishment of Debt

Loss on early extinguishment of debt comprises the write-off of deferred financing fees and original issue discount associated with the Second Lien Term Loan at the time of early extinguishment in February 2020.

Other Income, Net

Other income, net consists primarily of interest income on the Company’s cash balances and foreign currency transaction gains and losses related to the impact of transactions denominated in a foreign currency.

Income Tax Benefit

Income tax benefit consists of U.S. and state income taxes and income taxes in certain foreign jurisdictions in which we conduct business. Earnings from our non-U.S. activities are subject to local country income tax and may be subject to current U.S. income tax. Due to cumulative losses, we maintain a full valuation allowance for deferred tax assets for our operations in foreign jurisdictions. We expect to maintain this full valuation allowance for the foreseeable future.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 to the Three Months Ended March 31, 2020

	Three Months Ended March 31,		Change
(dollar amounts in thousands, except share and per share data)	2021	2020	$	%
Revenue	$157,789	$159,208	$(1,419)	-0.9%
Cost of revenue, exclusive of amortization and impairment of acquired technologies	38,013	48,387	(10,374)	-21.4%
Amortization of acquired technologies	6,580	6,575	(5)	0.1%

Cost of revenue	44,593	54,962	(10,369)	-18.9%

Gross margin	113,196	104,246	8,950	8.6%
Operating expenses:
Research and development	30,624	27,543	3,081	11.2%
Selling and marketing	19,417	21,479	(2,062)	-9.6%
General and administrative	37,839	23,000	14,839	64.5%
Amortization of intangible assets	18,077	18,077	—	0.0%

Total operating expenses	105,957	90,099	15,858	17.6%

Operating income	7,239	14,147	(6,908)	-48.8%
Other income (expense):
Interest expense	(18,766)	(19,157)	391	-2.0%
Gain (loss) on change in fair value of interest rate swaps	3,277	(21,147)	24,424	NM
Loss on early extinguishment of debt	—	(8,615)	8,615	NM
Other income, net	87	140	(53)	-37.9%

Total other income (expense)	(15,402)	(48,779)	33,377	-68.4%
Loss before income taxes	(8,163)	(34,632)	26,469	-76.4%
Income tax benefit	3,079	9,380	(6,301)	-67.2%

Net loss	$(5,084)	$(25,252)	$20,168	-79.9%

Net loss per share attributable to Class A and Class B common stockholders—basic and diluted	$(3.43)	$(17.07)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders—basic and diluted	1,483,107	1,479,574

NM—Not Meaningful

Revenue

Revenue decreased by $1.4 million to $157.8 million, or 0.9%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The decrease in revenue was primarily a result of an 8% decline in professional services revenues due to the divestiture of the First Party Clinical Services in December 2020 and 1% decline in other transactional revenue, partially offset by 3% growth from existing customer upgrades and expanding solution offerings to these existing customers as well as 5% growth from new customers.

Cost of Revenue

Cost of revenue decreased by $10.4 million to $44.6 million, or 18.9%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020.

Cost of Revenue, exclusive of amortization of acquired technologies

Cost of revenue, exclusive of amortization of acquired technologies, decreased $10.4 million to $38.0 million, or 21.4%, for the three months ended March 31, 2021, compared to the three months ended

March 31, 2020. The decline was primarily due to $9.4 million of fewer costs related to the divestiture of First Party Clinical Services in December 2020.

Amortization of Acquired Technologies

Amortization of acquired technologies was $6.6 million for the three months ended March 31, 2021 and 2020.

Gross Margin

Gross margin increased by $9.0 million to $113.2 million, or 8.6%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase in absolute dollars was due to increased software subscription revenues and economies of scale resulting from fixed cost arrangements, partially offset by the divestiture from the Company’s First Party Clinical Services in December 2020. Our gross margin percentage increased from 65.5% for the three months ended March 31, 2020 to 71.7% for the three months ended March 31, 2021. The increase in gross margin percentage was due to increased software subscription revenues and economies of scale resulting from fixed cost arrangements, and the divestiture from the Company’s lower margin First Party Clinical Services.

Research and Development

Research and development expense increased by $3.1 million to $30.6 million, or 11.2%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase was due to a $2.9 million increase in personnel-related costs, including share-based compensation, and a $1.1 million increase in IT costs, partially offset by a $0.4 million decrease in consulting costs and a $0.4 million increase in the amount of capitalized time on development projects.

Selling and Marketing

Selling and marketing expense decreased by $2.1 million to $19.4 million, or 9.6%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The decrease was primarily due to impacts from COVID-19 as we implemented safety measures for our employees, including a $1.3 million decrease in travel costs, a $1.7 million decrease in marketing and event costs, and a $0.5 million decrease in consulting costs, partially offset by a $1.7 million increase in personnel related costs, including sales incentives and share-based compensation.

General and Administrative

General and administrative expense increased by $14.8 million to $37.8 million, or 64.5%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase was primarily due to an $8.7 million increase in share-based compensation mainly related to a stock grant, a $3.0 million increase in professional service costs primarily related to the costs for the business combination transaction, and a $1.1 million increase in external legal fees. Additionally, the Company’s facilities costs increased $1.7 million due to the Company’s overlapping corporate headquarters leases and due to the acceleration of rent expense from the planned move from its current to its new headquarters in the fourth quarter of 2021.

Amortization of Intangible Assets

Amortization of intangible assets was $18.1 million during the three months ended March 31, 2021 and 2020.

Interest Expense

Interest expense decreased by $0.4 million to $18.8 million, or 2.0%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, primarily due to the Company refinancing its long-term debt in February 2020. As part of the refinancing, the Company used the proceeds from an incremental term loan of $375.0 million under its First Lien Credit Agreement to repay the total balance outstanding under the Company’s Second Lien Term Loan, which bore interest at a higher variable interest rate.

Gain (Loss) on Change in Fair Value of Interest Rate Swaps

Gain (loss) on change in fair value of interest rate swaps increased by $24.4 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase was attributable to the proximity of the maturity date of the swap agreements and the decline in the forward yield curve during the three months ended March 31, 2020.

Loss on Early Extinguishment of Debt

There was no loss on early extinguishment of debt during the three months ended March 31, 2021. Loss on early extinguishment of debt during the three months ended March 31, 2020 was $8.6 million and was due to the early repayment of the total balance outstanding under the Company’s Second Lien Term Loan.

Income Tax Benefit

Income tax benefit decreased by $6.3 million to $3.1 million, or 67.2%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. Income tax benefit decreased primarily due to lower pretax losses.

Comparison of Fiscal Year Ended December 31, 2020 to Fiscal Year Ended December 31, 2019

	Year Ended December 31,		Change
(dollar amounts in thousands, except share and per share data)	2020	2019	$	%
Revenue	$633,063	$616,084	$16,979	2.8%
Cost of revenue, exclusive of amortization and impairment of acquired technologies	182,414	191,868	(9,454)	-4.9%
Amortization of acquired technologies	26,303	27,797	(1,494)	-5.4%
Impairment of acquired technologies	—	5,984	(5,984)	N/M

Cost of revenue	208,717	225,649	(16,932)	-7.5%

Gross margin	424,346	390,435	33,911	8.7%
Operating expenses:
Research and development	109,508	114,005	(4,497)	-3.9%
Selling and marketing	74,710	82,109	(7,399)	-9.0%
General and administrative	90,838	78,128	12,710	16.3%
Amortization of intangible assets	72,310	81,329	(9,019)	-11.1%
Impairment	—	201,066	(201,066)	NM

Total operating expenses	347,366	556,637	(209,271)	-37.6%

Operating income (loss)	76,980	(166,202)	243,182	-146.3%
Other income (expense):
Interest expense	(77,003)	(89,475)	12,472	-13.9%
Loss on change in fair value of interest rate swaps	(13,249)	(22,432)	9,183	-40.9%
Loss on early extinguishment of debt	(8,615)	—	(8,615)	NM
Other income, net	332	476	(144)	-30.3%

Total other income (expense)	(98,535)	(111,431)	12,896	-11.6%
Loss before income taxes	(21,555)	(277,633)	256,078	-92.2%
Income tax benefit	4,679	67,293	(62,614)	-93.0%

Net loss	$(16,876)	$(210,340)	$193,464	-92.0%

Net loss per share attributable to Class A and Class B common stockholders—basic and diluted	$(11.40)	$(142.28)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders—basic and diluted	1,480,296	1,478,350

NM—Not Meaningful

Revenue

Revenue increased by $17.0 million to $633.1 million, or 2.8%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was due to a combination of sales to new customers and increased revenue generated from existing customers, including full year impact of prior year sales, sales of additional products to existing customers and contractual growth. Of the 2.8% increase in total revenue approximately 2% was attributable to existing customer expansion and 4% to new customers, offset by 3% decline from other transactions, with 2% of that change from First Party Clinical services.

Cost of Revenue

Cost of revenue decreased by $16.9 million to $208.7 million, or 7.5%, for the year ended December 31, 2020, compared to the year ended December 31, 2019.

Cost of Revenue, exclusive of amortization and impairment of acquired technologies

Cost of revenue, exclusive of amortization and impairment of acquired technologies, decreased $9.5 million to $182.4 million, or 4.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease in cost of revenue was due to a decrease in third party fees for professional services of $9.4 million due to less professional services revenue and a $4.1 million decrease in royalties primarily due to transitioning from a third-party offering to an internally developed solution, partially offset by a $4.0 million increase in personnel-related costs, including share-based compensation, from increased headcount.

Amortization of Acquired Technologies

Amortization of acquired technologies decreased by $1.5 million to $26.3 million, or 5.4%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease resulted from an impairment charge recognized in 2019.

Impairment of Acquired Technologies

There was no impairment charge recognized during the year ended December 31, 2020. Impairment of acquired technologies was $6.0 million for the year ended December 31, 2019 due to an impairment charge recognized as a result of a downward revision of future projected earnings and cash flows at one of our reporting units.

Gross Margin

Gross margin increased by $33.9 million to $424.3 million, or 8.7%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. Our gross margin percentage increased from 63.4% for the year ended December 31, 2019 to 67.0% for the year ended December 31, 2020. The increase in absolute dollars and percentage was primarily due to the increased software subscription revenue and economies of scale resulting from fixed cost arrangements, as well as a change in the mix of services provided during the year ended December 31, 2020.

Research and Development

Research and development expense decreased by $4.5 million to $109.5 million, or 3.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was due to a $10.1 million increase in the amount of capitalized time on development projects and a $1.5 million decrease in depreciation expense due to certain capital assets reaching the conclusion of their useful lives. These items were partially offset by a $5.2 million increase in personnel-related costs, including share-based compensation, from increased headcount and a $2.2 million increase in IT costs.

Selling and Marketing

Selling and marketing expense decreased by $7.4 million to $74.7 million, or 9.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was primarily due to impacts from COVID-19 as we implemented safety measures for our employees, including a $6.1 million decrease in travel costs, a $1.9 million decrease in marketing and event costs, and a $1.0 million decrease in consulting costs, partially offset by a $2.5 million increase in personnel related costs, including sales incentives and share-based compensation.

General and Administrative

General and administrative expense increased by $12.7 million to $90.8 million, or 16.3%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to a $7.4 million increase in personnel related costs, including share-based compensation, a $4.3 million increase in external legal fees and, a $3.8 million increase in consulting and third-party service costs, partially offset by a $3.8 million gain recognized on the divestiture of the Company’s First Party Clinical Services.

Amortization of Intangible Assets

Amortization of intangible assets decreased by $9.0 million to $72.3 million, or 11.1%, for the year ended December 31, 2020, compared to the year ended December 31, 2019 as a result of the impairment charge recognized in 2019.

Impairment

No impairment charges were recognized during the year ended December 31, 2020. Impairment was $201.1 million for the year ended December 31, 2019, which included impairment charges of goodwill and intangibles assets of $25.8 million and $175.3 million, respectively, and was the result of lower forecasted earnings and cash flows for one of the Company’s reporting units. See Note 9 to the CCC consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

Interest Expense

Interest expense decreased by $12.5 million to $77.0 million, or 13.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019 primarily due to the Company refinancing its long-term debt in February 2020. As part of the refinancing, the Company used the proceeds from an incremental term loan of $375.0 million under its First Lien Credit Agreement to repay the total balance outstanding under the Company’s Second Lien Term Loan, which bore interest at a higher variable interest rate.

Loss on change in Fair Value of Interest Rate Swaps

Loss on change in fair value of interest rate swaps decreased by $9.2 million to $13.2 million, or 40.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was attributable to the proximity of the maturity date of the swap agreements.

Loss on early extinguishment of debt

Loss on early extinguishment of debt for the year ended December 31, 2020 was $8.6 million due to the early repayment of the total balance outstanding under the Company’s Second Lien Term Loan. There was no loss on early extinguishment of debt for the year ended December 31, 2019.

Income Tax Benefit

Income tax benefit decreased by $62.6 million to $4.7 million, or 93.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. Income tax benefit decreased primarily due to lower pretax losses.

Comparison of Fiscal Year Ended December 31, 2019 to Fiscal Year Ended December 31, 2018

	Year Ended December 31,		Change
(dollar amounts in thousands, except share and per share data)	2019	2018	$	%
Revenue	$616,084	$569,772	$46,312	8.1%
Cost of revenue:
Cost of revenue, exclusive of amortization and impairment of acquire technologies	191,868	184,418	7,450	4.0%
Amortization of acquired technologies	27,797	28,379	(582)	-2.1%
Impairment of acquired technologies	5,984	—	5,984	NM

Total cost of revenue	225,649	212,797	12,852	6.0%

Gross margin	390,435	356,975	33,460	9.4%
Operating expenses:
Research and development	114,005	108,169	5,836	5.4%
Selling and marketing	82,109	73,830	8,279	11.2%
General and administrative	78,128	65,728	12,400	18.9%
Amortization of intangible assets	81,329	84,335	(3,006)	-3.6%
Impairment	201,066	—	201,066	NM

Total operating expenses	556,637	332,062	224,575	67.6%

Operating (loss) income	(166,202)	24,913	(191,115)	-767.1%
Interest expense	(89,475)	(90,329)	854	-0.9%
(Loss) gain on change in fair value of interest rate swaps	(22,432)	6,890	(29,322)	-425.6%
Other income, net	476	472	4	0.8%

Total other expense	(111,431)	(82,967)	(28,464)	34.3%

Pretax loss	(277,633)	(58,054)	(219,579)	378.2%
Income tax benefit	67,293	3,023	64,270	2126.0%

Net loss	$(210,340)	$(55,031)	$(155,309)	282.2%

Net loss attributable to Class A and Class B common stockholders—basic and diluted:	$(142.28)	$(37.22)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders—basic and diluted:	1,478,350	1,478,373

NM—Not Meaningful

Revenue

Revenue increased by $46.3 million to $616.1 million, or 8.1% for the year ended December 31, 2019, compared to the year ended December 31, 2018. The increase was due to a combination of sales to new customers and increased revenue generated from existing customers, including full year impact of prior year sales, sales of additional products to existing customers and contractual growth. Of the 8.1% increase in total revenue approximately 5% was attributable to existing customer expansion and 4% to new customers, partially offset by a 1% decline in First Party Clinical services.

Cost of Revenue

Cost of revenue increased by $12.9 million to $225.6 million for the year ended December 31, 2019, compared to the year ended December 31, 2018.

Cost of Revenue, exclusive of amortization and impairment of acquired technologies

Cost of revenue, exclusive of amortization and impairment of acquired technologies, increased $7.5 million, or 4.0% for the year ended December 31, 2019, compared to 2018. The increase was due to a $2.6 million increase in royalties paid to third parties due to higher transaction volumes for our software subscription revenue. Cost of revenue for professional services increased $3.6 million due to an increase in fees paid to third parties and the mix of services provided in each year.

Amortization of Acquired Technologies

Amortization of acquired technologies decreased $0.6 million to $27.8 million for the year ended December 31, 2019, compared to 2018, as a result of an impairment charge recognized on September 30, 2019.

Impairment of Acquired Technologies

Impairment of acquired technologies was $6.0 million for the year ended December 31, 2019 due to an impairment charge recognized as a result of a downward revision of future projected earnings and cash flows at one of our reporting units. There was no impairment charge recognized during the year ended December 31, 2018.

Gross Margin

Gross margin increased $33.5 million, or 9.4%, for the year ended December 31, 2019, compared to 2018, primarily due to the continued growth of software subscription revenues. Our gross margin percentage increased from 62.7% for the year ended December 31, 2018 to 63.4% for the year ended December 31, 2019. This increase was primarily due to the increased software subscription revenue and economies of scale resulting from fixed cost arrangements, as well as a change in the mix of services provided in the periods.

Research and Development

Research and development expense increased by $5.8 million to $114.0 million, or 5.4%, for the year ended December 31, 2019, due to a $4.8 million increase in personnel-related costs, including share-based compensation, from increased headcount and a $1.8 million increase in consulting costs, partially offset by a $0.6 million increase in capitalized time related to internally developed software projects.

Selling and Marketing

Selling and marketing expense increased by $8.3 million to $82.1 million, or 11.2%, for the year ended December 31, 2019, compared to 2018, primarily due to a $6.8 million increase in personnel related costs, including sales incentives, share-based compensation and travel costs, a $0.8 million increase in professional service costs and a $0.4 million increase in marketing and event costs.

General and Administrative

General and administrative expense increased by $12.4 million to $78.1 million, or 18.9%, for the year ended December 31, 2019, compared to 2018, primarily due to a $6.2 million increase in external legal fees, a $3.3 million increase in personnel related costs, including share-based compensation, a $1.5 million increase for new SaaS solutions for internal systems and a $1.0 million increase in facilities costs for new office leases.

Amortization of Intangible Assets

Amortization of intangible assets decreased by $3.0 million to $81.3 million for the year ended December 31, 2019, compared to 2018, as a result of the impairment charge recognized in 2019.

Impairment

Impairment was $201.1 million for the year ended December 31, 2019. Impairment includes impairment charges of goodwill and intangibles assets of $25.8 million and $175.3 million, respectively, and was the result of lower forecasted earnings and cash flows for one of the Company’s reporting units. See Note 9 to the CCC consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

Interest Expense

Interest expense decreased by $0.9 million to $89.5 million for the year ended December 31, 2019, compared to 2018 primarily due to interest rate fluctuations.

(Loss) Gain on change in Fair Value of Interest Rate Swaps

(Loss) gain on change in fair value of interest rate swaps expense decreased by $29.3 million to $(22.4) million for the year ended December 31, 2019, compared to 2018, due to a decline in the forward yield curve.

Income Tax Benefit

Income tax benefit increased by $64.3 million to $67.3 million for the year ended December 31, 2019, compared to 2018. Income tax benefit increased primarily due to higher pretax losses resulting from an impairment charge on intangible assets.

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted Gross Margin, and EBITDA and Adjusted EBITDA, which are each non-GAAP measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes and, starting in 2021, for setting management bonus programs. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies, which may present similar non-GAAP financial measures to investors. Our computation of these non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate these measures in the same fashion. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the most directly comparable GAAP measure and a description of the reconciling items and adjustments to derive the non-GAAP measure. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures on a supplemental basis.

Adjusted Gross Margin

We believe that Adjusted Gross Margin, as defined below, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results. Adjusted Gross Margin is defined as gross margin, adjusted for gross margin associated with First Party Clinical Services which was divested as of December 31, 2020, amortization and impairment of acquired technologies, and stock-based compensation, which are not indicative of our recurring core business operating results. The Adjusted Gross Margin percentage is defined as Adjusted Gross Margin divided by Revenue, less First Party Clinical Services divested revenue of $0 and $11,652 for the three months ended March 31, 2021 and 2020, respectively, and $34,742, $46,042 and $51,635 for the fiscal years ended December 31, 2020, 2019 and 2018, respectively (amounts in thousands). Gross margin is the most directly comparable GAAP measure to Adjusted Gross Margin, and you should review the reconciliation of Gross Margin to Adjusted Gross Margin below and not rely on any single financial measure to evaluate our business.

The following table reconciles Gross Margin to Adjusted Gross Margin for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018, respectively:

	Three Months Ended March 31,		Year ended December 31,
(amounts in thousands)	2021	2020	2020	2019	2018
Gross Margin	$113,196	$104,246	$424,346	$390,435	$356,975
First Party Clinical Services—Gross Margin	—	(2,249)	(3,429)	(6,118)	(12,277)
Amortization of acquired technologies	6,580	6,575	26,303	27,797	28,379
Impairment of acquired technologies	—	—	—	5,984	—
Stock-based compensation	219	79	494	485	454

Adjusted Gross Margin	$119,955	$108,651	$447,714	$418,583	$373,531

Gross Margin	72%	65%	67%	63%	63%
Adjusted Gross Margin Percentage	76%	74%	75%	73%	72%

For the three months ended March 31, 2021, Adjusted Gross Margin increased $11.3 million, or 10.4%, while Adjusted Gross Margin Percentage increased 2% to 76%. Each of these increases in Adjusted Gross Margin were primarily due to an increase in software subscription revenue and improved operating leverage.

For the year ended December 31, 2020, Adjusted Gross Margin increased $29.1 million or 7.0% while Adjusted Gross Margin increased 2% to 75%. For the year ended December 31, 2019, Adjusted Gross Margin increased $45.1 million or 12.1% while Adjusted Gross Margin increased 1% to 73%. Each of these increases in adjusted gross margin were primarily due to an increase in software subscription revenue and improved operating leverage.

EBITDA and Adjusted EBITDA

We believe that EBITDA and Adjusted EBITDA, as defined below, are useful in evaluating our operational performance distinct and apart from financing costs, certain expenses and non-operational expenses. EBITDA is defined as net loss adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for asset impairment charges, gain/loss on change in fair value of interest rate swaps, stock-based compensation expense, loss on early extinguishment of debt, business combination transaction costs, lease abandonment charges, lease overlap costs for the incremental expenses associated with the Company’s new corporate headquarters prior to termination of its existing headquarters’ lease, net costs related to divestiture and less revenue and related cost of revenue associated with First Party Clinical Services, which was divested as of December 31, 2020. Net loss is the most directly comparable GAAP measure to Adjusted EBITDA, and you should review the reconciliation of net loss to adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. You should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table reconciles net loss to Adjusted EBITDA for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020, 2019, and 2018, respectively:

	Three Months Ended March 31,		Year ended December 31,
(dollar amounts in thousands)	2021	2020	2020	2019	2018
Net loss	$(5,084)	$(25,252)	$(16,876)	$(210,340)	$(55,031)
Interest expense	18,766	19,157	77,003	89,475	90,329
Income tax benefit	(3,079)	(9,380)	(4,679)	(67,293)	(3,023)
Amortization of intangible assets	18,077	18,077	72,310	81,329	84,335
Amortization of acquired technologies—Cost of revenue	6,580	6,575	26,303	27,797	28,379
Depreciation and amortization related to software, equipment and property	5,153	4,300	17,749	18,391	14,700

EBITDA	40,413	13,477	171,810	(60,641)	159,689
Loss (gain) on change in fair value of interest rate swaps	(3,277)	21,147	13,249	22,432	(6,890)
Impairment charge	—	—	—	207,050	—
Stock-based compensation	12,654	3,230	11,336	7,710	7,542
Loss on early extinguishment of debt	—	8,615	8,615	—	—
Business Combination Transaction costs	3,002	—	1,188	—	—
Lease abandonment	909	—
Lease overlap costs	925	—
Net costs related to divestiture	772	—	35	—	—
First Party Clinical Services—Revenue	—	(11,652)	(34,742)	(46,042)	(51,635)
First Party Clinical Services—Cost of revenue	—	9,403	31,313	39,924	39,357

Adjusted EBITDA	$55,398	$44,220	$202,804	$170,433	$148,063

Adjusted EBITDA increased $11.2 million, or 25.3%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. Adjusted EBITDA increased $32.4 million, or 19.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. Adjusted EBITDA increased $22.4 million, or 15.1% for the year ended December 31, 2019, compared to the year ended December 31, 2018. Changes in each of these periods were driven by increased software subscription revenues from expanding solution adoption among existing customers, existing customer upgrades and sales to new customers and improvement in operating leverage.

Liquidity and Capital Resources

We have financed our operations with cash flows from operations. As of March 31, 2021, and December 31, 2020, the Company had cash and cash equivalents of $59.2 million, and $162.1 million, respectively. The Company had a working capital surplus of $49.1 million at March 31, 2021, and $156.1 million at December 31, 2020, and had an accumulated deficit totaling $269.0 million and $129.4 million at March 31, 2021 and December 31, 2020, respectively. As of March 31, 2021 and December 31, 2020, the Company had $1,332.7 and $1,336.2 million aggregate principal amount outstanding on term loans.

We believe that our existing cash and cash equivalents, our cash flows from operating activities and our borrowing capacity under our revolving credit facilities will be sufficient to fund our operations, fund required long-term debt repayments and meet our commitments for capital expenditures for at least the next twelve months.

Although we are not currently a party to any material definitive agreement regarding potential investments in, or acquisitions of, complementary business, applications or technologies, we may enter into these types of arrangements, which could reduce our cash and cash equivalents or require us to seek additional equity or debt financing. Additional funds from financing arrangements may not be available on terms favorable to us or at all.

Debt

In connection with the Advent Acquisition, we entered into the First Lien Credit Agreement and the Second Lien Credit Agreement.

On February 14, 2020, we refinanced our long-term debt and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the First Lien Credit Agreement’s revolving credit facilities. The proceeds of the incremental term loan were used to repay all outstanding borrowings under the Second Lien Credit Agreement.

The repayment of outstanding borrowings under the Second Lien Credit Agreement was determined to be a debt extinguishment and we recognized an $8.6 million loss on early extinguishment of debt during the three months ended March 31, 2020.

First Lien Credit Agreement. The First Lien Credit Agreement initially consisted of a $1.0 billion term loan (“First Lien Term Loan”), a $65.0 million Dollar revolving credit facility (“Dollar Revolver”), and a $35.0 million multicurrency revolving credit facility (“Multicurrency Revolver” and together with the Dollar Revolver, the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolver. We received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.

The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. We received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million. The First Lien Amendment reduced the amount of commitments under each of the Dollar Revolver and the Multicurrency Revolver to $59.3 million and $32.0 million, respectively, and extended the maturity of a portion of the commitments under each revolving credit facility. Pursuant to the First Lien Amendment, the non-extended Dollar Revolver and non-extended Multicurrency Revolver consist of commitments of $8.1 million and $4.4 million, respectively, which mature on April 27, 2022. The extended Dollar Revolver and extended Multicurrency Revolver consist of commitments of $51.2 million and $27.6 million, respectively, which mature on October 27, 2023.

The First Lien Term Loan matures on April 27, 2024. The First Lien Term Loan requires (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on April 27, 2024. The First Lien Term Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by us, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. The annual excess cash flow for the year ended December 31, 2020 required a principal prepayment. As of March 31, 2021, $1.5 million remained outstanding. The annual excess cash flow calculation for the year ended December 31, 2019 did not require a principal prepayment and none were outstanding as of March 31, 2020.

As of March 31, 2021 and December 31, 2020, the amount outstanding under the First Lien Term Loan was $1,332.7 million and $1,336.2 million, respectively.

Amounts outstanding under the First Lien Credit Agreement primarily bear interest at a variable rate which may be based on the LIBOR, plus a variable margin based upon the Company’s first lien leverage ratio, as defined in the First Lien Credit Agreement. Outstanding borrowings under the First Lien Term Loan bore interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s first lien leverage ratio. A quarterly commitment fee of up to 0.50% based upon the Company’s first lien leverage ratio (as defined in and as further set forth in the First Lien Credit Agreement) is payable on the unused portion of the First Lien Revolver.

During the three months ended March 31, 2021, and 2020 the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.2%, respectively. During the years ended December 31, 2020, 2019, and 2018, the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1%, 4.2% and 5.2%, respectively.

Borrowings under the First Lien Credit Agreement are guaranteed by Cypress Intermediate Holdings II, Inc. and certain of its U.S. subsidiaries. The First Lien Credit Agreement is secured by a first priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.

The First Lien Credit Agreement contains representations and warranties, and affirmative and negative covenants, customary for a financing of this type. We were in compliance with all affirmative and negative covenants during the three months ended March 31, 2021 and 2020, and the years ended December 31, 2020, 2019, and 2018. We are subject to a springing first lien leverage test under the First Lien Credit Agreement with respect to the First Lien Revolver, tested quarterly, only if a minimum of 35.0% of the First Lien Revolver borrowings (subject to certain exclusions set forth in the First Lien Credit Agreement) are outstanding at the end of a fiscal quarter. We were in compliance with the first lien leverage test during the quarter ended March 31, 2020. Borrowings under our First Lien Revolvers did not exceed 35% of the aggregate commitments and we were not subject to the first lien leverage test for fiscal quarters ended after March 31, 2020.

Second Lien Credit Agreement. The Second Lien Credit Agreement consisted of a $375.0 million term loan (“Second Lien Term Loan”). We received proceeds of $372.2 million, net of discount of $2.8 million, related to the Second Lien Term Loan.

In February 2020, using the proceeds from the incremental term loan provided in the First Lien Amendment, we fully repaid the outstanding balance on the Second Lien Term Loan (see Note 13 to the CCC condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information).

Amounts outstanding under the Second Lien Term Loan during the year ended December 31, 2020 (including as of the three months ended March 31, 2020) and during the year ended December 31, 2019 bore interest at a variable rate of LIBOR, plus 6.75%. During the years ended December 31, 2020 and 2019, the weighted-average interest rate on the Second Lien Term Loan was 8.6% and 9.1%, respectively.

The Second Lien Credit Agreement contains representations and warranties, and affirmative and negative covenants, customary for a financing of this type. We were in compliance with all affirmative and negative covenants prior to repayment in February 2020.

Interest Rate Swap Agreements. In June 2017, we entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce our exposure to the variability from future cash flows resulting from interest rate risk related to our floating rate long-term debt. The aggregate notional amount of the Swap Agreements totaled $777.7 million at March 31, 2021 and December 31, 2020. The Swap Agreements expire in June 2022.

Cash Flows

The following table provides a summary of cash flow data for the three months ended March 31, 2021 and 2020:

	For the three months ended March 31,
(dollar amounts in thousands)	2021	2020
Net cash provided by operating activities	$38,234	$9,101
Net cash used in investing activities	(4,686)	(6,004)
Net cash (used in) provided by financing activities	(136,501)	70,638
Net effect of exchange rate change	9	(26)

Change in cash, cash equivalents and restricted cash	$(102,944)	$73,709

2021

Net cash provided by operating activities was $38.2 million for the three months ended March 31, 2021. Net cash provided by operating activities consisted of net loss of $5.1 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments included stock-based compensation expense of $12.7 million, depreciation and amortization of $29.8 million, deferred income tax benefits of ($6.1) million, amortization of deferred financing fees and debt discount of $1.3 million, change in fair value of interest rate swaps of ($3.3) million and $0.9 million in non-cash lease expense. The change in net operating assets and liabilities was primarily a result of a decrease in accounts receivable of $6.2 million due to timing of receipts of payments from customers, an increase in accounts payable of $4.3 million due to timing of cash disbursements and an increase in deferred revenue of $1.6 million due to timing of customer receipts and revenue recognition, partially offset by a decrease in accrued expenses of $4.3 million due to timing of cash disbursements and employee incentive plan payments and an increase in income taxes of $0.9 million due to timing of tax payments. Net changes in working capital provided cash of $5.8 million.

Net cash used in investing activities was $4.7 million for the three months ended March 31, 2021. Net cash used in investing activities was primarily related to capitalized time on internally developed software projects and purchases of software, equipment and property of $4.6 million.

Net cash used in financing activities was $136.5 million for the three months ended March 31, 2021. Net cash used in financing activities was primarily related to a dividend to shareholders of $134.5 million and principal payments on long-term debt of $3.5 million, partially offset by $1.5 million of proceeds from the issuances of common stock.

2020

Net cash provided by operating activities was $9.1 million for the three months ended March 31, 2020. Net cash provided by operating activities consists of net loss of $25.3 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $3.2 million, depreciation and amortization of $29.0 million, deferred income taxes of ($12.9) million, amortization of deferred financing fees and debt discount of $1.2 million, loss on early extinguishment of debt of $8.6 million and change in fair value of interest rate swaps of $21.1 million. The change in net operating assets and liabilities was primarily a result of a decrease in accrued expenses of $19.1 million due to the timing of employee incentive plan payments and an increase in deferred contract costs of $0.5 million due to the payment of employee sales incentives, partially offset by an increase in income taxes of $3.5 million due to timing of payments. Net changes in working capital used cash of ($14.1) million.

Net cash used in investing activities was $6.0 million for the three months ended March 31, 2020. Net cash used in investing activities is primarily related to capitalized time on internally developed software projects and purchases of software, equipment and property of $5.4 million.

Net cash provided by financing activities was $70.6 million for the three months ended March 31, 2020. Net cash provided by financing activities was impacted by the Company’s long-term debt refinancing which provided cash proceeds through an incremental term loan of $369.8 million, net of fees paid to lender, and repaid the outstanding balance on its Second Lien Term Loan of $375.0 million. Additionally, during the three months ended March 31, 2020, the Company made its scheduled long-term debt principal payment of $3.5 million, borrowed $65.0 million on its revolving lines of credit and received $14.2 million of proceeds from the issuance of a non-controlling interest in a subsidiary.

The following table provides a summary of cash flow data for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
(dollar amounts in thousands)	2020	2019	2018
Net cash provided by operating activities	$103,943	$66,301	$72,286
Net cash used in investing activities	(30,667)	(21,055)	(20,179)
Net cash used in financing activities	(4,421)	(9,428)	(60,100)
Net effect of exchange rate change	62	(70)	(77)

Change in cash, cash equivalents and restricted cash	$68,917	$35,748	$(8,070)

2020

Net cash provided by operating activities was $103.9 million for the year ended December 31, 2020. Net cash provided by operating activities consists of net loss of $16.9 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $11.3 million, depreciation and amortization of $116.4 million, deferred income tax benefits of ($11.1) million, amortization of deferred financing fees of $4.6 million, loss on early extinguishment of debt of $8.6 million, change in fair value of interest rate swaps of $13.2 million and a gain on divestiture of ($3.8) million. The change in net operating assets and liabilities was primarily a result of an increase in deferred contract costs of $3.0 million due to the payment of employee sales incentives, an increase in accounts receivable of $10.6 million due to timing of receipts of payments from customers, and an increase in prepayments and other assets of $15.7 million due to non-trade receivables and timing of payments for prepaid and other deferred costs, partially offset by an increase in income taxes of $6.7 million due to timing of tax payments. Net changes in working capital used cash of ($12.1) million.

Net cash used in investing activities was $30.7 million for the year ended December 31, 2020. Net cash used in investing activities is primarily related to capitalized time on internally developed software projects and purchases of software, equipment and property of $30.1 million.

Net cash used in financing activities was $4.4 million for the year ended December 31, 2020. Net cash used in financing activities was primarily related to principal repayments on long-term debt of $ 388.8 million, including the repayment of the Second Lien Term Loan of $375.0 million, partially offset by additional borrowings from the incremental term loan under the First Lien Credit Agreement, net of fees paid to the lender, of $369.8 million and $14.2 million of proceeds from the issuance of a non-controlling interest in a subsidiary.

2019

Net cash provided by operating activities was $66.3 million for the year ended December 31, 2019. Net cash provided by operating activities consisted of net loss of $210.3 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments included stock-based compensation expense of $7.1 million, depreciation and amortization of $127.5 million, impairment of goodwill and intangible assets of $207.1 million, deferred income taxes of ($84.3) million, amortization of deferred financing fees of $4.8 million and change in fair value of interest rate swaps of $22.4 million. The change in net operating assets and liabilities was primarily a result of an increase in deferred contract costs of $7.3 million due to the payment of employee sales incentives, an increase in accounts receivable of $4.5 million due to timing of receipts of payments from customers, and an increase in prepayments and other assets of $5.9 million, partially offset by an increase in accounts payable of $4.5 million due to timing of cash disbursements. Net changes in working capital used cash of ($6.1) million.

Net cash used in investing activities was $21.1 million for the year ended December 31, 2019. Net cash used in investing activities was primarily related to purchases of software, equipment and property of $20.5 million.

Net cash used in financing activities was $9.4 million for the year ended December 31, 2019. Net cash used in financing activities was primarily related to principal payments on long term debt of $10.0 million partially offset by proceeds from company stock option exercises of $0.7 million.

2018

Net cash provided by operating activities was $72.3 million for the year ended December 31, 2018. Net cash provided by operating activities consisted of net loss of $55.0 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments included stock-based compensation expense of $7.2 million, depreciation and amortization of $127.4 million, deferred income taxes of ($3.7) million, amortization of deferred financing fees of $4.7 million and change in fair value of interest rate swaps of ($6.9) million. The change in net operating assets and liabilities was primarily a result of an increase in other assets of $4.4 million due to the payment of customer contract incentives and a decrease of $1.6 million accrued expenses due to timing of payments to vendors, partially offset by an increase in other liabilities of $1.7 million due to installment payments on software and SaaS contracts, and an increase in accounts payable of $2.3 million due to timing of cash disbursements. Net changes in working capital provided cash of $0.8 million.

Net cash used in investing activities was $20.2 million for the year ended December 31, 2018 related to purchases of software, equipment and property, including capitalized internally developed software costs.

Net cash used in financing activities was $60.1 million for the year ended December 31, 2018. Net cash used in financing activities was primarily related to principal payments on long term debt of $10.0 million and a dividend to stockholders of $50.0 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of March 31, 2021, and the years in which these obligations are due:

(dollar amounts in thousands)	Total	2021	2022-2023	2024-2025	Subsequent to 2025
Long-term debt obligations(1)	$1,332,692	$10,385	$27,692	$1,294,615	$—
Scheduled interest payments(1)	178,576	50,106	111,794	16,676	—
Operating lease obligations(2)	106,021	8,476	14,691	14,438	68,416
Purchase obligations(3)	148,696	13,861	48,770	26,665	59,400
Licensing agreement(4)	52,867	3,688	9,836	9,836	29,507

Total	$1,818,852	$86,516	$212,783	$1,362,230	$157,323

(1)

Includes scheduled principal and interest payments at existing rates at March 31, 2021 and assumes no non-mandatory prepayments. Obligations that are repayable prior to maturity at our option are reflected at their contractual maturity date. See Note 13 to the CCC condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

(2)

Includes leases of facilities that expire at various dates through 2037. See Note 9 to the CCC condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

(3)

Includes long-term agreements with suppliers and other parties related to licensing data used in our services, outsourced data center, disaster recovery, and SaaS offerings. See Note 19 to the CCC condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

(4)

A licensing agreement with a third party to obtain a perpetual software license (“Licensing Agreement”) for a database structure, tools, and historical claims data used within the Company’s software. Payments include principal and imputed interest through the contract termination date in December 2031. See Note 14 to the CCC condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information

Off-Balance Sheet Arrangements

During 2020, we issued a standby letter of credit in association with the operating lease for our new corporate headquarters. The total amount outstanding at March 31, 2021 and December 31, 2020 was $0.7 million.

We have not engaged in any additional off-balance sheet arrangements, as defined in the rules and regulations of the SEC, as of and during the three months ended March 31, 2021 and 2020, and during the year ended December 31, 2020.

Emerging Growth Company Status

In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

The Company is an emerging growth company, as defined in the JOBS Act, and has elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS

Act. As a result, the CCC Consolidated Financial Statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. As described in “Recently Adopted Accounting Policies” in CCC’s audited and unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus, the Company early adopted multiple accounting standards, as the JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an emerging growth company.

Recent Accounting Pronouncements

See Note 2 to the CCC audited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosures. Our estimates are based on our historical experience, trends and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these judgments and estimates under different assumptions or conditions and any such differences may be material.

For information on our significant accounting policies, see Note 2 to the CCC audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

We believe the following critical accounting policies affect our most significant judgments and estimates used in preparation of our consolidated financial statements:

•	Revenue Recognition

•	Valuation of Goodwill and Intangible Assets

•	Stock-based Compensation

Revenue Recognition

Revenue recognition requires judgment and the use of estimates. The Company generates revenue from subscription-based contracts that are billed either on a subscription or transactional basis. Revenue is derived from the sale of software subscriptions, and other revenue, primarily professional services.

The estimates and assumptions requiring significant judgment under our revenue recognition policy in accordance with FASB ASC 606 are as follows:

Determine the transaction price

The transaction price is determined based on the consideration to which we expect to be entitled in exchange for services to the customer. Variable consideration is included in the transaction price if, in our judgment, it is probable that no significant future reversal of cumulative revenue under the contract will occur. The sale of our software subscriptions may include variable consideration related to usage-based contracts and provisions for additional fees when the volume of a customer’s transactions exceeds agreed upon maximums within defined reporting periods. We estimate variable consideration based on the most likely amount, to the extent that a significant revenue reversal is not probable to occur.

The Company may occasionally recognize an adjustment in revenue in the current period for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the three months ended March 31, 2021 and 2020, and the years ended December 31, 2020, and 2019, the impact on revenue recognized in the respective period, from performance obligations partially or fully satisfied in the previous period, was not significant.

Determine the amortizable life of contract assets

Sales commissions earned by our sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit that we have determined to generally be between three and five years. We determined the period of benefit by taking into consideration our customer contracts, our technology, and other factors. Most often with larger customers, a new contract or amended master agreement will not include a renewal period that requires assessment of whether the new business and renewal business commissions are commensurate. This is because the solutions and services offered as part of the new contract or amended agreement will be different from the original due to changes in technology and offerings. While the renewal period may be reached, most often a new multi-year agreement is signed that includes new services and features which will pay out a commission on the new services and features at the new business percentage and the renewal services and features at the renewal commission percentage. In situations when the renewal period is triggered, it is typically with smaller customers where the sales commission paid is insignificant. Thus, sales commissions are amortized on a systematic basis over three to five years which corresponds to the period and pattern in which revenue is recognized. Sales commissions for renewal contracts are deferred and then amortized on a straight-line basis over the related contractual renewal period. Amortization expense is included in selling and marketing expenses on the consolidated statements of operations and comprehensive loss.

Valuation of Goodwill and Intangible Assets

We perform an annual assessment for impairment of goodwill and indefinite-lived intangible assets as of September 30 each fiscal year, or whenever events occur or circumstances indicate that it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is below its carrying value.

In 2020, 2019 and 2018, we performed a quantitative goodwill impairment test, in which we compared the fair value of our reporting units, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill. If the fair value of a reporting unit exceeds their respective carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss.

The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment. In estimating the fair value of a reporting unit for the purposes of our annual or periodic impairment analyses, we make estimates and significant judgments about the future cash flows of that reporting unit. Our cash flow forecasts are based on assumptions that represent the highest and best use for our reporting units. Changes in judgment on these assumptions and estimates could result in goodwill impairment charges. We believe that the assumptions and estimates utilized are appropriate based on the information available to management.

We have three reporting units for purposes of analyzing goodwill. No goodwill impairments were recorded during the three months ended March 31, 2021 and 2020 and the year ended December 31, 2020.

Based on the results of our assessment performed as of September 30, 2019, which included downward revisions to future projected earnings and cash flows of one of our reporting units, it was determined that the carrying value of goodwill was impaired and the Company recorded an impairment charge to goodwill of $25.8 million. No goodwill impairments were recorded during the year ended December 31, 2018.

Intangible assets with finite lives and software, equipment and property are amortized or depreciated over their estimated useful life on a straight-line basis. We monitor conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization or depreciation period. We test these assets for potential impairment whenever our management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset’s useful life and the impact of an event or circumstance on either an asset’s useful life or carrying value involve significant judgment regarding estimates of the future cash flows associated with each asset.

There was no impairment charge recorded during the three months ended March 31, 2021 and 2020, respectively, and for the year ended December 31, 2020. During the year ended December 31, 2019, the Company recorded an impairment charge to one of its reporting unit’s customer relationships and acquired technology intangible assets. The Company’s forecasted future revenue and expense cash flow streams indicated the carrying amounts of the intangible assets were not recoverable and therefore the Company recorded an impairment charge of $181.3 million. There was no impairment charge recorded during the year ended December 31, 2018.

Stock-based Compensation

The Company accounts for stock-based compensation plans in accordance with ASC 718, Compensation—Stock Compensation, which requires the recognition of expense measured based on the grant date fair value of the stock-based compensation awards. The grant date fair value of our time-based awards is determined using the Black-Scholes option-pricing model. For stock-based awards with only service conditions, we recognize stock-based compensation expense on a straight-line basis over the requisite service period and account for forfeitures as they occur. For our awards that vest subject to a performance condition and a market condition, the fair value at grant date is determined using a Monte Carlo simulation model. The determination of the grant date fair value is affected by assumptions regarding a number of complex and subjective variables, including expected stock price volatility over the expected term of the award, the risk-free interest rate for the expected term of the award and expected dividends. The stock-based compensation awards that are subject to a performance condition and a market condition will be expensed when the performance targets are considered probable of being achieved. The market condition of these awards impacts the fair value at grant date and is the reason the Monte Carlo simulation is utilized to determine fair value.

Key assumptions used in both valuation models include:

•

Fair Value of Common Stock—As there has been no public market for our common stock, for all periods included in our financial statements, fair values of the shares of common stock underlying our stock-based awards were estimated on each grant date by our board of directors. Our board of directors, with input from management considered, among other things, valuations of our common stock, which were prepared in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation as well as the Advent Transaction for grants in 2017.

•

Expected Term—The expected term represents the period that stock-based awards are expected to be outstanding and, for time-based awards, is determined using the simplified method that uses the weighted average of the time-to-vesting and the contractual life of the awards.

•

Expected Volatility—Since we are privately held and do not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty.

•	Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of awards.

•

Expected Dividend Yield—Historically, we have not paid regular dividends on our common stock and have no plans to pay dividends on our common stock on a regular basis. We do not have a dividend policy. Therefore, we used an expected dividend yield of zero.

See Note 18 to our condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information concerning certain of the specific assumptions we used in applying the Black-Scholes and Monte Carlo option pricing models to determine the estimated fair value of our stock options granted. Some of these assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

We are exposed to market risk related to changes in interest rates on $1,332.7 million of borrowings at March 31, 2021, that are floating rate obligations. These market risks result primarily from changes in LIBOR or prime rates.

Interest rate fluctuations can affect the fair value of our floating rate debt, as well as earnings and cash flows. If market interest rates rise, our earnings and cash flows could be adversely affected by an increase in interest expense. In contrast, lower interest rates may reduce our borrowing costs and improve our operational results. We continuously monitor our interest rate exposure and have elected to use derivative instruments to manage interest rate risk associated with floating rate debt.

In June 2017, we entered into three floating-to-fixed interest rate swap agreements related to a portion of our floating rate indebtedness. At March 31, 2021, December 31, 2020 and 2019, the notional amount of the interest rate swap agreements was $777.7 million, $777.7 million, and $864.9 million, respectively. The interest rate swaps agreements expire in June 2022.

As of March 31, 2021, a 100 basis point increase in interest rates would increase annual interest expense by $5.6 million after considering the effect of this hypothetical change on our floating rate debt and swap agreements.

Inflation Risk

CCC does not believe that inflation has had, or currently has, a material effect on its business.

Foreign Currency Risk

Our reporting currency is the U.S. dollar, however for operations located in China, the functional currency is the local currency. Although we have experienced and will continue to experience fluctuations in our net income

(loss) as a result of transaction gains (losses) related to transactions denominated in currencies other than the U.S. dollar, we believe that a 10% change in foreign exchange rates would not have a material impact on our results of operations for the three months ended March 31, 2021, and 2020 and for the years ended December 31, 2020, 2019 and 2018.

CCC’S EXECUTIVE AND DIRECTOR COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “CCC,” “we,” “us” or “our” refers to CCC and its consolidated subsidiaries prior to the consummation of the Business Combination and to New CCC and its consolidated subsidiaries following the Business Combination.

Introduction

This section provides an overview of CCC’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

As of December 31, 2020, CCC’s named executive officers (“Named Executive Officers” or “NEOs”) were:

•	Githesh Ramamurthy, Chairman and Chief Executive Officer,

•	Brian Herb, Executive Vice President, Chief Financial and Administrative Officer, and

•

Barrett Callaghan, General Manager and Senior Vice President of Insurance Services (Mr. Callaghan was promoted on February 3, 2021 to Executive Vice President, Markets and Customer Success for the Insurance, Automotive, and OEM markets.)

The objective of CCC’s compensation program is to provide a total compensation package to each NEO that will enable CCC to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for the attainment of performance goals. The compensation committee of CCC has historically determined the compensation for the NEOs.

Summary Compensation Table

The following table provides information concerning the annual compensation for services provided to CCC by our NEOs for the year ended December 31, 2020.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(5) ($)	Total ($)
Githesh Ramamurthy Chairman and Chief Executive Officer	2020	782,661				704,590	15,723	1,502,974
Brian Herb Executive Vice President, Chief Financial and Administrative Officer	2020	473,846	300,000	1,560,000	1,494,480	247,500	20,805	4,096,631
Barrett Callaghan GM and SVP, Insurance Services	2020	377,478			459,840	212,390	16,545	1,066,253

(1)

The amounts shown in this column reflect all salary earned during the fiscal year. Mr. Herb was hired by CCC as Executive Vice President, Chief Financial and Administrative Officer on February 18, 2020.

(2)

The amount in this column represents the $300,000 sign-on cash bonus paid to Mr. Herb in connection with the commencement of his employment with CCC as Executive Vice President, Chief Financial and Administrative Officer.

(3)

The amount in this column represents the grant date fair value of the 1,000 unrestricted shares of common stock of CCC awarded to Mr. Herb in connection with the commencement of his employment with CCC. Valuation of the unrestricted common stock of CCC was determined based on the fair market value of a share of CCC common stock on the grant date.

(4)

These amounts represent the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. A discussion of CCC’s methodology for determining grant date fair value may be found in Note 17 to our consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards.

(5)	All Other Compensation for 2020 for the NEOs is comprised of the following:

All Other Compensation Table	Year	Individual Supplemental Disability Premiums ($)	401(K) Match ($)	Health Club Reimbursement ($)	Health Club Gross Up ($)	Merchandise Mart Parking Reimbursement ($)	Merchandise Mart Parking Gross Up ($)	Loan Interest Reimbursement (1) ($)	Loan Interest Reimbursement Gross Up ($)	Total ($)
Githesh Ramamurthy Chairman and Chief Executive Officer	2020	5,100	8,250	122	44	1,560	646			15,723
Brian Herb Executive Vice President & Chief Financial Officer	2020	738	8,250			1,300	1,034	5,282	4,201	20,805
Barrett Callaghan GM & SVP, Insurance Services	2020	4,396	8,250	1,197	496	1,560	647			16,545

(1)

These amounts represent a $5,282 payment to Mr. Herb in September of 2020 for reimbursement of loan interest expense related to his borrowings for tax obligations in connection with the 2020 stock grant and $4,201 for a tax gross up on this reimbursement.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the NEOs as of December 31, 2020.

			Option Awards(1)
			Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Grant Date		Exercisable (#)	Unexercisable (#)
Githesh Ramamurthy	7/10/2017	(2)	16,500	11,000		$966.18	7/10/2027
Chairman and Chief Executive Officer	7/10/2017	(3)			27,500	$966.18	7/10/2027
Brian Herb	4/1/2020	(2)	0	1,625		$1,560.00	4/1/2030
Executive Vice President & Chief Financial Officer	4/1/2020	(3)			1,625	$1,560.00	4/1/2030
Barrett Callaghan	7/10/2017	(2)	1,500	1,000		$966.18	7/10/2027
General Manager & Senior Vice President, Insurance Services	7/10/2017	(3)			2,500	$966.18	7/10/2027
	4/1/2020	(2)	0	500		$1,560.00	4/1/2030
	4/1/2020	(3)			500	$1,560.00	4/1/2030

(1)

All of the outstanding equity awards were granted under the 2017 Stock Option Plan of Cypress Holdings, Inc. (the “2017 Stock Option Plan”). In connection with the Business Combination, each equity award of CCC outstanding immediately prior to the Effective Time will be exchanged for comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock. For more information on the conversion of equity awards, see “Business Combination Proposal--Consideration to CCC Equityholders in the Business Combination.”

(2)

The options in these rows vest in equal annual installments over the five-year period beginning on the grant date, subject to the optionholder’s continued employment with CCC or one of its subsidiaries through the applicable vesting date.

(3)

The options in these rows vest based on the return on investment received by certain of CCC’s shareholders in a merger, sale or other similar transaction or based upon CCC’s valuation on an initial public offering assuming all of such investors’ shares had been sold (a “Sponsor Return”), with (a) 33.34% vesting upon a Sponsor Return of 2.0x, (b) 33.33% vesting upon a Sponsor Return of 2.5x and (c) 33.33% vesting upon a Sponsor Return of 3.0x; subject in each case to the optionholder remaining employed by CCC or one of its subsidiaries through the applicable vesting date. In addition, any portion of an option that does not vest at the time of our initial public offering because the performance hurdle has not been achieved shall convert to a Time-vested Option (as defined below) and shall vest as to 1/12th of such converted time-vested option on each three-month anniversary of the date of the initial public offering. The Performance-vested Options will be deemed to vest on the Closing of the Business Combination as if the transaction had been an initial public offering. Based on the current fair market value of the common stock of CCC, we expect that 100% of the Performance-vested Options shall become vested on the Closing of the Business Combination and 0% shall convert to Time-vested Options.

2020 Compensation

For 2020, the compensation program for the NEOs consisted of a base salary and incentive compensation delivered in the form of an annual cash bonus, time- and performance-based stock option awards, and a one-time sign-on (in the case of Mr. Herb who was hired as our Executive Vice President and Chief Financial and Administrative Officer in February 2020), each as described below:

Base Salary. Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Annual Incentive Plan. The annual incentive plan provides for cash incentive awards determined pursuant to a formulaic plan based on the applicable employee’s pre-defined target cash incentive and the Board’s determination of the appropriate awards for the applicable year, as may be adjusted up or down by an individual performance multiplier determined by the compensation committee. Under the annual incentive plan, each of the NEOs were eligible for a target cash incentive set at 100% of base salary for Mr. Ramamurthy and 50% of base salary for each of Messrs. Herb and Callaghan. The financial performance measures for 2020 were as follows: Revenue, adjusted EBITDA, and Revenue Exit Run Rate (defined as projected revenue for the subsequent year based on existing revenue run rate and new signings). The Board of Directors determined that the Company should allocate 75% of the 2020 annual incentive plan, and approved payment of 2020 annual incentive awards, paid in March 2021, as follows:

•	Mr. Ramamurthy received 90% of his target cash incentive (75% company performance and 120% individual performance multiplier).

•	Mr. Herb received 90% of his target cash incentive (75% company performance and 120% individual performance multiplier).

•	Mr. Callaghan received 113% of his target cash incentive (75% company performance and 150% individual performance multiplier).

Sign-On Cash Bonus. As a recruitment incentive, and to offset compensation that Mr. Herb would have otherwise earned had he not joined CCC, Mr. Herb was paid a sign-on cash bonus of $300,000 following his start of employment at CCC. This bonus replaced the bonus he was to have earned from his former employer in the second quarter of 2020.

Equity-Based Compensation. The CCC Compensation Committee granted stock options to two of our NEOs in April 2020 under two programs within the 2017 Stock Option Plan, as described below:

•

Time-Vested Stock Options—Time-vested stock options (“Time-vested Options”) were granted to Messrs. Herb and Callaghan which vest in equal annual installments over five years following grant, subject to continued employment with CCC or one of its subsidiaries through each such date. The exercise price of the Time-vested Options was $1,560 per share, which was the fair market value of a share of common stock of CCC on the date of grant.

•

Performance-Vested Stock Options—Performance-based stock options (“Performance-vested Options”) were granted to Messrs. Herb and Callaghan that become eligible to vest upon a Sponsor Return, with (a) 33.34% vesting upon a Sponsor Return of 2.0x, (b) 33.33% vesting upon a Sponsor Return of 2.5x and (c) 33.33% vesting upon a Sponsor Return of 3.0x, subject in each case to the optionholder remaining employed by CCC or one of its subsidiaries through the applicable vesting date. In addition, if the Performance-vested Options vest on an initial public offering, any portion of an options that does not vest based upon the performance hurdle shall convert to a Time-vested Option and shall vest as to 1/12th of such converted Time-vested Option on each three-month anniversary of the date of the initial public offering, subject to the optionholder’s continued employment with CCC or one of its subsidiaries through the applicable vesting date. The exercise price of the Performance-vested Options was $1,560 per share, which was the fair market value of a share of common stock of CCC on the date of grant. The Performance-vested Options will be deemed to vest on the Closing of the Business Combination as if the transaction had been an initial public offering. Based on the current fair market value of the shares of common stock of CCC, we expect that 100% of the Performance-vested Options shall become vested on the Closing of the Business Combination and 0% shall convert to Time-vested Options.

Brian Herb Stock Grant. 1,000 unrestricted shares of common stock of CCC were awarded to Mr. Herb in connection with the commencement of his employment with CCC.

Executive Employment Arrangements

We have entered into employment agreements with each of our NEOs, and the details of such agreements are described below.

Githesh Ramamurthy

In April 2017, Githesh Ramamurthy entered into an employment agreement with Cypress Intermediate Holdings, III, Inc. (“Cypress”) to serve as CCC’s Chief Executive Officer. Mr. Ramamurthy’s employment will continue until terminated in accordance with the terms of his employment agreement. Mr. Ramamurthy’s employment agreement provides for an initial annual base salary of $721,092.03, subject to annual review and increase from time to time, and an annual target bonus opportunity of 100% of base salary. Mr. Ramamurthy’s annual base salary was increased to $787,957 as of March 22, 2020. Mr. Ramamurthy is eligible for an additional increase in base salary in March 2021. In the event Mr. Ramamurthy is terminated without cause or he resigns for good reason (each as described generally below and defined in the agreement), he is eligible to receive payment in cash equal to two times the sum of his base salary and target bonus at the time of termination paid out in equal monthly installments over 24 months, a lump sum payment equal to a pro rata portion of the amount of the annual cash bonus that he would have been entitled to had his employment terminated after the bonus payment date, and subsidized COBRA premiums for up to 24 months, subject in each case to his timely execution and non-revocation of a general release of claims in favor of Cypress and compliance with the terms of the employment agreement (including the restrictive covenants contained therein). Under the employment agreement, Mr. Ramamurthy is also subject to certain restrictive covenants, including perpetual confidentiality obligations and a 24-month post-employment non-compete and non-solicitation of customers and employees.

For the purposes of Mr. Ramamurthy’s employment agreement, “cause” generally means his (i) gross negligence or willful and continued failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) willful misconduct which is demonstrably and materially injurious to Cypress ; (iii) engagement in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of senior executives; or (iv) commission of a material act of dishonesty or breach of trust resulting or intending to result in his personal benefit or enrichment at the expense of Cypress. For the purposes of Mr. Ramamurthy’s employment agreement, “good reason” generally means his voluntary resignation within 90 days following the existence of one or more of the following conditions: (i) material change or reduction or alteration in his duties, authorities, responsibilities and status from those in effect at the time he became CEO of CCC, with the result that he makes a good faith determination (by written notice to the board of directors) that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately prior to such material diminution; (ii) the failure of Cypress to comply with the compensation-related provisions of his employment agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is promptly remedied after receipt of written notice; (iii) a change in his reporting responsibilities such that he no longer reports to the board of directors of Cypress; or (iv) he is required to relocate his personal residence outside of a fifty-mile radius of Cypress’s principal place of business. In order to resign for “good reason,” Mr. Ramamurthy must provide written notice of his intention to resign for “good reason” to the board of directors and Cypress must fail to cure the circumstances giving rise to “good reason” within 30 days from receipt of such notice.

In January 2021, Mr. Ramamurthy received a performance-based stock grant of 2,595 shares of common stock of CCC under a subscription agreement and a grant of options to purchase 1,298 shares of common stock of CCC under the 2017 Stock Option Plan, with an exercise price equal to $3,100 per share, together representing approximately 3.8% of his overall holding of stock and options.

In March 2021, the Compensation Committee approved a transaction bonus of $675,000 for Mr. Ramamurthy, payable in connection with and at the time of the consummation of the Business Combination.

Brian Herb

In February 2020 in connection with his commencement of employment as Chief Financial Officer, Mr. Herb entered into an employment agreement with CCC. The employment agreement with Mr. Herb provides for an annual base salary of $550,000, subject to annual review and increase from time to time and an annual target bonus opportunity of 50% of base salary. Mr. Herb is eligible for an increase in base salary in March 2021. Mr. Herb was also entitled to the sign-on payment described above under “Sign-On Cash Bonus.” In the event Mr. Herb is terminated without cause or he resigns for good reason (each as described generally below and defined in the agreement), he is eligible to receive payment in cash equal to one times the sum of his base salary at the time of termination paid out in equal monthly installments over 12 months, a lump sum payment equal to the greater of his pro rata target bonus or the amount of the actual annual cash bonus that Mr. Herb would have been entitled to had his employment terminated after the bonus payment date, and subsidized COBRA premiums for up to 12 months, subject in each case to his timely execution and non-revocation of a general release of claims in favor of CCC and compliance with the terms of the employment agreement (including the restrictive covenants contained therein). Under the employment agreement, Mr. Herb is also subject to certain restrictive covenants, including perpetual confidentiality obligations a 12-month post-employment non-compete and non-solicitation of customers and employees.

In March 2021, the Compensation Committee approved a transaction bonus of $600,000 for Mr. Herb, payable in connection with and at the time of the consummation of the Business Combination.

Barrett Callaghan

In April 2017, Mr. Callaghan entered into an employment agreement with Cypress in connection with his appointment as General Manager and Senior Vice President of Insurance Services Group. The employment agreement with Mr. Callaghan provides for an initial annual base salary of $347,783.10, subject to increase from time to time and an annual target bonus opportunity of 50% of base salary. Mr. Callaghan’s annual base salary was increased to $380,031 as of March 22, 2020. Mr. Callaghan is eligible for an additional increase in base salary in March 2021. In the event Mr. Callaghan is terminated without cause or he resigns from his position for good reason (each as described generally below and defined in the agreement), he is eligible to receive payment in cash equal to one times the sum of his base salary at the time of termination paid out in equal monthly installments over 12 months, a lump sum payment equal to the greater of his pro rata target bonus or the amount of the actual annual cash bonus that he would have been entitled to had his employment terminated after the bonus payment date, and subsidized COBRA premiums for up to 12 months, subject in each case to his timely execution and non-revocation of a general release of claims in favor of Cypress and compliance with the terms of the employment agreement (including the restrictive covenants contained therein). Under the employment agreement, Mr. Callaghan is also subject to certain restrictive covenants, including perpetual confidentiality obligations and a 12-month post-employment non-compete and non-solicitation of customers and employees.

For the purposes of Mr. Herb’s and Mr. Callaghan’s employment agreements, “cause” generally means Mr. Herb’s or Mr. Callaghan’s (i) conviction of, or plea of guilty or no contest to any felony; (ii) commission of fraud involving dishonesty that is injurious to CCC or Cypress (as applicable); (iii) willful and continual refusal to perform his duties for CCC/Cypress; or (iv) conduct that is materially injurious to CCC or Cypress (as applicable) and “good reason” generally means a voluntary resignation within 90 days following the existence of one or more of the following conditions: (i) a change in Mr. Herb’s or Mr. Callaghan’s position or an assignment of duties constituting material reduction in his position, duties or responsibilities from those in effect at the time of his current position; or (ii) a material reduction in Mr. Herb’s or Mr. Callaghan’s base salary, provided that, for purposes of clause (i) of the definition of “good reason,” in order to resign for “good reason,” Mr. Herb or Mr. Callaghan must provide written notice to the board of directors of CCC or Cypress (as applicable) within 30 days of being notified of the condition giving rise to “good reason” and CCC/Cypress must fail to cure within 30 days from receipt of such notice.

Employee Benefits

CCC’s NEOs participate in employee benefit programs available to its employees generally, including a tax- qualified 401(k) plan. Additionally, each of our NEOs receives matching contributions under the 401(k) plan in an amount equal to 3% of the first 6% contributed. CCC provides limited additional perquisites and other personal benefits to its NEOs and other senior executives, including reimbursement of health club dues, tax gross-up for health club dues, supplemental disability premiums, Merchandise Mart parking reimbursement, and a tax gross-up for the Merchandise Mart parking reimbursement. In addition, in connection with the commencement of Mr. Herb’s employment, CCC provided Mr. Herb with $5,282 for reimbursement of loan interest expense related to his borrowings for the purchase of a share of common stock of CCC and $4,201 for a tax gross-up on this reimbursement.

Equity Incentive Plan and Stock Option Awards

The board of directors of CCC (“CCC Board”) adopted, and CCC’s stockholders approved, the 2017 Stock Option Plan. The 2017 Stock Option Plan permits the grant of incentive stock options (“ISOs”) and non-qualified stock options. ISOs may be granted only to CCC’s employees and to any of CCC’s subsidiary corporation’s employees. Non-qualified stock options may be granted to employees, directors and consultants of CCC and to any of CCC’s parent or subsidiary corporation’s employees or consultants. Following the Business Combination, no further awards will be granted out of the 2017 Stock Option Plan.

The CCC Board, or any committee to which the CCC Board delegates authority, is authorized to administer the 2017 Stock Option Plan. In addition, consistent with the terms of the 2017 Stock Option Plan, the CCC Board may modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, accelerate the time(s) at which an award may vest or be exercised, and construe and interpret the terms of the 2017 Stock Option Plan and awards granted thereunder.

Upon a merger, consolidation, or sale of all or substantially all of CCC’s assets, the CCC Board or any committee to which the CCC Board delegates authority, or the board of directors of any corporation assuming the obligations under the 2017 Stock Option Plan, may, in its sole discretion, take any one or more of the following actions pursuant to the 2017 Stock Option Plan or any applicable agreement, which may occur automatically, as to some or all outstanding awards, to the extent not otherwise agreed under any individual agreement: (i) provide that outstanding options will be assumed or substituted for options of the successor corporation; (ii) provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at the CCC Board’s discretion, any such options being made partially or fully exercisable; (iii) terminate outstanding options in exchange for a cash payment, securities or other property of an amount equal to the amount that could have been attained upon the exercise of the vested portion of such option (and such additional portion of the option as the CCC Board or compensation committee may determine) immediately prior to the occurrence of such transaction or the CCC Board determines that no amount would have been obtained upon the exercise of such option, then the option may be terminated by CCC without payment; (iv) replace outstanding options with other rights, cash, securities, or other property selected by the CCC Board in its sole discretion; (v) provide that outstanding options cannot be exercised after any such event; (v) make adjustments to the number and type of shares of common stock subject to outstanding options and/or terms and conditions of and the criteria included in outstanding options; or (vii) provide that some or all outstanding options may not be exercised during a specified period of not more than 30 days prior to consummation of such event.

In connection with the Closing of the Business Combination, all outstanding stock options will be assumed by Dragoneer under the Incentive Equity Plan, generally subject to the terms and conditions in effect for such stock options prior to the Business Combination, and the 2017 Stock Option Plan will be cancelled and no new options will be issued thereunder.

All NEOs have received a combination of Time-vested Options and Performance-vested Options subject to the same terms and conditions. The Performance-vested Options vest based upon a Sponsor Return, with (a) 33.34% vesting upon a Sponsor Return of 2.0x, (b) 33.33% vesting upon a Sponsor Return of 2.5x and (c) 33.33% vesting upon a Sponsor Return of 3.0x, subject in each case to the optionholder remaining employed by CCC or one of its subsidiaries through the applicable vesting date. In addition, if the Performance-vested Options vest on an initial public offering, any portion of an options that does not vest based upon the performance hurdle shall convert to a time-vested option and shall vest as to 1/12th of such converted time-vested option on each three-month the initial public offering, subject to the optionholder’s continued employment with CCC or one of its subsidiaries through the applicable vesting date. The Performance-vested Options will be deemed to vest on the Closing of the Business Combination as if the transaction had been an initial public offering. Based on the current fair market value of the common stock of CCC, we expect that 100% of the Performance-vested Options shall become vested on the Closing of the Business Combination and 0% shall convert to Time-vested Options. Our CEO, Mr. Ramamurthy and Mr. Callaghan each received an option grant in 2017 in connection with the closing of the merger among Cypress Holdings, Inc., Cypress Merger Sub, Inc., and Jaguar, the parent of CCC. In the event of termination of service for any reason other than cause under the terms of the option agreements granted to each of the NEOs they shall have 90 days from the date of termination of service to exercise the vested portion of his option except that in the event of termination due to retirement (the NEO has (i) attained age 55 and (ii) the sum of his age and years of continuous service with CCC equals or exceeds 65), the vested portion of the option shall remain exercisable until one year from the date of such termination of service and in the event of a termination due to death or disability, the vested portion of the option shall remain exercisable until the earliest of: (i) a liquidity event, (ii) the effective date of an initial public offering and (iii) the tenth anniversary of the date of grant.

Incentive Equity Plan

Please see “Incentive Equity Plan Proposal” for a description of the Incentive Equity Plan.

Employee Stock Purchase Plan

Please see “Employee Stock Purchase Plan Proposal” for a description of the Employee Stock Purchase Plan.

Director Compensation

We pay each of our non-employee directors a $15,000 cash retainer quarterly for board service. Upon joining the CCC Board, each of Mr. Peck and Ms. Schloss received a grant of options to purchase 500 shares of common stock of CCC with an exercise price equal to the fair market value of the common stock of CCC on the date of grant, 50% of which were Time-vested Options vesting in equal annual installments over the five-year period following the grant date, subject to the optionholder’s continued service with CCC or one of its subsidiaries through the applicable vesting date, and 50% of which were Performance-vested Options, vesting on the same terms as the NEO Performance-vested Options described above. The Performance-vested Options will be deemed to vest on the Closing of the Business Combination as if the transaction had been an initial public offering. Based on the current fair value of the common stock of CCC we expect that 100% of the Performance-vested Options shall become vested on the Closing of the Business Combination and 0% shall convert to Time-vested Options.

The following table provides information concerning the annual compensation for services provided to CCC by our non-employee directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Jim Peck	60,000	—	60,000
Eileen Schloss	22,011	229,920	251,931
William Ingram	11,902	—	11,902
Christopher Egan(4)
Eric Wei(4)
Steve Puccinelli(4)
David Yuan(4)
Lauren Young(4)

(1)

Represents the $15,000 quarterly retainer earned by each of our non-employee directors during 2020 for services as a director. Eileen Schloss was appointed to the CCC Board on August 19, 2020, and William Ingram was appointed to the CCC Board on October 20, 2020.

(2)

The amounts in this column represent the aggregate grant-date fair value of option awards granted to each non-employee director, computed in accordance with FASB ASC Topic 718. See Note 16 to CCC’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards. The aggregate number of options held by each non-employee director as of December 31, 2020 were: Mr. Peck: 400, Ms. Schloss: 500.

(3)	Mr. Peck resigned from the CCC Board as of January 28, 2021.
(4)	These non-employee directors did not receive compensation in 2020 for services provided as members of the CCC Board.

Teri Williams was appointed to the CCC Board as a non-employee director in January 2021. In January 2021, directors William Ingram and Ms. Williams were each granted Time-vested Options to purchase 500 shares of common stock of CCC vesting in equal annual installments over the five—year period following the grant date, subject to the optionholder’s continued service with CCC through the applicable vesting date.

In conjunction with Mr. Ingram joining the CCC Board, a family trust for the benefit of Mr. Ingram entered into a subscription agreement with CCC in January 2021, to purchase 325 shares of common stock of CCC for a price of $3,100 per share.

Post-Business Combination CCC Executive Officer and Director Compensation

Prior to or following the Closing of the Business Combination, CCC or New CCC intends to develop an executive compensation program that is designed to align compensation with New CCC’s business objectives and the creation of stockholder value, while enabling New CCC to attract, motivate and retain individuals who contribute to the long-term success of New CCC. CCC or New CCC intends to enter into employment agreements with its executive officers that are consistent with that program. Following the Closing of the Business Combination, decisions on the executive compensation program will be made by the compensation committee of the board of directors. Prior to or following the Closing of the Business Combination, CCC or New CCC also intends to develop a board of directors’ compensation program that is designed to align compensation with New CCC’s business objectives and the creation of stockholder value, while enabling New CCC to attract, retain, incentivize and reward directors who contribute to the long-term success of New CCC.

MANAGEMENT OF NEW CCC FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New CCC following the consummation of the Business Combination.

Name	Age	Position
Githesh Ramamurthy	60	Chief Executive Officer and Chairman
Brian Herb	48	Executive Vice President, Chief Financial and Administrative Officer
Barrett Callaghan	50	Executive Vice President, Markets and Customer Success
Mary Jo Prigge	63	Executive Vice President, Chief Service Delivery Officer
Peter Morowski	62	Executive Vice President, Chief Technology Officer
Marc Fredman	43	Senior Vice President, Chief Strategy Officer
Shivani Govil	50	Senior Vice President, Chief Product Officer
Steven G. Puccinelli	62	Director
William Ingram	64	Director
David Yuan	46	Director
Eileen Schloss	68	Director
Teri Williams	63	Director
Christopher Egan	44	Director
Eric Wei	45	Director
Lauren Young	38	Director

Executive Officers

Githesh Ramamurthy has served as a Director of Cypress Holdings, Inc. since its founding in 2017, as Chief Executive Officer and Chairman of CCC Intelligent Solutions Inc. since 2000, and as Chief Executive Officer of CCC since 1999. Mr. Ramamurthy joined CCC in 1992 and has held various management positions including Chief Technology Officer from 1992 until 1999 and President from 1997 until 2000. Prior to joining CCC, Mr. Ramamurthy was a founding member and head of technology for Sales Technologies, Inc., a leader in Sales Force Automation later acquired by Dun & Bradstreet. Mr. Ramamurthy holds a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology, a master’s degree in Computer Science from the Georgia Institute of Technology, and is an alumnus of Harvard Business School’s Executive Management Program. We believe Mr. Ramamurthy is qualified to serve on the New CCC Board due to his extensive experience with the Company and extensive insurance industry, technological and financial experience.

Barrett Callaghan has served as the Executive Vice President, Markets and Customer Success for the Insurance, Automotive, and OEM markets at CCC Intelligent Solutions Inc. since 2021. Prior to this role, from 2012 to 2021, Mr. Callaghan was General Manager and Senior Vice President of the Insurance Services Group. Mr. Callaghan first joined CCC in 1993 and held various positions with the Company before departing in 2000 to join ProcessClaims as the Vice President of Sales. Mr. Callaghan rejoined CCC in 2006 as Group Vice President of Sales following the Company’s acquisition of ProcessClaims. Mr. Callaghan holds a bachelor’s degree from Eastern Illinois University.

Brian Herb has served as Executive Vice President, Chief Financial and Administrative Officer of CCC Intelligent Solutions Inc. since February 2020. Prior to joining the Company, Mr. Herb served in various roles with Experian, most recently as CFO, North America from 2015 until 2020. Mr. Herb began his career in assurance services at Ernst & Young. Mr. Herb holds a bachelor’s degree in Accounting from Miami University of Ohio and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.

Mary Jo Prigge has served as Executive Vice President, Chief Service Delivery Officer of CCC Intelligent Solutions Inc. since 2021. She served as President of Service Operations at CCC Intelligent Solutions Inc. from 2000 until 2021, and President of Auto Injury Solutions, Inc. since 2019. Ms. Prigge joined CCC in 1998 as Executive Vice President of Operations and has held several leadership positions over her tenure with the Company. Prior to joining the Company, Ms. Prigge held various positions in the auto glass replacement industry, including as Senior Vice President at Safelite Auto Glass in 1998, Vistar/USA-GLAS from 1991 to 1998, and AM International, Inc. Ms. Prigge serves on the Board of Trustees and is past Vice Chair and treasurer of the Collision Repair Education Foundation. Ms. Prigge holds a bachelor’s degree in Marketing from the Kelley School of Business at Indiana University.

Peter Morowski has served as Executive Vice President, Chief Technology Officer of CCC Intelligent Solutions Inc. since February 2013. Prior to joining the Company, Mr. Morowski was Senior Vice President of Technology for Sabre Airline Solutions from 2010 until 2013. Mr. Morowski served as Senior Vice President of Products for Borland from 2006 until 2009 and held executive positions with Dell, IBM and Novell from 2001 through 2006 and 2000 through 2001 and 1995 through 1999, respectively. He also served as an officer in the United States Marine Corps. Mr. Morowski serves on the Advisory Board of Agentis. Mr. Morowski holds a bachelor’s degree in Engineering from the Illinois Institute of Technology.

Marc Fredman has served as Senior Vice President, Chief Strategy Officer and has been responsible for strategy, new markets, mergers and acquisitions, and alliances at CCC Intelligent Solutions Inc. since 2021. Prior to this role, from 2017 to 2021, Mr. Fredman was Senior Vice President of Strategy, Product Management and Marketing. Mr. Fredman joined CCC in 2014 as Senior Vice President, Corporate Strategy and Development. Prior to joining the Company Mr. Fredman held various roles with The Boston Consulting Group from 2004 to 2014, most recently serving as Principal in the technology and corporate development practices. Prior to The Boston Consulting Group Mr. Fredman was with Bank One, most recently as Vice President of Healthcare Business Development. Mr. Fredman holds a bachelor’s degree in honors philosophy from Georgetown University and a master’s degree in finance and marketing from the Kellogg School of Management at Northwestern University.

Shivani Govil joined CCC in March 2021 as Senior Vice President, Chief Product Officer. Prior to joining the Company, Ms. Govil served in leadership roles at global software technology firms. Most recently, Ms. Govil was Executive Vice-President, Emerging Technology, Ecosystem & Digital Services for Sage Software from 2018. Prior to that, Ms. Govil worked at SAP AG for over a decade, in various roles, across mobile, analytics, AI, etc. and was Global VP, AI and Cognitive Products for SAP Ariba. Ms. Govil also served as Director, Corporate Strategy & Development of Agile Software from 2004 through its acquisition by Oracle in 2007. Ms. Govil’s early career included positions at two silicon valley startups and as a business and strategy consultant at Andersen. Ms. Govil holds a master’s degree in engineering from Princeton University and a bachelor’s degree in engineering from the Indian Institute of Technology, Bombay.

Directors

Following the Closing, it is expected that the New CCC Board will consist of nine directors, which will be divided into three classes (Class I, Class II and Class III) with Class I consisting of three directors, Class II consisting of three directors and Class III consisting of three directors, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. The initial term for the Class I directors will expire in 2022, the initial term for the Class II directors will expire in 2023 and the initial term for the Class III directors will expire in 2024. Pursuant to the Shareholder Rights Agreement, the New CCC Board will consist of (i) three directors who qualify as independent under Section 303A.02 of the NYSE Listed Company Manual designated by the Advent Investor, who initially shall be (a) Teri Williams, who shall serve as a Class I Director, (b) William Ingram, who shall serve as a Class II Director, and (c) Eileen Schloss, who shall serve as a Class III Director; (ii) three directors designated by the Advent Investor, who initially shall be (a) Christopher Egan, who shall serve as a Class I Director, (b) Lauren Young, who shall serve as a Class II Director, and (c) Eric Wei, who shall serve as a Class III Director; (iii) one Director designated by the OH

Investor, who initially shall be Steven Puccinelli, who shall serve as a Class I Director; (iv) one director designated by the TCV Investor, who initially shall be David Yuan, who shall serve as a Class II Director; and (v) Githesh Ramamurthy, who shall serve as a Class III Director.

As discussed more fully under the section entitled “Business Combination Proposal—Related Agreements—Shareholder Rights Agreement,” each of the Advent Investor, the OH Investor and the TCV Investor will have the right to designate a certain number of directors to be nominated for election to the New CCC Board for a specified period following the Closing and have agreed to vote all of their shares of capital stock of the New CCC in favor of the election of each other’s designees. The Advent Investor will have the right to designate three directors who qualify as independent under Section 303A.02 of the NYSE Listed Company Manual and three additional directors until the date on which the Advent Investor first ceases to own beneficially or of record a number of shares of common stock of the New CCC (or other securities of the New CCC into which such shares are converted or for which such shares are exchanged) constituting at least 50% of the number of such shares or other securities owned by the Advent Investor immediately following the Closing. Thereafter, the Advent Investor will have the right to designate two directors who qualify as Independent Directors and two additional directors until the date on which the Advent Investor first ceases to own beneficially or of record a number of shares of common stock of the New CCC (or other securities of the Company into which such shares are converted or for which such shares are exchanged) constituting at least 25% of the number of such shares or other securities owned by the Advent Investor immediately following the Closing. Thereafter, the Advent Investor will have the right to designate one (1) director who qualifies as an Independent Director and one additional director until the date on which the Advent Investor first ceases to own beneficially or of record a number of shares of common stock of the New CCC (or other securities of the New CCC into which such shares are converted or for which such shares are exchanged) constituting at least 10% of the number of such shares or other securities owned by the Advent Investor immediately following the Closing, after which date the Advent Investor will no longer have the right to designate any directors. The OH Investor and the TCV Investor each will have the right to designate one director until the date on which such shareholder first ceases to own beneficially or of record a number of shares of common stock of the New CCC (or other securities of the New CCC into which such shares are converted or for which such shares are exchanged) constituting at least 10% of the number of shares of common stock of the New CCC then outstanding.

For biographical information about Githesh Ramamurthy, see “—Executive Officers” above.

Steven G. Puccinelli has served as a member of the board of directors of Cypress Holdings, Inc. since its founding in 2017. Mr. Puccinelli has been with Oak Hill Capital since 2015, where he is currently a Managing Partner, and is responsible for originating, structuring, and managing investments for the firm’s Services group. Prior to joining Oak Hill, Mr. Puccinelli was Head of Private Equity for North America and Europe at Investcorp International, Inc., where he served in various roles from 2000 until 2013. Prior to that, he spent 15 years at Donaldson, Lufkin & Jenrette, Inc. in several positions, most recently as Managing Director and Head of the Retail and Consumer Industry Group. Mr. Puccinelli holds a bachelor’s degree from the University of California, Berkeley and a Master of Business Administration degree from Harvard Business School. We believe Mr. Puccinelli is qualified to serve on the New CCC Board based on his broad professional experience within the insurance and financial services industries and services as an executive and board member to other technology companies.

William Ingram has served as a member of the board of directors of Cypress Holdings, Inc. since October 2020. From December 2015 to April 2020, Mr. Ingram served as the Chief Financial Officer of Avalara, Inc., a cloud-based SaaS company providing compliance solutions to customers worldwide. From April 2015 to December 2015, he served as the interim CFO for Khan Academy, a non-profit educational organization. Mr. Ingram also held various executive roles at Leap Wireless International, Inc., including Executive Vice President and Chief of Strategy from August 2007 to March 2014, and with the acquiring company, AT&T, from March 2014 to January 2015. Mr. Ingram holds a bachelor’s degree in economics from Stanford University and a Master of Business Administration degree from Harvard Business School. We believe Mr. Ingram is qualified to serve on the New CCC Board based on his professional experiences and services as an executive and board member to other technology companies, in addition to his leadership experience and critical knowledge of financial reporting, accounting, risk management, financial performance and strategy, in addition to, his professional experience and services as an executive and board member to other technology companies, which also makes Mr. Ingram qualified to serve as the Chairman of the audit committee of the New CCC Board.

David Yuan has served a as a member of the board of directors of Cypress Holdings, Inc. since its founding in 2017. Mr. Yuan is a Senior Advisor at Technology Crossover Ventures (TCV), which he joined in 2005. Mr. Yuan serves on the Board of Directors, or as a Board observer, of multiple other companies within the technology and FinTech space, including Avetta, Klook, LegalZoom, SiteMinder, Toast, and Wealthsimple. Prior to joining TCV, Mr. Yuan served as a private equity investor at JPMorgan Partners from 2000 through 2003, director of Business Development at 1stUp.com (acquired by CMGi) from 1999 through 2000, and as a management consultant at Bain and Company from 1997 through 1999. Mr. Yuan holds a bachelor’s degree in economics from Harvard University and a Master of Business Administration degree from the Stanford University Graduate School of Business. We believe Mr. Yuan is qualified to serve on the New CCC Board based on his broad professional experience within the technology and FinTech industries and services as a director or board observer to other technology companies.

Eileen Schloss has served as a member of the board of directors of Cypress Holdings, Inc. since August 2020. Ms. Schloss has served as an Operations Advisor to Advent International Corporation since December 2019. Ms. Schloss also currently serves on the Board of Directors of Alteryx, Inc. Prior to joining Advent, Ms. Schloss was the Executive Vice President, Human Resources and Real Estate for Medidata Solutions, Inc. from 2012 to March 2017. Ms. Schloss served as Executive Vice President, Human Resources for Rovi Corporation from 2007 to 2012. Prior to that, Ms. Schloss served as Vice President, Administration for Caspian Networks, Inc. from 2002 to 2006. Ms. Schloss holds a bachelor’s degree in Organizational Behavior from the University of San Francisco and a master’s degree in Technology Management from Pepperdine University. We believe that Ms. Schloss is qualified to serve on the New CCC Board based on her extensive experience working for public companies in the software industry as a human resources professional.

Teri Williams has served as a member of the board of directors of Cypress Holdings, Inc. since January 2021. Ms. Williams is a member of the Board of Directors, President, Chief Operating Officer and owner of OneUnited Bank, where she has served in various roles since 1995. Prior to joining OneUnited Bank, Ms. Williams held various positions with Bank of America and American Express, including serving as a Vice President of American Express. Ms. Williams holds a bachelor’s degree in Economics from Brown University and a Master of Business Administration degree from Harvard Business School. In addition to her roles with OneUnited Bank, Ms. Williams is currently Chair of the Black Economic Council of Massachusetts and on the board of the 79th Street Corridor Initiative in Miami, Florida. We believe that Ms. Williams is qualified to serve on the New CCC Board based on her extensive experience in the financial services industry.

Christopher Egan has served as a member of the board of directors of Cypress Holdings, Inc. since its founding in 2017. Mr. Egan is a Managing Partner at Advent International Corporation, having joined the firm in 2000. Mr. Egan serves on the board of directors of Ansira Partners, Inc., Clearent/FieldEdge, Definitive Healthcare, and Prisma Medios de Pagos S.A. Prior to joining Advent, Mr. Egan was an analyst in the financial sponsors group at UBS Warburg from 1998 through 2000. Mr. Egan holds a bachelor’s degree from Dartmouth College. We believe that Mr. Egan is qualified to serve on the New CCC Board based on his experience on the boards of directors of other companies within the technology and FinTech industries.

Eric Wei has served as a member of the board of directors of Cypress Holdings, Inc. since its founding in 2017. Mr. Wei is a Partner at Advent International Corporation, where he has served in various roles since 2011. Prior to joining Advent, Mr. Wei served as a Principal of Sageview Capital from 2008 through 2011 and as Vice President at Bain Capital from 2005 through 2008. Mr. Wei also serves on the boards of directors of Teikon S.A., Conservice, LLC, Zenoti, P2 Energy, and FinancialForce (Unit4). Mr. Wei holds a bachelor’s degree in economics from Stanford University and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania. We believe that Mr. Wei is qualified to serve on the New CCC Board based on his extensive experience as an advisor to, and on the boards of directors of, other companies within the technology and FinTech industries.

Lauren Young has served as a member of the board of directors of Cypress Holdings, Inc. since December 2018. Ms. Young is a Managing Director of Advent International Corporation, which she joined in 2011 as Vice President. Prior to Advent, Ms. Young was a member of the US buyout fund at The Carlyle Group from 2006 through 2009 and served as an analyst at McColl partners from 2004 through 2006. Ms. Young also currently serves on the boards of directors of Definitive Healthcare, Forescout and P2 Energy. Ms. Young holds a bachelor’s degree from Davidson College and a Master of Business Administration degree from the Harvard Business School. We believe Ms. Young is qualified to serve as a Director of the Company based on her experience as an investor in, advisor to, and board member of other companies in the financial and technology industries.

Director Independence

The rules of the NYSE require that a majority of the New CCC Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). It is anticipated that each individual expected to serve on the New CCC Board upon consummation of the Business Combination, other than Githesh Ramamurthy, will qualify as an independent director under the rules of the NYSE.

After the completion of the Business Combination, the Advent Investor will beneficially own a majority of the voting power of all outstanding shares of New CCC’s common stock. As a result, New CCC will be a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. New CCC anticipates utilizing the exception relating to the independence of its nominating and corporate governance committee immediately upon consummation of the Business Combination and may choose to utilize other exceptions in the future. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If New CCC ceases to be a “controlled company” and its shares continue to be listed on the NYSE, New CCC will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, New CCC may be required to add additional members of the board of directors in order to achieve such compliance within the applicable transition periods.

Family Relationships

There are no family relationships among any of our executive officers and any current or proposed members of the board of directors of the Company.

Committees of the Board of Directors

Following the consummation of the Business Combination, it is anticipated that the New CCC Board will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee will be composed solely of independent directors. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee will operate under a charter that will be approved by our board and will have the composition and responsibilities described below.

Audit Committee

Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of William Ingram, Teri Williams and Steve Puccinelli. William Ingram is expected to serve as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each member will qualify as an independent director under applicable rules. Each proposed member of the audit committee is expected to qualify as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Each of Mr. Ingram, Ms. Williams and Mr. Puccinelli is financially literate and it is anticipated that each of them will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

We will adopt an audit committee charter, which will detail the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•

setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Upon consummation of the Business Combination, we will establish a compensation committee of the New CCC Board. The members of the compensation committee are expected to be Eileen Schloss, Eric Wei and

David Yuan. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two (2) members of the compensation committee, all of whom must be independent. Each of Ms. Schloss, Mr. Wei and Mr. Yuan is independent. Ms. Schloss will serve as Chair of the compensation committee.

We will adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, we will establish a nominating and corporate governance committee of the New CCC Board. The members of the nominating and corporate governance committee are expected to be Githesh Ramamurthy, Eric Wei, Lauren Young and Teri Williams, of whom, Mrs. Young, Mr. Wei and Mrs. Williams are expected to be independent. Eric Wei will serve as Chair of the nominating and corporate governance committee.

We will adopt a nominating and corporate governance committee charter, which will detail the purpose and responsibilities of the nominating and corporate governance committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Guidelines for Selecting Director Nominees

Upon consummation of the Business Combination, New CCC will be subject to the terms of the Shareholder Rights Agreement. For further details, see “Business Combination Proposal—Related Agreements—Shareholder Rights Agreement” and “Management of New CCC Following the Business Combination—Directors.”

Role of Board in Risk Oversight

The New CCC Board will have extensive involvement in the oversight of risk management related to us and our business and will accomplish this oversight through the regular reporting of the New CCC Board by the audit committee. The audit committee will represent the New CCC Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of our business and summarize for the New CCC Board areas of risk and the appropriate mitigating factors. In addition, New CCC Board will receive periodic detailed operating performance reviews from management.

Compensation of Directors and Executive Officers

Overview

Following the Closing, we expect CCC’s executive compensation program to be consistent with CCC’s existing compensation policies and philosophies, which are designed to:

•	attract, retain and motivate senior management leaders who are capable of advancing CCC’s mission and strategy and, ultimately, creating and maintaining its long-term equity value;

•	seek to pay competitive cash compensation at the market median of our peer group and in the first quartile for total compensation including long term compensation;

•	reward senior management in a manner aligned with CCC’s financial performance; and

•	align senior management’s interests with CCC’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing, decisions with respect to the compensation of New CCC’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for New CCC’s executive officers will have the following components: base salary, annual incentive plan, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. New CCC will also use the bonuses paid under the annual incentive plan and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

We expect that New CCC’s named executive officers’ base salaries in effect prior to the Business Combination will continue as described under “—Compensation of Directors and Executive Officers” subject to increases made in connection with CCC’s annual review of its named executive officers’ base salaries and be reviewed annually by the compensation committee.

Annual Incentive Plan

We expect that New CCC will use continue to use an annual incentive plan tied to financial metrics for the named executive officers to motivate their achievement of short-term performance goals and tie their cash compensation to the financial performance of CCC. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of cash payable under the annual incentive plan to each of the named executive officers.

Stock-Based Awards

We expect New CCC to use stock-based awards in future years to promote its interests by providing the executives with the opportunity to acquire equity interests as an incentive for their continued retention and aligning the executives’ interests with those of CCC’s equity holders. Stock-based awards will be awarded in future years under the Incentive Equity Plan, which has been adopted by the Dragoneer Board and is being submitted to Dragoneer’s stockholders for approval at the Special Meeting. For a description of the Incentive Equity Plan, please see “Incentive Equity Plan Proposal.”

Other Compensation

We expect New CCC to continue to maintain various broad-based employee benefit plans similar to those in effect prior to the Business Combination, including medical, dental, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect New CCC to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by CCC.

Director Compensation

Following the Business Combination, non-employee directors of New CCC that are not affiliated with Dragoneer will receive varying levels of compensation for their services as directors and members of committees of the New CCC Board. New CCC anticipates determining director compensation in accordance with industry practice and standards.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the New CCC Board.

Code of Business Conduct

Following the Business Combination, we will adopt a new code of business conduct that applies to all of our directors, officers and employees, including our chief executive officer and other executive and senior financial officers. Our code of business conduct will be a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Corporate Governance Guidelines

Our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Dragoneer ordinary shares as of the record date and of New CCC Common Stock immediately following consummation of the Business Combination by:

•	each person known by Dragoneer to be the beneficial owner of more than 5% of Dragoneer’s outstanding ordinary shares on the record date;

•	each person known by Dragoneer who may become beneficial owner of more than 5% of New CCC’s outstanding Common Stock immediately following the Business Combination;

•	each of Dragoneer’s current executive officers and directors;

•	each person who will become an executive officer or a director of New CCC upon consummation of the Business Combination;

•	all of Dragoneer’s current executive officers and directors as a group; and

•	all of New CCC’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days of March 31, 2021. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of March 31, 2021 are considered outstanding and beneficially owned by the person holding such warrants, options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Dragoneer, Dragoneer believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

			After Business Combination
	Prior to Business Combination(2)		Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers prior to the Business Combination:
Marc Stad(5)	16,875,000	24.5%	23,250,000	3.78%	23,250,000	4.10%
Pat Robertson(6)	—		—		—
Sarah J. Friar	75,000	*	75,000	0.01%	75,000	0.01%
Douglas Merritt	75,000	*	75,000	0.01%	75,000	0.01%
David D. Ossip	75,000	*	75,000	0.01%	75,000	0.01%
Gokul Rajaram	75,000	*	75,000	0.01%	75,000	0.01%
Jay Simons	75,000	*	75,000	0.01%	75,000	0.01%
All directors and officers prior to the Business Combination (seven persons)	17,250,000	25.0%	23,625,000	3.84%	23,625,000	4.17%

*	Less than 1%

			After Business Combination
	Prior to Business Combination(2)		Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and named executive officers after the Business Combination:
Githesh Ramamurthy	—	—	32,626,083	5.16%	32,626,083	5.58%
Brian Herb	—	—	1,004,491	0.16%	1,004,491	0.18%
Barrett J. Callaghan	—	—	2,758,095	0.45%	2,758,095	0.49%
Steve G. Puccinelli	—	—	—	—	—	—
William Ingram	—	—	110,664	0.02%	110,664	0.02%
David Yuan	—	—	—	—	—	—
Eileen Schloss	—	—	85,126	0.01%	85,126	0.02%
Teri Williams	—	—	—	—	—	—
Christopher Egan	—	—	—	—	—	—
Eric Wei	—	—	—	—	—	—
Lauren Young	—	—	—	—	—	—
All directors and executive officers after the Business Combination as a group (15 persons)	—	—	42,034,257	6.68%	42,034,257	7.24%
Five Percent Holders:
Dragoneer Growth Opportunities Holdings(5)	16,875,000	24.5%	23,250,000		23,250,000
Advent Investor(7)	—	—	372,585,436	60.53%	372,585,436	65.69%
OH Cypress Aggregator, L.P.(8)	—	—	53,075,795	8.62%	53,075,795	9.36%
TCV Investor(9)	—	—	53,075,795	8.62%	53,075,795	9.36%

(1)

Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is One Letterman Drive, Building D Suite M500, San Francisco, CA 94129 and the business address of each of the directors and officers after the Business Combination is 222 Merchandise Mart Plaza, Suite 900, Chicago, Illinois 60654.

(2)

Prior to the Business Combination, the percentage of beneficial ownership of Dragoneer on the record date is calculated based on (i) 69,000,000 Class A ordinary shares and (ii) 17,250,000 Class B ordinary shares, in each case, outstanding as of such date.

(3)

The expected beneficial ownership of New CCC immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs on May 24, 2021, is based on 615,488,389 shares of New CCC Common Stock outstanding as of such date, and consists of (i) 69,000,000 Class A ordinary shares that will convert into a like number of shares of New CCC Common Stock, (ii) 17,250,000 Class B ordinary shares that will convert into a like number of shares of New CCC Common Stock, (iii) 505,363,389 shares of New CCC Common Stock that will be issued to the holders of shares of common stock of CCC, (iv) 15,000,000 shares of Class A ordinary shares that will be issued as part of forward purchase units immediately prior to consummation of the Business Combination and (v) 15,000,000 shares of New CCC Common Stock that will be issued in the PIPE Financing.

(4)	The expected beneficial ownership of New CCC immediately upon consummation of the Business Combination, assuming all holders of Dragoneer’s public shares exercise their redemption rights in connection therewith (without giving effect to the Dragoneer Shareholder Transaction Support Agreements entered into by certain public shareholders participating in the PIPE Financing) and the Closing occurs on May 24, 2021, is based on 567,188,389 shares of New CCC Common Stock outstanding as of such date, and consists of (i) 17,250,000 Class B ordinary shares that will convert into a like number of shares of New CCC Common Stock, (ii) 505,363,389 shares of New CCC Common Stock that will be issued to the holders of shares of common stock of CCC, (iii) 15,000,000 shares of Class A ordinary shares that will be issued as part of forward purchase units immediately prior to consummation of the Business Combination and (iv) 15,000,000 shares of New CCC Common Stock that will be issued in the PIPE Financing.
(5)

Prior to the Business Combination, includes 16,875,000 Class B ordinary shares held in the name of Sponsor. Prior to the Business Combination, does not include (i) 15,800,000 Class A ordinary shares underlying private placement warrants held in the name of Sponsor that may not become exercisable within 60 days of the date hereof, (ii) 3,000,000 Class A ordinary shares underlying warrants in the forward purchase units to be issued to Dragoneer Funding, an affiliate of Sponsor, immediately prior to the closing of the Business Combination and (iii) 2,000,000 Class A ordinary shares underlying warrants that will be issued upon conversion of the principal amount of a working capital loan provided by Sponsor. Immediately upon consummation of the Business Combination, includes 8,250,000 shares of New CCC Common Stock held in the name of Sponsor that will not be subject to forfeiture if a Sponsor Triggering Event does not occur, and 15,000,000 Class A ordinary shares underlying the forward purchase units to be issued to Dragoneer Funding, an affiliate of Sponsor, immediately prior to the closing of the Business Combination. Immediately upon consummation of the Business Combination, does not include (i) 15,800,000 shares of New CCC Common Stock underlying private placement warrants held in the name of Sponsor that may not become exercisable within 60 days of the date hereof, (ii) 2,000,000 Class A ordinary shares underlying warrants that will be issued upon conversion of the principal amount of a working capital loan provided by Sponsor, and (iii) 8,625,000 shares of New CCC Common Stock that will be held by the Initial Shareholders but will not be subject for forfeiture if a Sponsor Triggering Event does not occur. Marc Stad is the sole member of the ultimate general partner of Dragoneer Interco Holdings LP, which is the ultimate manager of Sponsor. Mr. Stad is the sole member of Dragoneer Global GP II, LLC, which is the general partner of Dragoneer Global Fund II, L.P., which is the member manager of Dragoneer Funding LLC. As a result of the foregoing relationships, Mr. Stad may be deemed to beneficially own securities held by Sponsor and Dragoneer Funding LLC.

(6)	Does not include any shares indirectly owned by this individual as a result of his membership interest in Sponsor.
(7)

Cypress Investor Holdings, L.P., Advent International GPE VIII-C Limited Partnership (“Advent International VIII-C”) and GPE VIII CCC Co-Investment (Delaware) Limited Partnership (“GPE VIII CCC Co-Investment”) will be the record holders of 281,322,498 shares, 8,897,567 shares and 93,297,610 shares of our common stock, respectively. Cypress Investor Holdings, L.P. is beneficially owned by Advent International GPE VIII Limited Partnership (“Advent International VIII”), Advent International GPE VIII-A Limited Partnership (“Advent International VIII-A”), Advent International GPE VIII-B-1 Limited Partnership (“Advent International VIII-B-1”), Advent International GPE VIII-B-2 Limited Partnership (“Advent International VIII-B-2”), Advent International GPE VIII-B-3 Limited Partnership (“Advent International VIII-B-3”), Advent International GPE VIII-B Limited Partnership (“Advent International VIII-B”), Advent International GPE VIII-D Limited Partnership (“Advent International VIII-D”), Advent International GPE VIII-E Limited Partnership (“Advent International VIII-E”), Advent International GPE VIII-F Limited Partnership (“Advent International VIII-F”), Advent International GPE VIII-G Limited Partnership (“Advent International VIII-G”), Advent International GPE VIII-H Limited Partnership (“Advent International VIII-H”), Advent International GPE VIII-I Limited Partnership (“Advent International VIII-I”), Advent International GPE VIII-J Limited Partnership (“Advent International VIII-J”), Advent International GPE VIII-K Limited Partnership (“Advent International VIII-K”), Advent International GPE VIII-L Limited Partnership (“Advent International VIII-L”), Advent Partners GPE VIII Limited Partnership (“Advent Partners VIII”), Advent Partners GPE VIII-A Limited Partnership (“Advent Partners VIII-A”), Advent Partners GPE VIII Cayman Limited Partnership (“Advent Partners VIII Cayman”), Advent Partners GPE VIII-A Cayman Limited Partnership (“Advent Partners VIII-A Cayman”)

and Advent Partners GPE VIII-B Cayman Limited Partnership (“Advent Partners VIII-B Cayman”). GPE VIII GP S.à r.l. is the general partner of Advent International VIII, Advent International VIII-B-1, Advent International VIII-B-2, Advent International VIII-B-3, Advent International VIII-B, Advent International VIII-C, Advent International VIII-D, Advent International VIII-F, Advent International VIII-H, Advent International VIII-I and Advent International VIII-J. GPE VIII GP Limited Partnership is the general partner of Advent International VIII-A, Advent International VIII-E, Advent International VIII-G, Advent International VIII-K, Advent International VIII-L and GPE VIII CCC Co-Investment. AP GPE VIII GP Limited Partnership is the general partner of Advent Partners VIII, Advent Partners VIII-A, Advent Partners VIII Cayman, Advent Partners VIII-A Cayman and Advent Partners VIII-B Cayman. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership. Advent International Corporation is the manager of Advent International GPE VIII, LLC. Voting and investment decisions by Advent International Corporation are made by a number of individuals currently comprised of John L. Maldonado, David M. McKenna and David M. Mussafer. Each entity and individual named in this footnote above disclaims beneficial ownership of such securities except to the extent of their pecuniary interest therein. The address of each of the entities and individuals named in this footnote is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.
(8)

OH Cypress Aggregator, L.P. is beneficially owned by Oak Hill Capital Partners IV (Onshore), L.P., Oak Hill Capital Partners IV (Onshore Tax Exempt), L.P., Oak Hill Capital Partners IV (Offshore), L.P., Oak Hill Capital Partners IV (Offshore 892), L.P., Oak Hill Capital Partners IV (Management), L.P. (together, including OH Cypress Aggregator, the “Oak Hill Fund IV Entities”) and certain of their co-investors. The general partner of each of the Oak Hill Fund IV Entities is OHCP GenPar IV, L.P. (the “Oak Hill GP”). The general partner of Oak Hill GP is OHCP MGP IV, Ltd. (the “Oak Hill UGP”). The three managing partners of Oak Hill, Tyler Wolfram, Brian Cherry and Steven Puccinelli, serve as the directors of the Oak Hill UGP and may be deemed to exercise voting and investment control over the shares held by the Oak Hill Fund IV Entities. The address for these entities is 65 East 55th Street, 32nd Floor, New York, NY 10022.

(9)

The general partner of TCV Member Fund, L.P. (the “Member Fund”) is Technology Crossover Management IX, Ltd. (“Management IX”), and the general partner of each of TCV IX, L.P., TCV IX (A), L.P., and TCV IX (B), L.P. (together with the Member Fund, the “TCV IX Funds”) is Technology Crossover Management IX, L.P. (“TCM IX”). The general partner of TCM IX is Management IX. Management IX and TCM IX may be deemed to beneficially own the securities held by the TCV IX Funds directly or indirectly controlled by them, but each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Jay C. Hoag, Jon Q. Reynolds Jr., Timothy P. McAdam and Christopher P. Marshall are the Class A Directors of Management IX, and each disclaims beneficial ownership of the securities held by the TCV IX Funds except to the extent of his pecuniary interest therein. The address of the entities named in this footnote is 250 Middlefield Road, Menlo Park, CA 94025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Dragoneer

Class B Ordinary Shares

On July 10, 2020, Sponsor paid $25,000, or approximately $0.001 per share, to cover certain of our offering and formation costs in consideration of 17,250,000 Class B ordinary shares, par value $0.0001. In July 2020, Sponsor transferred 75,000 Class B ordinary shares to each of our independent directors.

Private Placement Warrants

Sponsor purchased an aggregate of 15,800,000 private placement warrants for a purchase price of $1.00 per whole warrant, or $15,800,000 in the aggregate, in a private placement that occurred simultaneously with the closing of our initial public offering. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. The private placement warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

Forward Purchase Agreement

On August 12, 2020, we entered enter into (i) a forward purchase agreement pursuant to which Dragoneer Funding LLC, which has received commitments from one or more funds affiliated with Dragoneer, agreed to subscribe for an aggregate of 15,000,000 forward purchase units, consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share for $10.00 per unit, or $150,000,000 in the aggregate, in a private placement to close immediately prior to the consummation of the Business Combination and (ii) a forward purchase agreement pursuant to which certain affiliates of Willett Advisors LLC agreed to subscribe for an aggregate of 2,500,000 forward purchase units, consisting of one Class A ordinary share, or a forward purchase share, and one-fifth of one warrant to purchase one Class A ordinary share, or a forward purchase warrant, for $10.00 per unit, or $25,000,000 in the aggregate, in a private placement to close immediately prior to the consummation of the Business Combination. If the sale of the forward purchase units fails to close, for any reason, we may lack sufficient funds to consummate our initial business combination.

The Forward Purchase Agreements also provide that Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC are entitled to registration rights with respect to their (A) forward purchase shares, (B) the Class A ordinary shares issuable upon exercise of the forward purchase warrants and (B) any other Class A ordinary shares acquired by the forward purchase investors, including any time after we complete our initial business combination. Please see “Related Agreements-Forward Purchase Agreements” for additional information.

Working Capital Loan

In addition, in order to finance transaction costs in connection with the Business Combination Agreement, we executed a promissory note pursuant to which our Sponsor provided us with an interest-free working capital loan of $2,000,000, to be repaid upon the consummation of the Business Combination. The Sponsor has elected to convert, upon the consummation of the Business Combination, the outstanding $2,000,000 balance of a working capital loan provided to Dragoneer into warrants to purchase one Class A ordinary share, substantially identical to the private placements warrants, at a price of $1.00 per warrant. The warrants will be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. We do not expect to seek loans from parties other than our Sponsor, its affiliates or our management team as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Expense Reimbursement

No compensation of any kind, including finder’s and consulting fees, will be paid to Sponsor, its officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Sponsor advanced $1,369,416 to cover expenses related to our initial public offering. As of November 10, 2020, this balance has been fully repaid.

Other Relationships

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he, she or they has then-current fiduciary or contractual obligations, he, she or they will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. We may, at our option, pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.

We currently maintain our executive offices at One Letterman Drive, Building D, Suite M500, San Francisco, CA 94129. Sponsor has agreed to provide us office space and general administrative services at no cost.

After the closing of the Business Combination, members of our management team who remain with New CCC may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Shareholder Rights Agreement

At the Closing, New CCC intends to enter into the Shareholder Rights Agreement, pursuant to which, among other things, Dragoneer (a) will agree not to effect any sale or distribution of any equity securities of New CCC held during the lock-up period described therein, (b) will be granted certain registration rights with respect to its respective shares of New CCC Common Stock and (c) will have certain rights to designate, with the agreement of the Sponsor, a director or non-voting board observer to the New CCC Board, in each case, on the terms and subject to the conditions therein. For additional information, see “Business Combination Proposal—Related Agreements— Shareholder Rights Agreement.”

PIPE Financing

At Closing, the PIPE Investors will purchase $150,000,000 of New CCC Common Stock in a private placement. The funds from such private placement will be used as part of the consideration to New CCC’s equityholders in connection with the Business Combination, and any excess funds from such private placement would be used for working capital in New CCC. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Certain Relationships and Related Person Transactions—CCC

Stockholders Agreement

On June 9, 2017, CCC entered into the Amended and Restated Stockholders Agreement (the “Existing CCC Stockholders Agreement”), with certain of its stockholders, including entities affiliated with each of the Advent Investor, the OH Investor and the TCV Investor and certain officers and directors who are expected to be executive officers and directors of New CCC, providing for, among other things, certain board designation and representation rights, restrictions on transfer, certain covenants and preemptive rights and registration rights. The Existing CCC Stockholders Agreement is expected to be terminated (other than certain provisions relating to indemnification and expense reimbursement) upon the consummation of the Business Combination.

Senior Promissory Note

On February 25, 2020, CCC entered into a senior secured promissory note (“Senior Secured Promissory Note”) with Brian Herb, the Chief Financial Officer of CCC, pursuant to which Mr. Herb borrowed an aggregate principal amount of $0.7 million from CCC with an interest rate of 1.58% per annum. The Senior Secured Promissory Note will mature on February 25, 2023. All outstanding amounts under the Senior Secured Promissory Note were repaid on February 10, 2021.

Expense Reimbursement

In 2018, pursuant to the Existing CCC Stockholders Agreement, CCC reimbursed Advent International Corporation (“Advent”) in the amount of approximately $193,000 in connection with certain board of director recruiting fees and travel and out-of-pocket expenses. The Existing CCC Stockholders Agreement is expected to be terminated upon the consummation of the Business Combination.

Policies and Procedures for Related Person Transactions

New CCC will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that New CCC’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New CCC’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New CCC without the approval of New CCC’s Audit Committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Proposed Bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed Certificate of Incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Dragoneer is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New CCC, your rights will differ in some regards as compared to when you were a shareholder of Dragoneer.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Dragoneer and New CCC according to applicable law and/or the organizational documents of Dragoneer and New CCC. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New CCC attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Dragoneer and New CCC.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding target shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Under the Cayman Islands Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Governing Documents Proposal E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW CCC SECURITIES

The following summary of certain provisions of New CCC securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of our authorized share capital consists of 5,000,000,000 shares of New CCC Common Stock and 100,000,000 shares of New CCC Preferred Stock. We expect to have approximately 615,488,389 shares of New CCC Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of Dragoneer’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and 567,188,389 shares of New CCC Common Stock outstanding immediately after the consummation of the Business Combination, assuming holders of Dragoneer public shares have exercised redemption rights with respect to 70% of the shares.

The following summary describes all material provisions of our capital stock. You should read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

New CCC Common Stock

Voting rights. Each holder of New CCC Common Stock will be entitled to one (1) vote for each share of New CCC Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation or by applicable law, the holders of New CCC Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of New CCC Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New CCC Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to any other provisions of the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of New CCC Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of New CCC when, as and if declared thereon by the New CCC Board, in its discretion, from time to time out of assets or funds of New CCC legally available therefor.

Rights upon liquidation. Subject to the rights of holders of New CCC Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New CCC Preferred Stock ranking senior to the shares of New CCC Common Stock upon such dissolution, liquidation or winding up, if any, New CCC’s remaining net assets will be distributed to the holders of New CCC Common Stock and the holders of any other class or series of capital stock ranking equally with the New CCC Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Other rights. No holder of New CCC Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New CCC Common Stock. The rights, preferences and privileges of holders of the New CCC Common Stock will be subject to those of the holders of the New CCC Preferred Stock that New CCC may issue in the future.

Preferred Stock

The New CCC Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New CCC Preferred Stock could have the effect of decreasing the trading price of New CCC Common Stock, restricting dividends on the capital stock of New CCC, diluting the voting power of the New CCC Common Stock, impairing the liquidation rights of the capital stock of New CCC, or delaying or preventing a change in control of New CCC.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, the number of directors of the New CCC Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New CCC Board, but shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, respectively, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors.

Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New CCC Board.

Except as the DGCL or the Amended and Restated Registration and Shareholder Rights Agreement may otherwise require and subject to the rights, if any, of the holders of any series of New CCC Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New CCC Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of the holders of any series of New CCC Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock (as defined below) of New CCC then entitled to vote generally in the election of directors, voting together as a single class. Any such director proposed to be removed from office is entitled to advance written notice as described in the Proposed Certificate of Incorporation. Subject to the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, in case the New CCC Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New CCC, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New CCC Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New CCC Preferred Stock.

For more information on the Amended and Restated Registration and Shareholder Rights Agreement, see the section entitled “Business Combination Proposal—Related Agreements—Amended and Restated Registration and Shareholder Rights Agreement.”

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the New CCC Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New CCC Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New CCC Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New CCC by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New CCC Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New CCC Preferred Stock, special meetings of the stockholders of New CCC, for any purpose or purposes, may be called only (i) by a majority of the New CCC Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New CCC’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New CCC Board or of any committee thereof may be taken without a meeting, if all members of the New CCC Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New CCC Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of New CCC’s stock entitled to vote thereon and the affirmative vote of at least 66-2/3% of the outstanding shares of each class entitled to vote thereon as a class:

•	the provisions regarding the size of the New CCC Board and the election of directors pursuant to the Amended and Restated Registration and Shareholder Rights Agreement;

•	the provisions regarding stockholder actions without a meeting;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding removal of directors;

•	the provisions regarding the limited liability of directors of New CCC;

•	the provisions regarding competition and corporate opportunities; and

•	the provisions regarding the election not to be governed by Section 203 of the DGCL.

The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New CCC Board then in office, without the assent or vote of any stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New CCC Board) or (B) without the approval of the New CCC Board, by the affirmative vote of the holders of a majority of the outstanding voting stock of New CCC entitled to vote on such amendment or repeal, voting as a single class, except for the provisions regarding notice of stockholder business and nominations and special meetings of stockholders, which may be amended or repealed by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of New CCC, voting as a single class, and the affirmative vote of the holders of at least 66-2/3% of each class of outstanding voting stock of New CCC (provided that if the New CCC Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class).

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

1.	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

2.

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

3.

the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Proposed Certificate of Incorporation, New CCC opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Proposed Certificate of Incorporation contains similar provisions providing that New CCC may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the heightened stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Proposed Certificate of Incorporation provides that (1) any investment fund affiliated with or managed by Advent International Corporation or any of its affiliates, or any successor, transferee or affiliate thereof, or (2) any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the New CCC (provided, that such person shall be an “interested stockholder” if thereafter such person acquires additional shares of voting stock of CCC, except as a result of further corporate actions not caused by such person) does not constitute “interested stockholders” for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of the directors of New CCC to the fullest extent permitted by law, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware and the Proposed Certificated of Incorporation, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New CCC or any of its subsidiaries or was serving at New CCC’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that any of our directors incurred, provided that such director will return any such advance if it is ultimately determined that such director is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Forum of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless New CCC consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New CCC, actions against current or former directors, officers, employees, agents or stockholders for breach of fiduciary duty, actions arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws, actions to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws, actions asserting a claim against New CCC or any current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, and actions asserting a claim against New CCC or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware may be brought only in the Court of Chancery in the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware); provided, however, that the foregoing shall not apply to any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or arising under the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless New CCC consents in writing to the selection of an alternative forum. Although we believe this provision benefits New CCC by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that New CCC has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to New CCC’s directors or their respective affiliates, other than those directors or affiliates who are New CCC’s employees. The Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or their respective affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which New CCC or any of its affiliates has historically engaged, now engages or proposes to engage or (ii) otherwise competing with New CCC or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and for New CCC or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to New CCC or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for New CCC unless New CCC is financially or legally able or contractually permitted to undertake such opportunity, the opportunity, by its nature, would be in the line of New CCC’s business or is of some practical advantage to New CCC, and New CCC has some interest or reasonable expectancy in such opportunity.

Warrants

New CCC Public Warrants

Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of this offering and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least five units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below; and

•

if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A ordinary shares shall include a security other than Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A ordinary shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ —Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in Class A ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our

Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months (or 27 months, as applicable) from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “—Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Class A ordinary shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The Sponsor has elected to convert the $2,000,000 working capital loan into warrants of New CCC at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants.

Transfer Agent and Warrant Agent

The transfer agent for New CCC Common Stock and warrant agent for the New CCC public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW CCC COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New CCC Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New CCC at the time of, or at any time during the three months preceding, a sale and (ii) New CCC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New CCC was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New CCC Common Stock shares for at least six months but who are affiliates of New CCC at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New CCC Common Stock then outstanding; or

•	the average weekly reported trading volume of the New CCC Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New CCC under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New CCC.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Shareholders will be able to sell their Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New CCC will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New CCC’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New CCC’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New CCC Board, (ii) otherwise properly brought before such meeting by or at the direction of the New CCC Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New CCC’s Proposed Bylaws. To be timely for New CCC’s annual meeting of stockholders, New CCC’s secretary must receive the written notice at New CCC’s principal executive offices:

•	not later than the 90th day; and

•	not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New CCC’s 2022 annual meeting) or New CCC holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of the New CCC Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New CCC begins to print and send out its proxy materials for such 2022 annual meeting (and New CCC will publicly disclose such date when it is known).

Stockholder Director Nominees

New CCC’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New CCC’s Proposed Bylaws. In addition, the stockholder must give timely notice to New CCC’s secretary in accordance with New CCC’s Proposed Bylaws, which, in general, require that the notice be received by New CCC’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Dragoneer Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Dragoneer Growth Opportunities Corp., One Letterman Drive, Building D Suite M500, San Francisco, CA 94129. Following the Business Combination, such communications should be sent in care of New CCC, 222 Merchandize Mart Plaza, Suite 900, Chicago, Illinois 60654. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Ropes & Gray LLP will pass upon the validity of the New CCC Common Stock issued in connection with the Business Combination and certain other matters related to this proxy statement/prospectus. Ropes & Gray LLP and some of its attorneys are limited partners of RGIP, LP, which is an investor in certain investment funds advised by Advent International and Dragoneer Investment Group, LLC and sometimes a co-investor with such funds. Upon the consummation of the business combination, RGIP, LP will directly or indirectly own less than 1% of the voting power of our outstanding voting shares.

EXPERTS

The financial statements of Dragoneer Growth Opportunities Corp. as of December 31, 2020 and for the period from July 3, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Cypress Holdings, Inc. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a change in accounting principle). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Dragoneer and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Dragoneer’s annual report to shareholders and Dragoneer’s proxy statement. Upon written or oral request, Dragoneer will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Dragoneer delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Dragoneer delivers single copies of such documents in the future. Shareholders may notify Dragoneer of their requests by calling or writing Dragoneer at its principal executive offices at One Letterman Drive, Building D Suite M500, San Francisco, CA 94129 or (415) 539-3099.

ENFORCEABILITY OF CIVIL LIABILITY

Dragoneer is a Cayman Islands exempted company. If Dragoneer does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Dragoneer. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Dragoneer in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Dragoneer may be served with process in the United States with respect to actions against Dragoneer arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Dragoneer’s securities by serving Dragoneer’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Dragoneer’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Dragoneer has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Dragoneer files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Dragoneer at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Dragoneer’s corporate website at https://www.dragoneergrowth.com/dgnr. Dragoneer’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Dragoneer has been supplied by Dragoneer, and all such information relating to CCC has been supplied by CCC. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

509 Madison Avenue, New York, New York 10022

(800) 662-5200

DGNR@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than                , 2021.

All information contained in this document relating to Dragoneer has been supplied by Dragoneer and all such information relating to CCC has been supplied by the CCC Shareholders. Information provided by Dragoneer or CCC does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Dragoneer Growth Opportunities Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020	F-3
Statement of Operations for the period from July 3, 2020 (inception) through December 31, 2020	F-4
Statement of Changes in Shareholders’ Equity for the period from July 3, 2020 (inception) through December 31, 2020	F-5
Statement of Cash Flows for the period from July 3, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7
Condensed Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020	F-25
Unaudited Condensed Statement of Operations for the three months ended March 31, 2021	F-26
Unaudited Condensed Statement of Changes in Shareholders’ (Deficit) Equity for the three months ended March 31, 2021	F-27
Unaudited Condensed Statement of Cash Flows for the three months ended March 31, 2021	F-28
Notes to Condensed Financial Statements	F-29

Audited Consolidated Financial Statements of Cypress Holdings, Inc.
Report of Independent Registered Public Accounting Firm	F-46
Consolidated Statements of Balance Sheet 2019	F-47
Consolidated Statements of Operations and Comprehensive Loss for the Fiscal Years ended December 31, 2020, December 31, 2019 and December 31, 2018	F-48
Consolidated Statements of Mezzanine Equity and Stockholders’ Equity for the Fiscal Years ended December 31, 2020, December 31, 2019 and December 31, 2018	F-49
Consolidated Statements of Cash Flows for the Fiscal Years ended December 31, 2020, December 31, 2019 and December 31, 2018	F-50
Notes to Consolidated Financial Statements	F-51
Condensed Consolidated Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020	F-79
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2021 and March 31, 2020	F-81
Unaudited Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Equity for the three months ended March 31, 2021 and March 31, 2020	F-82
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and March 31, 2020	F-84
Notes to Condensed Consolidated Financial Statements	F-86

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Dragoneer Growth Opportunities Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Dragoneer Growth Opportunities Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 3, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 3, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants and warrant-related instruments should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants and warrant related-instruments.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 13, 2021

DRAGONEER GROWTH OPPORTUNITIES CORP.

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

ASSETS
Current assets
Cash	$605,009
Prepaid expenses	321,174

Total Current Assets	926,183
Cash held in Trust Account	690,000,000

TOTAL ASSETS	$690,926,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$900,390
Advance from related party	17,703

Total Current Liabilities	918,093
FPA liability	69,874,782
Warrant liability	149,920,186
Deferred underwriting fee payable	24,150,000

Total Liabilities	244,863,061

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 44,106,311 shares at $10.00 per share redemption value	441,063,112
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 24,893,689 shares issued and outstanding (excluding 44,106,311 shares subject to possible redemption)	2,489
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 17,250,000 shares issued and outstanding	1,725
Additional paid-in capital	190,771,666
Accumulated deficit	(185,775,870)

Total Shareholders’ Equity	5,000,010

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$690,926,183

The accompanying notes are an integral part of these financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Formation and operating costs	$1,042,637

Loss from Operations	(1,042,637)

Other Income (expense):
Change in fair value of warrant liability	(106,714,978)
Change in fair value of FPA	(69,874,782)
Compensation expense resulting from issuance of private placement warrants	(6,992,602)
Offering costs allocated to warrant liabilities	(1,150,871)

Total Other Income (expense)	$(185,775,870)

Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000

Basic and diluted net income per share, Class A	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	16,748,571

Basic and diluted net loss per share, Class B	$(11.09)

The accompanying notes are an integral part of these financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — July 3, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	17,250,000	1,725	23,275	—	25,000
Sale of 69,000,000 Units, net of underwriting discounts and offering costs and Public Warrant fair value	69,000,000	6,900	—	—	631,807,092	—	631,813,992
Class A ordinary shares subject to possible redemption	(44,106,311)	(4,411)	—	—	(441,058,701)	—	(441,063,112)
Net loss	—	—	—	—	—	(185,775,870)	(185,775,870)

Balance — December 31, 2020	24,893,689	$2,489	17,250,000	$1,725	$190,771,666	$(185,775,870)	$5,000,010

The accompanying notes are an integral part of these financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net loss	$(185,775,870)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	106,714,978
Loss on FPA liability	69,874,782
Compensation expense on Private Placement warrants	6,992,602
Offering costs allocated to warrant liabilities	1,150,871
Formation cost paid by Sponsor in exchange for issuance of founder shares	5,000
Operating expenses paid through advance from related party	32,075
Changes in operating assets and liabilities:
Prepaid expenses	92,814
Accrued expenses	900,948

Net cash used in operating activities	(11,800)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(690,000,000)

Net cash used in investing activities	(690,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	676,200,000
Proceeds from sale of Private Placement Warrants	15,800,000
Repayment of advances from related party	(1,383,191)

Net cash provided by financing activities	690,616,809

Net Change in Cash	605,009
Cash – Beginning	—

Cash – Ending	$605,009

Non-Cash Investing and Financing Activities:
Offering costs paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	$20,000

Accrued expenses paid through advances from related party	$558

Payment of offering costs through advances from related party	$954,273

Payment of prepaid expenses through advances from related party	$413,988

Initial classification of Class A ordinary shares subject to possible redemption	$618,455,829

Change in value of Class A ordinary shares subject to possible redemption	$(177,392,717)

Deferred underwriting fee payable	$24,150,000

Initial classification of warrant liability:	$43,205,208
Initial classification of FPA liability:	$234,683

The accompanying notes are an integral part of the financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Dragoneer Growth Opportunities Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 3, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 3, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (“CCC”) (see Note 11).

The registration statement for the Company’s Initial Public Offering was declared effective on August 13, 2020. On August 18, 2020, the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,800,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Dragoneer Growth Opportunities Holdings (the “Sponsor”), generating gross proceeds of $15,800,000, which is described in Note 5.

Transaction costs amounted to $38,924,273, consisting of $13,800,000 of underwriting fees, $24,150,000 of deferred underwriting fee and $974,273 of other offering costs.

Following the closing of the Initial Public Offering on August 18, 2020, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the net proceeds from the sale of the Private Placement Warrants was placed in a non-interest bearing trust account (the “Trust Account”) which the Company expects will not earn interest or be invested until January 1, 2021, after which the proceeds will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The NYSE listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.

The Company will have until August 18, 2022 (or November 18, 2022 if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by August 18, 2022 but has not completed a Business Combination by August 18, 2022) to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period as may be extended from time to time by the Company as a result of a shareholder vote to amend its Amended and Restated Memorandum and Articles of Association (an “Extension Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or any Extension Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or any Extension Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Shares due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants and forward purchase units, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In Addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement (the “Warrant Agreement”). The provisions noted in the SEC Statement impact the Company’s Public Warrants and the Private Placement Warrants.

In further consideration of the SEC Statement, the Company’s management evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period as well as re-evaluate the treatment of the warrants (including on August 18, 2020, September 30, 2020, and December 31, 2020) and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of August 18, 2020 (audited)
Total Liabilities	$25,131,073	$43,439,891	$68,570,964
Class A Ordinary Shares Subject to Redemption	661,895,720	(43,439,891)	618,455,829
Class A Ordinary Shares	281	434	715
Additional Paid in Capital	5,003,001	8,377,722	13,380,723
Accumulated Deficit	(5,000)	(8,378,156)	(8,383,156)
Number of Class A ordinary shares subject to redemption	66,189,572	(4,343,989)	61,845,583

Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$25,274,901	$116,489,061	$141,763,962
Class A Ordinary Shares Subject to Redemption	661,858,040	(116,489,061)	545,368,979
Class A Ordinary Shares	281	1,165	1,446
Additional Paid-in Capital	5,040,681	81,426,161	86,466,842
Accumulated Deficit	(42,685)	(81,427,326)	(81,470,011)
Number of Class A ordinary shares subject to redemption	66,185,804	(11,648,906)	54,536,898

Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$25,068,093	$219,794,968	$244,863,061
Class A Ordinary Shares Subject to Redemption	660,858,080	(219,794,968)	441,063,112
Class A Ordinary Shares	291	2,198	2,489
Additional Paid-in Capital	6,040,631	184,731,035	190,771,666
Accumulated Deficit	(1,042,637)	(184,733,233)	(185,775,870)
Number of Class A ordinary shares subject to redemption	66,085,808	(21,979,497)	44,106,311

Statement of operations for the period from July 3, 2020 (inception) to September 30, 2020 (unaudited)
Net loss	$(42,685)	$(81,427,326)	$(81,470,011)
Weighted average shares outstanding – Class A redeemable shares	69,000,000	—	69,000,000
Basic and Diluted EPS – Class A	0.00	0.00	0.00
Weighted average shares outstanding – Class B	17,250,000	—	17,250,000
Basic and Diluted EPS – Class B	0.00	(4.72)	(4.72)
Statement of operations for the period from July 3, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(1,042,637)	$(184,733,233)	$(185,775,870)
Weighted average shares outstanding – Class A redeemable shares	69,000,000	—	69,000,000
Basic and Diluted EPS – Class A	0.00	0.00	0.00
Weighted average shares outstanding – Class B	17,250,000	—	16,748,571
Basic and Diluted EPS – Class B	(0.06)	(11.03)	(11.09)

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Cash Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were held in cash.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $37,773,402 were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs allocated to the warrant liabilities amounted to $1,150,871, are expensed and included in other expenses in the statement of operations.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. The fair value of Private Warrants was determined using a Black-Scholes option pricing model.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement’s recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company is considered to be a Cayman Islands exempted company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Ordinary Share

Net loss per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 29,600,000 shares of Class A ordinary shares in the aggregate.

The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from July 3, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$—

Net Earnings	$—

Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	69,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00

Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(185,775,870)
Redeemable Net Earnings	$—

Non-Redeemable Net Loss	$(185,775,870)

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	16,748,571
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(11.09)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 15,800,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

purchase price of $15,800,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or any Extension Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

In July 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 17,250,000 Class B ordinary shares (the “Founder Shares”). On July 23, 2020, the Sponsor transferred 75,000 Founder Shares to each of the Company’s directors. The Founder Shares included an aggregate of up to 2,250,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.

Each of the Company’s initial shareholders has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Advances from Related Party

An affiliate of the Sponsor advanced the Company an aggregate of $1,400,894 to cover expenses related to the Initial Public Offering and for working capital purposes. The advances are non-interest bearing and due on demand. Advances in the aggregate amount of $1,383,191 were repaid during the period ended December 31, 2020. As of December 31, 2020, advances in the aggregate amount of $17,703 are outstanding.

Promissory Note – Related Party

On July 10, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. There were no outstanding borrowings under the Promissory Note as of December 31, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

On January 19, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $2,000,000 (the “Convertible Promissory Note”) (see Note 11).

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on August 13, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $13,800,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $24,150,000 in the aggregate. The deferred fee will be forfeited by the underwriters in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

On July 24, 2020 and August 12, 2020, the Company entered into two respective forward purchase agreements which provide for the purchase by each of Dragoneer Funding LLC (“Dragoneer Funding”) and

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

entities managed by or associated with certain affiliates of Willett Advisors LLC of up to a combined aggregate of 17,500,000 units (the “forward purchase units”), with each unit consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share for $10.00 per unit, or $175,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of a Business Combination.

The obligations under the forward purchase agreements will not depend on whether any public shareholders elect to redeem their shares and provide a minimum funding level for the initial Business Combination. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and warrants, respectively, included in the Units sold in the Initial Public Offering, except that they will be subject to certain registration rights.

NOTE 8 — SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 24,893,689 Class A ordinary shares issued and outstanding, excluding 44,106,311 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 17,250,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Prior to the Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of a Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any forward purchase securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 9 – WARRANT LIABILITY

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrant is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrant expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Class A ordinary shares; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or any Extension Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. At December 31, 2020, the Company had no held-to-maturity securities.

At December 31, 2020, assets held in the Trust Account were comprised of $690,000,000 in cash. During the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	December 31, 2020
Liabilities:
Warrant Liability – Public Warrants	1	$59,064,000
Warrant Liability – Private Placement Warrants	3	$90,856,186
FPA Liability	3	$69,874,782

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of July 3, 2020 (inception)	$—	$—	$—
Initial measurement on August 18, 2020	22,792,602	20,412,606	43,205,208
Change in valuation inputs or other assumptions	68,063,584	38,651,394	106,714,978

Fair value as of December 31, 2020	$90,856,186	$59,064,000	$149,920,186

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

FPA Liability

The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $175 million pursuant to the FPAs is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPAs. The fair value of the common stock and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $175 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of December 31, 2020, the probability assigned to the consummation of the Business Combination was 95% which was determined based on an observed success rates of business combinations for special purpose acquisition companies.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value, July 3, 2020	$—
Loss on change in fair value (1)	69,874,782

Fair value, December 31, 2020	$69,874,782

(1)	Represents the non-cash loss on change in valuation of the FPA liability and is included in loss on change in fair value of FPA liability on the statement of operations.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as describe below, except as described in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 19, 2021, the Company entered into a Convertible Promissory Note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $2,000,000, which amount was drawn in full on the same day. The Convertible Promissory Note is non-interest bearing and due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. Up to $2,000,000 of the Convertible Promissory Note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants.

On February 2, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”), by and among the Company, Chariot Merger Sub and CCC. The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed as determined by CCC in its sole discretion, (B) each outstanding Class A ordinary share of the Company and each outstanding Class B ordinary share of the Company will become one share of common stock of the Company (the “Dragoneer Common Stock”), and (C) each outstanding warrant of the Company will become one warrant to purchase one share of Dragoneer Common Stock; and (ii) following the Domestication, Chariot Merger Sub will merge with and into CCC, with CCC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”).

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement) immediately following the Closing (as defined in the Business Combination Agreement), an aggregate of 15,000,000 shares of Dragoneer Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $150,000,000.

DRAGONEER GROWTH OPPORTUNITIES CORP.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$1,516,519	$605,009
Prepaid expenses	329,123	321,174

Total Current Assets	1,845,642	926,183
Cash held in Trust Account	690,006,239	690,000,000

Total Assets	$691,851,881	$690,926,183

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$4,238,716	$900,390
Convertible note – related party, net of debt discount	1,000,000	—
Advances from related party	1,755	17,703

Total Current Liabilities	5,240,471	918,093
FPA liability	7,017,436	69,874,782
Conversion option liability	1,237,561	—
Warrant liabilities	47,518,731	149,920,186
Deferred underwriting fee payable	24,150,000	24,150,000

Total Liabilities	85,164,199	244,863,061

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 69,000,000 and 44,106,311 shares at March 31, 2021 and December 31, 2020 at $10.00 per share, respectively	690,000,000	441,063,112

Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 0 and 24,893,689 shares issued and outstanding (excluding 69,000,000 and 44,106,311 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	—	2,489
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 17,250,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	1,725	1,725
Additional paid-in capital	—	190,771,666
Accumulated deficit	(83,314,043)	(185,775,870)

Total Shareholders’ (Deficit) Equity	(83,312,318)	5,000,010

Total Liabilities and Shareholders’ (Deficit) Equity	$691,851,881	$690,926,183

The accompanying notes are an integral part of these unaudited condensed financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.

CONDENSED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

General and administrative expenses	$4,402,919

Loss from operations	(4,402,919)

Other income:
Interest earned on marketable securities held in Trust Account	6,239
Change in fair value of FPA liability	62,857,346
Change in fair value of conversion option	762,439
Change in fair value of warrant liabilities	102,401,455
Interest expense - amortization of debt discount	(1,000,000)

Other income, net	165,027,479

Net income	$160,624,560

Weighted average shares outstanding of Class A ordinary redeemable shares	69,000,000

Basic and diluted income per share, Class A ordinary redeemable shares	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000

Basic and diluted net loss per share, Class B non-redeemable ordinary shares	$9.31

The accompanying notes are an integral part of these unaudited condensed financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance – January 1, 2021	24,893,689	$2,489	17,250,000	$1,725	$190,771,666	$(185,775,870)	$5,000,010
Change in value of Class A Ordinary shares subject to possible redemption	(24,893,689)	(2,489)	—	—	(190,771,666)	(58,162,733)	(248,936,888)
Net income	—	—	—	—	—	160,624,560	160,624,560

Balance – March 31, 2021	—	$—	17,250,000	$1,725	$—	$(83,314,043)	$(83,312,318)

The accompanying notes are an integral part of these unaudited condensed financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.

CONDENSED STATEMENT OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

Cash Flows from Operating Activities:
Net income	$160,624,560
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	(102,401,455)
Change in fair value of FPA liability	(62,857,346)
Change in fair value of conversion option	(762,439)
Amortization of debt discount	1,000,000
Interest earned on marketable securities held in Trust Account	(6,239)
Changes in operating assets and liabilities:
Prepaid expenses	(7,949)
Accounts payable and accrued expenses	3,338,326

Net cash used in operating activities	(1,072,542)

Cash Flows from Financing Activities:
Proceeds from convertible promissory note - related party	2,000,000
Advances from related party	1,755
Repayment of advances from related party	(17,703)

Net cash provided by financing activities	1,984,052

Net Change in Cash	911,510
Cash – Beginning	605,009

Cash – Ending	$1,516,519

Non-Cash Investing and Financing Activities:
Initial classification of conversion option	$2,000,000

Change in value of Class A ordinary shares subject to redemption	$248,936,888

The accompanying notes are an integral part of these unaudited condensed financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Note 1 — Description of Organization and Business Operations

Dragoneer Growth Opportunities Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 3, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from July 3, 2020 (inception) through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (“CCC”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company may generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on August 13, 2020. On August 18, 2020 the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,800,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Dragoneer Growth Opportunities Holdings (the “Sponsor”), generating gross proceeds of $15,800,000, which is described in Note 4.

Transaction costs amounted to $38,924,273, consisting of $13,800,000 of underwriting fees, $24,150,000 of deferred underwriting fee and $974,273 of other offering costs.

Following the closing of the Initial Public Offering on August 18, 2020, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the net proceeds from the sale of the Private Placement Warrants was placed in a non-interest bearing trust account (the “Trust Account”) which the Company expects will not earn interest or be invested until January 1, 2021, after which the proceeds will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

of the net proceeds are intended to be applied generally toward consummating a Business Combination. The NYSE listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote in person or by proxy at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.

The Company will have until August 18, 2022 (or November 18, 2022 if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by August 18, 2022 but has not completed a Business Combination by August 18, 2022) to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period as may be extended from time to time by the Company as a result of a shareholder vote to amend its Amended and Restated Memorandum and Articles of Association (an “Extension Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or any Extension Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or any Extension Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Shares due to reductions in the

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s amended Annual Report on Form 10-K/A for the period ended December 31, 2020 filed with the SEC on May 13, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2020 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Cash and Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, the assets held in the Trust Account were held in mutual funds and cash, respectively.

Class A Ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed balance sheets.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $37,773,402 were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs allocated to the warrant liabilities amounted to $1,150,871, were expensed as of the date of the Initial Public Offering.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. The fair value of the Private Warrants was determined using a Black-Scholes option pricing model.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income Per Ordinary Share

Net loss per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 29,600,000 shares of Class A ordinary shares in the aggregate.

The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

Three Months Ended March 31,
2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest income earned on marketable securities held in Trust Account	$6,239
Net Earnings	$6,239
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	69,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00

Non-Redeemable Class B Ordinary Shares
Numerator: Net Income minus Redeemable Net Earnings
Net Income	$160,624,560
Less: Redeemable Net Earnings	(6,239)

Non-Redeemable Net Income	$160,618,321
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	17,250,000
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$9.31

Note: As of March 31, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s unaudited condensed financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 15,800,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $15,800,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or any Extension Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

In July 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 17,250,000 Class B ordinary shares (the “Founder Shares”). On July 23, 2020, the Sponsor transferred 75,000 Founder Shares to each of the Company’s directors. The Founder Shares included an aggregate of up to 2,250,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.

Each of the Company’s initial shareholders has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Advances from Related Party

An affiliate of the Sponsor advanced the Company an aggregate of $1,400,894 to cover expenses related to the Initial Public Offering and for working capital purposes. The advances are non-interest bearing and due on demand. Advances in the aggregate amount of $17,703 were repaid during the three months ended March 31, 2021 and $1,383,191 were repaid during the year ended December 31, 2020. As of March 31, 2021, advances in the aggregate amount of $1,755 are outstanding.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Promissory Note – Related Party

On July 10, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. There were no outstanding borrowings under the Promissory Note as of March 31, 2021 and December 31, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

On January 19, 2021, the Company entered into a Convertible Promissory Note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $2,000,000. The Convertible Promissory Note is non-interest bearing and due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. Up to $2,000,000 of the Convertible Promissory Note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. As of March 31, 2021, the outstanding balance under the Convertible Promissory Note amounted to $2,000,000.

The Company assessed the provisions of the Convertible Promissory Note under ASC 815-15. The derivative component of the obligation is initially valued and classified as a derivative liability with an offset to debt discount. The conversion option was valued using a Black-Scholes Option Pricing Model, which is considered to be Level 3 fair value measurement (see Note 9).

The debt discount is being amortized to interest expense as a non-cash charge over the term of the Convertible Promissory Note, which is assumed to be June 2022, the Company’s expected Business Combination date. The Company initially recorded a debt discount, which is presented net of the Convertible Promissory Note on the accompanying condensed balance sheet, of $2,000,000. During the three months ended March 31, 2021, the Company recorded $1,000,000 of interest expense related to the amortization of the debt discount.

Note 6 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on August 13, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $13,800,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $24,150,000 in the aggregate. The deferred fee will be forfeited by the underwriters in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

On July 24, 2020 and August 12, 2020, the Company entered into two respective forward purchase agreements which provide for the purchase by each of Dragoneer Funding LLC (“Dragoneer Funding”) and entities managed by or associated with Willett Advisors LLC of up to a combined aggregate of 17,500,000 units (the “forward purchase units”), with each unit consisting of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share for $10.00 per unit, or $175,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of a Business Combination.

The obligations under the forward purchase agreements will not depend on whether any public shareholders elect to redeem their shares and provide a minimum funding level for the initial Business Combination. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and warrants, respectively, included in the Units sold in the Initial Public Offering, except that they will be subject to certain registration rights.

Business Combination Agreement

On February 2, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”), by and among the Company, Chariot Merger Sub and CCC. The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed as determined by CCC in its sole discretion, (B) each outstanding Class A ordinary share of the Company and each outstanding Class B ordinary share of the Company will become one share of common stock of the Company (the “Dragoneer Common Stock”), and (C) each outstanding whole warrant of the Company will become one warrant to purchase one share of Dragoneer Common Stock; and (ii) following the Domestication, Chariot Merger Sub will merge with and into CCC, with CCC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”).

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement) immediately following the Closing (as defined in the Business Combination Agreement), an aggregate of 15,000,000 shares of Dragoneer Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $150,000,000.

Note 7 — Shareholders’ Equity

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31 ,2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 8,931,232 and 24,898,689 Class A ordinary shares issued and outstanding, excluding 60,068,768 and 44,106,311 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 17,250,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Prior to the Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of a Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any forward purchase securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 8 — Warrant Liability

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrant is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrant expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Class A ordinary shares; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or any Extension Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. At March 31, 2021 and December 31, 2020, the Company had no held-to-maturity securities.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

At December 31, 2020, assets held in the Trust Account were comprised of $690,000,000 in cash. At March 31, 2021, assets held in the Trust Account were comprised of $690,006,239 in money market funds. During the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	March 31, 2021	December 31, 2020
Assets – Assets Held in Trust Account	1	$690,006,239	$—
Liabilities:
Warrant Liability – Public Warrants	1	$21,942,000	$59,064,000
Warrant Liability – Private Placement Warrants	3	$25,576,731	$90,856,186
Warrant Liability – Conversion option	3	$1,237,561	$—
FPA Liability	3	$7,017,436	$69,874,782

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the change in fair value of warrant liabilities in the statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement
Fair value as of January 1, 2021	$90,856,186
Change in fair value	(65,279,455)

Fair value as of March 31, 2021	$25,576,731

Conversion Option Liability

The liability for the conversion option was valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Black Scholes model’s primary unobservable input utilized in determining the fair value of the conversion option is the expected volatility of the common stock. The expected volatility was implied from the Company’s own Public Warrant pricing.

DRAGONEER GROWTH OPPORTUNITIES CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table presents the changes in the fair value of the conversion option liability:

Conversion Option Liability
Fair value as of January 1, 2021	$—
Initial classification of conversion option liability	8,480,557
Change in fair value	(7,242,996)

Fair value as of March 31, 2021	$1,237,561

FPA Liability

The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $175 million pursuant to the FPAs is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPAs. The fair value of the common stock and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $175 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary non-observable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of March 31, 2021, the probability assigned to the consummation of the Business Combination was 95% which was determined based on an observed success rates of business combinations for special purpose acquisition companies.

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis:

FPA Liability
Fair value as of January 1, 2021	$69,874,782
Change in fair value	(62,857,346)

Fair value as of March 31, 2021	$7,017,436

There were no transfers between levels for the three months ended March 31, 2021.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Cypress Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cypress Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for revenue recognition in the year ended December 31, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), and the related amendments, under the modified retrospective method.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Chicago, IL

March 29, 2021

We have served as the Company’s auditor since 2006.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

(In thousands, except share data)

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$162,118	$93,201
Accounts receivable—Net of allowances of $4,224 and $3,970 for 2020 and 2019, respectively	74,107	63,613
Income taxes receivable	2,037	5,813
Deferred contract costs	11,917	10,807
Other current assets	31,586	21,315

Total current assets	281,765	194,749

SOFTWARE, EQUIPMENT, AND PROPERTY—Net	101,438	89,504
INTANGIBLE ASSETS—Net	1,311,917	1,410,517
GOODWILL	1,466,884	1,466,884
DEFERRED FINANCING FEES, REVOLVER—Net	746	1,166
DEFERRED CONTRACT COSTS	14,389	12,463
OTHER ASSETS	18,416	9,300

TOTAL	$3,195,555	$3,184,583

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,164	$15,416
Accrued expenses	52,987	53,132
Income taxes payable	5,129	2,181
Current portion of long-term debt	25,381	10,000
Current portion of long-term licensing agreement—Net	2,540	2,386
Deferred revenues	26,514	25,096

Total current liabilities	125,715	108,211

LONG-TERM DEBT:
First Lien Term Loan—Net	1,292,597	947,175
Second Lien Term Loan—Net	—	366,337

Total long-term debt	1,292,597	1,313,512

DEFERRED INCOME TAXES—Net	322,348	333,472
LONG-TERM LICENSING AGREEMENT—Net	36,331	38,871
OTHER LIABILITIES	32,770	11,654

Total liabilities	1,809,761	1,805,720

COMMITMENTS AND CONTINGENCIES (Notes 18 and 19)
MEZZANINE EQUITY:
Redeemable non-controlling interests	14,179	—
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par; 1,500,000 shares authorized; no shares issued and outstanding	—	—
Common stock—Series A, $0.001 par; 3,000,000 shares authorized; 1,450,978 shares issued and outstanding at December 31, 2020 and December 31, 2019	1	1
Common stock—Series B, $0.001 par; 500,000 shares authorized; 29,785 and 27,967 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	1,501,255	1,491,753
Accumulated deficit	(129,370)	(112,494)
Accumulated other comprehensive loss	(271)	(397)

Total stockholders’ equity	1,371,615	1,378,863

TOTAL	$3,195,555	$3,184,583

See notes to consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

(In thousands, except share and per share data)

	2020	2019	2018
REVENUES	$633,063	$616,084	$569,772

COST OF REVENUES
Cost of revenues, exclusive of amortization and impairment of acquired technologies	182,414	191,868	184,418
Amortization of acquired technologies	26,303	27,797	28,379
Impairment of acquired technologies	—	5,984	—

Total cost of revenues	208,717	225,649	212,797

GROSS MARGIN	424,346	390,435	356,975

OPERATING EXPENSES:
Research and development	109,508	114,005	108,169
Selling and marketing	74,710	82,109	73,830
General and administrative	90,838	78,128	65,728
Amortization of intangible assets	72,310	81,329	84,335
Impairment of goodwill	—	25,797	—
Impairment of intangible assets	—	175,269	—

Total operating expenses	347,366	556,637	332,062

OPERATING INCOME (LOSS)	76,980	(166,202)	24,913

INTEREST EXPENSE	(77,003)	(89,475)	(90,329)

(LOSS) GAIN ON CHANGE IN FAIR VALUE OF INTEREST RATE SWAPS	(13,249)	(22,432)	6,890

LOSS ON EARLY EXINGUISHMENT OF DEBT	(8,615)	—	—
OTHER INCOME—Net	332	476	472

PRETAX LOSS	(21,555)	(277,633)	(58,054)

INCOME TAX BENEFIT	4,679	67,293	3,023

NET LOSS INCLUDING NON-CONTROLLING INTEREST	(16,876)	(210,340)	(55,031)
Less: net loss attributable to non-controlling interest	—	—	—

NET LOSS ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	$(16,876)	$(210,340)	$(55,031)

Net loss per share attributable to Class A and Class B common stockholders - basic and diluted	$(11.40)	$(142.28)	$(37.22)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders - basic and diluted	1,480,296	1,478,350	1,478,373

COMPREHENSIVE LOSS:
Net loss including non-controlling interest	(16,876)	(210,340)	(55,031)
Other comprehensive gain (loss)—Foreign currency translation adjustment	126	(89)	(34)

COMPREHENSIVE LOSS INCLUDING NON-CONTROLLING INTEREST	(16,750)	(210,429)	(55,065)
Less: comprehensive loss attributable to non-controlling interest	—	—	—

COMPREHENSIVE LOSS ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	$(16,750)	$(210,429)	$(55,065)

See notes to consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

(In thousands, except number of shares)

	Redeemable Non-Controlling Interest	Issued Preferred Stock			Issued Common Stock					Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss
					Series A		Series B						Total Stockholders’ Equity
		Number of Shares	Par Value		Number of Shares	Par Value	Number of Shares	Par Value
BALANCE—January 1, 2018	$—	—		$—	1,450,978	$1	27,489		$—	$1,477,089	$190,981	$(274)	$1,667,797
Dividend to shareholders		—			—		—			—	(50,000)		(50,000)
Stock-based compensation expense	—	—		—	—	—	—		—	7,199	—	—	7,199
Exercise of stock options—net of tax	—	—		—	—	—	16		—	(6)	—	—	(6)
Repurchase and cancellation of Series B common stock	—	—		—	—	—	(100)		—	(100)	—	—	(100)
Foreign currency translation adjustment	—	—		—	—	—	—		—	—	—	(34)	(34)
Net loss	—	—		—	—	—	—		—	—	(55,031)	—	(55,031)

BALANCE—December 31, 2018	—	—		—	1,450,978	1	27,405		—	1,484,182	85,950	(308)	1,569,825
Cumulative effect of change in accounting principle related to revenue recognition related to revenue recognition		—			—		—			—	11,896		11,896
Stock-based compensation expense	—	—		—	—	—	—		—	7,124	—	—	7,124
Exercise of stock options—net of tax	—	—		—	—	—	688		—	595	—	—	595
Repurchase and cancellation of Series B common stock	—	—		—	—	—	(126)		—	(148)	—	—	(148)
Foreign currency translation adjustment	—	—		—	—	—	—		—	—	—	(89)	(89)
Net loss	—	—		—	—	—	—		—	—	(210,340)	—	(210,340)

BALANCE—December 31, 2019	—	—		—	1,450,978	1	27,967		—	1,491,753	(112,494)	(397)	1,378,863
Issuance of non-controlling interest in subsidiary	14,179	—		—	—	—	—		—	—	—	—	—
Issuance of Series B common stock	—	—		—	—	—	1,000		—	1,560	—	—	1,560
Stock-based compensation expense	—	—		—	—	—	—		—	7,486	—	—	7,486
Exercise of stock options—net of tax	—	—		—	—	—	971		—	692	—	—	692
Repurchase and cancellation of Series B common stock	—	—		—	—	—	(153)		—	(236)	—	—	(236)
Foreign currency translation adjustment	—	—		—	—	—	—		—	—	—	126	126
Net loss	—	—		—	—	—	—		—	—	(16,876)	—	(16,876)

BALANCE—December 31, 2020	$14,179	—	$		1,450,978	$1	29,785	$		$1,501,255	$(129,370)	$(271)	$1,371,615

See notes to consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

(In thousands)

	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,876)	$(210,340)	$(55,031)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of software, equipment, and property	17,749	18,391	14,700
Amortization of intangible assets	98,613	109,126	112,713
Impairment of goodwill and intangible assets	—	207,050	—
Deferred income taxes	(11,124)	(84,280)	(3,749)
Stock-based compensation	11,336	7,124	7,199
Amortization of deferred financing fees	4,630	4,837	4,654
Amortization of discount on debt	738	633	597
Change in fair value of interest rate swaps	13,249	22,432	(6,890)
Loss on early extinguishment of debt	8,615	—	—
Gain on divestiture	(3,800)	—	—
Other	114	51	10
Changes in:
Accounts receivable—Net	(10,558)	(4,494)	1,930
Deferred contract costs	(1,110)	(4,281)	—
Other current assets	(6,483)	(4,139)	(556)
Deferred contract costs—Non-current	(1,926)	(3,031)	—
Other assets	(9,187)	(1,778)	(4,379)
Income taxes	6,724	(1,277)	(967)
Accounts payable	(2,256)	4,465	2,313
Accrued expenses	165	1,296	(1,620)
Deferred revenues	1,376	2,306	(335)
Other liabilities	3,954	2,210	1,697

Net cash provided by operating activities	103,943	66,301	72,286

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of software, equipment, and property	(30,107)	(20,461)	(20,179)
Purchase of intangible asset	(560)	(159)	—
Purchase of investment	—	(435)	—

Net cash used in investing activities	(30,667)	(21,055)	(20,179)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of non-controlling interest in subsidiary	14,179	—	—
Principal payments on long-term debt	(388,846)	(10,000)	(10,000)
Proceeds from issuance of long-term debt, net of fees paid to lender	369,792	—	—
Proceeds from borrowings on revolving lines of credit	65,000	—	—
Repayment of borrowings on revolving lines of credit	(65,000)	—	—
Payment of fees associated with early extinguishment of long-term debt	(29)	—	—
Proceeds from exercise of stock options	719	720	—
Repurchases of Series B common stock	(236)	(148)	(100)
Dividend to stockholders	—	—	(50,000)

Net cash used in financing activities	(4,421)	(9,428)	(60,100)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	62	(70)	(77)

NET CHANGE IN CASH AND CASH EQUIVALENTS	68,917	35,748	(8,070)

CASH AND CASH EQUIVALENTS:
Beginning of year	93,201	57,453	65,523

End of year	$162,118	$93,201	$57,453

NONCASH INVESTING AND FINANCING ACTIVITIES:
Unpaid liability related to software, equipment, and property	$239	$7,279	$3,220

Asset obtained in exchange for financing liability	$—	$—	$43,500

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$71,649	$87,215	$85,561

Cash received (paid) for income taxes—Net	$917	$(17,958)	$(1,707)

See notes to consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND 2019 AND FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Basis of Presentation—In April 2017, Cypress Holdings, Inc. (the “Company” or “Cypress Holdings”), a corporation organized by affiliates of Advent International Inc. (“Advent”), through its wholly owned subsidiaries, Cypress Holdings Intermediate Holdings I, Inc., Cypress Holdings Intermediate Holdings II, Inc., and Cypress Merger Sub, Inc. acquired all the outstanding shares and all other assets and liabilities related to the business of Jaguar Holdings Inc. (“Jaguar Holdings”) (the “Acquisition”). In connection with the Acquisition, Cypress Merger Sub, Inc., the surviving corporation, was renamed Cypress Intermediate Holdings III, Inc. (“Cypress Intermediate”). Subsequently, Cypress Intermediate and Jaguar Intermediate Holdings Inc. merged with and into CCC Information Services Inc. (“CCC”), the operating company, with CCC continuing after the merger as the surviving corporation.

Nature of Operations—The Company is headquartered in Chicago, Illinois. The Company’s primary operations are in the United States (“US”) and it also has operations in China.

The Company is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our cloud-based software as a service (“SaaS”) platform connects trading partners, facilitates commerce, and supports mission-critical, artificial intelligence enabled digital workflows. Our platform digitizes workflows and connects companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.

Risk and Uncertainties—In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus (“COVID-19”) to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other marketing events to virtual-only through the date the financial statements were issued. The COVID-19 pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time. COVID-19 and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying consolidated financial statements are prepared in accordance with US generally accepted accounting principles, or GAAP, and include the accounts of the Company and its wholly-owned subsidiaries and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling interest.

Use of Estimates—The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts, and the disclosures of contingent amounts in the

Company’s consolidated financial statements and the accompanying notes. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from management’s estimates if past experience or other assumptions are not substantially accurate. Significant estimates in these consolidated financial statements include the estimation of contract transaction prices, the determination of the amortization period for contract assets, the valuation of goodwill and intangible assets and the estimates and assumptions associated with stock incentive plans and the fair value of common stock.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. While the Company has deposits that exceed federally insured limits at financial institutions, the Company places its cash and cash equivalents in highly rated institutions. The Company has never experienced any losses related to these balances.

Foreign Currency—The Company’s functional currency is the US dollar; however, for operations located in China, the functional currency is the local currency. Assets and liabilities of the foreign operations are translated to US dollars at exchange rates in effect at the consolidated balance sheet date, while statement of operations accounts are translated to US dollars at the average exchange rates for the period. Translation gains and losses are recorded and remain as a component of accumulated other comprehensive loss in stockholders’ equity until transactions are settled or the foreign entity is sold or liquidated. Gains and losses resulting from transactions that are denominated in a currency that is not the functional currency are recorded to other income–net, in the consolidated statements of operations and comprehensive loss.

Significant Customers and Concentration of Credit Risks—The Company is potentially subject to concentration of credit risk primarily through its accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. Credit risk on accounts receivables is minimized as a result of the large and diverse nature of the Company’s customer base.

Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For each significant customer, revenue as a percentage of total revenue and accounts receivable as a percentage of net accounts receivable are as follows:

	Revenue
	Year Ended December 31,
	2020	2019	2018
Customer A	*	12%	13%
Customer B	11%	11%	11%

	Accounts Receivable
	December 31,
	2020	2019
Customer A	12%	*
Customer B	*	14%

*	Below 10%

Revenue Recognition— Effective January 1, 2019, the Company’s revenue recognition policy follows guidance from Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers.

The Company generates revenue from contracts that are generally billed either on a monthly subscription or transactional basis. Other revenue primarily consists of professional services revenue that is generally transaction-based (where a fee per transaction is charged). Revenues are recognized as control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company determines revenue recognition based on the application of the following steps:

•	Identification of the contract, or contracts, with a customer
•	Identification of the performance obligation(s) in the contract
•	Determination of the transaction price
•	Allocation of the transaction price to the performance obligation(s) in the contract
•	Recognition of revenue when, or as a performance obligation is satisfied

Software Subscription Revenues-Software services are hosted and provide customers with the right to use the hosted software over the contract period without taking possession of the software and are generally billed on either a monthly subscription or transactional basis. Revenues related to services billed on a subscription basis are recognized ratably over the contract period as this is the time period over which services are transferred to the customer, generally between three and five years.

Revenues from subscription services represent a stand-ready obligation to provide access to the Company’s platform. As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, subscription arrangements include a series of distinct services. The Company may provide certain of its customers with implementation activities such as basic setup, installation and initial training that the Company must undertake to fulfill the contract. These are considered fulfillment activities that do not transfer the service to the customer.

For contracts with fixed and variable consideration, to the extent that customers’ usage exceeds the committed contracted amounts under their subscriptions, they are charged for their incremental usage. For such overage fees, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. Revenue recognized from overage fees was not material during the years ended December 31, 2020, 2019 and 2018. When customers’ usage falls below the committed contracted amounts, the customer does not receive any credits or refunds for the shortfall.

For contracts where fees are solely based on transaction volume, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced practical expedient.

Other Revenue-Other revenues are recognized over time as the services are performed and consist of professional services and other non-software services. Other revenues are generally invoiced monthly in arrears.

Revenues related to such services that are billed on a transactional basis are recognized when the transaction for the related service occurs. Transaction revenue is primarily comprised of fees for professional services applied to the volume of transactions. These are typically based on a per-unit rate and are invoiced for the same period in which the transactions were processed and as the performance obligation is satisfied. For contracts with transaction fees, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced practical expedient.

Contracts with Multiple Performance Obligations-The Company’s contracts with customers can include access to different software applications such as CCC workflow, estimating, valuation and analytics, each of which is its own performance obligation. These additional services are either sold on a standalone basis or could be used on their own with readily available resources. For these contracts, the Company accounts for individual performance obligations separately, if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling price for distinct performance obligations are generally based on directly observable pricing. In instances where standalone selling price is not directly observable, the Company determines standalone selling price based on overall pricing objectives, which take into consideration observable data, market conditions and entity-specific factors.

Disaggregation of Revenue-The Company provides disaggregation of revenue based on type of service as it believes these categories best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The following table summarizes revenue by type of service for the years ended December 31 (in thousands):

	2020	2019	2018
Software subscriptions	$573,608	$540,219	$492,553
Other	59,455	75,865	77,219

Total revenues	$633,063	$616,084	$569,772

Transaction Price Allocated to the Remaining Performance Obligations-Remaining performance obligations represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2020, approximately $855 million of revenue is expected to be recognized from remaining performance obligations in the amount of approximately $405 million during the year ended December 31, 2021, and approximately $450 million thereafter. The estimated revenues do not include unexercised contract renewals. The remaining performance obligations exclude future transaction revenue where revenue is recognized as the services are rendered and in the amount to which the Company has the right to invoice.

Contract Liabilities-Contract liabilities consist of deferred revenue and include customer billings in advance of revenues being recognized from subscription contracts and professional services. Deferred revenue that is expected to be recognized during the succeeding twelve-month period is recorded as current, and the remaining portion is recorded as noncurrent and included within other liabilities on the consolidated balance sheets. During the years ended December 31, 2020 and 2019, $25.1 million and $22.8 million, respectively, that was included in the deferred revenue balance at the beginning of each period was recognized as revenue.

Costs to Obtain and Fulfill the Contract-The Company defers costs that are considered to be incremental and recoverable costs of obtaining a contract with a customer, including sales commissions. Costs to fulfill contracts are capitalized when such costs are direct and related to implementation activities for hosted software solutions. Capitalized costs to obtain a contract and costs to fulfill a contract are generally amortized over a period between three and five years, which represents the expected period of benefit of these costs and corresponds to the contract period. In instances where the contract term is significantly less than three years, costs to fulfill are amortized over the contract term which the Company believes best reflects the period of benefit of these costs.

ASC 605 Revenue Recognition-Prior to the adoption of ASC 606 on January 1, 2019, the Company’s revenue recognition policy followed guidance from ASC 605, Revenue Recognition, and revenue was recognized pursuant to the following policy.

Revenues are recognized only after services are provided, when persuasive evidence of an arrangement exists, the fee is fixed or determinable, and when collectability is probable. The Company generates revenue from subscription-based contracts that are billed either on a subscription or transactional basis.

Software subscription revenue is recognized ratably over the term of the arrangement, when installation commences and access has been made available to the customer. The customer does not have the contractual right to take possession of the software, and the items delivered at the outset of the contract (e.g., installation, training, etc.) do not have value to the customer without the hosted service and ongoing support and maintenance.

A transaction-based fee represents a payment for the right to use the software and access to the hosted database. The Company considers the fee to be fixed or determinable only at the time actual usage occurs, and, accordingly, the Company recognizes revenue at the time of actual usage.

Other revenue primarily consists of professional services revenue that is generally transaction-based (where a fee per transaction is charged).

Cost of Revenues—Cost of revenues is primarily composed of personnel costs and costs of external resources used in the delivery of services to customers, including software configuration, integration services, customer support activities, third party costs related to hosting the Company’s software for its customers, internal support of production infrastructure, depreciation expense, cost of software production, and license and royalty fees paid to third parties. Cost of revenues also includes amortization of internal use software, acquired technologies, and impairment charges on acquired technologies.

Research and Development—Research and development expenses consist primarily of personnel-related costs, including share-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain information technology expenses. Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred.

Selling and Marketing—Selling and marketing expenses consist primarily of personnel-related costs for our sales and marketing functions, including sales commissions and share-based compensation. Additional expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference.

The Company expenses advertising and other promotional expenditures as incurred. Advertising expenses were $1.6 million, $1.3 million and $1.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

General and Administrative—General and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additional expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.

Amortization of Intangible Assets—Amortization of intangible assets consists of the capitalized costs of intangible assets acquired in connection with the Company’s Acquisition in April 2017. These intangible assets are amortized on a straight-line basis over their estimated useful lives (Note 9).

Stock-Based Compensation—The Company’s stock-based compensation plans are described in Note 17. The Company accounts for stock-based payment awards based on the grant date fair value. Stock-based payment awards that are settled in cash are accounted for as liabilities. The Company recognizes stock-based compensation expense for only the portion of options expected to vest, based on an estimated forfeiture rate.

The Company recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. Stock-based compensation expense for the performance-based and market-based options is not recognized until the performance condition is probable of occurring.

The fair value of the Company’s awards with only a time-based component is estimated using the Black Scholes option pricing model. The fair value of the Company’s performance-based and market-based awards is estimated using the Monte Carlo simulation method. The assumptions utilized under these methods require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the related compensation expense of these stock-based payment awards.

Accounts Receivable—Net—Accounts receivable, as presented in the consolidated balance sheets, are net of customer sales allowances and doubtful accounts. The Company determines allowances for its sales reserves and doubtful accounts based on specific identification of customer accounts and historical experience to the remaining accounts receivable balance. The Company’s assessment of doubtful accounts includes using historical information and the probability of collection from customers. Doubtful accounts are charged to general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Software, Equipment, and Property—Net—Software, equipment, and property are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the asset’s estimated useful lives, which are as follows:

Software, equipment and property	Estimated Useful Life

Software and licenses	2-5 years
Computer equipment	3 years
Leasehold improvements	3-15 years
Furniture and other equipment	5 years
Database	25 years
Building	39 years
Land	Indefinite

Maintenance and repairs are expensed as incurred. Major renewals or betterments are capitalized.

Internal Use Software—The Company capitalizes the direct costs incurred in developing or obtaining internal use software, including platform development, infrastructure and tools, as well as certain payroll and payroll-related costs of employees who are directly associated with internal use computer software projects. The amount of capitalized payroll costs with respect to these employees is limited to the time directly spent on such projects. The costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation activities are expensed as incurred. Additionally, the Company expenses internal costs related to minor upgrades and enhancements as it is impractical to separate these costs from normal maintenance activities. Capitalized internal use software costs are recorded within software, equipment, and property on the Company’s consolidated balance sheets.

Goodwill and Intangible Assets— Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to an annual impairment test as of September 30 of each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Testing goodwill and intangible assets for impairment involves comparing the fair value of the reporting unit or intangible asset to its carrying value. If the carrying amount of a reporting unit or intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, up to the carrying value of the goodwill or intangible asset. The Company performed the impairment test of its reporting units for the years ended December 31, 2020, 2019 and 2018. For the year ended December 31, 2020, the Company determined no impairment existed. For the year ended December 31, 2019, the Company recognized a goodwill impairment charge of $25.8 million (Note 9). For the year ended December 31, 2018, the Company determined no impairment existed.

Long-Lived Assets—Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset or asset group to estimated undiscounted future cash flows expected to be generated by such assets. If the carrying amount of the assets exceeds their estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the assets exceeds their fair value. No impairment charges were recognized during the year ended December 31, 2020. During the year ended December 31, 2019, the Company recognized an impairment charge of $181.3 million on its definite-lived intangible assets (Note 9). No impairment charges were recognized during the year ended December 31, 2018.

Deferred Financing Costs—Deferred financing costs are capitalized and amortized over the life of the underlying financing agreement. See Note 12 Long-Term Debt for additional information.

Fair Value of Financial Instruments and Fair Value Measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value.

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company has interest rate swaps that are recognized as either assets or liabilities and are measured at fair value. The interest rate swaps are not designated as hedges and the gains and losses from changes in fair value are recognized in earnings in the period incurred. The carrying amounts reported in the consolidated financial statements approximate the fair value for cash equivalents, trade accounts receivable, trade payables, and accrued expenses, due to their short-term nature.

Income Taxes—Deferred income tax assets and liabilities are recognized for the expected future tax effects of temporary differences between the financial and income tax reporting basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. Deferred income taxes relate to the timing of recognition of certain revenue and expense items, and the timing of the deductibility of certain reserves and accruals for income tax purposes that differs from the timing for financial reporting purposes. The Company establishes a tax valuation allowance to the extent that it is more likely than not that a deferred tax asset will not be realizable against future taxable income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on its technical merits. Income tax positions must meet a more-likely-than-not recognition threshold to be recognized.

Accrual for Self-Insurance Costs—The Company maintains a self-insured group medical program. The program contains stop loss thresholds with amounts in excess of the self-insured levels fully insured by third-party insurers. Liabilities associated with this program are estimated in part by considering historical claims experience and medical cost trends.

Leases—The Company is a lessee of facilities in the United States and China and certain equipment under non-cancelable lease agreements. The Company categorizes leases at their inception as either operating or capital leases. For certain lease agreements, the Company may receive rent holidays and other incentives, including allowances for leasehold improvements. Future operating lease payments are recognized as rent expense on a straight-line basis without regard to deferred payment terms, such as rent holidays. Incentives received are treated as a reduction of rent expense over the term of the agreement. Leasehold improvements are capitalized at cost and amortized over the lesser of their estimated useful life or the term of the lease.

Recently Adopted Accounting Pronouncements— As an “emerging growth company,” the Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard superseded the revenue recognition requirements in

ASC Topic 605, Revenue Recognition (Topic 605) and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs – Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. This standard also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. The Company adopted ASU 2014-09 beginning on January 1, 2019 using the modified retrospective method and increased retained earnings by $11.9 million.

The adjustment primarily relates to deferred contract costs, including incremental employee sales commissions and costs associated with customer implementations of $15.0 million and $0.9 million, respectively, offset by a tax deferral of $4.0 million. Under Topic 605, these costs were recognized as expense when incurred. Under Topic 606, the cost of all incremental commissions and customer implementations are deferred and amortized on a straight-line basis over the contract period, generally between three and five years.

Prior year amounts have not been adjusted and continue to be reported in accordance with the Company’s historical accounting policies.

The impact of adoption to the consolidated balance sheet at December 31, 2019 was as follows (in thousands):

		Balances without
	As reported	adoption of Topic 606	Effect of adoption
Assets
Deferred contract costs	$10,807	$—	$10,807
Long-term deferred contract costs	12,463	—	12,463
Liabilities and stockholders’ equity
Deferred income taxes-net	333,472	327,572	5,900
Accumulated deficit	(112,494)	(129,864)	17,370

The impact of adoption to the December 31, 2019 consolidated statement of operations and comprehensive loss was as follows (in thousands, except per share data):

		Balances without
	As reported	adoption of Topic 606	Effect of adoption
Revenues	$616,084	$616,084	$—
Cost of revenues	191,868	192,286	(418)
Selling and marketing	82,109	88,912	(6,803)
Operating loss	(166,202)	(173,423)	7,221
Income tax benefit	67,293	69,040	(1,747)
Net loss	(210,340)	(215,814)	5,474
Net loss per share attributable to Class A and Class B common stockholders - basic and diluted	$(142.28)	$(145.98)	$3.70

The adoption of Topic 606 had no impact to cash from or used in operating, financing or investing activities within the consolidated statements of cash flows.

Recently Issued Accounting Pronouncements—In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), authoritative guidance to change the criteria for recognizing leasing transactions. Under the new guidance, a lessee will be required to recognize a lease liability for all leases with a term greater than 12 months in the consolidated balance sheet. The guidance is effective for the Company beginning on January 1, 2022. The Company is currently assessing the impact of this update on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, and subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, ASU 2019-05, and ASU 2020-03. The guidance amends the current accounting guidance and requires the measurements of all expected losses based on historical experience, current conditions and reasonable and supportable forecasts. The new guidance replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance is effective for the Company on January 1, 2023 and early adoption is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), and in January 2021 subsequently issued ASU 2021-01 (“ASU 2021-01”), which refines the scope of Topic 848. These ASUs provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of ASU 2020-04 through December 31, 2022. The Company is evaluating the impact of the adoption of this guidance on its consolidated financial statements.

3.	REVENUE

On January 1, 2019, the Company adopted Topic 606, applying the modified retrospective method to all contracts that were not completed as of that date. Results for reporting periods beginning after January 1, 2019 are presented under Topic 606 while prior period results are not adjusted and continue to be reported under the accounting standards in effect for the prior period. There was no impact to revenue for the year ended December 31, 2019 as a result of adopting Topic 606.

The opening and closing balances of the Company’s receivables, contract assets and contract liabilities from contracts with customers are as follows (in thousands):

	December 31, 2020	December 31, 2019	January 1, 2019
Accounts receivables-Net of allowances	$74,107	$63,613	$59,252
Deferred contract costs	11,917	10,807	6,526
Long-term deferred contract costs	14,389	12,463	9,432
Deferred revenues	26,514	25,096	22,787
Other liabilities (deferred revenues, non-current)	2,001	1,160	—

A summary of the activity impacting deferred revenue balances during the years ended December 31, 2020 and 2019 is presented below (in thousands):

	2020	2019
Balance at beginning of period	$26,256	$22,787
Revenue recognized[1]	(305,812)	(283,383)
Additional amounts deferred[1]	308,071	286,852

Balance at end of period	$28,515	$26,256

[1]Amounts	include total revenue deferred and recognized during each respective period.

The Company may occasionally recognize an adjustment in revenue in the current period for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the years ended December 31, 2020 and 2019, the impact on revenue recognized in the current period, from performance obligations partially or fully satisfied in the previous period, was not significant.

A summary of the activity impacting the deferred contract costs during the years ended December 31, 2020 and 2019 is presented below (in thousands):

	2020	2019
Balance at beginning of period	$23,270	$—
Adoption of ASC 606	—	15,958
Costs amortized	(12,446)	(9,375)
Additional amounts deferred	15,482	16,687

Balance at end of period	$26,306	$23,270

Classified as:
Current	$11,917	$10,807
Non-current	14,389	12,463

Total deferred contract costs	$26,306	$23,270

4.	FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis—As of December 31, 2020 and 2019, the Company has interest rate swaps recognized as either assets or liabilities and are measured at fair value on a recurring basis.

The fair value is estimated using inputs that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the fair value hierarchy as of December 31, 2020 and 2019. At December 31, 2020 and 2019, the interest rate swaps had a fair value liability of $18.4 million and $5.1 million, respectively, and are classified within other liabilities in the accompanying consolidated balance sheets.

The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2020 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Interest rate swaps	$18,359	$—	$18,359	$—

Total	$18,359	$—	$18,359	$—

The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2019 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Interest rate swaps	$5,110	$—	$5,110	$—

Total	$5,110	$—	$5,110	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis—The Company has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include those associated with acquired businesses, including goodwill and other intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During the year ended December 31, 2020, the Company recognized no impairment related to these assets. During the year ended December 31, 2019, the Company recognized an impairment charge related to both goodwill and definite-lived intangible assets (Note 9). During the year ended December 31, 2018, the Company recognized no impairment related to these assets.

Fair Value of Other Financial Instruments—The following table presents the carrying amounts, net of debt discount, and estimated fair values of the Company’s financial instruments that are not recorded at fair value on the consolidated balance sheets (in thousands):

	December 31, 2020		December 31, 2019
Description	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
First Lien Term Loan, including current portion	$1,333,366	$1,332,433	$973,386	$979,470
Second Lien Term Loan	—	—	372,920	375,344

The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar instruments and fluctuates with changes in applicable interest rates among other factors. The fair value of long-term debt is classified as a Level 2 measurement in the fair value hierarchy and is established based on observable inputs in less active markets.

5.	INCOME TAXES

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property.

Under ASC 740, Income Taxes, the effects of the new legislation are recognized in the period of enactment. Therefore, the effects of the CARES Act are recognized during the year ended December 31, 2020. The modification to the net interest deduction limitation resulted in a benefit of $16.8 million during the year ended December 31, 2020. The other provisions of the CARES Act did not result in a material impact on the Company’s provision for income taxes for the year ended December 31, 2020.

The components of pretax loss attributable to domestic and foreign operations are as follows (in thousands):

	Years Ended December 31,
	2020	2019	2018
Domestic	$(15,117)	$(270,428)	$(51,102)
Foreign	(6,438)	(7,205)	(6,952)

Pretax loss	$(21,555)	$(277,633)	$(58,054)

The income tax benefit consists of the following (in thousands):

	Years Ended December 31,
	2020	2019	2018
Current provision (benefit):
Federal	$1,539	$13,685	$(1,083)
State	4,906	3,302	1,809

Total current provision	6,445	16,987	726

Deferred provision (benefit):
Federal	(7,536)	(67,874)	(11,699)
State	(3,588)	(16,406)	7,950
Foreign	(1,710)	(1,873)	(281)
Change in valuation allowance	1,710	1,873	281

Total deferred benefit	(11,124)	(84,280)	(3,749)

Total income tax benefit	$(4,679)	$(67,293)	$(3,023)

The Company’s effective income tax rate differs from the federal statutory rate as follows (in thousands, except percentages):

	Year Ended		Year Ended		Year Ended
	December 31, 2020		December 31, 2019		December 31, 2018
Federal income tax benefit at statutory rate	$(4,527)	21.0%	$(58,303)	21.0%	$(12,191)	21.0%
State and local taxes-net of federal income tax effect	288	(1.3)	(13,797)	5.0	9,378	(16.2)
Impairment of goodwill	—	—	5,417	(2.0)	—	—
Foreign rate difference	(227)	1.1	(284)	0.1	(272)	0.5
Research and experimental credit	(3,058)	14.2	(2,401)	0.9	(1,926)	3.3
Other nondeductible expenses	812	(3.8)	441	(0.2)	445	(0.8)
Uncertain tax positions	589	(2.7)	574	(0.2)	230	(0.4)
Valuation allowance	1,572	(7.3)	1,926	(0.7)	1,480	(2.5)
Other—net	(128)	0.5	(866)	0.3	(167)	0.3

Income tax benefit	$(4,679)	21.7%	$(67,293)	24.2%	$(3,023)	5.2%

The Company made income tax payments of $9.5 million, $18.4 million and $3.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Company received refunds from the Internal Revenue Service and various states totaling $10.4 million, $0.5 million and $1.8 million, for the years ended December 31, 2020, 2019 and 2018, respectively.

The approximate income tax effect of each type of temporary difference giving rise to deferred income tax assets and liabilities as of December 31, 2020 and 2019 was as follows (in thousands):

	2020	2019

Deferred income tax assets:
Accrued compensation	$7,020	$7,848
Net operating losses—foreign	9,347	7,637
Stock-based compensation	6,558	4,399
Research and experimental credit	2,005	1,352
Sales allowances and doubtful accounts	1,074	1,008
Capitalized acquisition costs	211	238
Net operating losses—domestic (state)	716	726
Disallowed interest expense	2,086	16,324
Interest rate swaps	4,685	1,301
Other	2,474	732

Total deferred income tax assets	36,176	41,565

Valuation allowance for deferred tax asset	(9,347)	(7,637)

Net deferred income tax assets	26,829	33,928

Deferred income tax liabilities:
Intangible asset amortization	331,941	354,628
Software, equipment and property depreciation and amortization	10,526	6,872
Deferred contract costs	6,710	5,900

Total deferred income tax liabilities	349,177	367,400

Net deferred income tax liabilities	$322,348	$333,472

Valuation Allowance—The Company has accumulated net operating losses related to its foreign subsidiaries of $9.3 million and $7.6 million at December 31, 2020 and 2019, respectively. A valuation allowance equal to 100% of the related tax benefit has been established as of December 31, 2020 and 2019. The valuation allowance increased $1.7 million, $1.4 million and $0.3 million during the years ended December 31, 2020, 2019 and 2018, respectively, due to the net operating losses of the foreign subsidiaries. No amounts were released during the years ended December 31, 2020, 2019 and 2018. The net operating losses are set to expire in 2020 through 2025 as China allows for a five-year carryforward.

The state net operating losses of $0.7 million are expected to be more likely than not fully utilized. The majority of the state losses were generated in the partial period after the Acquisition of the Company in April 2017 and will start to expire in 2021. Most states allow for a 20-year carryforward of net operating losses. All losses will expire by 2037 if not fully utilized.

The change in unrecognized tax benefits excluding interest and penalties for the years ended December 31, 2020 and 2019 was as follows (in thousands):

	2020	2019
Balance at beginning of year	$2,306	$1,508
Additions based on tax positions related to the current year	719	589
Additions based on true ups to tax positions of prior years	91	248
Reductions for tax positions of prior years	(71)	(39)

Balance at end of year	$3,045	$2,306

As of December 31, 2020, the Company believes the liability for unrecognized tax benefits, excluding interest and penalties, could decrease by approximately $14 thousand in 2021 due to lapses in the statute of limitations. Due to the various jurisdictions in which the Company files tax returns, it is possible that there could be significant changes in the amount of unrecognized tax benefits in 2021, but the amount cannot be reasonably estimated.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2020, and 2019, the amount accrued for interest and penalties was not material. The Company reflects the liability for unrecognized tax benefits as current income tax liabilities in its consolidated balance sheets. The amounts included in “reductions for tax positions of prior years” represent decreases in the unrecognized tax benefits relating to settlements reached with taxing authorities during each year shown.

With few exceptions, the major jurisdictions subject to examination by the relevant tax authorities and open tax years, stated as the Company’s fiscal years, are as follows:

Jurisdiction	Open Tax Years
US Federal	2017 - 2019
US States	2017 - 2019
China	2017 - 2019
Canada	2017 - 2019

6.	ACCOUNTS RECEIVABLE

Accounts receivable–net as of December 31, 2020 and 2019, consists of the following (in thousands):

	2020	2019

Accounts receivable	$78,331	$67,583
Allowance for doubtful accounts and sales reserves	(4,224)	(3,970)

Accounts receivable–net	$74,107	$63,613

Changes to the allowance for doubtful accounts and sales reserves during the years ended December 31, 2020, 2019 and 2018, consists of the following (in thousands):

	2020	2019	2018
Balance at beginning of period	$3,970	$3,024	$6,472
Charges to bad debt and sales reserves	3,814	3,113	2,375
Write-offs, net	(3,560)	(2,167)	(5,823)

Balance at end of period	$4,224	$3,970	$3,024

7.	OTHER CURRENT ASSETS

Other current assets as of December 31, 2020 and 2019, consist of the following (in thousands):

	2020	2019

Prepaid software and equipment maintenance	$7,499	$7,491
Prepaid SaaS costs	4,290	3,913
Prepaid service fees	3,969	4,256
Non-trade receivables	9,095	1,144
Other	6,733	4,511

Total	$31,586	$21,315

On December 31, 2020, the Company executed an Asset Purchase Agreement with a third-party buyer to transfer its obligation of providing certain services included within existing customer contracts to the third-party buyer. The Company recognized a gain on divestiture of $3.8 million, included within non-trade receivables (see Note 23).

8.	SOFTWARE, EQUIPMENT, AND PROPERTY

Software, equipment, and property as of December 31, 2020 and 2019, consist of the following (in thousands):

	2020	2019

Software, licenses and database	$109,967	$91,111
Computer equipment	27,733	22,229
Leasehold improvements	13,397	10,085
Furniture and other equipment	5,000	3,610
Building and land	4,910	4,910

Total software, equipment, and property	161,007	131,945

Less accumulated depreciation and amortization	(59,569)	(42,441)

Net software, equipment, and property	$101,438	$89,504

Depreciation and amortization expense related to software, equipment and property was $17.7 million, $18.4 million and $14.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.

9.	GOODWILL AND INTANGIBLE ASSETS

Goodwill—Goodwill was recorded in connection with the Acquisition of the Company in 2017.

For the year ended December 31, 2020, the Company performed its annual impairment assessment as of September 30, 2020, which indicated no impairment and there was no change to the carrying amount of goodwill.

During the year ended December 31, 2019, the Company performed its annual goodwill impairment test as of September 30, 2019, by comparing the fair value of each reporting unit to its carrying value, including goodwill. When performing the assessment, the Company determined the fair value of its reporting units based on forecasted future cash flow. Based on the Company’s forecast which included downward revisions to future projected earnings and cash flows of one of its reporting units, it was determined that the carrying value of goodwill for that reporting unit was impaired. As a result, the Company recorded an impairment charge to goodwill of $25.8 million.

The Company used a quantitative approach to measure the fair value of its reporting units in 2019 using a discounted cash flow approach, which is a Level 3 measurement. The discounted cash flow analysis requires significant judgments, including estimates of future cash flows, which are dependent on internal forecasts and determination of the Company’s weighted average cost of capital, which is risk-adjusted to reflect the specific risk profile of the reporting unit being tested. Upon completion of the analysis, the fair value of one of its reporting units was substantially less than the carrying value, resulting in an impairment of goodwill for that reporting unit. The weighted average cost of capital used for the impaired reporting unit in the Company’s analysis was 11.5%.

For the year ended December 31, 2018, the Company performed its annual impairment assessment as of September 30, 2018, which indicated no impairment and there was no change to the carrying amount of goodwill.

Changes in the carrying amount of goodwill were as follows (in thousands):

Reconciliation of Goodwill carrying amount	Cost	Accumulated Impairment Loss	Net Carrying Value
Balance as of December 31, 2020	$1,492,681	$(25,797)	$1,466,884
Balance as of December 31, 2019	1,492,681	(25,797)	1,466,884

Intangible Assets—The Company’s intangible assets are primarily the result of the Acquisition of the Company in 2017.

During the year ended December 31, 2020, the Company did not record an impairment charge.

During the year ended December 31, 2019, the Company recorded an impairment charge to one of its reporting unit’s Customer Relationships and Acquired Technology intangible assets. The Company’s forecasted future revenue and expense cash flow projections indicated the carrying amounts of the intangible assets were not recoverable and therefore the Company recorded an impairment charge of $181.3 million.

In December 2019, the Company entered into an asset purchase agreement and acquired technology, for $0.8 million, which will be amortized on a straight-line basis over three years.

During the year ended December 31, 2018, the Company did not record an impairment charge.

The intangible assets balance as of December 31, 2020, is reflected below (in thousands):

	2020
	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible assets:
Customer relationships	16–18	14.3	$1,299,750	$(265,567)	$1,034,183
Acquired technologies	3–7	3.3	183,154	(95,998)	87,156
Favorable lease terms	6	2.3	280	(172)	108

Subtotal			1,483,184	(361,737)	1,121,447

Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,654	$(361,737)	$1,311,917

The intangible assets balance as of December 31, 2019, is reflected below (in thousands):

	2019
	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible assets:
Customer relationships	16–18	15.3	$1,299,750	$(193,304)	$1,106,446
Acquired technologies	3–7	4.3	183,141	(69,695)	113,446
Favorable lease terms	6	3.3	280	(125)	155

Subtotal			1,483,171	(263,124)	1,220,047

Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,641	$(263,124)	$1,410,517

Amortization expense for intangible assets was $98.6 million, $109.1 million and $112.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Future amortization expense for each of the next five years and thereafter for intangible assets as of December 31, 2020, is as follows (in thousands):

Years Ending December 31

2021	$98,627
2022	98,627
2023	98,333
2024	80,731
2025	72,263
Thereafter	672,866

Total	$1,121,447

10.	ACCRUED EXPENSES

Accrued expenses as of December 31, 2020 and 2019, consist of the following (in thousands):

	2020	2019

Compensation	$37,696	$35,316
Professional services	2,753	2,288
Royalties and licenses	2,301	3,128
Sales tax	2,294	2,057
Employee insurance benefits	1,979	1,681
Other	5,964	8,662

Total	$52,987	$53,132

11.	OTHER LIABILITIES

Other liabilities as of December 31, 2020 and 2019, consist of the following (in thousands):

	2020	2019

Fair value of interest rate swaps	$18,359	$5,110
Deferred rent	4,461	1,989
Software license agreement	234	1,284
Deferred revenue-non-current	2,001	1,160
Phantom stock incentive plan	3,217	921
Payroll tax deferment	3,152	—
Other	1,346	1,190

Total	$32,770	$11,654

12.	LONG-TERM DEBT

In connection with the Acquisition of the Company in April 2017, the Company entered into the 2017 First Lien Credit Agreement (“First Lien Credit Agreement”) and 2017 Second Lien Credit Agreement (“Second Lien Credit Agreement”).

In February 2020, the Company refinanced its long-term debt (“2020 Refinancing”) and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the First Lien Credit Agreement’s revolving credit facilities. The proceeds of the incremental term loan were used to repay all outstanding borrowings under the Second Lien Credit Agreement.

The repayment of outstanding borrowings under the Second Lien Credit Agreement was determined to be a debt extinguishment and the Company recognized an $8.6 million loss on early extinguishment of debt in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

First Lien Credit Agreement— The First Lien Credit Agreement initially consisted of a $1.0 billion term loan (“First Lien Term Loan”), a $65.0 million dollar revolving credit facility (“Dollar Revolver”), and a $35.0 million multicurrency revolving credit facility (“Multicurrency Revolver” and together with the Dollar Revolver, the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolvers. The Company received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.

The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. The Company received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million.

In addition, the First Lien Amendment reduced the amount of commitments under each of the Dollar Revolver and the Multicurrency Revolver to $59.3 million and $32.0 million, respectively, and extended the maturity of a portion of the commitments under each revolving credit facility. Pursuant to the First Lien Amendment, the non-extended Dollar Revolver and non-extended Multicurrency Revolver consist of commitments of $8.1 million and $4.4 million, respectively, which mature on April 27, 2022. The extended Dollar Revolver and extended Multicurrency Revolver consist of commitments of $51.2 million and $27.6 million, respectively, which mature on October 27, 2023. The First Lien Revolvers continue to have a sublimit of $30.0 million for letters of credit.

The Company incurred $27.6 million and $3.4 million in financing costs related to the First Lien Credit Agreement and First Lien Amendment, respectively. These costs were recorded to a contra debt account and are being amortized to interest expense over the term of the First Lien Credit Agreement using the effective interest method. At December 31, 2020 and 2019, the unamortized financing costs were $16.1 million and $16.2 million, respectively.

The First Lien Term Loan requires (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on the maturity date, April 27, 2024. The First Lien Term Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. As of December 31, 2020, a principal prepayment of $21.9 million was required. As of December 31, 2019, there were no principal prepayments required.

As of December 31, 2020, the amount outstanding on the First Lien Term Loan was $1,336.2 million, of which, $25.4 million was classified as current in the accompanying consolidated balance sheet. As of December 31, 2019, the amount outstanding on the First Lien Term Loan was $975.0 million, of which, $10.0 million was classified as current in the accompanying consolidated balance sheet.

Amounts outstanding under the First Lien Credit Agreement bear interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s leverage ratio, as defined in the First Lien Credit Agreement. At December 31, 2020, outstanding borrowings under the First Lien Term Loan bore interest at 4.00%. A quarterly commitment fee of up to 0.50% is payable on the unused portion of the Dollar Revolver and Multicurrency Revolver credit facilities.

During the years ended December 31, 2020, 2019 and 2018, the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.2%, 5.2% and 5.0%, respectively. The Company made interest payments of $53.6 million, $50.7 million and $50.3 million during the years ended December 31, 2020, 2019 and 2018, respectively.

In March 2020, the Company borrowed $65.0 million on its First Lien Revolvers. The borrowings were fully repaid in June 2020 and there were no outstanding borrowings on the First Lien Revolvers at December 31, 2020 and 2019.

In May 2020, the Company issued a standby letter of credit for $0.7 million in lieu of a security deposit upon entering into a lease agreement for its new corporate headquarters. The standby letter of credit reduces the amount available to be borrowed under the First Lien Revolvers and at December 31, 2020 $90.6 million was available to be borrowed. At December 31, 2019, all $100.0 million of the First Lien Revolvers was available to be borrowed.

Borrowings under the First Lien Credit Agreement are guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected first priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.

The First Lien Credit Agreement contains representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances.

In addition, the terms of the First Lien Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the First Lien Revolvers over the prior four fiscal quarters exceeds 35% of the aggregate commitments under those revolving credit facilities, the Company’s leverage ratio cannot exceed 8.30 to 1.00. The Company was in compliance with its financial covenant as of the quarter ended March 31, 2020. Borrowings under the First Lien Revolvers did not exceed 35% of the aggregate commitments and the Company was not subject to the leverage test for fiscal quarters ending after March 31, 2020 or for any fiscal quarter during the year ended December 31, 2019.

Second Lien Credit Agreement—The Second Lien Credit Agreement consisted of a $375.0 million term loan (“Second Lien Term Loan”). The Company received proceeds of $372.2 million, net of discount of

$2.8 million. The discount was recorded to a contra debt account and was being amortized to interest expense over the life of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, the debt discount was written off to loss on early extinguishment of debt.

The Company incurred $8.9 million in financing costs related to the Second Lien Credit Agreement. These costs were recorded to a contra debt account and were being amortized to interest expense over the term of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, there were $6.6 million of unamortized financing costs which were written off to loss on early extinguishment of debt. At December 31, 2019, the unamortized financing costs were $6.6 million.

The Second Lien Term Loan required no principal payments and all outstanding principal was scheduled to be due upon maturity on April 25, 2025. As of December 31, 2019, the amount outstanding on the Second Lien Term Loan was $375.0 million, none of which was classified as current in the accompanying consolidated balance sheet.

Amounts outstanding under the Second Lien Term Loan bore interest at a variable rate of LIBOR, plus 6.75%. During the years ended December 31, 2020, 2019 and 2018, the weighted-average interest rate on the Second Lien Term Loan was 8.6%, 9.1% and 8.8%, respectively. The Company made interest payments of $4.0 million and $34.3 million and $33.4 million during the years ended December 31, 2020, 2019 and 2018, respectively.

The Second Lien Term Loan was guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected second priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.

The Second Lien Credit Agreement contained representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire out capital stock; and make certain investments, acquisitions, loans, or advances.. The Second Lien Credit Agreement had no financial covenants.

Long-term debt as of December 31, 2020 and 2019, consists of the following (in thousands):

	2020	2019

First Lien Term Loan	$1,336,154	$975,000
First Lien Term Loan—discount	(2,788)	(1,614)
First Lien Term Loan—deferred financing fees	(15,388)	(16,211)

First Lien Term Loan—net of discount & fees	1,317,978	957,175

Second Lien Term Loan	—	375,000
Second Lien Term Loan—discount	—	(2,080)
Second Lien Term Loan—deferred financing fees	—	(6,583)

Second Lien Term Loan—net of discount & fees	—	366,337

Total debt	1,317,978	1,323,512

Less: Current portion	(25,381)	(10,000)

Total long-term debt—net of current portion	$1,292,597	$1,313,512

The table below is a rollforward of the Company’s deferred financing fees and discount (contra debt) (in thousands):

	Deferred Financing Fees	Discount— Contra Debt

Balance—December 31, 2018	28,797	4,327

Amortization of fees and discount	(4,837)	(633)

Balance—December 31, 2019	$23,960	$3,694

Fees written off of due to early extinguishment of debt	(6,558)	(2,043)

Payment of fees and discount	3,362	1,875

Amortization of fees and discount	(4,630)	(738)

Balance—December 31, 2020	$16,134	$2,788

As of December 31, 2020 and 2019, the deferred financing fees asset balance included $0.7 million and $1.2 million, respectively, in relation to the Dollar Revolver and Multicurrency Revolver, which is being amortized to interest expense over the term of the underlying agreements.

Scheduled Payments for Debt—Principal amounts due in each of the next four years as of December 31, 2020, are as follows (in thousands):

Years Ending December 31

2021	$25,381
2022	2,312
2023	13,846
2024	1,294,615

Total	$1,336,154

Interest Rate Swaps—The Company has previously entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce its exposure to variability from future cash flows resulting from interest rate risk related to its long-term debt. The notional amount of the Swap Agreements total $777.7 million and $864.9 million at December 31, 2020 and 2019, respectively. The Swap Agreements expire in June 2022.

13.	LONG-TERM LICENSING AGREEMENT

During the year ended December 31, 2018, the Company entered into a licensing agreement with a third party to obtain a perpetual software license (“Licensing Agreement”) for a database structure, tools, and historical data used within the Company’s software. The Company has included the present value of the future payments required as a long-term licensing agreement within the accompanying consolidated balance sheets. The present value of the future payments was computed using an effective annual interest rate of 6.25%, and the Licensing Agreement requires the Company to make quarterly principal and interest installment payments of $1.2 million through December 2031.

The present value of the future cash flows upon execution of the agreement was $45.6 million, which included an original discount of $23.2 million. At December 31, 2020, the remaining liability, net of the discount was $38.9 million, with $2.5 million classified as current. At December 31, 2019, the remaining liability, net of the discount was $41.3 million, with $2.4 million classified as current.

The discount was recorded to a contra liability account and is being amortized to interest expense over the term of the agreement using the effective interest method. During the years ended December 31, 2020, 2019 and 2018, the Company recognized $2.5 million, $2.7 million and $2.8 million, respectively, in interest expense related to the Licensing Agreement. At December 31, 2020 and 2019, $15.2 million and $17.8 million, respectively, of the discount was not yet amortized.

Scheduled Payments—Principal amounts due in each of the next five years and thereafter for the Licensing Agreement as of December 31, 2020, are as follows (in thousands):

Years Ending December 31

2021	2,540
2022	2,703
2023	2,876
2024	3,061
2025	3,257
Thereafter	24,434

Total	$38,871

14.	REDEEMABLE NON-CONTROLLING INTEREST

On March 12, 2020 (the “Close Date”), the Company closed a Stock Purchase Agreement with a third-party investor (the “Investor”) for purchase by the Investor of Series A Preferred Stock in CCCIS Cayman Holdings Limited (“CCC Cayman”), the parent of the Company’s China operations. On the Close Date, CCC Cayman, a subsidiary of the Company, issued 1,818 shares of Series A Preferred Stock (the “Preferred Shares”) at $7,854 per share to the Investor for net proceeds of $14.2 million. On an as-converted basis, the Preferred Shares represent an aggregate 10.7% initial ownership interest of the issued and outstanding capital stock of CCC Cayman, or 9.1% on a fully-diluted basis if all shares reserved for issuance under the Company’s CCC Cayman employee incentive plan were issued and outstanding.

The Preferred Shares are entitled to non-cumulative dividends at an annual rate of 8.0%, when and if declared.

At the option of the Investor, the Preferred Shares are convertible into Ordinary Shares of CCC Cayman, initially on a one-for-one basis but subject to potential adjustment, as defined by the Stock Purchase Agreement, at any time, or automatically upon the closing of an initial public offering.

The Preferred Shares are redeemable upon an actual or deemed redemption event as defined in the Stock Purchase Agreement or at the option of the Investor beginning on the five-year anniversary of the Close Date, if an actual or deemed redemption event has not yet occurred. The redemption price, as defined by the Stock Purchase Agreement, is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends on the Preferred Shares.

The Preferred Shares are entitled to distributions upon the occurrence of a sale or liquidation of CCC Cayman representing an amount that is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends.

The Preferred Shares do not participate in net income or losses.

As of December 31, 2020, the Investor’s ownership in CCC Cayman is classified in mezzanine equity as a redeemable non-controlling interest, because it is redeemable on an event that is not solely in the control of the Company. The Investor’s non-controlling interest is not remeasured to fair value because it is currently not probable that the non-controlling interest will become redeemable. If the Investor’s non-controlling interest becomes probable of being redeemable, the Company will be required to remeasure the non-controlling interest at fair value with changes in the carrying value recognized in additional paid-in capital.

At December 31, 2020, the carrying value of the redeemable non-controlling interest is $14.2 million.

15.	CAPITAL STOCK

Cypress Holdings has the authority to issue 5,000,000 shares for all classes of stock with a par value of $0.001 per share, of which 3,000,000 shares are designated as Class A common stock, 500,000 shares are designated as Class B common stock, and 1,500,000 shares are designated as preferred stock. The shares of the Class A common stock and Class B common stock are identical, except with regard to voting. Each holder of Class A common stock is entitled to a number of votes equal to the number of shares of Class A common stock held by such stockholder. The Class B common stock does not entitle its holder to any voting rights other than the right to designate one director to the board as a class. The common stock is subject to various other rights and restrictions relating to transfers customary for privately held entities. Holders of common stock are entitled to receive any dividends as may be declared from time to time by the board of directors.

As of December 31, 2020, 2019 and 2018, total Class A common stock issued and outstanding was 1,450,978 shares. As of December 31, 2020, 2019 and 2018, total Class B common stock issued and outstanding was 29,785, 27,967 and 27,405, respectively. During the year ended December 31, 2020, the Company issued 1,000 shares of Class B common stock to an executive and recorded stock-based compensation expense of $1.6 million, equal to the fair value of the Class B common shares at the time of issuance. As of December 31, 2020, no shares of preferred stock have been issued.

During the year ended December 31, 2018, a dividend of $50.0 million was declared and paid to the Company’s stockholders.

16.	EMPLOYEE BENEFIT PLANS

The Company sponsors a tax-qualified defined contribution savings and investment plan, CCC 401(k) Retirement Savings and Investment Plan (the “Savings Plan”). Participation in the Savings Plan is voluntary with substantially all domestic employees eligible to participate. Expenses related to the Savings Plan consist primarily of the Company’s contributions that are based on percentages of employees’ contributions. The defined contribution expense for the years ended December 31, 2020, 2019 and 2018, was $4.6 million, $4.9 million and $4.7 million, respectively.

17.	STOCK INCENTIVE PLANS

General—On April 27, 2017, Cypress Holdings adopted the 2017 Stock Option Plan of Cypress Holdings, Inc. (the “2017 Plan”). The purpose of the 2017 Plan is to enable the Company to attract, retain, and motivate employees and consultants of the Company and its subsidiaries by allowing them to become owners of common stock enabling them to benefit directly from the growth, development, and financial successes of the Company.

Pursuant to the 2017 Plan, the number of shares of Series B common stock that may be subject to stock incentives should not exceed 201,445 shares in the aggregate. At December 31, 2020, the Company has 31,879 shares available for grant under the plan.

Options have time-based vesting or performance-based and market-based vesting requirements. Options expire on the tenth anniversary of the grant date.

For time-based awards, the Company records stock compensation expense on a straight-line basis over the service-vesting period. Time-based awards generally vest ratably over a five-year period based on continued

service. Vesting of the time-based awards can be accelerated in certain circumstances, such as an initial public offering or sale of the Company.

For awards with performance-based and market-based vesting, the Company does not currently recognize stock compensation expense. The awards will vest and the Company will recognize stock compensation expense when all three of the following are probable of occurring:

•	an occurrence of a liquidity event related to the common stock (for example, sale of the Company or an initial public offering),

•	the Company meets its private equity sponsors’ return target of at least 2 times their initial investment, and

•	the employee is employed or the consultant is actively engaged by the Company.

Stock Options— During the year ended December 31, 2020, the Company granted 12,363 stock options, of which 6,195 have time-based vesting and 6,168 have performance-based and market-based vesting. During the year ended December 31, 2019, the Company granted 12,720 stock options, of which 6,378 have time-based vesting and 6,342 have performance-based and market-based vesting. During the year ended December 31, 2018, the Company granted 9,838 stock options, of which 4,927 have time-based vesting and 4,911 have performance-based and market-based vesting. The exercise price of all stock options granted during the years ended December 31, 2019 and 2018 is equal to the fair value of the underlying shares at the grant date.

The valuation of time-based stock options was determined using the Black-Scholes option valuation model using the following assumptions:

	Year ended December 31,
	2020	2019	2018
Expected term (in years)	6.5	6.5	6.5
Expected volatility	40%	40%	40%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.39 - 0.45%	1.62 - 2.38%	2.64 - 2.99%
Fair value at Valuation Date	$622	$525	$474

For stock options which contain performance and market conditions, the market conditions are required to be considered when calculating the grant date fair value. ASC Topic 718 requires the Company to select a valuation technique that best fits the circumstances of an award. In order to reflect the substantive characteristics of the awards with performance and market conditions, a Monte Carlo simulation valuation model was used to calculate the grant date fair value of such stock options. Monte Carlo approaches are a class of computational algorithms that rely on repeated random sampling to compute their results. This approach allows the calculation of the fair value of such stock options based on a large number of possible scenarios. Stock-based compensation expense for the performance-based and market-based options is not recognized until the performance condition is probable of occurring. The valuation of the performance-based and market-based options was determined through the Monte Carlo simulation model using the following assumptions:

	Year ended December 31,
	2020	2019	2018
Expected term (in years)	5.5	6.5	6.5
Expected volatility	33%	40%	45%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.44%	2.38%	2.93%
Fair value at Valuation Date	$298	$228	$200

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term for its option grants.

The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options. The Company uses the simplified method to determine its expected term because of its limited history of stock option exercise activity.

Expected Volatility—Since the Company is privately held and does not have any trading history for its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.

Expected Dividend—Historically, the Company has not paid regular dividends on its common stock and has no plans to pay dividends on common stock on a regular basis. The Company does not have a dividend policy. Therefore, the Company used an expected dividend yield of zero.

Risk-Free Interest Rate—The risk-free interest rate is based on the US Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of awards.

The Company used a pre-vesting forfeiture rate to estimate the number of options that are expected to vest that was based on the Company’s historical turnover rate.

On July 26, 2018, the Company modified the exercise price of its outstanding 148,926 options from $1,000 per share to $966 per share as a result of a one-time cash dividend to the Company shareholders. This increased the fair value of each time-based vesting option outstanding option by $10. As a result, at the time of modification the Company recorded an additional $0.1 million in stock-based compensation expense related to the vested options and expects to recognize an additional $0.6 million over the remaining vesting period of the modified options. For the performance-based and market-based vesting options, the new fair value was determined using a Monte Carlo simulation valuation model. Based on the assumptions above, the fair value of the options was $200 per option.

Stock-based compensation expense has been recorded in the accompanying consolidated statements of operations and comprehensive loss as follows for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Year ended December 31,
	2020	2019	2018
Cost of Revenues	$494	$485	$454
Research and development	1,174	1,216	1,095
Sales and marketing	2,024	1,858	2,207
General and administrative	7,644	3,565	3,443

Total share-based compensation expense	$11,336	$7,124	$7,199

Option activity for the years ended December 31, 2020, 2019 and 2018, is summarized below:

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)

Options outstanding—January 1, 2018	145,350	$1,000	9.5	—

Granted	9,838	1,032
Exercised	(114)	966
Forfeited and canceled	(5,956)	974

Options outstanding—December 31, 2018	149,118	969	8.6	30,652

Granted	12,720	1,216
Exercised	(926)	966
Forfeited and canceled	(6,102)	966

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)

Options outstanding—December 31, 2019	154,810	990	7.7	88,271

Granted	12,363	1,560
Exercised	(1,398)	971
Forfeited and canceled	(2,598)	1,028

Options outstanding—December 31, 2020	163,177	1,033	6.9	337,358

Options exercisable—December 31, 2020	41,230	976	6.6	87,582

Options vested and expected to vest—December 31, 2020	145,907	1,023	6.9	303,007

At December 31, 2020, 2019 and 2018, the total vested options were 41,230, 27,567 and 14,191, respectively.

The weighted-average grant-date fair value for time-based options granted during the years ended December 31, 2020, 2019 and 2018, was $622, $525 and $474, respectively. The weighted-average grant-date fair value for performance-based and market-based options granted during the years ended December 31, 2020, 2019 and 2018, was $298, $228 and $200, respectively.

During the year ended, December 31, 2020, the Company issued 971 shares of Class B Common Stock upon exercise of 1,398 stock options. As part of cashless exercises, 427 shares were applied to the exercise price and tax obligations of the option holders.

During the year ended, December 31, 2019, the Company issued 688 shares of Class B Common Stock upon exercise of 926 stock options. As part of cashless exercises, 238 shares were applied to the exercise price and tax obligations of the option holders.

During the year ended, December 31, 2018, the Company issued 16 shares of Class B Common Stock upon a cashless exercise of 114 stock options. As part of the cashless exercise, 98 of the exercised options were applied to the exercise price and tax obligations of the option holders.

The aggregate intrinsic value of options exercised during the years ended December 31, 2020, 2019 and 2018 was $823 thousand, $451 thousand and $24 thousand, respectively.

The fair value of the options vested during the years ended December 31, 2020, 2019 and 2018 was $6.9 million, $6.7 million and $6.5 million, respectively.

As of December 31, 2020, there was $14.5 million of unrecognized stock compensation expense related to non-vested time-based awards which is expected to be recognized over a weighted-average period of 2.5 years. As of December 31, 2020, there was $17.2 million of unrecognized stock compensation expense related to non-vested performance-based and market-based awards.

Phantom Stock Plan-During the year ended December 31, 2018, the Company adopted a Phantom Stock Plan, which provides for the issuance of phantom shares of the Company’s Series B common stock (“Phantom Shares”) to eligible employees under the 2017 Plan. Awards under the Phantom Stock Plan are settled in cash and thus accounted for as liability awards. The shares issued under the Phantom Stock Plan reduce the number of shares available for issuance under the 2017 Plan.

Phantom shares vest under the same time-based or performance-based and market-based conditions as the stock options granted under the 2017 Plan.

No Phantom Shares were granted during the years ended December 31, 2020 and 2019.

During the year ended December 31, 2018, 4,060 phantom shares were granted. At December 31, 2020, 3,930 phantom shares are outstanding.

The valuation of Phantom Shares is measured based on the fair value per share of our Class B common stock.

During the years ended December 31, 2020, 2019 and 2018, the Company recognized stock-based compensation expense of $2.2 million, $0.6 million and $0.3 million, respectively, related to the Phantom Shares, recorded within general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss. At December 31, 2020 and 2019, the outstanding liability for the outstanding phantom shares is $3.2 million and $0.9 million, respectively, and is classified within other liabilities in the accompanying consolidated balance sheets.

18.	COMMITMENTS

Operating Leases—The Company leases facilities and office equipment under noncancelable operating lease agreements that expire at various dates through 2037. As of December 31, 2020, future minimum cash lease payments are as follows (in thousands):

	2021	2022	2023	2024	2025	Thereafter	Total

Operating leases	$7,143	$6,090	$5,180	$7,059	$7,243	$68,415	$101,130

During the years ended December 31, 2020, 2019 and 2018, operating lease rental expenses were $9.7 million, $9.5 million and $8.3 million, respectively.

In June 2020, the Company entered into a lease agreement to lease a new office facility for its corporate headquarters in Chicago. Cash rent payments are due beginning in May 2023 and total $80.5 million over the lease term.

Purchase Obligations—The Company has long-term agreements with suppliers and other parties related to licensing data used in its products and services, outsourced data center, disaster recovery, and software as a service that expire at various dates through 2031. Under the terms of these agreements with suppliers, the Company has future minimum obligations as of December 31, 2020, as follows (in thousands):

	2021	2022	2023	2024	2025	Thereafter	Total

Purchase obligations	$17,069	$14,669	$9,900	$9,900	$9,900	$59,400	$120,838

Employment Agreements—The Company is a party to employment agreements with key employees that provide for compensation and certain other benefits. These agreements also provide for severance payments and bonus under certain circumstances.

19.	LEGAL PROCEEDINGS AND CONTINGENCIES

In the normal course of business, claims and/or lawsuits are, from time to time, asserted or commenced against the Company. The Company defends itself against these claims. As of December 31, 2020 and 2019, no material matters existed.

20.	RELATED PARTIES

The Company reimburses its private equity sponsors for services and any related travel and out-of-pocket expenses. During the years ended December 31, 2020, 2019 and 2018, the Company had expenses for services, travel and out-of-pocket expenses to its private equity sponsors of $0.2 million, $0.1 million and $0.3 million, respectively.

The Company has engaged in transactions for human resource support services within the ordinary course of business with an entity affiliated with one of its private equity sponsors, one of which was for services of $0.2 million during the years ended December 31, 2020, 2019 and 2018. The associated payable for the service transactions was de minimis at December 31, 2020 and 2019.

During the year ended December 31, 2020, the Company entered into a note receivable for $0.7 million with an executive. The note receivable bears interest at 1.58% per annum and requires semiannual interest payments through the maturity date in February 2023, at which time all outstanding principal and interest is due. At December 31, 2020, the note receivable balance is $0.7 million and was recorded within other assets on the Company’s consolidated balance sheet. The outstanding balance was repaid in full during February 2021.

During the year ended December 31, 2018, a dividend of $50.0 million was declared and paid to the Company’s stockholders.

21.	NET LOSS PER SHARE

The Company calculates basic earnings per share by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted earnings per share is computed by assuming the exercise, settlement and vesting of all potential dilutive common stock equivalents outstanding for the period using the treasury stock method. We exclude common stock equivalent shares from the calculation if their effect is anti-dilutive. In a period where the Company is in a net loss position, the diluted loss per share is calculated using the basic share count.

The following table sets forth a reconciliation of the numerator and denominator used to compute basic earnings per share of common stock (in thousands, except for share and per share data).

	Year ended December 31,
	2020	2019	2018
Numerator
Net loss	$(16,876)	$(210,340)	$(55,031)

Denominator
Weighted average shares of common stock - basic and diluted	1,480,296	1,478,350	1,478,373
Net loss per share - basic and diluted	$(11.40)	$(142.28)	$(37.22)

Common stock equivalent shares of approximately 45,905, 15,646 and 26 were excluded from the computation of diluted per share amounts for the years ended December 31, 2020, 2019 and 2018, respectively, because their effect was anti-dilutive.

22.	SEGMENT INFORMATION AND INFORMATION ABOUT GEOGRAPHIC AREAS

The Company operates in one operating segment. The chief operating decision maker for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.

Revenues by geographic area presented based upon the location of the customer are as follows (in thousands):

	Year ended December 31,
	2020	2019	2018
United States	$626,101	$610,591	$564,884
China	6,962	5,493	4,888

Total revenues	$633,063	$616,084	$569,772

Software, equipment and property, net by geographic area are as follows (in thousands):

	December 31
	2020	2019
United States	$101,370	$89,450
China	68	54

Total software, equipment and property-net	$101,438	$89,504

23.	DIVESTITURE

On December 31, 2020 the Company closed an Asset Purchase Agreement (the “APA”) with a third-party buyer (the “Buyer”) to transfer its obligation of providing certain services and related assets and liabilities to the Buyer for total consideration of $3.8 million, including $1.8 million of contingent consideration. In January 2021, $1.8 million of cash consideration was received from the Buyer.

The divestiture did not constitute a discontinued operation or the sale of a business.

The Company recognized a gain on disposition of $3.8 million during the year ended December 31, 2020 within general and administrative expenses in the consolidated statement of operations and comprehensive loss.

The Company and the Buyer executed a Transition Services Agreement which requires the Company to assign the transferred services within its customer contracts to the Buyer within a reasonable amount of time. The Company will continue to recognize revenue related to the transferred services until the contracts have been assigned to the Buyer and the Company is no longer the primary obligor of providing the services pursuant to the terms of its customer contracts.

24.	SUBSEQUENT EVENTS

Merger Agreement—On February 2, 2021, the Company entered into a merger agreement with Dragoneer Growth Opportunities Corp., (“Dragoneer”), a Special Purpose Acquisition Company. The contemplated deal with Dragoneer would provide all holders of the Company’s common stock to receive common stock of the continuing public company, which will be a wholly owned subsidiary of Dragoneer. The proposed transaction is expected to be completed in the second quarter of 2021, subject to, among other things, the approval by Dragoneer’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated. If consummated, the transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer. Further, if consummated, accelerated vesting of the performance-based stock options and Phantom stock options will occur. As the performance condition would not be satisfied upon consummation of the transaction, this will be accounted for as a modification under ASC 718.

Dividend—On March 16, 2021, the Board of Directors declared a cash dividend of $90.66 per share of Class A and Class B common stock. The aggregate cash dividend of $134.6 million was paid on March 17, 2021.

Management has evaluated subsequent events through March 29, 2021, the date these consolidated financial statements were issued.

* * * * * *

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,174	$162,118
Accounts receivable—Net of allowances of $3,931 and $4,224 for March 31, 2021 and December 31, 2020, respectively	67,873	74,107
Income taxes receivable	1,888	2,037
Deferred contract costs	11,876	11,917
Other current assets	32,646	31,586

Total current assets	173,457	281,765

SOFTWARE, EQUIPMENT, AND PROPERTY—Net	100,315	101,438
OPERATING LEASE ASSETS	45,656	—
INTANGIBLE ASSETS—Net	1,287,260	1,311,917
GOODWILL	1,466,884	1,466,884
DEFERRED FINANCING FEES, REVOLVER—Net	673	746
DEFERRED CONTRACT COSTS	14,678	14,389
OTHER ASSETS	16,293	18,416

TOTAL	$3,105,216	$3,195,555

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,519	$13,164
Accrued expenses	48,100	52,987
Income taxes payable	4,075	5,129
Current portion of long-term debt	13,846	25,381
Current portion of long-term licensing agreement—Net	2,579	2,540
Operating lease liabilities	10,137	—
Deferred revenues	28,100	26,514

Total current liabilities	124,356	125,715

FIRST LIEN TERM LOAN—Net	1,301,941	1,292,597
DEFERRED INCOME TAXES—Net	316,269	322,348
LONG-TERM LICENSING AGREEMENT—Net	35,671	36,331
OPERATING LEASE LIABILITIES	42,992	—
OTHER LIABILITIES	24,532	32,770

Total liabilities	1,845,761	1,809,761

COMMITMENTS AND CONTINGENCIES (Notes 19 and 20)
MEZZANINE EQUITY:
Redeemable non-controlling interest	14,179	14,179

	March 31, 2021	December 31, 2020
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par; 1,500,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock—Series A, $0.001 par; 3,000,000 shares authorized; 1,450,978 shares issued and outstanding at March 31, 2021 and December 31, 2020	1	1
Common stock—Series B, $0.001 par; 500,000 shares authorized; 33,178 and 29,785 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,514,544	1,501,255
Accumulated deficit	(269,005)	(129,370)
Accumulated other comprehensive loss	(264)	(271)

Total stockholders’ equity	1,245,276	1,371,615

TOTAL	$3,105,216	$3,195,555

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
REVENUES	$157,789	$159,208
COST OF REVENUES
Cost of revenues, exclusive of amortization of acquired technologies	38,013	48,387
Amortization of acquired technologies	6,580	6,575

Total cost of revenues	44,593	54,962

GROSS MARGIN	113,196	104,246

OPERATING EXPENSES:
Research and development	30,624	27,543
Selling and marketing	19,417	21,479
General and administrative	37,839	23,000
Amortization of intangible assets	18,077	18,077

Total operating expenses	105,957	90,099

OPERATING INCOME	7,239	14,147
INTEREST EXPENSE	(18,766)	(19,157)
GAIN (LOSS) ON CHANGE IN FAIR VALUE OF INTEREST RATE SWAPS	3,277	(21,147)
LOSS ON EARLY EXINGUISHMENT OF DEBT	—	(8,615)
OTHER INCOME—Net	87	140

PRETAX LOSS	(8,163)	(34,632)
INCOME TAX BENEFIT	3,079	9,380

NET LOSS INCLUDING NON-CONTROLLING INTEREST	(5,084)	(25,252)
Less: net loss attributable to non-controlling interest	—	—

NET LOSS ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	(5,084)	(25,252)
Net loss per share attributable to Class A and Class B common stockholders - basic and diluted	$(3.43)	$(17.07)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders - basic and diluted	1,483,107	1,479,574
COMPREHENSIVE LOSS:
Net loss including non-controlling interest	(5,084)	(25,252)
Other comprehensive gain (loss)—Foreign currency translation adjustment	7	(17)

COMPREHENSIVE LOSS INCLUDING NON-CONTROLLING INTEREST
Less: comprehensive loss attributable to non-controlling interest	—	—

COMPREHENSIVE LOSS ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	$(5,077)	$(25,269)

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

(In thousands, except number of shares)

(Unaudited)

	Redeemable Non-Controlling Interest	Issued Preferred Stock		Issued Common Stock				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss
				Series A		Series B					Total Stockholders’ Equity
		Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
BALANCE—December 31, 2020	14,179	—	—	1,450,978	1	29,785	—	1,501,255	(129,370)	(271)	1,371,615
Issuance of Series B common stock	—	—	—	—	—	325	—	1,007	—	—	1,007
Stock-based compensation expense	—	—	—	—	—	2,595	—	11,838	—	—	11,838
Exercise of stock options—net of tax	—	—	—	—	—	473	—	444	—	—	444
Dividend to shareholders	—	—	—	—	—	—	—	—	(134,551)	—	(134,551)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	7	7
Net loss	—	—	—	—	—	—	—	—	(5,084)	—	(5,084)

BALANCE—March 31, 2021	$14,179	—	$—	1,450,978	$1	33,178	$—	$1,514,544	$(269,005)	$(264)	$1,245,276

	Redeemable Non-Controlling Interest	Issued Preferred Stock		Issued Common Stock				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss
				Series A		Series B					Total Stockholders’ Equity
		Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
BALANCE—December 31, 2019	$—	—	$—	1,450,978	$1	27,967	$—	$1,491,753	$(112,494)	$(397)	$1,378,863
Issuance of non-controlling interest in subsidiary	14,179	—	—	—	—	—	—	—	—	—	—
Issuance of Series B common stock	—	—	—	—	—	1,000	—	1,560	—	—	1,560
Stock-based compensation expense	—	—	—	—	—	—	—	1,629	—	—	1,629
Exercise of stock options—net of tax	—	—	—	—	—	373	—	268	—	—	268
Repurchase and cancellation of Series B common stock	—	—	—	—	—	(55)	—	(86)	—	—	(86)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(17)	(17)
Net loss	—	—	—	—	—	—	—	—	(25,252)	—	(25,252)

BALANCE—March 31, 2020	$14,179	—	$—	1,450,978	$1	29,285	$—	$1,495,124	$(137,746)	$(414)	$1,356,965

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,084)	$(25,252)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of software, equipment, and property	5,153	4,300
Amortization of intangible assets	24,657	24,652
Deferred income taxes	(6,079)	(12,932)
Stock-based compensation	12,654	3,230
Amortization of deferred financing fees	1,150	1,046
Amortization of discount on debt	194	124
Change in fair value of interest rate swaps	(3,277)	21,147
Loss on early extinguishment of debt	—	8,615
Non-cash lease expense	909	—
Other	15	—
Changes in:
Accounts receivable—Net	6,184	428
Deferred contract costs	41	(145)
Other current assets	(1,061)	1,236
Deferred contract costs—Non-current	(288)	(308)
Other assets	2,106	(1,315)
Operating lease assets	2,372	—
Income taxes	(907)	3,524
Accounts payable	4,344	(369)
Accrued expenses	(4,348)	(19,062)
Operating lease liabilities	(1,655)	—
Deferred revenues	1,580	261
Other liabilities	(426)	(79)

Net cash provided by operating activities	38,234	9,101

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of software, equipment, and property	(4,637)	(5,444)
Purchase of intangible asset	(49)	(560)

Net cash used in investing activities	(4,686)	(6,004)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of non-controlling interest in subsidiary	—	14,179
Principal payments on long-term debt	(3,462)	(378,462)
Proceeds from issuance of long-term debt, net of fees paid to lender	—	369,792
Proceeds from borrowings on revolving lines of credit	—	65,000
Proceeds from issuance of Series B common stock	1,007	—
Payment of fees associated with early extinguishment of long-term debt	—	(29)
Proceeds from exercise of stock options	503	242
Repurchases of Series B common stock	—	(84)
Dividend to stockholders	(134,549)	—

Net cash (used in) provided by financing activities	(136,501)	70,638

	Three Months Ended March 31,
	2021	2020
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	$9	$(26)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(102,944)	73,709
CASH AND CASH EQUIVALENTS:
Beginning of quarter	162,118	93,201

End of quarter	$59,174	$166,910

NONCASH INVESTING AND FINANCING ACTIVITIES:
Unpaid liability related to software, equipment, and property	$24	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$17,422	$17,913

Cash paid for income taxes—Net	$3,906	$28

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Basis of Presentation—The condensed consolidated balance sheet as of March 31, 2021, the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2021 and 2020, the condensed consolidated statements of mezzanine equity and stockholders’ equity for the three months ended March 31, 2021 and 2020, and the condensed consolidated statements of cash flows for the three months ended March 31, 2021 and 2020 have been prepared by the Company and have not been audited. In the opinion of management, all adjustments (which include only normal recurring adjustments except where disclosed) necessary for the fair presentation of the financial position, results of operation and cash flows have been made. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Company Formation—In April 2017, Cypress Holdings, Inc. (the “Company” or “Cypress Holdings”), a corporation organized by affiliates of Advent International Inc. (“Advent”), through its wholly owned subsidiaries, Cypress Holdings Intermediate Holdings I, Inc., Cypress Holdings Intermediate Holdings II, Inc., and Cypress Merger Sub, Inc. acquired all the outstanding shares and all other assets and liabilities related to the business of Jaguar Holdings Inc. (“Jaguar Holdings”) (the “Acquisition”). In connection with the Acquisition, Cypress Merger Sub, Inc., the surviving corporation, was renamed Cypress Intermediate Holdings III, Inc. (“Cypress Intermediate”). Subsequently, Cypress Intermediate and Jaguar Intermediate Holdings Inc. merged with and into CCC Information Services Inc. (“CCC”), the operating company, with CCC continuing after the merger as the surviving corporation.

On February 2, 2021, the Company entered into a merger agreement with Dragoneer Growth Opportunities Corp., (“Dragoneer”), a Special Purpose Acquisition Company. The contemplated deal with Dragoneer would provide all holders of the Company’s common stock to receive common stock of the continuing public company, which will be a wholly owned subsidiary of Dragoneer. The proposed transaction is expected to be completed in the second quarter of 2021, subject to, among other things, the approval by Dragoneer’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated. If consummated, the transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.

Nature of Operations—The Company is headquartered in Chicago, Illinois. The Company’s primary operations are in the United States (“US”) and it also has operations in China.

The Company is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our cloud-based software as a service (“SaaS”) platform connects trading partners, facilitates commerce, and supports mission-critical, artificial intelligence enabled digital workflows. Our platform digitizes workflows and connects companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.

Risk and Uncertainties—In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus (“COVID-19”) to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other marketing events to virtual-only through the date the financial statements were issued. The COVID-19 pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time. COVID-19 and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying condensed consolidated financial statements are prepared in accordance with US generally accepted accounting principles, or GAAP, and include the accounts of the Company and its wholly-owned subsidiaries and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The condensed consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling interest.

Use of Estimates—The preparation of the condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts, and the disclosures of contingent amounts in the Company’s condensed consolidated financial statements and the accompanying notes. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from management’s estimates if past experience or other assumptions are not substantially accurate. Significant estimates in these condensed consolidated financial statements include the estimation of contract transaction prices, the determination of the amortization period for contract assets, the valuation of goodwill and intangible assets and the estimates and assumptions associated with stock incentive plans and the fair value of common stock.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. While the Company has deposits that exceed federally insured limits at financial institutions, the Company places its cash and cash equivalents in highly rated institutions. The Company has never experienced any losses related to these balances.

Foreign Currency—The Company’s functional currency is the US dollar; however, for operations located in China, the functional currency is the local currency. Assets and liabilities of the foreign operations are translated to US dollars at exchange rates in effect at the condensed consolidated balance sheet date, while statement of operations accounts are translated to US dollars at the average exchange rates for the period. Translation gains and losses are recorded and remain as a component of accumulated other comprehensive loss in stockholders’ equity until transactions are settled or the foreign entity is sold or liquidated. Gains and losses resulting from transactions that are denominated in a currency that is not the functional currency are recorded to other income–net, in the condensed consolidated statements of operations and comprehensive loss.

Significant Customers and Concentration of Credit Risks—The Company is potentially subject to concentration of credit risk primarily through its accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. Credit risk on accounts receivables is minimized as a result of the large and diverse nature of the Company’s customer base.

Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For each significant customer, revenue as a percentage of total revenue and accounts receivable as a percentage of net accounts receivable are as follows:

	Revenue
	Three Months Ended March 31,
	2021	2020
Customer A	*	11%
Customer B	*	12%

	Accounts Receivable
	March 31, 2021	December 31, 2020
Customer A	11%	12%
Customer B	11%		*

*	Below 10%

Revenue Recognition— The Company’s revenue recognition policy follows guidance from Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers.

The Company generates revenue from contracts that are generally billed either on a monthly subscription or transactional basis. Other revenue primarily consists of professional services revenue that is generally transaction-based (where a fee per transaction is charged). Revenues are recognized as control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company determines revenue recognition based on the application of the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligation(s) in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligation(s) in the contract

•	Recognition of revenue when, or as a performance obligation is satisfied

Software Subscription Revenues-Software services are hosted and provide customers with the right to use the hosted software over the contract period without taking possession of the software and are generally billed on either a monthly subscription or transactional basis. Revenues related to services billed on a subscription basis are recognized ratably over the contract period as this is the time period over which services are transferred to the customer, generally between three and five years.

Revenues from subscription services represent a stand-ready obligation to provide access to the Company’s platform. As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, subscription arrangements include a series of distinct services. The Company may provide certain of its customers with implementation activities such as basic setup, installation and initial training that the Company must undertake to fulfill the contract. These are considered fulfillment activities that do not transfer the service to the customer.

For contracts with fixed and variable consideration, to the extent that customers’ usage exceeds the committed contracted amounts under their subscriptions, they are charged for their incremental usage. For such overage fees, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. Revenue recognized from overage fees was not material during the three months ended March 31, 2021 and 2020. When customers’ usage falls below the committed contracted amounts, the customer does not receive any credits or refunds for the shortfall.

For contracts where fees are solely based on transaction volume, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced practical expedient.

Other Revenue-Other revenues are recognized over time as the services are performed and consist of professional services and other non-software services, including the Company’s First Party Clinical Services which was divested in December 2020 (see Note 24). Other revenues are generally invoiced monthly in arrears.

Revenues related to such services that are billed on a transactional basis are recognized when the transaction for the related service occurs. Transaction revenue is primarily comprised of fees for professional services applied to the volume of transactions. These are typically based on a per-unit rate and are invoiced for the same period in which the transactions were processed and as the performance obligation is satisfied. For contracts with transaction fees, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced practical expedient.

Contracts with Multiple Performance Obligations-The Company’s contracts with customers can include access to different software applications such as CCC workflow, estimating, valuation and analytics, each of which is its own performance obligation. These additional services are either sold on a standalone basis or could be used on their own with readily available resources. For these contracts, the Company accounts for individual performance obligations separately, if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling price for distinct performance obligations are generally based on directly observable pricing. In instances where standalone selling price is not directly observable, the Company determines standalone selling price based on overall pricing objectives, which take into consideration observable data, market conditions and entity-specific factors.

Disaggregation of Revenue-The Company provides disaggregation of revenue based on type of service as it believes these categories best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The following table summarizes revenue by type of service for the three months ended March 31 (in thousands):

	2021	2020
Software subscriptions	$151,999	$140,474
Other	5,763	18,734

Total revenues	$157,762	$159,208

Transaction Price Allocated to the Remaining Performance Obligations-Remaining performance obligations represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of March 31, 2021, approximately $874 million of revenue is expected to be recognized from remaining performance obligations in the amount of approximately $396 million during the following twelve months, and approximately $478 million thereafter. The estimated revenues do not include unexercised contract renewals. The remaining performance obligations exclude future transaction revenue where revenue is recognized as the services are rendered and in the amount to which the Company has the right to invoice.

Contract Liabilities-Contract liabilities consist of deferred revenue and include customer billings in advance of revenues being recognized from subscription contracts and professional services. Deferred revenue that is expected to be recognized during the succeeding twelve-month period is recorded as current, and the remaining portion is recorded as noncurrent and included within other liabilities on the condensed consolidated balance sheets. During the three months ended March 31, 2021 and 2020, $25.0 million and $24.5 million, respectively, that was included in the deferred revenue balance at the beginning of each period was recognized as revenue.

Costs to Obtain and Fulfill the Contract-The Company defers costs that are considered to be incremental and recoverable costs of obtaining a contract with a customer, including sales commissions. Costs to fulfill contracts are capitalized when such costs are direct and related to implementation activities for hosted software solutions. Capitalized costs to obtain a contract and costs to fulfill a contract are generally amortized over a period between three and five years, which represents the expected period of benefit of these costs and corresponds to the contract period. In instances where the contract term is significantly less than three years, costs to fulfill are amortized over the contract term which the Company believes best reflects the period of benefit of these costs.

Cost of Revenues—Cost of revenues is primarily composed of personnel costs and costs of external resources used in the delivery of services to customers, including software configuration, integration services, customer support activities, third party costs related to hosting the Company’s software for its customers, internal support of production infrastructure, IT security costs, depreciation expense, cost of software production, and license and royalty fees paid to third parties. Cost of revenues also includes amortization of internal use software and acquired technologies.

Research and Development—Research and development expenses consist primarily of personnel-related costs, including share-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain information technology expenses. Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred.

Selling and Marketing—Selling and marketing expenses consist primarily of personnel-related costs for our sales and marketing functions, including sales commissions and share-based compensation. Additional expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference.

The Company expenses advertising and other promotional expenditures as incurred. Advertising expenses were $0.1 million and $0.3 million for the three months ended March 31, 2021, and 2020, respectively.

General and Administrative—General and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additional expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.

Amortization of Intangible Assets—Amortization of intangible assets consists of the capitalized costs of intangible assets acquired in connection with the Company’s Acquisition in April 2017. These intangible assets are amortized on a straight-line basis over their estimated useful lives (Note 10).

Stock-Based Compensation—The Company’s stock-based compensation plans are described in Note 18. The Company accounts for stock-based payment awards based on the grant date fair value. Stock-based payment awards that are settled in cash are accounted for as liabilities. The Company recognizes stock-based compensation expense for only the portion of options expected to vest, based on an estimated forfeiture rate.

The Company recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. Stock-based compensation expense for the performance-based awards with a market condition is not recognized until the performance condition is probable of occurring.

The fair value of the Company’s awards with only a time-based component is estimated using the Black Scholes option pricing model. The fair value of the Company’s performance-based awards with a market condition is estimated using the Monte Carlo simulation method. The assumptions utilized under these methods require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the related compensation expense of these stock-based payment awards.

Accounts Receivable—Net—Accounts receivable, as presented in the condensed consolidated balance sheets, are net of customer sales allowances and doubtful accounts. The Company determines allowances for its sales reserves and doubtful accounts based on specific identification of customer accounts and historical experience to the remaining accounts receivable balance. The Company’s assessment of doubtful accounts includes using historical information and the probability of collection from customers. Doubtful accounts are charged to general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

Software, Equipment, and Property—Net—Software, equipment, and property are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the asset’s estimated useful lives, which are as follows:

Software, equipment, and property	Estimated Useful Life
Software and licenses	2-5 years
Computer equipment	3 years
Leasehold improvements	3-15 years
Furniture and other equipment	5 years
Database	25 years
Building	39 years
Land	Indefinite

Maintenance and repairs are expensed as incurred. Major betterments are capitalized.

Internal Use Software—The Company capitalizes the direct costs incurred in developing or obtaining internal use software, including platform development, infrastructure and tools, as well as certain payroll and payroll-related costs of employees who are directly associated with internal use computer software projects. The amount of capitalized payroll costs with respect to these employees is limited to the time directly spent on such projects. The costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation activities are expensed as incurred. Additionally, the Company expenses internal costs related to minor upgrades and enhancements as it is impractical to separate these costs from normal maintenance activities. Capitalized internal use software costs are recorded within software, equipment, and property on the Company’s condensed consolidated balance sheets.

Goodwill and Intangible Assets— Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to an annual impairment test as of September 30 of each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Testing goodwill and intangible assets for impairment involves comparing the fair value of the reporting unit or intangible asset to its carrying value. If the carrying amount of a reporting unit or intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, up to the carrying value of the goodwill or intangible asset. There were no events or changes in circumstances that indicated the carrying value may not be recoverable and no impairment charges were recognized during the three months ended March 31, 2021 and 2020.

Long-Lived Assets—Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset or asset group to estimated undiscounted future cash flows expected to be generated by such assets. If the carrying amount of the assets exceeds their estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the assets exceeds their fair value. There were no events or changes in circumstances that indicated the carrying value may not be recoverable and no impairment charges were recognized during the three months ended March 31, 2021 and 2020.

Deferred Financing Costs—Deferred financing costs are capitalized and amortized over the life of the underlying financing agreement. See Note 13 Long-Term Debt for additional information.

Fair Value of Financial Instruments and Fair Value Measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value.

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company has interest rate swaps that are recognized as either assets or liabilities and are measured at fair value. The interest rate swaps are not designated as hedges and the gains and losses from changes in fair value are recognized in earnings in the period incurred. The carrying amounts reported in the condensed consolidated financial statements approximate the fair value for cash equivalents, trade accounts receivable, trade payables, and accrued expenses, due to their short-term nature.

Income Taxes—Deferred income tax assets and liabilities are recognized for the expected future tax effects of temporary differences between the financial and income tax reporting basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. Deferred income taxes relate to the timing of recognition of certain revenue and expense items, and the timing of the deductibility of certain reserves and accruals for income tax purposes that differs from the timing for financial reporting purposes. The Company establishes a tax valuation allowance to the extent that it is more likely than not that a deferred tax asset will not be realizable against future taxable income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on its technical merits. Income tax positions must meet a more-likely-than-not recognition threshold to be recognized.

Accrual for Self-Insurance Costs—The Company maintains a self-insured group medical program. The program contains stop loss thresholds with amounts in excess of the self-insured levels fully insured by third-party insurers. Liabilities associated with this program are estimated in part by considering historical claims experience and medical cost trends.

Leases—Effective January 1, 2021, the Company adopted Accounting Standards Update 2016-02 (ASU 2016-02) which created a new topic, ASC 842 “Leases.”

In accordance with ASC 842, the Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to determine the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.

Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company’s lease agreements contain variable lease payments for increases in rental payment as a result of common area maintenance, utility, tax, and equipment maintenance charges. The Company has elected the practical expedient to combine lease and non-lease components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in the lease portfolio.

For periods prior to the adoption of ASC 842, the Company recorded rent expense on a straight-line basis over the term of the related lease. The difference between the straight-line rent expense and the payments made in accordance with the operating lease agreements were recognized as a deferred rent liability within other liabilities on the accompanying condensed consolidated balance sheets.

Recently Adopted Accounting Pronouncements—In February 2016, FASB issued Accounting Standards Update 2016-02 (ASU 2016-02) which created a new topic, ASC 842 “Leases,” which requires companies to recognize on the consolidated balance sheet assets and liabilities for the rights and obligations created by the leases.

The Company adopted ASC 842 effective January 1, 2021 using the modified retrospective transition method as allowed under ASU 2018-11 which includes the ability to recognize the cumulative effect of the adoption being recorded as an adjusted to retained earnings on January 1, 2021. Prior period results will continue to be presented under ASC 840 as it was the accounting standards in effect for such periods. The Company elected to apply the package of practical expedients that allows entities to forgo reassessing at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance. The Company did not elect the hindsight practical expedient. The Company also elected to use the practical expedient that allows the combination of lease and non-lease contract components in all of its underlying asset categories.

Due to the adoption of this guidance, the Company recognized an operating right-of-use assets and operating lease liabilities of $47.1 million and $53.0 million, respectively, as of the date of adoption. The difference between the right-of-use assets and lease liabilities on the accompanying condensed consolidated balance sheet is primarily due to the accrual for lease payments as a result of straight-line lease expense and unamortized tenant incentive liability balances. The Company did not have any impact to opening retained earnings as a result of the adoption of the guidance. The adoption of this new guidance did not have a material impact on the Company’s results of operations and comprehensive loss, cash flows, liquidity, or the Company’s covenant compliance under its existing credit agreement.

As an “emerging growth company,” the Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

Recently Issued Accounting Pronouncements—In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, and subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, ASU 2019-05, and ASU 2020-03. The guidance amends the current accounting guidance and requires the measurements of all expected losses based on historical experience, current conditions and reasonable and supportable forecasts. The new guidance replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance is effective for the Company on January 1, 2023 and early adoption is permitted. The Company is currently assessing the impact of this update on its condensed consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), and in January 2021 subsequently issued ASU 2021-01 (“ASU 2021-01”), which refines the scope of Topic 848. These ASUs provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of ASU 2020-04 through December 31, 2022. The Company is evaluating the impact of the adoption of this guidance on its condensed consolidated financial statements.

3.	REVENUE

The opening and closing balances of the Company’s receivables, contract assets and contract liabilities from contracts with customers are as follows (in thousands):

	March 31, 2021	December 31, 2020
Accounts receivables-Net of allowances	$67,873	$74,107
Deferred contract costs	11,876	11,917
Long-term deferred contract costs	14,678	14,389
Deferred revenues	28,100	26,514
Other liabilities (deferred revenues, non-current)	2,009	2,001

A summary of the activity impacting deferred revenue balances during the three months ended March 31, 2021 and 2020, is presented below (in thousands):

	March 31, 2021	March 31, 2020
Balance at beginning of period	$28,515	$26,256
Revenue recognized[1]	(80,963)	(76,905)
Additional amounts deferred[1]	82,557	78,523

Balance at end of period	$30,109	$27,874

[1]	Amounts include total revenue deferred and recognized during each respective period.

The Company may occasionally recognize an adjustment in revenue in the current period for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the three months ended March 31, 2021 and 2020, the impact on revenue recognized in the current period, from performance obligations partially or fully satisfied in the previous period, was not significant.

A summary of the activity impacting the deferred contract costs during the three months ended March 31, 2021 and 2020 is presented below (in thousands):

	March 31, 2021	March 31, 2020
Balance at beginning of period	$26,306	$23,270
Costs amortized	(3,705)	(3,096)
Additional amounts deferred	3,953	3,434

Balance at end of period	$26,554	$23,608

4.	FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis—As of March 31, 2021 and December 31, 2020, the Company has interest rate swaps recognized as either assets or liabilities and are measured at fair value on a recurring basis.

The fair value is estimated using inputs that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the fair value hierarchy as of March 31, 2021 and December 31, 2020. At March 31, 2021 and December 31, 2020, the interest rate swaps had a fair value liability of $15.1 million and $18.4 million, respectively, and are classified within other liabilities in the accompanying condensed consolidated balance sheets.

The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at March 31, 2021 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Interest rate swaps	$15,082	$—	$15,082	$—

Total	$15,082	$—	$15,082	$—

The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2020 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Interest rate swaps	$18,359	$—	$18,359	$—

Total	$18,359	$—	$18,359	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis—The Company has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include those associated with acquired businesses, including goodwill and other intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During the three months ended March 31, 2021 and the year ended December 31, 2020, the Company recognized no impairment related to these assets.

Fair Value of Other Financial Instruments—The following table presents the carrying amounts, net of debt discount, and estimated fair values of the Company’s financial instruments that are not recorded at fair value on the condensed consolidated balance sheets (in thousands):

	March 31, 2021		December 31, 2020
Description	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
First Lien Term Loan, including current portion	$1,330,098	$1,330,364	$1,333,366	$1,332,433

The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar instruments and fluctuates with changes in applicable interest rates among other factors. The fair value of long-term debt is classified as a Level 2 measurement in the fair value hierarchy and is established based on observable inputs in less active markets.

5.	INCOME TAXES

The Company’s effective tax rate for the three months ended March 31, 2021 was 37.7% compared to the effective tax rate for the three months ended March 31, 2020 of 27.1%. The effective tax rate for the three months ended March 31, 2021 was higher than the March 31, 2020 effective tax rate primarily due to higher tax benefits from enacted state apportionment and rate changes in the current period versus the prior period, as well as the prior period benefit being limited to the amount that would be recognized if the year-to-date ordinary loss were the anticipated ordinary loss for the fiscal year. The difference between statutory tax rate and the Company’s March 31, 2021 effective tax rate is primarily due to tax benefits attributable to the research and experimental credit, offset by non-deductible transaction costs. The difference between the statutory tax rate and the Company’s March 31, 2020 effective tax rate is primarily due to tax benefits from the research and experimental credit, offset by uncertain tax positions related to the research and experimental credit, as well as other non-deductible expenses.

The Company made income tax payments of $3.9 million and $50 thousand for the three months ended March 31, 2021 and 2020, respectively. The Company received refunds from the Internal Revenue Service and various states totaling $16 thousand and $22 thousand, for the three months ended March 31, 2021, and 2020, respectively.

As of December 31, 2020, unrecognized tax benefits were $3.0 million. We anticipate this amount will increase to $3.6 million within the next 12 months; however, due to the various jurisdictions in which the Company files tax returns, it is possible that there could be significant changes in the amount of unrecognized tax benefits in 2021.

6.	ACCOUNTS RECEIVABLE

Accounts receivable–net as of March 31, 2021 and December 31, 2020, consists of the following (in thousands):

	March 31, 2021	December 31, 2020
Accounts receivable	$71,804	$78,331
Allowance for doubtful accounts and sales reserves	(3,931)	(4,224)

Accounts receivable–net	$67,873	$74,107

Changes to the allowance for doubtful accounts and sales reserves during the three months ended March 31, 2021 and 2020, consists of the following (in thousands):

	March 31, 2021	March 31, 2020
Balance at beginning of period	$4,224	$3,970
Charges to bad debt and sales reserves	1,066	1,244
Write-offs, net	(1,359)	(732)

Balance at end of period	$3,931	$4,482

7.	OTHER CURRENT ASSETS

Other current assets as of March 31, 2021 and December 31, 2020, consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Prepaid software and equipment maintenance	$6,713	$7,499
Prepaid SaaS costs	3,948	4,290
Prepaid service fees	2,799	3,969
Non-trade receivables	10,997	9,095
Deferred business combination costs	2,367	—
Other	5,822	6,733

Total	$32,646	$31,586

On December 31, 2020, the Company executed an Asset Purchase Agreement with a third-party buyer to transfer its obligation of providing certain services included within existing customer contracts to the third-party buyer. The Company recognized a gain on divestiture of $3.8 million, included within non-trade receivables (see Note 24). The Company received a payment of $1.8 million from the third-party buyer in January 2021.

8.	SOFTWARE, EQUIPMENT, AND PROPERTY

Software, equipment, and property as of March 31, 2021 and December 31, 2020, consist of the following (in thousands):

	March 31, 2020	December 31, 2020
Software, licenses and database	$113,851	$109,967
Computer equipment	27,741	27,733
Leasehold improvements	13,535	13,397
Furniture and other equipment	4,993	5,000
Building and land	4,910	4,910

Total software, equipment, and property	165,030	161,007
Less accumulated depreciation and amortization	(64,715)	(59,569)

Net software, equipment, and property	$100,315	$101,438

Depreciation and amortization expense related to software, equipment and property was $5.2 million and $4.3 million for the three months ended March 31, 2021 and 2020, respectively.

9.	LEASES

The Company leases real estate in the form of office space and data center facilities. The Company additionally leases equipment in the form of information technology equipment. Generally, the term for real estate leases ranges from 1 to 17 years at inception of the contract. Generally, the term for equipment leases is 1 to 3 years at inception of the contract. Some real estate leases include options to renew that can extend the original term by 5 to 10 years.

Operating lease costs are included within cost of revenues, exclusive of amortization of acquired technologies, research and development and general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss. The Company does not have any finance leases.

The components of lease expense for the three months ended March 31, 2021 were as follows (in thousands):

Lease cost
Operating lease cost	$4,594
Variable lease cost	602

Total lease cost	$5,196

The lease term and discount rate consisted of the following at March 31, 2021:

Weighted-average remaining lease term (years):	10.8
Weighted-average discount rate:	6.0%

Supplemental cash flow and other information related to leases for the three months ended March 31, 2021 were as follows (in thousands):

Cash payments for operating leases	$2,968
Operating lease assets obtained in exchange for lease liabilities	2,365

The table below reconciles the undiscounted future minimum lease payments (in thousands) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized on the condensed consolidated balance sheet as of March 31, 2021.

Year Ending December 31:
2021	$8,476
2022	8,599
2023	6,092
2024	7,195
2025	7,243
Thereafter	68,416

Total lease payments	$106,021
Less: Interest	(36,023)
Less: Lease incentive recognized as offset to lease liability	(16,868)

Present value of lease liabilities	$53,129

During the year ended December 31, 2020, the Company entered into a new operating lease agreement for its corporate headquarters in Chicago, Illinois. The lease term commenced in January 2021 and included a landlord provided tenant improvement allowance of up to $16.9 million to be applied to the costs of the construction of leasehold improvements. The Company determined that it owns the leasehold improvements, and as such, reflect the $16.9 million lease incentive as a reduction of the rental payments used to measure the operating lease liability and operating lease asset as of the lease commencement date in January 2021. The Company will record an increase to the operating lease liability and to leasehold improvements as and when such leasehold improvements are paid for by the lessor.

Under ASC 840, rent expense was $2.2 million during the three months ended March 31, 2020. The Company’s noncancelable operating lease agreements required future minimum cash lease payments as follows at December 31, 2020 (in thousands):

	2021	2022	2023	2024	2025	Thereafter	Total
Operating leases	$7,143	$6,090	$5,180	$7,059	$7,243	$68,415	$101,130

10.	GOODWILL AND INTANGIBLE ASSETS

Goodwill—Goodwill was recorded in connection with the Acquisition of the Company in 2017.

No goodwill impairments were recorded during the three months ended March 31, 2021 and 2020.

For the year ended December 31, 2020, the Company performed its annual impairment assessment as of September 30, 2020, which indicated no impairment and there was no change to the carrying amount of goodwill.

Intangible Assets—The Company’s intangible assets are primarily the result of the Acquisition of the Company in 2017.

During the three months ended March 31, 2021 and 2020, the Company did not record an impairment charge.

The intangible assets balance as of March 31, 2021, is reflected below (in thousands):

	March 31, 2021
	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer relationships	16–18	14.1	$1,299,750	$(283,634)	$1,016,116
Acquired technologies	3–7	3.1	183,154	(102,578)	80,576
Favorable lease terms	6	2.1	280	(182)	98

Subtotal			1,483,184	(386,394)	1,096,790
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,654	$(386,394)	$1,287,260

The intangible assets balance as of December 31, 2020, is reflected below (in thousands):

	December 31, 2020
	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer relationships	16–18	14.3	$1,299,750	$(265,567)	$1,034,183
Acquired technologies	3–7	3.3	183,154	(95,998)	87,156
Favorable lease terms	6	2.3	280	(172)	108

Subtotal			1,483,184	(361,737)	1,121,447
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,654	$(361,737)	$1,311,917

Amortization expense for intangible assets was $24.7 million for the three months ended March 31, 2021 and 2020.

Future amortization expense for the remainder of the year ended December 31, 2021 and the following four years ended December 31 and thereafter for intangible assets as of March 31, 2021, is as follows (in thousands):

Year Ending December 31
2021	$73,969
2022	98,627
2023	98,333
2024	80,731
2025	72,263
Thereafter	672,867

Total	$1,096,790

11.	ACCRUED EXPENSES

Accrued expenses as of March 31, 2021 and December 31, 2020, consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Compensation	$26,424	$37,696
Professional services	5,455	2,753
Royalties and licenses	3,249	2,301
Sales tax	2,348	2,294
Employee insurance benefits	1,887	1,979
Other	8,737	5,964

Total	$48,100	$52,987

12.	OTHER LIABILITIES

Other liabilities as of March 31, 2021 and December 31, 2020, consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Fair value of interest rate swaps	$15,082	$18,359
Deferred rent	—	4,461
Software license agreement	190	234
Deferred revenue-non-current	2,009	2,001
Phantom stock incentive plan	4,033	3,217
Payroll tax deferment	3,152	3,152
Other	66	1,346

Total	$24,532	$32,770

13.	LONG-TERM DEBT

In connection with the Acquisition of the Company in April 2017, the Company entered into the 2017 First Lien Credit Agreement (“First Lien Credit Agreement”) and 2017 Second Lien Credit Agreement (“Second Lien Credit Agreement”).

In February 2020, the Company refinanced its long-term debt (“2020 Refinancing”) and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the

First Lien Credit Agreement’s revolving credit facilities. The proceeds of the incremental term loan were used to repay all outstanding borrowings under the Second Lien Credit Agreement.

The repayment of outstanding borrowings under the Second Lien Credit Agreement was determined to be a debt extinguishment and the Company recognized an $8.6 million loss on early extinguishment of debt in the condensed consolidated statements of operations and comprehensive loss during the quarter ended March 31, 2020.

First Lien Credit Agreement— The First Lien Credit Agreement initially consisted of a $1.0 billion term loan (“First Lien Term Loan”), a $65.0 million dollar revolving credit facility (“Dollar Revolver”), and a $35.0 million multicurrency revolving credit facility (“Multicurrency Revolver” and together with the Dollar Revolver, the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolvers. The Company received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.

The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. The Company received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million. At March 31, 2021 and December 31, 2020, the unamortized debt discount was $2.6 million and $2.8 million, respectively.

In addition, the First Lien Amendment reduced the amount of commitments under each of the Dollar Revolver and the Multicurrency Revolver to $59.3 million and $32.0 million, respectively, and extended the maturity of a portion of the commitments under each revolving credit facility. Pursuant to the First Lien Amendment, the non-extended Dollar Revolver and non-extended Multicurrency Revolver consist of commitments of $8.1 million and $4.4 million, respectively, which mature on April 27, 2022. The extended Dollar Revolver and extended Multicurrency Revolver consist of commitments of $51.2 million and $27.6 million, respectively, which mature on October 27, 2023. The First Lien Revolvers continue to have a sublimit of $30.0 million for letters of credit.

The Company incurred $27.6 million and $3.4 million in financing costs related to the First Lien Credit Agreement and First Lien Amendment, respectively. These costs were recorded to a contra debt account and are being amortized to interest expense over the term of the First Lien Credit Agreement using the effective interest method. At March 31, 2021 and December 31, 2020, the unamortized financing costs were $15.0 million and $16.1 million, respectively.

The First Lien Term Loan requires (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on the maturity date, April 27, 2024. The First Lien Term Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. As of March 31, 2021, a principal prepayment of $1.5 million was required and paid in April 2021.

As of March 31, 2021, the amount outstanding on the First Lien Term Loan was $1,332.7 million, of which, $13.9 million was classified as current in the accompanying condensed consolidated balance sheet. As of December 31, 2020, the amount outstanding on the First Lien Term Loan was $1,336.2 million, of which, $25.4 million was classified as current in the accompanying condensed consolidated balance sheet.

Amounts outstanding under the First Lien Credit Agreement bear interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s leverage ratio, as defined in the First Lien Credit Agreement. At December 31, 2020, outstanding borrowings under the First Lien Term Loan bore interest at 4.00%. A quarterly commitment fee of up to 0.50% is payable on the unused portion of the Dollar Revolver and Multicurrency Revolver credit facilities.

During the three months ended March 31, 2021 and the year ended December 31, 2020, weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.2%, respectively. The Company made interest payments of $13.4 million and $13.1 million during the three months ended March 31, 2021 and 2020, respectively.

In March 2020, the Company borrowed $65.0 million on its First Lien Revolvers. The borrowings were fully repaid in June 2020 and there were no outstanding borrowings on the First Lien Revolvers at March 31, 2021 and December 31, 2020.

In May 2020, the Company issued a standby letter of credit for $0.7 million in lieu of a security deposit upon entering into a lease agreement for its new corporate headquarters. The standby letter of credit reduces the amount available to be borrowed under the First Lien Revolvers and at March 31, 2021 and December 31, 2020, $90.6 million was available to be borrowed.

Borrowings under the First Lien Credit Agreement are guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected first priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.

The First Lien Credit Agreement contains representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances.

In addition, the terms of the First Lien Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the First Lien Revolvers over the prior four fiscal quarters exceeds 35% of the aggregate commitments under those revolving credit facilities, the Company’s leverage ratio cannot exceed 8.30 to 1.00. The Company was in compliance with its financial covenant as of the quarter ended March 31, 2020. Borrowings under the First Lien Revolvers did not exceed 35% of the aggregate commitments and the Company was not subject to the leverage test for all fiscal quarters ending after March 31, 2020.

Second Lien Credit Agreement—The Second Lien Credit Agreement consisted of a $375.0 million term loan (“Second Lien Term Loan”). The Company received proceeds of $372.2 million, net of discount of $2.8 million. The discount was recorded to a contra debt account and was being amortized to interest expense over the life of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, the debt discount was written off to loss on early extinguishment of debt.

The Company incurred $8.9 million in financing costs related to the Second Lien Credit Agreement. These costs were recorded to a contra debt account and were being amortized to interest expense over the term of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, there were $6.6 million of unamortized financing costs which were written off to loss on early extinguishment of debt.

The Second Lien Term Loan required no principal payments and all outstanding principal was scheduled to be due upon maturity on April 25, 2025.

Amounts outstanding under the Second Lien Term Loan bore interest at a variable rate of LIBOR, plus 6.75%. During the three months ended March 31, 2020, the weighted-average interest rate on the Second Lien Term Loan was 8.6%. The Company made interest payments of $4.0 million during the three months ended March 31, 2020.

The Second Lien Term Loan was guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected second priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.

The Second Lien Credit Agreement contained representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire out capital stock; and make certain investments, acquisitions, loans, or advances. The Second Lien Credit Agreement had no financial covenants.

Long-term debt as of March 31, 2021 and December 31, 2020, consists of the following (in thousands):

	March 31, 2021	December 31, 2020

First Lien Term Loan	$1,332,692	$1,336,154
First Lien Term Loan—discount	(2,594)	(2,788)
First Lien Term Loan—deferred financing fees	(14,311)	(15,388)

First Lien Term Loan—net of discount & fees	1,315,787	1,317,978

Less: Current portion	(13,846)	(25,381)

Total long-term debt—net of current portion	$1,301,941	$1,292,597

As of March 31, 2021, and December 31, 2020, the deferred financing fees asset balance included $0.7 million in relation to the Dollar Revolver and Multicurrency Revolver, which is being amortized to interest expense over the term of the underlying agreements.

Interest Rate Swaps—The Company has previously entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce its exposure to variability from future cash flows resulting from interest rate risk related to its long-term debt. The notional amount of the Swap Agreements total $777.7 million at March 31, 2021 and December 31, 2020. The Swap Agreements expire in June 2022.

14.	LONG-TERM LICENSING AGREEMENT

During 2018, the Company entered into a licensing agreement with a third party to obtain a perpetual software license (“Licensing Agreement”) for a database structure, tools, and historical data used within the Company’s software. The Company has included the present value of the future payments required as a long-term licensing agreement within the accompanying condensed consolidated balance sheets. The present value of the future payments was computed using an effective annual interest rate of 6.25%, and the Licensing Agreement requires the Company to make quarterly principal and interest installment payments of approximately $1.2 million through December 2031.

The present value of the future cash flows upon execution of the agreement was $45.6 million, which included an original discount of $23.2 million. At March 31, 2021, the remaining liability, net of the discount was $38.3 million, with $2.6 million classified as current. At December 31, 2020, the remaining liability, net of the discount was $38.9 million, with $2.5 million classified as current.

The discount was recorded to a contra liability account and is being amortized to interest expense over the term of the agreement using the effective interest method. During the three months ended March 31, 2021 and 2020, the Company recognized $0.6 million in interest expense related to the Licensing Agreement. At March 31, 2021 and December 31, 2020, $14.6 million and $15.2 million, respectively, of the discount was not yet amortized.

Scheduled Payments—Principal amounts due in each of the next five years and thereafter for the Licensing Agreement as of March 31, 2021, are as follows (in thousands):

Years Ending December 31
2021	1,919
2022	2,703
2023	2,876
2024	3,061
2025	3,257
Thereafter	24,434

Total	$38,250

15.	REDEEMABLE NON-CONTROLLING INTEREST

On March 12, 2020 (the “Close Date”), the Company closed a Stock Purchase Agreement with a third-party investor (the “Investor”) for purchase by the Investor of Series A Preferred Stock in CCCIS Cayman Holdings Limited (“CCC Cayman”), the parent of the Company’s China operations. On the Close Date, CCC Cayman, a subsidiary of the Company, issued 1,818 shares of Series A Preferred Stock (the “Preferred Shares”) at $7,854 per share to the Investor for net proceeds of $14.2 million. On an as-converted basis, the Preferred Shares represent an aggregate 10.7% initial ownership interest of the issued and outstanding capital stock of CCC Cayman, or 9.1% on a fully-diluted basis if all shares reserved for issuance under the Company’s CCC Cayman employee incentive plan were issued and outstanding.

The Preferred Shares are entitled to non-cumulative dividends at an annual rate of 8.0%, when and if declared.

At the option of the Investor, the Preferred Shares are convertible into Ordinary Shares of CCC Cayman, initially on a one-for-one basis but subject to potential adjustment, as defined by the Stock Purchase Agreement, at any time, or automatically upon the closing of an initial public offering.

The Preferred Shares are redeemable upon an actual or deemed redemption event as defined in the Stock Purchase Agreement or at the option of the Investor beginning on the five-year anniversary of the Close Date, if an actual or deemed redemption event has not yet occurred. The redemption price, as defined by the Stock Purchase Agreement, is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends on the Preferred Shares.

The Preferred Shares are entitled to distributions upon the occurrence of a sale or liquidation of CCC Cayman representing an amount that is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends.

The Preferred Shares do not participate in net income or losses.

As of March 31, 2021 and December 31, 2020, the Investor’s ownership in CCC Cayman is classified in mezzanine equity as a redeemable non-controlling interest, because it is redeemable on an event that is not solely in the control of the Company. The Investor’s non-controlling interest is not remeasured to fair value because it is currently not probable that the non-controlling interest will become redeemable. If the Investor’s non-controlling interest becomes probable of being redeemable, the Company will be required to remeasure the non-controlling interest at fair value with changes in the carrying value recognized in additional paid-in capital.

At March 31, 2021 and December 31, 2020, the carrying value of the redeemable non-controlling interest was $14.2 million.

16.	CAPITAL STOCK

Cypress Holdings has the authority to issue 5,000,000 shares for all classes of stock with a par value of $0.001 per share, of which 3,000,000 shares are designated as Class A common stock, 500,000 shares are designated as Class B common stock, and 1,500,000 shares are designated as preferred stock. The shares of the Class A common stock and Class B common stock are identical, except with regard to voting. Each holder of Class A common stock is entitled to a number of votes equal to the number of shares of Class A common stock held by such stockholder. The Class B common stock does not entitle its holder to any voting rights other than the right to designate one director to the board as a class. The common stock is subject to various other rights and restrictions relating to transfers customary for privately held entities. Holders of common stock are entitled to receive any dividends as may be declared from time to time by the board of directors.

As of March 31, 2021, and December 31, 2020, total Class A common stock issued and outstanding was 1,450,978 shares. As of March 31, 2021, and December 31, 2020, total Class B common stock issued and outstanding was 33,178 and 29,785, respectively. As of March 31, 2021, no shares of preferred stock have been issued.

During the three months ended March 31, 2021, the Company issued 2,595 shares of Class B common stock to an executive and recorded stock-based compensation expense of $8.0 million, equal to the fair value of the Class B common shares at the time of issuance. The Company issued an additional 325 shares of Class B common stock to a board member for aggregate proceeds of $1.0 million.

During the three months ended March 31, 2020, the Company issued 1,000 shares of Class B common stock to an executive and recorded stock-based compensation expense of $1.6 million, equal to the fair value of the Class B common stock at the time of issuance.

During the three months ended March 31, 2021, a dividend of $134.5 million was declared and paid to the Company’s Class A and Class B stockholders.

17.	EMPLOYEE BENEFIT PLANS

The Company sponsors a tax-qualified defined contribution savings and investment plan, CCC 401(k) Retirement Savings and Investment Plan (the “Savings Plan”). Participation in the Savings Plan is voluntary with substantially all domestic employees eligible to participate. Expenses related to the Savings Plan consist primarily of the Company’s contributions that are based on percentages of employees’ contributions. The defined contribution expense for the three months ended March 31, 2021 and 2020 was $1.3 million and $1.1 million, respectively.

18.	STOCK INCENTIVE PLANS

General—On April 27, 2017, Cypress Holdings adopted the 2017 Stock Option Plan of Cypress Holdings, Inc. (the “2017 Plan”). The purpose of the 2017 Plan is to enable the Company to attract, retain, and motivate employees and consultants of the Company and its subsidiaries by allowing them to become owners of common stock enabling them to benefit directly from the growth, development, and financial successes of the Company.

Pursuant to the 2017 Plan, the number of shares of Series B common stock that may be subject to stock incentives should not exceed 201,445 shares in the aggregate. At March 31, 2021, the Company has 20,655 shares available for grant under the plan.

Options have time-based vesting or performance-based with a market condition vesting requirements. Options expire on the tenth anniversary of the grant date.

For time-based awards, the Company records stock compensation expense on a straight-line basis over the service-vesting period. Time-based awards generally vest ratably over a five-year period based on continued service. Vesting of the time-based awards can be accelerated in certain circumstances, such as an initial public offering or sale of the Company.

For performance-based awards with a market condition, the Company does not currently recognize stock compensation expense. The awards will vest and the Company will recognize stock compensation expense when all three of the following are probable of occurring:

•	an occurrence of a liquidity event related to the common stock (for example, sale of the Company or an initial public offering),

•	the Company meets its private equity sponsors’ return target of at least 2 times their initial investment, and

•	the employee is employed or the consultant is actively engaged by the Company.

Stock Options— During the quarter ended March 31, 2021, the Company granted 8,288 stock options, of which 8,088 have time-based vesting and 200 have performance-based with a market condition vesting. The exercise price of all stock options granted during the three months ended March 31, 2021 and 2020 is equal to the fair value of the underlying shares at the grant date.

The valuation of time-based stock options granted during the three months ended March 31, 2021 was determined using the Black-Scholes option valuation model using the following assumptions:

Expected term (in years)	6.5
Expected volatility	40%
Expected dividend yield	0%
Risk-free interest rate	0.62 – 0.67%
Fair value at Valuation Date	$1,250

For performance-based awards with a market condition, the market condition is required to be considered when calculating the grant date fair value. ASC Topic 718 requires the Company to select a valuation technique that best fits the circumstances of an award. In order to reflect the substantive characteristics of the performance-based awards with a market condition, a Monte Carlo simulation valuation model was used to calculate the grant date fair value of such stock options. Monte Carlo approaches are a class of computational algorithms that rely on repeated random sampling to compute their results. This approach allows the calculation of the fair value of such stock options based on a large number of possible scenarios. Stock-based compensation expense for the performance-based awards with a market condition is not recognized until the performance condition is probable of occurring. The valuation of the performance-based awards with a market condition granted during the three months ending March 31, 2021 was determined through the Monte Carlo simulation model using the following assumptions:

Expected term (in years)	5.5
Expected volatility	33%
Expected dividend yield	0%
Risk-free interest rate	0.44%
Fair value at Valuation Date	$298

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term for its option grants. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options. The Company uses the simplified method to determine its expected term because of its limited history of stock option exercise activity.

Expected Volatility—Since the Company is privately held and does not have any trading history for its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.

Expected Dividend—Historically, the Company has not paid regular dividends on its common stock and has no plans to pay dividends on common stock on a regular basis. The Company does not have a dividend policy. Therefore, the Company used an expected dividend yield of zero.

Risk-Free Interest Rate—The risk-free interest rate is based on the US Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of awards.

The Company used a pre-vesting forfeiture rate to estimate the number of options that are expected to vest that was based on the Company’s historical turnover rate.

Stock-based compensation expense has been recorded in the accompanying condensed consolidated statements of operations and comprehensive loss as follows for the three months ended March 31, 2021 and 2020 (in thousands):

	For the Three Months Ended March 31,
	2021	2020
Cost of revenues	$219	$79
Research and development	575	205
Sales and marketing	555	378
General and administrative	11,305	2,568

Total share-based compensation expense	$12,654	$3,230

Option activity for the three months ended March 31, 2021, is summarized below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding—December 31, 2020	163,177	1,033	6.9	337,358
Granted	8,288	3,100
Exercised	(479)	971
Forfeited and canceled	(635)	1,417

Options outstanding—March 31, 2021	170,351	1,132	6.9	402,666
Options exercisable—March 31, 2021	43,023	1,046	6.5	105,384

Options vested and expected to vest—March 31, 2021	153,252	1,023	6.8	363,545

At March 31, 2021, the total vested options were 43,023.

The weighted-average grant-date fair value for time-based options granted during the three months ended March 31, 2021 was $1,250. The weighted-average grant-date fair value for performance-based and market-based options granted during the three months ended March 31, 2021 was $298.

During the three months ended March 31, 2021, the Company issued 473 shares of Class B Common Stock upon exercise of 479 stock options. As part of cashless exercises, 6 shares were applied to the exercise price and tax obligations of the option holders.

The aggregate intrinsic value of options exercised during the three months ended March 31, 2021 was $1.0 million.

The fair value of the options vested during the three months ended March 31, 2021 was $2.1 million.

As of March 31, 2021, there was $20.7 million of unrecognized stock compensation expense related to non-vested time-based awards which is expected to be recognized over a weighted-average period of 3.2 years. As of March 31, 2021, there was $17.1 million of unrecognized stock compensation expense related to non-vested performance-based awards with a market condition.

Phantom Stock Plan-During the year ended December 31, 2018, the Company adopted a Phantom Stock Plan, which provides for the issuance of phantom shares of the Company’s Series B common stock (“Phantom Shares”) to eligible employees under the 2017 Plan. Awards under the Phantom Stock Plan are settled in cash and thus accounted for as liability awards. The shares issued under the Phantom Stock Plan reduce the number of shares available for issuance under the 2017 Plan.

Phantom shares vest under the same time-based or performance-based with a market condition as the stock options granted under the 2017 Plan.

No Phantom Shares were granted during the three months ended March 31, 2021 and 2020. At March 31, 2021, 3,900 phantom shares are outstanding.

The valuation of Phantom Shares is measured based on the fair value per share of our Class B common stock.

During the three months ended March 31, 2021 and 2020, the Company recognized stock-based compensation expense of $0.8 million and $40 thousand, respectively, related to the Phantom Shares. At March 31, 2021 and December 31, 2020, the outstanding liability for the outstanding phantom shares is $4.0 million and $3.2 million, respectively, and is classified within other liabilities in the accompanying condensed consolidated balance sheets.

19.	COMMITMENTS

Purchase Obligations—The Company has long-term agreements with suppliers and other parties related to licensing data used in its products and services, outsourced data center, disaster recovery, and software as a service that expire at various dates through 2031.

During February 2021, the Company entered into a purchase agreement with a supplier. The agreement includes minimum purchase commitments of $15.5 million, $7.1 million, and $6.9 million during the twelve-month periods ending February 28, 2022, February 28, 2023, and February 29, 2024, respectively. As of March 31, 2021, there were no other material changes from the amounts disclosed as of December 31, 2020.

Employment Agreements—The Company is a party to employment agreements with key employees that provide for compensation and certain other benefits. These agreements also provide for severance payments and bonus under certain circumstances.

20.	LEGAL PROCEEDINGS AND CONTINGENCIES

In the ordinary course of business, the Company is from time to time, involved in various pending or threatened legal actions. The litigation process is inherently uncertain, and it is possible that the resolution of such matters might have a material adverse effect upon the Company’s condensed consolidated financial condition and/or results of operations. The Company’s management believes, based on current information, matters currently pending or threatened are not expected to have a material adverse effect on the Company’s condensed consolidated financial position or results of operations.

21.	RELATED PARTIES

The Company reimburses its private equity sponsors for services and any related travel and out-of-pocket expenses. During the three months ended March 31, 2021, and 2020, the Company had expenses for services, travel and out-of-pocket expenses to its private equity sponsors of $53 thousand and $47 thousand, respectively.

The Company has engaged in transactions within the ordinary course of business with entities affiliated with one of its private equity sponsors. The Company incurred expenses for human resource support services of $0.1 million during the three months ended March 31, 2021 and 2020. The associated payable for the human resource support services was de minimis at March 31, 2021 and December 31, 2020. Additionally, the Company incurred expenses for employee health insurance benefits of $0.8 million during the three months ended March 31, 2021 and the associated payable was $0.1 million at March 31, 2021. The affiliated entity providing employee health insurance benefits was not a related party prior to January 2021.

During the three months ended March 31, 2021, the Company issued 325 shares of Class B common stock to a board member for aggregate cash proceeds of $1.0 million.

During the year ended December 31, 2020, the Company entered into a note receivable for $0.7 million with an executive. The outstanding balance was repaid in full during February 2021. Prior to repayment, the note receivable bore interest at 1.58% per annum and required semiannual interest payments through the maturity date in February 2023. At December 31, 2020, the note receivable balance was $0.7 million and was recorded within other assets on the Company’s condensed consolidated balance sheet.

22.	NET LOSS PER SHARE

The Company calculates basic earnings per share by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted earnings per share is computed by assuming the exercise, settlement and vesting of all potential dilutive common stock equivalents outstanding for the period using the treasury stock method. We exclude common stock equivalent shares from the calculation if their effect is anti-dilutive. In a period where the Company is in a net loss position, the diluted loss per share is calculated using the basic share count.

The following table sets forth a reconciliation of the numerator and denominator used to compute basic earnings per share of common stock (in thousands, except for share and per share data).

	March 31, 2021	March 31, 2020
Numerator
Net loss	$(5,084)	$(25,252)
Denominator
Weighted average shares of common stock - basic and diluted	1,483,107	1,479,574
Net loss per share - basic and diluted	$(3.43)	$(17.07)

Common stock equivalent shares of approximately 53,124 and 17,309 were excluded from the computation of diluted per share amounts for the three months ended March 31, 2021 and 2020, respectively, because their effect was anti-dilutive.

23.	SEGMENT INFORMATION AND INFORMATION ABOUT GEOGRAPHIC AREAS

The Company operates in one operating segment. The chief operating decision maker for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a condensed consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.

Revenues by geographic area presented based upon the location of the customer are as follows (in thousands):

	For the Three Months Ended March 31,
	2021	2020
United States	$155,959	$157,578
China	1,803	1,630

Total revenues	$157,762	$159,208

Software, equipment and property, net by geographic area are as follows (in thousands):

	March 31, 2021	December 31, 2020
United States	$100,252	$101,370
China	63	68

Total software, equipment and property-net	$100,315	$101,438

24.	DIVESTITURE

On December 31, 2020 the Company closed an Asset Purchase Agreement (the “APA”) with a third-party buyer (the “Buyer”) to transfer its obligation of providing certain services and related assets and liabilities to the Buyer for total consideration of $3.8 million, including $1.8 million of contingent consideration. In January 2021, $1.8 million of cash consideration was received from the Buyer.

The divestiture did not constitute a discontinued operation or the sale of a business.

The Company recognized a gain on disposition of $3.8 million during the year ended December 31, 2020 within general and administrative expenses in the condensed consolidated statement of operations and comprehensive loss.

25.	SUBSEQUENT EVENTS

Strategic Investment – On June 2, 2021, the Company completed a strategic investment in a technology company (the “Investee”). The Company invested $10.0 million, plus related fees and expenses, for approximately 7% interest of a limited partnership, which is affiliated with one of the Company’s private equity sponsors, and indirectly holds an interest in the Investee.

Corporate Name Change – Effective June 1, 2021, the Company’s wholly-owned subsidiary changed its corporate name from CCC Information Services Inc. to CCC Intelligent Solutions Inc.

* * * * * *

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

DRAGONEER GROWTH OPPORTUNITIES CORP.,

CHARIOT OPPORTUNITY MERGER SUB, INC.,

AND

CYPRESS HOLDINGS, INC.

DATED AS OF FEBRUARY 2, 2021

A-i

A-ii

ANNEXES AND EXHIBITS

Annex A	Investors
Annex B	Supporting Company Shareholders
Annex C	Required Governing Document Proposals

Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Investor Subscription Agreement
Exhibit C	Form of Shareholder Rights Agreement
Exhibit D	Form of Transaction Support Agreement
Exhibit E	Form of Dragoneer Certificate of Incorporation
Exhibit F	Form of Dragoneer Bylaws
Exhibit G	Form of Certificate of Merger

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 2, 2021, is made by and among Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (the “Company”). Dragoneer, Chariot Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Dragoneer is a blank check company incorporated as a Cayman Islands exempted company on July 3, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and (b) Chariot Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Dragoneer that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Dragoneer, Dragoneer is required to provide an opportunity for its shareholders to have their outstanding Dragoneer Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Dragoneer Shareholder Approval;

WHEREAS, concurrently with the execution of this Agreement, Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company (the “Sponsor”), the Other Class B Shareholders, Dragoneer and the Company are entering into the sponsor letter agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of Dragoneer and any other anti-dilution or similar protection with respect to the Dragoneer Class B Shares (whether resulting from the transactions contemplated by the Investor Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, on the Closing Date, prior to the time at which the Effective Time occurs, Dragoneer shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (2020 Revision) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication, (a) Chariot Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, as a result of the Merger, the Company will become a wholly-owned Subsidiary of Dragoneer and (b) each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A, collectively, the “Investors”) is entering into a subscription agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Investor Subscription Agreements”), pursuant to which, among other things, each Investor has agreed to subscribe for and purchase immediately prior to the Closing, and Dragoneer has agreed to issue and sell to each such Investor on the Closing Date immediately following the Closing, the number of Dragoneer Shares set forth in the applicable Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Investor Subscription Agreements, collectively, the “Investor PIPE Financing Amount”, and the equity financing under all Investor Subscription Agreements, collectively, hereinafter referred to as the “Investor PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Investor Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Investors, who are the record and beneficial owners on the date hereof of Equity Securities of Dragoneer and marked with an asterisk on Annex A, are entering into shareholder support letter agreements (collectively, the “Dragoneer Shareholder Support Agreements”), with the Company pursuant to which, among other things, each such Investor has agreed (a) to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) and (b) not to redeem any of the Equity Securities of Dragoneer it owns, in each case, on the terms and subject to the conditions set forth in the applicable Dragoneer Shareholder Support Agreement;

WHEREAS, in connection with the Merger, immediately prior to the Effective Time, Dragoneer will issue additional Dragoneer Class A Shares (the “Forward Purchase Shares”) and Dragoneer Warrants pursuant to the terms of the Forward Purchase Agreements;

WHEREAS, at the Closing, the Sponsor, Advent and certain other Persons will enter into an amended and restated registration and shareholder rights agreement, substantially in the form attached hereto as Exhibit C (the “Shareholder Rights Agreement”), pursuant to which, among other things, the investors party thereto (i) will agree not to effect any sale or distribution of any Equity Securities of Dragoneer held by any of them during the lock-up period described therein, (ii) will be granted certain registration rights with respect to their respective Dragoneer Shares and (iii) will describe the initial composition of the board of directors of Dragoneer (the “Dragoneer Board”), on the terms and subject to the conditions therein;

WHEREAS, the Dragoneer Board has (a) approved this Agreement, the Ancillary Documents to which Dragoneer is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of Dragoneer Shares entitled to vote thereon;

WHEREAS, the board of directors of Chariot Merger Sub has approved this Agreement, the Ancillary Documents to which Chariot Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Dragoneer, as the sole shareholder of Chariot Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Chariot Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, promptly after the execution of this Agreement, each Company Shareholder listed on Annex B attached hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to Dragoneer a transaction support agreement, substantially in the form attached hereto as Exhibit D (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitute an integrated transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Dragoneer SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Option Exercise Price, minus (c) the aggregate amount of the Permitted Recapitalization Dividends, if any.

“Advent” means Cypress Investor Holdings, L.P., GPE VIII CCC Co-Investment (Delaware) Limited Partnership and Advent International GPE VIII-C Limited Partnership.

“Advent Designee” has the meaning set forth in Section 5.16(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, solely for purposes of Section 3.22, the term “Affiliate” with respect to the Company shall not include Advent portfolio companies under common control with the Company (except, for the avoidance of doubt, for the Company and its Subsidiaries).

“Aggregate Closing FPA Proceeds” means the aggregate cash proceeds actually received by any Dragoneer Party in respect of the Forward Purchase Agreements (whether prior to or on the Closing Date).

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (with an exercise price set forth on the Allocation Schedule of less than $10 per share) if all such Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a)(i).

“Ancillary Documents” means the Shareholder Rights Agreement, Sponsor Letter Agreement, the Dragoneer Shareholder Support Agreements, the Investor Subscription Agreements, the Transaction Support Agreements, the Confidentiality Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business, provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).

“Certificates” has the meaning set forth in Section 2.1(b)(vii).

“Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving a Person in which the holders of all of the outstanding equity interests in a Person immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) collectively own beneficially or of record immediately upon the consummation of such transaction outstanding equity interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction (or series of related transactions) in which a majority of the voting securities of a Person are transferred to any other Person or any two or more other Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), which other Person was not or other Persons were not directly or indirectly (including through Affiliates), beneficially or of record, equityholders of such Person prior to the consummation of such transactions (other than as a result of equity interests transferred in a secondary transaction by any single equityholder or together with its Affiliates that is not otherwise approved by the disinterested independent directors of the board of such Person) or (iii) the consummation of the sale of all or substantially all of the assets of a Person and its Subsidiaries, taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of a Person, directly or indirectly (including through Affiliates), beneficially or of record, collectively own a majority of the combined voting securities.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the options to purchase Dragoneer Shares to be issued in respect of the Rollover Options and the Dragoneer Shares that will become subject to the Rollover Options, in each case, at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Persons(s) makes any equity or similar investment in another Person.

“Chariot Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Charter Proposal” has the meaning set forth in Section 5.8.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, share exchange, business combination, purchase or issuance of equity securities, tender offer or otherwise), (b) any issuance, sale or acquisition of any portion of the equity interests or voting power or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the Permitted Recapitalization or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company, including Class A common stock and Class B common stock.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.15(c).

“Company Data” means all databases, data compilations and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, order, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, in each case that is utilized in connection with or incorporated into the creation or distribution of any Company Product, whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Company Designee” has the meaning set forth in Section 5.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Dragoneer by the Company on the date of this Agreement.

“Company Earnout Share Number” means 15,000,000 Dragoneer Shares (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like).

“Company Earnout Shares” has the meaning set forth in Section 2.7(a).

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding immediately prior to the Effective Time.

“Company Equity Plan” means, collectively, (a) the 2017 Stock Option Plan of the Company and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) the aggregate amount of Change of Control Payments that are payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll Taxes thereon without regard to any ability to defer such Taxes under the CARES Act) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, but excluding “double trigger” payments and any payment due as a result of an action taken on the Closing Date or after the consummation of the transactions contemplated by this Agreement (including the termination of any employee on the Closing Date or after the consummation of such transaction), and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Dragoneer Expenses. Company Expenses in excess of $40,000,000 shall reduce Equity Value dollar for dollar.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and

Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all networks, servers, endpoints, computer systems, platforms, Software, computer hardware, firmware, middleware, data communication lines, routers, hubs, storage, switches and all other information technology systems, Databases, servers, network equipment, including all electronic connections between and among them, and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that are licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether vested or unvested and granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company.

“Company Product” means all products and services (including products and services under development) that are, as of the date of this Agreement, being developed, marketed, offered, sold, licensed, provided or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Shareholder Written Consent” has the meaning set forth in Section 5.13(b).

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 5.13(b).

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shareholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of June 9, 2017, by and among the Company and the Company Shareholders party thereto.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Triggering Event” means the earlier to occur of (a) the first date on which the Last Reported Closing Price of the Dragoneer Shares has been greater than or equal to $15.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control of Dragoneer; in each case if such event occurs within ten (10) years after the Closing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 14, 2020, by and between the Company and Dragoneer.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of April 27, 2017, by and among CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings III, Inc.), as borrower, Cypress Intermediate Holdings II, Inc., as Holdings, Jefferies Finance LLC, as administrative agent, and the lenders and other parties from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time and/or replaced or refinanced pursuant to a Permitted Recapitalization Financing from time to time.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.8.

“Dragoneer” has the meaning set forth in the introductory paragraph to this Agreement.

“Dragoneer Acquisition Proposal” means (a) any transaction or series of related transactions under which Dragoneer or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in Dragoneer or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the Forward Purchase Agreements or the transactions contemplated hereby or thereby shall constitute a Dragoneer Acquisition Proposal.

“Dragoneer Board” has the meaning set forth in the recitals to this Agreement.

“Dragoneer Board Recommendation” has the meaning set forth in Section 5.8.

“Dragoneer Bylaws” has the meaning set forth in Section 2.1(a).

“Dragoneer Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“Dragoneer Class A Shares” means Dragoneer’s Class A ordinary shares.

“Dragoneer Class B Shares” means Dragoneer’s Class B ordinary shares.

“Dragoneer D&O Persons” has the meaning set forth in Section 5.14(a).

“Dragoneer Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Dragoneer on the date of this Agreement.

“Dragoneer Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a

Dragoneer Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Dragoneer Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Dragoneer Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Dragoneer Expenses shall not include any Company Expenses. Dragoneer Expenses in excess of $40,000,000 shall increase Equity Value dollar for dollar.

“Dragoneer Financial Statements” means all of the financial statements of Dragoneer included in the Dragoneer SEC Reports.

“Dragoneer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Dragoneer Parties).

“Dragoneer Incentive Equity Plan” has the meaning set forth in Section 5.19.

“Dragoneer Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the Dragoneer Parties that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, Dragoneer Liabilities shall not include any Dragoneer Expenses.

“Dragoneer Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Dragoneer Parties, taken as a whole, or (b) the ability of any Dragoneer Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Dragoneer Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Dragoneer Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Dragoneer Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any Dragoneer Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Dragoneer Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Dragoneer Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the Dragoneer Parties operate.

“Dragoneer Non-Party Affiliates” means, collectively, each Dragoneer Related Party (including Dragoneer Funding LLC) and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Dragoneer Related Party (other than, for the avoidance of doubt, any Dragoneer Party).

“Dragoneer Parties” means, collectively, Dragoneer and Chariot Merger Sub.

“Dragoneer Related Parties” has the meaning set forth in Section 4.9.

“Dragoneer Related Party Transactions” has the meaning set forth in Section 4.9.

“Dragoneer SEC Reports” has the meaning set forth in Section 4.7.

“Dragoneer Share Value” means $10.00.

“Dragoneer Shareholder Approval” means, collectively, the Required Dragoneer Shareholder Approval and the Other Dragoneer Shareholder Approval.

“Dragoneer Shareholders Meeting” has the meaning set forth in Section 5.8.

“Dragoneer Shareholder Redemption” means the right of the holders of Dragoneer Class A Shares to redeem all or a portion of their Dragoneer Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Dragoneer.

“Dragoneer Shareholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Dragoneer Shares” means (a) prior to the consummation of the Domestication, collectively, the Dragoneer Class A Shares and the Dragoneer Class B Shares and (b) from and after the consummation of the Domestication, shares of common stock, par value $0.0001 per share, of Dragoneer. Any reference to the Dragoneer Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Dragoneer Warrants” means each warrant to purchase one Dragoneer Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder).

“Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other incentive, bonus, commission, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual independent contractor, individual consulting, compensation (other than base salary or base wage rate), vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit, employee loan (but excluding loans under a qualified 401(k) plan) or other benefit or compensatory plan, program, policy, practice, scheme, Contract or other arrangement that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $5,740,750,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(b).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Forward Purchase Agreements” means (i) the Forward Purchase Agreement, dated as of July 24, 2020, by and between Dragoneer and entities managed by or associated with Willett and (ii) the Forward Purchase Agreement, dated as of August 12, 2020, between Dragoneer and Dragoneer Funding LLC.

“Forward Purchase Shares” has the meaning set forth in the recitals to this Agreement.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission, branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal or mediator (public or private).

“Group” has the meaning set forth in the definition of “Change of Control”.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, Indebtedness does not include Company Expenses or Dragoneer Expenses.

“Intellectual Property Rights” means all intellectual property rights and related proprietary rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not (“Trade Secrets”); (e) rights in or to Software or other technology; (f) database rights, including rights under the European Union Directive 96/9/EC and all other similar rights throughout the world, whether or not arising by statute, even when not a creative work of authorship or non-public (“Data Rights”); and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investors” has the meaning set forth in the recitals to this Agreement.

“Investors” has the meaning set forth in the recitals to this Agreement.

“Investor PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“Investor PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Investor Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Last Reported Closing Price” of the Dragoneer Shares on any date means the last reported sales price per share or, in case no such reported sale takes place on such date, the average of the reported closing bid and ask prices, in either case on the applicable tier of NYSE, or, if the Dragoneer Shares are not listed on NYSE, the last reported closing price per share on the principal national or regional securities exchange on which the Dragoneer Shares are then listed, or, if the Dragoneer Shares are not listed on any national or regional securities exchange, the last reported closing price per share on any established automated over-the-counter trading market in the United States on which the Dragoneer Shares are then traded. If no such prices are available, the Dragoneer Board shall make a good faith determination of the Last Reported Closing Price.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, national, state, local, foreign, national, multi-national or supranational statute, law (including common law), act, statute, ordinance, treaty, order, decree, approval, rule, judgment, code, regulation or other binding directive, decision or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking. Notwithstanding the foregoing or anything to the contrary herein, Liability shall not include any Company Expenses or Dragoneer Expenses.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means the date which is two (2) years prior to the date of this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Newco” has the meaning set forth in Section 5.5(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.8.

“Off-the-Shelf Software” means any Software or Database that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $750,000 per agreement or an ongoing licensee fee of less than $350,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means each holder of Dragoneer Class B Shares other than the Sponsor.

“Other Dragoneer Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Dragoneer Shares entitled to vote thereon, whether in person or by proxy at the Dragoneer Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Dragoneer and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property in the ordinary course of business and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Permitted Recapitalization” means (a) any Permitted Recapitalization Dividend and/or (b) (whether or not in connection with a Permitted Recapitalization Dividend) any Permitted Recapitalization Financing.

“Permitted Recapitalization Dividend” means one or more Company dividends in an aggregate amount not to exceed $300,000,000.

“Permitted Recapitalization Financing” means one or more debt financings or debt refinancings; provided that the aggregate principal amount of long term funded Indebtedness under the Credit Agreement shall not exceed the sum of (x) an amount equal to the aggregate principal amount of Term Loans (as defined in the Credit Agreement on the date hereof) outstanding on the date hereof plus (y) $150,000,000, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such financings or refinancings.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that identifies or is capable of being associated with an identified natural person and that is regulated by the Privacy Laws.

“Pre-Closing Dragoneer Holders” means the holders of Dragoneer Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Contracts” means all Material Contracts between any Group Company and any Person that govern the Processing of Personal Data.

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data and that apply to the Group Companies.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing of Personal Data by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or Security Breach notification requirements, and in each case applicable to the Group Companies: (a) all applicable Privacy Laws, (b) provisions relating to Processing of Personal Data in all applicable Privacy Contracts, (c) all applicable Privacy and Data Security Policies and (d) to the extent applicable to the Group Companies, the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit, mediation, or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, compilation, receipt, access, acquisition, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), destruction, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Dragoneer.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Dragoneer Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Dragoneer Shares entitled to vote thereon, whether in person or by proxy at the Dragoneer Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Dragoneer and applicable Law.

“Required Governing Document Proposals” means the Governing Document Proposals solely to the extent related to the amendments to the Governing Documents of Dragoneer set forth on Annex C attached hereto.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Charter Proposal and the Required Governing Document Proposals.

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Dragoneer Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Breach” means any (i) unauthorized acquisition of, access to, or loss of, or misuse (by any means) of, Personal Data; (ii) unauthorized or unlawful Processing, sale or rental of Personal Data; or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

“Shareholder Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Significant Customer” has the meaning set forth in Section 3.21(a).

“Significant Supplier” has the meaning set forth in Section 3.21(b).

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Earnout Share Number” means 8,625,000 Dragoneer Shares (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like).

“Sponsor Earnout Shares” has the meaning set forth in Section 2.8(a).

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Triggering Event” means the earlier to occur of (a) the first date on which the Last Reported Closing Price of the Dragoneer Shares has been greater than or equal to $13.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control of Dragoneer; in each case if such event occurs within ten (10) years after the Closing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other

Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Surviving Company Share” has the meaning set forth in Section 2.1(b)(vi).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“TCV” means TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P. and TCV Member Fund, L.P.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Share Consideration” means an aggregate number of Dragoneer Shares equal to (a) the Adjusted Equity Value, divided by (b) the Dragoneer Share Value.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Proceeds” means the aggregate cash proceeds available for release to any Dragoneer Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Dragoneer Shareholder Redemptions and payment of all Unpaid Expenses).

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Two-Step Merger” has the meaning set forth in Section 5.5(a)(i).

“Union” has the meaning set forth in Section 3.14(c).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Dragoneer Expenses” means the Dragoneer Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Expenses” means all Unpaid Company Expenses and all Unpaid Dragoneer Expenses.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of August 13, 2020, by and between Dragoneer and the Trustee.

“Willett” means Willett Advisors LLC.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Domestication. On the Closing Date prior to the Effective Time, Dragoneer shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2020 Revision). In connection with the Domestication, (i) each Dragoneer Class A Share and each Dragoneer Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of common stock, par value $0.0001 per share, of Dragoneer, (ii) each Dragoneer Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one share of common stock, par value $0.0001 per share, of Dragoneer at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, (iii) each Forward Purchase Share shall become one share of common stock, par value $0.0001 per share, of Dragoneer, (iv) the Governing Documents of Dragoneer shall be amended and restated such that the certificate of incorporation of Dragoneer shall be substantially in the form attached hereto as Exhibit E (the “Dragoneer Certificate of Incorporation”), and the bylaws of Dragoneer shall be substantially in the form attached hereto as Exhibit F (the “Dragoneer Bylaws”), and (v) Dragoneer’s name shall be changed as determined by the Company in its sole discretion; provided, however, that, (A) in the case of clause (iv), each of the Parties acknowledges and agrees that each of the Dragoneer Certificate of Incorporation and the Dragoneer Bylaws shall be appropriately revised so as not to implement any amendments to the Governing Documents of Dragoneer contemplated by the Dragoneer Certificate of Incorporation and the Dragoneer Bylaws that are not adopted and approved by the

Pre-Closing Dragoneer Holders at the Dragoneer Shareholders Meeting (other than, for the avoidance of doubt, the amendments to the Governing Documents of Dragoneer that are contemplated by the Charter Proposal and the Required Governing Document Proposals) and (B) in connection with clause (i), (ii) and (iii), each issued and outstanding unit of Dragoneer that has not been previously separated into the underlying Dragoneer Class A Shares and underlying Dragoneer Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one share of common stock, par value $0.0001 per share, of Dragoneer, and one-fifth of one warrant representing the right to purchase one share of common stock, par value $0.0001 per share, of Dragoneer at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.

(b) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the consummation of the Domestication, Chariot Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Chariot Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

(ii) At the Closing, the parties hereto shall cause a certificate of merger, in the form attached hereto as Exhibit G (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Dragoneer and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Chariot Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Chariot Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Chariot Merger Sub shall be the Governing Documents of the Surviving Company, except that the name of the Surviving Company shall be changed as determined by the Company in its sole discretion, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Chariot Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of Dragoneer Shares set forth on the Allocation Schedule. From and after the Effective Time, each Company Shareholder’s certificates (the “Certificates”) evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and/or time as Dragoneer and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.3 Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Dragoneer an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Shareholder, the number of Company Shares subject to each Company Equity Award held by each holder thereof, as well as the vesting terms and schedule of such awards as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, the date of grant, the vesting commencement date, the expiration date, and the vested and unvested Company Options, (b) the number of Dragoneer Shares that will be subject to each Rollover Option and the exercise price thereof at the Effective Time, as well as the exchange ratio on which such calculations are based (which shall, for the avoidance of doubt, be the same exchange ratio for each calculation pursuant to this clause (b)), (c) the portion of the Transaction Share Consideration allocated to each Company Shareholder, (d) the number of Dragoneer Shares which each Company Shareholder and each holder of Company Options will be entitled to receive as Company Earnout Shares (as may be adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like), and (e) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b), (c) and (d) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(c) and Section 5.13(d). The Company will review any comments to the Allocation Schedule provided by Dragoneer or any of its Representatives and consider in good faith any reasonable comments proposed by Dragoneer or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Dragoneer Shares that each Company Shareholder will have a right to receive pursuant to Section 2.1(b)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Dragoneer Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares and Company Equity Awards exceed the Transaction Share Consideration and (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreement, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.4(c) and Section 5.13(d)).

Section 2.4 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each Company Option (whether vested or unvested) shall cease to represent the right to purchase Company Common Shares and shall be canceled in exchange for options to purchase Dragoneer Shares under the Dragoneer Incentive Equity Plan (each, a “Rollover Option”) in an amount, at an exercise price and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the Dragoneer Board (or the compensation committee of the Dragoneer Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code. In addition, each holder of Company Options (whether vested or unvested) as of the date of this Agreement will have the right to receive, with respect to each Company Common Share issuable pursuant to such holder’s Company Options as of immediately prior to the Effective Time, a number of Dragoneer Shares issuable as Company Earnout Shares pursuant to Section 2.7; provided that if such holder’s employment or service with the Surviving Company or its Affiliate terminates prior to the later of (1) the vesting date of the applicable Company Option and (2) the occurrence of a Company Triggering Event, the right of such holder to receive his or her applicable number of Company Earnout Shares will be forfeited, and such forfeited number of Company Earnout Shares shall be allocated pro rata among the Company Shareholders and the other holders of Company Options entitled to receive Company Earnout Shares pursuant to Section 2.7.

(b) At the Effective Time, after taking into account treatment of Company Options under Section 2.4(a), all Company Equity Plans shall terminate and all Company Equity Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans, except as otherwise expressly provided for in this Section 2.4.

(c) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.4.

Section 2.5 Deliverables

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Dragoneer shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Dragoneer and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Dragoneer shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent, in form and substance reasonably satisfactory to the Company.

(b) At the Effective Time, Dragoneer shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Dragoneer Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(c) Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant to Section 2.1(b)(vii) shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the Closing Date.

(d) Dragoneer and the Company shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date.

(e) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(f) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(viii)) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(b)(vii).

(g) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(h) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to Dragoneer or as otherwise instructed by Dragoneer, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Dragoneer for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of Dragoneer, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Dragoneer free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Withholding. Dragoneer, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.7 Issuance of Company Earnout Shares.

(a) Within three (3) Business Days after the occurrence of a Company Triggering Event, Dragoneer shall issue or cause to be issued to the Company Shareholders and, in accordance with Section 2.4(a), the holders of Company Options the number of Dragoneer Shares equal to the Company Earnout Share Number as set forth on the Allocation Schedule (such issued Dragoneer Shares, collectively, the “Company Earnout Shares”).

(b) Any issuance of Company Earnout Shares shall be treated as an adjustment to the consideration paid in the Merger (or, if applicable the Alternative Transaction Structure) that is subject to Section 354 of the Code (or any comparable or similar provisions of applicable state or local Law), except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code).

(c) Prior to the issuance of Company Earnout Shares, Dragoneer shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition of Company Earnout Shares by Advent, TCV or their Representatives (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each Person who is or will be or may become subject to Section 16 of the Exchange Act in connection with the transactions contemplated hereby, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(d) When issued, the Company Earnout Shares will be duly authorized, validly issued, fully paid and non-assessable, will not be issued in violation of the Governing Documents of Dragoneer or the Shareholder Rights Agreement or any other Contract to which Dragoneer is party or bound, will not be issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and will have been offered, sold and issued in compliance with applicable Law, including Securities Laws. To the extent not otherwise required by Law, such Company Earnout Shares will be issued through the facilities of the Depository Trust Company, without bearing any restrictive legend thereon.

Section 2.8 Sponsor Earnout Shares.

(a) In accordance with the Sponsor Letter Agreement, effective upon Closing, 8,625,000 Dragoneer Shares held by Sponsor (the “Sponsor Earnout Shares”) shall not be transferable prior to, and shall be forfeited to Dragoneer upon, the tenth (10th) anniversary of Closing if a Sponsor Triggering Event has not occurred. Until the occurrence of a Sponsor Triggering Event, certificates representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement and the Sponsor Letter Agreement, and any transfer agent for Dragoneer Shares will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested. Upon the occurrence of a Sponsor Triggering Event, the Sponsor Earnout Shares shall become freely transferable and shall be deposited by Dragoneer through the facilities of the Depository Trust Company in an account specified by the Sponsor, without bearing any restrictive legend thereon, within three (3) Business Days.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Dragoneer Parties as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and the Company Shareholders Agreement have been made available to Dragoneer, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Shareholders Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable vesting commencement date, (C) any applicable exercise (or similar) price, (D) the expiration date, (E) any vested and unvested Equity Securities as of the date of this Agreement, and (F) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable and there is no other capital stock of the Company outstanding. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Equity Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company, and no obligation of the Company, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. All Company Options were granted in compliance with the Company Equity Plan and applicable Laws, and the exercise price per share of Company Common Shares underlying each Company Option was equal to or greater than the fair market value of such Company Common Shares underlying such Company Option as of the grant date.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Company Shareholders Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness for borrowed money of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof. As of the date of this Agreement, the Company is not aware of any Defaults or Events of Default (in each case, as defined in the Credit Agreement) that have occurred and are continuing under the Credit Agreement. As of the Closing, the Company is not aware of any Defaults or Events of Default (in each case, as defined in the Credit Agreement) (or any comparable sections of any Credit Agreement in respect of a Permitted Recapitalization Financing) that have occurred and are continuing under the Credit Agreement.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Dragoneer a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies for each of the periods then ended and (ii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group

Companies for the period then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which is attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) The audited consolidated balance sheet of the Group Companies as of December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies for the period then ended (the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). Except as would not have a Company Material Adverse Effect, the financial position, results of operations and cash flows of the Group Companies presented in the Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 5.17, will be consistent with the financial position, results of operations and cash flows of the Group Companies presented in the unaudited Financial Statements as of and for the period ended December 31, 2020 made available to Dragoneer pursuant to Section 3.4(a)(ii), excluding, for the avoidance of doubt, differences in the footnote presentation to account for an audit in accordance with PCAOB standards.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the incorporation of the Company, no Group Company has determined or otherwise received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require

(based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the Contract;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Dragoneer or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Dragoneer or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $2,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or Dragoneer or any of its Affiliates after the Closing) may be required to pay royalties or other contingent payments based on any research, development, sale, distribution or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material Company Product or any material Company Owned Intellectual Property;

(xi) any Contract pursuant to which the Group Companies acquire or otherwise gain access to or the use of any material Company Data for an expenditure by the Group Companies in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the current term of the agreement;

(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Dragoneer or any of its Affiliates after the Closing); and

(xv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $3,000,000 or (B) aggregate payments to or from any Group Company in excess of $7,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

Section 3.8 Absence of Changes. During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Dragoneer if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(ix), Section 5.1(b)(xii), Section 5.1(b)(xv) or Section 5.1(b)(xvi).

Section 3.9 Litigation. As of the date of this Agreement, there is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and for the last three (3) years has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided Dragoneer with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, as applicable: (i) all current plan documents governing such plan and all amendments thereto (or, to the extent unwritten, a summary of its material terms, (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report filed with the IRS (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the IRS; and (vi) the most recent compliance testing results, including nondiscrimination testing, and (vii) all material, non-routine notices from or correspondence with any Governmental Entity relating to an Employee Benefit Plan received in the past three (3) years relating to any matter that has or could result in a material Liability to any Group Company.

(b) No Group Company has any Liability (including any Liability on behalf of any ERISA Affiliate) with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of

ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Group Companies has incurred (whether or not assessed) any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) Each Company Option has been granted in compliance with or exempt from Section 409A of the Code, and each Company Option that is an incentive stock option within the meaning of Section 422 of the Code complies with Section 422 of the Code.

(e) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened in writing claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that could reasonably be expected to result in a material Liability to any Group Company. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies. The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(g) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances that has given rise to any Liability pursuant to Environmental Laws for any Group Company.

The Group Companies have made available to Dragoneer copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all currently issued or pending Company Registered Intellectual Property as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property, as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees, maintenance, filings and renewals with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars as necessary to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies, in each case for any Intellectual Property, has been cancelled, abandoned, allowed to lapse or not renewed, except where the applicable Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the material Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property used in and material to the business of each Group Company as currently conducted, free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current material Contracts for Company Licensed Intellectual Property as of the date of this Agreement under which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any material Company Licensed Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) Contracts with ancillary licenses where the licensing of or granting of rights in Intellectual Property Rights is not the primary purpose of such Contract and (D) non-disclosure agreements and licenses or other Contracts with employees, individual consultants or individual contractors that do not materially differ from the Group Companies’ form therefor that has been made available to Dragoneer. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes (x) all of the Intellectual Property used or held for use by the Group Companies in the operation of their respective businesses, and (y) all Intellectual Property necessary and sufficient to enable the

Group Companies to conduct their respective businesses as currently conducted, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property and the Company Owned Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Lookback Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company’s past and present employees, consultants, advisors, collaboration partners and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company, or such Company Owned Intellectual Property has vested in a Group Company by operation of Law, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement in any material respect.

(e) Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by such Group Company. Without limiting the foregoing, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or such Person was bound under applicable Law to equivalent limitations. To the Company’s knowledge, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there has not been since the Lookback Date any violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or violation of any written obligations with respect to such trade secrets, know-how or confidential information.

(f) To the Company’s knowledge, none of the material Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(g) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, neither the conduct of the business of the Group Companies nor any of the current Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any valid Intellectual Property Rights of any other Person.

(h) Since the Lookback Date, there is no material Proceeding pending nor has any Group Company received any written charge, complaint, claim, demand, notice or other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) claiming that any Group Company must take a license under or refrain from using any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any material Company Owned Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k) The Company IT Systems and Company Data are reasonably sufficient in all material respects for the immediate needs of the Group Companies and Company Products, including as to capacity. Since the Lookback Date, there has been no failure, substandard performance, or any data loss involving any Company IT System that has caused a material disruption to the Group Companies. To the Company’s knowledge, the Company IT Systems do not contain any malware or other processes or components intentionally designed to permit unauthorized access to, maliciously disable, encrypt or erase, or otherwise harm any Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since the Lookback Date, the Group Companies have not received written notice of any audit in connection with any Material Contract pursuant to which they use any third-party IT System or Company Data.

(l) No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product or is otherwise considered Company Owned Intellectual Property and that is distributed to Persons outside of the Group Companies or its employees or contractors, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(m) Each item of Company Owned Intellectual Property or material Company Licensed Intellectual Property will be owned or available for use by an applicable Group Company immediately subsequent to the Closing on identical terms and conditions as such Company Owned Intellectual Property or Company Licensed Intellectual Property was owned or available for use by the Group Companies immediately prior to the Closing, except as would not have a Material Adverse Effect.

Section 3.14 Labor Matters.

(a) None of the Group Companies has any material Liability for any past due wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to pay such compensation in a timely manner. Since the Lookback Date, (i) none of the Group Companies has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since the Lookback Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, labor union, works council or other employee representative (each, a “Union”) nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain or consult with, or provide notice to, any Union which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. No employee of any Group Company is represented by a Union. Since the Lookback Date, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since the Lookback Date, there have been no pending or threatened labor organizing activities with respect to any employees of any Group Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to, arising out of or in connection with COVID-19.

(e) To the Company’s knowledge, no executive, key employee or group of employees of any of the Group Companies has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Group Companies within the twelve (12) month period following the date hereof. To the Company’s knowledge, no executive or key employee has been accused of any sexual harassment, sexual assault or other similar misconduct or sexual discrimination in connection with his or her employment with the Group Companies or otherwise during the last three (3) years.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Dragoneer. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is tax resident only in its jurisdiction of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any Dragoneer Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property owned by any of the Group Companies (the “Owned Real Property”). Other than the Owned Real Property, no Group Company owns any real property. With respect to the Owned Real Property, (i) the applicable Group Company has good, valid and marketable title to the Owned Real Property, free and clear of all Liens other than Permitted Liens, and (ii) to the extent in Group Company’s possession, the Company has delivered or made available to Dragoneer true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Group Company acquired such Owned Real Property, and copies of all title insurance policies in the possession of the Group Company and relating to the Owned Real Property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Dragoneer. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and tangible properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. To the knowledge of the Company, Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each applicable Group Company involved in the collection of Personal Data subject to applicable Law has implemented and, where applicable, posted written privacy notices relating to the Processing of Personal Data to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) To the Company’s knowledge, there are no pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity or (iv) any regulatory or self-regulatory entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) Since the Lookback Date, (i) there has been no unauthorized access, use, acquisition or disclosure of Personal Data, or confidential business information in the possession or control of any Group Company or, to the Company’s knowledge, any third party service provider on behalf of any Group Company, and (ii) there have been no unauthorized intrusions into or Security Breaches of any Group Company systems networks, communication equipment or other technology necessary for the operations of the Group Companies’ business, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect. The Group Companies have not experienced any material successful unauthorized access to, use or modification of, or interference with Company IT Systems since the Lookback Date and none of the Group Companies is aware of any written or, to the knowledge of the Company, oral notices or complaints from any Person regarding such a Security Breach or incident, except in each case as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (A) none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) regarding any of the Group Companies’ Processing of Personal Data or compliance with applicable Privacy and Security Requirements, and (B) since the

Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach or unauthorized access to or use of any Company IT System or Personal Data.

(d) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have in place disaster recovery and security plans and procedures, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies have a sufficient number of license seats for all Software included in the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date.

(f) The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect the privacy, operation, confidentiality, integrity and security of all Company IT Systems and Personal Data in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the extent required by applicable Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies have taken commercially reasonable measures designed to ensure all third party service providers, outsourcers, processors, or other third parties Processing Personal Data, in each case on behalf of the Group Companies, (i) use commercially reasonable measures designed to comply with applicable Privacy and Security Requirements; and (ii) use reasonable security measures with respect to Personal Data.

Section 3.21 Customers and Suppliers.

(a) Except as set forth on Section 3.21(a) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning its products and/or services with any customer who was one of the 10 largest customers of or to the Group Companies in the year ended December 31, 2020 (each, a “Significant Customer”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Section 3.21(a) of the Company Disclosure Schedule. No Significant Customer has communicated in writing that it does not intend to continue as a customer of the applicable Group Company after the Closing or that it intends to terminate or materially modify existing Contracts with the applicable Group Company, nor does the Company have any knowledge of any Significant Customer’s intent to discontinue its relationship, reduce or materially modify existing Contracts.

(b) Except as set forth on Section 3.21(b) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning products and/or services provided by any supplier or partner who either, (i) in the year ended December 31, 2020, was one of the 10 largest suppliers of products and/or services to or partner of the Company, based on amounts paid or payable with respect to such period (each, a “Significant Supplier”) or (ii) is a material data provider. Each Significant Supplier is listed on Section 3.21(b) of the Company Disclosure Schedule. The Group Companies have not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the applicable Group Company after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the applicable Group Company.

Section 3.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Lookback Date, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws.

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment, in each case in violation of any applicable Anti-Corruption Laws.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Dragoneer Holders or at the time of the Dragoneer Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Dragoneer Parties and (ii) it has been furnished with or given access to such documents and information about the Dragoneer Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Dragoneer Party, any Dragoneer Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Dragoneer Parties, any Dragoneer Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY DRAGONEER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS,

NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY DRAGONEER PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY DRAGONEER PARTY OR ANY DRAGONEER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY DRAGONEER PARTY OR ANY DRAGONEER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE DRAGONEER PARTIES

(a) Subject to Section 8.8, except as set forth on the Dragoneer Disclosure Schedules, or (b) except as set forth in any Dragoneer SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Dragoneer Party hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. Each Dragoneer Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2 Authority. Each Dragoneer Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Dragoneer Shareholder Approval and the approvals and consents to be obtained by Chariot Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a Dragoneer Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Dragoneer Party. This Agreement has been and each Ancillary Document to which a Dragoneer Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Dragoneer Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Dragoneer Party (assuming this Agreement has been and the Ancillary Documents to which such Dragoneer Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Dragoneer Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Dragoneer Party with respect to such Dragoneer Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the Dragoneer Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) such filings and approvals required in connection with the Domestication, (v) filing of the Certificate of Merger, (vi) the approvals and consents to be obtained by Chariot Merger Sub pursuant to Section 5.9, (vii) the Dragoneer Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Dragoneer Material Adverse Effect.

(b) Neither the execution, delivery or performance by a Dragoneer Party of this Agreement nor the Ancillary Documents to which a Dragoneer Party is or will be a party nor the consummation by a Dragoneer Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a Dragoneer Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Dragoneer Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Dragoneer Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a Dragoneer Party, except in the case of clauses (ii) through (iv) above, as would not have a Dragoneer Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Dragoneer Disclosure Schedules (which fees shall be the sole responsibility of the Dragoneer, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Dragoneer for which Dragoneer has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either Dragoneer Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Dragoneer Holders or at the time of the Dragoneer Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of the Dragoneer Parties.

(a) Section 4.6(a) of the Dragoneer Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Dragoneer Shares and the Dragoneer Warrants prior to consummation of the Domestication. All outstanding Equity Securities of Dragoneer (except to the extent such concepts are not applicable under the applicable Law of Dragoneer’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Dragoneer and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Dragoneer or under this Agreement or the Ancillary Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Dragoneer Shares and Dragoneer Warrants set forth on Section 4.6(a) of the Dragoneer Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Dragoneer Shares and the Dragoneer Warrants as a result of, or to give effect to, the Domestication and assuming that no Dragoneer Shareholder Redemptions are effected and each of (A) the Forward Purchase Shares, (B) the Company Earnout Shares and (C) the Sponsor Earnout Shares have not been issued), immediately prior to Closing, there shall be no other outstanding Equity Securities of Dragoneer.

(b) On the Closing Date after the time at which the Effective Time occurs and the closings under all of the Investor Subscription Agreements and the Forward Purchase Agreements have occurred, (i) the authorized share capital of Dragoneer will consist of 5,000,000,000 Dragoneer Shares and 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 692,825,000 Dragoneer Shares will be issued and outstanding (assuming that no Dragoneer Shareholder Redemptions are effected, all Investors have collectively funded the Investor PIPE Financing in full, the Forward Purchase Shares have been issued, the Transaction Share Consideration that is allocated to the Company Shares is an amount equal to 574,075,000, all Dragoneer Shares issuable as a result of, or in connection with, the Merger have been issued out of the Exchange Fund by the Exchange Agent, none of the Rollover Options are exercised for Dragoneer Shares on the Closing Date, the Company Earnout Shares have not been issued or earned and the Sponsor Earnout Shares have been issued but not earned and no Equity Securities are issued or granted after the Effective Time) and no shares of preferred stock or any other Equity Securities of Dragoneer will be issued and outstanding ((A) assuming that the Allocation Schedule is true and correct in all respects and otherwise in accordance with the requirements of Section 2.3 and the Company has complied in all respects with Section 2.4(c) and Section 5.1(b)(iv) and (B) other than the Dragoneer Warrants set forth on Section 4.6(a) of the Dragoneer Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Dragoneer Warrants as a result of, or to give effect to, the Domestication), the Rollover Options, any Equity Securities issued or granted in accordance with Section 5.10 or otherwise issued or granted with the prior written consent of the Company or any Equity Securities issued or granted after the Effective Time), and (ii) all of the issued and outstanding Dragoneer Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Dragoneer is a party or bound.

(c) Except as expressly contemplated by this Agreement, the Forward Purchase Agreements, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and Dragoneer, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Dragoneer, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and Dragoneer, there is no obligation of Dragoneer, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Dragoneer.

(d) The Equity Securities of Chariot Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Chariot Merger Sub is a party or bound. All of the outstanding Equity Securities of Chariot Merger Sub are owned directly by Dragoneer free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Dragoneer has no Subsidiaries other than Chariot Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Chariot Merger Sub.

(e) Section 4.6(e) of the Dragoneer Disclosure Schedules sets forth as of the date of this Agreement a list of (i) all Indebtedness for borrowed money of Dragoneer, including the principal amount of such Indebtedness, the outstanding balance, and the debtor and the creditor thereof and (ii) a good faith estimate of the aggregate amount of all other Dragoneer Liabilities (including all such liabilities with respect to any business combinations or financing transactions contemplated by Dragoneer other than the transactions contemplated by this Agreement).

Section 4.7 SEC Filings. Dragoneer has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Dragoneer SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Dragoneer SEC Reports”). Each of the Dragoneer SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Dragoneer SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Dragoneer SEC Reports or the Additional Dragoneer SEC Reports (for purposes of the Additional Dragoneer SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Dragoneer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Dragoneer SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, Dragoneer has an amount in cash in the Trust Account equal to at least $690,000,000. The funds held in the Trust Account may not be invested or bear interest until January 1, 2021, after which the proceeds will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The funds held in the Trust Account are held in trust pursuant to that certain Investment Management Trust Agreement, dated as of August 13, 2020 (the “Trust Agreement”), between Dragoneer and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Dragoneer SEC Reports to be inaccurate in any material respect or, to Dragoneer’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Dragoneer Holders who shall have elected to redeem their Dragoneer Class A Shares pursuant to the Governing Documents of Dragoneer or (iii) if Dragoneer fails to complete a business combination within the allotted time period set forth in the Governing Documents of Dragoneer and liquidates the Trust Account, subject to the terms of the Trust Agreement, Dragoneer (in limited amounts to permit Dragoneer to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Dragoneer) and then the Pre-Closing Dragoneer Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Dragoneer and the Trust Agreement. Dragoneer has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Dragoneer, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since August 13, 2020, Dragoneer has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Dragoneer Holders who have elected to redeem their Dragoneer Class A Shares pursuant to the Governing Documents of Dragoneer, each in accordance with the terms of and as set forth in the Trust Agreement, Dragoneer shall have no further obligation under either the Trust Agreement or the Governing Documents of Dragoneer to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the Dragoneer Disclosure Schedules sets forth all Contracts between (a) Dragoneer, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Dragoneer or the Sponsor, on the other hand (each Person identified in this clause (b), an “Dragoneer Related Party”), other than (i) Contracts with respect to a Dragoneer Related Party’s employment with, or the provision of services to, Dragoneer entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing Dragoneer Holder’s or a holder of Dragoneer Warrants’ status as a holder of Dragoneer Shares or Dragoneer Warrants, as applicable, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No Dragoneer Related Party (A) owns any interest in any material asset used in the business of Dragoneer, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Dragoneer or (C) owes any material amount to, or is owed material any amount by, Dragoneer. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “Dragoneer Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Dragoneer’s knowledge, threatened against any Dragoneer Party that, if adversely decided or resolved, would be material to the Dragoneer Parties, taken as a whole. None of the Dragoneer Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Dragoneer Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each Dragoneer Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Dragoneer Material Adverse Effect.

Section 4.12 Business Activities.

(a) Since its incorporation, Dragoneer has not conducted any business activities other than activities (i) in connection with or incidental or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Dragoneer’s Governing Documents, there is no Contract binding upon any Dragoneer Party or to which any Dragoneer Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Chariot Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Dragoneer’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Dragoneer has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Dragoneer’s financial reporting and the preparation of Dragoneer’s financial statements for external purposes in accordance with GAAP and (ii) Dragoneer has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Dragoneer is made known to Dragoneer’s principal executive officer and principal financial officer by others within Dragoneer.

(b) Dragoneer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Dragoneer has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Dragoneer Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Dragoneer, threatened against Dragoneer by NYSE or the SEC with respect to any intention by such entity to deregister Dragoneer Class A Shares or prohibit or terminate the listing of Dragoneer Class A Shares on NYSE. Dragoneer has not taken any action that is designed to terminate the registration of Dragoneer Class A Shares under the Exchange Act.

(d) The Dragoneer SEC Reports contain true and complete copies of the applicable Dragoneer Financial Statements. The Dragoneer Financial Statements (i) fairly present in all material respects the financial position of Dragoneer as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Dragoneer Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Dragoneer has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Dragoneer’s and its Subsidiaries’ assets. Dragoneer maintains and, for all periods covered by the Dragoneer Financial Statements, has maintained books and records of Dragoneer in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Dragoneer in all material respects

(f) Since its incorporation, Dragoneer has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Dragoneer to Dragoneer’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Dragoneer to Dragoneer’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Dragoneer who have a significant role in the internal controls over financial reporting of Dragoneer.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the Dragoneer Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the Dragoneer Disclosure Schedules), (c) that are incurred in connection with or incidental or related to a Dragoneer Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the Dragoneer Financial Statements included in the Dragoneer SEC Reports, none of the Dragoneer Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15 Tax Matters.

(a) Dragoneer has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Dragoneer has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Dragoneer has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) Dragoneer is not currently the subject of a Tax audit or examination with respect to material taxes. Dragoneer has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) Dragoneer has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Dragoneer Party which agreement or ruling would be effective after the Closing Date.

(f) None of the Dragoneer Parties is and none of the Dragoneer Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) Each Dragoneer Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) None of the Dragoneer Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of Dragoneer, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Shareholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a) Each Dragoneer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Dragoneer Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Dragoneer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since the Lookback Date, neither Dragoneer nor, to Dragoneer’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws.

(b) Since the Lookback Date, neither Dragoneer nor, to Dragoneer’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING AND THE ANCILLARY DOCUMENTS, NONE OF THE DRAGONEER PARTIES, ANY DRAGONEER NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH DRAGONEER PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY DRAGONEER PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY DRAGONEER PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH DRAGONEER PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY DRAGONEER PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY DRAGONEER PARTY, ANY DRAGONEER NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) or Section 5.1(b) of the Company Disclosure Schedules, or as consented to in writing by Dragoneer (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole; provided, however that the Company may pursue and consummate any Permitted Recapitalization.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, any Ancillary Document or any Permitted Recapitalization, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Dragoneer (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(iv), Section 5.1(b)(xii), Section 5.1(b)(xiv), Section 5.1(b)(xv), Section 5.1(b)(xvi) or Section 5.1(b)(xvii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, except, in each case, for acquisitions whose aggregate consideration (for all such acquisitions) is not greater than $200,000,000;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders Agreement;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or material properties of any Group Company, other than inventory or obsolete equipment or grants by any Group Company of non-exclusive rights in Intellectual Property, in each case in the ordinary course of business, or (B) create, subject to or incur any Lien on any material assets or properties of any Group Company (other than Permitted Liens);

(v) transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement; provided, that the Company may, for the avoidance of doubt, issue the Forward Purchase

Shares on the terms and subject to the conditions set forth in this Agreement and the Forward Purchase Agreements;

(vi) incur, create or assume any Indebtedness for borrowed money, other than ordinary course trade payables and the Permitted Recapitalization Financing;

(vii) other than in connection with any Permitted Recapitalization Financing (and in any event not to exceed the amount of a Permitted Recapitalization Financing), (A) amend or modify the Credit Agreement or waive any rights thereunder in a manner that is materially adverse to the Dragoneer Parties or (B)(i) materially fail to comply with the terms of the Credit Agreement in a manner that will result in an Event of Default (as defined in the Credit Agreement) and (ii) fail to promptly notify Dragoneer of any Default (as defined in the Credit Agreement) of which the Company is aware or any Event of Default (as defined in the Credit Agreement), in each case, after the date hereof under the Credit Agreement;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans, guarantees or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(ix) except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice or as otherwise required by Law (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is prohibited by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement (other than termination of any consulting or similar agreement with any individual independent contractor with annual compensation in excess of $250,000), (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) negotiate, enter into, amend or extend any Contract with a Union, or (F) hire or engage, or terminate the employment or engagement of (other than for cause), any employee or individual independent contractor with annual compensation in excess of $250,000 other than for cause;

(x) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xi) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Dragoneer or any of its Affiliates after the Closing);

(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xiii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xv) make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xvi) (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xii)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xii)(B) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xii)(B); or

(xvii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Dragoneer, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give Dragoneer prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Dragoneer promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(ix), Section 5.1(b)(xii), Section 5.1(b)(xiv), Section 5.1(b)(xv), Section 5.1(b)(xvi) or Section 5.1(b)(xvii) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the Investor PIPE Financing on the terms and subject to the conditions set forth in the Investor Subscription Agreements (including, in the case of Dragoneer, by obtaining the Company’s prior written consent prior to consenting to any termination of the Investor Subscription Agreements), (iii) using reasonable best efforts to issue the Forward Purchase Shares on the terms and subject to the conditions set forth in the Forward Purchase Agreements and (iv) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Dragoneer)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Dragoneer shall promptly inform the Company of any communication between any Dragoneer Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Dragoneer of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Dragoneer and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Dragoneer’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Dragoneer Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Dragoneer Party) or Dragoneer (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Dragoneer Party, the Company, or, in the case of the Company, Dragoneer in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Dragoneer Party, the Company, or, in the case of the Company, Dragoneer, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Dragoneer, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Dragoneer, any of the Dragoneer Parties or any of their respective Representatives (in their capacity as a representative of a Dragoneer Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of the Company or any Group Company). Dragoneer and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of Dragoneer, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that until the earlier of the Closing or termination of this Agreement in accordance with its terms, in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Dragoneer or, following the Closing, the Sponsor (in each case, not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for Dragoneer or, following the Closing, the Sponsor to withhold, condition or delay its consent if any such settlement or compromise (A) prejudices the rights or defenses of any Dragoneer Related Party or Representative thereof that is and remains party to such Transaction Litigation and any such Dragoneer Related Party does not receive a legally binding, full, unconditional and irrevocable release, (B) provides for (x) the payment of cash any portion of which is directly payable by Dragoneer (other than following the Closing), any Dragoneer Related Party or Representative thereof, unless Dragoneer, such Dragoneer Related Party or Representative thereof, as applicable, has consented in writing to such provision or (y) any non-monetary, injunctive, equitable or similar relief against Dragoneer (other than following the Closing) or any Dragoneer Related Party or any of their respective Representatives or (C) contains an admission of wrongdoing or Liability by Dragoneer (other than following the Closing) or a Dragoneer Related Party or any of its or their Representatives). Without limiting the generality of the foregoing, in no event shall Dragoneer, any of the Dragoneer Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement, Dragoneer hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby or hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Dragoneer and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Dragoneer or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any Dragoneer Party, any Dragoneer Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Dragoneer shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Dragoneer Parties (in a manner so as to not interfere with the normal business operations of the Dragoneer Parties). Notwithstanding the foregoing, Dragoneer shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Dragoneer Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Dragoneer Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Dragoneer Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Dragoneer shall use, and shall cause the other Dragoneer Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a Dragoneer Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Dragoneer shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Dragoneer or, after the Closing, Dragoneer; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Dragoneer Party, or Dragoneer, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Dragoneer and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that (A) OH Cypress Aggregator, L.P., TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P., TCV Member Fund, L.P., Cypress Investor Holdings, L.P., GPE VIII CCC Co-Investment (Delaware) Limited Partnership and Advent International GPE VIII-C Limited Partnership and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, and (B) the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided that in each of clause (A) and (B) above the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Dragoneer prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Dragoneer shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Dragoneer shall consider such comments in good faith. The Company, on the one hand, and Dragoneer, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Dragoneer, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Dragoneer shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and Dragoneer shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cause it to so qualify. The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required Dragoneer Shareholder Approval has been obtained, the Company determines in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall, to the extent requested by the Company, restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the Surviving Company would merge with and into a new limited liability company that is a wholly owned Subsidiary of Dragoneer (“Newco”), with Newco being the surviving company in such merger (such Alternative Transaction Structure, a “Two-Step Merger”); provided, that no Alternative Transaction Structure shall be materially and disproportionately adverse to Dragoneer (or its direct or indirect owners) or the Company (or its direct or indirect owners), it being understood that a Two-Step Merger shall not be considered materially and disproportionately adverse to Dragoneer (or its direct or indirect owners) or the Company (or its direct or indirect owners).

(ii) Dragoneer and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment, and (B) in the case of Dragoneer, the Domestication qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Dragoneer and the Company shall deliver to Ropes & Gray LLP and Kirkland & Ellis, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Dragoneer shall request Ropes & Gray LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, the Company shall request Kirkland & Ellis LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing Dragoneer Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Dragoneer’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) Dragoneer Taxable Year. The Parties agree to treat the taxable year of Dragoneer as ending on the date of the Domestication for U.S. federal income tax purposes.

(d) Transfer Taxes. The Surviving Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and, with respect to clauses (iii) and (iv), the Company’s current or future parent entity, Affiliate, or Subsidiary, and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, seek, entertain, encourage (including by means of furnishing or disclosing information), facilitate, endorse, recommend, accept, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Company Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into, participate in or continue in any discussions or negotiations with any third party in connection with or related to, or approve, accept, or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding, any Company Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with a public or other offering or sale of any Equity Securities of any Group Company (or any Affiliate, current or future parent entity or successor of any Group Company), including making any filings or confidential submissions to the SEC related thereto; (v) consummate any Company Acquisition Proposal or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) terminate, and cause each of its parent entities, Affiliates and Subsidiaries, and its and their Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons other than Dragoneer and its Affiliates regarding a Company Acquisition Proposal, (B) notify Dragoneer promptly upon receipt of any Company Acquisition Proposal by any Group Company or Affiliate or any officer, director, equity holder, employee or other Representative, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and to provide a copy of any such Company Acquisition Proposal, if extended in writing, and (C) keep Dragoneer reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Dragoneer Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Dragoneer Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Dragoneer Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Dragoneer Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Dragoneer Party (or any Affiliate or successor of any Dragoneer Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Dragoneer agrees to (A) notify the Company promptly upon receipt of any Dragoneer Acquisition Proposal by any Dragoneer Party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Dragoneer Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Dragoneer and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Dragoneer or the Company, as applicable), and Dragoneer shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Dragoneer which will be included therein as a prospectus and which will be used for the Dragoneer Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Dragoneer’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of Dragoneer and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements (audited and unaudited) of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC and to cause the Group Companies’ independent auditor to deliver the required audit opinions and consents); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Dragoneer, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of Dragoneer to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Dragoneer Party, the Company, or, in the case of the Company, Dragoneer, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Dragoneer, the Company, or, in the case of the Company, Dragoneer (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Dragoneer shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Dragoneer Holders. Dragoneer shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Dragoneer Shares for offering or sale in any jurisdiction, and Dragoneer and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 Dragoneer Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Dragoneer shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “Dragoneer Shareholders Meeting”) in accordance with the Governing Documents of Dragoneer, for the purposes of obtaining the Dragoneer Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Dragoneer Shareholder Redemption. Dragoneer shall, through unanimous approval of its board of directors, recommend to its shareholders (the “Dragoneer Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Dragoneer Shares in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (iv) the adoption and approval of the Dragoneer Certificate of Incorporation (the “Charter Proposal”) and the adoption and approval of the amendments to the Governing Documents of Dragoneer contemplated by the Dragoneer Certificate of Incorporation and the Dragoneer Bylaws (the “Governing Document Proposals”); (v) the adoption and approval of the Dragoneer Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by Dragoneer and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the Dragoneer Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that Dragoneer may adjourn the Dragoneer Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Dragoneer Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Dragoneer has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Dragoneer Holders prior to the Dragoneer Shareholders Meeting or (D) if the holders of Dragoneer Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.1(g) not being satisfied; provided that, without the consent of the Company, in no event shall Dragoneer adjourn the Dragoneer Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Dragoneer recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Dragoneer covenants that none of the Dragoneer Board or Dragoneer nor any committee of the Dragoneer Board shall withdraw or modify, or propose publicly or by formal action of the Dragoneer Board, any committee of the Dragoneer Board or Dragoneer to withdraw or modify, in a manner adverse to the Company, the Dragoneer Board Recommendation or any other recommendation by the Dragoneer Board or Dragoneer of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9 Chariot Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Dragoneer, as the sole shareholder of Chariot Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Chariot Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of Dragoneer. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Dragoneer shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement, the Forward Purchase Agreements or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the Investor PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the Dragoneer Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to, or waive any provisions of, the Trust Agreement, Warrant Agreement, the Forward Purchase Agreements or the Governing Documents of any Dragoneer Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Dragoneer or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Dragoneer or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness or other Liability, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Dragoneer or any of its Subsidiaries;

(f) issue any Equity Securities of Dragoneer or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Dragoneer or any of its Subsidiaries, other than (i) issuances of Dragoneer Warrants to the Sponsor for repayment of loans made by the Sponsor to Dragoneer to the extent such loans and such conversion are approved in advance and in writing by the Company and (ii) issuances of the Company Earnout Shares and the Sponsor Earnout Shares;

(g) enter into, renew, modify or revise any Dragoneer Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Dragoneer Related Party Transaction), other than (i) issuances of Dragoneer Warrants to the Sponsor for repayment of loans made by the Sponsor to Dragoneer and (ii) issuances of the Company Earnout Shares and the Sponsor Earnout Shares;

(h) engage in any activities or business, other than activities or business (i) in connection with or incidental or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Dragoneer Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Dragoneer Party from using the funds held by Dragoneer outside the Trust Account to pay any Dragoneer Expenses or Dragoneer Liabilities or from otherwise distributing or paying over any funds held by Dragoneer outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 NYSE Listing. Dragoneer shall use its reasonable best efforts to cause: (a) Dragoneer’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement to have been approved: (b) Dragoneer to satisfy all applicable initial and continuing listing requirements of NYSE; and (c) the Dragoneer Shares issuable in accordance with this Agreement, including the Domestication and the Merger, to be approved for listing on NYSE (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. For the avoidance of doubt, no amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement, Forward Purchase Agreements, the Investor Subscription Agreements or the Governing Documents of any Dragoneer Party or any of its Subsidiaries that are adverse to Dragoneer, the Sponsor, Willett or Sponsor’s Affiliates in any material respect shall be required for Dragoneer to satisfy the conditions set forth in this Section 5.11.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Dragoneer shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Dragoneer pursuant to the Dragoneer Shareholder Redemption, (B) pay the amounts due to the underwriters of Dragoneer’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Dragoneer in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Shareholder Approval; Investor Subscription Agreements; Forward Purchase Agreements.

(a) On the second (2nd) calendar day following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Dragoneer the Transaction Support Agreements duly executed by each Supporting Company Shareholder.

(b) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to Dragoneer a true and correct copy of a written consent (in form and substance reasonably satisfactory to Dragoneer) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Shareholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Shareholders Agreement (the “Company Shareholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

(c) Dragoneer may not modify or waive any provisions of an Investor Subscription Agreement or the Forward Purchase Agreements without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of an Investor Subscription Agreement or the Forward Purchase Agreements shall not require the prior written consent of the Company.

(d) As promptly as reasonably practicable (and in any event prior to the earlier of (x) the time at which the Company delivers the Allocation Schedule to Dragoneer pursuant to Section 2.3 or (y) the time at which the Company is required to deliver to the Allocation Schedule to Dragoneer pursuant to Section 2.3), the Company shall either (i) obtain and deliver to Dragoneer a true and correct copy of a written consent (in form and substance reasonably satisfactory to Dragoneer) approving the Allocation Schedule (and calculations and determinations therein) that is duly executed by the Company Shareholders holding the requisite number of Company Shares required to approve such matter in accordance with the DGCL, the Company’s Governing Documents, the Company Shareholders Agreement and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares or (ii) amend or otherwise modify, or cause to be amended or otherwise modified, the Governing Documents of the Company, the Company Shareholders Agreement and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares, in each case, solely to the extent necessary for the Allocation Schedule (and the calculations and determinations therein) to comply with clause (C) of Section 2.3 and otherwise in a form and substance reasonably satisfactory to Dragoneer.

(e) The Company may not amend, modify or waive any provisions of a Dragoneer Shareholder Support Agreement without the prior written consent of Dragoneer.

Section 5.14 Dragoneer Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Dragoneer Party, as provided in the applicable Dragoneer Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Dragoneer will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Dragoneer shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Dragoneer Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Dragoneer Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Dragoneer Party (the “Dragoneer D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Dragoneer D&O Person was a director or officer of any Dragoneer Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) Dragoneer shall not have any obligation under this Section 5.14 to any Dragoneer D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Dragoneer D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, Dragoneer shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Dragoneer Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Dragoneer’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, Dragoneer shall purchase a six-year extended reporting period or tail insurance policy that affords coverage which is no less favorable in the aggregate to the insured than the coverage provided under Dragoneer’s directors’ and officers’ liability insurance policies as of the date of this Agreement. In either event, Dragoneer shall not be obligated to pay annual premiums in excess of three hundred and fifty percent (350%) of the most recent annual premium paid by Dragoneer prior to the date of this Agreement and, in such event, Dragoneer shall purchase the maximum coverage available for three hundred and fifty percent (350%) of the most recent annual premium paid by Dragoneer prior to the date of this Agreement.

(d) If Dragoneer or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Dragoneer shall assume all of the obligations set forth in this Section 5.14.

(e) The Dragoneer D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Dragoneer.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Dragoneer will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Dragoneer shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Dragoneer or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Dragoneer shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Dragoneer or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred and fifty percent (350%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Dragoneer or one of their respective Affiliates shall purchase the maximum coverage available for three hundred and fifty percent (350%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If Dragoneer or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Dragoneer shall assume all of the obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of n

Section 5.16 Post-Closing Directors and Officers.

(a) Dragoneer shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Dragoneer Board shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three

(3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors; (ii) the members of the Dragoneer Board are the individuals determined in accordance with Section 5.16(b); (iii) the members of the compensation committee, audit committee and nominating committee of the Dragoneer Board are the individuals determined in accordance with Section 5.16(c); and (iv) the officers of Dragoneer (the “Officers”) are the individuals determined in accordance with Section 5.16(d).

(b) The nine (9) individuals identified on Section 5.16(b) of the Company Disclosure Schedules shall be directors on the Dragoneer Board immediately after the Effective Time, including six (6) individuals designated by Advent (each, an “Advent Designee”), the individual designated by the Company (the “Company Designee”) and two (2) individuals designated by certain of the other parties to the Shareholder Rights Agreement. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Dragoneer Holders, the Company may in its sole discretion replace any Company Designee with any individual by notice to Dragoneer. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Dragoneer Holders, the board of directors of the Company shall designate whether each individual who will serve on the Dragoneer Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III.

(c) Following the Effective Time, the seven (7) individuals identified on Section 5.16(c) of the Company Disclosure Schedule shall serve as a member of the committee of the Dragoneer Board specified next to such individual’s name, subject to applicable listing rules of NYSE and applicable Law.

(d) The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time designated by Dragoneer and the Company, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Dragoneer Holders, Dragoneer and the Company may designate another individual to replace such individual to serve as such Officer by amending Section 5.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.17 PCAOB Financials.

(a) As promptly as reasonably practicable, the Company shall deliver to Dragoneer (i) the Closing Company Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Dragoneer in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Dragoneer with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Dragoneer (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Dragoneer, (b) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (c) an IRS Form W-9 duly executed by the Company.

Section 5.19 Dragoneer Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Dragoneer Board shall approve and adopt an equity incentive plan, substantially in the form as the Company and Dragoneer mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Dragoneer, as applicable) (the “Dragoneer Incentive Equity Plan”), in the manner prescribed under applicable Law, effective as of one day prior to the Closing Date, reserving for grant thereunder the number of Dragoneer Shares set forth on Section 5.19 of the Company Disclosure Schedules, if applicable, plus the number of Dragoneer Shares issuable upon the exercise or conversion of the Company Options. The Dragoneer Incentive Equity Plan will provide that the Dragoneer Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the percentage of Dragoneer Shares outstanding on the last day of the immediately preceding fiscal year set forth on Section 5.19 of the Company Disclosure Schedules or such lesser amount as determined by the administrator of the Dragoneer Incentive Equity Plan.

Section 5.20 Financing Cooperation. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1, in order to assist the Company in connection with any Permitted Recapitalization Financing, Dragoneer shall, and shall cause its Affiliates and use commercially reasonable efforts to cause its and such Affiliates’ respective officers, employees, attorneys, agents and other Representatives to, upon the reasonable request of the Company, (a) promptly provide all documentation and other information required with respect to Dragoneer and/or the Public Shareholders by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and a customary beneficial ownership certification, in each case, as reasonably requested by any financing source in connection with such Permitted Recapitalization Financing and to the extent reasonably available or accessible to Dragoneer, and (b) provide customary cooperation to the Company in connection with the arrangement, implementation and consummation of such Permitted Recapitalization Financing. For the avoidance of doubt, the Company’s ability to consummate a Permitted Recapitalization and Dragoneer’s compliance with this Section 5.20 shall not be construed as conditions to the consummation of the transactions contemplated by this Agreement.

Section 5.21 Section 16 Matters. Prior to the Effective Time, Dragoneer shall take all such steps (to the extent permitted under applicable Law) as are reasonable necessary to cause any acquisition or disposition of Dragoneer Class A Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Documents (including the Investor PIPE

Financing, the Company Earnout Shares and the Sponsor Earnout Shares) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Surviving Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Written Consent shall have been obtained;

(e) the Required Dragoneer Shareholder Approval shall have been obtained;

(f) after giving effect to the transactions contemplated hereby (including the Investor PIPE Financing), Dragoneer shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

(g) the Trust Account Proceeds shall be equal to or greater than $207,000,000.

Section 6.2 Other Conditions to the Obligations of the Dragoneer Parties. The obligations of the Dragoneer Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Dragoneer (on behalf of itself and the other Dragoneer Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) and the representations and warranties of the Company set forth in Section 3.16(n) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(n)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing; and

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Dragoneer a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Dragoneer.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Dragoneer Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the Dragoneer Parties set forth in Section 4.15(h) shall be true and correct (without giving effect to any limitation as to “materiality” or “Dragoneer Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the Dragoneer Parties (other than the Dragoneer Fundamental Representations and the representations and warranties of the Dragoneer Parties set forth in Section 4.15(h)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Dragoneer Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Dragoneer Material Adverse Effect;

(b) the Dragoneer Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing (except, for the avoidance of doubt, for the obligations set forth in Section 5.20);

(c) Dragoneer’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Dragoneer shall satisfy any applicable initial and continuing listing requirements of NYSE, and Dragoneer shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Dragoneer Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Dragoneer Shares to be issued pursuant to the Merger) shall have been approved for listing on NYSE;

(d) Aggregate Closing FPA Proceeds shall be equal to or greater than $175,000,000, at least $150,000,000 of which shall be provided by Sponsor;

(e) the Domestication shall have been consummated on the Closing Date prior to the Effective Time;

(f) Dragoneer shall have made all necessary arrangements to cause the Trustee to release all of the funds contained in the Trust Account available to Dragoneer upon the Closing; and

(g) at or prior to the Closing, Dragoneer shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of Dragoneer, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the Dragoneer Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a Dragoneer Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Dragoneer and the Company;

(b) by Dragoneer, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Dragoneer, and (ii) the Termination Date; provided, however, that none of the Dragoneer Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Dragoneer Party has failed to perform any covenant or agreement on the part of such applicable Dragoneer Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Dragoneer by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Dragoneer or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 2, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Dragoneer if any Dragoneer Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Dragoneer or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either Dragoneer or the Company if the Dragoneer Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Dragoneer’s shareholders have duly voted and the Required Dragoneer Shareholder Approval was not obtained; or

(g) by Dragoneer, if the Company does not deliver, or cause to be delivered to Dragoneer (i) a Transaction Support Agreement duly executed by each Supporting Company Shareholder in accordance with Section 5.13(a) on or prior to the Transaction Support Agreement Deadline or (ii) the Company Shareholder Written Consent in accordance with Section 5.13(b) on or prior to the Company Shareholder Written Consent Deadline.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Investor Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement, any Dragoneer Shareholder Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants set forth in Sections 2.1, 2.4, 2.5, 3.24, 3.25, 4.16 and 4.18, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Dragoneer Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Subject to the Shareholder Rights Agreement, this Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Dragoneer and the Company prior to Closing and (b) Dragoneer and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. Subject to the Shareholder Rights Agreement, this Agreement may be amended or modified only by a written agreement executed and delivered by (a) Dragoneer and the Company prior to the Closing and (b) Dragoneer and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Dragoneer Party, to:

c/o Dragoneer Growth Opportunities Corp.

1 Letterman Drive, Building D, Suite M-500

San Francisco, CA 94129

Attention:	Michael Dimitruk
Pat Robertson
E-mail:	*****

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention:	Thomas Holden
Jay Freedman
E-mail:	*****

(b) If to the Company, to:

c/o Cypress Holdings, Inc.

222 Merchandise Mart Plaza, Suite 900

Chicago, IL 60654-1105

Attention:	Githesh Ramamurthy

Kevin Kane
James Westra
Email:	*****

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Douglas Ryder, P.C.
Willard S. Boothby, P.C.
Christian O. Nagler
E-mail:	*****

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act shall also apply to the Domestication).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Dragoneer shall pay, or cause to be paid, all Unpaid Dragoneer Expenses and (b) if the Closing occurs, then Dragoneer shall pay, or cause to be paid, all Unpaid Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is not exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Dragoneer, any documents or other materials posted to the electronic data room located at Venue (https://wwwna.dfsvenue.com) under the project name “Project Handel” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Dragoneer Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Dragoneer Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Dragoneer Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.16(c), Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of Dragoneer. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to Dragoneer’s knowledge” and “to the knowledge of

Dragoneer” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Dragoneer Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the Dragoneer Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Dragoneer Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Dragoneer Non-Party Affiliates, in the case of Dragoneer, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Dragoneer or any Non-Party Affiliate concerning any Group Company, any Dragoneer Party, this Agreement or the transactions contemplated hereby. For the avoidance of doubt, if the Merger is not consummated for any reason, Dragoneer Funding LLC shall have no Liability to any Party hereunder.

Section 8.14 Extension; Waiver. Subject to the Shareholder Rights Agreement, the Company prior to the Closing and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Dragoneer Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Dragoneer Parties set forth herein or (c) waive compliance by the Dragoneer Parties with any of the agreements or conditions set forth herein. Dragoneer may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of Dragoneer, filed with the SEC (File No. 333-240078) on August 17, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that Dragoneer has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of Dragoneer’s public shareholders (including overallotment shares acquired by Dragoneer’s underwriters, the “Public Shareholders”), and Dragoneer may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Dragoneer entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Dragoneer or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Dragoneer or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Dragoneer or its Affiliates).

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:
Name:	Pat Robertson
Title:	Director, President and Chief Operating Officer

CHARIOT OPPORTUNITY MERGER SUB, INC.

By:
Name:	Pat Robertson
Title:	President

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CYPRESS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

Annex A

Investors

[See attached.]

Annex B

Supporting Company Shareholders

[See attached.]

Annex C

Required Governing Document Proposals

Governing Documents Proposal A—Under Proposal A, Dragoneer will be authorized to issue 5,100,000,000 shares, consisting of (a) 5,000,000,000 shares of common stock, par value $0.0001 per share, of Dragoneer and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to the current articles of association, which authorizes Dragoneer to issue from 221,000,000 common stock, including (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share.

Governing Documents Proposal E—Under Proposal E, the existing governing documents will be amended and restated to provide, and all other changes necessary to, or as mutually agreed in good faith by Dragoneer and the Company and desirable in connection with the replacement of existing governing documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making Dragoneer’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Delaware as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

Annex AA

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is dated as of April 22, 2021, by and between Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), and Cypress Holdings, Inc., a Delaware corporation (the “Company”, and together with Dragoneer, each, a “Party” and collectively, the “Parties”).

This Amendment is entered into by the Parties in accordance with Section 8.3 (Amendment) of the Business Combination Agreement, dated as of February 2, 2021, by and among Dragoneer, Chariot Opportunity Merger Sub, Inc., a Delaware corporation, and the Company (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Capitalized terms used and not otherwise defined in this Amendment have the meanings given to such terms in the Business Combination Agreement.

Subject to and upon the terms and conditions set forth herein, the Business Combination Agreement is hereby amended effective from and after the date hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.    Section 2.4(a). Section 2.4(a) of the Business Combination Agreement is hereby amended by replacing the last sentence in its entirety with the following:

“In addition, each holder of Company Options (whether vested or unvested) as of the date of this Agreement will have the right to receive, with respect to each Company Common Share issuable pursuant to such holder’s Company Options as of immediately prior to the Effective Time, a number of Dragoneer Shares issuable as Company Earnout Shares pursuant to Section 2.7; provided that if such holder’s employment or service with the Surviving Company or its Affiliate terminates prior to the later of (1) the vesting date of the applicable Company Option and (2) the occurrence of a Company Triggering Event, the right of such holder to receive his or her applicable number of Company Earnout Shares will be forfeited, and such forfeited number of Company Earnout Shares shall be allocated pro rata among the other holders of Company Options entitled to receive Company Earnout Shares pursuant to Section 2.7.”

2.    Section 2.5(a). Section 2.5(a) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“The Parties agree that Continental will serve as an exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement (the “Exchange”). Dragoneer shall deliver to the Exchange Agent on or prior to the Closing a letter of instruction in form and substance reasonably satisfactory to the Company (the “Instruction Letter”) directing the Exchange Agent to carry out the Exchange in accordance with the Instruction Letter and this Section 2.5.”

3.    Schedule 5.19. Section 5.19 of the Company Disclosure Schedules is hereby amended and restated in its entirety as follows:

“The Dragoneer Board shall reserve up to 15% of Dragoneer Shares outstanding as of the Effective Time for grant under the Dragoneer Incentive Equity Plan, plus the number of Dragoneer Shares issuable upon the exercise or conversion of the Company Options. The Dragoneer Shares reserved for issuance under the Dragoneer Incentive Equity Plan will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to up to 5% of Dragoneer Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Dragoneer Incentive Equity Plan.”

4.    Amended Agreement. Each reference to “this Agreement,” “herein,” “hereto,” “hereof” and words of similar import set forth in the Business Combination Agreement and each reference to the Business Combination Agreement in any other agreement, document or other instrument shall, in each case, refer to the Business Combination Agreement as modified by this Amendment. Except as specifically set forth in this Amendment, the Business Combination Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed.

5.    Conflict. The Parties agree and acknowledge that to the extent any terms, conditions or provisions of this Amendment are in any way inconsistent with or in conflict with any term, condition or provision of the Business Combination Agreement, this Amendment shall govern and control.

6.    General Provisions; Incorporation by Reference. Sections 8.2 through 8.5, Section 8.7, Section 8.10, Section 8.11 and Sections 8.13 through 8.18 of the Business Combination Agreement are hereby incorporated by reference into this Amendment mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:	/s/ Pat Robertson
Name:	Pat Robertson
Title:	Director, President and Chief Operating Officer

Signature Page – Amendment to Business Combination Agreement

CYPRESS HOLDINGS, INC.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chief Executive Officer

Signature Page – Amendment to Business Combination Agreement

Annex B

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

DRAGONEER GROWTH OPPORTUNITIES CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

DRAGONEER GROWTH OPPORTUNITIES CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1	The name of the Company is Dragoneer Growth Opportunities Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

DRAGONEER GROWTH OPPORTUNITIES CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”

means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, Article 47.1 and Article 47.2, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.]

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3

Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4, Article 47.1 and Article 47.2, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

[If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.]

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, Article 47.1 and Article 47.2, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4	Prior to the closing a Business Combination, Article 29.1 may only be amended by a Special Resolution which shall include the affirmative vote of a simple majority of the Class B Shares

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

47.1

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. For the purposes of a Special Resolution to be passed pursuant to this Article, a holder of Class F Shares shall have ten votes for every Class F Share of which he is the holder and a holder of Class A Shares shall have one vote for every Class A Share of which he is the holder.

47.2	Prior to the closing a Business Combination, Article 47.1 may only be amended by a Special Resolution which shall include the affirmative vote of a simple majority of the Class B Shares.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 prior to or upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO (or up to 27 months from the consummation of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the consummation of the IPO but has not completed a Business Combination within such 24 month period), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to this Article:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO (or up to 27 months from the consummation of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the consummation of the IPO but has not completed a Business Combination within such 24 month period); or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C

CERTIFICATE OF INCORPORATION

OF

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

ARTICLE I

The name of the Corporation is CCC Intelligent Solutions Holdings Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is incorporated in connection with the domestication of Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company, to a Delaware corporation (“Dragoneer”), and this Certificate is filed simultaneously with a Certificate of Corporate Domestication effecting such domestication (the “Certificate of Domestication”).

ARTICLE IV

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is 5,100,000,000, of which (i) 5,000,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 100,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Upon the filing of the Certificate of Domestication and this Certificate, which shall occur on the date of the closing of the transactions contemplated by that certain Business Combination Agreement entered into on February 2, 2021 by Dragoneer, Chariot Opportunity Merger Sub, Inc. and Cypress Holdings, Inc. (the “Closing Date”), each share of capital stock of Dragoneer issued and outstanding immediately prior to the filing of the Certificate of Domestication and the Certificate will for all purposes thereafter be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock, without any further action required on the part of Dragoneer, the Corporation or any holder of capital stock of Dragoneer or the Corporation. The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth hereafter in, this Article IV.

A. Common Stock

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as otherwise required by law or provided in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the board of Directors (the “Board of Directors”), in its discretion, or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. Undesignated Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers (including voting powers, full or limited, or no voting powers), preferences and the relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

ARTICLE V

Stockholder Action

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof, unless (a) such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the Directors then in office or (b) the sponsor entity (as defined in Article X) beneficially owns a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

Directors

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided in this Certificate or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the by-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office. Subject to the terms of the Amended and Restated Registration and Shareholder Rights Agreement, dated as of February 2, 2021, by and among the Corporation and certain of its stockholders (as amended, restated, supplemented or otherwise modified from time to time, the “Registration and Shareholder Rights Agreement”), the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes designated Class I, Class II and Class III, respectively, among which the total number of Directors shall be apportioned as nearly equally as practicable. The initial Class I Directors of the Corporation shall be Teri Williams, Christopher Egan and Steven Puccinelli; the initial Class II Directors of the Corporation shall be William Ingram, Lauren Young and David Yuan; and the initial Class III Directors of the Corporation shall be Eileen Schloss, Eric Wei and Githesh Ramamurthy. The initial Class I Directors shall initially serve for a term expiring at the first annual meeting of stockholders to be held following the Closing Date, the initial Class II Directors shall initially serve for a term expiring at the second annual meeting of stockholders to be held following the Closing Date, and the initial Class III Directors shall initially serve for a term expiring at the third annual meeting of stockholders to be held following the Closing Date. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third annual meeting of stockholders following their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, either separately or together with the holders of one or more other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, and subject to the terms of the

Registration and Shareholder Rights Agreement, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders (except as otherwise provided in the Registration and Shareholder Rights Agreement). Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the total number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom such holders have the right to elect, and subject to the terms of the Registration and Shareholder Rights Agreement, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote generally in the election of Directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at such meeting.

ARTICLE VII

Limitation of Liability

To the fullest extent permitted by law, no Director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a Director. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors of corporations, then the liability of each Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any limitation of personal liability or other right or protection of a Director existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

Competition and Corporate Opportunities

1. For purposes of this Article VIII:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person;

(b) “Affiliated Entity” shall mean (i) any Person (other than the Corporation and any Person that is controlled by the Corporation) of which a Non-Employee Director serves as a director, manager, officer, employee, agent or other representative, (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (iii) any Person that controls, is controlled by or is under common control with any of the foregoing, including any investment fund or vehicle under common management with any of the foregoing;

(c) “Identified Person” shall mean any Non-Employee Director or any of his or her Affiliates or Affiliated Entities;

(d) “Non-Employee Director” shall mean any Director who is not an employee of the Corporation; and

(e) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

2. In recognition and anticipation that Non-Employee Directors and their respective Affiliates and Affiliated Entities may now or in the future engage (whether by investment, by providing services as a director or advisor or in any other capacity, or otherwise) in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage, or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its stockholders, Directors and officers in connection therewith.

3. To the fullest extent permitted by law, no Identified Person shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any transaction or business opportunity which may be a corporate opportunity for an Identified Person and for the Corporation or any of its Affiliates, except as provided in Section 4 of this Article VIII. Subject to Section 4 of this Article VIII, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for itself, herself or himself and for the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

4. In addition to and notwithstanding the foregoing provisions of this Article VIII, a transaction or business opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a transaction or business opportunity (a) that the Corporation is not financially or legally able or contractually permitted to undertake, (ii) that, by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) in which the Corporation has no interest or reasonable expectancy.

5. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

6. Any amendment, repeal or modification of this Article VIII, or adoption, amendment or modification of any other provision of this Certificate (or of any certificate of designations of any series of Undesignated Preferred Stock) that is inconsistent with this Article VIII, shall not eliminate or reduce the effect of this Article VIII with respect to any transaction or business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal, modification or adoption. This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate, the By-laws, the Registration and Shareholder Rights Agreement or any other agreement or instrument by the Corporation or any of its subsidiaries providing for indemnification or advancement of expenses to such Director or officer, or applicable law.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

ARTICLE IX

Amendment of By-Laws

1. Amendment by Directors. Except as otherwise required by law or provided in any certificate of designations of any series of Undesignated Preferred Stock, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office, without the assent or vote of any stockholder.

2. Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

Amendment of Certificate of Incorporation; Severability

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

If any provision of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE X

Business Combinations

1. Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

2. Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds (2/3) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

3. Definitions. For purposes of this Article X:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation (other than a merger effected pursuant to Section 253 or 267 the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation

(1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (1) any sponsor entity, or (2) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “sponsor entity” means any investment fund affiliated with or managed by Advent International Corporation or any of its affiliates, or any successor, transferee or affiliate thereof.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “transferees” means any person who becomes a beneficial owner of voting stock upon having purchased such shares from the investment funds affiliated with the sponsor entities or their respective affiliates, provided, however, that a purchaser of voting stock in a registered public offering shall not be a “transferee”.

(k) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any person other than a corporation, any equity interest entitled to vote generally in the election of the members of the governing body of such entity. Every reference to a percentage of voting stock in this Article X shall refer to such percentage of the votes of such voting stock.

ARTICLE XI

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the

Corporation to the Corporation or any of the Corporation’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated), or the By-laws, or to interpret, apply, enforce or determine the validity of this Certificate (as it may be amended or restated) or the By-laws, (d) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated) or the By-laws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, or (d) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware; provided, however, that the foregoing shall not apply to any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or (C) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless the Corporation consents in writing to the selection of an alternative forum. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

[End of Text]

THIS CERTIFICATE OF INCORPORATION is executed as of this              day of             , 2021.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

By:
Name:	[•]
Title:	[•]

Annex D

BY-LAWS

OF

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1.    Annual Meeting. The annual meeting of stockholders of the Corporation (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the board of directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2.    Notice of Stockholder Business and Nominations.

(a)    Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-law, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this By-law as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this By-law to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this By-law, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2)    For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this By-law, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this By-law and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this By-law. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A)    as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B)    as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or By-law amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C)    (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D)    (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E)    a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3)    A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information

(including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this By-law shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4)    Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)    General.

(1)    Only such persons who are nominated in accordance with the provisions of this By-law and the Registration and Shareholder Rights Agreement, dated as of February [2], 2021, by and among the Corporation and certain of its stockholders (as amended, restated modified or supplemented from time to time, the “Registration and Shareholder Rights Agreement”) shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this By-law, the Registration and Shareholder Rights Agreement or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2)    Except as otherwise required by law or the Registration and Shareholder Rights Agreement, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3)    Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4)    For purposes of this By-law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5)    Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

(c)    Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 2; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 3.    Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 3; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 4.    Notice of Meetings; Adjournments.

(a)    A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b)    Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c)    Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d)    The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

(e)    When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

SECTION 5.    Quorum. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6.    Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7.    Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8.    Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting as provided in the manner, and subject to the terms, set forth in Section 219 of the DGCL (or any successor provision). The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9.    Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10.    Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1.    Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by the Certificate or required by law.

SECTION 2.    Number and Terms. Subject to the terms of the Registration and Shareholder Rights Agreement, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3.    Qualification. No director need be a stockholder of the Corporation.

SECTION 4.    Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate and the Registration and Shareholder Rights Agreement.

SECTION 5.    Removal. Directors may be removed from office only in the manner provided in the Certificate and the Registration and Shareholder Rights Agreement.

SECTION 6.    Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, or to the Chief Executive Officer, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7.    Regular Meetings. Regular and annual meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8.    Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the Chief Executive Officer. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9.    Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or, in case of the death, absence, incapacity or refusal of the Secretary, by another officer designated by the Chairman of the Board, if one is elected, or the Chief Executive Officer. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10.    Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11.    Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

SECTION 12.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13.    Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

SECTION 14.    Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15.    Committees. Subject to the terms of the Registration and Shareholder Rights Agreement, the Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16.    Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1.    Enumeration; Election. The Board of Directors shall elect officers of the Corporation, including a Chief Executive Officer, a President, a Treasurer and a Secretary. The Board of Directors may also from time to time elect such other officers of the Corporation as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. The Board of Directors may also elect a Chairman of the Board of Directors, who may or may not also be an officer of the Corporation. Each of the officers of the Corporation elected by the Board of Directors or appointed by an elected officer of the Corporation in accordance with these By-laws shall have the powers and duties prescribed by law, by these By-laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-laws or by the Board of Directors or, if applicable, the appointing officer, shall have such further powers and duties as ordinary pertain to such office.

SECTION 2.    Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 3.    Tenure. Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office for such a term as may be determined by the Board of Directors or until his or her successor is chosen and qualified or until his or her earlier resignation or removal.

SECTION 4.    Resignation. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the Chief Executive Officer, the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 5.    Removal. Except as otherwise provided by law or by resolution of the Board of Directors, any officer may be removed from office at any time with or without cause by the affirmative vote of a majority of the directors then in office, or, in the case of any officer appointed by an elected officer, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.

SECTION 6.    Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 7.    Powers and Duties. The officers of the Corporation shall each have such powers and duties as are prescribed by law, by these By-laws or by the Board of Directors and, in the case of appointed officers, such powers and duties as are prescribed by the appointing officer, and, unless otherwise prescribed by these By-laws or by the Board of Directors or, if applicable, the appointing officer, shall have such further powers and duties as ordinary pertain to their respective offices.

ARTICLE IV

Capital Stock

SECTION 1.    Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors, except in respect of shares of any class or series of capital stock that the Board of Directors has determined shall be uncertificated in accordance with this By-law. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2.    Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3.    Record Holders. Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

SECTION 4.    Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5.    Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V

Indemnification

SECTION 1.    Definitions. For purposes of this Article:

(a)    “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, manager, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other enterprise or legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, manager, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b)    “Director” means any person who serves or has served the Corporation as a director on the Board of Directors, including, for the avoidance of doubt, any person who has served as a director on the board of directors of Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company;

(c)     “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d)    “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e)    “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f)    “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g)    “Officer” means any person who serves or has served the Corporation as an officer of the Corporation elected or appointed by the Board of Directors or otherwise in accordance with these By-laws, including, for the avoidance of doubt, any person who has served as an officer of Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company;

(h)    “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i)    “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other enterprise or entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other enterprise or entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other enterprise or entity.

SECTION 2.    Indemnification of Directors and Officers. Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(a)    Actions, Suits and Proceedings Other than by or in the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Director or Officer subject to such Proceeding did not act in good faith, did not act in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful.

(b)    Actions, Suits and Proceedings by or in the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the Director or Officer subject to such Proceeding did not act in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful; and further provided, however, that no indemnification shall be made under this Section 2(b) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(c)    Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(d)    Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

SECTION 3.    Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 4.    Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum of the Board of Directors), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5.    Advancement of Expenses to Directors Prior to Final Disposition.

(a)    The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

(b)    If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c)    In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6.    Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a)    The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)    In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7.    Contractual Nature of Rights.

(a)    The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. No amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

(b)    If a claim for indemnification (following final disposition of such Proceeding) hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c)    In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8.    Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10.    Other Indemnification.

(a)    Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, manager, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (other than a Subsidiary) shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, manager, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (other than a Subsidiary) shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies. The obligations, if any, of the Corporation and any Subsidiary to indemnify or provide advancement of Expenses to any person serving as a director, manager, partner, trustee, officer, employee or agent of a Subsidiary shall be joint and not several.

(b)    Notwithstanding any right that any Director or Officer may have to indemnification or advancement of Expenses by any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity other than the Corporation or any Subsidiary as a result of such person’s Corporate Status as a Director of the Corporation or an Officer of the Corporation (each such other enterprise or entity, an “Other Indemnitor”), the Corporation (i) shall be the indemnitor of first resort of such Director or Officer with respect to all Liabilities and Expenses for which such Director or Officer is entitled to indemnification or advancement, as applicable, by the Corporation as a result of such person’s Corporate Status as a Director of the Corporation or an Officer of the Corporation (“Covered Liabilities and Expenses”) (i.e., the Corporation’s obligations to indemnify or provide advancement of Expenses of such Director or Officer with respect to Covered Liabilities and Expenses are primary, and any obligation of an Other Indemnitor to indemnify or provide advancement of Expenses to such Director or Officer with respect to the same Covered Liabilities and Expenses are secondary), (ii) shall be liable for the full amount of all Covered Liabilities and Expenses to which such Director or Officer is entitled to indemnification to the greatest extent permitted hereunder, without regard to any rights such Director or Officer may have against any Other Indemnitor with respect to the same Covered Liabilities and Expenses, and (iii) irrevocably waives, relinquishes and releases all Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of Covered Liabilities and Expenses. No payment by any Other Indemnitor on behalf of any Director or Officer with respect to any claim for Covered Liabilities and Expenses for which such Director or Officer has sought indemnification from the Company shall affect any of the provisions of this Section 10((b), and each Other Indemnitor that makes any such payment shall have a right of contribution or subrogation, to the extent of such payment, with respect to all of the rights of recovery of the Director or Officer in respect of such Covered Liabilities and Expenses, against the Company. Each Other Indemnitor is an express third-party beneficiary of this Section 10(b).

ARTICLE VI

Miscellaneous Provisions

SECTION 1.    Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year, unless otherwise determined by the Board of Directors.

SECTION 2.    Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3.    Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without action of the Board of Directors may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

SECTION 4.    Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5.    Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6.    Corporate Records. The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7.    Certificate. All references in these By-laws to the Certificate shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8.    Amendment of By-laws.

(a)    Amendment by Directors. Except as provided otherwise by law, any section or portion of these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b)    Amendment by Stockholders. Except as otherwise required by these By-laws or by law, these By-laws may be amended or repealed at any Annual Meeting, or any special meeting of stockholders called for such purpose in accordance with these By-Laws, by the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these By-laws, or other applicable law.

SECTION 9.    Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 10.    Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Annex E

Confidential

SUBSCRIPTION AGREEMENT

Dragoneer Growth Opportunities Corp.

One Letterman Drive

Building D, Suite M500

San Francisco, CA 94129

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into by and between Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (“Dragoneer”), and the undersigned subscriber (the “Investor”), as of the date set forth on Dragoneer’s signature page hereto, in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Dragoneer, Cypress Holdings, Inc., a Delaware corporation (the “Company”), and Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), pursuant to which, among other things, Chariot Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of Dragoneer, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, Dragoneer is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of Dragoneer’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, Dragoneer is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 15,000,000 Shares, at the Per Share Purchase Price.

Prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Dragoneer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”.

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Dragoneer acknowledges and agrees as follows:

1.    Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from Dragoneer, and Dragoneer agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by Dragoneer pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2.    Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver in writing of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) Dragoneer to the Investor (the “Closing Notice”), that Dragoneer reasonably expects all conditions to

Confidential

the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Dragoneer, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Dragoneer in the Closing Notice (which account shall not be an escrow account). On the Closing Date, Dragoneer shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of the Investor on Dragoneer’s share register; provided, however, that Dragoneer’s obligation to issue the Shares to the Investor is contingent upon Dragoneer having received the Subscription Amount in full accordance with this Section 2. Notwithstanding anything herein to the contrary, in the event the closing of the Transaction does not occur within five (5) business days after the Closing Date specified in the Closing Notice, Dragoneer shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business.

3.    Closing Conditions.

a.    The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i)    no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii)    (A) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.

b.    The obligation of Dragoneer to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date (except to the extent that any such representations and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date, or such earlier date, as applicable.

c.    The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions:

(i)     that all representations and warranties of Dragoneer contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties

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that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Dragoneer of each of the representations and warranties of Dragoneer contained in this Subscription Agreement as of the Closing Date;

(ii)    Dragoneer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii)    There shall have been no suspension of the qualification of the Shares for sale or trading by the SEC or the Stock Exchange (as defined below).

4.    Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be reasonably necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.    Dragoneer Representations and Warranties. Dragoneer represents and warrants to the Investor that:

a.    Dragoneer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Dragoneer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, Dragoneer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b.    As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Dragoneer’s certificate of incorporation (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.

c.    This Subscription Agreement has been duly authorized, executed and delivered by Dragoneer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Dragoneer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally or (ii) principles of equity, whether considered at law or equity.

d.    The execution, and delivery of this Subscription Agreement, the issuance and sale of the Shares and the compliance by Dragoneer with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Dragoneer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Dragoneer or any of its subsidiaries is a party or by which Dragoneer or any of its subsidiaries is bound or to which any of the property or assets of Dragoneer is subject that would individually or in the aggregate reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Dragoneer and its subsidiaries, taken as a whole or the validity of the Shares or the ability or legal authority of Dragoneer to enter into and timely perform its obligations under this Subscription Agreement (a “Material Adverse Effect”) (ii) result in any violation of the provisions of the organizational documents of Dragoneer, or (iii) result in any violation of any statute or any

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judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Dragoneer or any of their properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

e.    As of their respective dates, all reports, registration statements and proxy statements (the “SEC Reports”) required to be filed by Dragoneer with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Dragoneer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of Dragoneer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Dragoneer has timely filed each report, statement, schedule prospectus, and registration statement that Dragoneer was required to file with the SEC since its initial registration of the ordinary shares with the SEC. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by Dragoneer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f.    Other than the Other Subscription Agreements, the Transaction Agreement or as disclosed in SEC Reports and any other agreement expressly contemplated by the Transaction Agreement, Dragoneer has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in Dragoneer or with any other investor, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

g.    Dragoneer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Dragoneer of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by the New York Stock Exchange, or such other applicable stock exchange on which Dragoneer’s common stock is then listed (the “Stock Exchange”), and (iv) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or materially affect the validity of the Shares or the legal authority of Dragoneer to comply in all material respects with this Subscription Agreement.

h.    As of the date of this Subscription Agreement, the authorized capital stock of Dragoneer consists of 1,000,000 preference shares (“Preferred Shares”), 200,000,000 Class A ordinary shares (“Class A Shares”), and 20,000,000 Class B ordinary shares (the “Class B Shares”), each par value $0.0001 per share. As of the date of this Subscription Agreement, (i) no Preferred Shares are issued and outstanding, (ii) 2,814,196 Class A Shares are issued and outstanding (excluding 66,185,804 Class A Shares subject to possible redemption), (iii) 17,250,000 Class B Shares are issued and outstanding, (iv) 13,800,000 redeemable warrants and 15,800,000 private placement warrants to acquire Class A Shares are outstanding and (v) a $2,000,000 working capital loan is outstanding that is exchangeable, at the option of the holder, into 2,000,000 warrants upon closing of the Transaction (the “Working Capital Warrants”). Following the Domestication, and immediately prior to the closing of the Transaction (assuming that all shares to be issued pursuant to the Subscription Agreements have been issued and that no holders of Class A Shares have validly elected to redeem their shares in connection with the closing of the Transaction), the authorized capital stock of Dragoneer will consist of 100,000,000 shares of preferred stock, par value $0.0001 per share (“Delaware Preferred Shares”) and 5,000,000,000 shares of common stock, par value $0.0001 per share (“Delaware Common Shares”), of which (1) no Delaware Preferred Shares

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will be issued and outstanding, (2) a number of Delaware Common Shares will be issued and outstanding as set forth in Section 4.6(b) of the Transaction Agreement (including, for the avoidance of doubt, 17,500,000 Delaware Common Shares to be issued pursuant to forward purchase agreements), subject in all respects to the assumptions referenced in such section (including, for the avoidance of doubt, that no Company Earnout Shares and no Sponsor Earnout Shares (as such terms are defined in the Transaction Agreement) have been earned and, as a result, 15,000,000 Delaware Common Shares are subject to issuance and 8,625,000 Delaware Common Shares are subject to forfeiture, respectively), and (3) 17,300,000 redeemable warrants (including warrants to be issued pursuant to forward purchase agreements) and 15,800,000 private placement warrants to acquire Delaware Common Shares will be outstanding. For the avoidance of doubt, the Working Capital Warrants may be issued upon the closing of the Transaction.    All (A) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and (B) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Dragoneer any Class A Shares, Class B Shares or other equity interests in Dragoneer or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, Dragoneer has no subsidiaries, other than Chariot Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which Dragoneer is a party or by which it is bound relating to the voting of any securities of Dragoneer, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

i.    The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of Dragoneer, threatened against the Dragoneer by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares or, when issued, the Delaware Common Shares, or to deregister the Class A Shares or, when registered and issued in connection with the Domestication, the Delaware Common Shares, under the Exchange Act. Dragoneer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Delaware Common Shares.

j.    Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by Dragoneer to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

k.    Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or as would materially affect the validity of the Shares or the legal authority of Dragoneer to comply in all material respects with this Subscription Agreement, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Dragoneer, threatened against Dragoneer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Dragoneer.

l.    Dragoneer is in compliance with all applicable laws, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Dragoneer has not received any written communication that alleges that Dragoneer is not in compliance with, or is in default or violation of, any applicable law, except where such noncompliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

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m.    Other than the Placement Agent (as defined below), Dragoneer has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and Dragoneer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agent.

6.    Investor Representations and Warranties. The Investor represents and warrants to Dragoneer that:

a.    The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b.    The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Dragoneer or a subsidiary thereof, (ii) in an “off-shore transaction” within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that Dragoneer files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor shall not engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

c.    The Investor acknowledges and agrees that the Investor is purchasing the Shares from Dragoneer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Dragoneer, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Dragoneer expressly set forth in this Subscription Agreement.

d.    The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e.    The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with

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respect to Dragoneer, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has had the opportunity to review the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor acknowledges that as part of the Transaction Dragoneer is expected to file a registration statement under the Securities Act, including a preliminary prospectus and proxy statement (the “Transaction Proxy”), which will contain additional information about the Transaction and the Company which the Investor will not have the opportunity to review prior to entering this Subscription Agreement.

f.    The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Dragoneer, the Company or a representative of Dragoneer or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Dragoneer, the Company or a representative of Dragoneer or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that Dragoneer represents and warrants that the Shares were not offered by any form of advertising or, to Investor’s knowledge, general solicitation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Dragoneer, the Company, the Placement Agent (defined below), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Dragoneer contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Dragoneer.

g.    The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Dragoneer’s filings with the SEC and which will be more fully set forth in the Transaction Proxy. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

h.    Alone, or together with any professional advisor(s), the Investor has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Dragoneer. The Investor acknowledges specifically that a possibility of total loss exists.

i.    In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Dragoneer, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j.    The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k.    The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l.    The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or

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default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound which would reasonably be expected to have a material adverse effect on the legal authority of the Investor to enter into and perform its obligations under this Subscription Agreement, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and assuming that this Subscription Agreement constitutes the valid and binding agreement of Dragoneer this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

m.    The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

n.    The Investor acknowledges that no disclosure or offering document has been provided to the Investor by Citigroup Global Markets Inc. or any of its affiliates (collectively, the “Placement Agent”) in connection with the offer and sale of the Shares.

o.    The Investor acknowledges that neither the Placement Agent nor any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing has made any independent investigation with respect to Dragoneer, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Dragoneer.

p.    The Investor acknowledges that in connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary.

q.    The Investor has or has commitments to have and, when required to deliver payment to Dragoneer pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

7.    Registration Rights.

a.    In the event that the Shares are not registered in connection with the consummation of the Transaction, Dragoneer agrees that, within forty-five (45) calendar days after the Closing Date (the “Filing

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Date”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies Dragoneer that it will “review” the Registration Statement) following the Filing Date and (ii) ten (10) business days after Dragoneer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). Dragoneer agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (x) the fourth (4th) anniversary of the Closing, (y) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (z) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within ninety (90) days without limitation as to the amount of such securities that may be sold and without the requirement for Dragoneer to be in compliance with the current public information required under Rule 144(c)(i) (or Rule 144(i)(2), if applicable) (the “Effectiveness Period”). The Investor agrees to disclose its ownership to Dragoneer upon request to assist it in making the determination described above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents Dragoneer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise (and notwithstanding that Dragoneer used diligent efforts to advocate with the staff of the SEC for the registration of all or a greater part of the Shares), such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), Dragoneer will use commercially reasonable efforts to (1) qualify the Shares for listing on the Stock Exchange and (2) update or amend the Registration Statement as necessary to include the Shares. For as long as the Investor holds the Shares, Dragoneer will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable. For purposes of clarification, any failure by Dragoneer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Dragoneer of its obligations to file or effect the Registration Statement as set forth above in this Section 7. Notwithstanding anything to the contrary contained herein, Dragoneer may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if the board of directors of Dragoneer determines in good faith that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Dragoneer or would require premature disclosure of information that could materially adversely affect Dragoneer (each such circumstance, a “Suspension Event”); provided, that, (I) Dragoneer shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than a total of ninety (90) calendar days, or more than two (2) times in each case in any three hundred and sixty (360) day period and (II) Dragoneer shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. If so directed by Dragoneer, the Investor will deliver to Dragoneer or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable

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legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. Dragoneer’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Dragoneer such information regarding the Investor, the securities of Dragoneer held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Dragoneer to effect the registration of such Shares, and shall execute such documents in connection with such registration as Dragoneer may reasonably request that are customary of a selling stockholder in similar situations.

b.    At its expense Dragoneer shall advise the Investor within two (2) business days: (i) when a Registration Statement or any post-effective amendment thereto has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, (iii) of the receipt by Dragoneer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from Dragoneer (which notice shall not contain any material non-public information regarding Dragoneer) of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which Dragoneer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Dragoneer that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by Dragoneer except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. Dragoneer shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as Dragoneer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Dragoneer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

c.    Indemnification

(i)    Dragoneer agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under

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the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Dragoneer by or on behalf of the Investor expressly for use therein.

(ii)    The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, or any other selling stockholder named in the Registration Statement, to indemnify and hold harmless Dragoneer, its directors and officers and agents and each person who controls Dragoneer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii)    Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)    The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v)    If the indemnification provided under this Section 7(c) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any

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action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(c) from any person who was not guilty of such fraudulent misrepresentation.

(vi)    If the Shares acquired hereunder are eligible to be sold without restriction under, and without Dragoneer being in compliance with the current public information requirements of, Rule 144, then, at Investor’s request, Dragoneer will cause its transfer agent to promptly remove any restrictive legend. In connection therewith, if required by Dragoneer’s transfer agent, Dragoneer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided that, (i) Dragoneer and its counsel may request and rely upon customary representations from Investor in connection with delivery of such opinion and (ii) notwithstanding the foregoing, Dragoneer and its counsel will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

8.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) October 2, 2021, (d) the Termination Date (as defined in the Transaction Agreement), if the Closing has not occurred by such date, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(e) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Dragoneer shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Dragoneer in connection herewith shall promptly (and in any event within two business days) following the Termination Event be returned to the Investor.

9.    Trust Account Waiver. The Investor acknowledges that Dragoneer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Dragoneer and one or more businesses or assets. The Investor further acknowledges that, as described in Dragoneer’s prospectus relating to its initial public offering dated August 13, 2020 (the “Final Prospectus”) available at www.sec.gov, substantially all of Dragoneer’s assets consist of the cash proceeds of Dragoneer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Dragoneer, its public shareholders and the underwriters of Dragoneer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Dragoneer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Final Prospectus. For and in

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consideration of Dragoneer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Class A Shares, except to the extent that the Investor has otherwise agreed with Dragoneer to not exercise such redemption right.

10.    Miscellaneous.

a.    Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned. Notwithstanding the foregoing, the Investor may assign this Subscription Agreement to any fund or account advised or managed by the same investment manager or investment advisor as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions hereof, provided, that, in the case of any such transfer or assignment, the initial party to the Subscription Agreement shall remain bound by its obligations under the Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated thereby.

b.    Dragoneer may request from the Investor such additional information as Dragoneer may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that Dragoneer may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of Dragoneer.

c.    The Investor acknowledges that Dragoneer, the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Dragoneer, the Company and the Placement Agent if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Shares from Dragoneer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d.    Dragoneer, the Company and the Placement Agent are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of Dragoneer set forth in this Subscription Agreement.

e.    All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f.    This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided,

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however, that no modification or waiver by Dragoneer of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g.    This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 10(f), this Section 10(g) and the last sentence of Section 10(k) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to such provisions.

h.    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.    If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect so long as this Subscription Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

j.    This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.    The parties hereto acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company is a third party beneficiary hereof and no consent, waiver, modification or amendment hereunder or hereof may be given without the Company’s consent and the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

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l.    Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to Dragoneer.

m.    THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(m) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).

11.    Non-Reliance and Exculpation12. . The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Dragoneer expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Dragoneer. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement or any other subscription agreement related to the private

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placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Dragoneer, the Company, the Placement Agent or any Non-Party Affiliate concerning Dragoneer, the Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Dragoneer, the Company, any Placement Agent or any of Dragoneer’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.

12.    Disclosure. Dragoneer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that Dragoneer has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of Dragoneer, the Investor shall not be in possession of any material, non-public information received from Dragoneer or any of its officers, directors, or employees or agents or the Placement Agent, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Dragoneer, the Placement Agent or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, Dragoneer shall not publicly disclose the name of the Investor or any of its affiliates or advisers or include the name of the Investor or any of its affiliates or advisers in any press release without the prior written consent of the Investor except as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Stock Exchange, in which case Dragoneer will provide Investor with prior written notice (including by e-mail) of such disclosure and shall reasonably consult with the Investor regarding such disclosure.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Dragoneer in the Closing Notice.

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IN WITNESS WHEREOF, Dragoneer has accepted this Subscription Agreement as of the date set forth below.

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:
Name:
Title:

Date:                      , 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.    QUALIFIED INSTITUTIONAL BUYER STATUS

        (Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.    INSTITUTIONAL ACCREDITED INVESTOR STATUS

        (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Annex F

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 2, 2021, by and between Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), and [•], a [•] (the “Shareholder”). Dragoneer and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as hereinafter defined).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Dragoneer, Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (the “Company”), are entering into that certain Business Combination Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Chariot Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, as a result of such merger, becoming a wholly owned Subsidiary of Dragoneer, and each Company Share (including the Subject Company Shares (as hereinafter defined)) will be converted into the right to receive Dragoneer Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Shareholder is the record and beneficial owner of the number and type of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company of which the Shareholder acquires record or beneficial ownership after the date hereof and prior to the record date for the meeting of the shareholders of the Company, collectively, the “Subject Company Shares”);

WHEREAS, in consideration of the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to the Dragoneer Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Dragoneer Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Shareholder Consent and Related Matters.

(a) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Shareholder shall duly execute and deliver to the Company and Dragoneer the Company Shareholder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.13(b) (Transaction Support Agreements; Company Shareholder Approval; Investor

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Subscription Agreements; Forward Purchase Agreements) of the Business Combination Agreement. As promptly as reasonably practicable (and in any event prior to the earlier of (x) the time at which the Company delivers the Allocation Schedule to Dragoneer pursuant to the Business Combination Agreement or (y) the time at which the Company is required to deliver the Allocation Schedule to Dragoneer pursuant to the Business Combination Agreement), the Stockholder shall (i) duly execute and deliver to the Company and Dragoneer a written consent, in accordance with the DGCL, the Company’s Governing Documents and the Company Shareholders Agreement, under which it irrevocably and unconditionally consents to the matters, actions and proposals contemplated by Section 5.13(d)(i) (Transaction Support Agreements; Company Shareholder Approval; Investor Subscription Agreements; Forward Purchase Agreements) of the Business Combination Agreement or (ii) duly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to amend or otherwise modify the Governing Documents of the Company, the Company Shareholders Agreement and each other applicable Contract in the manner required by Section 5.13(d)(ii) (Transaction Support Agreements; Company Shareholder Approval; Investor Subscription Agreements; Forward Purchase Agreements) of the Business Combination Agreement. Without limiting the generality of the first two sentences of this Section 1(a), prior to the Closing, the Shareholder shall vote (or cause to be voted) at any meeting of the shareholders of the Company including any adjournment or postponement thereof, and in any action by written resolution of the shareholders of the Company (by taking all action necessary to grant legally effective consent thereto), all the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action, proposal, transaction, agreement or other matter that would reasonably be expected to (x) result in a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement, (y) cause any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not to be satisfied or (z) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Business Combination Agreement.

(b) Without limiting any other rights or remedies of Dragoneer, the Shareholder hereby irrevocably appoints Dragoneer or any individual designated by Dragoneer as the Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Shareholder, to attend on behalf of the Shareholder any meeting of the Company Shareholders with respect to the matters described in the first and second sentences of Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Written Consent), in each case, in the event that the Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of Dragoneer entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Shareholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) with respect to any matter except those provided in Section 1(a). For the avoidance of doubt, the Shareholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

2. Other Covenants and Agreements.

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(a) The Shareholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by their terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Dragoneer and its Affiliates) shall have any further obligations or liabilities under any such agreement; provided, however, that Section 1(f) (Expense Reimbursement) and Section 16 (Indemnification) of the agreement marked with an asterisk (*) on Schedule B and any other indemnification and expense reimbursement provisions that are contemplated to survive the termination of such agreement shall survive such termination in accordance with their terms. Without limiting the generality of the foregoing, the Shareholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b) The Shareholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Shareholder is directly party thereto, (ii) the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto, and (iii) the Confidentiality Agreement to the same extent as such provisions apply to CCC Information Services Inc., as if the Shareholder is directly party thereto.

(c) The Shareholder acknowledges and agrees that the Dragoneer Parties are entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Dragoneer Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants to Dragoneer as follows:

(a) [The Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).]1

(b) The Shareholder has the requisite [corporate, limited liability company or other similar]2 power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby[, including spousal consent, if needed]3. [The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Shareholder.]4 This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by Dragoneer), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

[1]	Language to be omitted for individual shareholders.
[2]	Language to be omitted for individual shareholders.
[3]	Language to be omitted for legal entity shareholders.
[4]	Language to be omitted for individual shareholders.

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(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution and delivery of, or performance of its covenants, agreements or obligations under, this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) [result in any breach of any provision of the Shareholder’s Governing Documents]5 // [intentionally omitted]6, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of the foregoing clauses (ii) and (iii), as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is the record and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company of which the Shareholder acquires record or beneficial ownership after the date hereof in accordance with Section 5.1(b)(v) of the Business Combination Agreement, the Shareholder does not own, beneficially or of record, any Equity Securities of any Group Company. Except as otherwise expressly contemplated by the Company Shareholders Agreement, any agreement or plan pursuant to which Company Options are granted or by which Company Options are governed, or the Business Combination Agreement, the Shareholder does not have the right to acquire any Equity Securities of any Group Company. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Shareholders Agreement, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against the Shareholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Dragoneer Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the Dragoneer Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to

[5]	Language to be included for legal entity shareholders.
[6]	Language to be included for individual shareholders.

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make an informed decision with respect to the execution, delivery and performance of this Agreement and the other Ancillary Documents to which he, she or it is or will be a party and the consummation of the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and has not relied on any other representations or warranties of any Dragoneer Party (including, for the avoidance of doubt, the representations or warranties of any Dragoneer Party set forth in the Business Combination Agreement or any other Ancillary Document to which the Shareholder is not a party), any Dragoneer Non-Party Affiliate or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the Dragoneer Parties, any Dragoneer Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of Dragoneer (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise), other than to an Affiliate of the Shareholder effecting such Transfer in accordance with the Governing Documents of the Company and the terms of any agreement between the Company and such Shareholder, provided that such Affiliate shall execute and deliver to Dragoneer a copy of this Agreement.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(b)(ii) (solely to the extent that it relates to Section 8.19 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive

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another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder or beneficial owner of the Subject Company Shares[, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan,]7 and (b) nothing herein will be construed to limit or affect any action or inaction by [such Shareholder]8 // [any representative of such Shareholder serving]9 as a member of the board of directors (or similar governing body) of any Group Company or as a manager, officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, manager, officer, employee or fiduciary of such Group Company.

7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Non-Party Affiliate (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Dragoneer Non-Party Affiliate, and (b) none of the Company, any Company Non-Party Affiliate (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Dragoneer Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided in Section 3, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:

If to Dragoneer, to:

c/o Dragoneer Growth Opportunities Corp.

1 Letterman Drive, Building D, Suite M-500

San Francisco, CA 94129

Attention:     Michael Dimitruk

                      Pat Robertson

Email:           *****

[7]	Language to be included for individual shareholders.
[8]	Language to be included for individual shareholders.
[9]	Language to be included for legal entity shareholders.

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with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention:     Thomas Holden

                      Jay Freedman

E-mail:           *****

If to the Shareholder, to:

[                ]

[                ]

[                ]

Attention:     [                ]

Facsimile:     [                ]

Email:           [                ]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Douglas Ryder, P.C.

                       Willard S. Boothby, P.C.

                       Christian O. Nagler

E-mail:          *****

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

9. Entire Agreement . This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder and Dragoneer. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without Dragoneer’s prior written consent (to be withheld or given in its sole discretion).

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that either Party does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable

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relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

14. Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:
Name: Pat Robertson
Title: Chief Operating Officer

[Signature Page to Transaction Support Agreement]

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[SHAREHOLDER]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

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Annex G

Confidential

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of February [•], 2021, is made by and between [•], a [•] (the “Dragoneer Shareholder”), and Cypress Holdings, Inc., a Delaware corporation (the “Company”). The Dragoneer Shareholder and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), the Company and Chariot Opportunity Merger Sub, Inc. entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Dragoneer Shareholder is the record and beneficial owner of the number of Class A ordinary shares and Class B ordinary shares of Dragoneer set forth on the signature page hereto (together with all other Equity Securities of Dragoneer that the Dragoneer Shareholder holds of record or beneficially (if any), as of the date of this Agreement, or of which the Dragoneer Shareholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Dragoneer Equity Securities”); and

WHEREAS, the Dragoneer Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Dragoneer Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.     Agreement to Vote.

a.    The Dragoneer Shareholder hereby agrees to vote (or cause to be voted) at any meeting of the shareholders of Dragoneer including any adjournment or postponement thereof (each, a “Shareholders’ Meeting”), and in any action by written resolution of the shareholders of Dragoneer (by taking all action necessary to grant legally effective consent thereto), all of such Dragoneer Shareholder’s Subject Dragoneer Equity Securities entitled to vote on the matter in favor of the Transaction Proposals and against any action, proposal, transaction, agreement or other matter that would reasonably be expected to (i) result in a breach of any Dragoneer Party’s covenants, agreements or obligations under the Business Combination, (ii) cause any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination not to be satisfied or (iii) otherwise impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the transactions contemplated by the Business Combination Agreement.

2.     No Redemption. The Dragoneer Shareholder hereby agrees that it shall not redeem, or submit a request to Dragoneer’s transfer agent or otherwise exercise any right to redeem, any Subject Dragoneer Equity Securities.

3.     Transfer of Shares. The Dragoneer Shareholder hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject Dragoneer Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject Dragoneer Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Dragoneer

Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject Dragoneer Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more circumstances, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale, assignment, transfer or other disposition of its Subject Dragoneer Equity Securities even if such Subject Dragoneer Equity Securities would be disposed of by a person other than the Dragoneer Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder. Notwithstanding the foregoing, the Dragoneer Shareholder may Transfer its Subject Dragoneer Equity Securities to an Affiliate of the Dragoneer Shareholder effecting such Transfer in accordance with the Governing Documents of Dragoneer, provided that such Affiliate shall execute and deliver to the Company a copy of this Agreement

4.     Dragoneer Shareholder Representations and Warranties. The Dragoneer Shareholder represents and warrants to the Company as follows:

a.    The Dragoneer Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b.    The Dragoneer Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Dragoneer Shareholder. This Agreement has been duly and validly executed and delivered by the Dragoneer Shareholder and constitutes a valid, legal and binding agreement of the Dragoneer Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the Company), enforceable against the Dragoneer Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

5.     Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination.

6.     Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and, except as provided in this Section (6) is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever, provided however that Dragoneer shall be an express third-party beneficiary hereunder. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

7.     Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Remainder of page intentionally left blank. Signatures appear on the following page.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CYPRESS HOLDINGS, INC.

By:
Name:
Title:

DRAGONEER SHAREHOLDER:

By:
Name:
Title:

Class A Ordinary Shares:
Class B Ordinary Shares:

Annex H

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 2, 2021, is made by and among Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company (the “Sponsor”), the other holders of Dragoneer Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), Cypress Holdings, Inc., a Delaware corporation (the “Company”) and, solely with respect to Section 6, Marc Stad and Pat Robertson. The Sponsor, the Other Class B Holders, Dragoneer and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as hereinafter defined).

WHEREAS, concurrently with the execution of this Agreement, Dragoneer, the Company and Chariot Opportunity Merger Sub, Inc. are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), which contemplates that, pursuant to this Agreement, among other things, (a) the Class B Holders will agree to vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger) and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Dragoneer or any other anti-dilution or similar protection with respect to all of the Dragoneer Class B Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.        Agreement to Vote. Each Class B Holder hereby agrees to vote (or cause to be voted) at any meeting of the shareholders of Dragoneer or adjournment or postponement thereof (each, a “Shareholders’ Meeting”), and in any action by written resolution of the shareholders of Dragoneer (by taking all action necessary to grant legally effective consent thereto), all of such Class B Holder’s Dragoneer Class B Shares and all other Equity Securities of Dragoneer entitled to vote on the matter that such Class B Holder holds (if any), in each case, of record or beneficially as of the date of this Agreement, or of which such Class B Holder acquires record or beneficial ownership after the date hereof and prior to the record date for the Shareholders’ Meeting (such Dragoneer Class B Shares and such other Equity Securities, collectively, the “Subject Dragoneer Equity Securities”) in favor of the Transaction Proposals and against any action, proposal, transaction, agreement or other matter presented at the Shareholders’ Meeting that would reasonably be expected to (i) result in a breach of any Dragoneer Party’s covenants, agreements or obligations under the Business Combination, (ii) cause any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination not to be satisfied or (iii) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Business Combination Agreement.

2.        Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of Dragoneer, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which any Dragoneer Class B Shares held by him, her or it convert into Dragoneer Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.        Transfer of Shares.

a.        Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject Dragoneer Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject Dragoneer Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject Dragoneer Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject Dragoneer Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more circumstances, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale, assignment, transfer or other disposition of his, her or its Subject Dragoneer Equity Securities even if such Subject Dragoneer Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing provisions of this Section 3(a) shall not apply to any Transfer (A) to Dragoneer’s officers or directors, any affiliates or family member of any of Dragoneer’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

b.        In furtherance of the foregoing, Dragoneer hereby agrees to (i) place a revocable stop order on all Subject Dragoneer Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify Dragoneer’s transfer agent in writing of such stop order and the restrictions on such Subject Dragoneer Equity Securities under Section 3(a) and direct Dragoneer’s transfer agent not to process any attempts by any Class B Holder to Transfer any Subject Dragoneer Equity Securities except in compliance with Section 3(a).

4.        Sponsor Earnout Shares. Each Class B Holder hereby agrees that (a) prior to the occurrence of a Sponsor Triggering Event, (i) any dividends or other distributions paid or made in respect of any Sponsor Earnout Shares (or any Equity Securities of Dragoneer into which the Sponsor Earnout Shares are converted or for which the Sponsor Earnout Shares are exchanged) held by such Class B Holder shall be set aside by Dragoneer and shall only be paid to such Class B Holder (if at all) upon the occurrence of a Sponsor Triggering Event prior to the tenth anniversary of the Closing Date and (ii) with respect to each matter on which such Class B Holder is entitled to vote any of the Sponsor Earnout Shares owned of record or beneficially by such Class B Holder (or any Equity Securities of Dragoneer into which such Sponsor Earnout Shares are converted or for which such Sponsor Earnout Shares are exchanged), such Class B Holder shall vote such Sponsor Earnout Shares or other Equity Securities (or shall grant or withhold its consent to an action by written consent of the holders of capital stock of the Company) in the manner recommended by the board of directors of Dragoneer, and (b) all of the Sponsor Earnout Shares (or any Equity Securities of Dragoneer into which the Sponsor Earnout Shares are converted or for which the Sponsor Earnout Shares are exchanged) and any dividends or other distributions paid or made in respect thereof shall be automatically and irrevocably forfeited to Dragoneer for no consideration, as a contribution to capital, on the tenth anniversary of the Closing Date if a Sponsor Triggering Event has not occurred before such date.

5.        Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (a) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, (b) the Confidentiality Agreement to the same extent as such provisions apply to Dragoneer, as if such Class B Holder is directly a party thereto, and (b) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Dragoneer as if such Class B Holder is directly party thereto.

6.        Termination of Dragoneer Class B Shares Lock-up Period. Each Class B Holder and Dragoneer hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated August 13, 2020, by and among Dragoneer, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5.        Reserved.”

The amendment and restatement set forth in this Section 6 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

7.        Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Sections 2, 4, 6 and 11 (solely to the extent related to Section 2, 4 or 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to Section 8, 9 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8.        No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Dragoneer Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Dragoneer Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby.

9.        Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder or beneficial owner of the Subject Dragoneer Equity Securities, and not, in the case of each Other Class B Holder, in such Other Class B Holder’s capacity as a director, officer or employee of any Dragoneer Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Dragoneer Party or as an officer, employee or fiduciary of any Dragoneer Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Dragoneer Party.

10.        No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

11.        Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DRAGONEER GROWTH OPPORTUNITIES HOLDINGS

By:
Name: Pat Robertson
Title: Manager

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:
Name: Pat Robertson
Title: President and Chief Operating Officer

CYPRESS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]

CLASS B HOLDERS:

Douglas Merritt

Sarah J. Friar

Gokul Rajaram

Jay Simons

David D. Ossip

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Solely with respect to Section 6:

By:
Name: Marc Stad

By:
Name: Pat Robertson

[Signature Page to Sponsor Letter Agreement]

Annex I

EXECUTION VERSION

AMENDED AND RESTATED

REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT

BY AND AMONG

DRAGONEER GROWTH OPPORTUNITIES CORP.

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF FEBRUARY 2, 2021

Article I EFFECTIVENESS		1

1.1.	Effectiveness	1

Article II DEFINITIONS		1

2.1.	Definitions	1

2.2.	Other Interpretive Provisions	8

Article III REGISTRATION RIGHTS		9

3.1.	Demand Registration	9

3.2.	Shelf Registration	11

3.3.	Piggyback Registration	13

3.4.	Lock-Up Agreements	14

3.5.	Registration Procedures	16

3.6.	Underwritten Offerings	19

3.7.	No Inconsistent Agreements; Additional Rights	20

3.8.	Registration Expenses	21

3.9.	Indemnification	21

3.10.	Rules 144 and 144A and Regulation S	24

3.11.	Existing Registration Statements	24

Article IV SHAREHOLDER RIGHTS AND RELATED PROVISIONS		24

4.1.	Board of Directors	24

4.2.	Board Committees	26

4.3.	Subsidiary Boards and Committees	27

4.4.	Director Expenses	27

4.5.	Directors’ and Officers’ Insurance	27

4.6.	Confidentiality	27

4.7.	Other Business Opportunities	28

4.8.	Other Business Activities of Sponsor Investors	29

4.9.	Amendment of the Business Combination Agreement	29

Article V MISCELLANEOUS		29

5.1.	Authority; Effect	29

5.2.	Notices	29

5.3.	Termination and Effect of Termination	30

5.4.	Permitted Transferees	30

5.5.	Legend Removal	31

5.6.	Remedies	31

5.7.	Amendments	31

5.8.	Governing Law	32

5.9.	Consent to Jurisdiction; Venue; Service	32

5.10.	WAIVER OF JURY TRIAL	32

5.11.	Merger; Binding Effect; Assignment	32

5.12.	Counterparts	33

5.13.	Severability	33

5.14.	No Recourse	33

I-i

This AMENDED AND RESTATED REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 2, 2021, is made by and among:

i. Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (the “Company”);

ii. each Person executing this Agreement and listed as a “Sponsor Investor” on Schedule A hereto (collectively, together with their respective Permitted Transferees that become parties hereto, the “Sponsor Investors”); and

iii. each Person executing this Agreement and listed as an “Individual Investor” on Schedule B hereto, as it may be amended from time to time (collectively, together with their respective Permitted Transferees that become parties hereto, the “Individual Investors”, and collectively with the Sponsor Investors, the “Investors”).

RECITALS

WHEREAS, the Company, Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company (the “Dragoneer Sponsor”), Sarah J. Friar, Douglas Merritt, David D. Ossip, Gokul Rajaram and Jay Simons (the “Dragoneer Directors”) are parties to that certain Registration and Shareholder Rights Agreement, dated as of August 13, 2020 (the “Prior Agreement”);

WHEREAS, the Company, Chariot Opportunity Merger Sub, Inc. (“Chariot Merger Sub”) and Cypress Holdings, Inc., a Delaware corporation (“Chariot Target”), have entered into that certain Business Combination Agreement, dated as of February 2, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Chariot Merger Sub will merge with and into Chariot Target, with Chariot Target as the surviving company in the merger, and, as a result of such merger, Chariot Target will become a wholly owned subsidiary of the Company; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company and the other parties hereto desire to amend and restate the Prior Agreement in its entirety and to enter into this Agreement and, in the case of the parties to the Prior Agreement, to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the other parties to this Agreement, intending to be legally bound, hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

ARTICLE I

EFFECTIVENESS

1.1. Effectiveness. This Agreement shall become effective upon the Closing.

ARTICLE II

DEFINITIONS

2.1. Definitions.

2.1.1. Capitalized terms used and not otherwise defined in Section 2.1.2 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement.

2.1.2. The following terms shall have the meanings ascribed to them in this Section 2.1.2 for purposes of this Agreement:

“Advent Post-Closing Shareholders” means Cypress Investor Holdings, L.P., GPE VIII CCC Co-Investment (Delaware) Limited Partnership and Advent International GPE VIII-C Limited Partnership and their respective Permitted Transferees.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board: (a) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, (a) with respect to any specified Person that is not a natural person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (ii) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any specified natural person, any Member of the Immediate Family of such specified natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.

“Agreement” shall have the meaning set forth in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Chicago, Illinois are open for the general transaction of business.

“Business Combination Agreement” shall have the meaning set forth in the preamble.

“Bylaws” means the bylaws of the Company, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Certificate” means the certificate of incorporation of the Company, as amended, restated, supplemented or otherwise modified and in effect from time to time, including any certificate of designation, correction or amendment filed with the Secretary of State of the State of Delaware.

“Chariot Target” shall have the meaning set forth in the preamble.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Indemnitees” shall have the meaning set forth in Section 3.9.5.

“Confidential Information” shall have the meaning set forth in Section 4.6.

“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Director” means any director of the Company.

“Dragoneer Post-Closing Shareholders” means Dragoneer Sponsor, the Dragoneer Directors and their respective Permitted Transferees.

“Dragoneer Step-Down Date” means the first annual meeting of stockholders of the Company to be held following the Closing Date.

“Equivalent Shares” means, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (b) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the date of determination be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined) but excluding any shares of restricted stock or Options that are not then vested or will not become vested on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“External Party” shall have the meaning set forth in Section 4.7.

“FINRA” means the Financial Industry Regulatory Authority.

“Final Advent Step-Down Date” means the date on which the Advent Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 10% of the number of shares of Common Stock owned by the Advent Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“First Advent Step-Down Date” means the date on which the Advent Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 50% of the number of shares of Common Stock owned by the Advent Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“Fund Indemnitor” shall have the meaning set forth in Section 4.5.

“Holders” means, as of any determination time, Investors who hold Registrable Securities under this Agreement.

“Independent Director” means a Director who qualifies as “independent” under Section 303A.02 of the NYSE Listed Company Manual (or any successor or replacement provision).

“Individual Investor” shall have the meaning set forth in the preamble.

“Individual Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to securities of the Company originally issued to, or held by, an Individual Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.

“Investor” shall have the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Lock-Up” shall have the meaning set forth in Section 3.4.1.

“Lock-Up Period” shall have the meaning set forth in Section 3.4.1.

“Lock-Up Release Condition” means that the closing price of the Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least 120 days after the Closing Date.

“Loss” shall have the meaning set forth in Section 3.9.1.

“Majority Sponsor Investors” means, as of any date, the holders holding a majority of the Sponsor Investor Shares outstanding on such date.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Necessary Action” means all actions (to the extent that such actions are within the Company’s control and are not prohibited by applicable law, regulation or NYSE rules or, in the case of any action that requires action by a Director, inconsistent with any fiduciary duties that such Director has in such capacity which have not been validly waived) necessary or advisable to cause a specified result, including, as applicable (and to the extent that such actions are within the Company’s control and are not prohibited by applicable law, regulation or NYSE rules or, in the case of any action by a Director, inconsistent with any fiduciary duties that such Director has in such capacity which have not been validly waived), (a) calling special meetings of the Board or the stockholders of the Company, (b) recommending (whether to the Board, to the stockholders of the Company or otherwise) or nominating a particular individual for election or appointment as a Director and, if applicable, appointing such individual as a Director, (c) including such individual as a nominee for Director in the Company’s proxy materials and form of proxy and soliciting proxies from stockholders of the Company in favor of the election of such individual in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees, (d) causing the Directors to be present for quorum purposes at any relevant meeting of the Board or any committee thereof and to vote in favor of or provide written consent with respect to any proposed action or matter in furtherance of such specified result and to vote against or withhold written consent with respect to any proposed action or matter inconsistent with such specified result, (e) executing and delivering agreements and instruments, (f) making, or causing to be made, filings with the SEC or any other appropriate Person and (g) not taking any action that would prevent, impair or delay the achievement of the specified result.

“New Securities” means any capital stock of the Company, including the Common Stock, whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever (including convertible debt securities) that are, or may become, convertible into or exchangeable or exercisable for capital stock of the Company; provided that the term “New Securities” does not include (a) capital stock or rights, options or warrants to acquire capital stock of the Company, including stock options, restricted stock units or restricted stock awards, issued to existing or prospective employees, consultants, officers or directors of the Company or any subsidiary, or which have been reserved for issuance, pursuant to equity incentive, employee stock option, employee stock purchase, stock bonus, inducement grant or other similar compensation plan or arrangement approved by the Board or, if applicable, a duly authorized committee thereof, (b) securities of the Company issued to all then-existing stockholders in connection with any stock split, stock dividend, reclassification, recapitalization or reorganization of the Company, so long as such transaction is effected pro rata among holders of such securities, (c) securities of the Company issued upon the exercise of warrants that are outstanding as of the date of this Agreement, (d) securities of the Company issued in connection with a transaction of the type described in Rule 145 under the Securities Act and (e) securities of the Company issued in connection with a bona fide joint venture, collaboration, licensing, development, marketing, distribution or similar commercial agreement, any merger or acquisition of the business, securities or assets of another Person or any credit or loan agreement or arrangement, in each case, with an unaffiliated third party pursuant to an arm’s length transaction other than for cash that is approved by the Board or, if applicable, a duly authorized committee thereof.

“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.

“NYSE” means the New York Stock Exchange.

“Oak Hill Post-Closing Shareholders” means OH Cypress Aggregator, L.P. and its Permitted Transferees.

“Oak Hill Step-Down Date” means the date on which the Oak Hill Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 60% of the number of shares of Common Stock owned by the Oak Hill Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.

“Participation Conditions” shall have the meaning set forth in Section 3.2.5.2.

“Permitted Transferee” means any Affiliate of an Investor.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“PIPE Registration Statement” means the Registration Statement required to be filed by the Company pursuant to the terms of the Other Investor Subscription Agreements.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5.2.

“Prior Agreement” shall have the meaning set forth in the preamble.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means (a) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (b) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (a) all shares of Common Stock that are not then subject to forfeiture to the Company, (b) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company, (c) all Warrants and (d) all shares of Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (a), (b) or (c) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (ii) such securities shall have been Transferred pursuant to Rule 144 or (iii) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Second Advent Step-Down Date” means the date on which the Advent Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 25% of the number of shares of Common Stock owned by the Advent Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means all Sponsor Investor Shares and Individual Investor Shares.

“Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5.2.

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5.1.

“Sponsor Holders” means, as of any determination time, Sponsor Investors who hold Registrable Securities under this Agreement.

“Sponsor Investor” shall have the meaning set forth in the preamble, provided that, upon written notice to the Company, the Dragoneer Sponsor may irrevocably elect to cease to be a Sponsor Investor for purposes of Section 3 of this Agreement, but shall continue to be a Holder for all purposes under this Agreement for as long as the Dragoneer Sponsor continues to hold Registrable Securities.

“Sponsor Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to securities of the Company originally issued to, or held by, a Sponsor Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.

“Strategic Investor” shall have the meaning set forth in Section 4.8.

“TCV Post-Closing Shareholders” means TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P. and TCV Member Fund, L.P. and any of their respective Permitted Transferees.

“TCV Step-Down Date” means the date on which the TCV Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 60% of the number of shares of Common Stock owned by the TCV Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“Transaction Agreements” shall have the meaning set forth in Section 4.8.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

2.2. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(f) The words “any” and “or” are not exclusive.

(g) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not mean simply “if.”

(h) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including in email or other electronic media) in a visible form.

(i) Unless the context requires otherwise, references to any statute, regulation or rule shall be deemed to refer to such statute, regulation or rule as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder, and references to any agreement or instrument shall be deemed to refer to such agreement or instrument and all schedules, exhibits and annexes thereto, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(j) Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date; provided that, in the event that any period would end on a day that is not a Business Day, such period shall be extended until, and shall instead end on, the next Business Day following the day on which such period would otherwise end.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

3.1. Demand Registration.

3.1.1. Request for Demand Registration.

3.1.1.1. At (a) any time after the Closing Date, any Sponsor Holder (other than the Oak Hill Post-Closing Shareholders and the TCV Post-Closing Shareholders) or (b) any time after the date that is twelve (12) months following the Closing Date, the Oak Hill Post-Closing Shareholders collectively and the TCV Post-Closing Shareholders collectively shall have the right to make one or more written requests from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Sponsor Holder. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”

3.1.1.2. Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.

3.1.1.3. Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

3.1.2. Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company). The Oak Hill Post-Closing Shareholders collectively and the TCV Post-Closing Shareholders collectively each shall have the right to make one (1) Demand Registration.

3.1.3. Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a

“Demand Notice”) of any such Demand Registration Request to all other Sponsor Holders and the Demand Notice shall offer each such Sponsor Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Sponsor Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered.

3.1.4. Demand Withdrawal. Any Sponsor Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

3.1.5. Effective Registration. The Company shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective promptly after receipt of a Demand Registration Request and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

3.1.6. Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Sponsor Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. In the case of a Demand Suspension, the Sponsor Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Sponsor Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Sponsor Holders such numbers of copies of the Prospectus as so amended or supplemented as the Sponsor Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Sponsor Holders holding a majority of Registrable Securities that are included in such Demand Registration Statement.

3.1.7. Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Sponsor Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Sponsor Holder, and (ii) a number of such shares equal to such Sponsor Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

3.2. Shelf Registration.

3.2.1. Request for Shelf Registration.

3.2.1.1. At any time after the Closing Date, upon the written request of any Sponsor Holder (other than the Oak Hill Post-Closing Shareholders and the TCV Post-Closing Shareholders in the case of an underwritten offering during the first twelve (12) months following the Closing Date) from time to time (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Sponsor Holders thereof from time to time providing for any method or combination of methods of distribution legally available to any Sponsor Holder, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration.” The Advent Post-Closing Shareholders shall be deemed to have given a Shelf Registration Request as of the date of this Agreement with respect to their Registrable Securities, and the Company may satisfy this Shelf Registration Request by including such Registrable Securities on the PIPE Registration Statement; provided, however, that the inclusion of such Registrable Securities on the PIPE Registration Statement shall not relieve the Company of any of its other obligations with respect to such Registrable Securities pursuant to this Section 3.2 or otherwise; provided, further, that the Company shall not be required to deliver a Shelf Registration Notice to any other Holder as a result of such Shelf Registration Request. Notwithstanding anything to the contrary set forth herein, all of the Registrable Securities held by the Investors immediately following the Closing shall be included in the initial Shelf Registration Statement filed by the Company following the Closing (including, for the avoidance of doubt, any Registration Statement filed in connection with the PIPE Financing), which Registration Statement shall include a plan of distribution reasonably acceptable to the Sponsor Investors (including the Dragoneer Post-Closing Shareholders, if not then a Sponsor Investor) in order to facilitate Non-Underwritten Offerings; provided that, if the SEC requests that any Investor be identified as a statutory underwriter in such Registration Statement, such Investor will have an opportunity to withdraw its Shares from such Registration Statement and, as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend such Registration Statement or file a new Registration Statement to register such additional Registrable Securities and cause such amendment or new Registration Statement to become effective as promptly as practicable. For the avoidance of doubt, any Registration Statement so filed shall be deemed a Shelf Registration for purposes of this Agreement.

3.2.1.2. If on the date of the Shelf Registration Request the Company is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the Shelf Registration Request the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to any Sponsor Holder the information necessary to determine the Company’s status as a WKSI upon such Sponsor Holder’s request.

3.2.2. Shelf Registration Notice. Promptly upon receipt of a Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)), the Company shall deliver a written notice (a “Shelf Registration Notice”)

of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Sponsor Holder may request in writing; provided that, in the case of an underwritten “block trade,” the Company shall only deliver the Shelf Registration Notice to Sponsor Holders. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Registration Notice has been delivered.

3.2.3. Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Sponsor Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Sponsor Holder holds Registrable Securities (such period of continuous effectiveness, the “Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Sponsor Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

3.2.4. Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders holding a majority of Registrable Securities that are included in such Shelf Registration Statement.

3.2.5. Shelf Takedown.

3.2.5.1. At any time the Company has an effective Shelf Registration Statement with respect to a Sponsor Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, such Sponsor Holder may make a written request (a “Shelf Takedown Request” and such Sponsor Holder, the “Requesting Holder”) to the Company to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Sponsor Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose (provided that the Oak Hill Post-Closing Shareholders and the TCV Post-Closing Shareholders may not request an underwritten offering during the first twelve (12) months following the Closing Date and any such request thereafter by the Oak Hill Post-Closing Shareholders or the TCV Post-Closing Shareholders shall constitute the Oak Hill Post-Closing Shareholders’ or the TCV Post-Closing Shareholders’, as applicable, one (1) Demand Registration Request).

3.2.5.2. Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each, a “Potential Takedown Participant”); provided that, in the case of an underwritten “block trade,” the Company shall only deliver the Shelf Takedown Notice to Sponsor Holders. The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the Requesting Holder.

3.2.5.3. The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.2.6. Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Sponsor Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters (or Requesting Holder, as the case may be) can be sold without having such adverse effect.

3.3. Piggyback Registration.

3.3.1. Participation. At any time after the Closing Date, if the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such

Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Sponsor Holders, and such Piggyback Notice shall offer such Sponsor Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Sponsor Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three (3) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder included therein and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.

3.3.2. Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion; (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

3.3.3. No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

3.4. Lock-Up Agreements.

3.4.1. Each Investor agrees that such Investor shall not Transfer any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Shares (including new Shares issued in connection with the transactions contemplated by the Business Combination Agreement) (such restriction, the “Lock-Up”) during the period commencing on the Closing Date and ending on the earlier of (a) the date that is one hundred eighty (180) days following the Closing Date and (b) the first date on which the Lock-Up Release Condition is satisfied (such period, the “Lock-Up Period”). The Lock-Up is expressly agreed to preclude each Investor during the Lock-Up Period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during the Lock-Up Period shall include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Investor’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. The foregoing notwithstanding, (a) each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell Shares pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of Shares during the Lock-up Period and (b) any release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the Lock-Up Period shall require the prior written consent of the Dragoneer Sponsor, and to the extent any Sponsor Investor or Dragoneer Post-Closing Shareholder is granted a release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the Lock-Up Period, then all Sponsor Investors and Dragoneer Post-Closing Shareholders shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 to the same extent, on substantially the same terms as and on a pro rata basis with, the Sponsor Investor to which such release or waiver is granted. The foregoing restrictions shall not apply to Transfers of non-controlling limited partnership or other non-controlling ownership interests in any Sponsor Investor to any Affiliate of such Sponsor Investor or non-controlling limited partnership or other non-controlling ownership interests in the Dragoneer Sponsor to any Person listed on Schedule C hereto or Transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of an Individual Investor; (iii) to any Permitted Transferee; (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) pro rata to the partners, members or shareholders of a Sponsor Investor upon its liquidation or dissolution; or (vi) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that, in the case of (i), (iii) or (v), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 3.4.1.

3.4.2. Each Sponsor Investor also agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Sponsor Investors requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Sponsor Investors shall be conditioned upon all officers and directors of the Company, as well as all Sponsor Investors, being subject to the same restrictions; provided that, to the extent any Sponsor Investor is granted a release or waiver from the restrictions contained in this Section 3.4.2 and in such Sponsor Investor’s lock-up agreement prior to the expiration of the period set forth in such Sponsor Investor’s lock-up agreement, then all Sponsor Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.2 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Sponsor Investor to which such release or waiver is granted. The provisions of this Section 3.4.2 shall not apply to any Sponsor Investor that holds less than one percent (1%) of then total issued and outstanding Common Stock.

3.5. Registration Procedures.

3.5.1. Requirements. In connection with the Company’s obligations under Sections 3.1 through 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

3.5.1.1. As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;

3.5.1.2. prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

3.5.1.3. notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

3.5.1.4. promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

3.5.1.5. to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

3.5.1.6. use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

3.5.1.7. promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

3.5.1.8. furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

3.5.1.9. deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

3.5.1.10. on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

3.5.1.11. cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

3.5.1.12. use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

3.5.1.13. make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

3.5.1.14. enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

3.5.1.15. obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

3.5.1.16. in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

3.5.1.17. cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

3.5.1.18. use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

3.5.1.19. provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

3.5.1.20. use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

3.5.1.21. make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

3.5.1.22. in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

3.5.1.23. take no direct or indirect action prohibited by Regulation M under the Exchange Act;

3.5.1.24. take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.5.1.25. cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

3.5.1.26. take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

3.5.2. Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company customary information regarding such holder and the ownership and distribution of its Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

3.5.3. Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by the Company that the use of the Prospectus may be resumed.

3.6. Underwritten Offerings.

3.6.1. Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Sponsor Holders holding a majority of Registrable Securities being sold and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement. The Sponsor Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Sponsor Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Sponsor Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Sponsor Holder, such Sponsor Holder’s title to the Registrable Securities, such Sponsor Holder’s intended method of distribution and any other representations to be made by the Sponsor Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Sponsor Holder under such agreement shall not exceed such Sponsor Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.2. Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Sponsor Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.3. Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Sponsor Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Sponsor Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Sponsor Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.

3.6.4. Non-Underwritten Offerings. Notwithstanding anything herein to the contrary and subject to applicable law, regulation and NYSE rules, any Non-Underwritten Offering shall be conducted in accordance with the Company’s insider trading policy to the extent that such selling stockholder is then subject to such policy.

3.7. No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without the approval of the Sponsor Holders holding a majority of the Registrable Securities then outstanding (voting together as a single class on an as-converted basis), neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement. Notwithstanding the foregoing, the Company has entered into Subscription

Agreements providing for the PIPE Financing and entry into such agreements shall not constitute a breach of the representations and warranties and covenants set forth in this Section 3.7.

3.8. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of legal counsel for each selling Sponsor Holder, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Sponsor Holder or its Permitted Transferees in connection with a Public Offering, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Sponsor Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

3.9. Indemnification.

3.9.1. Indemnification by the Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Stockholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

3.9.2. Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Stockholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

3.9.3. Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

3.9.4. Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Stockholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

3.9.5. Indemnification Priority. The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

3.10. Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.11. Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

SHAREHOLDER RIGHTS AND RELATED PROVISIONS

4.1. Board of Directors.

4.1.1. Structure and Composition. From and after the Closing and until the Final Advent Step-Down Date, the Company shall take all Necessary Action to (a) cause the total number of Directors not to be (without the Advent Post-Closing Shareholders’ prior written consent) more than nine, (b) cause the Directors to be divided into three classes, constituted in accordance with Section 4.1.2, and (c) cause the Board to be composed solely of the individuals designated or nominated for election or appointment as Directors or a non-voting board observer, as applicable, pursuant to Section 4.1.3, Section 4.1.4, Section 4.1.5, Section 4.1.6, Section 4.1.7, Section 4.1.8 or Section 4.1.9, as applicable, and otherwise constituted in accordance with the other provisions of this Section 4.1.

4.1.2. Classified Board. The Directors shall be divided into three classes, designated Class I, Class II and Class III, respectively, among which the total number of Directors shall be apportioned as nearly equally as possible. The initial Class I Directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Company to be held following the Closing Date. The initial Class II Directors shall initially serve for a term expiring at the second annual meeting of stockholders of the Company to be held following the Closing Date. The initial Class III Directors shall initially serve for a term expiring at the third annual meeting of stockholders of the Company to be held following the Closing Date. At each annual meeting of stockholders of the Company, Directors elected to succeed those Directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third annual meeting of stockholders of the Company following their election. From and after the Closing and until the First Advent Step-Down Date, one individual designated by Advent pursuant to clause (ii) of Section 4.1.4.1 shall be nominated to serve as a Class I Director, one individual designated by Advent pursuant to clause (ii) of Section 4.1.4.1 shall be nominated to serve as a Class II Director and one individual designated by Advent pursuant to clause (ii) of Section 4.1.4.1 shall be nominated to serve as a Class III Director.

4.1.3. Initial Composition. Upon the Closing, the Board initially shall be composed of (a) nine Directors, consisting of (i) three Independent Directors designated by the Advent Post-Closing Shareholders collectively, who initially shall be (A) Teri Williams, who shall serve as a Class I Director, (B) William Ingram, who shall serve as a Class II Director, and (C) Eileen Schloss, who shall serve as a Class III Director; (ii) three Directors designated by the Advent Post-Closing Shareholders collectively, who initially shall be (A) Christopher Egan, who shall serve as a Class I Director, (B) Lauren Young, who shall serve as a Class II Director, and (C) Eric Wei, who shall serve as a Class III Director; (iii) one Director designated by the Oak Hill Post-Closing Shareholders collectively, who initially shall be Steven Puccinelli, who shall serve as a Class I Director; (iv) one director designated by the TCV Post-Closing Shareholders collectively, who initially shall be David Yuan, who shall serve as a Class II Director; and (v) Githesh Ramamurthy, who shall serve as a Class III Director; and (b) one non-voting board observer designated by the Dragoneer Post-Closing Shareholders collectively, who initially shall be Christian Jensen.

4.1.4. Advent Representation. The Advent Post-Closing Shareholders collectively shall have the right to designate for election or appointment as Directors:

4.1.4.1. during the period beginning at the Closing and ending on the First Advent Step-Down Date, (a) three individuals, each of whom would be an Independent Director if elected, selected in the sole discretion of the Advent Post-Closing Shareholders collectively and (ii) three individuals selected in the sole discretion of the Advent Post-Closing Shareholders collectively;

4.1.4.2. during the period beginning after the First Advent Step-Down Date and ending on the Second Advent Step-Down Date, (i) two individuals, each of whom would be an Independent Director if elected, selected in the sole discretion of the Advent Post-Closing Shareholders collectively and (ii) two individuals selected in the sole discretion of the Advent Post-Closing Shareholders collectively; and

4.1.4.3. during the period beginning after the Second Advent Step-Down Date and ending on the Final Advent Step-Down Date, (i) one individual, who would be an Independent Director if elected, selected in the sole discretion of the Advent Post-Closing Shareholders collectively and (ii) one individual selected in the sole discretion of the Advent Post-Closing Shareholders collectively.

4.1.5. Oak Hill Representation. During the period beginning at the Closing and ending on the Oak Hill Step-Down Date, the Oak Hill Post-Closing Shareholders collectively shall have the right to designate one individual, selected in the sole discretion of the Oak Hill Post-Closing Shareholders collectively, for election or appointment as a Director.

4.1.6. TCV Representation. During the period beginning at the Closing and ending on the TCV Step-Down Date, the TCV Post-Closing Shareholders collectively shall have the right to designate one individual, selected in the sole discretion of the TCV Post-Closing Shareholders collectively, for election or appointment as a Director.

4.1.7. Dragoneer Representation. During the period beginning at the Closing and ending on the Dragoneer Step-Down Date, the Dragoneer Post-Closing Shareholders collectively shall have the right to designate one individual, selected in the sole discretion of the Dragoneer Post- Closing Shareholders collectively, for election or appointment as a Director or a non-voting board observer.

4.1.8. Chief Executive Officer. During the period in which any individual serves as the chief executive officer of the Company, such individual shall be designated for election or appointment as a Director.

4.1.9. Other Directors. If, at any time, the total number of Directors then authorized to serve on the Board exceeds the total number of individuals designated for election or appointment as Directors pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6, Section 4.1.7 or Section 4.1.8, as applicable (whether as a result of a decrease in the number of individuals that any Sponsor Investor is entitled to so designate, any Sponsor Investor’s election not to exercise all or part of its designation rights, or otherwise), the nominating and corporate governance committee of the Board shall select a number of individuals to be nominated for election or appointment as Directors equal to the difference of the total number of Directors then authorized to serve on the Board and the total number of individuals so designated pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6, Section 4.1.7 or Section 4.1.8, as applicable.

4.1.10. Decrease in Representation. If, at any time, the number of individuals that any Sponsor Investor is entitled to designate for election or appointment to the Board pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable, is less than the number of Directors or non-voting board observers, as applicable, designated by such Sponsor Investor then serving on the Board, then, at the request of the Board (other than in the case of a decrease in representation due to the Advent Post-Closing Investors ceasing to have designation rights pursuant to Section 4.1.4.1 or Section 4.1.4.2, in which case the request shall be made by a majority of the Directors who were not designated by the Advent Post-Closing Shareholders), such Sponsor Investor shall cause such a number of the Directors or non-voting board observers, as applicable, designated by such Sponsor Investor then serving on the Board as is necessary to cause the number of Directors or non-voting board observers, as applicable, designated by such Sponsor Investor then serving on the Board to be equal to the number of individuals that such Sponsor Investor is entitled to designate for election or appointment to the Board pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable, to tender his, her or their resignation immediately. Notwithstanding the foregoing, the Board or any committee thereof may, in its sole discretion and with the express written consent of such individual, recommend for election or appointment as a Director or non-voting board observer an individual who has tendered his or her resignation pursuant to this Section 4.1.10.

4.1.11. Removal; Vacancies. Except as provided in Section 4.1.10, each Sponsor Investor shall have the sole and exclusive right to remove any Director or non-voting board observer designated by such Sponsor Investor pursuant to Section 4.1.3, Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable, from the Board, for any or no reason, and the Company shall take all actions necessary to cause the removal of any Director or non-voting board observer pursuant to this Section 4.1.11 at the request of the applicable Sponsor Investor. For so long as a Sponsor Investor has designation rights pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable, such Sponsor Investor shall have the sole and exclusive right to designate another individual for election or appointment as a Director or non-voting board observer, as applicable, to fill any vacancy on the Board resulting from the death, removal or resignation of a Director or non-voting board observer, as applicable, designated by such Sponsor Investor pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable.

4.2. Board Committees. The Board shall establish and maintain an audit committee, a compensation committee and a nominating and corporate governance committee, and may establish and maintain such other committees as the Board deems appropriate from time to time. Subject to applicable law, regulation and NYSE rules, for so long as any Director designated by the Advent Post-Closing Shareholders pursuant to clause (ii) of any of Section 4.1.4.1, Section 4.1.4.2 or Section 4.1.4.3 is serving on the Board, the Advent Post-Closing Shareholders collectively shall have the right, at their option, to have at least one such Director serve on each committee of the Board. The initial members of the Company’s audit committee shall be William Ingram, Teri Williams and Steven Puccinelli. The initial members of the Company’s compensation committee shall be Eileen Schloss, Eric Wei, David Yuan and Githesh Ramamurthy. The initial members of the Company’s nominating and corporate governance committee shall be selected by the Advent Post-Closing Shareholders collectively in their sole discretion.

4.3. Subsidiary Boards and Committees. Subject to applicable law, regulation and NYSE rules, for so long as any Director designated by the Advent Post-Closing Shareholders pursuant to clause (ii) of any of Section 4.1.4.1, Section 4.1.4.2 or Section 4.1.4.3 is serving on the Board, the Advent Post-Closing Shareholders collectively shall have the right, at their option, to have any or all of such Directors serve on the board of directors or similar governing body of any subsidiary of the Company and on any committee thereof.

4.4. Director Expenses. The Company shall pay the reasonable out-of-pocket costs and expenses incurred by each Director in connection with his or her attendance at meetings of the Board, meetings of any committee of the Board on which such Director serves and meetings of any board of directors or similar governing body of any subsidiary of the Company or any committee thereof on which such Director serves.

4.5. Directors’ and Officers’ Insurance. The Company (a) shall provide each Director designated by a Sponsor Investor pursuant to Section 4.1 with the same rights, privileges and benefits as the other members of the Board, including with respect to indemnification, exculpation, insurance coverage, expense reimbursement, notice and information, and (b) to the fullest extent permitted by applicable law, regulation and NYSE rules, shall not amend, repeal or otherwise modify in a manner adverse to any such Director any right of such Director to indemnification or exculpation under the Certificate, the Bylaws, this Agreement or any other agreement or instrument by the Company or any of its subsidiaries without the prior written consent of a majority of the Directors designated by a Sponsor Investor pursuant to Section 4.1 who are then serving in such capacity. The Company hereby acknowledges that any director, officer or other indemnified person to whom the Company is obligated to provide insurance coverage, indemnification or advancement of expenses in connection therewith by the Company pursuant to the Certificate or the Bylaws or any other agreement between the Company and any such person or under which such person has third-party beneficiary rights with respect thereto (each, a “Covered Indemnitee”, and any such obligation, an “Indemnification Obligation”) may have certain rights to indemnification, advancement of expenses or insurance provided by one or more of the Sponsor Investors or their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby (a) agrees that the Company shall be the indemnitor of first resort with respect to all Indemnification Obligations (i.e., its Indemnification Obligations to a Covered Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Indemnitee shall be secondary) and (b) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims the Company has or may have against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect of any such expenses or liabilities. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of a Covered Indemnitee with respect to any claim for which such Covered Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Indemnitee against the Company. The provisions of this Section 4.5 will survive any termination of this Agreement. Any Fund Indemnitor or insurer thereof not a party to this Agreement is an express third-party beneficiary of this Section 4.5, and is entitled to enforce this Section 4.5 according to its terms to the same extent as if such Fund Indemnitor or insurer thereof were a party hereto.

4.6. Confidentiality. Each Investor other than the Dragoneer Post-Closing Shareholders agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the

Company and its subsidiaries and make investment decisions with respect to the securities of the Company, any confidential information regarding the Company or any of its subsidiaries or the business or operations thereof that has been obtained from the Company or any of its subsidiaries or by virtue of the service of any person affiliated with such Investor as a director, manager or officer of the Company or any of its subsidiaries (any such confidential information, “Confidential Information”), unless such Confidential Information (a) becomes known to the public (other than as a result of a breach of this Section 4.6 by such Investor or any of its Affiliates), (b) is or has been independently developed or conceived by such Investor without use of Confidential Information obtained in violation of this Section 4.6 by such Investor or any of its Affiliates or (c) is or has been made known or disclosed to such Investor by a third party (other than an Affiliate of such Investor) without a breach of any obligation of confidentiality such third party may have; provided, however, that an Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Investor in any Transfer permitted under this Agreement as long as such prospective purchaser agrees prior to such disclosure to be bound by a confidentiality agreement no less favorable to the Company than the provisions of this Section 4.6, (iii) to any Affiliate, partner, member or related investment fund of such Investor and their respective directors, managers, officers, employees and professional advisors, in each case in the ordinary course of business, (iv) as may be reasonably determined by such Investor to be necessary in connection with such Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (v) as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such Investor takes reasonable steps to minimize the extent of any required or requested disclosure described in this clause (v); and provided further, however, that the disclosing Investor shall cause any Person to whom such Investor may disclose Confidential Information pursuant to clauses (i) through (iii) of the first proviso of this sentence to comply with this Section 4.6 as if such Person was a party hereto; and provided further, however, that the acts and omissions of any Person to whom such Investor may disclose Confidential Information pursuant to clauses (i) through (iii) of the first proviso of this sentence will be attributable to such Investor for purposes of determining such Investor’s compliance with this Section 4.6. Each party hereto acknowledges that the Sponsor Investors or any of their Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its subsidiaries, and may trade in the securities of such enterprises. Nothing in this Section 4.6 (except as set forth in the second proviso of the preceding sentence) will preclude or in any way restrict the Sponsor Investors or their Affiliates or related investment funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company and its subsidiaries. Notwithstanding the foregoing or anything else to the contrary in this Agreement, each party hereto (and each director, manager, officer, employee, representative or other agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of, and tax strategies relating to, the transactions in which such party participates pursuant to this Agreement. For this purpose, “tax structure” is limited to any facts relevant to the United States federal income tax treatment of such transactions and does not include information relating to the specific identity of the parties hereto. The Dragoneer Post-Closing Shareholders hereby agree to be bound by and subject to (a) Section 5.3(a) (Confidentiality) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Dragoneer Post-Closing Shareholder is directly a party thereto, and (b) the Confidentiality Agreement, dated as of October 14, 2020 (the “Confidentiality Agreement”), by and between the Company and Chariot Target, to the same extent as such provisions apply to the Company, as if such Dragoneer Post-Closing Shareholder is directly a party thereto; provided that, notwithstanding anything to the contrary in the Confidentiality Agreement and solely for purposes of this sentence, the Confidentiality Agreement shall be deemed to expire on, and the Dragoneer Post-Closing Shareholders shall continue to be bound by the provisions of the Confidentiality Agreement as provided in this sentence until, the date that is one year after the Closing Date.

4.7. Other Business Opportunities. To the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (a) any Sponsor Investor, (b) any director or officer of the Company who is not a full-time employee of the Company or any of its operating subsidiaries or (c) any Affiliate, partner, advisory board member, director, officer, manager, member or shareholder of any Sponsor Investor who is not a full-time employee of the Company or any of its operating subsidiaries (any such Person listed in (a), (b) or (c), an “External Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party. Each External Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company (i) will not have any duty to communicate or offer such opportunity to the Company and (ii) will not be liable to the Company or any of its subsidiaries or to any holder of securities of or any equity interest in the Company or any of its subsidiaries because such External Party pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company.

4.8. Other Business Activities of Sponsor Investors. The Company acknowledges that certain of the Sponsor Investors and their respective Affiliates are in the business of investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Subject to compliance with the express terms of this Agreement and each other agreement related to the transactions contemplated by this Agreement (collectively, the “Transaction Agreements”), the Sponsor Investors shall not be precluded or in any way restricted from investing or participating in any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company.

4.9. Amendment of the Business Combination Agreement. The Company shall not, and shall cause Chariot Merger Sub not to amend, restate, supplement or otherwise modify, or waive any provision of, the Business Combination Agreement without the prior written consent of the Advent Post-Closing Shareholders.

4.10. Termination of Prior Chariot Target Agreement. Each of the Investors that, together with Chariot Target, is a party to that certain Amended and Restated Stockholders Agreement, dated as of June 9, 2017 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Prior Chariot Target Agreement”), acknowledges and agrees that, in connection with the transactions contemplated by the Business Combination Agreement, the Prior Chariot Target Agreement will be terminated in its entirety and, from and after such termination, all of the provisions thereof shall cease to have any further force or effect and no Person shall have any further rights or obligations thereunder, except that Sections 1(f) (Board of Directors—Expenses) and 16 (Indemnification) of the Prior Chariot Target Agreement shall remain in full force and effect in accordance with their respective terms notwithstanding such termination and none of the rights or obligations of any Person thereunder shall be impaired or otherwise affected by such termination.

ARTICLE V

MISCELLANEOUS

5.1. Authority; Effect. Each party hereto represents and warrants to each other party hereto that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of the Company pursuant to this Agreement.

5.2. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by e-mail, provided that any

e-mail must be followed by confirmation copy sent by the means provided in the following clause (c) on the same day the e-mail is sent, or (c) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

222 Merchandise Mart Plaza, Suite 900

Chicago, IL 60654-1105

Attention:	Githesh Ramamurthy
Kevin Kane
Email:	Filings-CEO@CCCIS.com
Filings-Legal@CCCIS.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Douglas A. Ryder, P.C.
Willard S. Boothby, P.C.
Christian O. Nagler
E-mail:	******

If to an Investor, to his, her or its address, with a copy (which shall not constitute notice) to his, her or its legal counsel (if any), as set forth on Schedule A or Schedule B, as applicable.

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) the earlier of (A) non-automated confirmation of receipt or (B) as provided in the following clause (iii), if sent by e-mail, and (iii) one (1) Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

5.3. Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the Majority Sponsor Investors; provided that the consent of any Sponsor Investor will be required for any termination of this Agreement which has an adverse effect on the rights, limitations or obligations of such Sponsor Investor. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8, 3.9, 3.10, 4.4 and 4.5 shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (a) may be an indemnified liability thereunder and (b) occurred prior to such termination. Notwithstanding the foregoing or anything else herein to the contrary, upon any termination of the Business Combination Agreement in accordance with its terms, this Agreement shall automatically terminate, without notice or other action by any party hereto, and be void ab initio and no party hereto shall have any obligations or liability hereunder. Upon written request to the Company, any Holder may request not to receive any Demand Notice, Piggyback Notice, Shelf Registration Notice and/or Shelf Takedown Notice and thereafter shall not receive any such notices, unless otherwise requested in writing.

5.4. Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to (a) a Permitted Transferee of that Holder or (b) in the case of any Sponsor Holder, other than the rights of such Sponsor Holder set forth in Section 4.1, to a transferee that acquires greater than five (5) percent of the outstanding shares of the Company in a transaction exempt from the registration requirements of the Securities Act (other than Rule 144); provided that, in the case of each of the foregoing clauses (a) and (b), (i) the Oak Hill Post-Closing Shareholders collectively shall only be permitted to assign their one (1) Demand Registration hereunder, and the TCV Post-Closing Shareholders collectively shall only be permitted to assign their one (1) Demand Registration hereunder, if such Holders have not already exercised such right, and upon such assignment, only the assignee thereof shall be permitted to exercise such one (1) Demand Registration, and (ii) each of the Oak Hill Post-Closing Shareholders and the TCV Post-Closing Shareholders shall be permitted to assign its rights under Article 3 only to a Permitted Transferee for so long as such Permitted Transferee remains an Affiliate of such Oak Hill Post-Closing Shareholder or such TCV Post-Closing Shareholder, as applicable, and any Permitted Transferee to which such rights are assigned in accordance with this Section 5.4 shall no longer have such rights from and after the time such Permitted Transferee ceases to be an Affiliate of such Oak Hill Post-Closing Shareholders or such TCV Post-Closing Shareholders, as applicable. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 5.4 will be effective unless the Permitted Transferee or other assignee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee or other assignee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 5.4 may not again transfer those rights to any other Permitted Transferee or other assignee, other than as provided in this Section 5.4.

5.5. Legend Removal. If the Dragoneer Post-Closing Shareholders hold Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act or pursuant to an effective registration statement, then, at the Dragoneer Post-Closing Shareholders’ request, the Company will use commercially reasonable efforts to cause the Company’s transfer agent to remove any restrictive legend set forth on such Registrable Securities (including, if necessary, by delivering to the Company’s transfer agent a direction letter). In connection therewith, if an opinion of counsel (or direction letter based upon a legal opinion) is required by the Company’s transfer agent, the Dragoneer Post-Closing Shareholder will promptly cause an opinion of its counsel to be delivered to and maintained with the Company’s transfer agent (and to the Company, if the Company is required to deliver a direction letter), together with any other authorizations, certificates and directions reasonably required by the transfer agent that authorize and direct the transfer agent to transfer such Registrable Securities without any such legend.

5.6. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.7. Amendments. This Agreement may not be orally amended, modified or extended, nor shall any attempted oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Advent Post-Closing Shareholders in the case of any amendment, modification, extension or waiver effected prior to the Closing or by the Company and the Majority Sponsor Investors in the case of any amendment, modification, extension or waiver effected at or after the Closing. Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Sponsor Investor shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Sponsor Investor and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. Notwithstanding anything herein to the contrary, Schedule B hereto may be amended, supplemented or otherwise modified from time to time by the Advent Post-Closing Shareholders to reflect the name of any holder of Registrable Securities that was a holder Equity Securities of Chariot Target prior to the Closing and that has executed and delivered a counterpart of this Agreement. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

5.8. Governing Law. This Agreement, the rights of the parties hereto under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

5.9. Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 5.8; (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (i) consents to service of process in any action described in this Section 5.9 in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 5.2 shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 5.9, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

5.10. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 5.9. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 5.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

5.11. Merger; Binding Effect; Assignment. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

5.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and each party hereto hereby waives any right to raise in any proceeding arising under or related to this Agreement any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

5.13. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

5.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, manager, employee, general or limited partner, member or equityholder of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, manager, employee, general or limited partner, member or equityholder of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	DRAGONEER GROWTH OPPORTUNITIES CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration and Shareholder Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investors:	[INVESTOR NAME]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration and Shareholder Rights Agreement]

Annex J

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

2021 INCENTIVE EQUITY PLAN

ARTICLE 1.

PURPOSE

The purpose of the CCC Intelligent Solutions Holdings Inc. 2021 Incentive Equity Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of CCC Intelligent Solutions Holdings Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Advent Investors” shall mean collectively, Cypress Investor Holdings, L.P., GPE VIII CCC Co-Investment (Delaware) Limited Partnership and Advent International GPE VIII-C Limited Partnership.

2.3 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4 “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5 “Assumed Awards” means each option to purchase shares of the common stock of Cypress Holdings, Inc. under the Prior Plan or otherwise that was outstanding immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement and canceled in exchange for an Option pursuant to Section 2.4 of the Business Combination Agreement.

2.6 “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

2.7 “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan, including, for the avoidance of doubt, each Assumed Award.

2.8 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.9 “Board” shall mean the Board of Directors of the Company.

2.10 “Business Combination Agreement” shall mean that certain Business Combination Agreement, dated as of February 2, 2021, by and among the Company and the other parties thereto.

2.11 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of related transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission), whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Advent Investors or any of their respective affiliates (other than any limited partner thereof) (any such “person” or “group” a “Non-Affiliate”) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.11(c)(i), 2.11(c)(ii) or 2.11(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder).

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.11(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.12 “Closing Date” means the date of the closing of the transactions contemplated by the Business Combination Agreement.

2.13 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.14 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 11 hereof.

2.15 “Common Stock” shall mean the common stock of the Company, par value $0.0001 per share.

2.16 “Company” shall have the meaning set forth in Article 1.

2.17 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.18 “Director” shall mean a member of the Board, as constituted from time to time.

2.19 “Director Limit” shall have the meaning set forth in Section 4.6.

2.20 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.21 “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.22 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.23 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.24 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.25 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.26 “Expiration Date” shall have the meaning given to such term in Section 12.1(c).

2.27 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.28 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.29 “Holder” shall mean a person who has been granted an Award.

2.30 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.31 “Incumbent Directors” shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 4.6 or 2.11(c)) whose appointment, election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose appointment, election or nomination for election was previously so approved. Notwithstanding the foregoing, no individual shall be an Incumbent Director if such individual (a) was initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board, (b) was designated for election or appointment as a Director by the Advent Post-Closing Shareholders and ceased to be a Director as a result of the occurrence of the First Advent Step-Down Date, the Second Advent Step-Down Date or the Final

Advent Step-Down Date, (c) was designated for election or appointment as a Director by the Oak Hill Post-Closing Shareholders and ceased to be a Director as a result of the occurrence of the Oak Hill Step-Down Date, (d) was designated for election or appointment as a Director by the TCV Post-Closing Shareholders and ceased to be a Director as a result of the occurrence of the TCV Step-Down Date or (e) was designated for election or appointment as a Director by the Dragoneer Post-Closing Shareholders and ceased to be a Director as a result of the occurrence of the Dragoneer Step-Down Date. Any capitalized terms used in the foregoing but not otherwise defined in the Plan shall have the meanings as provided in the Registration and Shareholder Rights Agreement.

2.32 “Non-Affiliate” shall have the meaning set forth in Section 2.11(a).

2.33 “Non-Employee Director” shall mean a Director who is not an Employee.

2.34 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.35 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.36 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5 or under an Assumed Award. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.37 “Option Term” shall have the meaning set forth in Section 5.4.

2.38 “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.39 “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.

2.40 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.41 “Plan” shall have the meaning set forth in Article 1.

2.42 “Prior Plan” means the 2017 Stock Option Plan of Cypress Holdings, Inc.

2.43 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.44 “Registration and Shareholder Rights Agreement” means that certain Amended and Restated Registration and Shareholder Rights Agreement, dated as of February 2, 2021, by and among the Company (f/k/a Dragoneer Growth Opportunities Corp.) and the stockholders party thereto, as it may be amended from time to time.

2.45 “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.46 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.

2.47 “SAR Term” shall have the meaning set forth in Section 5.4.

2.48 “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued of any Award.

2.49 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.50 “Shares” shall mean shares of Common Stock.

2.51 “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.52 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.53 “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.54 “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary (including as an Employee or a Non-Employee Director).

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary (including as a Consultant or an Employee).

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary (including as a Consultant or Non-Employee Director).

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Sections 3.1(b) and 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall initially be equal to the sum of (i) [            ] Shares plus (ii) [            ] Shares subject to Assumed Awards; which amount shall be increased on the first day of each fiscal year during the term of the Plan commencing with the 2022 fiscal year by (x) [    ]% of the total number of Shares outstanding on the last day of the immediately preceding fiscal year, or (y) a lesser amount determined by the Board. The maximum number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be [                ]. For purposes of this limitation, the Shares subject to any Awards under the Plan that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the Shares that may be issued as Incentive Stock Options. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

(b) If any Shares subject to an Award are forfeited or expire, are converted to shares of another entity in connection with a recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Substitute Awards. Substitute awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may if allowed under Applicable Laws be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other Person shall participate in the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6 Non-Employee Director Awards.

(a) Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

(b) Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the sum of the grant date fair value of equity-based Awards (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) and the maximum amount that may become payable pursuant to all cash-based awards (whether or not granted under the Plan) that may be granted to a Non-Employee Director during any calendar year shall not exceed $[750,000], increased to $[1,000,000] in the calendar year of his or her initial service as a Non-Employee Director (the applicable amount, the “Director Limit”).

ARTICLE 5.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2 Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds

$100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other Person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3 Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or additionally, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4 Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than, in the case of Incentive Stock Options, a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5 Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder, including, without limitation, any performance-based vesting criteria applicable to such period, shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

ARTICLE 6.

EXERCISE OF OPTIONS and STOCK APPRECIATION RIGHTS

6.1 Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2 Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c) In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3 Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 6.3 shall not apply to an Option or Stock Appreciation Right if the Holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3.

6.4 Notification Regarding Disposition. The Holder shall, if requested by the Company, give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1 Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2 Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Shares are granted becomes the record holder of such Restricted Stock shall subject to the restrictions set forth in Section 7.3. In addition, unless otherwise determined by the Administrator, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder when and to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

7.3 Restrictions. All Shares of Restricted Stock (including any Shares received by Holders thereof with respect to Shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement, including, without limitation, performance-based restrictions or vesting. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.

AWARD OF RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

8.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit Award; provided, however, that the value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.5 Settlement and Payment. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement and Applicable Law); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the settlement date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the settlement date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the settlement date or a combination of cash and Common Stock as determined by the Administrator.

8.6 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise in compliance with Section 409A) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1 Other Stock or Cash Based Awards. The Administrator is authorized to grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1 Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be no greater than the number of Shares that have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the Fair Market Value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Transferability of Awards.

(a) Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii) During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award

Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4 Conditions to Issuance of Shares.

(a) The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall, unless otherwise determined by the Administrator or required by Applicable Law, be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6 Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 10.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

10.7 Amendment of Awards. Subject to Applicable Law and Section 10.6, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.13).

10.8 Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11.

ADMINISTRATION

11.1 Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.13. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4 Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price or performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j) Decide all disputes arising in connection with the Plan or any Award Agreement;

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2; and

(l) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

11.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all Persons.

11.6 Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1 Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.5 and Section 12.13, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 10.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

12.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6.

(b) In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v) To replace such Award with other rights or property selected by the Administrator; and/or

(vi) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).

(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 12.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and the surviving or successor company terminates Holder’s employment or service upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e) In the event that the successor corporation in a Change in Control refuses to assume, continue, or substitute for an Award, the Administrator may cause (i) any or all of such Award to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of ten (10) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f) For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the

Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per-share consideration received by holders of Common Stock in the Change in Control.

(g) The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h) Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

(i) The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3 Effective Date of the Plan; Approval of Plan by Stockholders. The Plan shall become effective upon the date immediately preceding the Closing Date subject to prior stockholder approval in accordance with any applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may not be granted or awarded prior to such stockholder approval.

12.4 No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5 Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a Termination of Service for “cause,” or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its affiliates.

12.6 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.7 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.8 Sub-Plans. The Administrator may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Administrator determines are necessary or desirable, provided, however, that no such sub-plan shall increase the share limitation contained in Section 3.1 or the Director Limit. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

12.9 Deferral of Awards. The Administrator may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. Subject to Section 12.13, the Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

12.10 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.11 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to Sections of Applicable Law, including the Code, the Securities Act or the Exchange Act shall include any amendment or successor thereto.

12.12 Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.13 Section 409A. The Plan and any Programs and Award Agreements hereunder are intended to comply with, or be exempt from, Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan and any Programs and Awards Agreements shall be interpreted and administered to be in compliance therewith or exemption therefrom. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Participant’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Service, or (ii) the date of the Participant’s death. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.13 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

12.14 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.15 Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.16 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.17 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

12.18 No Employment Rights. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any of its Subsidiaries.

12.19 Trading Policy Restrictions. Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

12.20 Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1975, as amended.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of CCC Intelligent Solutions Holdings Inc. on                 , 2021.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of CCC Intelligent Solutions Holdings Inc. on                 , 2021.

Executed on this      day of                 , 2021.

[Name, Title]

Annex K

DRAGONEER GROWTH OPPORTUNITIES CORP. ONE LETTERMAN DRIVE BUILDING D, SUITE M500 SAN FRANCISCO, CA 94129 (415) 539-3099

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on             , the day before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DGNR2021SM

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on             , the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D52027-TBD

DRAGONEER GROWTH OPPORTUNITIES CORP.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following proposals:
1.	The Business Combination Proposal—RESOLVED, as an ordinary resolution, that Dragoneer’s entry into the Business Combination Agreement, dated as of February 2, 2021 (as amended on April 22, 2021 by Amendment No. 1 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, (the “Business Combination Agreement”), by and among Dragoneer, Chariot Opportunity Merger Sub , Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (“CCC”) copies of which are attached to the proxy statement/prospectus as Annexes A and AA, pursuant to which, among other things, following the de-registration of Dragoneer as an exempted company in the Cayman Islands and the continuation and domestication of Dragoneer as a corporation in the State of Delaware with the name “CCC Intelligent Solutions Holdings Inc.,” (a) Chariot Merger Sub will merge with and into CCC (the “Merger”), with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC will be a wholly owned subsidiary of Dragoneer and (b) at the Effective Time, each share and equity award of CCC outstanding as of immediately prior to the Effective Time will be exchanged for shares of New CCC Common Stock or comparable equity awards that are settled or are exercisable for shares of New CCC Common Stock, as applicable, based on an implied CCC equity value of $5,740,750,000, subject to adjustment which would add the aggregate exercise price of CCC options outstanding as of immediately prior to the consummation of the Business Combination that are in the money and subtract the amount of any Permitted Recapitalization Dividends paid prior to Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the CCC Shareholder Transaction Support Agreements, the Dragoneer Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Shareholder Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H and Annex I, respectively), and the transactions contemplated thereby,		For ☐	Against ☐	Abstain ☐

2.	The Domestication Proposal— RESOLVED, as a special resolution, that Dragoneer be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Dragoneer be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of Dragoneer as a corporation in the State of Delaware, the name of Dragoneer be changed from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.”		☐	☐	☐

3.	The Proposed Charter and Bylaws Proposal—RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of Dragoneer, copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), be approved as the certificate of incorporation and bylaws of CCC Intelligent Solutions Holdings Inc., effective upon the effectiveness of the Domestication.		☐	☐	☐

4.	Advisory Governing Documents Proposals — to consider and vote upon the following five (5) separate resolutions, each as an ordinary resolution and on a non-binding advisory basis, to approve the following material differences between the amended and restated memorandum and articles of association of Dragoneer (“Existing Governing Documents”) and the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/ prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”) of “CCC Intelligent Solutions Holdings Inc.” upon the Domestication (such proposals, collectively, the “Advisory Governing Documents Proposals”):		☐	☐	☐

	4A.	Advisory Governing Documents Proposal A — RESOLVED, as an ordinary resolution, that the change in the authorized share capital of Dragoneer from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 5,000,000,000 shares of common stock, par value	☐	☐	☐

	4B.	Advisory Governing Documents Proposal B — RESOLVED, as an ordinary resolution, that the authorization to the New CCC Board to issue any or all shares of New CCC Preferred Stock in one or more classes or series, with	☐	☐	☐

	4C.	Advisory Governing Documents Proposal C — RESOLVED, as an ordinary resolution, that the provision that certain provisions of the certificate of incorporation and bylaws of New CCC are subject to the Shareholder Rights	☐	☐	☐

	4D.	Advisory Governing Documents Proposal D — RESOLVED, as an ordinary resolution, that the removal of the ability of New CCC stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of capital stock of New CCC entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office be approved.	☐	☐	☐

	4E.	Advisory Governing Documents Proposal E — RESOLVED, as an ordinary resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Dragoneer and CCC, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New CCC’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Delaware as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing not to be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.	☐	☐	☐

5.	The NYSE Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Rule 312.03 of the NYSE Listed Company Manual, the issuance of the forward purchase units and the shares of New CCC Common Stock be approved.		☐	☐	☐

6.	The Incentive Equity Plan Proposal — RESOLVED, as an ordinary resolution, that the New CCC 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.		☐	☐	☐

7.	The Employee Stock Purchase Plan Proposal — RESOLVED, as an ordinary resolution, that the New CCC Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.		☐	☐	☐

8.	The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Dragoneer Shareholders for each of the proposals necessary to consummate transactions contemplated by the Business Combination Agreement (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Dragoneer has determined, based on the advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of CCC, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement is available at www.proxyvote.com.

D52028-TBD

DRAGONEER GROWTH OPPORTUNITIES CORP.

Extraordinary General Meeting of Shareholders

, 2021

This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Dragoneer Growth Opportunities Corp. hereby appoint(s) Marc Stad and Pat Robertson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A ordinary shares and Class B ordinary shares of Dragoneer Growth Opportunities Corp. that the shareholder(s) is/are entitled to vote at the Extraordinary General Meeting of Shareholders to be held at     AM, Eastern Time, on             , 2021, at the offices of Ropes & Gray LLP located at Three Embarcadero Center, San Francisco, California 94111, and virtually via live webcast at www.virtualshareholdermeeting.com/DGNR2021SM, and any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

Continued and to be signed and dated on the reverse side

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of February 2, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (included as Annex A to the proxy statement/prospectus).

2.2	Amendment No. 1 to the Business Combination Agreement, dated as of April 22, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (included as Annex AA to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Dragoneer (included as Annex B to the proxy statement/prospectus).

3.2	Form of Certificate of Incorporation of New CCC, to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

3.3	Form of Bylaws of New CCC, to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.4+	Form of Certificate of Corporate Domestication of Dragoneer, to be filed with the Secretary of the State of Delaware.

4.5	Warrant Agreement between Continental Stock Transfer & Trust Company and Dragoneer Growth Opportunities Corp., dated August 13, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on August 19, 2020).

Exhibit Number	Description

5.1*	Opinion of Ropes & Gray LLP.

10.1	Form of Subscription Agreement (included as Annex E to the proxy statement/prospectus).

10.2	Form of CCC Shareholder Transaction Support Agreement (included as Annex F to the proxy statement/prospectus).

10.3	Form of Dragoneer Shareholder Transaction Support Agreement (included as Annex G to the proxy statement/prospectus).

10.4	Sponsor Letter Agreement, dated as of February 3, 2021 by and among Dragoneer Growth Opportunities Holding, certain other holders set forth on Schedule I thereto, Dragoneer Growth Opportunities Corp. and Cypress Holdings, Inc. (included as Annex H to the proxy statement/prospectus).

10.5	Shareholder Rights Agreement (included as Annex I to the proxy statement/prospectus).

10.6	Form of New CCC 2021 Equity Incentive Plan (included as Annex J to the proxy statement/prospectus).

10.7	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on August 19, 2020).

10.8	Forward Purchase Agreement, dated as of July 24, 2020, by and between Dragoneer and Willett Advisors LLC (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed by the Registrant on August 11, 2020).

10.9	Forward Purchase Agreement, dated as of August 12, 2020, by and between Dragoneer Growth Opportunities Corp. and Dragoneer Funding LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on August 19, 2020).

10.10	Promissory Note, dated January 19, 2021, issued by Dragoneer Growth Opportunities Corp. to Dragoneer Growth Opportunities Holdings (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on January 22, 2021).

10.11+	First Amendment to the First Lien Credit Agreement, dated as of April 27, 2017, by and among CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings III, Inc.), as borrower, Cypress Intermediate Holdings II, Inc., as Holdings, Jefferies Finance LLC, as administrative agent, and the lenders and other parties from time to time party thereto.

10.12	Form of New CCC 2021 Employee Stock Purchase Plan (included as Annex K to the proxy statement/prospectus).

10.13+	Employment Agreement, dated April 27, 2017, by and between CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings II, Inc.) and Githesh Ramamurhty. †

10.14+	Employment Agreement, dated April 27, 2017, by and between CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings III, Inc.) and Barrett J. Callaghan.

10.15+	Employment Agreement, dated January 8, 2020, by and between CCC Information Services Inc. and Brian Herb.

21.1+	List of subsidiaries of Dragoneer.

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Dragoneer.

23.2	Consent of Deloitte & Touche LLP, independent registered accounting firm for CCC.

23.3*	Consent of Ropes & Gray LLP (included as part of Exhibit 5.1).

24.1+	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1+	Consent of Steven G. Puccinelli to be named as director.

Exhibit Number	Description

99.2+	Consent of William Ingram to be named as director.

99.3+	Consent of David Yuan to be named as director.

99.4+	Consent of Eileen Schloss to be named as director.

99.5+	Consent of Teri Williams to be named as director.

99.6+	Consent of Christopher Egan to be named as director.

99.7+	Consent of Eric Wei to be named as director.

99.8+	Consent of Lauren Young to be named as director.

99.9+	Consent of Githesh Ramamurthy

99.10	Form of Proxy for Extraordinary General Meeting (included as Annex K to the proxy statement/ prospectus).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

+	Previously filed
*	To be filed by amendment.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

11.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

12.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

13.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

14.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

15.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

16.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 8th of June, 2021.

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:	/s/ Marc Stad
Name: Marc Stad
Title: Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Marc Stad Marc Stad	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 8, 2021

/s/ Pat Robertson Pat Robertson	President, Chief Operating Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 8, 2021

* Sarah J. Friar	Director	June 8, 2021

* Douglas Merritt	Director	June 8, 2021

* David D. Ossip	Director	June 8, 2021

* Gokul Rajaram	Director	June 8, 2021

* Jay Simons	Director	June 8, 2021

*By:	/s/ Marc Stad
Marc Stad
Attorney-in-fact